UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12

Jarden Corporation

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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	(1)	Title of each class of securities to which transaction applies:
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MERGER PROPOSAL—YOUR VOTE IS VERY IMPORTANT

Dear Newell Rubbermaid Inc. and Jarden Corporation Stockholders:

On behalf of the boards of directors of Newell Rubbermaid Inc., referred to as Newell Rubbermaid, and Jarden Corporation, referred to as Jarden, we are pleased to enclose the accompanying joint proxy statement/prospectus. As described in more detail in the accompanying joint proxy statement/prospectus, pursuant to an Agreement and Plan of Merger, dated as of December 13, 2015, referred to as the merger agreement, Newell Rubbermaid will acquire Jarden and Jarden will cease to be a public company. In the merger transactions, Jarden stockholders will receive, in exchange for each share of Jarden common stock owned by them immediately prior to such merger transactions, (1) 0.862 of a share of Newell Rubbermaid common stock plus (2) $21.00 in cash. The Newell Rubbermaid stock to be issued, together with the cash to be paid, for Jarden common stock in the merger transactions, is referred to as the merger consideration.

Based on Newell Rubbermaid’s closing stock price on March 17, 2016 the most recent practicable date for which such information was available, the merger consideration represented approximately $57.75 in value per share of Jarden common stock, which represents a premium of approximately 9.6% over Jarden’s closing stock price on December 11, 2015, the last trading day before the public announcement of the combination.

The value of the merger consideration will fluctuate based on the market price of Newell Rubbermaid common stock until the completion of the first merger. Shares of Newell Rubbermaid common stock and shares of Jarden common stock are traded on the New York Stock Exchange, referred to as NYSE, under the symbols “NWL” and “JAH”, respectively. We urge you to obtain current market quotations for the shares of Newell Rubbermaid common stock and Jarden common stock.

Based on the number of shares of Newell Rubbermaid common stock and Jarden common stock expected to be outstanding immediately prior to the closing of the merger transactions, Newell Rubbermaid expects to issue approximately 223.8 million shares of Newell Rubbermaid common stock (including shares of Newell Rubbermaid common stock issuable in connection with outstanding Jarden stock options and restricted stock awards, and shares to be issued in connection with the assumed conversion of outstanding Jarden convertible debt). The issuance is expected to result in former Jarden stockholders owning approximately 46% of the outstanding Newell Rubbermaid common stock and Newell Rubbermaid stockholders immediately prior to the completion of the merger transactions owning approximately 54% of the outstanding Newell Rubbermaid common stock.

Each of Newell Rubbermaid and Jarden will hold a meeting of its stockholders to vote on certain matters in connection with the merger transactions and, in the case of Newell Rubbermaid, to vote on the election of Newell Rubbermaid directors and other annual meeting matters. Attendance at the meetings will be limited as more fully described in the accompanying joint proxy statement/prospectus. Newell Rubbermaid stockholders are cordially invited to attend the annual meeting of Newell Rubbermaid stockholders. The Newell Rubbermaid annual meeting will be held on April 15, 2016, at 8:00 a.m., local time, at the Intercontinental Buckhead Atlanta, 3315 Peachtree Road NE, Atlanta, Georgia 30326. Jarden stockholders are cordially invited to attend the special meeting of Jarden stockholders. The Jarden special meeting will be held on April 15, 2016, at 8:00 a.m., local time, at the offices of Greenberg Traurig, P.A., 401 East Las Olas Boulevard, Suite 2000, Fort Lauderdale, Florida 33301.

The merger transactions are intended to constitute a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, for U.S. federal income tax purposes and may be treated similarly under state, local and non-U.S. income and other tax laws. We encourage Jarden stockholders to carefully review the information under “Newell Rubbermaid Proposal I: Approval of the Share Issuance and Jarden Proposal I: Adoption of the Merger Agreement—Material U.S. Federal Income Tax Consequences of the Merger Transactions” beginning on page 137 of this joint proxy statement/prospectus for a description of certain U.S. federal income tax consequences of the merger transactions.

We cannot complete the merger transactions unless the stockholders of Newell Rubbermaid affirmatively approve the issuance of shares of Newell Rubbermaid common stock pursuant to the merger agreement and the stockholders of Jarden adopt the merger agreement, in both cases as described in the accompanying joint proxy statement/prospectus. It is important that your shares be represented and voted regardless of how many shares of Newell Rubbermaid common stock or shares of Jarden common stock you may own. Whether or not you plan to attend the Newell Rubbermaid annual meeting or the Jarden special meeting, we urge you to submit a proxy to have your shares voted in advance of the applicable meeting by using one of the proxy voting methods described in the accompanying joint proxy statement/prospectus.

The Newell Rubbermaid board recommends that Newell Rubbermaid stockholders vote FOR the proposal to approve the issuance of shares of Newell Rubbermaid common stock pursuant to the merger agreement, FOR the election of each of the nine director nominees to the Newell Rubbermaid board, FOR the advisory resolution to approve Newell Rubbermaid’s executive compensation and FOR each of the other proposals to be voted on at the Newell Rubbermaid annual meeting, as described in more detail in the accompanying joint proxy statement/prospectus. The Jarden board recommends that Jarden stockholders vote FOR the proposal to adopt the merger agreement and FOR each of the other proposals to be voted on at the Jarden special meeting, as described in more detail in the accompanying joint proxy statement/prospectus.

The accompanying joint proxy statement/prospectus provides important information regarding the Newell Rubbermaid annual meeting and the Jarden special meeting and a detailed description of the merger agreement, the merger transactions and the other transactions contemplated thereby, and the matters to be presented at the Newell Rubbermaid annual meeting and the Jarden special meeting. We urge you to read the accompanying joint proxy statement/prospectus (and any documents incorporated by reference into the accompanying joint proxy statement/prospectus) carefully and in its entirety. Please pay particular attention to “Risk Factors” beginning on page 40 of the accompanying joint proxy statement/prospectus.

We hope to see you at the stockholder meetings and look forward to the successful completion of the merger transactions.

Sincerely,

Michael B. Polk	Martin E. Franklin
President and Chief Executive Officer	Executive Chairman
Newell Rubbermaid Inc.	Jarden Corporation

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in connection with the merger transactions described in the accompanying joint proxy statement/prospectus or determined that the accompanying joint proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The accompanying joint proxy statement/prospectus is dated March 18, 2016 and is first being mailed to Newell Rubbermaid and Jarden stockholders on or about March 18, 2016.

NEWELL RUBBERMAID INC.

Three Glenlake Parkway

Atlanta, Georgia 30328

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be Held on April 15, 2016

To the Stockholders of NEWELL RUBBERMAID INC.:

You are cordially invited to attend the annual meeting of stockholders of NEWELL RUBBERMAID INC., a Delaware corporation, referred to as Newell Rubbermaid, to be held on April 15, 2016 at 8:00 a.m., local time at the Intercontinental Buckhead Atlanta, 3315 Peachtree Road NE, Atlanta, Georgia 30326.

At the annual meeting, you will be asked to:

•	approve the issuance of shares of Newell Rubbermaid common stock to stockholders of Jarden Corporation, referred to as Jarden, pursuant to the Agreement and Plan of Merger, dated as of December 13, 2015, as it may be amended from time to time, referred to as the merger agreement, by and among Newell Rubbermaid, Jarden, NCPF Acquisition Corp. I, a Delaware corporation and wholly-owned subsidiary of Newell Rubbermaid, and NCPF Acquisition Corp. II, a Delaware corporation and wholly-owned subsidiary of Newell Rubbermaid, a copy of which is attached as Annex A to the accompanying joint proxy statement/prospectus, which proposal is referred to as the share issuance;

•	approve a proposal to adjourn the Newell Rubbermaid annual meeting, if necessary or appropriate, to solicit additional proxies if, immediately prior to such adjournment, sufficient votes to approve the share issuance have not been obtained by Newell Rubbermaid, which proposal is referred to as the Newell Rubbermaid adjournment proposal;

•	vote for the nine director nominees to the Newell Rubbermaid board; and

•	vote for an advisory resolution to approve Newell Rubbermaid’s executive compensation.

Newell Rubbermaid will transact no other business at the annual meeting except such business as may properly be brought before the Newell Rubbermaid annual meeting or any adjournment or postponement thereof. Please refer to the accompanying joint proxy statement/prospectus for further information with respect to the business to be transacted at the annual meeting.

The Newell Rubbermaid board of directors has fixed the close of business on March 1, 2016 as the record date for the annual meeting. Only holders of record of Newell Rubbermaid common stock as of the record date are entitled to notice of, and to vote at, the Newell Rubbermaid annual meeting or any adjournment or postponement thereof. Completion of the merger transactions contemplated by the merger agreement is conditioned on, among other things, approval of the share issuance and is not conditioned on any of the other proposals listed above.

Nominees receiving a majority of votes cast with respect to that individual’s election (number of shares voted FOR a director exceeds the number of shares voted against that director) will be elected as a director. Approval of the share issuance, approval of the Newell Rubbermaid adjournment proposal and approval of the advisory resolution to approve the compensation of Newell Rubbermaid’s named executive officers each require the affirmative vote of a majority of the shares of Newell Rubbermaid common stock present in person or by proxy at the Newell Rubbermaid annual meeting and entitled to vote thereon.

The Newell Rubbermaid board of directors recommends that Newell Rubbermaid stockholders vote FOR the share issuance, FOR the Newell Rubbermaid adjournment proposal, FOR the election of each of the nine director nominees to the Newell Rubbermaid board and FOR the advisory resolution to approve Newell Rubbermaid’s executive compensation.

Your vote is very important. Whether or not you plan to attend the Newell Rubbermaid annual meeting, please act promptly to submit a proxy to vote your shares with respect to the proposals described above. You may submit a proxy to vote your shares by completing, signing and dating the enclosed white proxy card and returning it in the postage-paid envelope provided. You also may submit a proxy to vote your shares by telephone or through the Internet by following the instructions set forth on the white proxy card. If you attend the Newell Rubbermaid annual meeting, you may vote your shares in person, even if you have previously submitted a proxy in writing, by telephone or through the Internet. If your shares are held in the name of a nominee or intermediary, please follow the instructions on the voting instruction card furnished by such record holder. For participants in Newell Rubbermaid’s 401(k) Savings and Retirement Plan, the white proxy card will serve as voting instructions for the trustee of the Newell Rubbermaid 401(k) Savings and Retirement Plan.

We urge you to read the accompanying joint proxy statement/prospectus, including all documents incorporated by reference into the accompanying joint proxy statement/prospectus, and its annexes carefully and in their entirety. In particular, see “Risk Factors” beginning on page 40 of the accompanying joint proxy statement/prospectus. If you have any questions concerning the merger agreement, the first merger or the other transactions contemplated thereby, the share issuance, the election of directors, the vote on the advisory resolution to approve Newell Rubbermaid’s executive compensation, the annual meeting or the accompanying joint proxy statement/prospectus, would like additional copies of the accompanying joint proxy statement/prospectus or need help submitting a proxy to have your shares of Newell Rubbermaid common stock voted, please contact Newell Rubbermaid’s proxy solicitor:

Morrow & Co., LLC

470 West Avenue

Stamford, Connecticut

Telephone Toll-Free: (877) 827-0538

By Order of the Board of Directors,

Bradford R. Turner

Senior Vice President, General Counsel and

Corporate Secretary

March 18, 2016

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on April 15, 2016—the Newell Rubbermaid Proxy Statement and the Newell Rubbermaid 2015 Annual Report to Stockholders are available at WWW.PROXYVOTE.COM

JARDEN CORPORATION

1800 North Military Trail

Boca Raton, Florida 33431

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To be Held April 15, 2016

To the Stockholders of Jarden Corporation:

You are cordially invited to attend the special meeting of stockholders of Jarden Corporation, a Delaware corporation, referred to as Jarden, to be held April 15, 2016 at 8:00 a.m., local time at the offices of Greenberg Traurig, P.A., 401 East Las Olas Boulevard, Suite 2000, Fort Lauderdale, Florida 33301.

At the special meeting, you will be asked to:

•	adopt the Agreement and Plan of Merger, dated as of December 13, 2015, as it may be amended from time to time, referred to as the merger agreement (a copy of which is attached as Annex A to the accompanying joint proxy statement/prospectus), by and among Newell Rubbermaid, Jarden, NCPF Acquisition Corp. I, a Delaware corporation and wholly-owned subsidiary of Newell Rubbermaid, referred to as Merger Sub 1, and NCPF Acquisition Corp. II, a Delaware corporation and wholly-owned subsidiary of Newell Rubbermaid, referred to as Merger Sub 2, pursuant to which (1) Merger Sub 1 will be merged with and into Jarden, with Jarden surviving as a wholly-owned subsidiary of Newell Rubbermaid, and immediately thereafter, (2) Jarden will be merged with and into Merger Sub 2, with Merger Sub 2 continuing as the surviving corporation in the subsequent merger and a wholly-owned subsidiary of Newell Rubbermaid;

•	approve, on a non-binding, advisory basis, the compensation payments that will or may be paid by Jarden to its named executive officers in connection with the first merger, referred to as the merger-related compensation proposal; and

•	approve a proposal to adjourn the Jarden special meeting, if necessary or appropriate, to solicit additional proxies if, immediately prior to such adjournment, sufficient votes to adopt the merger agreement have not been obtained by Jarden, referred to as the Jarden adjournment proposal.

Jarden will transact no other business at the Jarden special meeting except such business as may properly be brought before the Jarden special meeting or any adjournment or postponement thereof. Please refer to the accompanying joint proxy statement/prospectus for further information with respect to the business to be transacted at the Jarden special meeting.

The Jarden board of directors has fixed the close of business on March 1, 2016 as the record date for the Jarden special meeting. Only holders of record of Jarden common stock as of the record date are entitled to notice of, and to vote at, the Jarden special meeting or any adjournment or postponement thereof. Completion of the merger transactions contemplated by the merger agreement is conditioned on, among other things, adoption of the merger agreement.

Adoption of the merger agreement requires the affirmative vote of a majority of the outstanding shares of Jarden common stock entitled to vote as of the record date. Approval of the merger-related compensation proposal and approval of the Jarden adjournment proposal each requires the affirmative vote of a majority of the shares of Jarden common stock present in person or by proxy at the Jarden special meeting and entitled to vote thereon.

The Jarden board recommends that Jarden stockholders vote FOR the adoption of the merger agreement, FOR the merger-related compensation proposal and FOR the Jarden adjournment proposal.

Your vote is very important. Whether or not you plan to attend the Jarden special meeting, please act promptly to submit a proxy to vote your shares with respect to the proposals described above. You may submit a proxy to vote your shares by completing, signing and dating the enclosed gold proxy card and returning it in the postage-paid envelope provided. You also may submit a proxy to vote your shares by telephone or through the Internet by following the instructions set forth on the gold proxy card. If you attend the Jarden special meeting, you may vote your shares in person, even if you have previously submitted a proxy in writing, by telephone or through the Internet. If your shares are held in the name of a nominee or intermediary, please follow the instructions on the voting instruction card furnished by such record holder.

We urge you to read the accompanying joint proxy statement/prospectus, including all documents incorporated by reference into the accompanying joint proxy statement/prospectus, and its annexes carefully and in their entirety. In particular, see “Risk Factors” beginning on page 40 of the accompanying joint proxy statement/prospectus. If you have any questions concerning the merger agreement, the first merger or the other transactions contemplated thereby, the merger-related compensation proposal, the Jarden special meeting or the accompanying joint proxy statement/prospectus, would like additional copies of the accompanying joint proxy statement/prospectus or need help submitting a proxy to have your shares of Jarden common stock voted, please contact Jarden’s proxy solicitor:

Georgeson Inc.

480 Washington Blvd., 26th Floor

Jersey City, New Jersey 07310

Email: jarden@georgeson.com

Telephone Toll-Free: 888-624-7035

By Order of the Board of Directors,

Martin E. Franklin

Executive Chairman

March 18, 2016

ADDITIONAL INFORMATION

The accompanying document is the proxy statement of Newell Rubbermaid for its annual meeting of stockholders, the proxy statement of Jarden for its special meeting of stockholders and the prospectus of Newell Rubbermaid relating to the offer and sale its common stock to be issued to Jarden stockholders in the first merger. The accompanying joint proxy statement/prospectus incorporates important business and financial information about Newell Rubbermaid and Jarden from documents that are not included in or delivered with the accompanying joint proxy statement/prospectus. This information is available to you without charge upon your written or oral request. You can obtain documents incorporated by reference into the accompanying joint proxy statement/prospectus by requesting them in writing, via email or by telephone from Newell Rubbermaid or Jarden at the following addresses and telephone numbers:

Newell Rubbermaid Inc. Three Glenlake Parkway Atlanta, Georgia 30328 Attention: Office of Investor Relations Email: investor.relations@newellco.com Telephone: (770) 418-7000	Jarden Corporation 1800 North Military Trail Boca Raton, Florida 33431 Attention: Investor Relations Email: investorrelations@jarden.com Telephone: (203) 845-5300

In addition, if you have questions about the merger transactions or the accompanying joint proxy statement/prospectus, would like additional copies of the accompanying joint proxy statement/prospectus or need to obtain white or gold proxy cards, as applicable, or other information related to the proxy solicitation, please contact Morrow & Co., LLC, Newell Rubbermaid’s proxy solicitor, toll-free at (877) 827-0538 or Georgeson Inc., Jarden’s proxy solicitor, toll-free at 888-624-7035. You will not be charged for any of these documents that you request.

If you would like to request any documents, please do so by April 8, 2016 to receive them before the Newell Rubbermaid annual meeting and the Jarden special meeting.

See “Where You Can Find More Information” beginning on page 276 of the accompanying joint proxy statement/prospectus for further information.

ABOUT THIS JOINT PROXY STATEMENT/PROSPECTUS

This joint proxy statement/prospectus, which forms part of a registration statement on Form S-4 filed by Newell Rubbermaid with the U.S. Securities and Exchange Commission, constitutes a prospectus of Newell Rubbermaid under Section 5 of the Securities Act of 1933 with respect to the shares of Newell Rubbermaid common stock to be issued to Jarden stockholders pursuant to the merger agreement. This joint proxy statement/prospectus also constitutes a proxy statement for each of Newell Rubbermaid and Jarden under Section 14(a) of the Securities Exchange Act of 1934. In addition, it constitutes a notice of meeting with respect to the annual meeting of Newell Rubbermaid stockholders and a notice of meeting with respect to the special meeting of Jarden stockholders.

You should rely only on the information contained in or incorporated by reference into this joint proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated March 18, 2016. You should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any date other than that date. You should not assume that the information incorporated by reference into this joint proxy statement/prospectus is accurate as of any date other than the date of such information. Neither the mailing of this joint proxy statement/prospectus to Newell Rubbermaid stockholders or Jarden stockholders nor the issuance by Newell Rubbermaid of shares of Newell Rubbermaid common stock pursuant to the merger agreement will create any implication to the contrary.

This joint proxy statement/prospectus shall not constitute an offer to sell, or the solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation. Information contained in this joint proxy statement/prospectus regarding Newell Rubbermaid has been provided by Newell Rubbermaid and information contained in this joint proxy statement/prospectus regarding Jarden has been provided by Jarden.

Unless otherwise indicated or as the context otherwise requires, all references in this joint proxy statement/prospectus to:

•	“alternative financing” refer to financing from alternative sources in an amount, when taken together with all other sources and the bridge commitment letter, is sufficient to complete the merger transactions on terms and conditions not materially less favorable to Newell Rubbermaid than the terms and conditions set forth in the bridge commitment letter;

•	“Barclays” refer to Barclays Capital Inc.;

•	“bridge commitment letter” refer to the Commitment Letter, dated December 13, 2015, by and among Newell Rubbermaid and the Goldman Lenders, relating to the commitment to provide the bridge credit facility (as amended, amended and restated, supplemented or otherwise modified from time to time);

•	“bridge credit facility” refer to the credit facility to be entered into pursuant to the bridge commitment letter;

•	“Centerview” refer to Centerview Partners LLC;

•	“Code” refer to the Internal Revenue Code of 1986, as amended;

•	“combined company” refer to Newell Brands after the merger transactions;

•	“Décor” refer to Newell Rubbermaid’s Levolor and Kirsch branded window coverings business;

•	“debt rating failure” refer to at any time prior to the effective time of the first merger, there exists a state of facts, development or circumstance under which the only alternative financing (irrespective of whether such alternative financing is on terms and conditions materially less favorable, taken as a whole, than the financing arrangements contemplated by the bridge commitment letter) Newell Rubbermaid is able to obtain to finance its payment obligations under the merger agreement is alternative financing that has not been, or as to which Newell Rubbermaid has been notified in writing will not be, assigned by any two of the three rating agencies a credit rating of (x) BBB- or higher in the case of S&P, (y) BB- or higher in the case of Fitch or (z) Baa3 or higher in the case of Moody’s;

•	“DGCL” refer to the General Corporation Law of the State of Delaware;

•	“dissenters’ shares” refer to shares of Jarden common stock that are issued and outstanding immediately prior to the effective time of the first merger that are held by any Jarden stockholder who is entitled to demand and who properly demands appraisal of such stockholder’s shares pursuant to, and in compliance in all respects with, the provisions of Section 262 of the DGCL;

•	“DOJ” refer to the U.S. Department of Justice;

•	“EBITDA” refer to earnings before interest, income taxes, depreciation and amortization;

•	“Exchange Act” refer to the Securities Exchange Act of 1934;

•	“exchange agent” refer to Computershare Investor Services;

•	“exchange ratio” refer to 0.862;

•	“FASB” refer to the Financial Accounting Standards Board;

•	“first merger” refer to the merger of Merger Sub 1 with and into Jarden, with Jarden surviving such merger as a wholly-owned subsidiary of Newell Rubbermaid;

•	“Fitch” refer to Fitch Ratings Inc.;

•	“fractional share” refer to a fractional share of Newell Rubbermaid common stock;

•	“FTC” refer to the U.S. Federal Trade Commission;

•	“GAAP” refer to U.S. Generally Accepted Accounting Principles;

•	“Goldman Sachs” refer to Goldman, Sachs & Co.;

•	“Goldman Lenders” refer to Goldman Sachs Bank USA and Goldman Sachs Lending Partners LLC, and any other lenders party to the bridge commitment letter;

•	“Greenberg Traurig” refer to Greenberg Traurig, LLP, counsel to Jarden;

•	“HSR Act” refer to the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended;

•	“IRS” refer to the Internal Revenue Service;

•	“Jarden” refer to Jarden Corporation, a Delaware corporation;

•	“Jarden adjournment proposal” refer to the proposal to approve the adjournment of the Jarden special meeting, if necessary or appropriate, to solicit additional proxies if, immediately prior to such adjournment, sufficient votes to adopt the merger agreement have not been obtained by Jarden;

•	“Jarden board” refer to the board of directors of Jarden;

•	“Jarden bylaws” refer to the Third Amended and Restated Bylaws of Jarden, amended and effective as of December 13, 2015;

•	“Jarden certificate of incorporation” refer to the Restated Certificate of Incorporation of Jarden, amended and effective as of June 5, 2015;

•	“Jarden common stock” refer to Jarden common stock, par value $0.01 per share;

•	“Jarden convertible notes” refer to the (1) 1 7/8% senior subordinated convertible notes of Jarden due 2018, (2) 1 1/2% senior subordinated convertible notes of Jarden due 2019, and (3) 1 1/8% senior subordinated convertible notes of Jarden due 2034;

•	“Jarden ESPP” refer to the Jarden 2013 Employee Stock Purchase Plan;

•	“Jarden Projections” refer to the information provided under “Newell Rubbermaid Proposal I: Approval of the Share Issuance and Jarden Proposal I: Adoption of the Merger Agreement—Jarden Unaudited Prospective Financial Information;”

•	“Jarden record date” refer to March 1, 2016, the date which holders of Jarden common stock must be holders of record in order to receive notice of, and to vote at, the Jarden special meeting;

•	“Jarden senior notes” refer to the (1) 3 3/4% senior notes of Jarden due 2021, (2) 5% senior notes of Jarden due 2023 and (3) 6 1/8% senior notes of Jarden due 2022;

•	“Jarden subordinated notes” refer to the 7 1/2% senior subordinated notes of Jarden due 2017;

•	“Jones Day” refer to Jones Day, counsel to Newell Rubbermaid;

•	“Jostens” refer to Jostens, Inc. and other entities comprising the Jostens business;

•	“merger agreement” refer to the Agreement and Plan of Merger, dated as of December 13, 2015, as it may be amended from time to time, among Jarden, Newell Rubbermaid, Merger Sub 1 and Merger Sub 2, a copy of which is attached as Annex A to this joint proxy statement/prospectus and incorporated by reference herein;

•	“merger consideration” refer to the consideration payable in the first merger by Newell Rubbermaid to Jarden stockholders in respect of each share of Jarden common stock outstanding immediately prior to the effective time of the first merger (other than dissenters’ shares or treasury shares held by Jarden and any shares of Jarden common stock owned by any Jarden subsidiary, Newell Rubbermaid or Newell Rubbermaid subsidiary) consisting of:

•	0.862 of a fully paid and nonassessable share of Newell Rubbermaid common stock, plus

•	$21.00 in cash, without interest;

•	“merger-related compensation proposal” refer to the proposal to approve, on a non-binding, advisory basis, the compensation payments that will or may be paid by Jarden to its named executive officers in connection with the first merger;

•	“merger transactions” refer, together, to the first merger and subsequent merger, together with the change in Newell Rubbermaid’s corporate name to Newell Brands;

•	“Merger Sub 1” refer to NCPF Acquisition Corp. I, a Delaware corporation and wholly-owned subsidiary of Newell Rubbermaid formed for the sole purpose of effecting the first merger;

•	“Merger Sub 2” refer to NCPF Acquisition Corp. II, a Delaware corporation and wholly-owned subsidiary of Newell Rubbermaid formed for the sole purpose of effecting the subsequent merger;

•	“Merger Subs” refer, together, to Merger Sub 1 and Merger Sub 2;

•	“Moody’s” refer to Moody’s Investor Service Inc.;

•	“Newell Brands” refer to Newell Brands Inc., the name of the combined company after the effective time of the subsequent merger and giving effect to Newell Rubbermaid’s name change;

•	“Newell Rubbermaid” refer to Newell Rubbermaid, a Delaware corporation;

•	“Newell Rubbermaid adjournment proposal” refer to the proposal to approve the adjournment of the Newell Rubbermaid annual meeting, if necessary or appropriate, to solicit additional proxies if, immediately prior to such adjournment, sufficient votes to approve the share issuance have not been obtained by Newell Rubbermaid;

•	“Newell Rubbermaid board” refer to the board of directors of Newell Rubbermaid;

•	“Newell Rubbermaid certificate of incorporation” refer to the Restated Certificate of Incorporation of Newell Rubbermaid, as amended through May 9, 2012;

•	“Newell Rubbermaid bylaws” refer to the By-Laws of Newell Rubbermaid Inc., amended and effective as of February 11, 2016;

•	“Newell Rubbermaid common stock” refer to Newell Rubbermaid common stock, par value $1.00 per share;

•	“Newell Rubbermaid Form 10-K” refer to Newell Rubbermaid’s Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC on February 29, 2016, as amended by Amendment No. 1 on Form 10-K/A for the year ended December 31, 2015, filed with the SEC on March 7, 2016;

•	“Newell Rubbermaid record date” refer to March 1, 2016, the date which holders of Newell Rubbermaid common stock must be holders of record in order to receive notice of, and to vote at, the Newell Rubbermaid annual meeting;

•	“NYSE” refer to the New York Stock Exchange;

•	“outside date” refer to July 31, 2016;

•	“SEC” refer to the U.S. Securities and Exchange Commission;

•	“Securities Act” refer to the Securities Act of 1933;

•	“share issuance” refer to the issuance in the first merger of Newell Rubbermaid common stock to Jarden stockholders in accordance with the terms and subject to the conditions set forth in the merger agreement;

•	“S&P” refer to Standard & Poor’s Corporation;

•	“subsequent merger” refer to the merger of Jarden, as the surviving corporation in the first merger, with and into Merger Sub 2, with Merger Sub 2 continuing as the ultimate surviving corporation in such merger and being renamed “Jarden Corporation”;

•	“term loan facility” refer to the term loan credit agreement, dated as of January 26, 2016, among Newell Rubbermaid, J.P. Morgan Chase Bank, N.A., as administrative agent, and the other lenders party thereto; and

•	“Waddington” refer to Waddington Group, Inc.

- i -

- ii -

- iii -

ANNEXES

Annex A: Merger Agreement

Annex B: Opinion of Goldman Sachs & Co.

Annex C: Opinion of Centerview Partners LLC

Annex D: Opinion of Barclays Capital Inc.

Annex E: DGCL Section 262

iv

QUESTIONS AND ANSWERS

The following questions and answers are intended to address briefly some commonly asked questions regarding the merger transactions, the merger agreement, the share issuance, certain voting procedures and other matters with respect to the Newell Rubbermaid annual meeting and the Jarden special meeting. These questions and answers may not address all questions that may be important to Newell Rubbermaid or Jarden stockholders. To better understand these matters, and for a more complete description of the terms of the merger agreement, the first merger and the other transactions contemplated thereby including, the share issuance, certain risks relating to the merger transactions and Newell Brands following the merger transactions, and the other matters to be voted on and the proceedings to be conducted at each of the Newell Rubbermaid annual meeting and the Jarden special meeting, you should carefully read this entire joint proxy statement/prospectus, including each of the attached annexes, as well as the documents that have been incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 276 of this joint proxy statement/prospectus.

Q:	Why am I receiving this joint proxy statement/prospectus?

A:	On December 13, 2015, Newell Rubbermaid and Jarden entered into a merger agreement that is described in this joint proxy statement/prospectus. A copy of the merger agreement is attached as Annex A to this joint proxy statement/prospectus and is incorporated by reference herein. In order to complete the merger transactions, among other things:

•	Newell Rubbermaid stockholders must affirmatively vote to approve the share issuance; and

•	Jarden stockholders must affirmatively vote to adopt the merger agreement.

Newell Rubbermaid is holding its annual meeting of stockholders to, among other things, obtain the requisite approval of its stockholders of the share issuance. At the Newell Rubbermaid annual meeting, Newell Rubbermaid stockholders will also be asked to approve the Newell Rubbermaid adjournment proposal, elect nine director nominees to the Newell Rubbermaid board and vote on an advisory resolution to approve Newell Rubbermaid’s executive compensation.

Jarden is holding a special meeting of stockholders to obtain the requisite approval of its stockholders of the adoption of the merger agreement. In addition, Jarden stockholders will also be asked to approve the merger-related compensation proposal and to approve the Jarden adjournment proposal. Jarden’s named executive officers are identified under “Newell Rubbermaid Proposal I: Approval of the Share Issuance and Jarden Proposal I: Adoption of the Merger Agreement—Interests of Certain Jarden Directors and Executive Officers in the Merger Transactions” beginning on page 128 of this joint proxy statement/prospectus.

This joint proxy statement/prospectus serves as both a joint proxy statement of Newell Rubbermaid and Jarden and a prospectus of Newell Rubbermaid in connection with the first merger.

Your vote is very important. We encourage you to complete, sign, date and submit a white proxy card (in the case of Newell Rubbermaid common stock) and a gold proxy card (in the case of Jarden common stock) to have your shares of Newell Rubbermaid common stock and Jarden common stock, respectively, voted as soon as possible.

Q:	What will happen in the merger transactions?

A:	As a result of the merger transactions, Jarden will become a wholly-owned subsidiary of Newell Rubbermaid and will no longer be a publicly held corporation. See “The Merger Agreement—Structure and Effect of the Merger Transactions” and the merger agreement attached as Annex A to this joint proxy statement/prospectus for more information about the merger transactions.

Q:	What will Jarden stockholders receive in the first merger?

A:	As described in more detail in the following sections of this joint proxy statement/prospectus, pursuant to the merger agreement, each share of Jarden common stock issued and outstanding at the effective time of the first merger (other than dissenters’ shares or treasury shares held by Jarden and any shares of Jarden common stock owned by any Jarden subsidiary, Newell Rubbermaid or Newell Rubbermaid subsidiary) will be converted into the right to receive and become exchangeable for (1) 0.862 shares of Newell Rubbermaid common stock plus (2) $21.00 in cash, and Jarden will become a wholly-owned subsidiary of Newell Rubbermaid.

Q:	Does Newell Rubbermaid or Jarden have a right to terminate the merger agreement if Newell Rubbermaid’s stock price declines?

A:	No. Although Newell Rubbermaid will issue in the first merger a fixed number of shares of Newell Rubbermaid common stock in exchange for each share of Jarden common stock, and the value of the merger consideration that Jarden stockholders will receive will depend on the market price of shares of Newell Rubbermaid common stock at the effective time of the first merger, neither Newell Rubbermaid nor Jarden has a right to terminate the merger agreement solely as a result of a change in Newell Rubbermaid’s stock price prior to the completion of the merger transactions.

Q:	What happens if the first merger is not completed?

A:	If the first merger is not completed for any reason, Jarden stockholders will not receive any merger consideration for their shares of Jarden common stock, and Jarden will remain an independent public company with Jarden common stock continuing to be traded on NYSE.

Q:	Will any consideration be paid to Jarden stockholders in the subsequent merger?

A:	No. The subsequent merger is being consummated as part of, and to effect, a “reorganization” within the meaning of Section 368(a) of the Code. The subsequent merger will only be completed if the first merger is completed prior thereto.

Q:	If I am a Jarden stockholder, how will I receive the merger consideration to which I became entitled?

A:	Following the completion of the first merger, the exchange agent will forward to you a form letter of transmittal to be completed, signed and mailed by you to the exchange agent. Upon receipt by the exchange agent of your properly completed, signed and dated letter of transmittal, a certificate (or certificates), or a book-entry notation, evidencing the Newell Rubbermaid common stock you are entitled to receive, together with a check representing the cash portion of the merger consideration and any cash in lieu of fractional shares you are entitled to receive, will be sent to you. For more information about the exchange of shares of Jarden common stock for shares of Newell Rubbermaid common stock and cash, see “Newell Rubbermaid Proposal I: Approval of the Share Issuance and Jarden Proposal I: Adoption of the Merger Agreement—Exchange of Shares in the First Merger” beginning on page 144 of this joint proxy statement/prospectus.

Q:	When and where will the stockholder meetings be held?

A:	The Newell Rubbermaid annual meeting will be held on April 15, 2016, at 8:00 a.m., local time, at the Intercontinental Buckhead Atlanta, 3315 Peachtree Road NE, Atlanta, Georgia 30326.

The Jarden special meeting will be held on April 15, 2016, at 8:00 a.m., local time, at the offices of Greenberg Traurig, P.A., 401 East Las Olas Boulevard, Suite 2000, Fort Lauderdale, Florida 33301.

Q:	What are Newell Rubbermaid stockholders being asked to vote on?

A:	At the Newell Rubbermaid annual meeting, Newell Rubbermaid stockholders are being asked to:

•	approve the share issuance;

•	vote FOR the Newell Rubbermaid adjournment proposal;

•	vote FOR the nine director nominees to the Newell Rubbermaid board; and

•	vote FOR an advisory resolution to approve Newell Rubbermaid’s executive compensation.

The approval by Newell Rubbermaid stockholders of the share issuance is a condition to the obligations of Newell Rubbermaid and of Jarden to complete the merger transactions. The approval of each of the other Newell Rubbermaid proposals listed above is not a condition to the obligations of Newell Rubbermaid or of Jarden to complete the merger transactions.

Q:	What are Jarden stockholders being asked to vote on?

A:	At the Jarden special meeting, Jarden stockholders are being asked to:

•	adopt the merger agreement, pursuant to which Merger Sub 1 will merge with and into Jarden, with Jarden as the surviving corporation in such merger, and immediately thereafter, Jarden will merge with and into Merger Sub 2, with Merger Sub 2 as the ultimate surviving corporation;

•	vote FOR the merger-related compensation proposal; and

•	vote FOR the Jarden adjournment proposal.

The adoption by Jarden stockholders of the merger agreement is a condition to the obligations of Newell Rubbermaid and of Jarden to complete the merger transactions. Neither the approval of the merger-related compensation proposal nor the approval of the Jarden adjournment proposal is a condition to the obligations of Newell Rubbermaid or of Jarden to complete the merger transactions.

Q:	Who is entitled to vote at the stockholder meetings?

A:	Only holders of record of Newell Rubbermaid common stock as of the Newell Rubbermaid record date, the close of business on March 1, 2016, are entitled to receive notice of, and to vote at, the Newell Rubbermaid annual meeting or any adjournment or postponement thereof. As of the Newell Rubbermaid record date, there were 268,069,317 shares of Newell Rubbermaid common stock outstanding. Each outstanding share of Newell Rubbermaid common stock is entitled to one vote on each matter to be acted upon at the Newell Rubbermaid annual meeting.

Only holders of record of Jarden common stock as of the Jarden record date, the close of business on March 1, 2016, are entitled to vote at the Jarden special meeting or any adjournment or postponement thereof. As of the Jarden record date, there were 218,805,894 shares of Jarden common stock outstanding and entitled to vote at the Jarden special meeting. Each such outstanding share of Jarden common stock is entitled to one vote on each matter to be acted upon at the Jarden special meeting.

Q:	Are there any important risks related to the merger transactions or Newell Rubbermaid’s or Jarden’s businesses of which I should be aware?

A:

Yes, there are important risks related to the merger transactions and Newell Rubbermaid’s and Jarden’s businesses. Before making any decision on how to vote, Newell Rubbermaid and Jarden urge you to read carefully and in its entirety “Risk Factors” beginning on page 40 of this joint proxy statement/prospectus. You also should read and carefully consider the risk factors relating to Newell Rubbermaid and Jarden contained in the documents that are incorporated by reference into this joint proxy statement/prospectus, including Newell Rubbermaid’s and Jarden’s respective Annual Reports on Form 10-K for the fiscal year ended December 31, 2015, as updated from time to time in each company’s subsequent filings with the SEC.

Q:	What uncertainties and risks did the Newell Rubbermaid board consider in connection with the merger transactions?

A:	The Newell Rubbermaid board considered a number of uncertainties and risks in its deliberations concerning the merger transactions, including the following (not necessarily in order of relative importance):

•	that the merger transactions may not be completed despite the parties’ efforts, including the possibility that the conditions to the parties’ obligations to complete the merger transactions (which include certain conditions that are not within the control of the parties to the merger agreement) may not be satisfied or that completion of the merger transactions may be unduly delayed, and any resulting adverse impacts on Newell Rubbermaid, its business and the trading price of Newell Rubbermaid common stock;

•	the difficulties and management challenges inherent in completing the merger transactions and integrating the businesses, operations and workforce of Jarden with those of Newell Rubbermaid, particularly in light of Jarden’s size, potential time commitment, distractions and other factors, including the challenge of blending separate corporate cultures, harmonizing compensation philosophies, employee compensation and benefit plans, and the potential loss of key personnel, customers and suppliers prior to and following the merger transactions;

•	the possibility of not realizing all the anticipated cost savings, enhanced revenue opportunities and other benefits expected as a result of the merger transactions, and that Newell Rubbermaid or Jarden may not achieve their financial projections and that general economic and market conditions outside the control of the parties to the merger agreement could deteriorate;

•	the substantial costs to be incurred in connection with the merger transactions and the integration of Jarden’s business into Newell Rubbermaid;

•	the potential impact of the incurrence of significant debt to pay the cash portion of the merger consideration, to repay certain debt of Jarden and to pay the other anticipated fees and expenses associated with the merger transactions, as well as the potential impact on Newell Rubbermaid if it is unable to reduce its leverage ratio as expected, as a result of the risks and uncertainties described under “Risk Factors” beginning on page 40 of this joint proxy statement/prospectus or otherwise, many of which will be outside of Newell Brands’ control, and the potential loss of financial flexibility of Newell Brands following the completion of the merger transactions and that Newell Brands may not significantly increase its dividend rate or pursue potentially attractive acquisitions or other strategic opportunities that might otherwise be available to it while Newell Brands seeks to reduce its target leverage ratio to 3.0 to 3.5 times within two to three years following the completion of the merger transactions;

•	that the value of the equity component of the merger consideration fluctuates with the price of Newell Rubbermaid common stock and that a decline in the trading price of Newell Rubbermaid common stock during the pendency of the merger transactions could result in the value of the merger consideration being unattractive to Jarden stockholders;

•	the dilution of the ownership interests of Newell Rubbermaid’s stockholders that would result from the share issuance and the expectation, based on the securities outstanding at that time and the expected conversion value of the outstanding Jarden convertible notes at that time, that holders of Jarden common stock would own approximately 45% of Newell Brands following the completion of the merger transactions;

•	the circumstances under which the merger agreement could be terminated and the impact of such a termination, including (1) the requirement that Newell Rubbermaid pay a termination fee of $385 million if its board changes its recommendation in order to accept a superior proposal or as a result of an intervening event or to reimburse Jarden for its customary third-party expenses (but in no event more than $100 million) if Newell Rubbermaid stockholders fail to authorize the share issuance and (2) the requirement that Newell Rubbermaid pay a $900 million termination fee if Newell Rubbermaid or Jarden terminates the merger agreement due to the unavailability of financing pursuant to the bridge commitment letter, together with a debt rating failure;

•	the ability of the Jarden board, under certain circumstances and subject to certain conditions (including the payment to Newell Rubbermaid of a $385 million termination fee), to change the Jarden board recommendation in order to accept a superior proposal or as a result of an intervening event if the Jarden board determines in good faith after consultation with its outside legal counsel and financial advisors that the failure to take such action would be inconsistent with its fiduciary duties;

•	the absence of a financing condition to Newell Rubbermaid’s obligation to complete the merger transactions and the risk that Newell Rubbermaid might be unable to retain its investment grade rating for its debt, which could cause Newell Rubbermaid to encounter difficulties or increased costs associated with securing financing in connection with the merger transactions or to complete the merger transactions on financing terms less favorable than anticipated or at all;

•	that regulatory agencies may object to and challenge the merger transactions or may impose terms and conditions in order to resolve those objections that may adversely affect the anticipated operations and financial results of Newell Brands, in light of Newell Rubbermaid’s covenants in the merger agreement to use commercially reasonable efforts to cooperate with the imposition of such conditions unless the Newell Rubbermaid board determines that taking certain actions would have a material adverse effect on the net benefits expected to be achieved from the merger transactions;

•	that the merger agreement places certain restrictions on the conduct of the Newell Rubbermaid business prior to the effective time of the first merger, and also considered other alternatives reasonably available to Newell Rubbermaid if it did not pursue the merger transactions, including continuing to pursue organic growth and other acquisition opportunities;

•	the possibility that, despite the combined efforts of Newell Rubbermaid and Jarden prior to and after the consummation of the merger transactions, Newell Brands may lose key personnel;

•	changes in circumstances between the date of the signing of the merger agreement and the completion of the merger transactions that will not be reflected in the fairness opinions obtained by the Newell Rubbermaid board; and

•	various other risks associated with the merger transactions and the businesses of Newell Rubbermaid, Jarden and Newell Brands, following the merger transactions as described under “Risk Factors,” beginning on page 40 of this joint proxy statement/prospectus.

Q: What uncertainties and risks did the Jarden board consider in connection with the merger transactions?

A:	The Jarden board considered a number of uncertainties and risks in its deliberations concerning the merger transactions, including, but not limited to, the following (not necessarily in order of relative importance):

•

the challenges inherent in combining the businesses, operations and workforces of Jarden and Newell Rubbermaid, including (1) unforeseen difficulties and delays in integrating operations and systems, (2) the possibility that the anticipated cost savings and revenue synergies and other benefits sought to be obtained from the merger transactions might not be achieved in the amounts or time frame contemplated by the parties, (3) the possible diversion of management focus, attention and resources from certain combined company day-to-day operating matters and potential strategic opportunities for an extended period of time, (4) potential difficulties in integrating employees and (5) potential difficulties addressing possible differences in corporate cultures, management philosophies and the business models of the two companies;

•	the fact that forecasts of future results of operations and synergies are necessarily estimates based on assumptions, and that for these and other reasons there is a risk of not realizing anticipated operational synergies and cost savings for the combined company and the risk that other anticipated benefits might not be realized;

•	the substantial costs to be incurred in connection with the merger transactions, including the substantial cash and other costs of integrating the businesses of Jarden and Newell Rubbermaid, as well as the transaction expenses arising from the merger transactions;

•	the risk that certain key members of senior management might not remain employed with the combined company after consummation of the merger transactions;

•	the adverse impact that uncertainty pending completion of the merger transactions could have on the ability to attract, retain and motivate key personnel until the consummation of the merger transactions, as well as the impact that such uncertainty may have on relationships with customers and suppliers;

•	the terms of the merger agreement, including various reciprocal covenants relating to the two companies’ conduct of their respective businesses during the period between the signing of the merger agreement and the consummation of the first merger;

•	the fact that the Jarden directors to become members of the Newell Rubbermaid board of directors after consummation of the first merger will represent a minority of the combined company’s directors;

•	the risk that Jarden stockholders do not vote to adopt the merger agreement or that Newell Rubbermaid stockholders do not approve the share issuance; and

•	the risk that changes in the regulatory, competitive or technological environment may adversely affect the business and financial benefits anticipated to result from the merger transactions.

Q:	Why are the merger agreement and the first merger not being considered and voted upon by Newell Rubbermaid stockholders?

A:	Under Delaware law, Newell Rubbermaid stockholders are not required to approve the first merger or adopt the merger agreement. Under NYSE rules, stockholder approval is required prior to the issuance of common stock if the number of shares of common stock to be issued equals 20% or more of the number of shares of common stock outstanding before the issuance. The share issuance is expected to result in the issuance of a number of shares of Newell Rubbermaid common stock equal to approximately 84% of the shares of Newell Rubbermaid common stock outstanding immediately prior to the first merger. Accordingly, Newell Rubbermaid stockholders are only being asked to consider and vote on the share issuance.

Q:	Why are Jarden stockholders being asked to approve the merger-related compensation proposal?

A:	SEC rules require Jarden to seek a non-binding, advisory vote on the compensation payments that will or may be paid by Jarden to its named executive officers in connection with the first merger.

Q:	Are Newell Rubbermaid stockholders being asked to approve the name change of Newell Rubbermaid to Newell Brands as a component of the merger transactions?

A:	No. Neither the DGCL nor NYSE rules require stockholder approval of the name change.

Q	Are either the Newell Rubbermaid stockholders or the Jarden stockholders being asked to vote on the current Jarden directors who will be appointed to the Newell Rubbermaid board after the consummation of the first merger?

A:	No. The Newell Rubbermaid stockholders are being asked to elect the nine director nominees to the Newell Rubbermaid board described under “Newell Rubbermaid Proposal III: Election of Newell Rubbermaid Directors” beginning on page 169 of this joint proxy statement/prospectus. These nominees, if elected, will continue to serve on the Newell Rubbermaid board after the completion of the first merger until the next annual meeting of Newell Rubbermaid stockholders and until their respective successors are duly elected and qualified. At the completion of the first merger, and in accordance with the terms of the merger agreement, the size of the Newell Rubbermaid board will be expanded to 12 directors, and the three Jarden directors described under “Newell Rubbermaid Proposal I: Approval of the Share Issuance and Jarden Proposal I: Adoption of the Merger Agreement: Board of Directors Following the Merger Transactions” will be appointed to the Newell Rubbermaid board, also to serve until the next annual meeting of Newell Rubbermaid stockholders and until their respective successors are duly elected and qualified. An additional independent director will be appointed subsequent to the completion of the first merger at which time the size of the Newell Rubbermaid board will be expanded to 13 directors.

Q:	How does the Newell Rubbermaid board recommend that Newell Rubbermaid stockholders vote?

A:	As described in more detail in the following sections of this joint proxy statement/prospectus, all of the members of the Newell Rubbermaid board who were able to attend and participate in the December 13, 2015 meeting of the Newell Rubbermaid board at which the merger agreement was being considered and voted on (one director who expressed support for the merger transactions was unable to participate in or formally vote at this particular meeting) determined the first merger and the other transactions contemplated by the merger agreement were advisable and in the best interest of Newell Rubbermaid and its stockholders and all of such members approved and adopted the merger agreement, the first merger and the other transactions contemplated by the merger agreement.

As a result, the Newell Rubbermaid board recommends that Newell Rubbermaid stockholders vote FOR the share issuance and FOR the Newell Rubbermaid adjournment proposal. In addition, the Newell Rubbermaid board recommends that Newell Rubbermaid stockholders vote FOR the election of each of the nine director nominees for director to the Newell Rubbermaid board and FOR the advisory resolution to approve Newell Rubbermaid’s executive compensation.

In considering such recommendation, please be aware that, with respect to the Newell Rubbermaid board’s recommendation to vote FOR the share issuance and FOR the Newell Rubbermaid adjournment proposal, certain Newell Rubbermaid executive officers may have interests that are different from, or in addition to, those interests of Newell Rubbermaid stockholders generally. These include, among others, the receipt of equity awards, and expected increases in compensation, reflective of increased responsibilities upon completion of the merger transactions. See “Newell Rubbermaid Proposal I: Approval of the Share Issuance and Jarden Proposal I: Adoption of the Merger Agreement—Interests of Certain Newell Rubbermaid Executive Officers in the Merger Transactions” beginning on page 127 of this joint proxy statement/prospectus.

Q:	How does the Jarden board recommend that Jarden stockholders vote?

A:

As described in more detail in the following sections of this joint proxy statement/prospectus, all of the members of the Jarden board who attended and participated in the December 13, 2015 meeting of the Jarden board at which the merger agreement was being considered and voted on (other than one director who was recused from the portion of such meeting relating to the vote with respect to the merger agreement and who did not vote on the merger agreement or the other transactions contemplated thereby), determined that the merger agreement and the other transactions contemplated by the merger agreement, including the first merger, are fair to, and in the best interests of, Jarden and its stockholders, and all of such members adopted, approved and declared advisable the merger agreement and the other transactions contemplated by the merger agreement, including the proposed first merger.

As a result, the Jarden board recommends that Jarden stockholders vote FOR the adoption of the merger agreement, FOR the merger-related compensation proposal and FOR the Jarden adjournment proposal.

In considering such recommendation, please be aware that certain members of the Jarden board and Jarden executive officers may have interests that are different from, or in addition to, those interests of Jarden stockholders generally. These include, among others, accelerated vesting of certain restricted stock awards held by them, severance and other cash payments, rights to indemnification, and payments under an advisory services agreement. See “Newell Rubbermaid Proposal I: Approval of the Share Issuance and Jarden Proposal I: Adoption of the Merger Agreement—Interests of Certain Jarden Directors and Executive Officers in the Merger Transactions” beginning on page 128 of this joint proxy statement/prospectus.

Q:	What Newell Rubbermaid stockholder vote is required to approve each proposal to be considered at the Newell Rubbermaid annual meeting, and what happens if I abstain?

A:	The following are the vote requirements:

•	Approval of the Share Issuance: The affirmative vote of a majority of the shares of Newell Rubbermaid common stock present in person or by proxy at the Newell Rubbermaid annual meeting and entitled to vote thereon is required to approve the share issuance. An abstention will have the same effect as a vote against the proposal. Broker non-votes will have no effect on the proposal.

•	Adjournment of Newell Rubbermaid Annual Meeting: The affirmative vote of a majority of the shares of Newell Rubbermaid common stock present in person or by proxy at the Newell Rubbermaid annual meeting and entitled to vote thereon is required to approve the Newell Rubbermaid adjournment proposal. An abstention will have the same effect as a vote against the proposal. Broker non-votes will have no effect on the proposal.

•	Election of Newell Rubbermaid Directors: Nominees receiving a majority of the votes cast with respect to that nominee’s election (number of shares voted FOR a director exceeds the number of votes cast against that director) will be elected as a director. Accordingly, shares not present, broker non-votes and abstentions will have no effect on the elections.

•	Advisory Approval of Newell Rubbermaid’s Executive Compensation: The affirmative vote of a majority of the shares of Newell Rubbermaid common stock present in person or by proxy and entitled to vote thereon is required to approve the advisory resolution to approve Newell Rubbermaid’s executive compensation. An abstention will have the same effect as a vote against the proposals. Broker non-votes will have no effect on the proposal.

At the Newell Rubbermaid record date, Newell Rubbermaid’s directors and executive officers and their affiliates beneficially owned and had the right to vote an aggregate of 1,768,441 shares of Newell Rubbermaid common stock at the Newell Rubbermaid annual meeting, which represents 0.66% of the outstanding shares of Newell Rubbermaid common stock entitled to vote at the Newell Rubbermaid special meeting.

It is expected that Newell Rubbermaid’s directors and executive officers will vote their shares FOR the share issuance, FOR the Newell Rubbermaid adjournment proposal, FOR the election of each of the nine director nominees to the Newell Rubbermaid board and FOR the advisory resolution to approve Newell Rubbermaid’s executive compensation.

Q:	What Jarden stockholder vote is required to approve each proposal to be considered at the Jarden special meeting, and what happens if I abstain?

A:	The following are the vote requirements:

•	Adoption of the Merger Agreement: The affirmative vote, in person or by proxy, of holders of a majority of the outstanding shares of Jarden common stock entitled to vote as of the record date for the Jarden special meeting is required to adopt the merger agreement. An abstention or a broker non-vote will have the same effect as a vote against the adoption of the merger agreement.

•	Non-Binding, Advisory Approval of Merger-Related Compensation Payments: The affirmative vote of a majority of the shares of Jarden common stock present in person or by proxy at the Jarden special meeting and entitled to vote thereon is required to approve the merger-related compensation proposal. An abstention will have the same effect as a vote against the proposal. Broker non-votes will have no effect on the proposal.

•	Adjournment of Jarden Special Meeting: The affirmative vote of a majority of the shares of Jarden common stock present in person or by proxy at the Jarden special meeting and entitled to vote thereon is required to approve the Jarden adjournment proposal. An abstention will have the same effect as a vote against the proposal. Broker non-votes will have no effect on the proposal.

At the Jarden record date, Jarden’s directors and executive officers and their affiliates beneficially owned and had the right to vote an aggregate of 12,169,998 shares of Jarden common stock at the Jarden special meeting, which represents 5.6% of the shares outstanding of Jarden common stock entitled to vote at the Jarden special meeting.

It is expected that Jarden’s directors and executive officers will vote their shares FOR the adoption of the merger agreement, FOR the merger-related compensation proposal and FOR the Jarden adjournment proposal.

Q:	What is a “broker non-vote”?

A:	A “broker non-vote” occurs on an item when a nominee or intermediary is not permitted to vote on that item without instructions from the beneficial owner of the shares and the beneficial owner fails to provide the nominee or intermediary with such instructions.

Q:	What constitutes a quorum for the Newell Rubbermaid annual meeting and the Jarden special meeting?

A:	A quorum of outstanding shares is necessary to take action at each stockholder meeting. A majority of the outstanding shares of Newell Rubbermaid common stock and a majority of the outstanding shares of Jarden common stock, present in person or by proxy at their respective meetings, will constitute a quorum. The inspector of election appointed for each stockholder meeting will determine whether a quorum is present. The inspector of election will treat abstentions and broker non-votes as present for purposes of determining the presence of a quorum.

Q:	How do I vote?

A:	If you are a stockholder of record as of the record date for the Newell Rubbermaid annual meeting or the Jarden special meeting, you may attend the applicable meeting and vote your shares in person. You also may choose to submit your proxies by any of the following methods:

•	By Mail. If you choose to submit your proxy to vote by mail, simply complete the enclosed white proxy card (in the case of Newell Rubbermaid common stock) or gold proxy card (in the case of Jarden common stock), date and sign it, and return it in the postage-paid envelope provided;

•	By Telephone. You may submit your proxy to vote your shares by telephone by calling the toll-free number provided on your white proxy card (in the case of Newell Rubbermaid common stock) or gold proxy card (in the case of Jarden common stock) any time up to 11:59 p.m. Eastern Time, on April 14, 2016; or

•	Through the Internet. You may also submit your proxy to vote through the Internet by signing on to the website identified on your white proxy card (in the case of Newell Rubbermaid common stock) or gold proxy card (in the case of Jarden common stock) and following the procedures described in the website any time up to 11:59 p.m. Eastern Time, on April 14, 2016.

If you are a beneficial owner and hold your shares in street name, or through a nominee or intermediary, such as a bank or broker, you will receive separate instructions from such nominee or intermediary describing how to vote your shares. The availability of telephonic or internet voting will depend on the intermediary’s voting process. Please check with your nominee or intermediary and follow the voting instructions provided by your nominee or intermediary with these materials.

Q:	How do I vote shares held in Newell Rubbermaid’s employee benefit plan?

A:	If you participate in the Newell Rubbermaid 401(k) Savings and Retirement Plan, then your white proxy card will serve as voting instructions for the trustee of the Newell Rubbermaid 401(k) Savings and Retirement Plan for shares of Newell Rubbermaid common stock allocated to your account under the Newell Rubbermaid 401(k) Savings and Retirement Plan. You may direct the trustee how to vote by completing and returning the white voting card, by telephone or through the Internet. If valid instructions are not received by 11:59 p.m. Eastern Time on April 14, 2016, your shares will be voted proportionately by the trustee in the same manner in which the trustee votes all shares for which it has received valid instructions.

Q:	If my shares are held in street name, will my nominee or intermediary automatically vote my shares for me?

A:	No. If your shares of Newell Rubbermaid or Jarden common stock are held in street name, you must instruct your nominee or intermediary how to vote your shares. Your nominee or intermediary will vote your shares only if you provide instructions on how to vote by properly completing the voting instruction form sent to you by your nominee or intermediary with this joint proxy statement/prospectus.

Q:	What will happen if I return my proxy card without indicating how to vote?

A:	If you return your signed and dated proxy card without indicating how to vote your shares on any particular proposal, the Newell Rubbermaid common stock or Jarden common stock represented by your proxy will be voted in accordance with the recommendation of the Newell Rubbermaid board or Jarden board, as applicable.

Q:	What if I hold shares of both Newell Rubbermaid common stock and shares of Jarden common stock?

A:	If you are both a Newell Rubbermaid stockholder and a Jarden stockholder, you will receive separate packages of proxy materials from each company. A vote as a Newell Rubbermaid stockholder to approve the share issuance or any other matter to be voted on at the Newell Rubbermaid annual meeting will not constitute a vote as a Jarden stockholder for the adoption of the merger agreement, or vice versa. Therefore, please sign, date, mark and return all white proxy cards, gold proxy cards and/or voting instructions that you receive from each of Newell Rubbermaid and Jarden, or submit them by telephone or through the Internet. The Newell Rubbermaid proxy card will be white and the Jarden proxy card will be gold to more easily distinguish the two.

Q:	Is my vote important?

A:	Yes, your vote is very important. The Newell Rubbermaid annual meeting and the Jarden special meeting cannot be held without a quorum of shares represented at each respective meeting. In addition, the first merger cannot be completed without the approval of the share issuance by Newell Rubbermaid stockholders and without the adoption of the merger agreement by Jarden stockholders.

The Newell Rubbermaid board recommends that Newell Rubbermaid stockholders vote FOR the share issuance and FOR each other matter to be voted on at the Newell Rubbermaid annual meeting. The Jarden board recommends that Jarden stockholders vote FOR the adoption of the merger agreement and FOR each other matter to be voted on at the Jarden special meeting.

Q.	Can I revoke my proxy or change my voting instructions?

A:	Yes. You may revoke your proxy or change your vote, at any time, before your proxy is voted at the Newell Rubbermaid annual meeting or the Jarden special meeting, as applicable.

If you are a holder of record as of the applicable record date, you can revoke your proxy or change your vote by:

•	sending a written notice stating that you revoke your proxy:

•	if you are a Newell Rubbermaid stockholder, to the Corporate Secretary, at Newell Rubbermaid Inc., Three Glenlake Parkway, Atlanta, Georgia 30328, Facsimile: (770) 677-8710, Attention: Corporate Secretary; or

•	if you are a Jarden stockholder, to the Secretary, at Jarden’s offices at 1800 North Military Trail, Boca Raton, Florida 33431, Attention: Secretary

in each case, that bears a date later than the date of the previously submitted proxy that you want to revoke and is received by the Newell Rubbermaid Corporate Secretary or the Jarden Secretary, as appropriate, prior to the applicable stockholder meeting;

•	submitting a valid, later-dated proxy via mail, over the telephone or through the Internet; or

•	attending the applicable stockholder meeting and voting in person, which will automatically cancel any proxy previously given, or revoking your proxy in person, but your attendance alone will not constitute a vote or revoke any proxy previously given.

If you hold your shares in street name, you must contact your nominee or intermediary to change your vote or obtain a legal proxy to vote your shares if you wish to cast your vote in person at the applicable stockholder meeting.

Q:	What happens if I transfer my shares of Newell Rubbermaid or Jarden common stock before the applicable stockholder meeting?

A:	The Newell Rubbermaid record date and the Jarden record date are earlier than the dates of the stockholder meetings and the date that the merger transactions are expected to be completed. If you transfer your shares of Newell Rubbermaid or Jarden common stock after the applicable record date, but before the applicable stockholder meeting, you will retain your right to vote at the applicable stockholder meeting. However, if you are a Jarden stockholder, you will have transferred the right to receive the merger consideration in the first merger. In order to receive the merger consideration, you must hold your shares of Jarden common stock through the effective time of the first merger.

Q:	What do I do if I receive more than one set of voting materials?

A:	You may receive more than one set of voting materials, including multiple copies of this joint proxy statement/prospectus, the white proxy card, the gold proxy card or the applicable voting instruction form. This can occur if you hold your shares in more than one brokerage account, if you hold shares directly as a holder of record and also in street name, or otherwise through another holder of record, and in certain other circumstances. In addition, if you are a holder of record of shares of both Newell Rubbermaid common stock and Jarden common stock, you will receive one or more separate proxy cards or voting instruction cards for each company. If you receive more than one set of voting materials, please vote or return each set separately in order to ensure that all of your shares are voted.

Q:	What will happen if all of the proposals to be considered at the stockholder meetings are not approved?

A:	As a condition to completion of the merger transactions, Newell Rubbermaid stockholders must approve the share issuance at the Newell Rubbermaid annual meeting and Jarden stockholders must adopt the merger agreement at the Jarden special meeting. Approval of the merger-related compensation proposal is not a condition to the completion of the merger transactions. The vote is a non-binding, advisory vote. If the first merger is completed, Jarden will be obligated to pay all or a portion of this compensation to its named executive officers, even if Jarden stockholders fail to approve this proposal. See “Newell Rubbermaid Proposal I: Approval of the Share Issuance and Jarden Proposal I: Adoption of the Merger Agreement—Interests of Certain Jarden Directors and Executive Officers in the Merger Transactions” beginning on page 128 of this joint proxy statement/prospectus. Completion of the merger transactions is also not conditioned or dependent upon the approval of any of the other proposals to be considered at the Newell Rubbermaid annual meeting or the Jarden special meeting.

Election of the nine director nominees to the Newell Rubbermaid board and the advisory resolution to approve Newell Rubbermaid’s executive compensation are also not conditioned or dependent on approval of the share issuance or adoption of the merger agreement. With respect to the election of the nine director nominees to the Newell Rubbermaid board, the required vote is a majority of the votes cast. However, pursuant to Newell Rubbermaid’s Corporate Governance Guidelines, if the number of shares voted FOR an existing Newell Rubbermaid director who is a nominee for director does not exceed the number of votes cast against that person, such director must promptly tender his or her resignation to the Newell Rubbermaid board, which the Newell Rubbermaid board may accept or reject.

Q:	Are Jarden stockholders entitled to seek appraisal rights if they do not vote FOR the adoption of the merger agreement?

A:	Yes. Under Delaware law, Jarden stockholders who do not vote in favor of adoption of the merger agreement, who continuously hold their shares of Jarden common stock through the effective time of the first merger and who otherwise comply precisely with the applicable requirements of Section 262 of the DGCL have the right to seek appraisal of the fair value of their shares of Jarden common stock, as determined by the Delaware Court of Chancery, if the first merger is completed. The “fair value” of shares of Jarden common stock as determined by the Delaware Court of Chancery could be greater than, the same as, or less than the value of the merger consideration that Jarden stockholders would otherwise be entitled to receive under the terms of the merger agreement.

The right to seek appraisal will be lost if a Jarden stockholder votes FOR adoption of the merger agreement. However, voting against adoption of the merger agreement (including a broker non-vote or abstention which has the effect of a vote against the adoption of the merger agreement) is not in itself sufficient to perfect appraisal rights because additional actions must also be taken to perfect such rights.

Jarden stockholders who wish to exercise the right to seek an appraisal of their shares must so advise Jarden by submitting a written demand for appraisal in the form described in this joint proxy statement/prospectus prior to the vote to adopt the merger agreement, and must otherwise follow the procedures prescribed by Section 262 of the DGCL. A person having a beneficial interest in shares of Jarden common stock held of record in the name of another person, such as a nominee or intermediary, must act promptly to cause the record holder to follow the steps summarized in this joint proxy statement/prospectus and in a timely manner to perfect appraisal rights. In view of the complexity of Section 262 of the DGCL, Jarden stockholders that may wish to pursue appraisal rights should consult their legal and financial advisors. See “Appraisal Rights” beginning on page 268 of this joint proxy statement/prospectus.

Newell Rubbermaid stockholders are not entitled to appraisal or dissenters’ rights in connection with any of the merger transactions or the other matters to be acted on at the Newell Rubbermaid annual meeting under Delaware law.

Q:	Do I need to do anything at this time with my shares of common stock other than voting on the proposals at the applicable stockholder meeting?

A:	If you are a Newell Rubbermaid stockholder, you will not receive any merger consideration. The only action you are requested to take at this time is to affirmatively vote FOR the share issuance, FOR the Newell Rubbermaid adjournment proposal, FOR the election of each of the nine director nominees to the Newell Rubbermaid board and FOR the advisory resolution to approve Newell Rubbermaid’s executive compensation, all in accordance with one of the voting methods set forth in “Newell Rubbermaid Annual Meeting—Voting of Shares” beginning on page 57 of this joint proxy statement/prospectus.

If you are a Jarden stockholder, you will be entitled to receive the merger consideration for your shares after the effective time of the first merger (assuming you do not properly exercise your appraisal rights in respect of such shares as described under “Appraisal Rights”). However, there is no action that you are requested to take at this time, other than affirmatively voting FOR the adoption of the merger agreement, FOR the merger-related compensation proposal and FOR the Jarden adjournment proposal in accordance with one of the voting methods of voting set forth in “Jarden Special Meeting—Voting of Shares” beginning on page 63 of this joint proxy statement/prospectus.

Q:	Should I send in my Jarden stock certificates now to receive the merger consideration?

A:	No. Jarden stockholders should not send in their stock certificates to any person at this time. After the effective time of the first merger, Newell Rubbermaid’s exchange agent will send you a letter of transmittal and instructions for exchanging your shares of Jarden common stock for the merger consideration. See “Newell Rubbermaid Proposal I: Approval of the Share Issuance and Jarden Proposal I: Adoption of the Merger Agreement—Exchange of Shares in the First Merger” beginning on page 144 of this joint proxy statement/prospectus.

Q:	If I am a Newell Rubbermaid stockholder, whom should I call with questions?

A:	If you have any questions about the merger transactions or the Newell Rubbermaid annual meeting, or desire additional copies of this joint proxy statement/prospectus, white proxy cards or voting instruction forms, you should contact:

Morrow & Co., LLC

470 West Avenue

Stamford, Connecticut

Telephone Toll-Free: (877) 827-0538

or

Newell Rubbermaid Inc.

Three Glenlake Parkway

Atlanta, Georgia 30328

Telephone: (770) 418-7000

Attention: Office of Investor Relations

Q:	If I am a Jarden stockholder, whom should I call with questions?

A:	If you have any questions about the merger transactions or the Jarden special meeting, or desire additional copies of this joint proxy statement/prospectus, gold proxy cards or voting instruction forms, you should contact:

Georgeson Inc.

480 Washington Blvd., 26th Floor

Jersey City, New Jersey 07310

Email: jarden@georgeson.com

Telephone Toll-Free: 888-624-7035

or

Jarden Corporation

1800 North Military Trail

Boca Raton, Florida 33431

Attention: Investor Relations

Email: investorrelations@jarden.com

Telephone: (203) 845-5300

Q:	Where can I find more information about Newell Rubbermaid and Jarden?

A:	You can find more information about Newell Rubbermaid and Jarden from the various sources described under “Where You Can Find More Information” beginning on page 276 of this joint proxy statement/prospectus.

SUMMARY

This summary highlights selected information from this joint proxy statement/prospectus. It may not contain all of the information that is important to you. You are urged to read this entire joint proxy statement/prospectus and the other documents referred to or incorporated by reference into this joint proxy statement/prospectus in order to fully understand the merger transactions, the merger agreement and other matters to be considered at the Newell Rubbermaid annual meeting and the Jarden special meeting. See “Where You Can Find More Information” beginning on page 276 of this joint proxy statement/prospectus. Each item in this summary refers to the beginning page of this joint proxy statement/prospectus on which that subject is discussed in more detail.

The Companies (See page 52)

Newell Rubbermaid Inc.

Newell Rubbermaid Inc. is a global marketer of consumer and commercial products that help people get more out of life every day, where they live, learn, work and play. Newell Rubbermaid’s products are marketed under a strong portfolio of leading brands, including Sharpie®, Paper Mate®, Expo®, Prismacolor®, Mr Sketch®, Elmer’s®, Parker® and Waterman®, Dymo®, Rubbermaid®, Contigo®, Goody®, Calphalon®, Irwin®, Lenox®, Rubbermaid Commercial Products®, Graco®, Aprica® and Baby Jogger®.

Strategic Initiatives. Newell Rubbermaid is committed to building leading brands through understanding the needs of consumers and using those insights to create innovative, highly differentiated product solutions that offer superior performance and value. In 2015, Newell Rubbermaid increased advertising and promotion investments in support of its brands by $42.3 million compared to 2014, and Newell Rubbermaid intends to continue to leverage its portfolio of leading brands to create a margin structure that allows for further increases in brand investment.

Newell Rubbermaid is executing its Growth Game Plan, which is its strategy to simplify the organization and free up resources to invest in growth initiatives and strengthened capabilities in support of its brands. The changes being implemented in the execution of the Growth Game Plan are considered key enablers to building a bigger, faster-growing, more global and more profitable company.

Business Segments. Newell Rubbermaid’s five segments and key brands included in each of the five business segments are as follows:

Segment	Key Brands	Description of Primary Products
Writing	Sharpie®, Paper Mate®, Expo®, Prismacolor®, Mr. Sketch®, Elmer’s®, X-Acto®, Parker®, Waterman®, Dymo® Office	Writing instruments, including markers and highlighters, pens and pencils; art products; activity-based adhesives and cutting products; fine writing instruments; labeling solutions

Home Solutions	Rubbermaid®, Contigo®, bubba®, Calphalon®, Levolor®, Goody®	Indoor/outdoor organization, food storage and home storage products; durable beverage containers; gourmet cookware, bakeware and cutlery; window treatments; hair care accessories

Tools	Irwin®, Lenox®, hilmor™, Dymo® Industrial	Hand tools and power tool accessories; industrial bandsaw blades; tools for HVAC systems; label makers and printers for industrial use

Commercial Products	Rubbermaid Commercial Products®	Cleaning and refuse products; hygiene systems; material handling solutions

Baby & Parenting	Graco®, Baby Jogger®, Aprica®, Teutonia®	Infant and juvenile products such as car seats, strollers, highchairs and playards

Newell Rubbermaid is a Delaware corporation. Its principal executive offices are located at Three Glenlake Parkway, Atlanta, Georgia 30328, and its telephone number is (770) 418-7000.

As a component of the merger transactions, Newell Rubbermaid Inc. will change its name to Newell Brands Inc.

Jarden Corporation

Jarden is a leading provider of a diverse range of consumer products with a portfolio of over 120 trusted, quality brands sold globally. Jarden has achieved leading market positions in a number of niche categories by selling branded products through a variety of distribution channels, including club, department store, drug, grocery, mass merchant, sporting goods and specialty retailers, as well as direct to consumers. By leveraging its strong brand portfolio, category management expertise and customer service focus, Jarden has established and continues to maintain long-term relationships with leading retailers within these channels and is currently the category manager at certain of these retailers in certain product categories. Moreover, several of Jarden’s leading brands, such as Ball®, Bee®, Bicycle®, Coleman®, Diamond®, Jostens®, Hodgman®, Madshus®, Pflueger®, Rawlings®, Shakespeare®, Sunbeam®, Tubbs®, Vôlkl® and Worth® have been in continuous use for over 100 years.

Jarden operates in three primary business segments through a number of well recognized brands:

Segment	Key Brands	Description of Primary Products
Branded Consumables	Ball®, Bee®, Bernardin®, Bicycle®, Billy Boy®, Crawford®, Diamond®, Envirocooler®, Fiona®, First Alert®, First Essentials®, Hoyle®, Kerr®, Lehigh®, Lifoam®, Lillo®, Loew-Cornell®, Mapa®, Millefiori®, NUK®, Pine Mountain®, Quickie®, Spontex®, Tigex®, Waddington, Yankee Candle®, YOU®	A broad line of branded consumer products, many of which are affordable, consumable and fundamental household staples

Consumer Solutions	Bionaire®, Breville®, Cadence®, Crock-Pot®, FoodSaver®, Health o meter®, Holmes®, Mr. Coffee®, Oster®, Patton®, Rainbow®, Rival®, Seal-a-Meal®, Sunbeam®, VillaWare®, White Mountain®	A diverse line of household products, including kitchen appliances and home environment products

Outdoor Solutions	Abu Garcia®, AeroBed®, Berkley®, Campingaz®, Coleman®, Dalbello®, ExOfficio®, Fenwick®, Greys®, Gulp!®, Hardy®, Invicta®, Jostens®, K2®, Marker®, Marmot®, Mitchell®, Neff®, PENN®, Rawlings®, Squadra®, Shakespeare®, Stearns®, Stren®, Trilene®, Vôlkl®, Zoot®	Global consumer active lifestyle products for outdoor and outdoor-related activities

In addition to the three primary business segments described above, Jarden’s Process Solutions segment manufactures, markets and distributes a wide variety of plastic products including closures, contact lens packaging, medical disposables, plastic cutlery and rigid packaging. Jarden is also the largest North American producer of niche products fabricated from solid zinc strip and is the sole source supplier of copper-plated zinc penny blanks to the United States Mint and a major supplier to the Royal Canadian Mint, as well as a supplier of brass, bronze and nickel-plated finishes on steel and zinc for coinage to other international markets. In addition, Jarden manufactures a line of industrial zinc products marketed globally for use in the architectural, automotive, construction, electrical component and plumbing markets.

Jarden is incorporated in Delaware, the address of its executive corporate headquarters is 1800 North Military Trail, Boca Raton, Florida 33431, and its telephone number is (561) 447-2520.

NCPF Acquisition Corp. I

NCPF Acquisition Corp. I, a wholly-owned subsidiary of Newell Rubbermaid, is a Delaware corporation that was formed on December 10, 2015 for the sole purpose of effecting the first merger. In the first merger, Merger Sub 1 will be merged with and into Jarden, with Jarden surviving as a wholly-owned subsidiary of Newell Rubbermaid.

Its principal executive offices and its telephone number are the same as those of Newell Rubbermaid.

NCPF Acquisition Corp. II

NCPF Acquisition Corp. II, a wholly-owned subsidiary of Newell Rubbermaid, is a Delaware corporation that was formed on December 10, 2015 for the sole purpose of effecting the subsequent merger. In the subsequent merger, Jarden will be merged with and into Merger Sub 2, with Merger Sub 2 continuing as the surviving corporation. As a result of the subsequent merger, Merger Sub 2 will own the legacy business of Jarden and will be a direct wholly-owned subsidiary of Newell Rubbermaid.

Its principal executive offices and its telephone number are the same as those of Newell Rubbermaid.

The Merger Transactions and the Merger Agreement (See page 147)

In the merger transactions, Newell Rubbermaid will acquire Jarden and Jarden will cease to be a public company. Specifically, in the first merger, Merger Sub 1 will be merged with and into Jarden. Jarden will be the surviving corporation in the first merger, and will be a wholly-owned subsidiary of Newell Rubbermaid. Immediately following the effective time of the first merger, Jarden will be merged with and into Merger Sub 2. Merger Sub 2 will be the surviving corporation in the subsequent merger. As a result of the subsequent merger, Merger Sub 2 will own the legacy business of Jarden and will be a direct wholly-owned subsidiary of Newell Rubbermaid. Following the subsequent merger, Newell Rubbermaid will change its name to Newell Brands Inc.

The two-step structure of the merger transactions was viewed by Newell Rubbermaid and Jarden as an important element in creating the tax effects of the merger transactions described in the section entitled “Material U.S. Federal Income Tax Consequences of the Merger Transactions.”

The merger transactions will not be completed without the approval of the share issuance by Newell Rubbermaid stockholders and the adoption of the merger agreement by Jarden stockholders.

A copy of the merger agreement is attached as Annex A to this joint proxy statement/prospectus. You are urged to read the merger agreement in its entirety because it is the legal document that governs the merger transactions. For more information on the merger transactions and the merger agreement, see “Newell Rubbermaid Proposal I: Approval of the Share Issuance and Jarden Proposal I: Adoption of The Merger Agreement” and “The Merger Agreement” beginning on pages 66 and 147, respectively, of this joint proxy statement/prospectus.

As of the date of this joint proxy statement/prospectus, it is not possible to accurately estimate the closing date for the merger transactions because the merger transactions are subject to the satisfaction (or, to the extent permitted by applicable law, waiver) of the conditions to Newell Rubbermaid’s and Jarden’s obligations to complete the merger transactions; however, Newell Rubbermaid and Jarden currently expect the merger transactions to close during the second quarter of 2016. Due to the governmental approvals and other conditions required to complete the merger transactions, no assurance can be given as to when, or if, the merger transactions will be completed.

Merger Consideration (See page 148)

At the effective time of the first merger, each share of Jarden common stock (other than dissenters’ shares or treasury shares held by Jarden and any shares of Jarden common stock owned by any Jarden subsidiary, Newell Rubbermaid or Newell Rubbermaid subsidiary) will be converted into the right to receive and become exchangeable for the merger consideration, consisting of (1) 0.862 of a fully paid and nonassessable share of Newell Rubbermaid common stock plus (2) $21.00 in cash. No fractional shares will be issued in the first merger, and Jarden stockholders will receive cash in lieu of any fractional shares.

Based on the closing sale price of a share of Newell Rubbermaid common stock on NYSE on December 11, 2015, the last trading day before the public announcement of the merger agreement, the merger consideration represented approximately $60.03 in value per share of Jarden common stock. Based on the closing sale price of a share of Newell Rubbermaid common stock on NYSE on March 17, 2016, the most recent practicable trading day prior to the date of this joint proxy statement/prospectus, the merger consideration represented approximately $57.75 in value for each share of Jarden common stock. Because Newell Rubbermaid will issue a fixed number of shares of Newell Rubbermaid common stock in exchange for each share of Jarden common stock, the value of the merger consideration will depend on the market price of shares of Newell Rubbermaid common stock at the effective time of the first merger. As a result, the value of the merger consideration could be greater than, less than or the same as the value of the merger consideration on the date of this joint proxy statement/prospectus or at the time of the Newell Rubbermaid annual meeting or the Jarden special meeting.

Newell Rubbermaid’s Reasons for the Merger Transactions; Recommendation of the Newell Rubbermaid Board of Directors (See page 80)

After consideration and consultation with its advisors, all of the members of the Newell Rubbermaid board who were able to attend and participate in the December 13, 2015 meeting of the Newell Rubbermaid board at which the merger agreement was being considered and voted on (one director who expressed support for the merger transactions was unable to participate or formally vote at this particular meeting) determined the first merger and the other transactions contemplated by the merger agreement were advisable and in the best interest of Newell Rubbermaid and its stockholders and all of such members approved and adopted the merger agreement, the first merger and the other transactions contemplated by the merger agreement. For more information regarding the factors considered by the Newell Rubbermaid board in reaching its decision to approve the merger agreement and the merger transactions contemplated by the merger agreement, see “Newell Rubbermaid Proposal I: Approval of the Share Issuance and Jarden Proposal I: Adoption of the Merger Agreement—Newell Rubbermaid’s Reasons for the Merger Transactions; Recommendation of the Newell Rubbermaid Board of Directors” beginning on page 80 of this joint proxy statement/prospectus.

The Newell Rubbermaid board recommends that Newell Rubbermaid stockholders vote FOR the share issuance and FOR the Newell Rubbermaid adjournment proposal. In addition, the Newell Rubbermaid board recommends that Newell Rubbermaid stockholders vote FOR the election of each of the nine director nominees to the Newell Rubbermaid board and FOR the advisory resolution to approve Newell Rubbermaid’s executive compensation.

Jarden’s Reasons for the Merger Transactions; Recommendation of the Jarden Board of Directors (See page 85)

After consideration and consultation with its advisors, all of the members of the Jarden board who attended and participated in the December 13, 2015 meeting of the Jarden board at which the merger agreement was being considered and voted on (other than one director who was recused from the portion of such meeting relating to the vote with respect to the merger agreement and who did not vote on the merger agreement or the other transactions contemplated thereby), determined that the merger agreement and the other transactions contemplated by the merger agreement, including the first merger, are fair to, and in the best interests of, Jarden and its stockholders, and all of such members adopted, approved and declared advisable the merger agreement and the other transactions contemplated by the merger agreement, including the proposed first merger. For more information regarding the factors considered by the Jarden board in reaching its decision to approve the merger agreement and the merger transactions contemplated by the merger agreement, see “Newell Rubbermaid Proposal I: Approval of the Share Issuance and Jarden Proposal I: Adoption of the Merger Agreement—Jarden’s Reasons for the Merger Transactions; Recommendation of the Jarden Board of Directors” beginning on page 85 of this joint proxy statement/prospectus.

The Jarden board recommends that Jarden stockholders vote FOR the adoption of the merger agreement, FOR the merger-related compensation proposal and FOR the Jarden adjournment proposal.

Opinions of Newell Rubbermaid’s Financial Advisors (See page 88)

Opinion of Goldman Sachs

Goldman Sachs delivered its opinion to the Newell Rubbermaid board that, as of December 13, 2015, and based upon and subject to the factors and assumptions set forth therein, the merger consideration to be paid by Newell Rubbermaid for each outstanding share of Jarden common stock pursuant to the merger agreement was fair from a financial point of view to Newell Rubbermaid.

The full text of the written opinion of Goldman Sachs, dated December 13, 2015, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this joint proxy statement/prospectus and is incorporated by reference herein. Goldman Sachs provided its opinion for the information and assistance of the Newell Rubbermaid board in connection with its consideration of the transactions contemplated by the merger agreement, which are collectively referred to as the Transaction throughout this section and in the summaries of each of Goldman Sach’s opinion and Centerview’s opinion below under the captions “Newell Rubbermaid Proposal I: Approval of the Share Issuance and Jarden Proposal I: Adoption of the Merger Agreement—Opinions of Newell Rubbermaid’s Financial Advisors—Opinion of Goldman Sachs” and “Newell Rubbermaid Proposal I: Approval of the Share Issuance and Jarden Proposal I: Adoption of the Merger Agreement—Opinions of Newell Rubbermaid’s Financial Advisors—Opinion of Centerview”. The Goldman Sachs opinion does not constitute a recommendation as to how any holder of Newell Rubbermaid common stock should vote with respect to the Transaction or any other matter. In connection with Goldman Sachs’ services as financial advisor to the Newell Rubbermaid board, Newell Rubbermaid has agreed to pay Goldman Sachs a transaction fee of $25.0 million, all of which is contingent upon the consummation of the Transaction.

Opinion of Centerview

Newell Rubbermaid retained Centerview as financial advisor to the Newell Rubbermaid board in connection with the proposed Transaction. In connection with this engagement, the Newell Rubbermaid board requested that Centerview evaluate the fairness, from a financial point of view, to Newell Rubbermaid, of the merger consideration to be paid by Newell Rubbermaid in the first merger and the subsequent merger pursuant to the merger agreement. On December 13, 2015, Centerview rendered to the Newell Rubbermaid board its oral opinion, which was subsequently confirmed by delivery of a written opinion dated December 13, 2015, that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered, and qualifications and limitations described in its written opinion, the merger consideration to be paid by Newell Rubbermaid in the first merger and the subsequent merger was fair, from a financial point of view, to Newell Rubbermaid.

The full text of Centerview’s written opinion, dated December 13, 2015, which describes the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion, is attached as Annex C to this joint proxy statement/prospectus and is incorporated by reference herein. Centerview’s financial advisory services and opinion were provided for the information and assistance of the Newell Rubbermaid board (in their capacity as directors and not in any other capacity) in connection with and for purposes of its consideration of the Transaction and Centerview’s opinion addressed only the fairness, from a financial point of view, to Newell Rubbermaid of the merger consideration to be paid by Newell Rubbermaid in the first merger and the subsequent merger. Centerview’s opinion did not address any other term or aspect of the merger agreement or the Transaction and does not constitute a recommendation to any stockholder of Newell Rubbermaid or any other person as to how such stockholder or other person should vote with respect to the first merger and the subsequent merger or otherwise act with respect to the Transaction or any other matter. In connection with Centerview’s services as the financial advisor to the Newell Rubbermaid board, Newell Rubbermaid has agreed to pay Centerview an aggregate fee of $16.5 million, $3.0 million of which was payable upon the rendering of Centerview’s opinion, $1.0 million of which is payable on or prior to June 30, 2016 and $12.5 million of which is payable contingent upon the consummation of the Transaction.

The full text of Centerview’s written opinion should be read carefully in its entirety for a description of the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion.

Opinion of Jarden’s Financial Advisor (See page 104)

In connection with the proposed transaction, the Jarden board received an oral opinion of Barclays on December 13, 2015, which was confirmed by a written opinion on December 14, 2015 that as of such date and based upon and subject to the qualifications, limitations and assumptions stated in its opinion, the merger consideration to be offered to the Jarden stockholders is fair, from a financial point of view, to such stockholders. The full text of Barclays’ written opinion, which is attached as Annex D to this joint proxy statement/prospectus, sets forth, among other things, the assumptions made, procedures followed and factors considered in rendering its opinion. You are encouraged to read the opinion carefully and in its entirety.

Barclays’ opinion was provided for the benefit of the Jarden board (in its capacity as such) in connection with, and for the purpose of, its evaluation of the merger consideration, from a financial point of view, and did not address any other aspect of the proposed business combination. Barclays was not requested to address, and its opinion does not in any manner address, the likelihood of consummation of the proposed business combination, Jarden’s underlying business decision to proceed with or effect the proposed transaction, or the relative merits of the proposed transaction as compared to any other transaction or business strategy in which Jarden might engage. Barclays expressed no opinion on, and its opinion does not in any manner address, the fairness of the amount or the nature of any compensation to any officers, directors or employees of Jarden or Newell Rubbermaid, or any class of such persons, relative to the merger consideration to be offered to Jarden’s stockholders in the proposed business combination. The opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to the proposed business combination or any other matter. In connection with Barclays’ services as financial advisor to the Jarden board, Jarden has agreed to pay Barclays an aggregate fee of $35.0 million, $3.0 million of which became payable upon the delivery of Barclays’ opinion and the remainder of which is contingent upon the consummation of the proposed business combination. In addition, Jarden has agreed to reimburse certain of Barclays’ expenses arising, and to indemnify Barclays for certain liabilities that may arise, out of its engagement by Jarden and for rending its opinion to the Jarden board. See “Newell Rubbermaid Proposal I: Approval of the Share Issuance and Jarden Proposal I: Adoption of the Merger Agreement—Opinion of Jarden’s Financial Advisor” beginning on page 104 of this joint proxy statement/prospectus.

Interests of Certain Newell Rubbermaid Executive Officers in the Merger Transactions (See page 127)

In considering the recommendation of the Newell Rubbermaid board that Newell Rubbermaid stockholders vote FOR the share issuance and FOR the Newell Rubbermaid adjournment proposal, Newell Rubbermaid stockholders should be aware and take into account the fact that certain Newell Rubbermaid executive officers have interests in the merger transactions that may be different from, or in addition to, the interests of Newell Rubbermaid stockholders generally and that may create potential conflicts of interest.

Specifically, in connection with the announcement of the merger transactions, Mark S. Tarchetti and William A. Burke, III, the Chief Development Officer and Chief Operating Officer of Newell Rubbermaid, respectively, who each had previously announced their intentions to resign from their respective positions at Newell Rubbermaid as of the end of 2015, have each agreed to remain in the employ of Newell Rubbermaid and are expected to assume new positions in connection with the merger transactions. When they assume their new roles upon the completion of the merger transactions, it is expected that Messrs. Tarchetti and Burke, as well as the other Newell Rubbermaid executive officers, will receive compensation packages reflective of their respective roles in the combined company.

In anticipation of Mr. Tarchetti’s expanded role as President of Newell Brands upon the completion of the merger transactions, the compensation committee of the Newell Rubbermaid board made a special grant to Mr. Tarchetti on December 28, 2015 of 32,321 time-based restricted stock units and 48,481 performance-based restricted stock units, with an aggregate grant date fair value of $4.4 million. These awards were intended to put him in substantially the same position as if he had previously received long-term incentive award grants in both 2014 and 2015, as he had previously elected to forego such awards. In addition, Newell Rubbermaid made cash payments to Mr. Tarchetti of approximately $36,436 to reflect dividend equivalent payments he would have accrued on such awards had he been granted such long-term incentive award grants in February 2014 and February 2015.

For additional information on these interests, see “Newell Rubbermaid Proposal I: Approval of Share Issuance and Jarden Proposal I: Adoption of the Merger Agreement—Interests of Certain Newell Rubbermaid Executive Officers in the Merger Transactions” beginning on page 127 of this joint proxy statement/prospectus.

Interests of Certain Jarden Directors and Executive Officers in the Merger Transactions (See page 128)

In considering the recommendation of the Jarden board that Jarden stockholders vote FOR the adoption of the merger agreement, FOR the merger-related compensation proposal and FOR the Jarden adjournment proposal, Jarden stockholders should be aware and take into account the fact that certain Jarden directors and executive officers have interests in the merger transactions that may be different from, or in addition to, the interests of Jarden stockholders generally and that may create potential conflicts of interest. Specifically, Messrs. Franklin, Ashken, Lillie, Capps, LeFevre and Sansone will receive up to $180.2 million, $84.6 million, $84.3 million, $12.3 million, $11.8 million and $12.3 million, respectively, in value arising from cash severance payments, payment of accrued salaries and bonuses, accelerated vesting of outstanding restricted stock awards, and the payment of amounts under various insurance, retirement and similar policies and plans. Such amounts for Mr. Franklin also represent the difference between (i) the estimated fair market value of Jarden’s existing aircraft (of which Mr. Franklin has an option to purchase), and (ii) Jarden’s estimated tax basis in such aircraft, each as of December 31, 2015. Newell Rubbermaid has also entered into an agreement with a company controlled by Mr. Franklin, for which Messrs. Ashken and Lillie will serve as officer(s) and/or employee(s), and pursuant to which this company has agreed to provide certain advisory services to Newell Brands for three years following the completion of the merger transactions in exchange for $12.0 million and the reimbursement of certain expenses relating thereto.

Each director of Jarden will receive approximately $0.2 million in value arising from the accelerated vesting of outstanding restricted stock awards. The directors and executive officers of Jarden will also be entitled to certain indemnification rights.

The Jarden board was aware of and carefully considered these interests, among other matters, in evaluating the terms and structure, and overseeing the negotiation of, the merger transactions, in approving the merger agreement and in recommending that Jarden stockholders vote FOR the adoption of the merger agreement, FOR the merger-related compensation proposal and FOR the Jarden adjournment proposal. All of the independent and disinterested Jarden directors, constituting a majority of the Jarden board, approved the merger agreement and made the foregoing recommendations. For additional information on these interests, including the payment estimates, the circumstances under which they became payable, and the assumptions used to calculate such amounts, see “Newell Rubbermaid Proposal I: Approval of the Share Issuance and Jarden Proposal I: Adoption of the Merger Agreement—Interests of Certain Jarden Directors and Executive Officers in the Merger Transactions” beginning on page 128 of this joint proxy statement/prospectus.

Board of Directors Following the Merger Transactions (See page 135)

The Newell Rubbermaid stockholders are being asked to elect the nine director nominees to the Newell Rubbermaid board described under Newell Rubbermaid Proposal III: Election of Newell Rubbermaid Directors beginning on page 169 of the joint proxy statement/prospectus. These nominees, if elected, will continue to serve on the Newell Rubbermaid board after the completion of the first merger until the next annual meeting of Newell Rubbermaid stockholders and until their respective successors are duly elected and qualified. At the completion of the first merger, and in accordance with the terms of the merger agreement, the Newell Rubbermaid board will be expanded to 12 directors, and three representatives from the Jarden board (Martin E. Franklin, Founder and Executive Chairman of Jarden, Ian G. H. Ashken, Co-Founder, Vice Chairman and President of Jarden and Ros L’Esperance) will be appointed to the Newell Rubbermaid board, also to serve until the next annual meeting of Newell Rubbermaid stockholders and until their respective successors are duly elected and qualified. An additional independent director will be appointed subsequent to the completion of the first merger at which time the size of the Newell Rubbermaid board will be expanded to 13 directors.

Treatment of Jarden Equity Awards in the First Merger (See page 160)

At the effective time of the first merger:

•	each option to purchase shares of Jarden common stock that is outstanding immediately prior to the effective time of the first merger will vest (to the extent unvested) and will be cancelled and converted into the per share merger consideration (both the cash and stock components) for each net option share underlying such option. Net option share means, with respect to each option to purchase shares of Jarden common stock, a number of shares of Jarden common stock equal to (1) the total number of shares of Jarden common stock underlying such option minus (2) a number of shares with an aggregate fair market value equal to the aggregate exercise price of such option determined by assuming that each such share has a fair market value equal to the per share merger consideration. For such purpose, the per share stock consideration will equal an amount in cash determined by multiplying the exchange ratio by the Newell Rubbermaid average closing price, which means the volume weighted average price per share of Newell Rubbermaid common stock on NYSE for the five trading days beginning on the eighth trading day immediately preceding the closing date of the merger transactions;

•	each restricted stock award that represents a right to receive shares of Jarden common stock that is outstanding immediately prior to the effective time of the first merger (other than a limited number of rollover restricted stock awards), will vest (to the extent unvested), be cancelled and converted into the right to receive the per share merger consideration for each share of Jarden common stock underlying such restricted stock award; and

•	each rollover restricted stock award will be cancelled in exchange for a substitute restricted stock award, covering a number of shares of Newell Brands common stock, rounded up to the nearest whole share, with an aggregate fair market value (as defined in the Jarden 2013 Stock Incentive Plan) as of December 31, 2015 equal to the aggregate fair market value of the shares of Jarden common stock subject to such restricted stock award as of December 31, 2015.

Material U.S. Federal Income Tax Consequences of the Merger Transactions (See page 137)

It is a condition to the completion of the merger transactions that Jones Day, tax counsel to Newell Rubbermaid, and Greenberg Traurig, tax counsel to Jarden, each deliver to Newell Rubbermaid and Jarden, respectively, an opinion, dated on the closing date of the merger transactions, to the effect that the merger transactions will qualify for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code. Each party may waive the requirement to receive an opinion from its tax counsel as a condition to such party’s obligation to complete the merger transactions. Assuming that the merger transactions qualify as a reorganization, a U.S. holder of Jarden common stock will generally recognize gain, but not loss, if the U.S. holder surrenders its shares of Jarden common stock in exchange for a combination of Newell Rubbermaid common stock and cash. In such case, that U.S. holder will generally recognize gain equal to the lesser of (1) the cash received (other than cash in lieu of any fractional share) and (2) the excess of the sum of the cash received (other than cash in lieu of any fractional share) and the fair market value (on the date of the first merger) of the Newell Rubbermaid common stock received (including any fractional share for which cash was paid) over such U.S. holder’s adjusted tax basis in the shares of Jarden common stock surrendered by such U.S. holder in the first merger. In addition, such U.S. holder will generally recognize gain or loss on the receipt of cash in lieu of any fractional share.

The tax opinions regarding the merger transactions will not address any state, local or foreign tax consequences of the merger transactions. The opinions will be based on certain assumptions and representations as to factual matters from Newell Rubbermaid and Jarden, as well as certain covenants and undertakings by Newell Rubbermaid and Jarden, substantially in the forms set forth in the disclosure letters contained in the schedules to the merger agreement. If any of the assumptions, representations, covenants or undertakings is incorrect, incomplete, inaccurate or is violated prior to the effective time of the first merger, one or both of the opinions may not be delivered and, if delivered, the conclusions reached by counsel in their opinions cannot be relied upon. In such case, the tax consequences of the merger transactions could differ from those described in this joint proxy statement/prospectus. Neither Newell Rubbermaid nor Jarden is currently aware of, nor expects, any facts or circumstances that would cause any of the assumptions, representations, covenants or undertakings set forth in the form letters attached to the merger agreement to be incorrect, incomplete, inaccurate or violated.

An opinion of counsel represents such counsel’s best legal judgment but is not binding on the IRS or any court, so there can be no certainty that the IRS will not challenge the conclusions reflected in the opinion or that a court would not sustain such a challenge.

You should consult your own tax advisor regarding the particular tax consequences to you of the merger transactions.

Accounting Treatment of the First Merger (See page 141)

The first merger will be accounted for using the acquisition method of accounting with Newell Rubbermaid considered the acquirer of Jarden. Newell Rubbermaid will record assets acquired, including identifiable intangible assets, and liabilities assumed from Jarden at their respective fair values at the effective date of the first merger. Any excess of the purchase price over the net fair value of such assets and liabilities will be recorded as goodwill. See “Newell Rubbermaid Proposal I: Approval of the Share Issuance and Jarden Proposal I: Adoption of the Merger Agreement—Accounting Treatment of the First Merger” beginning on page 141 of this joint proxy statement/prospectus.

Regulatory Approvals Required to Complete the Merger Transactions (See page 141)

Newell Rubbermaid and Jarden are required to submit notifications to various competition authorities prior to completing the merger transactions. Under the HSR Act, Newell Rubbermaid and Jarden must file notifications with the FTC and the Antitrust Division of the DOJ and observe a mandatory pre-merger waiting period before completing the merger transactions. In addition, Newell Rubbermaid and Jarden are required to submit notifications with competition authorities in Europe, Canada, Mexico and several other foreign jurisdictions. Newell Rubbermaid and Jarden have submitted all mandatory pre-closing notifications to U.S. and foreign competition authorities, and certain reviews are currently ongoing until expiration of applicable waiting periods or the receipt of approvals from antitrust or other governmental authorities. On March 17, 2016, the waiting period applicable to the merger transactions under the HSR Act expired.

For more information on the regulatory approvals required for the merger transactions, see “Newell Rubbermaid Proposal I: Approval of the Share Issuance and Jarden Proposal I: Adoption of the Merger Agreement—Regulatory Approvals Required to Complete the Merger Transactions” beginning on page 141 of this joint proxy statement/prospectus.

Litigation Relating to the Merger Transactions (See page 142)

A putative class action lawsuit was filed on February 24, 2016 in the United States District Court, Southern District of Florida, purportedly on behalf of Jarden stockholders, against James E. Lillie, Martin E. Franklin, Ian G.H. Ashken, Michael S. Gross, Robert L. Wood, Irwin D. Simon, William P. Lauder, Ros L’esperance, and Peter A. Hochfelder, who are all directors of Jarden. Newell Rubbermaid, Merger Sub 1 and Merger Sub 2 are also named as defendants.

In addition, a putative class action lawsuit was filed on March 10, 2016 in the Circuit Court of the Fifteenth Judicial District in and for Palm Beach County, Florida, purportedly on behalf of Jarden stockholders, against James E. Lillie, Martin E. Franklin, Ian G.H. Ashken, Michael S. Gross, Robert L. Wood, Irwin D. Simon, William P. Lauder, Ros L’esperance and Peter A. Hochfelder, all of whom are directors of Jarden. Newell Rubbermaid, Merger Sub 1 and Merger Sub 2 are also named as defendants.

For additional information, see “Newell Rubbermaid Proposal I: Approval of Share Issuance and Jarden Proposal I: Adoption of the Merger Agreement—Litigation Relating to the Merger Transactions” beginning on page 142 of this joint proxy statement/prospectus.

Completion of the Merger Transactions is Subject to Certain Conditions (See page 162)

As more fully described in this joint proxy statement/prospectus and in the merger agreement, the obligations of Newell Rubbermaid, the Merger Subs and Jarden to complete the merger transactions are subject to the satisfaction of a number of conditions, including the following:

•	the approval by Newell Rubbermaid stockholders of the share issuance;

•	the adoption of the merger agreement by Jarden stockholders;

•	the termination or expiration of any applicable waiting period under the HSR Act;

•	any required waiting periods, clearances, consents or approvals under certain foreign antitrust laws having expired or been obtained;

•	the absence of any law or any temporary restraining order, injunction or other order issued by any court of competent jurisdiction prohibiting, making illegal or preventing the completion of the first merger;

•	the effectiveness of the registration statement of which this joint proxy statement/prospectus forms a part and the absence of a stop order or proceedings threatened or initiated by the SEC relating thereto;

•	the authorization for the listing on NYSE of the shares of Newell Rubbermaid common stock to be issued to Jarden stockholders pursuant to the merger agreement;

•	the accuracy of the representations and warranties made in the merger agreement by Jarden or Newell Rubbermaid, as applicable, subject to certain materiality thresholds;

•	the other party having performed or complied with, in all material respects, all of its obligations under the merger agreement required to be performed or complied with on or prior to the effective date of the first merger;

•	the absence since the date of the merger agreement of any event or condition that has had or would reasonably be expected to have a material adverse effect on the other party; and

•	the receipt of a tax opinion from such party’s tax counsel and the other party’s tax counsel to the effect that the merger transactions will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

For more information, see “The Merger Agreement—Conditions to Completion of the Merger Transactions” beginning on page 162 of this joint proxy statement/prospectus.

No Solicitation of Alternative Proposals (See page 155)

The merger agreement precludes Newell Rubbermaid and Jarden from soliciting or engaging in discussions or negotiations with a third party with respect to any proposal for a competing transaction, including the acquisition of a significant interest in Newell Rubbermaid’s or Jarden’s respective capital stock or assets. However, if Newell Rubbermaid or Jarden receives an unsolicited proposal from a third party for a competing transaction that the Newell Rubbermaid board or the Jarden board, as applicable, among other things, determines in good faith (after consultation with its legal and financial advisors) (1) is reasonably likely to lead to a proposal that is superior to the merger transactions and (2) did not result from a breach of the non-solicitation obligations set forth in the merger agreement, then Newell Rubbermaid or Jarden, as applicable, may furnish non-public information to and enter into discussions with, and only with, that third party and its representatives and financing sources about such competing transaction after obtaining from such third party an executed confidentiality agreement. For more information, see “The Merger Agreement—No Solicitation of Alternative Proposals” beginning on page 155 of this joint proxy statement/prospectus.

Financing of the Merger Transactions (See page 143)

There is no financing condition to the first merger or any of the other transactions contemplated by the merger agreement and, except in certain limited circumstances in which Newell Rubbermaid or Jarden may be permitted to terminate the merger agreement if (1) the proceeds to be provided to Newell Rubbermaid pursuant to the bridge credit facility sufficient to consummate the closing of the first merger are not available and (2) a debt rating failure has occurred (as more fully described in “The Merger Agreement—Termination of the Merger Agreement), Newell Rubbermaid will be required to complete the merger transactions (assuming that all of the conditions to its obligations to complete the merger transactions under the merger agreement are satisfied), whether or not the bridge credit facility or other financing is available on acceptable terms or at all. In connection with the execution of the merger agreement, Newell Rubbermaid entered into the bridge commitment letter with the Goldman Lenders, pursuant to which, among other things, the Goldman Lenders committed to provide bridge debt financing for the first merger, consisting of a $10.5 billion senior unsecured bridge credit facility, the availability of which was reduced to $9.0 billion upon the execution of the $1.5 billion term loan facility. The total available amount of the bridge credit facility is subject to reduction in equivalent amounts upon the completion of any issuance of debt or equity securities by Newell Rubbermaid, upon entering into the $1.5 billion term loan facility and upon other specified events, as provided in the bridge commitment letter. The obligation of the Goldman Lenders to enter into and make available to Newell Rubbermaid borrowings under the bridge credit facility is subject to a number of customary conditions, including execution and delivery of certain definitive documentation and absence of a material adverse effect. If necessary, the terms of the bridge credit facility, including any conditions thereto and covenants thereunder, will be set forth in various definitive documentation to be entered into by the respective parties. Newell Rubbermaid intends to replace the availability under the bridge credit facility with permanent or alternative financing.

Newell Rubbermaid currently intends to finance the cash portion of the merger consideration and related fees and expenses incurred by it in connection with the merger transactions and to refinance and assume certain outstanding Jarden debt, with up to approximately $9.5 billion of new debt expected to be incurred in the form of (1) up to approximately $8.0 billion of newly issued Newell Rubbermaid debt securities and the $1.5 billion term loan facility, depending on market conditions at the time of obtaining the financing, and (2) available balance sheet cash. To the extent necessary, Newell Rubbermaid may also fund all or a portion of the cash portion of the merger consideration from borrowings under the bridge credit facility or from borrowings under other permanent or alternative financing.

Specifically with respect to Jarden’s outstanding debt, Newell Rubbermaid currently expects to (1) refinance approximately $4.6 billion of Jarden’s existing debt, including Jarden’s existing credit facilities, certain of the Jarden senior notes and the Jarden subordinated notes, and (2) assume two tranches of Jarden senior notes with principal amounts of $300 million and €300 million, respectively. Under the terms of the indentures governing the outstanding Jarden convertible notes, the first merger will constitute a fundamental change, which will entitle holders to convert outstanding Jarden convertible notes into Jarden common stock at a “makewhole premium” and receive the merger consideration. Newell Rubbermaid intends to instruct Jarden to provide all of the holders of the outstanding Jarden convertible notes a notice of fundamental change conversion ten business days prior to the anticipated closing date of the merger transactions. Holders will be able to convert their Jarden convertible notes from ten business days before the closing date of the merger transactions until 35 days after the closing date of the merger transactions. In the event any holders elect not to convert their convertible notes into Jarden common stock entitled to the merger consideration, Newell Brands will be required to conduct a fundamental change repurchase offer after the completion of the first merger, in which holders of Jarden convertible notes will be entitled to exchange such notes for cash at a price equal to 100% of par, plus accrued and unpaid interest. After the completion of the fundamental change repurchase offer, the conversion price of any remaining outstanding Jarden convertible notes will be fixed at the merger consideration. In the event all the holders of the outstanding Jarden convertible notes elect to participate in the fundamental change repurchase offer, Newell Brands would be required to pay an aggregate amount of $1.455 billion, plus accrued and unpaid interest through the redemption date.

For more information on the financing of the merger transactions, see “Newell Rubbermaid Proposal I: Approval of the Share Issuance and Jarden Proposal I: Adoption of the Merger Agreement—Financing of the Merger Transactions” beginning on page 143 of this joint proxy statement/prospectus.

Termination of the Merger Agreement (See page 163)

Newell Rubbermaid and Jarden may mutually agree to terminate the merger agreement at any time. In addition, either Newell Rubbermaid or Jarden may terminate the merger agreement:

•	if the first merger is not consummated by the outside date, subject to extension for up to an additional 90 days in the event that certain regulatory clearances have not yet been obtained;

•	if Newell Rubbermaid stockholders fail to approve the share issuance;

•	if Jarden stockholders fail to adopt the merger agreement;

•	if any law or order or other legal restraint or prohibition is in effect preventing the completion of the merger transactions;

•	if the other party has breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements, which breach or failure to perform (1) would give rise to the failure of any closing condition relating to the accuracy of such other party’s representations and warranties or such other party’s compliance with covenants would fail to be satisfied, and (2) such inaccuracy or breach is either incapable of being cured or is not cured within 30 days after receiving written notice thereof;

•	prior to the approval by Newell Rubbermaid stockholders of the share issuance, or the adoption of the merger agreement by Jarden stockholders, as applicable, if (1) the other party’s board changes or withdraws its board recommendation, or (2) the other party has breached in any material respect any of the covenants regarding its solicitation of alternative proposals;

•	prior to the approval by Newell Rubbermaid stockholders of the share issuance or the adoption of the merger agreement by Jarden stockholders, as applicable, in order to enter into a binding agreement providing for a superior proposal; or

•	prior to the effective time of the first merger, if (1) the proceeds to be provided to Newell Rubbermaid pursuant to the bridge credit facility sufficient to consummate the closing of the first merger are not available and (2) a debt rating failure has occurred, subject to certain conditions more fully described in “The Merger Agreement—Termination of the Merger Agreement” beginning on page 163 of this joint proxy statement/prospectus.

For more information, see “The Merger Agreement—Termination of the Merger Agreement” beginning on page 163 of this joint proxy statement/prospectus.

Termination Fees (See page 165)

Generally, each party is required to pay all fees and expenses incurred by it in connection with the merger transactions. However, the merger agreement provides that, upon termination of the merger agreement under certain circumstances, Jarden may be obligated to pay Newell Rubbermaid, or Newell Rubbermaid may be obligated to pay Jarden, a termination fee of $385 million. Newell Rubbermaid would also be required to pay Jarden a termination fee of $900 million in connection with a termination by Jarden or Newell Rubbermaid of the merger agreement as a result of (1) the proceeds to be provided to Newell Rubbermaid pursuant to the bridge credit facility sufficient to consummate the closing of the first merger not being available and (2) the occurrence of a debt rating failure. Furthermore, if the merger agreement is terminated because the Newell Rubbermaid stockholders fail to approve the share issuance or the Jarden stockholders fail to adopt the merger agreement, then the party who did not obtain the requisite stockholder approval must pay the other party’s customary and documented expenses up to a total of $100 million. For more information, see “The Merger Agreement—Expenses and Termination Fees” beginning on page 165 of this joint proxy statement/prospectus.

Listing of Shares of Newell Rubbermaid Common Stock and Delisting and Deregistration of Jarden Common Stock (See page 146)

Under the terms of the merger agreement, Newell Rubbermaid is required to use commercially reasonable efforts to cause the shares of Newell Rubbermaid common stock to be issued in the share issuance to be approved for listing on NYSE, prior to the closing of the merger transactions. Accordingly, application will be made to have the shares of Newell Rubbermaid common stock to be issued in the share issuance approved for listing on NYSE, where shares of Newell Rubbermaid common stock are currently traded under the symbol “NWL”.

If the first merger is completed, there will no longer be any publicly held shares of Jarden common stock. Accordingly, Jarden common stock will no longer be listed on NYSE and will be deregistered under the Exchange Act.

Comparison of Stockholders’ Rights (See page 261)

Jarden stockholders will have different rights once they become Newell Rubbermaid stockholders due to differences between the organizational documents of Jarden and Newell Rubbermaid. See “Comparison of Stockholders’ Rights” beginning on page 261 of this joint proxy statement/prospectus.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF NEWELL RUBBERMAID

The following table presents selected historical consolidated financial data of Newell Rubbermaid. The selected historical consolidated financial data as of December 31, 2015 and 2014, and for each of the years in the three-year period ended December 31, 2015, are derived from Newell Rubbermaid’s audited consolidated financial statements and accompanying notes, which are contained in the Newell Rubbermaid Form 10-K, which is incorporated by reference into this joint proxy statement/prospectus. The selected historical consolidated financial data as of December 31, 2013, 2012 and 2011, and for the years ended December 31, 2012 and 2011, are derived from Newell Rubbermaid’s audited consolidated financial statements for such years, which have previously been filed with the SEC but which are not incorporated by reference into this joint proxy statement/prospectus.

The information set forth below is only a summary. You should read the following information together with Newell Rubbermaid’s audited consolidated financial statements and accompanying notes and the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in the Newell Rubbermaid Form 10-K, which is incorporated by reference into this joint proxy statement/prospectus, and in Newell Rubbermaid’s other reports filed with the SEC. For more information, see “Where You Can Find More Information” beginning on page 276 of this joint proxy statement/prospectus.

	For the Years Ended December 31,
	2015(a)	2014(a)	2013(a), (b)	2012(b)	2011(b)
(in millions, except per share data)
STATEMENTS OF OPERATIONS DATA
Net sales	$5,915.7	$5,727.0	$5,607.0	$5,508.5	$5,451.5
Cost of products sold	3,611.1	3,523.6	3,482.1	3,414.4	3,388.3

Gross margin	2,304.6	2,203.4	2,124.9	2,094.1	2,063.2
Selling, general and administrative expenses	1,573.9	1,480.5	1,399.5	1,403.5	1,390.6
Pension settlement charge	52.1	65.4	—	—	—
Impairment charges	—	—	—	—	317.9
Restructuring costs(c)	77.2	52.8	110.3	52.9	47.9

Operating income	601.4	604.7	615.1	637.7	306.8
Nonoperating expenses:
Interest expense, net	79.9	60.4	60.3	76.1	86.2
Losses related to extinguishments of debt	—	33.2	—	10.9	4.8
Venezuela deconsolidation charge	172.7	—	—	—	—
Other expense (income), net	11.3	49.0	18.5	(1.3)	13.5

Net nonoperating expenses	263.9	142.6	78.8	85.7	104.5

Income before income taxes	337.5	462.1	536.3	552.0	202.3
Income taxes	78.2	89.1	120.0	161.5	19.1

Income from continuing operations	259.3	373.0	416.3	390.5	183.2
Income (loss) from discontinued operations, net of tax	90.7	4.8	58.3	10.8	(58.0)

Net income	$350.0	$377.8	$474.6	$401.3	$125.2

Weighted-average shares outstanding:
Basic	269.3	276.1	288.6	291.2	293.6
Diluted	271.5	278.9	291.8	293.6	296.2
Earnings (loss) per share:
Basic:
Income from continuing operations	$0.96	$1.35	$1.44	$1.34	$0.62
Income (loss) from discontinued operations	$0.34	$0.02	$0.20	$0.04	$(0.20)
Net income	$1.30	$1.37	$1.64	$1.38	$0.43
Diluted:
Income from continuing operations	$0.96	$1.34	$1.43	$1.33	$0.62
Income (loss) from discontinued operations	$0.33	$0.02	$0.20	$0.04	$(0.20)
Net income	$1.29	$1.35	$1.63	$1.37	$0.42
Dividends	$0.76	$0.66	$0.60	$0.43	$0.29

(a)	Supplemental data regarding 2015, 2014 and 2013 is provided in Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations of the Newell Rubbermaid Form 10-K, which is incorporated by reference into this joint proxy statement/prospectus.

(b)	Statement of Operations data for 2013, 2012 and 2011 has been adjusted to reclassify the results of operations of the Endicia and Culinary electrics and retail businesses to discontinued operations. Statement of Operations data for 2012 and 2011 has been adjusted to reclassify the results of operations of the Hardware and Teach businesses to discontinued operations.

(c)	Restructuring costs include asset impairment charges, employee severance and termination benefits, employee relocation costs, and costs associated with exited contractual commitments and other restructuring costs.

	As of December 31,
	2015(a)	2014(a)	2013(a)	2012	2011
(in millions)
BALANCE SHEET DATA
Inventories, net	$721.8	$708.5	$684.4	$696.4	$699.9
Working capital(b)(c)	504.9	403.6	551.9	568.3	366.7
Total assets(b)	7,278.0	6,564.3	5,967.8	6,215.6	6,154.7
Short-term debt, including current portion of long-term debt	388.8	397.4	174.8	211.9	367.5
Long-term debt, net of current portion	2,687.6	2,084.5	1,661.6	1,706.5	1,809.3
Total stockholders’ equity	$1,826.4	$1,854.9	$2,075.0	$2,000.2	$1,852.6

(a)	Supplemental data regarding 2015, 2014 and 2013 is provided in Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations of the Newell Rubbermaid Form 10-K, which is incorporated by reference into this joint proxy statement/prospectus.

(b)	In November 2015, the Financial Accounting Standards Board issued Accounting Standards Update, 2015-17, Income Taxes (Topic 740), requiring deferred tax assets and liabilities to be classified as noncurrent assets and liabilities in the balance sheet. ASU 2015-17 is effective for annual periods beginning after December 15, 2016, and interim periods within those annual periods. Early adoption is permitted as of the beginning of an interim or annual reporting period. Newell Rubbermaid adopted ASU 2015-17 retrospectively as of December 31, 2015. Accordingly, working capital and total assets in the Selected Historical Consolidated Financial Data of Newell Rubbermaid have been adjusted to give effect to the retrospective adoption of ASU 2015-17. See Note 16 of the notes to consolidated financial statements in the Newell Rubbermaid Form 10-K, which is incorporated by reference into this joint proxy statement/prospectus, for additional information.

(c)	Working capital is defined as current assets less current liabilities.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF JARDEN

The following tables present selected historical consolidated financial data of Jarden. The selected historical consolidated financial data as of December 31, 2015 and 2014, and for each of the years in the three-year period ended December 31, 2015, are derived from Jarden’s audited consolidated financial statements and accompanying notes, which are contained in Jarden’s Annual Report on Form 10-K for the year ended December 31, 2015, which is incorporated by reference into this joint proxy statement/prospectus. The selected historical consolidated financial data as of December 31, 2013, 2012 and 2011, and for the years ended December 31, 2012 and 2011, are derived from Jarden’s audited consolidated financial statements for such years, which have previously been filed with the SEC but which are not incorporated by reference into this joint proxy statement/prospectus.

The information set forth below is only a summary. You should read the following information together with Jarden’s audited consolidated financial statements and accompanying notes and the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in Jarden’s Annual Report on Form 10-K for the year ended December 31, 2015, which is incorporated by reference into this joint proxy statement/prospectus, and in Jarden’s other reports filed with the SEC. For more information, see “Where You Can Find More Information” beginning on page 276 of this joint proxy statement/prospectus.

	For the Years Ended December 31,
	2015(b)	2014(b)	2013(b)	2012	2011
(in millions, except per share data)
STATEMENTS OF OPERATIONS DATA
Net sales	$8,603.9	$8,287.1	$7,355.9	$6,696.1	$6,679.9
Operating earnings(a)	507.7	639.8	572.9	576.8	522.9
Interest expense, net	226.1	210.3	195.4	185.3	179.7
Loss on early extinguishment of debt	—	56.7	25.9	—	12.8
Income tax provision	135.1	130.3	147.7	147.6	125.7

Net income(a)	$146.5	$242.5	$203.9	$243.9	$204.7

Basic earnings per share(a)	$0.75	$1.31	$1.20	$1.39	$1.03
Diluted earnings per share(a)	$0.72	$1.28	$1.18	$1.38	$1.03
OTHER FINANCIAL DATA
Net cash provided by operating activities	$684.7	$627.0	$668.5	$480.3	$427.1
Net cash provided by (used in) financing activities	2,618.7	265.5	1,405.6	164.7	(196.7)
Net cash used in investing activities	(3,117.1)	(711.5)	(1,957.4)	(427.5)	(113.1)
Depreciation and amortization	245.4	191.1	165.9	152.8	163.7
Capital expenditures	214.6	202.1	211.0	154.5	126.9
Cash dividends declared per common share(d)	—	—	—	—	0.15

(a)	Includes the following significant items affecting comparability:

•	2015 includes: $60.6 million of charges related to the deconsolidation of Jarden’s Venezuelan operations that include, in part, charges for the remeasurement of net monetary assets and the impairment of long-lived assets (see Note 1 of the notes to Jarden’s audited consolidated financial statements contained in Jarden’s Annual Report on Form 10-K for the year ended December 31, 2015, which is incorporated by reference into this joint proxy statement/prospectus); non-cash impairment charges of $151 million related to the impairment of goodwill, intangible and other assets (see Note 6 of the notes to Jarden’s audited consolidated financial statements contained in Jarden’s Annual Report on Form 10-K for the year ended December 31, 2015, which is incorporated by reference into this joint proxy statement/prospectus); $77.8 million of cumulative stock-based compensation related to certain restricted share awards where compensation expense was not previously recognized as the achievement of the performance targets was not deemed probable (see Note 13 of the notes to Jarden’s audited consolidated financial statements contained Jarden’s Annual Report on Form 10-K for the year ended December 31, 2015, which is incorporated by reference into this joint proxy statement/prospectus); $36.9 million for the purchase accounting adjustment charged to cost of sales for the elimination of manufacturer’s profit in inventory related to acquisitions and $105 million acquisition-related and other costs, net.

•	2014 includes: $175 million of charges related to Jarden’s Venezuelan operations, which are primarily comprised of a foreign exchange-related charge of $151 million due to the write-down of net monetary assets (see Note 1 of the notes to Jarden’s audited consolidated financial statements Jarden’s Annual Report on Form 10-K for the year ended December 31, 2015, which is incorporated by reference into this joint proxy statement/prospectus); non-cash impairment charges of $25.4 million related to the impairment of intangible assets (see Note 6 of the notes to Jarden’s audited consolidated financial statements contained Jarden’s Annual Report on Form 10-K for the year ended December 31, 2015, which is incorporated by reference into this joint proxy statement/prospectus); $42.0 million of acquisition-related and other costs, net; and a $56.7 million loss on the extinguishment of debt (see Note 9 of the notes to Jarden’s audited consolidated financial statements contained in Jarden’s Annual Report on Form 10-K for the year ended December 31, 2015, which is incorporated by reference into this joint proxy statement/prospectus).

•	2013 includes: $29.0 million of charges related to Jarden’s Venezuelan operations, which are almost entirely comprised of a non-cash charge related to the write-down of monetary assets (see Note 1 of the notes to Jarden’s audited consolidated financial statements contained in Jarden’s Annual Report on Form 10-K for the year ended December 31, 2015, which is incorporated by reference into this joint proxy statement/prospectus); $89.8 million for the purchase accounting adjustment charged to cost of sales for the elimination of manufacturer’s profit in inventory related to acquisitions; $22.0 million of restructuring costs, net (see item (c) below); and a $25.9 million loss on the extinguishment of debt (see Note 9 of the notes to Jarden’s audited consolidated financial statements contained Jarden’s Annual Report on Form 10-K for the year ended December 31, 2015, which is incorporated by reference into this joint proxy statement/prospectus).

•	2012 includes: $27.1 million of restructuring costs, net (see item (c) below); and $17.5 million of acquisition-related and other costs, net.

•	2011 includes: non-cash impairment charges of $52.5 million, primarily comprised of a non-cash impairment charge of $43.4 million related to the impairment of goodwill and intangibles; $23.4 million of restructuring costs, net (see item (c) below); and $21.4 million of acquisition-related and other costs, net.

(b)	The results of Visant Holding Corp., Waddington Group, Inc., Rexair Holdings, Inc. and Yankee Candle Investments LLC are included from their dates of acquisition of November 2, 2015, July 31, 2015, August 29, 2014 and October 3, 2013, respectively.

(c)	Restructuring costs include costs associated with exit or disposal activities, including costs of employee and lease terminations and facility closings or other exit activities (see Note 16 of the notes to Jarden’s audited consolidated financial statements contained Jarden’s Annual Report on Form 10-K for the year ended December 31, 2015, which is incorporated by reference into this joint proxy statement/prospectus).

(d)	In January 2012, Jarden announced that the Jarden board had decided to suspend Jarden’s dividend program following the dividend paid on January 31, 2012.

	As of December 31,
(in millions)	2015	2014	2013	2012	2011
BALANCE SHEET DATA
Cash and cash equivalents	$1,298.4	$1,164.8	$1,128.5	$1,034.1	$808.3
Working capital(a)	2,379.0	2,240.8	2,044.1	2,081.7	2,029.8
Total assets	14,293.1	10,799.3	10,096.1	7,710.6	7,116.7
Total debt	6,381.0	5,058.9	4,742.4	3,798.1	3,159.4
Total stockholders’ equity	4,052.3	2,609.3	2,549.7	1,759.6	1,912.0

(a)	Working capital is defined as current assets less current liabilities. For 2015, 2014, 2013, 2012 and 2011, working capital excluding cash was $1.1 billion, $1.1 billion, $916 million, $1.0 billion and $1.2 billion, respectively.

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER SHARE DATA

Historical per Share Data for Newell Rubbermaid and Jarden Common Stock

The historical per share data for Newell Rubbermaid and Jarden common stock below is derived from the audited consolidated financial statements of each of Newell Rubbermaid and Jarden as of and for the year ended December 31, 2015.

Unaudited Pro Forma Combined per Share Data for Newell Rubbermaid Common Stock

The unaudited pro forma combined per share data for Newell Rubbermaid common stock set forth below gives effect to the merger transactions as if they had occurred on January 1, 2015, the beginning of the earliest period presented, in the case of continuing net income per share data, and as of December 31, 2015, in the case of book value per share data, and assuming that each outstanding share of Jarden common stock had been converted into shares of Newell Rubbermaid common stock based on the exchange ratio of 0.862. The exchange ratio does not include the $21.00 cash portion of the merger consideration.

The unaudited pro forma combined per share data for Newell Rubbermaid common stock has been derived from the audited consolidated financial statements for each of Newell Rubbermaid and Jarden as of and for the year ended December 31, 2015.

The unaudited pro forma combined per share data for Newell Rubbermaid common stock has been derived using the acquisition method of accounting. See “Unaudited Pro Forma Condensed Combined Financial Statements” beginning on page 233 of this joint proxy statement/prospectus. Accordingly, the pro forma adjustments reflect the assets and liabilities of Jarden at their preliminary estimated fair values. Differences between these preliminary estimates and the final values in acquisition accounting will occur and these differences could have a material impact on the unaudited pro forma combined per share information set forth below.

The unaudited pro forma combined per share data for Newell Rubbermaid common stock does not purport to represent the actual results of operations that Newell Rubbermaid would have achieved had the merger transactions been completed during these periods or to project the future results of operations that Newell Rubbermaid may achieve after the merger transactions.

Unaudited Pro Forma Combined per Jarden Equivalent Share Data

The unaudited pro forma combined per Jarden equivalent share data set forth below shows the effect of the merger transactions from the perspective of an owner of Jarden common stock. The information was calculated by multiplying the unaudited pro forma combined per share data for Newell Rubbermaid common stock by the exchange ratio of 0.862. The exchange ratio does not include the $21.00 cash portion of the merger consideration.

Generally

You should read the below information in conjunction with the selected historical consolidated financial data included elsewhere in this joint proxy statement/prospectus and the historical consolidated financial statements of Newell Rubbermaid and Jarden and related notes that have been filed with the SEC, certain of which are incorporated by reference into this joint proxy statement/prospectus. See “Selected Historical Consolidated Financial Data of Newell Rubbermaid,” “Selected Historical Consolidated Financial Data of Jarden” and “Where You Can Find More Information” beginning on pages 29, 31 and 276, respectively, of this joint proxy statement/prospectus. The unaudited pro forma combined per share data for Newell Rubbermaid common stock and the unaudited pro forma combined per Jarden equivalent share data is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and related notes included in this joint proxy statement/prospectus. See “Unaudited Pro Forma Condensed Combined Financial Statements” beginning on page 233 of this joint proxy statement/prospectus.

The following table sets forth certain historical and unaudited pro forma combined per share information for Newell Rubbermaid and Jarden.

As of/For the Year Ended December 31, 2015
Newell Rubbermaid Historical per Common Share Data:
Net income from continuing operations—basic	$0.96
Net income from continuing operations—diluted	0.96
Cash dividends paid	0.76
Book value(1)	$6.84
Jarden Historical per Common Share Data:
Net income from continuing operations—basic	$0.75
Net income from continuing operations—diluted	0.72
Cash dividends paid	—
Book value(1)	$18.44
Unaudited Pro Forma Combined per Share Data(2):
Net income from continuing operations—basic	$0.40
Net income from continuing operations—diluted	0.40
Cash dividends paid(3)	N/A
Book value(1)	21.65
Unaudited Pro Forma Combined per Jarden Equivalent Share Data(2):
Net income from continuing operations—basic(4)(5)	$0.34
Net income from continuing operations—diluted(4)(5)	0.34
Cash dividends paid(3)	N/A
Book value(1)(3)(5)	18.66

(1)	Calculated by dividing stockholders’ equity by shares of common stock outstanding excluding common stock equivalents and securities convertible into shares of common stock.

(2)	Calculated based on the information contained in “Unaudited Pro Forma Condensed Combined Financial Statements” beginning on page 233 of this joint proxy statement/prospectus, including giving effect to the assumed conversion of all of the outstanding Jarden convertible notes into shares of Jarden common stock entitled to receive the merger consideration.

(3)	Pro forma combined dividends per share is not presented as the dividend policy for Newell Brands will be determined by the Newell Brands board of directors following completion of the merger transactions.

(4)	Amounts calculated by multiplying unaudited pro forma combined per share amounts by the exchange ratio in the first merger of 0.862 shares of Newell Rubbermaid common stock for each share of Jarden common stock. The exchange ratio does not include the $21.00 cash portion of the merger consideration.

(5)	The information shows how each share of Jarden common stock would have participated in Newell Rubbermaid’s net income from continuing operations and book value if the merger transactions had occurred on January 1, 2015, in the case of net income per share data, and as of December 31, 2015, in the case of book value per share data.

COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

Market Prices

Newell Rubbermaid common stock is listed on NYSE under the trading symbol “NWL.” Jarden common stock is listed on NYSE under the trading symbol “JAH.”

The cash dividends declared, and the high and low sales prices per share for Newell Rubbermaid common stock as reported on NYSE, were as follows:

	Newell Rubbermaid Common Stock
	High	Low	Dividend
2016:
First Quarter (through March 17, 2016)	$43.83	$33.26	$0.19
2015:
First Quarter	$40.37	$36.33	$0.19
Second Quarter	42.00	37.95	0.19
Third Quarter	44.51	38.17	0.19
Fourth Quarter	50.90	39.39	0.19
2014:
First Quarter	$32.54	$29.14	$0.15
Second Quarter	31.61	28.27	0.17
Third Quarter	35.25	30.85	0.17
Fourth Quarter	38.73	31.14	0.17

The high and low sales prices per share for Jarden common stock as reported on NYSE were as follows:

	Jarden Common Stock
	High	Low
2016:
First Quarter (through March 17, 2016)	$57.50	$48.17
2015:
First Quarter	$54.26	$44.77
Second Quarter	54.57	50.77
Third Quarter	57.09	47.21
Fourth Quarter	57.97	43.19
2014(1):
First Quarter	$42.67	$38.10
Second Quarter	40.58	36.17
Third Quarter	41.37	36.73
Fourth Quarter	48.72	36.27

(1)	On November 24, 2014, Jarden consummated a 3-for-2 stock split in the form of a stock dividend of one additional share of Jarden common stock for every two shares of Jarden common stock. Market prices reported for periods preceding the stock split have been adjusted to give retroactive effect to the stock split.

Jarden did not declare or pay any cash dividends during any of the periods above.

The following table sets forth the closing price per share of Newell Rubbermaid common stock and of Jarden common stock as of December 11, 2015, the last trading day prior to the public announcement of the merger transactions and March 17, 2016, the most recent practicable trading day prior to the date of this joint proxy statement/prospectus. The table also shows the implied value of the merger consideration for each share of

Jarden common stock as of the same two dates. This implied value was calculated by multiplying the closing price of a share of Newell Rubbermaid common stock on the relevant date by the exchange ratio of 0.862, representing the stock portion of the merger consideration, and adding $21.00, the cash portion of the merger consideration.

	Newell Rubbermaid Common Stock	Jarden Common Stock	Implied Per Share Value of Merger Consideration
December 11, 2015	$45.28	$52.68	$60.03
March 17, 2016	$42.63	$57.18	$57.75

The market prices of shares of Newell Rubbermaid common stock and Jarden common stock have fluctuated since the date of the announcement of the merger transactions and will continue to fluctuate from the date of this joint proxy statement/prospectus to the date of the Newell Rubbermaid annual meeting, the Jarden special meeting and the date the first merger is completed, and the market price of shares of Newell Brands common stock will continue to fluctuate after the completion of the merger transactions. No assurance can be given concerning the market prices of Newell Rubbermaid common stock or Jarden common stock before the completion of the first merger or Newell Brands common stock after the completion of the merger transactions. The exchange ratio is fixed in the merger agreement, but the market price of Newell Rubbermaid common stock (and therefore the value of the merger consideration) when received by Jarden stockholders after the completion of the first merger could be greater than, less than or the same as shown in the table above. Accordingly, Jarden stockholders are advised to obtain current market quotations for Newell Rubbermaid common stock and Jarden common stock when considering whether to vote for adoption of the merger agreement.

Dividends

Newell Rubbermaid currently pays a quarterly dividend on Newell Rubbermaid common stock. On February 12, 2016, Newell Rubbermaid announced the declaration of a quarterly cash dividend of $0.19 per share payable March 15, 2016 to Newell Rubbermaid stockholders of record on February 29, 2016. Newell Rubbermaid last paid a quarterly dividend on December 15, 2015, of $0.19 per share. Under the terms of the merger agreement, until the effective time of the first merger, Newell Rubbermaid will not, and will not permit any Newell Rubbermaid subsidiary, to declare, set aside or pay any dividend on, or make any other distributions in respect of, or enter into any contract with respect to the voting of, any of its capital stock, other than (1) Newell Rubbermaid’s regular quarterly cash dividends made in accordance with its existing dividend policy in an amount up to $0.19 per share (subject to periodic increases in such amount as determined by the Newell Rubbermaid board consistent with past practice) payable in respect of shares of Newell Rubbermaid common stock and (2) dividends and distributions by a direct or indirect wholly-owned subsidiary of Newell Rubbermaid to Newell Rubbermaid or another direct or indirect wholly-owned subsidiary of Newell Rubbermaid.

Jarden does not currently pay a quarterly dividend on Jarden common stock. Under the terms of the merger agreement, until the effective time of the first merger, Jarden will not, and will not permit any Jarden subsidiary, to declare, set aside or pay any dividend on, or make any other distributions in respect of, or enter into any contract with respect to the voting of, any of its capital stock, other than dividends and distributions by a direct or indirect wholly-owned subsidiary of Jarden to that wholly-owned subsidiary’s direct or indirect parent.

Any Jarden stockholder who holds the Newell Rubbermaid common stock into which Jarden common stock is converted in the first merger will receive whatever dividends are declared and paid on Newell Rubbermaid common stock after the effective time of the first merger. However, no dividend or other distribution having a record date after the effective time of the first merger will actually be paid with respect to any Newell Rubbermaid common stock into which Jarden common stock has been converted in the first merger until the certificates formerly representing shares of Jarden common stock have been surrendered (or the book-entry shares formerly representing shares of Jarden common stock have been transferred), at which time any accrued dividends and other distributions on those shares of Newell Rubbermaid common stock will be paid without interest. Subject to the limitations set forth in the merger agreement, any future dividends by Newell Rubbermaid or Newell Brands will be declared and paid at the discretion of the Newell Rubbermaid or Newell Brands board, and any future dividends by Jarden will be declared and paid at the discretion of the Jarden board. There can be no assurance that any future dividends will be declared or paid by Newell Rubbermaid or Newell Brands or Jarden or as to the amount or timing of those dividends, if any.

CAUTIONARY INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

Statements included or incorporated by reference into this joint proxy statement/prospectus that are not historical in nature are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements relate to information or assumptions about the timing of completion of the proposed merger transactions, the expected benefits of the proposed merger transactions, management’s plans, goals, projections and objectives for future operations, scale and performance, integration plans and expected cost savings therefrom, and anticipated future financial and operating performance results, including operating margin or gross margin improvements, capital and other expenditures, cash flow, dividends, restructuring and other project costs and debt ratings, among other things. Forward-looking statements are accompanied by words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “objective,” “outlook,” “plan,” “project,” “possible,” “potential,” “should” “target,” “will,” “would,” and similar expressions.

Statements regarding future events or the future performance or results inherently are subject to a variety of risks, contingencies and other uncertainties that could cause actual results, performance or achievements to differ materially from those described in or implied by the forward-looking statements. The risks, contingencies and other uncertainties that could result in the failure of the merger transactions to be completed or, if completed, that could have a material adverse effect on the results of operations, cash flows and financial position of Newell Brands following the merger transactions, and any anticipated benefits of the merger transactions to Newell Brands, include:

•	the uncertainty of the value of the merger consideration due to the fixed exchange ratio and potential fluctuation in the market price of Newell Rubbermaid common stock;

•	the ownership dilution to each separate company’s stockholders as a result of the share issuance;

•	the failure to obtain necessary regulatory or other approvals for the merger transactions, which could result in a material delay in, or the abandonment of, the merger transactions or otherwise have a material adverse effect on Newell Rubbermaid or Jarden, or if obtained, the possibility of Newell Rubbermaid being subjected to conditions that could reduce or delay the expected cost savings and other benefits of the merger transactions;

•	the failure to obtain necessary stockholder approvals for the share issuance and the adoption of the merger agreement;

•	the obligation of Newell Rubbermaid to complete the merger transactions even if financing is not available or is available only on terms other than those currently anticipated;

•	the failure to satisfy required closing conditions or complete the merger transactions in a timely manner or at all;

•	the risk that the merger transactions may not qualify as a reorganization under Section 368(a) of the Code and, as a result, Jarden stockholders may be required to pay substantial U.S. federal income taxes;

•	the effect of the announcement of the merger transactions on each company’s ability to retain and hire key personnel, maintain business relationships, and on operating results and the businesses generally;

•	the effect of restrictions placed on Newell Rubbermaid’s and Jarden’s respective subsidiaries’ business activities and ability to pursue alternatives to the merger transactions pursuant to the merger agreement;

•	certain of Newell Rubbermaid’s executive officers having interests in the merger transactions that may be different from, or in addition to, the interests of Newell Rubbermaid stockholders generally;

•	Jarden’s directors and executive officers having interests in the merger transactions that may be different from, or in addition to, the interests of Jarden stockholders generally;

•	the possibility of changes in circumstances between the date of the signing of the merger agreement and completion of the merger transactions that will not be reflected in the fairness opinions obtained by the boards of directors of Newell Rubbermaid and Jarden from their respective advisors;

•	the terms and availability of indebtedness planned to be incurred in connection with the merger transactions;

•	the risk that Newell Rubbermaid or, after the merger transactions, Newell Brands, may not be able to maintain its investment grade rating;

•	the potential impact of the merger transactions on the stock price of Newell Rubbermaid and, after the merger transactions, Newell Brands, and the dividends expected to be paid to Newell Rubbermaid and, after the merger transactions, Newell Brands stockholders in the future;

•	the failure to realize projected cost savings and other benefits from the merger transactions;

•	the incurrence of significant pre- and post-transaction related costs in connection with the merger transactions that are, and will be, incurred regardless of whether the merger transactions are completed;

•	the difference in rights provided to Jarden stockholders under Jarden’s certificate of incorporation and bylaws as compared to the rights Jarden stockholders will obtain as Newell Rubbermaid stockholders under Newell Rubbermaid’s certificate of incorporation and bylaws; and

•	the occurrence of any event giving rise to the right of a party to terminate the merger agreement.

For a further discussion of these and other risks, contingencies and uncertainties that may impact Newell Rubbermaid or Jarden, and that Newell Rubbermaid and Jarden stockholders should consider prior to deciding whether to vote FOR the share issuance and FOR the adoption of the merger agreement, as applicable, see “Risk Factors” beginning on page 40 of this joint proxy statement/prospectus and in Newell Rubbermaid’s and Jarden’s other filings with the SEC incorporated by reference into this joint proxy statement/prospectus.

Due to these risks, contingencies and other uncertainties, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this joint proxy statement/prospectus as to the forward-looking statements contained in this joint proxy statement/prospectus, and as of the date of any document incorporated by reference into this joint proxy statement/prospectus as to any forward-looking statement incorporated by reference herein. Except as provided by federal securities laws, neither Newell Rubbermaid nor Jarden is required to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. All subsequent written or oral forward-looking statements attributable to Newell Rubbermaid or Jarden or any person acting on its or their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Newell Rubbermaid and Jarden do not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date of this joint proxy statement/prospectus or to reflect the occurrence of unanticipated events, except as may be required under applicable federal securities laws.

RISK FACTORS

In deciding how to vote with respect to the approval of the share issuance for Newell Rubbermaid stockholders and with respect to the adoption of the merger agreement for Jarden stockholders, Newell Rubbermaid stockholders and Jarden stockholders should carefully consider the following risk factors and all of the other information contained in or incorporated by reference into this joint proxy statement/prospectus, including but not limited to, the matters addressed in “Cautionary Information Regarding Forward-Looking Statements” beginning on page 38 of this joint proxy statement/prospectus and the matters discussed under “Item 1A. Risk Factors” of Newell Rubbermaid’s and Jarden’s Annual Reports on Form 10-K for the year ended December 31, 2015, as updated from time to time in Newell Rubbermaid’s and Jarden’s subsequent filings with the SEC, which are incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 276 of this joint proxy statement/prospectus.

Risk Factors Relating to the Merger Transactions

The exchange ratio is fixed and will not be adjusted in the event of any change in either Newell Rubbermaid’s or Jarden’s stock price. Because the market price of Newell Rubbermaid common stock may fluctuate, the value of the merger consideration is uncertain.

In the first merger, each share of Jarden common stock (other than dissenters’ shares or treasury shares held by Jarden and any shares of Jarden common stock owned by any Jarden subsidiary, Newell Rubbermaid or Newell Rubbermaid subsidiary) will be converted into the right to receive and exchanged for the merger consideration, consisting of (1) 0.862 of a fully paid and nonassessable share of Newell Rubbermaid common stock plus (2) $21.00 in cash. No fractional shares will be issued in the first merger, and Jarden stockholders will receive cash in lieu of any fractional shares.

Though the cash portion of the merger consideration is known, because the exchange ratio is fixed, the value of the stock portion of the merger consideration will depend on the market price of Newell Rubbermaid common stock at the effective time of the first merger. The exchange ratio will not be adjusted for changes in the market price of the common stock of Newell Rubbermaid or Jarden between the date of signing the merger agreement and completion of the first merger. There will be a lapse of time between the date on which Newell Rubbermaid stockholders vote on the share issuance at the Newell Rubbermaid annual meeting and Jarden stockholders vote on the merger agreement at the Jarden special meeting, and the date on which Jarden stockholders entitled to receive shares of Newell Rubbermaid common stock actually receive those shares. The value of the stock portion of the merger consideration has fluctuated since the date of the announcement of the merger agreement and will continue to fluctuate from the date of this joint proxy statement/prospectus to the effective time of the first merger and thereafter. The closing sale price per share of Jarden common stock as of December 11, 2015, the last trading date before the public announcement of the merger agreement, was $52.68, and the closing sale price per share has fluctuated as high as $57.55 and as low as $48.71 between that date and March 17, 2016. The closing sale price per share of Newell Rubbermaid common stock as of December 11, 2015, the last trading date before the public announcement of the merger agreement, was $45.28, and the closing sale price per share has fluctuated as high as $45.28 and as low as $33.76 between that date and March 17, 2016. Accordingly, at the time of the Newell Rubbermaid annual meeting and the Jarden special meeting, the value of the stock portion of the merger consideration will not be known. Stock price changes may result from a variety of factors, including, among others, general market and economic conditions, changes in Newell Rubbermaid’s and Jarden’s respective operations and prospects, cash flows, and financial position, market assessments of the likelihood that the merger transactions will be completed, the timing of the merger transactions, and regulatory considerations. Moreover, the issuance of additional shares of Newell Rubbermaid common stock in the share issuance could depress the per share price of Newell Rubbermaid common stock. There is no right to terminate the merger agreement, and the merger transactions contemplated thereby, as a result of an increase or decrease in the market price of the shares of Newell Rubbermaid common stock prior to the effective time of the first merger.

Newell Rubbermaid and Jarden stockholders are urged to obtain current market quotations for shares of Newell Rubbermaid and Jarden common stock before making a decision on whether to vote FOR the share issuance and FOR the adoption of the merger agreement, respectively.

Current Newell Rubbermaid stockholders and Jarden stockholders will generally have a reduced ownership and voting interest in Newell Brands after the merger transactions.

Newell Rubbermaid expects to issue to Jarden stockholders approximately 223.8 million shares of Newell Rubbermaid common stock in the first merger (including shares of Newell Rubbermaid common stock issuable in connection with outstanding Jarden stock options and restricted stock awards and assuming the conversion of all the outstanding Jarden convertible notes into shares of Jarden common stock entitled to receive the merger consideration). Based on the number of shares of common stock of Newell Rubbermaid and Jarden expected to be outstanding immediately prior to the completion of the first merger, Newell Rubbermaid stockholders and Jarden stockholders are expected to own approximately 54% and 46%, respectively, of the common stock of Newell Rubbermaid immediately after completion of the first merger, based on the securities outstanding at that time and the expected conversion value of the outstanding Jarden convertible notes at that time.

Newell Rubbermaid stockholders and Jarden stockholders currently have the right to vote for their respective directors and on other matters affecting their respective companies. At the completion of the first merger, each Jarden stockholder that receives shares of Newell Rubbermaid common stock and is not already a stockholder of Newell Rubbermaid will become a stockholder of Newell Rubbermaid with a percentage ownership that will be smaller than such stockholder’s percentage ownership of Jarden prior to the first merger. Correspondingly, each Newell Rubbermaid stockholder will remain a stockholder of Newell Rubbermaid with a percentage ownership will generally be smaller than such stockholder’s percentage of Newell Rubbermaid prior to the first merger. As a result of these reduced ownership percentages, each of Newell Rubbermaid and Jarden stockholders will generally have less voting power in Newell Brands after the first merger than they now have in their respective companies.

The merger transactions are subject to the receipt of consents and clearances from domestic and foreign regulatory authorities that may impose conditions that could have a material adverse effect on Newell Rubbermaid, Jarden or Newell Brands following the merger transactions, or, if not obtained, could prevent the completion of the merger transactions.

Before the merger transactions can be completed, waiting periods must expire or terminate under applicable antitrust laws, including the HSR Act, and various approvals, consents or clearances must be obtained from certain other regulatory entities. In deciding whether to grant antitrust or regulatory clearances, the relevant authorities will consider the effect of the merger transactions on competition within their relevant jurisdictions. Newell Rubbermaid and Jarden have submitted all mandatory pre-closing notifications to U.S. and foreign competition authorities, and certain reviews are currently ongoing until expiration of applicable waiting periods or the receipt of approvals from antitrust or other governmental authorities. On March 17, 2016, the waiting period applicable to the merger transactions under the HSR Act expired. Although Newell Rubbermaid and Jarden have agreed in the merger agreement to use commercially reasonable efforts, subject to certain limitations, to obtain the required governmental authorizations, there can be no assurance that the relevant authorizations will be obtained.

The governmental authorities from which these authorizations are required have broad discretion in administering the governing regulations. The terms and conditions of approvals that are granted may impose requirements, limitations, costs or restrictions on the conduct of Newell Brands following the closing of the merger transactions. Under the terms of the merger agreement, subject to certain conditions, Newell Rubbermaid or Jarden could be required to divest, hold separate or otherwise take actions that would limit their ownership or control, or their ability to retain or hold, directly or indirectly, certain businesses, assets, equity interests, product lines, properties or services. Moreover, governmental authorities could take action to prevent or enjoin completion of the merger transactions, and under the terms of the merger agreement, subject to certain conditions, Newell Rubbermaid and Jarden have agreed to litigate or defend against any proceeding involving governmental authorities taking action to block the merger transactions. Additional information about each party’s commitments to take certain specified actions, subject to certain exceptions and limitations, in connection with obtaining regulatory approvals are described under “Newell Rubbermaid Proposal I: Approval of the Share Issuance and Jarden Proposal I: Adoption of the Merger Agreement—Regulatory Approvals Required to Complete the Merger Transactions” beginning on page 141 of this joint proxy statement/prospectus and “The Merger Agreement—Efforts to Complete the Merger Transactions” beginning on page 159 of this joint proxy statement/prospectus.

There can be no assurance that regulators will not impose terms, conditions, requirements, limitations, costs or restrictions that would delay the completion of the merger transactions, impose additional material costs on or limit the revenues of Newell Brands after the merger transactions, or limit some of the cost savings and other benefits that Newell Rubbermaid and Jarden expect following completion of the merger transactions. In addition, neither Newell Rubbermaid nor Jarden can provide any assurance that any such terms, conditions, requirements, limitations, costs, or restrictions will not result in the abandonment of the merger transactions. Any delay in completing the merger transactions or any modification to the merger transactions currently contemplated may adversely affect the timing and amount of cost savings and other benefits that are expected to be achieved from the merger transactions.

The merger transactions are subject to the receipt of certain approvals in addition to those from regulatory authorities, including approvals from Newell Rubbermaid stockholders as to the share issuance and Jarden stockholders as to the merger agreement. Failure to obtain these approvals would prevent completion of the merger transactions.

Before the merger transactions can be completed, Newell Rubbermaid stockholders must approve the share issuance and Jarden stockholders must adopt the merger agreement. There can be no assurance that these approvals will be obtained. Failure to obtain the required approvals may result in a material delay in, or the abandonment of, the merger transactions. Any delay in completing the merger transactions may materially adversely affect the timing and amount of cost savings and other benefits that are expected to be achieved from the merger transactions.

Newell Rubbermaid may encounter difficulties or high costs associated with securing financing necessary to pay the cash portion of the merger consideration.

Newell Rubbermaid currently intends to finance the cash portion of the merger consideration and related fees and expenses incurred by it in connection with the merger transactions, to refinance approximately $4.6 billion of outstanding Jarden debt and to assume two tranches of outstanding Jarden debt with principal amounts of $300 million and €300 million, respectively, with up to approximately $9.5 billion of new debt expected to be incurred in the form of (1) up to approximately $8.0 billion of newly issued Newell Rubbermaid debt securities and the $1.5 billion term loan facility, depending on market conditions at the time of obtaining the financing, and (2) available balance sheet cash. To the extent necessary, Newell Rubbermaid may also fund all or a portion of the cash portion of the merger consideration from borrowings under the bridge credit facility or from borrowings under other permanent or alternative financing.

Newell Rubbermaid expects to pursue financing that would replace or supplement financing available under the bridge credit facility. There is no guarantee that replacement or supplemental financing will be available to Newell Rubbermaid on acceptable terms or at all. Newell Rubbermaid’s ability to obtain financing to replace or supplement the commitment under the bridge credit facility will be subject to various factors, including market conditions, operating performance and credit ratings, and may be subject to restrictions in the agreements relating to Newell Rubbermaid’s outstanding debt.

The receipt of financing by Newell Rubbermaid is not a condition to the completion of the first merger or any of the other transactions contemplated by the merger agreement and, in certain limited circumstances in which Newell Rubbermaid or Jarden may be permitted to terminate the merger if (1) the proceeds to be provided to Newell Rubbermaid pursuant to the bridge credit facility sufficient to consummate the closing of the first merger are not available and (2) a debt rating failure has occurred, Newell Rubbermaid will be required to complete the merger transactions (assuming that all of the conditions to its obligations under the merger agreement are satisfied), whether or not the bridge credit facility or other financing is available on acceptable terms or at all.

The merger transactions are subject to a number of conditions to the obligations of both Newell Rubbermaid and Jarden to complete the merger transactions, which, if not fulfilled, or not fulfilled in a timely manner, may result in termination of the merger agreement.

The merger agreement contains a number of conditions to completion of the merger transactions, including, among others:

•	approval of the share issuance by Newell Rubbermaid stockholders;

•	adoption of the merger agreement by Jarden stockholders;

•	effectiveness under the Securities Act of Newell Rubbermaid’s Form S-4 registration statement relating to the offer, sale and issuance of the Newell Rubbermaid common stock in connection with the share issuance and the absence of any stop order in respect thereof or proceedings by the SEC for that purpose;

•	the affirmative approval of antitrust and competition authorities or expiration of waiting periods in certain specified jurisdictions;

•	the absence of laws, orders, judgments and injunctions that restrain, enjoin or otherwise prohibit completion of the merger transactions;

•	subject to certain exceptions, the accuracy of representations and warranties with respect to the businesses of Newell Rubbermaid and Jarden and compliance by Newell Rubbermaid and Jarden with their respective covenants contained in the merger agreement; and

•	the absence of a material adverse effect relating to Newell Rubbermaid or Jarden.

Many of the conditions to completion of the merger transactions are not within either Newell Rubbermaid’s or Jarden’s control, and neither company can predict when or if these conditions will be satisfied. If any of these conditions are not satisfied or waived prior to July 31, 2016, which may be extended by either Newell Rubbermaid or Jarden up to two times, each for an additional 45 day period, it is possible that the merger agreement may be terminated. Although Newell Rubbermaid and Jarden have agreed in the merger agreement to use commercially reasonable efforts, subject to certain limitations, to complete the merger transactions as promptly as practicable, these and other conditions to the completion of the merger transactions may fail to be satisfied. In addition, satisfying the conditions to and completion of the merger transactions may take longer, and could cost more, than Newell Rubbermaid and Jarden expect. Neither Newell Rubbermaid nor Jarden can predict whether and when these other conditions will be satisfied. Furthermore, the requirements for obtaining the required clearances and approvals could delay the completion of the merger transactions for a significant period of time or prevent them from occurring. Any delay in completing the merger transactions may adversely affect the cost savings and other benefits that Newell Rubbermaid expects to achieve if the merger transactions and the integration of the companies’ respective businesses are completed within the expected timeframe.

If the merger transactions do not qualify as a reorganization under Section 368(a) of the Code, the stockholders of Jarden may be required to pay substantial U.S. federal income taxes.

It is a condition to completion of the merger transactions that Jones Day, tax counsel to Newell Rubbermaid, and Greenberg Traurig, tax counsel to Jarden, each deliver to Newell Rubbermaid and Jarden, respectively, an opinion, dated on the closing date of the merger transactions, to the effect that the merger transactions will qualify for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code. Each party may waive the requirement to receive an opinion from its tax counsel as a condition to such party’s obligation to complete the merger transactions. These opinions will be based on certain assumptions and representations as to factual matters from Newell Rubbermaid and Jarden, as well as certain covenants and undertakings by Newell Rubbermaid and Jarden, all of which must continue to be true and accurate as of the effective time of the first merger. If any of the assumptions, representations, covenants or undertakings is incorrect, incomplete, inaccurate or is violated, one or both of the opinions may not be delivered and, if delivered, the conclusions reached by counsel in their opinions cannot be relied upon and the tax consequences of the merger transactions could differ from those described in this joint proxy statement/prospectus. Additionally, an opinion of counsel represents counsel’s best legal judgment but is not binding on the IRS or any court, so there can be no certainty that the IRS will not challenge the conclusions reflected in the opinions or that a court will not sustain such a challenge. If the IRS or a court determines that the merger transactions do not qualify as a “reorganization,” a U.S. holder of Jarden common stock would generally recognize taxable gain or loss for U.S. federal income tax purposes upon the exchange equal to the difference between (1) the sum of the amount of cash and the value of the Newell Rubbermaid common stock received by such U.S. holder, and (2) such U.S. holder’s tax basis in the Jarden common stock surrendered in the exchange.

Uncertainties associated with the merger transactions may cause a loss of management personnel and other key employees which could adversely affect the future business and operations of Newell Brands following the merger transactions.

Newell Rubbermaid and Jarden are dependent on the experience and industry knowledge of their officers and other key employees to execute their business plans. Newell Brands success’ after the merger transactions will depend in part upon its ability to retain key management personnel and other key employees. Current and prospective employees of Newell Rubbermaid and Jarden may experience uncertainty about their roles within Newell Brands following the merger transactions or other concerns regarding the timing and completion of the merger transactions or the operations of Newell Brands following the merger transactions, any of which may have an adverse effect on the ability of each of Newell Rubbermaid and Jarden to attract or retain key management and other key personnel. Accordingly, no assurance can be given that Newell Brands following the merger transactions will be able to attract or retain key management personnel and other key employees of Newell Rubbermaid and Jarden to the same extent that Newell Rubbermaid and Jarden have previously been able to attract or retain their own employees.

The business relationships of Newell Rubbermaid and Jarden may be subject to disruption due to uncertainty associated with the merger transactions, which could have a material adverse effect on the results of operations, cash flows and financial position of Newell Rubbermaid or Jarden or Newell Brands following the merger transactions.

Parties with which Newell Rubbermaid or Jarden do business may experience uncertainty associated with the merger transactions, including with respect to current or future business relationships with Newell Rubbermaid, Jarden or Newell Brands following the merger transactions. Newell Rubbermaid’s and Jarden’s business relationships may be subject to disruption as customers, distributors, suppliers, vendors and others may attempt to negotiate changes in existing business relationships or consider entering into business relationships with parties other than Newell Rubbermaid or Jarden or Newell Brands following the merger transactions. These disruptions could have an adverse effect on the results of operations, cash flows and financial position of Newell

Rubbermaid or Jarden, including an adverse effect on Newell Brands’ ability to realize the expected cost savings and other benefits of the merger transactions. The risk, and adverse effect, of any disruption could be exacerbated by a delay in completion of the merger transactions or termination of the merger agreement.

The merger agreement subjects Newell Rubbermaid and Jarden to restrictions on their respective business activities prior to the effective time of the first merger.

The merger agreement subjects Newell Rubbermaid and Jarden to restrictions on their respective business activities and obligates Newell Rubbermaid and Jarden to generally operate their businesses in the ordinary course, consistent with past practice, until the effective time of the first merger. These restrictions could prevent Newell Rubbermaid and Jarden from pursuing attractive business opportunities that arise prior to the effective time of the first merger and are outside the ordinary course of business.

Each of Newell Rubbermaid’s and Jarden’s directors and executive officers have interests in the merger transactions that may be different from, or in addition to, the interests of Newell Rubbermaid and Jarden stockholders generally.

In considering the recommendation of the Newell Rubbermaid board that Newell Rubbermaid stockholders vote FOR the share issuance and FOR the Newell Rubbermaid adjournment proposal, Newell Rubbermaid stockholders should be aware and take into account the fact that certain Newell Rubbermaid executive officers have interests in the merger transactions that may be different from, or in addition to, the interests of Newell Rubbermaid stockholders generally and that may create potential conflicts of interest. Specifically, in connection with the announcement of the merger transactions, Messrs. Tarchetti and Burke, who each had previously announced their intentions to resign from their respective positions at Newell Rubbermaid as of the end of 2015, have each agreed to remain in the employ of Newell Rubbermaid and are expected to assume new positions in connection with the completion of the merger transactions. When they assume their new roles upon completion of the merger transactions, it is expected that Messrs. Tarchetti and Burke, as well as the other Newell Rubbermaid executive officers, will receive compensation packages reflective of their increased responsibilities. In anticipation of Mr. Tarchetti’s expanded role as President of Newell Brands following the completion of the merger transactions, the compensation committee of the Newell Rubbermaid board made a special grant to Mr. Tarchetti of restricted stock units, with an aggregate grant date fair value of $4.4 million as well as cash payments in respect of forgone dividend equivalents of approximately $36,436. See “Newell Rubbermaid Proposal I: Approval of the Share Issuance and Jarden Proposal I: Adoption of the Merger Agreement—Interests of Certain Newell Rubbermaid Executive Officers in the Merger Transactions” beginning on page 127 of this joint proxy statement/prospectus for a more detailed description of these interests.

In addition, in considering the recommendation of the Jarden board that Jarden stockholders vote FOR the adoption of the merger agreement, FOR the merger-related compensation proposal and FOR the Jarden adjournment proposal, Jarden stockholders should be aware and take into account the fact that certain Jarden directors and executive officers have interests in the merger transactions that may be different from, or in addition to, the interests of Jarden stockholders generally and that may create potential conflicts of interest. Specifically, Messrs. Franklin, Ashken, Lillie, Capps, LeFevre and Sansone will receive up to $180.2 million, $84.6 million, $84.3 million, $12.3 million, $11.8 million and $12.3 million, respectively, in value arising from cash severance payments, payment of accrued salaries and bonuses, accelerated vesting of outstanding restricted stock awards, and the payment of amounts under various insurance, retirement and similar policies and plans. Such amounts for Mr. Franklin also represent the difference between (i) the estimated fair market value of Jarden’s existing aircraft (of which Mr. Franklin has an option to purchase), and (ii) Jarden’s estimated tax basis in such aircraft, each as of December 31, 2015. Newell Rubbermaid has also entered into an agreement with a company controlled by Mr. Franklin, for which Messrs. Ashken and Lillie will serve as officer(s) and/or employee(s), and pursuant to which this company has agreed to provide certain advisory services to Newell Brands for three years following the completion of the merger transactions in exchange for $12.0 million and the reimbursement of certain expenses relating thereto.

Each director of Jarden will receive approximately $0.2 million in value arising from the accelerated vesting of outstanding restricted stock awards. The directors and executive officers of Jarden will also be entitled to certain indemnification rights.

See “Newell Rubbermaid Proposal I: Approval of the Share Issuance and Jarden Proposal I: Adoption of the Merger Agreement—Interests of Certain Jarden Directors and Executive Officers in the Merger Transactions” beginning on page 128 of this joint proxy statement/prospectus for a more detailed description of these interests.

The fairness opinions obtained by the boards of directors of each of Newell Rubbermaid and Jarden from their respective financial advisors will not reflect changes, circumstances, developments or events that may have occurred or may occur after the date of the opinions.

Each of Goldman Sachs and Centerview, Newell Rubbermaid’s financial advisors in connection with the merger transactions, have delivered to the Newell Rubbermaid board a written opinion, each dated as of December 13, 2015, to the effect that, as of that date and based upon and subject to the matters described in their respective opinions, the merger consideration was fair, from a financial point of view, to Newell Rubbermaid. Barclays, Jarden’s financial advisor in connection with the proposed transaction, delivered to the Jarden board an oral opinion on December 13, 2015, which was confirmed by a written opinion, dated December 14, 2015, as to the fairness, from a financial point of view, to the holders of shares of Jarden common stock (other than dissenters’ shares or treasury shares held by Jarden and any shares of Jarden common stock owned by any Jarden subsidiary, Newell Rubbermaid or Newell Rubbermaid subsidiary) of the merger consideration.

Neither the Newell Rubbermaid board nor the Jarden board has obtained an updated fairness opinion as of the date of this joint proxy statement/prospectus from its respective financial advisors, and neither expects to receive updated fairness opinions prior to the completion of the merger transactions.

The opinions do not reflect changes, circumstances, developments or events that may have occurred or may occur after the date of the opinions, including changes in the operations and prospects of Newell Rubbermaid and Jarden or their respective operating companies, regulatory or legal changes, general market and economic conditions and other factors that may be beyond the control of Newell Rubbermaid and Jarden, and on which the fairness opinions were based, and that may alter the value of Newell Rubbermaid and Jarden or the prices of shares of Newell Rubbermaid or Jarden common stock at the effective time of the first merger. The value of the stock portion of the merger consideration has fluctuated since, and could be materially different from its value as of, the date of the opinions, and the opinions do not address the prices at which shares of Newell Rubbermaid common stock or Jarden common stock may trade since the dates of the opinions. The opinions do not speak as of the time the merger transactions will be completed or as of any date other than the dates of such opinions. Neither Newell Rubbermaid nor Jarden anticipates asking its financial advisors to update their opinion, and none of the respective financial advisors has an obligation or responsibility to update, revise or reaffirm its respective opinion based on circumstances, developments or events that may have occurred or may occur after the date of the opinion. The opinions of Newell Rubbermaid’s and Jarden’s financial advisors are attached as Annex B, Annex C and Annex D, respectively, to this joint proxy statement/prospectus and are incorporated by reference herein.

The merger agreement limits Newell Rubbermaid’s and Jarden’s respective ability to pursue alternatives to the merger transactions and may discourage other companies from trying to acquire Newell Rubbermaid or Jarden.

The merger agreement contains “no shop” provisions that restrict each of Newell Rubbermaid’s and Jarden’s ability to solicit or initiate discussions with third parties regarding other proposals to acquire Newell Rubbermaid or Jarden, as applicable, and Newell Rubbermaid and Jarden have each agreed to certain terms and conditions relating to their ability to respond to, enter into discussion and negotiation with respect to, and approve and accept, certain unsolicited proposals that constitute or are reasonably likely to lead to a superior proposal. In addition, the other party generally has an opportunity to offer to modify the terms of the merger transactions in response to any competing acquisition proposals before the board of directors of the party that has received such competing acquisition proposal may withdraw or qualify its recommendation. The merger agreement further provides that, upon termination of the merger agreement under specified circumstances, including termination by Newell Rubbermaid or Jarden to enter into a definitive agreement for a proposal that constitutes a superior proposal, Newell Rubbermaid or Jarden, as applicable, will be required to pay the other a cash termination fee equal to $385 million. In addition, if the merger agreement is terminated by either party due to a failure to obtain the applicable necessary stockholder approval, Newell Rubbermaid or Jarden, as applicable, will be required to reimburse the other for up to $100 million for fees and expenses incurred in connection with the merger transactions.

These provisions could discourage a potential third-party acquirer that might have an interest in acquiring all or a significant portion of Newell Rubbermaid or Jarden from considering or proposing that acquisition, even if it were prepared to pay consideration with a higher per share cash or total value than the total value proposed to be paid or received in the merger transactions. These provisions might also result in a potential third-party acquirer proposing to pay a lower price to the stockholders than it might otherwise have proposed to pay because of the added expense of the termination fee and other fees and expenses that may become payable in certain circumstances.

Failure to complete the merger transactions could negatively impact Newell Rubbermaid’s or Jarden’s stock price and have a material adverse effect on either or both of their results of operations, cash flows and financial position.

If the merger transactions are not completed for any reason, including as a result of Newell Rubbermaid or Jarden stockholders failing to approve the applicable proposals, the ongoing businesses of Newell Rubbermaid and Jarden may be materially adversely affected and, without realizing any of the benefits of having completed the merger transactions, Newell Rubbermaid and Jarden would be subject to a number of risks, including the following:

•	Newell Rubbermaid and Jarden may experience negative reactions from the financial markets, including negative impacts on their respective stock prices;

•	Newell Rubbermaid and Jarden and their respective subsidiaries may experience negative reactions from their respective customers, distributors, regulators, vendors and employees;

•	Newell Rubbermaid and Jarden will still be required to pay certain significant costs relating to the merger transactions, such as legal, accounting, financial advisor and printing fees;

•	Newell Rubbermaid or Jarden may be required to pay one or more cash termination fees as required by the merger agreement;

•	the merger agreement places certain restrictions on the conduct of the respective businesses pursuant to the terms of the merger agreement, which may have delayed or prevented the respective companies from undertaking business opportunities that, absent the merger agreement, may have been pursued;

•	matters relating to the merger transactions (including integration planning) require substantial commitments of time and resources by each company’s management, which could have resulted in the distraction of each company’s management from ongoing business operations and pursing other opportunities that could have been beneficial to the companies; and

•	litigation related to any failure to complete the merger transactions or related to any enforcement proceeding commenced against Newell Rubbermaid or Jarden to perform their respective obligations under the merger agreement.

If the merger transactions are not completed, the risks described above may materialize and they may have a material adverse effect on Newell Rubbermaid’s or Jarden’s results of operations, cash flows, financial position and stock prices.

The unaudited pro forma condensed combined financial statements and the unaudited prospective financial information prepared by Newell Rubbermaid and Jarden included in this joint proxy statement/prospectus are based on a number of preliminary estimates and assumptions and the actual results of operations and financial position of Newell Brands after the merger transactions may differ materially.

The unaudited pro forma condensed combined financial information in this joint proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what Newell Brands’ actual results of operations and financial position would have been had the merger transactions been completed on the dates indicated. The unaudited pro forma condensed combined financial information reflects adjustments, which are based upon preliminary estimates, to record the Jarden identifiable assets to be acquired and liabilities to be assumed at fair value, and the resulting goodwill to be recognized. The purchase price allocation reflected is preliminary, and final allocation of the purchase price will be based upon the actual purchase price and the fair value of the assets acquired and liabilities assumed in the first merger. Accordingly, the final acquisition accounting adjustments may differ materially from the pro forma adjustments reflected in this document. The unaudited pro forma condensed combined financial information is also based on a number of other estimates and assumptions, including estimates and assumptions of the type and terms of debt to be incurred to pay the cash portion of the merger consideration and the related fees and expenses. If the type or terms of the new debt actually incurred differ materially from the estimates and assumptions set out in the accompanying unaudited pro forma condensed combined financial information, Newell Brands’ actual results and financial condition after the completion of the merger transactions could differ materially from the results and financial condition contemplated by the unaudited pro forma condensed combined financial information.

The unaudited prospective financial information prepared by Newell Rubbermaid and Jarden in this joint proxy statement/prospectus was prepared for each company’s internal purposes and is presented in this joint proxy statement/prospectus because such forecasts were furnished to the Newell Rubbermaid board, the Jarden board and their respective financial advisors. The unaudited prospective financial information is based on numerous variables and assumptions that are inherently uncertain and are beyond the control of each company’s management team, including assumptions with respect to macro-economic trends, interest rates and anticipated growth rates, and is not necessarily indicative of what each company’s actual results of operations, cash flows or financial position would be on the dates indicated. The assumptions used in preparing these forecasts may not prove to be accurate and other factors may affect Newell Brands’ actual results and financial condition after the completion of the merger transactions, which may cause Newell Brands’ actual results and financial condition to differ materially from the estimates contained in the unaudited prospective financial information prepared by Newell Rubbermaid and Jarden.

The shares of Newell Rubbermaid common stock to be received by Jarden stockholders upon completion of the first merger will have different rights from shares of Jarden common stock.

Upon completion of the first merger, Jarden stockholders will no longer be stockholders of Jarden. Instead, former Jarden stockholders will become stockholders of Newell Rubbermaid (which will be renamed Newell Brands) and their rights as Newell Brands stockholders will be governed by the terms of the Newell Brands certificate of incorporation and the Newell Brands bylaws, which are expected to be substantially similar to the Newell Rubbermaid certificate of incorporation and Newell Rubbermaid bylaws other than to reflect the name change to “Newell Brands.” The terms of the Newell Rubbermaid certificate of incorporation and the Newell Rubbermaid bylaws are in some respects materially different than the terms of the Jarden certificate of incorporation and the Jarden bylaws, which currently govern the rights of Jarden stockholders. See “Comparison of Stockholders’ Rights” beginning on page 261 of this joint proxy statement/prospectus for a discussion of the different rights associated with shares of Newell Rubbermaid common stock and shares of Jarden common stock.

Risk Factors Relating to Newell Brands Following the Merger Transactions

Newell Brands may be unable to successfully integrate the businesses of Newell Rubbermaid and Jarden successfully or realize the anticipated benefits of the merger transactions.

The merger transactions involve the combination of two companies that currently operate as independent public companies. Newell Brands will be required to devote significant management attention and resources to integrating the business practices and operations of Newell Rubbermaid and Jarden. Potential difficulties that Newell Brands may encounter as part of the integration process include the following:

•	the inability to successfully combine the businesses of Newell Rubbermaid and Jarden in a manner that permits Newell Brands to achieve, on a timely basis, or at all, the enhanced revenue opportunities and cost savings and other benefits anticipated to result from the merger transactions;

•	complexities associated with managing the combined businesses, including difficulty addressing possible differences in corporate cultures, management philosophies and the business models of the two companies and the challenge of integrating complex systems, technology, networks and other assets of each of the companies in a seamless manner that minimizes any adverse impact on customers, suppliers, employees and other constituencies; and

•	potential unknown liabilities and unforeseen increased expenses or delays associated with the merger transactions.

In addition, Newell Rubbermaid and Jarden have operated and, until the completion of the merger transactions will continue to operate, independently. It is possible that the integration process could result in:

•	diversion of the attention of each company’s management; and

•	the disruption of, or the loss of momentum in, each company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies.

Any of these issues could adversely affect each company’s ability to maintain relationships with customers, suppliers, employees and other constituencies or achieve the anticipated benefits of the merger transactions, or could reduce each company’s earnings or otherwise adversely affect the business and financial results of Newell Brands following the merger transactions.

The substantial additional indebtedness that Newell Rubbermaid will incur in connection with the merger transactions could materially adversely affect Newell Brands and its financial position after the merger transactions, which may include a decrease in Newell Brands’ business flexibility, an increase in its borrowing costs and/or a reduction of Newell Brands’ credit ratings.

Following completion of the merger transactions, Newell Brands will have substantially increased debt compared to Newell Rubbermaid on a recent historical basis. Newell Rubbermaid expects to incur more than $5.0 billion of additional debt (excluding approximately $4.6 billion of Jarden debt expected to be refinanced in connection with the merger transactions and two tranches of outstanding Jarden debt with principal amounts of $300 million and €300 million, respectively, expected to be assumed by Newell Brands in connection with the first merger), assuming the conversion of all the Jarden convertible notes into shares of Jarden common stock entitled to receive the merger consideration in connection with the completion of the first merger. This increased level of debt or any further increase in our level of debt in connection with the closing of the merger transactions could have the effect, among other things, of reducing Newell Brands’ flexibility to respond to changing business and economic conditions and will have the effect of increasing Newell Brands’ interest expense. In addition, if Newell Brands is unable to timely reduce its level of indebtedness following the merger transactions, Newell Brands will be subject to increased demands on its cash resources, which could increase its total debt to capitalization ratios, decrease its interest coverage ratios or otherwise result in a breach of certain covenants or otherwise adversely affect the business and financial results of the combined company.

Newell Rubbermaid’s credit ratings impact the cost and availability of future borrowings and, accordingly, Newell Rubbermaid’s cost of capital. Newell Rubbermaid’s credit ratings reflect each rating organization’s opinion of Newell Rubbermaid’s financial strength, operating performance and ability to meet Newell Rubbermaid’s debt obligations. Any contemplated or any actual reduction in Newell Rubbermaid’s credit ratings, either on a corporate basis or any one or more debt issuances, including the expected issuance of up to $8.0 billion of new debt securities, or under the bridge credit facility or otherwise, may limit Newell Rubbermaid’s ability to borrow at interest rates consistent with the interest rates currently available or available to Newell Rubbermaid prior to the merger transactions, even if such reduction does not result in a loss of Newell Rubbermaid’s investment grade rating. Any impairment of Newell Rubbermaid’s ability to obtain future financing on favorable terms could have a material adverse effect on Newell Rubbermaid’s ability to finance the cash portion of the merger consideration through the issuance of debt securities or another alternative to borrowings under the bridge credit facility on terms more favorable than those contemplated by the bridge credit facility, or to refinance the bridge credit facility if drawn.

The future results of Newell Brands following the merger transactions will suffer if Newell Brands does not effectively manage its expanded operations.

Following the merger transactions, the size of the business of Newell Brands will increase significantly beyond the current size of either Newell Rubbermaid’s or Jarden’s business. Newell Brands’ future success will depend, in part, upon its ability to manage this expanded business, including challenges related to the management and monitoring of new operations and associated increased costs and complexity. There can be no assurances that Newell Brands will be successful or that it will realize the expected operating efficiencies, cost savings, revenue enhancements or other benefits currently anticipated from the merger transactions.

Newell Brands is expected to incur substantial expenses related to the merger transactions and integration.

Newell Rubbermaid, before the merger transactions, and Newell Brands after the merger transactions, expect to incur an aggregate of approximately $95 million of transaction-related fees and expenses and $500 million of costs related to integration of Jarden’s business into Newell Brands. There are a large number of processes, policies, procedures, operations, technologies and systems that may need to be integrated, including purchasing, accounting and finance, sales, payroll, pricing and benefits. There are many factors beyond their control that could affect the total amount or the timing of the integration expenses. Moreover, many of the expenses that will be incurred are, by their nature, difficult to estimate accurately. These expenses could, particularly in the near term, exceed the savings that Newell Rubbermaid expects to achieve from the elimination of duplicative expenses and the realization of economies of scale and cost savings. These integration expenses likely will result in Newell Brands taking significant charges against earnings following the completion of the merger transactions, and the amount and timing of such charges are uncertain at present.

The merger transactions may result in a loss of customers, suppliers or strategic alliances and may result in the termination of existing contracts.

Following the merger transactions, some of the customers, potential customers, suppliers or strategic partners of Newell Rubbermaid or Jarden, as historical businesses, may terminate or scale back their business relationship with Newell Brands. Some customers may not wish to source a larger percentage of their needs from a single company, or may feel that Newell Brands is too closely allied with one of their competitors. In addition, Newell Rubbermaid and Jarden have contracts with customers, suppliers, vendors, landlords, licensors and other business partners which may require Newell Rubbermaid or Jarden to obtain consents from these other parties in connection with the merger transactions, which may not be obtained at all or on favorable terms. If customer or supplier relationships or strategic alliances are adversely affected by the merger transactions, or if Newell Brands, following the merger transactions, loses the benefits of the contracts of Newell Rubbermaid or Jarden, Newell Brands’ business and financial performance could suffer.

Newell Brands may have to make additional contributions following completion of the merger transactions to fund its pension and other post-retirement benefit plans, including Jarden plans.

Newell Rubbermaid and Jarden and their respective subsidiaries currently maintain and contribute to defined benefit pension plans and other post-retirement benefit plans that cover various categories of employees and retirees. The obligation to make contributions to fund benefit obligations under these pension and other post-retirement benefit plans is based on actuarial valuations, which are based on certain assumptions, including the long-term return on plan assets and the discount rate. Newell Brands may have to make additional contributions following completion of the merger transactions to fund its pension and other post-retirement benefit plans, including any such Jarden plans. Additional contributions could have a material adverse effect on the results of operations, cash flows and financial position of Newell Brands.

Other Risk Factors Relating to Newell Rubbermaid and Jarden

As a result of entering into the merger agreement, Newell Rubbermaid’s and Jarden’s businesses are and will be subject to the risks described above. In addition, Newell Rubbermaid and Jarden are, and following completion of the merger transactions, Newell Brands will continue to be, subject to the risks described in Newell Rubbermaid’s and Jarden’s Annual Reports on Form 10-K for the fiscal year ended December 31, 2015, as updated from time to time in their subsequent filings with the SEC, including those incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 276 of this joint proxy statement/prospectus.

THE COMPANIES

Newell Rubbermaid Inc.

Newell Rubbermaid Inc. is a global marketer of consumer and commercial products that help people get more out of life every day, where they live, learn, work and play. Newell Rubbermaid’s products are marketed under a strong portfolio of leading brands, including Sharpie®, Paper Mate®, Expo®, Prismacolor®, Mr. Sketch®, Elmer’s®, Parker® and Waterman®, Dymo®, Rubbermaid®, Contigo®, Goody®, Calphalon®, Irwin®, Lenox®, Rubbermaid Commercial Products®, Graco®, Aprica® and Baby Jogger®.

Strategic Initiatives. Newell Rubbermaid is committed to building leading brands through understanding the needs of consumers and using those insights to create innovative, highly differentiated product solutions that offer superior performance and value. In 2015, Newell Rubbermaid increased advertising and promotion investments in support of its brands by $42.3 million compared to 2014, and Newell Rubbermaid intends to continue to leverage its portfolio of leading brands to create a margin structure that allows for further increases in brand investment.

Newell Rubbermaid is executing its Growth Game Plan, which is its strategy to simplify the organization and free up resources to invest in growth initiatives and strengthened capabilities in support of its brands. The changes being implemented in the execution of the Growth Game Plan are considered key enablers to building a bigger, faster-growing, more global and more profitable company.

Business Segments. Newell Rubbermaid’s five segments and key brands included in each of the five business segments are as follows:

Segment	Key Brands	Description of Primary Products
Writing	Sharpie®, Paper Mate®, Expo®, Prismacolor®, Mr. Sketch®, Elmer’s®, X-Acto®, Parker®, Waterman®, Dymo® Office	Writing instruments, including markers and highlighters, pens and pencils; art products; activity-based adhesives and cutting products; fine writing instruments; labeling solutions

Home Solutions	Rubbermaid®, Contigo®, bubba®, Calphalon®, Levolor®, Goody®	Indoor/outdoor organization, food storage and home storage products; durable beverage containers; gourmet cookware, bakeware and cutlery; window treatments; hair care accessories

Tools	Irwin®, Lenox®, hilmor™, Dymo® Industrial	Hand tools and power tool accessories; industrial bandsaw blades; tools for HVAC systems; label makers and printers for industrial use

Commercial Products	Rubbermaid Commercial Products®	Cleaning and refuse products; hygiene systems; material handling solutions

Baby & Parenting	Graco®, Baby Jogger®, Aprica®, Teutonia®	Infant and juvenile products such as car seats, strollers, highchairs and playards

Newell Rubbermaid is a Delaware corporation. Its principal executive offices are located at Three Glenlake Parkway, Atlanta, Georgia 30328, and its telephone number is (770) 418-7000.

As a component of the merger transactions, Newell Rubbermaid Inc. will change its name to Newell Brands Inc.

Jarden Corporation

Jarden is a leading provider of a diverse range of consumer products with a portfolio of over 120 trusted, quality brands sold globally. Jarden has achieved leading market positions in a number of niche categories by selling branded products through a variety of distribution channels, including club, department store, drug, grocery, mass merchant, sporting goods and specialty retailers, as well as direct to consumers. By leveraging its strong brand portfolio, category management expertise and customer service focus, Jarden has established and continues to maintain long-term relationships with leading retailers within these channels and is currently the category manager at certain of these retailers in certain product categories. Moreover, several of Jarden’s leading brands, such as Ball®, Bee®, Bicycle®, Coleman®, Diamond®, Jostens®, Hodgman®, Madshus®, Pflueger®, Rawlings®, Shakespeare®, Sunbeam®, Tubbs®, Vôlkl® and Worth® have been in continuous use for over 100 years.

Jarden operates in three primary business segments through a number of well recognized brands:

Segment	Key Brands	Description of Primary Products
Branded Consumables	Ball®, Bee®, Bernardin®, Bicycle®, Billy Boy®, Crawford®, Diamond®, Envirocooler®, Fiona®, First Alert®, First Essentials®, Hoyle®, Kerr®, Lehigh®, Lifoam®, Lillo®, Loew-Cornell®, Mapa®, Millefiori®, NUK®, Pine Mountain®, Quickie®, Spontex®, Tigex®, Waddington, Yankee Candle®, YOU®	A broad line of branded consumer products, many of which are affordable, consumable and fundamental household staples

Consumer Solutions	Bionaire®, Breville®, Cadence®, Crock-Pot®, FoodSaver®, Health o meter®, Holmes®, Mr. Coffee®, Oster®, Patton®, Rainbow®, Rival®, Seal-a-Meal®, Sunbeam®, VillaWare®, White Mountain®	A diverse line of household products, including kitchen appliances and home environment products

Outdoor Solutions	Abu Garcia®, AeroBed®, Berkley®, Campingaz®, Coleman®, Dalbello®, ExOfficio®, Fenwick®, Greys®, Gulp!®, Hardy®, Invicta®, Jostens®, K2®, Marker®, Marmot®, Mitchell®, Neff®, PENN®, Rawlings®, Squadra®, Shakespeare®, Stearns®, Stren®, Trilene®, Vôlkl®, Zoot®	Global consumer active lifestyle products for outdoor and outdoor-related activities

In addition to the three primary business segments described above, Jarden’s Process Solutions segment manufactures, markets and distributes a wide variety of plastic products including closures, contact lens packaging, medical disposables, plastic cutlery and rigid packaging. Jarden is also the largest North American producer of niche products fabricated from solid zinc strip and is the sole source supplier of copper-plated zinc penny blanks to the United States Mint and a major supplier to the Royal Canadian Mint, as well as a supplier of brass, bronze and nickel-plated finishes on steel and zinc for coinage to other international markets. In addition, Jarden manufactures a line of industrial zinc products marketed globally for use in the architectural, automotive, construction, electrical component and plumbing markets.

Jarden is incorporated in Delaware, the address of its executive corporate headquarters is 1800 North Military Trail, Boca Raton, Florida 33431, and its telephone number is (561) 447-2520.

NCPF Acquisition Corp. I

NCPF Acquisition Corp. I, a wholly-owned subsidiary of Newell Rubbermaid, is a Delaware corporation that was formed on December 10, 2015 for the sole purpose of effecting the first merger. In the first merger, Merger Sub 1 will be merged with and into Jarden, with Jarden surviving as a wholly-owned subsidiary of Newell Rubbermaid.

Its principal executive offices and its telephone number are the same as those of Newell Rubbermaid.

NCPF Acquisition Corp. II

NCPF Acquisition Corp. II, a wholly-owned subsidiary of Newell Rubbermaid, is a Delaware corporation that was formed on December 10, 2015 for the sole purpose of effecting the subsequent merger. In the subsequent merger, Jarden will be merged with and into Merger Sub 2, with Merger Sub 2 continuing as the surviving corporation. As a result of the subsequent merger, Merger Sub 2 will own the legacy business of Jarden and will be a direct wholly-owned subsidiary of Newell Rubbermaid.

Its principal executive offices and its telephone number are the same as those of Newell Rubbermaid.

NEWELL RUBBERMAID ANNUAL MEETING

Newell Rubbermaid is providing this joint proxy statement/prospectus to its stockholders in connection with the solicitation of proxies to be voted at the Newell Rubbermaid annual meeting (or any adjournment or postponement of the Newell Rubbermaid annual meeting). This joint proxy statement/prospectus contains important information for you to consider when deciding how to vote on the matters brought before the Newell Rubbermaid annual meeting. Please read it carefully and in its entirety.

Date, Time and Location

The date, time and place of the Newell Rubbermaid annual meeting are set forth below:

Date: April 15, 2016

Time: 8:00 a.m., local time

Place: Intercontinental Buckhead Atlanta, 3315 Peachtree Road NE, Atlanta, Georgia 30326

Purpose

At the Newell Rubbermaid special meeting, Newell Rubbermaid stockholders will be asked to:

•	approve the share issuance;

•	vote FOR the Newell Rubbermaid adjournment proposal;

•	vote FOR the nine director nominees to the Newell Rubbermaid board; and

•	vote FOR an advisory resolution to approve Newell Rubbermaid’s executive compensation.

The approval of the share issuance by Newell Rubbermaid stockholders is a condition to the obligations of Newell Rubbermaid and of Jarden to complete the merger transactions. The approval of any of the other Newell Rubbermaid proposals listed above is not a condition to the obligations of Newell Rubbermaid or of Jarden to complete the merger transactions.

Recommendation of the Newell Rubbermaid Board of Directors

After consideration and consultation with its advisors, all of the members of the Newell Rubbermaid board who were able to attend and participate in the December 13, 2015 meeting of the Newell Rubbermaid board at which the merger agreement was being considered and voted on (one director who expressed support for the merger transactions was unable to participate or formally vote at this particular meeting) determined the first merger and the other transactions contemplated by the merger agreement were advisable and in the best interest of Newell Rubbermaid and its stockholders and all of such members approved and adopted the merger agreement, the first merger and the other transactions contemplated by the merger agreement. For more information regarding the factors considered by the Newell Rubbermaid board in reaching its decision to approve the merger agreement and the merger transactions contemplated by the merger agreement, see “Newell Rubbermaid Proposal I: Approval of the Share Issuance and Jarden Proposal I: Adoption of the Merger Agreement—Newell Rubbermaid’s Reasons for the Merger Transactions; Recommendation of the Newell Rubbermaid Board of Directors” beginning on page 80 of this joint proxy statement/prospectus.

The Newell Rubbermaid board recommends that Newell Rubbermaid stockholders vote FOR the share issuance and FOR the Newell Rubbermaid adjournment proposal. In addition, the Newell Rubbermaid board recommends that Newell Rubbermaid stockholders vote FOR the election of each of the nine director nominees to the Newell Rubbermaid board and FOR the advisory resolution to approve Newell Rubbermaid’s executive compensation.

Newell Rubbermaid Record Date; Outstanding Shares; Stockholders Entitled to Vote

The Newell Rubbermaid board has fixed the close of business on March 1, 2016, as the Newell Rubbermaid record date for determination of the Newell Rubbermaid stockholders entitled to vote at the Newell Rubbermaid annual meeting or any adjournment or postponement thereof. Only Newell Rubbermaid stockholders of record on the Newell Rubbermaid record date are entitled to receive notice of, and to vote at, the Newell Rubbermaid annual meeting or any adjournment or postponement thereof.

As of the Newell Rubbermaid record date, there were 268,069,317 shares of Newell Rubbermaid common stock outstanding and entitled to vote at the Newell Rubbermaid annual meeting, held by approximately 10,274 holders of record. Each outstanding share of Newell Rubbermaid common stock is entitled to one vote for each director nominee and one vote on each matter to be acted upon at the Newell Rubbermaid annual meeting.

An alphabetical list of stockholders entitled to vote at the Newell Rubbermaid annual meeting will be available for examination by any stockholder for any purpose germane to the Newell Rubbermaid annual meeting beginning ten days prior to the Newell Rubbermaid annual meeting during ordinary business hours at Newell Rubbermaid’s headquarters, and ending on the date of the Newell Rubbermaid annual meeting, and such list will also be available at the Newell Rubbermaid annual meeting during the duration of the meeting.

Quorum

A quorum of outstanding shares is necessary to take action at the Newell Rubbermaid annual meeting. A majority of the outstanding shares of Newell Rubbermaid common stock, present in person or by proxy, will constitute a quorum. The inspector of election appointed for the Newell Rubbermaid annual meeting will determine whether a quorum is present at the annual meeting. The inspector of election will treat abstentions and broker non-votes as present for purposes of determining the presence of a quorum. A broker non-vote occurs on an item when a nominee or intermediary is not permitted to vote without instructions from the beneficial owner of the shares and the beneficial owner fails to provide the nominee or intermediary with such instructions.

Required Vote

	Item	Vote Necessary for Approval*
Newell Rubbermaid Proposal I	Approval of Share Issuance	Approval requires the affirmative vote of a majority of the shares of Newell Rubbermaid common stock present in person or by proxy at the Newell Rubbermaid annual meeting and entitled to vote thereon.

Newell Rubbermaid Proposal II	Adjournment of Newell Rubbermaid Annual Meeting, if Necessary or Appropriate	Approval requires the affirmative vote of a majority of the shares of Newell Rubbermaid common stock present in person or by proxy at the Newell Rubbermaid annual meeting and entitled to vote thereon.

Newell Rubbermaid Proposal III	Election of Newell Rubbermaid Directors	Nominees receiving a majority of the votes cast with respect to that nominee’s election (number of shares voted FOR a director exceeds the number of votes cast against that director) will be elected as a director.

Newell Rubbermaid Proposal IV	Advisory Resolution to Approve Newell Rubbermaid’s Executive Compensation	Approval requires the affirmative vote of a majority of the shares of Newell Rubbermaid common stock present in person or by proxy at the Newell Rubbermaid annual meeting and entitled to vote thereon.

*	Under the rules of NYSE, if you hold your shares of Newell Rubbermaid common stock in street name, your nominee or intermediary may not vote your Newell Rubbermaid shares without instructions from you. Without your voting instructions, a broker non-vote will occur on each of the Newell Rubbermaid proposals to be considered and voted on at the Newell Rubbermaid annual meeting. Abstentions from voting will have the same effect as votes against Newell Rubbermaid Proposal I, Newell Rubbermaid Proposal II and Newell Rubbermaid Proposal IV. Broker non-votes will have no effect on any of the Newell Rubbermaid proposals to be considered and voted on at the Newell Rubbermaid annual meeting.

Share Ownership of and Voting by Newell Rubbermaid Directors and Executive Officers

At the Newell Rubbermaid record date, Newell Rubbermaid’s directors and executive officers and their affiliates beneficially owned and had the right to vote an aggregate of 1,768,441 shares of Newell Rubbermaid common stock at the Newell Rubbermaid annual meeting, which represents 0.66% of the outstanding shares of Newell Rubbermaid common stock entitled to vote at the Newell Rubbermaid annual meeting.

It is expected that Newell Rubbermaid’s directors and executive officers will vote their shares FOR the share issuance, FOR the Newell Rubbermaid adjournment proposal, FOR the election of each of the nine director nominees to the Newell Rubbermaid board and FOR the advisory resolution to approve Newell Rubbermaid’s executive compensation.

Voting of Shares

If your shares of Newell Rubbermaid common stock are registered directly in your name with Newell Rubbermaid’s transfer agent, then you are considered to be the stockholder “of record” with respect to those shares. You may specify whether your shares should be voted for or against, or whether you abstain from voting with respect to, each of the proposals to be considered and voted on at the Newell Rubbermaid annual meeting.

You may attend the Newell Rubbermaid annual meeting and vote your shares in person or you may submit a proxy by any of the following methods:

•	By Mail. If you choose to submit a proxy to vote by mail, simply complete the enclosed white proxy card, date and sign it, and return it in the postage-paid envelope provided. Your shares will be voted in accordance with the instructions on your white proxy card. If you sign your white proxy card and return it without marking any voting instructions, your shares will be voted FOR the proposal to approve the share issuance, FOR the Newell Rubbermaid adjournment proposal, FOR the election of each of the nine director nominees to the Newell Rubbermaid board and FOR the advisory resolution to approve Newell Rubbermaid’s executive compensation, and in the discretion of the persons named as proxies on all other matters that may properly come before the Newell Rubbermaid annual meeting or any adjournment or postponement of the Newell Rubbermaid annual meeting.

•	By Telephone. You may submit a proxy to vote your shares by telephone by calling the toll-free number provided on your white proxy card any time up to 11:59 p.m. Eastern Time, on April 14, 2016. The procedures are designed to authenticate votes cast by using a personal identification number located on your white proxy card. The procedures permit you to give a proxy to vote your shares and to confirm that your instructions have been properly recorded. If you vote by telephone, you should not return your white proxy card.

•	Through the Internet. You may also submit a proxy to vote through the Internet by signing on to the website identified on your proxy card and following the procedures described in the website any time up to 11:59 p.m. Eastern Time, on April 14, 2016. The procedures are designed to authenticate votes cast by using a personal identification number located on your white proxy card. The procedures permit you to give a proxy to vote your shares and to confirm that your instructions have been properly recorded. If you vote by Internet, you should not return your white proxy card.

If you are a beneficial owner and hold your shares in street name, or through a nominee or intermediary, such as a bank or broker, you must either direct the record holder of your shares how to vote your shares or obtain a proxy, executed in your favor, from the record holder to be able to vote at the Newell Rubbermaid annual meeting. You will receive separate instructions from such nominee or intermediary describing how to vote your shares. The availability of telephonic or Internet voting will depend on the intermediary’s voting process. Please check with your nominee or intermediary and follow the voting instructions provided by your nominee or intermediary with these materials.

If you participate in the Newell Rubbermaid 401(k) Savings and Retirement Plan, then your white proxy card will serve as voting instructions for the trustee of the Newell Rubbermaid 401(k) Savings and Retirement Plan for shares of Newell Rubbermaid common stock allocated to your account under the Newell Rubbermaid 401(k) Savings and Retirement Plan. You may direct the trustee how to vote by completing and returning the white voting card, by telephone or through the Internet. If valid instructions are not received by 11:59 p.m. Eastern Time on April 14, 2016, your shares will be voted proportionately by the trustee in the same manner in which the trustee votes all shares for which it has received valid instructions.

Your vote is very important. Whether or not you plan to attend the Newell Rubbermaid annual meeting, please act promptly to vote your shares with respect to the proposals described above. You may vote your shares by completing, signing and dating the enclosed white proxy card and returning it in the postage-paid envelope provided. You also may vote your shares by telephone or through the Internet by following the instructions set forth on the white proxy card. If you attend the Newell Rubbermaid annual meeting, you may vote your shares in person, even if you have previously submitted a proxy in writing, by telephone or through the Internet. If your shares are held in the name of a nominee or intermediary, please follow the instructions on the voting instruction card furnished by such record holder. For participants in Newell Rubbermaid’s 401(k) Savings and Retirement Plan, the white proxy card will serve as voting instructions for the trustee of the Newell Rubbermaid 401(k) Savings and Retirement Plan.

Revocability of Proxies; Changing Your Vote

You may revoke your proxy or change your vote at any time before your proxy is voted at the Newell Rubbermaid annual meeting by:

•	sending a written notice stating that you revoke your proxy to the Corporate Secretary, at Newell Rubbermaid Inc., Three Glenlake Parkway, Atlanta, Georgia 30328, Facsimile: (770) 677-8710, Attention: Corporate Secretary, that bears a date later than the date of the proxy you want to revoke and is received by the Newell Rubbermaid Corporate Secretary prior to the Newell Rubbermaid annual meeting;

•	submitting a valid, later-dated proxy via mail, over the telephone or through the Internet; or

•	attending the Newell Rubbermaid annual meeting (or if the Newell Rubbermaid annual meeting is adjourned or postponed, attending the adjourned or postponed meeting) and voting in person, which will automatically cancel any proxy previously given, or revoking your proxy in person, but your attendance alone will not constitute a vote or revoke any proxy previously given.

If you hold your shares in street name, you must contact your nominee or intermediary to change your vote or obtain a legal proxy to vote your shares if you wish to cast your vote in person at the Newell Rubbermaid annual meeting.

Solicitation of Proxies; Expenses of Solicitation

This joint proxy statement/prospectus is being provided to Newell Rubbermaid stockholders in connection with the solicitation of proxies by the Newell Rubbermaid board to be voted at the Newell Rubbermaid annual meeting and at any adjournments or postponements of the Newell Rubbermaid special meeting. Newell Rubbermaid will bear all costs and expenses in connection with the solicitation of proxies for the Newell Rubbermaid annual meeting, except that Newell Rubbermaid and Jarden will each pay 50% of the costs of filing, printing and mailing this joint proxy statement/prospectus. Newell Rubbermaid has retained Morrow & Co., LLC to aid in solicitation of proxies for the Newell Rubbermaid annual meeting and to verify certain records related to the solicitation. Newell Rubbermaid will pay Morrow & Co., LLC a fee of approximately $15,000 as compensation for its services and will reimburse it for its reasonable out-of-pocket expenses.

Newell Rubbermaid is making this solicitation by mail, but Newell Rubbermaid’s directors, officers and employees also may solicit proxies from stockholders by telephone, facsimile, Internet or in person. Newell Rubbermaid will pay for the cost of these solicitations, but these individuals will receive no additional compensation for their solicitation services. Newell Rubbermaid will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in sending the proxy materials to beneficial owners.

Adjournment

If less than a quorum is present in person or by proxy at the Newell Rubbermaid annual meeting, the holders of a majority of the shares entitled to vote and present in person or represented by proxy thereat may adjourn such meeting to another time or place. At any such adjourned meeting at which a quorum shall be present, any business may be transacted that might have been transacted at the original meeting. No notice of an adjourned meeting need be given if the time and place of the adjourned meeting are announced at the meeting at which the adjournment is taken, unless the adjournment is for more than 30 days, or if after the adjournment, a new record date is fixed for the adjourned meeting, in which case a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the adjourned meeting.

Tabulation of Votes

Newell Rubbermaid will retain an independent party, Broadridge Financial Solutions, Inc., to receive and tabulate the proxies, and to serve as the inspector of election to certify the results of the Newell Rubbermaid annual meeting.

Other Information

The matters to be considered at the Newell Rubbermaid annual meeting are of great importance to Newell Rubbermaid stockholders. Accordingly, you are urged to read and carefully consider the information contained in or incorporated by reference into this joint proxy statement/prospectus and complete, date, sign and promptly return the enclosed white proxy card in the postage-paid envelope provided. You may also vote your shares by telephone or through the Internet. If you submit your proxy by telephone or through the Internet, you do not need to return the enclosed white proxy card.

Assistance

If you need assistance in completing your white proxy card or have questions regarding the Newell Rubbermaid annual meeting, please contact:

Morrow & Co., LLC

470 West Avenue

Stamford, Connecticut

Telephone Toll-Free: (877) 827-0538

or

Newell Rubbermaid Inc.

Three Glenlake Parkway

Atlanta, Georgia 30328

Telephone: (770) 418-7000

Attention: Office of Investor Relations

JARDEN SPECIAL MEETING

Jarden is providing this joint proxy statement/prospectus to its stockholders in connection with the solicitation of proxies to be voted at the Jarden special meeting (or any adjournment or postponement of the Jarden special meeting). This joint proxy statement/prospectus contains important information for you to consider when deciding how to vote on the matters brought before the Jarden special meeting. Please read it carefully and in its entirety.

Date, Time and Location

The date, time and place of the Jarden special meeting are set forth below:

Date: April 15, 2016

Time: 8:00 a.m., local time

Place:	Offices of Greenberg Traurig, P.A., 401 East Las Olas Boulevard, Suite 2000, Fort Lauderdale, Florida 33301

Purpose

At the Jarden special meeting, Jarden stockholders will be asked to:

•	adopt the merger agreement;

•	vote FOR the merger-related compensation proposal; and

•	vote FOR the Jarden adjournment proposal.

The adoption by Jarden stockholders of the merger agreement is a condition to the obligations of Newell Rubbermaid and of Jarden to complete the merger transactions. The approval of each of the merger-related compensation proposal and the Jarden adjournment proposal is not a condition to the obligations of Newell Rubbermaid or of Jarden to complete the merger transactions.

Recommendation of the Jarden Board of Directors

After consideration and consultation with its advisors, all of the members of the Jarden board who attended and participated in the December 13, 2015 meeting of the Jarden board at which the merger agreement was being considered and voted on (other than one director who was recused from the portion of such meeting relating to the vote with respect to the merger agreement and who did not vote on the merger agreement or the other transactions contemplated thereby), determined that the merger agreement and the other transactions contemplated by the merger agreement, including the first merger, are fair to, and in the best interests of, Jarden and its stockholders, and all of such members adopted, approved and declared advisable the merger agreement and the other transactions contemplated by the merger agreement, including the proposed first merger. For more information regarding the factors considered by the Jarden board in reaching its decision to approve the merger agreement and the transactions contemplated by the merger agreement, see “Newell Rubbermaid Proposal I: Approval of the Share Issuance and Jarden Proposal I: Adoption of the Merger Agreement—Jarden’s Reasons for the Merger Transactions; Recommendation of the Jarden Board of Directors” beginning on page 85 of this joint proxy statement/prospectus.

The Jarden board recommends that Jarden stockholders vote FOR the adoption of the merger agreement, FOR the merger-related compensation proposal and FOR the Jarden adjournment proposal.

Jarden Record Date; Outstanding Shares; Stockholders Entitled to Vote

The Jarden board has fixed the close of business on March 1, 2016, as the Jarden record date for determination of the Jarden stockholders entitled to vote at the Jarden special meeting or any adjournment or postponement thereof. Only Jarden stockholders of record on the Jarden record date are entitled to receive notice of, and to vote at, the Jarden special meeting or any adjournment or postponement thereof.

As of the Jarden record date, there were 218,805,894 shares of Jarden common stock outstanding and entitled to vote at the Jarden special meeting, held by approximately 2,854 holders of record. Each such outstanding share of Jarden common stock is entitled to one vote on each matter to be acted upon at the Jarden special meeting.

A list of stockholders entitled to vote at the Jarden special meeting will be available for examination by any stockholder for any purpose germane to the Jarden special meeting beginning ten days prior to the Jarden special meeting between the hours of 10:00 a.m. and 5:00 p.m. Eastern Time, at 1800 North Military Trail, Boca Raton, Florida 33431, Jarden’s principal place of business, and ending on the date of the Jarden special meeting, and such list will also be available at the Jarden special meeting during the duration of the meeting.

Quorum

A quorum of outstanding shares is necessary to take action at the Jarden special meeting. A majority of the outstanding shares of Jarden common stock entitled to vote must be present, in person or represented by proxy, to constitute a quorum at the Jarden special meeting. Abstentions and broker non-votes will be counted as present in determining the existence of a quorum. A broker non-vote occurs on an item when a nominee or intermediary is not permitted to vote without instructions from the beneficial owner of the shares and the beneficial owner fails to provide the nominee or intermediary with such instructions.

Required Vote

The required number of votes to approve the matters to be voted upon at the Jarden special meeting depends on the particular item to be voted upon as set out below:

	Item	Vote Necessary for Approval*
Jarden Proposal I	Adoption of the Merger Agreement	Approval requires the affirmative vote, in person or by proxy, of holders of a majority of the outstanding shares of Jarden common stock entitled to vote as of the Jarden record date.

Jarden Proposal II	Non-Binding, Advisory Vote on Merger-Related Compensation	Approval requires the affirmative vote, in person or by proxy, of holders of a majority of the shares of Jarden common stock represented at the Jarden special meeting and entitled to vote thereon.

Jarden Proposal III	Adjournment of Jarden Special Meeting, if Necessary or Appropriate	Approval requires the affirmative vote, in person or by proxy, of holders of a majority of the shares of Jarden common stock represented at the Jarden special meeting and entitled to vote thereon.

*	Under the rules of NYSE, if you hold your shares of Jarden common stock in street name, your nominee or intermediary may not vote your shares without instructions from you. Without your voting instructions, a broker non-vote will occur on Jarden Proposal I, Jarden Proposal II and Jarden Proposal III. Abstentions from voting will have the same effect as a vote against Jarden Proposal I, Jarden Proposal II and Jarden Proposal III. Broker non-votes will have the same effect as a vote against Jarden Proposal I but will have no effect on Jarden Proposal II or Jarden Proposal III.

Share Ownership of and Voting by Jarden Directors and Executive Officers

At the Jarden record date, Jarden’s directors and executive officers and their affiliates beneficially owned and had the right to vote an aggregate of 12,169,998 shares of Jarden common stock at the Jarden special meeting, which represents 5.6% of the outstanding shares of Jarden common stock entitled to vote at the Jarden special meeting.

It is expected that Jarden’s directors and executive officers will vote their shares FOR the adoption of the merger agreement, FOR the merger-related compensation proposal and FOR the Jarden adjournment proposal.

Voting of Shares

If your shares of Jarden common stock are registered directly in your name with Computershare, Jarden’s transfer agent, then you are considered to be the stockholder “of record” with respect to those shares. You may specify whether your shares should be voted for or against, or whether you abstain from voting with respect to, the proposal to adopt the merger agreement, the compensation proposal and the Jarden adjournment proposal.

You may attend the Jarden special meeting and vote your shares in person or you may submit a proxy by any of the following methods:

•	By Mail. If you choose to submit a proxy to vote by mail, simply complete the enclosed gold proxy card, date and sign it, and return it in the postage-paid envelope provided. Your shares will be voted in accordance with the instructions on your gold proxy card. If you sign your gold proxy card and return it without marking any voting instructions, your shares will be voted FOR the proposal to adopt the merger agreement, FOR the merger-related compensation proposal and FOR the Jarden adjournment proposal and in the discretion of the persons named as proxies on all other matters that may properly come before the Jarden special meeting or any adjournment or postponement of the Jarden special meeting.

•	By Telephone. You may submit a proxy to vote your shares by telephone by calling the toll-free number provided on your gold proxy card any time up to 11:59 p.m. Eastern Time, on April 14, 2016. If you vote by telephone, you should not return your gold proxy card.

•	Through the Internet. You may also submit a proxy to vote through the Internet by signing on to the website identified on your gold proxy card and following the procedures described in the website any time up to 11:59 p.m. Eastern Time, on April 14, 2016. If you vote by Internet, you should not return your gold proxy card.

If you are a beneficial owner and hold your shares in street name, or through a nominee or intermediary, such as a bank or broker, you will receive separate instructions from such nominee or intermediary describing how to vote your shares. The availability of telephonic or Internet voting will depend on the intermediary’s voting process. Please check with your nominee or intermediary and follow the voting instructions provided by your nominee or intermediary with these materials.

Your vote is very important. Whether or not you plan to attend the Jarden special meeting, please act promptly to vote your shares with respect to the proposals described above. You may vote your shares by completing, signing and dating the enclosed gold proxy card and returning it in the postage-paid envelope provided. You also may vote your shares by telephone or through the Internet by following the instructions set forth on the gold proxy card. If you attend the Jarden special meeting, you may vote your shares in person, even if you have previously submitted a proxy in writing, by telephone or through the Internet. If your shares are held in the name of a nominee or intermediary, please follow the instructions on the voting instruction card furnished by such record holder.

Revocability of Proxies; Changing Your Vote

You may revoke your proxy or change your vote at any time before your shares are voted at the Jarden special meeting by:

•	sending a signed written notice stating that you revoke your proxy to the Secretary, at Jarden’s offices at 1800 North Military Trail, Boca Raton, Florida 33431, Attention: Secretary, that bears a later date than the date of the proxy you want to revoke and is received by the Jarden Secretary prior to the applicable special meeting;

•	submitting a valid, later-dated proxy via mail, over the telephone or through the Internet; or

•	attending the Jarden special meeting (or if the Jarden special meeting is adjourned or postponed, attending the adjourned or postponed meeting) and voting in person, which will automatically cancel any proxy previously given, or revoking your proxy in person, but your attendance alone will not constitute a vote or revoke any proxy previously given.

Beneficial owners who hold their Jarden common stock in street name cannot revoke their proxies in person at the Jarden special meeting because the Jarden stockholders of record who have the right to cast the votes will not be present. If beneficial owners of Jarden common stock wish to change their votes after returning voting instructions, they should contact their bank, broker or other agent before the Jarden special meeting to determine whether they can do so.

Solicitation of Proxies; Expenses of Solicitation

This joint proxy statement/prospectus is being provided to Jarden stockholders in connection with the solicitation of proxies by the Jarden board to be voted at the Jarden special meeting and at any adjournments or postponements of the Jarden special meeting. Jarden will bear all costs and expenses in connection with the solicitation of proxies for the Jarden special meeting, except that Newell Rubbermaid and Jarden will each pay 50% of the costs of filing, printing and mailing this joint proxy statement/prospectus. Jarden has engaged Georgeson Inc. to assist in the distribution and solicitation of proxies for the Jarden special meeting and will pay Georgeson Inc. a fee of approximately $25,000, plus reimbursement of reasonable expenses, for these services.

Jarden is making this solicitation by mail, but Jarden’s directors, officers and employees also may solicit by mail, telephone, facsimile, electronic transmission, personal interview or otherwise. Such directors, officers and employees will not receive additional compensation, but may be reimbursed by Jarden for out-of-pocket expenses in connection with such solicitation. Jarden will reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable expenses incurred in sending proxies and proxy materials to beneficial owners.

Householding

Jarden has not instituted householding for stockholders of record. However, certain brokerage firms may have instituted householding for beneficial owners of shares of Jarden common stock held through brokerage firms. If your household has multiple accounts holding shares of Jarden common stock, you may have already received householding notification from your broker. Please contact your broker directly if you have any questions or require additional copies of this joint proxy statement/prospectus. The broker will arrange for delivery of a separate copy of this joint proxy statement/prospectus promptly upon your request. Jarden stockholders may decide at any time to revoke a decision to household, and thereby receive multiple copies.

Adjournment

The Jarden special meeting may be adjourned from time to time to reconvene at the same or some other place, and notice need not be given of any such adjourned meeting if the time and place, if any, thereof and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At the adjourned Jarden special meeting, any business may be transacted that might have been transacted at the original meeting. If the adjournment is for more than thirty (30) days, notice of the adjourned meeting in accordance with the Jarden bylaws must be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for determination of stockholders entitled to vote is fixed for the adjourned meeting, the Jarden board will fix as the record date for determining Jarden stockholders entitled to notice of such adjourned Jarden special meeting the same or an earlier date as that fixed for determination of Jarden stockholders entitled to vote at the adjourned meeting, and will give notice of the adjourned Jarden special meeting to each Jarden stockholder of record as of the record date so fixed for notice of such adjourned Jarden special meeting. All proxies will be voted in the same manner as they would have been voted at the original convening of the special meeting, except for any proxies that have been effectively revoked or withdrawn prior to the time the proxy is voted at the reconvened meeting.

Tabulation of Votes

Jarden will retain an independent party, Computershare, to receive and tabulate the proxies, and to serve as the inspector of election to certify the results of the Jarden special meeting.

Other Information

The matters to be considered at the Jarden special meeting are of great importance to Jarden stockholders. Accordingly, you are urged to read and carefully consider the information contained in or incorporated by reference into this joint proxy statement/prospectus and complete, date, sign and promptly return the enclosed gold proxy card in the postage-paid envelope provided. You may also vote your shares by telephone or through the Internet. If you submit your proxy by telephone or through the Internet, you do not need to return the enclosed gold proxy card.

Assistance

If you need assistance in completing your gold proxy card or have questions regarding the Jarden special meeting, please contact:

Georgeson Inc.

480 Washington Blvd., 26th Floor

Jersey City, New Jersey 07310

Email: jarden@georgeson.com

Telephone Toll-Free: (888) 624-7035

or

Jarden Corporation

1800 North Military Trail

Boca Raton, Florida 33431

Attention: Investor Relations

Email: investorrelations@jarden.com

Telephone: (203) 845-5300

NEWELL RUBBERMAID PROPOSAL I: APPROVAL OF THE SHARE ISSUANCE AND JARDEN PROPOSAL I: ADOPTION OF THE MERGER AGREEMENT

General

This joint proxy statement/prospectus is being provided to Newell Rubbermaid stockholders in connection with the solicitation of proxies by the Newell Rubbermaid board to be voted at the Newell Rubbermaid annual meeting and at any adjournments or postponements of the Newell Rubbermaid annual meeting. At the Newell Rubbermaid annual meeting, Newell Rubbermaid will ask its stockholders to (1) approve the share issuance, (2) vote FOR the Newell Rubbermaid adjournment proposal, (3) elect nine director nominees to the Newell Rubbermaid board and (4) vote FOR an advisory resolution to approve Newell Rubbermaid’s executive compensation.

This joint proxy statement/prospectus is being provided to Jarden stockholders in connection with the solicitation of proxies by the Jarden board to be voted at the Jarden special meeting and at any adjournments or postponements of the Jarden special meeting. At the Jarden special meeting, Jarden will ask its stockholders to (1) adopt the merger agreement, (2) vote FOR the merger-related compensation proposal and (3) vote FOR the Jarden adjournment proposal.

The merger transactions will not be completed without the approval of the share issuance by Newell Rubbermaid stockholders and the adoption of the merger agreement by Jarden stockholders. A copy of the merger agreement is attached as Annex A to this joint proxy statement/prospectus. You are urged to read the merger agreement in its entirety because it is the legal document that governs the merger transactions. For additional information about the merger agreement, see “The Merger Agreement” beginning on page 147 of this joint proxy statement/prospectus.

Effects of the Merger Transactions

In the merger transactions, Newell Rubbermaid will acquire Jarden and Jarden will cease to be a public company. Specifically, at the effective time of the first merger, Merger Sub 1, a wholly-owned subsidiary of Newell Rubbermaid that was formed for the sole purpose of effecting the first merger, will merge with and into Jarden. Jarden will survive the first merger and become a wholly-owned subsidiary of Newell Rubbermaid.

At the effective time of the first merger, each outstanding share of Jarden common stock (other than dissenters’ shares or treasury shares held by Jarden and any shares of Jarden common stock owned by any Jarden subsidiary, Newell Rubbermaid or Newell Rubbermaid subsidiary) will be converted into the right to receive and become exchangeable for the merger consideration, with cash paid in lieu of fractional shares. Newell Rubbermaid stockholders will continue to hold their existing shares of Newell Rubbermaid common stock.

In the subsequent merger, Jarden will be merged with and into Merger Sub 2, with Merger Sub 2 continuing as the surviving corporation. As a result of the subsequent merger, Merger Sub 2 will own the legacy business of Jarden and will be a direct wholly-owned subsidiary of Newell Rubbermaid. Following the effective time of the subsequent merger, Newell Rubbermaid will change its name to Newell Brands Inc.

The two-step structure of the merger transactions was viewed by Newell Rubbermaid and Jarden as an important element in creating the tax effects of the merger transactions described in the section entitled “Material U.S. Federal Income Tax Consequences of the Merger Transactions.”

Background of the Merger Transactions

Each of the Jarden board and Newell Rubbermaid board actively evaluates and oversees management’s execution of the operating strategy and business plan of its respective company, including disciplined acquisition criteria, investments in brand portfolio, revenue enhancement and growth strategies for increasing profitability, and increasing stockholder value over the long-term.

To complement its organic growth strategy, Jarden has, from time to time, identified for purchase and consummated selective acquisitions of businesses and high-profile consumer brands in accordance with its strategic goals in an effort to achieve economies of scale, increase omni-channel distribution, penetrate new consumer brand markets, and achieve geographic and/or product diversification. Since January 2002, Jarden has completed, in the aggregate, 23 acquisitions of businesses, each constituting more than 1% of Jarden’s consolidated revenue at the time of the acquisition.

Consistent with its strategy to build a growing brand-led business with a strong presence in the United States and globally, Newell Rubbermaid has, from time to time, evaluated and consummated strategic acquisitions, including both smaller “bolt-on” acquisitions and significant, larger transactions, in an effort to strengthen its brand portfolio and accelerate the migration of its brand portfolio to faster growing, higher margin businesses. Since its 1999 acquisition of Rubbermaid Incorporated, Newell Rubbermaid has completed, in the aggregate, at least 15 acquisitions, including its recent acquisitions of Ignite Holdings, LLC, Baby Jogger Holdings, Inc., Elmer’s Products, Inc. and the assets of bubba brands, Inc.

Beginning in the spring and early summer of 2015, Newell Rubbermaid began to work with Centerview to commence a strategic review of market conditions and possible acquisitions, including potential transformative transactions that might be available to Newell Rubbermaid. As part of this process, Newell Rubbermaid reviewed and evaluated a number of potential acquisition or combination candidates, including Jarden, and Michael B. Polk, the President and Chief Executive Officer of Newell Rubbermaid, had an initial meeting with the chief executives of two of the other potential acquisition candidates to discuss their businesses generally. These other strategic alternatives were considered, but not pursued because, in the view of Newell Rubbermaid, the strategic benefits of transactions with such other acquisition candidates were not as attractive to Newell Rubbermaid or its stockholders as a possible combination with Jarden.

Later in the summer of 2015, Martin E. Franklin, Founder and Chairman of Jarden, met with a representative of Centerview to generally discuss Jarden’s business and strategy. In the conversation, the Centerview representatives inquired whether Mr. Franklin would be willing to meet with representatives of Newell Rubbermaid to learn more about the company and to discuss possible business opportunities.

On August 28, 2015, a representative of Centerview indicated to Mr. Franklin that Michael B. Polk, the President and Chief Executive Officer of Newell Rubbermaid, was interested in meeting Mr. Franklin. The representative of Centerview explained that he understood that Mr. Polk was in the process of meeting with the leaders of a number of businesses in the consumer products sector and was interested in learning more about Jarden.

On September 9, 2015, the representative of Centerview introduced Mr. Franklin to Mr. Polk at an industry conference hosted by Barclays at which Messrs. Franklin and Polk were each making a presentation. Messrs. Polk and Franklin met briefly to generally discuss their respective businesses, the consumer products industry and whether a potential combination of their two companies might create synergies, economies of scale and a growth platform that could be mutually beneficial to their respective companies and stockholders in the near and longer terms. At the end of the meeting, Mr. Franklin introduced to Mr. Polk, James E. Lillie, Chief Executive Officer of Jarden, who was also presenting at the Barclays conference. Following the initial meeting, Mr. Franklin telephoned Mr. Polk and suggested they continue their preliminary discussions. Messrs. Franklin and Polk agreed to report the content of their discussions to the Jarden board and Newell Rubbermaid board, respectively, and possibly schedule a second meeting in approximately 30 days, during which time each party would conduct a high-level business and financial review of the other party based solely on publicly available information.

On September 11, 2015, Mark S. Tarchetti, Chief Development Officer of Newell Rubbermaid, met with representatives of Centerview to review public information about Jarden. Later in September 2015, Messrs. Polk and Tarchetti held a telephonic meeting with Michael Cowhig, Chairman of the Newell Rubbermaid board, and Dr. Scott Cowen, a director and the chairman of the finance committee of the Newell Rubbermaid board, to discuss a possible transaction involving Jarden. During the meeting, the participants agreed that Messrs. Polk and Tarchetti should meet with Mr. Franklin and members of Jarden’s senior management team in October. Later that day, Messrs. Polk and Franklin spoke by telephone and agreed to meet in Miami, Florida on October 5, 2015.

During the ensuing week, Mr. Franklin spoke individually with several of Jarden’s directors to apprise them of his preliminary discussions to date with representatives of Newell Rubbermaid regarding a possible combination of the two companies.

On October 5, 2015, Messrs. Polk, Tarchetti, Franklin and Lillie, and Ian G. H. Ashken, Vice Chairman and President of Jarden, met in Miami to continue their preliminary discussions of a possible combination. The parties discussed in general terms their respective business models, brand portfolios, customer mix and the potential operating and product synergies that might result from a possible combination of the two companies. During the meeting, the parties discussed the market capitalization, revenues and cash flows of the two companies, possible transaction structures, and next steps to be taken in exploring a possible combination of the two companies. To better inform each party’s understanding of the other’s business, financial performance and prospects, the parties agreed to negotiate and execute a mutual confidentiality and standstill agreement to permit the exchange of non-public financial and business information about their respective companies. It was agreed that, following the exchange of, and an initial review by each party of, the other party’s non-public information, the parties would determine whether to continue discussions.

On October 15, 2015, Jarden and Newell Rubbermaid executed a mutual confidentiality and standstill agreement and began to exchange high-level non-public information. Such agreement, which is customarily entered into by potential transaction constituents at the inception of preliminary merger or business combination discussions, contained various provisions regarding the definition and maintenance of material non-public information, restrictions on the use and permitted users of such information, customary exceptions allowing the disclosure of such information (to the extent required by applicable law or compulsory legal process), and various covenants prohibiting (with certain limited exceptions) the recipients of such material, non-public information from initiating and conducting certain unsolicited and hostile actions against Jarden or Newell Rubbermaid, as the case may be (including, offers to purchase and acquisitions of securities in the open market or by other means, the submission of uninvited offers and proposals to acquire or enter into a business combination with Jarden or Newell Rubbermaid, as the case may be, the solicitation of proxies in certain defined circumstances, the taking of certain actions and the making of certain public announcements regarding any intention to seek to control or influence the management or directors of Jarden or Newell Rubbermaid, as the case may be, and acting in concert with other persons to seek to do any of the foregoing). Mr. Franklin informed Jarden’s directors that Jarden and Newell Rubbermaid entered into the foregoing agreement, described to them the terms thereof, and advised that certain material non-public information was being furnished to Newell Rubbermaid to facilitate discussions regarding a possible transaction.

On October 16, 2015, Messrs. Polk and Franklin discussed by telephone potential terms of a possible combination of the two companies, including the payment by Newell Rubbermaid to Jarden stockholders of consideration consisting of cash and Newell Rubbermaid common stock, the relative percentages of cash and Newell Rubbermaid common stock and the composition of the board of directors of the combined company should the Newell Rubbermaid board and the Jarden board, respectively, determine to authorize their respective management teams to proceed with structuring and negotiating the specific terms of a possible combination. At the end of the call, Messrs. Polk and Franklin agreed that their respective companies should commence preliminary due diligence management sessions on October 22, 2015.

On October 18, 2015, the finance committee of the Newell Rubbermaid board held a telephonic meeting, joined by Messrs. Polk, Tarchetti and Cowhig and Bradford R. Turner, Senior Vice President, General Counsel and Corporate Secretary of Newell Rubbermaid, to review a possible combination with Jarden relative to other strategic opportunities considered by Newell Rubbermaid. The finance committee also evaluated the possibility of offering merger consideration consisting of cash and stock in light of the relative contributions of both companies to the combined company, the contemplated management structure of the combined company and Newell Rubbermaid’s desire to maintain investment grade status after a transaction. Mr. Polk also updated the finance committee on the October 5th meeting with Jarden representatives in Miami. The finance committee supported the continuation of discussions with Jarden.

On October 22, 2015, Messrs. Franklin, Ashken, Lillie, Polk and Tarchetti held a meeting at Jarden’s offices in Norwalk, Connecticut, which representatives from Barclays and Centerview also attended. At the meeting, Messrs. Franklin, Ashken and Lillie presented a detailed overview of Jarden’s three primary business segments, including historical and forward-looking financial information, acquisitions that Jarden had recently completed or was contemplating and various other aspects of Jarden’s operations, including Jarden’s “direct-to-consumer” initiative, Jarden’s supply chain, Jarden’s approach to revenue and cost synergies following acquisitions, Jarden’s development of a “shared service” platform, including its applicability to international as well as domestic operations, and Jarden’s approach to planning, budgeting, employee compensation and talent development. Following the presentation, the parties agreed that Newell Rubbermaid would proceed with conducting a comprehensive analysis of Jarden’s results of operations, operating cash flows and financial condition to assess the potential value accretion and synergies that might be realized from a possible combination of Newell Rubbermaid with Jarden, and the possible contribution of each company to a pro forma combined company. The participants agreed that if, following such analyses, a possible transaction appeared to be attractive to Newell Rubbermaid’s management, Newell Rubbermaid would review the matter with the Newell Rubbermaid board.

Following the October 22, 2015 meeting, Jarden and Newell Rubbermaid continued to exchange non-public information and review with their advisors the non-public information furnished, publicly available SEC filings and other public information to further inform each party’s understanding of the other’s business, financial performance, long-term prospects and the potential opportunities that could arise from a combination.

On October 28, 2015, the Jarden board held a regularly scheduled meeting, at which, among other matters, Mr. Franklin updated the Jarden board on his discussions with Mr. Polk on October 16th and the overall status of management’s interactions to date with Newell Rubbermaid management. The Jarden board instructed Mr. Franklin to continue Jarden’s due diligence of Newell Rubbermaid management and discussions regarding a possible combination of Jarden and Newell Rubbermaid.

On November 2, 2015, the finance committee of the Newell Rubbermaid board held a telephonic meeting joined by Messrs. Polk, Tarchetti, Cowhig and Turner and John K. Stipancich, Executive Vice President and Chief Financial Officer of Newell Rubbermaid, to review the preliminary discussions and due diligence review of Jarden conducted to date. The finance committee supported the continuation of discussions with Jarden and the engagement of Goldman Sachs, as financial advisor, to assist in analyzing possible transaction structures and strategies. Following this meeting, Messrs. Polk, Tarchetti and Cowhig held phone calls over the next few days with members of the Newell Rubbermaid board who were not members of the finance committee to discuss the possible combination with Jarden.

On November 4, 2015, Newell Rubbermaid engaged Goldman Sachs to advise it with respect to the possible combination of Newell Rubbermaid and Jarden.

On November 6, 2015, Messrs. Polk and Franklin held a telephonic meeting to review possible transaction structures and terms.

On November 10 and 11, 2015, the Newell Rubbermaid board and its finance committee, joined by Messrs. Polk, Tarchetti, Stipancich and Turner, William A. Burke, Newell Rubbermaid’s Chief Operating Officer, Jason Mullins, Vice President, Corporate Development of Newell Rubbermaid, and Newell Rubbermaid’s advisors, including representatives from Goldman Sachs, Centerview, Jones Day, counsel to Newell Rubbermaid, and Simpson Thacher & Bartlett LLP, referred to as Simpson Thacher, counsel to the Newell Rubbermaid board, met in Atlanta, Georgia. At these meetings, the Newell Rubbermaid board and management, with the assistance of their professional advisors, reviewed in detail the business and prospects of the two companies, the business, strategic and financial consequences of a combination of the two companies; the possible transaction terms, the pro forma equity and debt capitalization of the combined company and the combined company’s potential cost savings and revenue opportunities; and other strategic opportunities considered by Newell Rubbermaid. The Newell Rubbermaid board also considered the form of merger consideration and concluded that it should consist of a combination of cash and stock given the relative contribution of both companies to the combined company, the contemplated management structure of the combined company and Newell Rubbermaid’s desire to maintain investment grade status after a transaction. The Newell Rubbermaid board also met in executive sessions at the beginning and end of the meetings, during which representatives of Simpson Thacher reviewed the fiduciary duties of the Newell Rubbermaid directors, including in evaluating a possible combination, and representatives of Centerview discussed financial aspects of the possible combination. The Newell Rubbermaid board authorized management to prepare a non-binding indicative proposal for a possible combination of the two companies for merger consideration consisting of cash and stock on terms reviewed with the board.

On November 12, 2015, Newell Rubbermaid submitted a written, non-binding indication of interest to Jarden that outlined the preliminary proposed terms of a combination of Newell Rubbermaid with Jarden. The indication of interest proposed a merger transaction whereby each share of Jarden common stock would be exchanged for 0.823 shares of Newell Rubbermaid common stock plus $20.00 in cash. Based upon Newell Rubbermaid’s then-current stock price, the non-binding proposal implied, as of its date, the payment of $57.00 of aggregate consideration per share of Jarden common stock, and the 0.823 exchange ratio implied that Jarden’s former stockholders would own 40.3% of the combined company. The $57.00 transaction consideration represented an approximately 18% premium and 19% premium, respectively, to the closing sale price of Jarden common stock as reported on NYSE on November 11, 2015 and to the 30-day volume weighted average price, referred to as VWAP, of Jarden common stock as of November 11, 2015. In addition, the Newell Rubbermaid proposal was predicated on the combined company retaining its investment grade debt ratings and indicated that Mr. Franklin would be requested to join the combined company’s board of directors.

Later that day, the Jarden board held a special telephonic meeting, at which representatives of Barclays and Greenberg Traurig, LLP, Jarden’s counsel, were present. At the meeting, representatives of Barclays discussed and reviewed with the Jarden board the Newell Rubbermaid proposal. Representatives of Greenberg Traurig then discussed with the Jarden board the fiduciary duties of the Jarden board with respect to their consideration of the Newell Rubbermaid proposal. The Jarden board determined that a possible business combination between the two companies on improved economic and other terms could produce compelling revenue and cost synergy and enable Jarden stockholders to benefit from significant value accretion over the long term. However, the Jarden board did not believe that the $57.00 stock and cash consideration proposed by Newell Rubbermaid adequately reflected the relative contributions of Jarden and Newell Rubbermaid to the pro forma combined company. The Jarden board instructed Mr. Franklin and Barclays to continue discussions with representatives of Newell Rubbermaid regarding a possible combination of the two companies on improved economic terms that it believed more appropriately reflected the relative contributions of each standalone company to the pro forma combined company and the value accretion and synergies that could be achieved by such combination.

On November 16, 2015, representatives of Jarden’s executive management team, Newell Rubbermaid’s executive management team, the non-executive Chairman of the Newell Rubbermaid board, Barclays, Centerview and Goldman Sachs met in New York City to further explore the terms of a possible business combination. At the meeting, the participants discussed the relative revenue, earnings and EBITDA contributions of the two companies, the standalone values of the two companies, governance matters and the potential structure of a possible transaction. Following discussion between the representatives of Barclays and Jarden’s executive management team, Barclays communicated, at the direction of the representatives of Jarden’s executive management team and consistent with the discussion at the November 12th Jarden board meeting that Newell Rubbermaid’s $57.00 price indication was not adequate, that an exchange ratio of 0.925 of a share of Newell Rubbermaid common stock for each share of Jarden common stock plus $21.00 in cash for each share of Jarden common stock would be more appropriate in view of, among other things, the relative contribution of both companies to the pro forma combined company and the anticipated revenue and cost synergies of the possible combination. Mr. Franklin then proposed that the combined company should include a number of Jarden directors substantially equivalent to the percentage of common stock of the combined company owned by Jarden’s former stockholders. At the conclusion of this meeting, the parties were unable to reach consensus as to the economic framework of a transaction, including the standalone value and relative contributions of the two companies, and the combined company board composition. However, each management team agreed to report to its respective board of directors to determine whether there was a path forward to continue discussions and whether it would be productive for both parties to seek consensus on a framework of economic terms, transaction structure, financing requirements, pro forma equity ownership and governance matters.

During the week of November 16, 2015, representatives of Jarden and Barclays and representatives of Newell Rubbermaid, Centerview and Goldman Sachs conducted numerous phone calls to discuss the terms of a possible combination of the two companies.

On November 21, 2015, the Newell Rubbermaid board, joined by Messrs. Polk, Tarchetti, Stipancich, Turner and Mullins, and representatives from Goldman Sachs, Jones Day and Simpson Thacher, held a special telephonic meeting to review the possible combination. Among other things, representatives of management updated the Newell Rubbermaid board with respect to ongoing due diligence and the discussions with Jarden’s senior management and Barclays at the November 16th meeting. Mr. Polk then reviewed the terms of a potential revised offer to Jarden based on due diligence to date and discussions with Jarden management and its advisors. Following a lengthy discussion between the Newell Rubbermaid board and management regarding the potential revised offer, the Newell Rubbermaid board authorized management to submit to Jarden a revised non-binding indicative proposal to combine the two companies at an implied value of $60.00 per share of Jarden common stock, payable 65% in Newell Rubbermaid common stock and 35% in cash, subject to Newell Rubbermaid’s satisfactory completion of business, financial and legal due diligence and the negotiation of mutually acceptable transaction documentation.

Later on November 21, 2015, Newell Rubbermaid delivered to Jarden a revised non-binding indication of interest proposing a business combination of the two companies for increased stock and cash consideration with an implied value of $60.00 per share of Jarden common stock. The non-binding proposal stated that each share of Jarden common stock would be exchanged for a fixed number of shares of Newell Rubbermaid common stock to be determined on the date a definitive merger agreement is entered into by the parties (with the fixed exchange ratio, which would be established at signing within a specified range based on the trailing 10-day VWAP of Newell Rubbermaid common stock immediately preceding the signing of the merger agreement), plus $21.00 in cash. Such $60.00 proposal, as of its date, represented an approximately 30% premium and 27% premium, respectively, to the closing sale price of Jarden common stock as reported on NYSE on November 20, 2015 and to the trailing 30-day VWAP of Jarden common stock as of November 20, 2015. The revised indication of interest also proposed that nine members of the current Newell Rubbermaid board would join the Newell Brands board of directors, as would Mr. Franklin, two other Jarden directors (to be decided) and one new independent director to be determined at a later date.

Later on November 21, 2015, Jarden’s senior management team met to discuss Newell Rubbermaid’s revised indication of interest and agreed to report to the Jarden board that, subject to Jarden’s completion of comprehensive business, financial and legal due diligence (including obtaining from Newell Rubbermaid information about its intended bridge financing and permanent financing arrangements to fund the cash portion of the merger consideration, refinance certain Jarden debt and to pay related fees and expenses), the revised economic terms in Newell Rubbermaid’s proposal more accurately reflected the standalone values of the two companies, the relative contributions of Jarden and Newell Rubbermaid to the pro forma combined company, and the expected synergies that could be achieved by a possible combination of the two companies, and that discussions between the parties should continue with a view to preparing and negotiating a mutually acceptable definitive merger agreement.

On November 22, 2015, the Jarden board held a special telephonic meeting, at which representatives of Barclays, UBS and Greenberg Traurig were present, to discuss, evaluate and consider Newell Rubbermaid’s revised proposal. Representatives of Greenberg Traurig informed the Jarden board that the transaction contemplated by such proposal constituted a true business combination and not a sale of control transaction because of the common stock and cash consideration mix, the fact that the surviving corporation’s common stock would be widely held and remain listed and publicly traded on the NYSE and the fact that no single person or group would own or control a majority or a substantial percentage of the voting power of the pro forma combined company. Representatives of Greenberg Traurig discussed with the Jarden board the material terms and structure of Newell Rubbermaid’s revised proposal and the fiduciary duties of Jarden’s directors generally and in the context of the proposed combination with Newell Rubbermaid. The Jarden board then received presentations from management and from Barclays. Representatives of Barclays discussed with the Jarden board its preliminary financial analyses of the proposed economic terms of Newell Rubbermaid’s revised proposal for a business combination, including a comparison of such terms to Newell Rubbermaid’s initial proposal of November 12, 2015. Representatives of Barclays and Greenberg Traurig addressed the fact that the Newell Rubbermaid proposal provided for a fixed exchange ratio and then discussed distinctions between stock consideration with a fixed exchange ratio and with a floating exchange ratio within a “value collar,” and what are common approaches in that regard, and the implications and potential consequences of each approach. Following such discussion, representatives of Barclays left the meeting. Discussion then ensued regarding (1) the structure and improved economic terms of Newell Rubbermaid’s revised proposal, (2) the nature, timing and scope of Jarden’s business, financial and legal due diligence review of Newell Rubbermaid, (3) the appropriateness of Jarden entering into a limited period of mutual exclusivity with Newell Rubbermaid (in relation to Newell Rubbermaid’s proposed requirement that Jarden enter into a unilateral exclusivity agreement), and (4) completing the economic terms of Jarden’s formal engagement of Barclays and UBS to assist Jarden in its review and evaluation of the possible transaction and, in the case of Barclays, to deliver to the Jarden board an opinion as to the fairness, from a financial point of view, to Jarden stockholders of the consideration to be offered to such stockholders in a proposed business combination with Newell Rubbermaid (if the Jarden board so requested in connection with its consideration of entering into a definitive agreement providing for such business combination). Mr. Franklin previously had recommended to the Jarden board hiring both Barclays and UBS as financial advisors to Jarden, provided that Barclays would be engaged as lead financial advisor and would be asked to render to the Jarden board an opinion as to the fairness, from a financial point of view, of the consideration to be offered to Jarden stockholders in any possible business combination transaction with Newell Rubbermaid. The Jarden board then discussed and considered Barclays’ previous engagement history with Newell Rubbermaid and the historical fees received by Barclays in connection with such engagements. The Jarden board concluded that such previous engagement history would not affect Barclays’ ability to serve as a financial advisor to Jarden in connection with a possible business combination transaction with Newell Rubbermaid. See “Opinion of Jarden’s Financial Advisor” beginning on page 104 of this joint proxy statement/prospectus. Following such discussion, the Jarden board discussed both Barclays’ and UBS’ relationship and previous engagement history with Jarden and certain of Jarden’s directors and management employees, and the experience and credentials of the M&A advisory teams for each financial advisory firm, and determined that Barclays’ M&A advisory team and UBS’ M&A advisory team were well-qualified to serve as co-financial advisors to Jarden in connection with the possible combination with Newell Rubbermaid. With respect to UBS, it was noted that Ms. Ros L’Esperance is the Head of Client Corporate Solutions of UBS, and as such she would be recused from all deliberations and votes of the Jarden board, if any, in respect of the possible business combination with Newell Rubbermaid. In view of the fact that Jarden was not for sale and the unique long-term benefits that potentially could be achieved only from a possible business combination with Newell Rubbermaid, the Jarden board did not authorize Barclays or UBS to contact any potential alternative business combination partners or purchaser candidates in respect of the revised indication of interest, no purchaser candidates or alternate business combination partners were contacted by Jarden, Barclays or UBS and the sole strategic alternative to a proposed business combination with Newell Rubbermaid was for Jarden to continue to operate as an independent public company.

On November 22, 2015, following the conclusion of the Jarden board meeting, representatives of Jarden informed representatives of Newell Rubbermaid that Jarden was prepared to continue the discussion, negotiation and due diligence process based on Newell Rubbermaid’s revised indication of interest. The parties targeted mid-December 2015 as the signing date for the possible transaction if all due diligence could be completed by such time and all merger and other transaction documentation could be prepared and fully negotiated to their mutual satisfaction, such that the parties would be able to announce the possible transaction and appropriately communicate with internal and external constituents before the beginning of the upcoming December holiday season.

On November 23, 2015, Newell Rubbermaid and Jarden entered into a mutual exclusivity agreement pursuant to which Jarden and Newell Rubbermaid each agreed, for a period of 35 days, not to conduct any discussions, negotiations or solicitation activities with, and not to respond to any unsolicited offers or proposals from, any other party regarding a possible business combination or similar extraordinary corporate transaction, with a mutual option under certain circumstances to extend such exclusivity period for up to an additional 10 days if necessary to finalize the negotiation of definitive merger and other transaction documentation, to complete due diligence and to finalize the terms of Newell Rubbermaid’s financing commitments for the proposed business combination. Under the mutual exclusivity agreement, each party was entitled to terminate deal discussions and negotiations at any time.

From November 23, 2015 through December 13, 2015, Jarden and Newell Rubbermaid each provided due diligence materials to the other through a virtual data room and continued their respective comprehensive business, financial and legal due diligence reviews. During this time, representatives of Newell Rubbermaid, Jarden, Goldman Sachs, Centerview, Barclays, Jones Day and Greenberg Traurig engaged in numerous discussions related to business, financial, accounting and legal due diligence matters.

On November 24, 2015, Jarden formalized its retention of, and entered into an engagement letter agreement with, Barclays pursuant to which Barclays agreed to act as Jarden’s lead financial advisor in connection with the possible business combination with Newell Rubbermaid and, if requested by the Jarden board, to furnish an opinion to the Jarden board as to the fairness to Jarden stockholders, from a financial point of view, of the consideration to be offered to Jarden stockholders in such possible combination.

Also on November 24, 2015, representatives of Greenberg Traurig, Barclays, Jones Day, Centerview and Goldman Sachs held a telephonic meeting to discuss threshold issues, including the corporate and tax structure of the possible combination, the general scope and tenor of the definitive transaction documentation (in light of the fact that a substantial majority of the consideration payable to Jarden would be in the form of Newell Rubbermaid common stock) and various due diligence process and timing issues.

On November 29 and 30, 2015, Messrs. Polk, Tarchetti, Stipancich and Burke met with Messrs. Franklin, Ashken and Lillie and other members of Jarden management at Jarden’s offices in Norwalk, Connecticut to review Newell Rubbermaid’s strategic plans and financial performance and the financial profile of a combined company.

On December 1, 2015, Jones Day delivered to Greenberg Traurig an initial draft of the merger agreement for the proposed merger transactions. The draft merger agreement, among other things (1) proposed that Newell Rubbermaid pay a reverse termination fee, the amount of which was not specified, if Newell Rubbermaid failed to obtain debt financing necessary to consummate the merger transactions, as well as to pay related transaction fees and expenses, (2) restricted Jarden’s ability to specifically enforce Newell Rubbermaid’s obligation to consummate the merger transactions in the event that all conditions to closing otherwise were satisfied but Newell Rubbermaid failed to obtain the requisite financing to complete the merger transactions and the transactions contemplated thereby, (3) included certain covenants of Newell Rubbermaid to obtain the proceeds of its bridge financing commitment from the Goldman Lenders and to obtain alternative permanent financing, (4) contained certain covenants of Jarden to cooperate with Newell Rubbermaid with respect to obtaining financing for the merger transactions, (5) proposed a 20-day marketing period, in which Newell Rubbermaid would seek to obtain permanent debt financing and Jarden would cooperate with and assist Newell Rubbermaid with seeking to obtain such financing, (6) proposed a reciprocal forward termination fee, the amount of which was not specified, payable under certain circumstances, including if either party terminates the merger agreement to accept a “superior offer” (as defined and under the circumstances permitted by the merger agreement), either party’s board makes an “adverse recommendation change” (as defined and under the circumstances permitted by the merger agreement) or, following the public announcement by a third party of an alternative transaction that is not subsequently withdrawn, either party terminates the merger agreement due to a failure to obtain stockholder approval, a material breach of the merger agreement, or the lapse of the outside termination date of the merger agreement, and in each case either party enters into a definitive agreement or consummates an alternative transaction within 12 months of the termination of the merger agreement, (7) provided for a reciprocal obligation of each party to reimburse the other party’s expenses incurred in connection with the merger transactions if the merger agreement was terminated due to such party’s failure to obtain, in the case of Jarden, the affirmative vote by its stockholders for the adoption of the merger agreement and, in the case of Newell Rubbermaid, the affirmative stockholder vote for the share issuance, (8) proposed reciprocal no-shop covenants which would restrict each party’s ability to solicit, initiate, knowingly encourage or facilitate (including by means of furnishing non-public information) any inquiries, proposals or offers that constitute or could be reasonably expected to lead to an “alternative proposal” (as defined by the merger agreement), and would restrict the taking of certain other actions in furtherance of any such proposals or offers, (9) included reciprocal provisions defining what constitutes a change of the Jarden board recommendation and the Newell Rubbermaid board recommendation, respectively, and prescribed the consequences thereof (including the obligation of each party to pay the other a termination fee) under the merger agreement, (10) enabled each party to match the terms of a third party superior proposal prior to the other party exercising its right to terminate the merger agreement, (11) included a so-called “force-the-vote” covenant requiring each party to convene a stockholder meeting and submit, in the case of Jarden, the merger agreement to a vote of its stockholders and, in the case of Newell Rubbermaid, the share issuance to a vote of its stockholders, even if such party’s board previously changes the Jarden board recommendation or Newell Rubbermaid board recommendation, as applicable, in response to a superior proposal or an “intervening event” (as defined by the merger agreement), (12) included comprehensive representations, warranties and conduct of business covenants of each party, (13) included certain limitations on remedies in the circumstances where a termination fee is paid by either party, (14) included various reciprocal termination provisions, (15) included various reciprocal closing conditions, and (16) contained provisions regarding the treatment in connection with the merger transactions of Jarden’s outstanding equity and restricted stock awards.

Also on December 1, 2015, Jarden formally engaged UBS as Jarden’s co-financial advisor to provide financial advice with respect to Jarden, Newell Rubbermaid and the possible combination.

On December 2, 2015, Jones Day delivered to Greenberg Traurig a draft voting support agreement, pursuant to which Newell Rubbermaid proposed that certain management stockholders of Jarden would, subject to certain limitations and termination rights, agree to affirmatively vote their shares of Jarden common stock for the adoption of the merger agreement.

Over the course of the next few days, representatives of Jarden management, Greenberg Traurig and Barclays held multiple telephonic conferences to discuss the material terms of the draft merger agreement furnished by Jones Day and Jarden’s proposed responses thereto, including with respect to the corporate and tax structure of the combination, the trigger events for and the circumstances under which the forward termination fees, reverse termination fee and expense reimbursement would be payable and the respective amounts thereof, the scope, tenor and desired reciprocal nature of all representations, warranties and covenants of the parties, the breadth and scope of and the exceptions to the parties’ no-shop covenants, the ability of the Jarden board to change the Jarden board recommendation and of the Newell Rubbermaid board to change the Newell Rubbermaid board recommendation, the definitions of material adverse effect, alternative proposal, superior proposal and intervening event, the right of each party to match the terms of any unsolicited superior proposal prior to either party’s ability to terminate the merger agreement and enter into a definitive agreement providing for a third party superior proposal, the “force-the-vote” covenant and the treatment of Jarden’s stock options and restricted stock awards in connection with the merger transactions, and all of the financing provisions and related remedy provisions in the merger agreement.

On December 7, 2015, the nominating/governance committee of the Newell Rubbermaid board, joined by Messrs. Polk, Turner, Cowhig and representatives of Jones Day, met to review potential director candidates from the Jarden board for the combined company’s board of directors.

Also on December 7, 2015, Kane Kessler, P.C., special finance counsel to Jarden, delivered to Messrs. Franklin, Ashken and Lillie a draft form of separation agreement for Mr. Franklin, which was also intended to serve as the model for the separation agreements to be entered into between Jarden and each of Messrs. Ashken and Lillie. This draft was based on preliminary discussions between Messrs. Franklin and Ashken and members of the Jarden board and compensation committee, and was forwarded by Jarden to Newell Rubbermaid for its review. Also on such date, Kane Kessler delivered to Messrs. Franklin, Ashken and Lillie a draft of an advisory services agreement pursuant to which Mariposa Capital, LLC, a company controlled by Mr. Franklin, for which Messrs. Ashken and Lillie will serve as officer(s) and/or employee(s) and referred to as Mariposa Capital, would provide certain strategic advisory services relating to Newell Rubbermaid and/or Jarden following the consummation of the transactions contemplated by the merger agreement. For a complete description of the separation agreements and advisory services agreement, see “Newell Rubbermaid Proposal I: Approval of the Share Issuance and Jarden Proposal I: Adoption of the Merger Agreement—Interests of Certain Jarden Directors and Executive Officers in the Merger Transactions” beginning on page 128 of this joint proxy statement/prospectus.

Later that day, the Wall Street Journal online reported that Jarden and Newell Rubbermaid were engaged in discussions regarding a possible business combination.

On December 8, 2015, the Newell Rubbermaid board, joined by Messrs. Polk, Tarchetti, Stipancich, Turner and Mullins and representatives of Centerview, Goldman Sachs, Jones Day and Simpson Thacher, held a special telephonic meeting to discuss the status of the business combination discussions and the results of the legal and financial due diligence undertaken to date.

Later on December 8, 2015, Greenberg Traurig delivered to Jones Day written comments to the initial December 1st draft merger agreement, which, among other things, (1) eliminated the reverse termination fee payable to Jarden if Newell Rubbermaid failed to obtain its required debt financing and, instead, provided Jarden with a right to specifically enforce Newell Rubbermaid’s obligation to consummate the merger transactions, (2) included more comprehensive covenants of Newell Rubbermaid to obtain the proceeds of the bridge loan commitment letter and to obtain alternative permanent debt financing, (3) limited the covenants of Jarden to cooperate with Newell Rubbermaid with respect to the merger transactions financing, (4) removed the 20-day debt marketing period and removed or modified, as applicable, certain provisions that previously enabled Newell Rubbermaid to permissibly terminate the merger agreement to the extent it failed to obtain requisite financing to consummate the merger transactions, (5) imposed a $250.0 million termination fee and provided for reimbursement of expenses of up to $25.0 million payable by Jarden or Newell Rubbermaid, as applicable, if the merger agreement were terminated because the other party failed to obtain required stockholder approval, (6) included extensive modifications to (a) each party’s no-shop covenants and exceptions thereto (including the materiality and fiduciary standards therein and the information and notice requirements thereof), (b) the provisions under which each party could engage in discussions regarding and negotiate alternative acquisition and business combination proposals and share non-public information with third party proponents of such proposals, (c) the events that constituted a change by the Jarden board of the Jarden board recommendation and by the Newell Rubbermaid board of the Newell Rubbermaid board recommendation, and the consequences thereof under the merger agreement, (d) the definitions of material adverse effect, superior proposal and alternative proposal, (e) the substantive and procedural requirements for each party’s right to match the terms of a third party superior proposal prior to exercising its fiduciary termination right under the merger agreement, and (f) the provisions pursuant to which each party could make certain public disclosures to its stockholders regarding the merger transactions as required by applicable law, (7) limited the “force-the-vote” covenant so that it applied only in the case of a changed Jarden board recommendation or Newell Rubbermaid board recommendation, as applicable, in response to an intervening event (and not in the case of a superior proposal),

(8) expanded the scope of Newell Rubbermaid’s representations and warranties and conduct of business covenants so that the merger agreement would be fully reciprocal in that regard (and made various changes to the materiality and knowledge qualifiers and dollar amount thresholds used therein), (9) proposed an outside termination date of June 30, 2016, (10) included various modifications to the conditions to each party’s obligation to consummate the merger transactions (including materiality qualifiers and certain other performance thresholds in the case of a breach of each party’s representations, warranties and covenants), (11) included various modifications to each of Jarden’s and Newell Rubbermaid’s respective abilities to terminate the merger agreement (including various thresholds and materiality qualifiers in connection therewith), (12) extensively modified the circumstances and requirements in respect of which a forward termination fee would be required to be paid by each party and made changes with respect to the timing of the payment of such fee, (13) modified the provisions of the merger agreement regarding certain benefits provided to Jarden employees by Newell Rubbermaid after the effective time of the first merger and (14) made certain changes to the treatment of Jarden stock options and restricted stock awards in connection with the merger transactions.

On December 9, 2015, representatives of Greenberg Traurig, Jones Day and Simpson Thacher conducted a telephonic conference to discuss and negotiate the comments, changes and modifications reflected in Greenberg Traurig’s December 8th revised draft of the merger agreement.

Later on December 9, 2015, Jones Day provided Greenberg Traurig a revised draft of the merger agreement, which, among other things, (1) removed Jarden’s right to specifically enforce the merger transaction in the event Newell Rubbermaid failed to obtain its contemplated debt financing, and instead reinserted a reverse termination fee of $800.0 million if Newell Rubbermaid failed to consummate the merger transactions due to its failure to obtain the proceeds of its contemplated bridge loan commitment and because alternative financing with an investment grade credit rating is not available to Newell Rubbermaid, (2) revised Newell Rubbermaid’s covenants to obtain the contemplated debt financing and made certain corresponding changes to the remedies provisions of the merger agreement, (3) included more comprehensive covenants of Jarden to cooperate with Newell Rubbermaid with respect to the financing of the merger transactions, (4) reinserted the 20-day debt marketing period for Newell Rubbermaid to obtain financing and all related provisions regarding Newell Rubbermaid’s ability to terminate the merger agreement under certain circumstances relating to the failure to obtain such financing, and (5) revised and made various modifications to (a) the termination provisions and closing conditions in the merger agreement (including the materiality, knowledge and other qualifiers and dollar amount thresholds set forth therein), (b) the amounts of the forward termination fees and the reverse termination fee, the circumstances under which the termination fee and reverse termination fee would be payable and the timing of such payments, (c) the outside termination date (by changing the date to September 30, 2016, subject to an extension under certain circumstances), (d) the scope of Newell Rubbermaid’s representations and warranties and conduct of business covenants, (e) the no-shop covenants and the window shop exceptions thereto and the definitions of material adverse effect and superior proposal, (f) the right of each party to match the terms of a superior proposal before the other party could exercise its fiduciary termination right under the merger agreement and (g) the “force-the-vote” provision (by once again making it applicable in the case of a changed or withdrawn board recommendation in response to a superior proposal).

On December 10, 2015, the Jarden board held a regularly scheduled meeting, at which representatives of Barclays, UBS, PricewaterhouseCoopers LLP, referred to as PWC, and Greenberg Traurig were present. At this meeting, representatives of Greenberg Traurig made a presentation regarding the possible combination with Newell Rubbermaid and the negotiation process to date, addressed and summarized for the Jarden board the material terms of and the remaining open issues in the merger agreement, and addressed legal requirements in respect of the possible combination. The Jarden board also considered and discussed the potential benefits and risks to Jarden stockholders of the possible combination with Newell Rubbermaid, the value accretion to Jarden stockholders that could result from such possible combination, the consideration being offered to Jarden stockholders and the ability of Jarden stockholders to participate in the future earnings growth and value accretion of the combined company, as compared with the alternative of Jarden continuing as a standalone company.

Also at this meeting, representatives of Greenberg Traurig presented to the Jarden board the results of Greenberg Traurig’s legal due diligence review. Representatives of Greenberg Traurig then addressed the fiduciary duties of Jarden’s directors in connection with the possible combination. Representatives of Barclays then presented to and reviewed with the Jarden board its valuation of Jarden and Newell Rubbermaid and its financial analyses of the pro forma combined company and the consideration to be offered to the Jarden stockholders in the possible combination.

From early morning on December 11, 2015 through late evening on December 13, 2015, representatives of Greenberg Traurig and Jones Day engaged in substantially continuous telephonic meetings and conference calls to further negotiate and finalize all open items and complete the drafting of various provisions in the merger agreement. In addition, representatives of the parties, including their respective financial advisors, had discussions regarding the fixed exchange ratio in the first merger. Following such discussions, the parties agreed to a final exchange ratio of 0.862 of a share of Newell Rubbermaid common stock for each share of Jarden common stock, which implied a total merger consideration of $60.03 per share based on Newell Rubbermaid’s closing sales price as reported on NYSE that day.

On December 11, 2015, Greenberg Traurig provided Jones Day with a revised draft of the merger agreement, which, among other things, (1) modified Newell Rubbermaid’s right to terminate the merger agreement in connection with a debt rating failure, (2) increased to $900 million the amount of the reverse termination fee payable to Jarden if Jarden or Newell Rubbermaid terminates the merger agreement in connection with a debt rating failure, (3) included more comprehensive covenants of Newell Rubbermaid to obtain the requisite debt finance to consummate the first merger, (4) limited, in certain respects, Jarden’s obligation to cooperate with Newell Rubbermaid with respect to obtaining financing for the merger transactions, (5) removed in its entirety Newell Rubbermaid’s 20-day marketing period and certain related provisions regarding Newell Rubbermaid’s ability to permissibly terminate the merger agreement because of the unavailability of debt financing and (6) revised the outside termination date to June 30, 2016 (subject to an extension under certain circumstances).

Also on December 11, 2015, the parties mutually determined that voting and support agreements would not be required in connection with the possible combination. Newell Rubbermaid also provided to Jarden comments to the form of separation agreement for each of Messrs. Franklin, Ashken and Lillie and advisory services agreement for Mariposa Capital. The parties also agreed to seek to obtain the conversion of all outstanding Jarden convertible notes into shares of Jarden common stock prior to the effective time of the first merger.

On December 11, 2015, Newell Rubbermaid received from the Goldman Lenders the draft bridge commitment letter and Jones Day delivered a copy thereof to each of Greenberg Traurig and Kane Kessler. Over the ensuing two-day period, Greenberg Traurig and Kane Kessler, on behalf of Jarden, and Jones Day, on behalf of Newell Rubbermaid, coordinated their respective comments to the draft bridge commitment letter and Jones Day and Simpson Thacher negotiated them with the Goldman Lenders’ counsel, Davis Polk & Wardwell LLP.

On December 12, 2015, representatives of Greenberg Traurig, Jones Day and Simpson Thacher participated in substantially continuous telephonic meetings and conference calls over the course of the day and into the late evening to negotiate all remaining open issues. Representatives of Greenberg Traurig and Jones Day distributed and exchanged multiple written comments to the draft merger agreement which reflected such discussions and negotiations. Later that evening, Jones Day provided Greenberg Traurig a composite revised draft of the merger agreement. The revised draft merger agreement contained, among other things, further modifications and revisions to (1) the right of Jarden and Newell Rubbermaid to terminate the merger agreement in connection with a debt rating failure, (2) the reverse termination provisions relating to a debt rating failure (including changes to the specific enforcement and election of remedies provisions of the merger agreement, and to the definition of a debt rating failure and the circumstances under which such reverse termination fee would become payable and the timing of such payment), (3) Newell Rubbermaid’s covenants to obtain the proceeds of the bridge credit facility and to obtain alternative financing (and changes to related definitions used in connection with such covenants and the remedies of the parties in the case of a failure by any lenders to fund their debt commitments), (4) Jarden’s covenant to cooperate with and to assist Newell Rubbermaid with respect to Newell Rubbermaid’s obligations to obtain alternative financing and (5) the outside closing date (and permissible extensions thereof under certain circumstances).

On December 12, 2015, the Newell Rubbermaid board, joined by Messrs. Polk, Tarchetti, Stipancich, Turner and Mullins and representatives of Centerview, Goldman Sachs, Jones Day and Simpson Thacher, held a special telephonic meeting at which Goldman Sachs and management reviewed updates to Newell Rubbermaid’s analyses of the possible financial model for the combined company based on its financial due diligence review, including work undertaken by Ernst & Young LLP, which firm had been retained by Newell Rubbermaid to assist in its financial, tax and accounting due diligence review of Jarden.

In the early morning of December 13, 2015, Greenberg Traurig provided Jones Day with a revised composite draft merger agreement. Representatives of Greenberg Traurig and Jones Day later resumed their negotiation of remaining open issues and finalized the drafting of various provisions in the draft merger agreement. Specifically, negotiations focused on (1) the debt rating failure termination provisions and the reverse termination fee payable to Jarden if Jarden or Newell Rubbermaid terminates the merger agreement in connection with a debt rating failure, (2) final modifications to the covenants of Newell Rubbermaid to obtain the proceeds of the bridge loan commitment and to obtain alternative financing and (3) Jarden’s covenant to cooperate with Newell Rubbermaid with respect to Newell Rubbermaid’s obligation to obtain alternative debt financing (and certain further modifications to related definitions in the merger agreement).

On December 13, 2015, the Newell Rubbermaid board, joined by Messrs. Polk, Tarchetti, Stipancich, Turner and Mullins and representatives from Centerview, Goldman Sachs, Jones Day and Simpson Thacher, held a special telephonic meeting. At this meeting, the Newell Rubbermaid board received final reports of the results of Newell Rubbermaid’s legal, financial, tax, accounting and business due diligence reviews and discussed the terms of the separation agreements proposed to be entered into by Jarden and each of Messrs. Franklin, Ashken and Lillie. Representatives of Jones Day reviewed the material terms of the draft merger agreement, including the status of negotiations and material terms, as well as the Goldman Lenders’ latest draft of the financing commitment. The Newell Rubbermaid board also reviewed the terms of the possible combination, including that the aggregate value of the $21.00 per share in cash and the proposed exchange ratio of 0.862 of a share of Newell Rubbermaid stock was $60.03 per Jarden share (based on the closing sale price of Newell Rubbermaid common stock as reported on NYSE on December 11, 2015, the last trading day prior to the meeting), which amount was substantially identical to the implied $60.00 per Jarden share value indicated in Newell Rubbermaid’s November 21, 2015 revised indication of interest. Representatives of Goldman Sachs then provided the Newell Rubbermaid board their firm’s financial analysis of the possible combination, and rendered its oral opinion, subsequently confirmed by delivery of a written opinion on December 13, 2015, that as of such date and based on and subject to the assumptions, qualifications and limitations described at the meeting and stated in its written opinion, the merger consideration to be paid by Newell Rubbermaid for each outstanding share of Jarden common stock pursuant to the merger agreement was fair, from a financial point of view, to Newell Rubbermaid. The Newell Rubbermaid board then met in executive session, with representatives of Simpson Thacher and Centerview participating, to receive advice from representatives of Simpson Thacher with respect to legal matters, including with regard to the fiduciary duties of the Newell Rubbermaid board, and presentations from representatives of Centerview with respect to such firm’s analysis of the possible combination from a financial point of view, at the conclusion of which Centerview rendered its oral opinion, subsequently confirmed in writing, to the effect that, based upon and subject to the assumptions, qualifications and limitations described to the board and reflected in the written opinion, the consideration to be paid by Newell Rubbermaid in the possible combination was fair to Newell Rubbermaid, from a financial point of view. The Newell Rubbermaid board then asked the members of Newell Rubbermaid management and representatives of Goldman Sachs and Jones Day to rejoin the meeting. Following further deliberation and discussion by the Newell Rubbermaid board regarding the terms of the draft merger agreement and consideration of the variety of the business, financial and market factors set forth under “Newell Rubbermaid’s Reasons for the Merger Transactions; Recommendation of the Newell Rubbermaid Board of Directors”, all of the members of the Newell Rubbermaid board participating in the meeting (one director who expressed support for the merger transactions was unable to participate or formally vote at this particular meeting) duly adopted resolutions (1) approving the first merger and other transactions contemplated by the merger agreement, (2) determining that the first merger and other transactions contemplated by the merger agreement were advisable and in the best interest of Newell Rubbermaid and its stockholders and (3) recommending that Newell Rubbermaid’s stockholders vote affirmatively to approve the share issuance. For more information about the opinions of Newell Rubbermaid’s financial advisors, see “—Opinions of Newell Rubbermaid’s Financial Advisors” beginning on page 88 of this joint proxy statement/prospectus.

On December 13, 2015, the compensation committee of the Jarden board held a special meeting at the offices of Greenberg Traurig, in which representatives of Greenberg Traurig participated. The compensation committee discussed and considered the separation agreements proposed to be entered into by Jarden with each of Messrs. Franklin, Ashken and Lillie and the proposed amendment to Messrs. Franklin’s, Ashken’s and Lillie’s existing executive employment agreements. For more information about the interest of certain Jarden directors and executive officers, see “Newell Rubbermaid Proposal I: Approval of the Share Issuance and Jarden Proposal I: Adoption of the Merger Agreement—Interests of Certain Jarden Directors and Executive Officers in the Merger Transactions” beginning on page 128 of this joint proxy statement/prospectus. After deliberation and discussion, the compensation committee voted unanimously to recommend to the Jarden board that the Jarden board should approve the amendments to the executive employment agreements and the execution of the separation agreements.

Late in the afternoon on December 13, 2015, the Jarden board held a special meeting at the offices of Greenberg Traurig, in which representatives of Barclays, UBS, PWC and Greenberg Traurig participated (in person and by telephone). The Jarden board received a final legal due diligence report from Greenberg Traurig. Representatives from Greenberg Traurig next updated the Jarden board on the status of the negotiation of all remaining open issues in the draft merger agreement and presented a summary of the negotiations to date and the results thereof. Representatives of Greenberg Traurig then made a presentation to the members of the Jarden board regarding their fiduciary duties in connection with the possible combination with Newell Rubbermaid and discussed the events that led to the meeting, at which the Jarden board was considering the merger agreement.

Also at this meeting, representatives of Barclays presented to and reviewed with the Jarden board its updated financial analyses of the merger consideration to be offered to Jarden stockholders in the possible combination. At the conclusion of such review, Barclays rendered its oral opinion, subsequently confirmed by delivery of a written opinion on December 14, 2015, that as of such date and based on and subject to the assumptions, qualifications and limitations stated in its written opinion, the consideration to be offered to Jarden’s stockholders in the possible business combination was fair, from a financial point of view, to such stockholders. For more information about Barclays’ opinion, see “Opinion of Jarden’s Financial Advisor” beginning on page 104 of this joint proxy statement/prospectus.

After further deliberation and discussion by the Jarden board regarding the terms of the draft merger agreement and consideration of all of the business, financial and market factors as set forth below under “—Jarden’s Reasons for the Merger Transactions; Recommendation of the Jarden Board of Directors”, all of the members of the Jarden board who were present and in attendance at the December 13, 2015 meeting of the Jarden board at which the merger agreement was being considered (other than one director who was recused from the portion of such meeting relating to the vote with respect to the merger agreement and who did not vote on the merger agreement or the other transactions contemplated thereby), duly adopted resolutions (1) approving the merger agreement, the merger transactions and the other transactions contemplated by the merger agreement, (2) determining that the terms of the merger transactions and the other transactions contemplated by the merger agreement are fair to and in the best interests of Jarden and its stockholders, (3) recommending that Jarden stockholders vote affirmatively to adopt the merger agreement, (4) declaring that the merger agreement is advisable in accordance with Section 251(a) of the Delaware General Corporation Law, (5) adopting and approving amendments to Messrs. Franklin’s, Ashken’s and Lillie’s executive employment agreements and (6) adopting and approving separation agreements with Messrs. Franklin, Ashken and Lillie.

Following this meeting, Greenberg Traurig and Jones Day finalized various technical drafting points in the merger agreement.

After midnight on December 14, 2015, Jarden and Newell Rubbermaid executed the merger agreement.

On December 14, 2015, prior to the opening of trading on NYSE, Jarden and Newell Rubbermaid published a joint press release announcing the execution of the merger agreement and each party filed with the SEC a Form 8-K announcing such event.

Newell Rubbermaid’s Reasons for the Merger Transactions; Recommendation of the Newell Rubbermaid Board of Directors

In evaluating the share issuance, the merger agreement and the transactions contemplated by the merger agreement, the Newell Rubbermaid board invested considerable time and conducted substantial due diligence, including consulting with Newell Rubbermaid’s senior management, the financial advisors and outside legal counsel for Newell Rubbermaid and the Newell Rubbermaid board, and participating in multiple meetings of the Newell Rubbermaid board and committees thereof. Before reaching its decision at its meeting on December 13, 2015 to approve the share issuance, the merger agreement and the transactions contemplated by the merger agreement, and recommending that Newell Rubbermaid stockholders vote FOR the share issuance, the Newell Rubbermaid board considered a variety of factors weighing positively in favor of the share issuance and the merger transactions, including the following (not necessarily in order of relative importance):

Strategic Factors Considered by the Newell Rubbermaid Board

•	Complementary Product Portfolio: The Newell Rubbermaid board considered the complementary product portfolios of Newell Rubbermaid and Jarden and management’s expectation that the merger transactions would create a $16 billion portfolio of brands in large, unconsolidated categories, including Paper Mate®, Sharpie®, EXPO®, Parker®, Elmer’s®, Calphalon®, Rubbermaid®, Graco®, Baby Jogger®, Aprica®, Goody®, Irwin®, Lenox®, Rubbermaid Commercial Products®, Coleman®, First Alert®, FoodSaver®, Jostens®, K2®, NUK®, Oster®, Rawlings®, Sunbeam® and Yankee Candle®. The Newell Rubbermaid board also considered management’s expectation that the complementary product portfolios would enable the acceleration of existing business plans and potential growth in its current businesses.

•	Enhanced Scale and Global Reach: The Newell Rubbermaid board considered management’s expectation of increased scale across key channels, major retailers, geographies and suppliers as a result of the merger transactions, as well as the complementary global footprint of Newell Rubbermaid and Jarden. The Newell Rubbermaid board believes the enhanced scale, expanded global reach and opportunity to participate in additional channels of distribution will offer revenue growth and margin expansion opportunities for Newell Brands following the merger transactions.

•	Integration Opportunities: The Newell Rubbermaid board considered Newell Rubbermaid’s recent experience in acquiring and integrating businesses into the Newell Rubbermaid platform that have resulted in, and are expected to continue to result in, substantial cost savings and revenue opportunities. The Newell Rubbermaid board believes the complementary strengths of the combined brand portfolio offer enhanced cross-selling opportunities within key channels. In addition, the Newell Rubbermaid board considered management’s expectation of longer-term opportunities to prioritize and integrate the Jarden brands into existing Newell Rubbermaid brand categories in order to engage with consumers who are focused on specific brand categories.

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Investment and Innovation: The Newell Rubbermaid board considered management’s determination that the cost savings and higher sales volumes resulting from the merger transactions will further strengthen and enhance the ability of Newell Brands to invest in innovation. In this regard, the Newell Rubbermaid board believes there are opportunities to invest in a set of key capabilities which can be deployed across multiple brands and categories at Newell Brands, and in doing so to leverage Newell Rubbermaid’s organizational capabilities and strengths in areas such as consumer insights, research and development and design. The Newell Rubbermaid board also believes there are opportunities to invest in certain of Jarden’s significant organizational capabilities and strengths, including Jarden’s capabilities in its direct-to-consumer eCommerce businesses, and apply those capabilities across Newell Brands.

•	Cost Savings: The Newell Rubbermaid board considered management’s assessment of the future stockholder value expected to be created by the merger transactions through significant cost savings. Newell Rubbermaid expects that, over the next four years, it will achieve $500 million in annualized cost savings. These cost savings are expected to be primarily due to reductions in duplicate corporate expenses, increased scale and the ability to sell and distribute a more diverse product portfolio through one platform. Although Newell Rubbermaid expects these cost savings to result from the merger transactions, there are substantial expenditures necessary to achieve these planned cost savings and there can be no assurance that any particular amount of such savings will be achieved following completion of the merger transactions or the timeframe in which they will be achieved.

•	Strong and Stable Cash Flows: The Newell Rubbermaid board considered management’s expectation of strong and stable cash flows that would allow Newell Brands to prioritize debt reduction and deleverage to an expected target leverage ratio of 3.0 to 3.5 times within two to three years following the completion of the merger transactions. At the same time, Newell Brands is expected to maintain, or potentially increase if circumstances permit it to reduce its leverage ratio as planned, its dividend per share. The Newell Rubbermaid board also considered that the intended deleveraging would be expected to provide Newell Brands with opportunities in the future to actively strengthen its portfolio for improved margin and increased value creation.

•	Governance: The Newell Rubbermaid board considered that Newell Brands would be led by current Newell Rubbermaid Chief Executive Officer, Michael Polk, and that its board would be chaired by current Newell Rubbermaid non-executive Chair, Michael Cowhig. In addition, the Newell Rubbermaid board considered that the Newell Rubbermaid board of directors would ultimately be comprised of 13 directors, with nine representatives from the current Newell Rubbermaid board and three representatives from the Jarden board (Martin E. Franklin, Founder and Executive Chairman of Jarden, Ian G. H. Ashken, Co-Founder, Vice Chairman and President of Jarden and Ros L’Esperance) immediately after the effective time of the first merger, and one new independent director to be determined later.

Other Factors Considered by the Newell Rubbermaid Board

•	Financial Projections: The Newell Rubbermaid board considered information and discussions with Newell Rubbermaid’s management, in consultation with Goldman Sachs and Centerview, regarding Newell Rubbermaid’s and Jarden’s respective businesses, results of operations, financial and market position and the anticipated benefits of size and scale of Newell Brands following completion of the merger transactions.

•	Earnings Impact: The Newell Rubbermaid board considered management’s expectation that the transaction would be immediately accretive with double-digit normalized earnings per share accretion after giving effect to anticipated cost savings.

•	Fixed Exchange Ratio: The Newell Rubbermaid board considered the fact that the merger agreement provides that the value of the equity component of the merger consideration is established by a fixed exchange ratio and that no adjustment will be made in the merger consideration to be received by Jarden stockholders pursuant to the merger agreement to the extent the trading price of Newell Rubbermaid common stock decreased following the announcement of the merger transactions.

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Fairness Opinions: The Newell Rubbermaid board considered the opinions of Goldman Sachs and Centerview, each dated December 13, 2015, to the Newell Rubbermaid board to the effect that, as of that date and based upon and subject to the assumptions and limitations set forth in the opinions, the merger consideration to be paid by Newell Rubbermaid pursuant to the merger agreement was fair from a financial point of view to Newell Rubbermaid, as more fully described under “—Opinions of Newell Rubbermaid’s Financial Advisors” beginning on page 88 of this joint proxy statement/prospectus.

•	Financing Options: The Newell Rubbermaid board considered the fact that Newell Rubbermaid had received a bridge commitment letter from the Goldman Lenders in the amount of $10.5 billion to provide debt financing for the merger transactions, management’s plans to arrange permanent financing and the likelihood that permanent financing could be arranged or alternatively that the bridge credit facility contemplated by the bridge commitment letter would be available.

•	Credit Rating: The Newell Rubbermaid board considered management’s expectation that Newell Rubbermaid’s public debt would continue to be rated investment grade following completion of the financing for the merger transactions.

•	Implied Ownership of Newell Brands Allows for Significant Future Participation of Newell Rubbermaid Stockholders: The Newell Rubbermaid board considered management’s expectation that, upon completion of the merger transactions and based on the shares of Jarden common stock expected to be outstanding, including the expected conversion of the outstanding Jarden convertible notes, Newell Rubbermaid stockholders immediately prior to the merger transactions would own approximately 55% of Newell Brands, providing them significant opportunity to participate in the future performance of Newell Brands, including the expected cost savings and enhanced revenue opportunities.

•	Merger Agreement: The Newell Rubbermaid board considered the terms of the merger agreement, which resulted from arm’s-length negotiations between Newell Rubbermaid and its advisors, on the one hand, and Jarden and its advisors, on the other hand, including management’s assessment of likelihood that the merger transactions would be consummated, based on, among other factors:

•	the conditions to closing in the merger agreement;

•	the commitment by Newell Rubbermaid and Jarden to use commercially reasonable efforts to obtain regulatory clearances, subject to certain limitations;

•	the likelihood of receiving the required stockholder and regulatory approvals and of completing the merger transactions on the anticipated schedule; and

•	the circumstances under which the merger agreement could be terminated and the impact of such a termination, including (1) the requirement that Jarden pay a termination fee of $385 million if the Jarden board changes its recommendation in order to accept a superior proposal or as a result of an intervening event or to reimburse Newell Rubbermaid for its customary third-party expenses (but in no event more than $100 million) if Jarden stockholders fail to adopt the merger agreement and (2) the ability of Newell Rubbermaid to pay a termination fee of $900 million and terminate the merger agreement if it is unable to obtain the financing contemplated by the merger agreement, including the bridge credit facility, and is otherwise unable to secure alternative investment grade financing.

•	Due Diligence: The Newell Rubbermaid board considered the results of the due diligence reviews of Jarden and its businesses conducted by Newell Rubbermaid and its financial advisors and outside legal counsel.

•	Available Alternatives: The Newell Rubbermaid board considered management’s expectation that the merger transactions are more favorable to Newell Rubbermaid stockholders than the potential value that might result from Newell Rubbermaid otherwise continuing to pursue its existing strategic plan without the merger transactions or from other potential alternative transactions reasonably available to Newell Rubbermaid, including other acquisitions.

The Newell Rubbermaid board also considered a number of countervailing uncertainties and risks in its deliberations concerning the merger transactions, including the following (not necessarily in order of relative importance):

•	Risks of Failure to Complete the Merger Transactions: The Newell Rubbermaid board considered the risk that the merger transactions may not be completed despite the parties’ efforts, including the possibility that the conditions to the parties’ obligations to complete the merger transactions (which include certain conditions that are not within the control of the parties to the merger agreement) may not be satisfied or that completion of the merger transactions may be unduly delayed, and any resulting adverse impacts on Newell Rubbermaid, its business and the trading price of Newell Rubbermaid common stock.

•	Risks Relating to Integration: The Newell Rubbermaid board considered the difficulties and management challenges inherent in completing the merger transactions and integrating the businesses, operations and workforce of Jarden with those of Newell Rubbermaid, particularly in light of Jarden’s size, potential time commitment, distractions and other factors, including the challenge of blending separate corporate cultures, harmonizing compensation philosophies, employee compensation and benefit plans, and the potential loss of key personnel, customers and suppliers prior to and following the merger transactions.

•	Risks Relating to the Benefits of the Merger Transactions: The Newell Rubbermaid board considered the risk of not realizing all the anticipated cost savings, enhanced revenue opportunities and other benefits expected as a result of the merger transactions, and that Newell Rubbermaid or Jarden may not achieve their financial projections and that general economic and market conditions outside the control of the parties to the merger agreement could deteriorate.

•	Costs of the Merger Transactions: The Newell Rubbermaid board considered the substantial costs to be incurred in connection with the merger transactions and the integration of Jarden’s business into Newell Rubbermaid.

•	Risks Relating to Leverage: The Newell Rubbermaid board considered and took into account the potential impact of the incurrence of significant debt to pay the cash portion of the merger consideration, to refinance certain debt of Jarden and to pay the other anticipated fees and expenses associated with the merger transactions, as well as the potential impact on Newell Rubbermaid if it is unable to reduce its leverage ratio as expected, as a result of the risks and uncertainties described under “Risk Factors” beginning on page 40 of this joint proxy statement/prospectus or otherwise, many of which will be outside of Newell Brands’ control and the potential loss of financial flexibility of Newell Brands following the completion of the merger transactions and that Newell Brands may not significantly increase its dividend rate or pursue potentially attractive acquisitions or other strategic opportunities that might otherwise be available to it while Newell Brands seeks to reduce its target leverage ratio to 3.0 to 3.5 times within two to three years following the completion of the merger transactions.

•	Merger Consideration: The Newell Rubbermaid board considered the fact that the value of the equity component of the merger consideration fluctuates with the price of Newell Rubbermaid common stock and that a decline in the trading price of Newell Rubbermaid common stock during the pendency of the merger transactions could result in the value of the merger consideration being unattractive to Jarden stockholders.

•	Dilution: The Newell Rubbermaid board considered the dilution of the ownership interests of Newell Rubbermaid’s stockholders that would result from the share issuance and the expectation, based on the securities outstanding at that time and the expected conversion value of the outstanding Jarden convertible notes at that time, that holders of Jarden common stock would own approximately 45% of Newell Brands following the completion of the merger transactions.

•	Risks Relating to Termination Fees; Cost Reimbursement: The Newell Rubbermaid board considered the circumstances under which the merger agreement could be terminated and the impact of such a termination, including (1) the requirement that Newell Rubbermaid pay a termination fee of $385 million if its board changes its recommendation in order to accept a superior proposal or as a result of an intervening event or to reimburse Jarden for its customary third-party expenses (but in no event more than $100 million) if Newell Rubbermaid stockholders fail to authorize the share issuance and (2) the requirement that Newell Rubbermaid pay a $900 million termination fee if Newell Rubbermaid or Jarden terminates the merger agreement due to the unavailability of financing pursuant to the bridge commitment letter, together with a debt rating failure.

•	Risks Relating to the Jarden Board of Director’s Ability to Change its Recommendation: The Newell Rubbermaid board considered the ability of the Jarden board, under certain circumstances and subject to certain conditions (including the payment to Newell Rubbermaid of a $385 million termination fee), to change the Jarden board recommendation in order to accept a superior proposal or as a result of an intervening event if the Jarden board determines in good faith after consultation with its outside legal counsel and financial advisors that the failure to take such action would be inconsistent with its fiduciary duties.

•	Risks Relating to the Financing: The Newell Rubbermaid board considered the absence of a financing condition to Newell Rubbermaid’s obligation to complete the merger transactions and the risk that Newell Rubbermaid might be unable to retain its investment grade rating for its debt, which could cause Newell Rubbermaid to encounter difficulties or increased costs associated with securing financing in connection with the merger transactions or to complete the merger transactions on financing terms less favorable than anticipated or at all.

•	Risks Relating to Governmental Approvals or Imposition of Conditions: The Newell Rubbermaid board considered the risk that regulatory agencies may object to and challenge the merger transactions or may impose terms and conditions in order to resolve those objections that may adversely affect the anticipated operations and financial results of Newell Brands, in light of Newell Rubbermaid’s covenants in the merger agreement to use commercially reasonable efforts to cooperate with the imposition of such conditions unless the Newell Rubbermaid board determines that taking certain actions would have a material adverse effect on the net benefits expected to be achieved from the merger transactions.

•	Restrictions on the Conduct of Business: The Newell Rubbermaid board considered the fact that the merger agreement places certain restrictions on the conduct of the Newell Rubbermaid business prior to the effective time of the first merger, and also considered other alternatives reasonably available to Newell Rubbermaid if it did not pursue the merger transactions, including continuing to pursue organic growth and other acquisition opportunities.

•	Risks Relating to Retention of Key Personnel: The Newell Rubbermaid board considered the risk that, despite the combined efforts of Newell Rubbermaid and Jarden prior to and after the consummation of the merger transactions, Newell Brands may lose key personnel.

•	Fairness Opinion: The Newell Rubbermaid board considered the risk of changes in circumstances between the date of the signing of the merger agreement and the completion of the merger transactions that will not be reflected in the fairness opinions obtained by the Newell Rubbermaid board.

•	Other Risks and Uncertainties: The Newell Rubbermaid board considered various other risks associated with the merger transactions and the businesses of Newell Rubbermaid, Jarden and Newell Brands, following the merger transactions as described under “Risk Factors,” beginning on page 40 of this joint proxy statement/prospectus.

The Newell Rubbermaid board determined that the benefits expected to be achieved for Newell Rubbermaid as a result of the merger transactions outweighed these potential risks and uncertainties. The Newell Rubbermaid board recognized that there can be no assurance of future results, including results considered or expected as disclosed in this section of the proxy statement/prospectus.

The above discussion of the material factors considered by the Newell Rubbermaid board in its consideration of the share issuance, the merger agreement and the transactions contemplated by the merger agreement is not intended to be exhaustive, but does set forth the principal factors considered by the Newell Rubbermaid board. In light of the number and wide variety of factors considered in connection with the evaluation of the merger agreement and the transactions contemplated by the merger agreement, the Newell Rubbermaid board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors it considered in reaching its final decision. The Newell Rubbermaid board based its position on all of the information available to it and the factors presented to and considered by it. However, some directors may individually have given different weight to different factors. The factors, potential risks and uncertainties contained in this explanation of Newell Rubbermaid’s reasons for the merger transactions and other information presented in this section contain information that is forward-looking in nature and, therefore, should be read in light of the factors discussed in “Cautionary Information Regarding Forward-Looking Statements” beginning on page 38 of this joint proxy statement/prospectus.

Jarden’s Reasons for the Merger Transactions; Recommendation of the Jarden Board of Directors

In considering whether to approve, and in connection with ultimately determining to approve and to recommend to Jarden stockholders that they affirmatively vote for the adoption of, the merger agreement, the Jarden board considered a variety of factors and a substantial amount of information presented by and reviewed with Jarden management and its legal and financial advisors. The principal factors that the Jarden board considered are:

•	the expectation that the business combination with Newell Rubbermaid will create a more valuable company over the same period than the value Jarden could create over the same period if it were to continue to operate on a standalone basis;

•	the belief that the business combination with Newell Rubbermaid will result in a combined company with an enhanced earnings profile from long-term sustainable revenue and cost synergies and increased geographic and product diversification;

•	the expectation that the combination would result in significantly increased scale creating a strong platform to deliver sustainable long-term growth and substantial value for Jarden stockholders;

•	the potential opportunity for the combined company to enter new and more diverse markets, thereby increasing the combined company’s global reach and enhancing its long-term competitive strength;

•	the current and prospective competitive conditions in Jarden’s and Newell Rubbermaid’s industries;

•	its knowledge of Jarden’s business, financial condition, results of operations and long-term prospects as well as Newell Rubbermaid’s business, financial condition, results of operations and long-term prospects, taking into account the results of Jarden’s business and financial due diligence review of Newell Rubbermaid;

•	management’s estimate, consistent with Newell Rubbermaid management’s estimate, that the combination of Jarden and Newell Rubbermaid could create $500 million in annual long-term synergies by 2020;

•	management’s expectation that, after analyzing the terms and structure of the possible business combination, the pro forma combined company would retain Newell Rubbermaid’s investment grade corporate rating;

•	the fact that the structure of the merger transactions would enable Jarden stockholders to receive immediate partial liquidity and also participate in the future earnings and growth of the combined company;

•	the fact that the combined company would not be controlled by any person or group and, as a result of the merger transactions, the outstanding common stock of the combined company would continue to be listed on NYSE and such shares would be traded in a disaggregated, fluid, changing and changeable market;

•	the fact that Jarden stockholders do not currently receive quarterly cash dividends and would receive a quarterly cash dividend as stockholders of the combined company, and that the most recent Newell Rubbermaid quarterly cash dividend was $0.19, which amount Newell Rubbermaid expects to maintain after the effective time of the first merger;

•	the expectation that, based on the securities outstanding at that time and the expected conversion value of the outstanding Jarden convertible notes at that time, Jarden stockholders would own approximately 45% of the combined company, and Newell Rubbermaid stockholders would own approximately 55% of the combined company immediately following the effective time of the first merger;

•	the payment of $21.00 per share in cash, which provides certainty of value and immediate liquidity to Jarden stockholders, and approximately 35% of the aggregate merger consideration on the date the merger agreement was entered into;

•	historical market prices, volatility and trading information with respect to Jarden common stock and assuming the value of the stock and cash consideration following the announcement of the merger transactions is $60.03 per share of Jarden common stock, such consideration:

•	represented a premium of 14% over the closing sale price of Jarden common stock of $52.68 on December 11, 2015, the last full trading day prior to the public announcement of the merger agreement,

•	represented a premium of 24% over the volume weighted average price per share of Jarden common stock of $48.35 for the 30 days prior to December 11, 2015,

•	represented a premium of 22% over the volume weighted average price per share of Jarden common stock of $49.37 for the 90 days prior to December 11, 2015,

•	represented a premium of 7% over the 52-week highest closing price per share of Jarden common stock of $56.25 for the period ended December 11, 2015, and

•	represented a premium of 35% over the 52-week lowest closing price per share of Jarden common stock of $44.53 for the period ended December 11, 2015;

•	the fact that three directors of Jarden who have in-depth institutional knowledge of Jarden and its business model, operating strategy and brand portfolio, and substantial stock holdings in Jarden, as well as one new independent director, would be nominated to serve as directors of the combined company;

•	the written opinion of Barclays dated December 14, 2015 and addressed to the Jarden board to the effect that, as of that date and based upon and subject to the assumptions, procedures, factors, qualifications and limitations set forth in such opinion, the merger consideration offered to Jarden stockholders in the first merger was fair, from a financial point of view, to such stockholders; and

•	the fact that the merger transactions are intended to qualify as a tax-deferred “reorganization” within the meaning of the Code and that the Jarden stockholders’ receipt of Newell Rubbermaid common stock in the first merger is not expected to be taxable to them, and the opinion of Greenberg Traurig as to material U.S. federal income tax consequences relating to the merger transactions.

In addition to considering the factors described above, the Jarden board also considered the following factors:

•	the projected financial results of Jarden through 2020 as a standalone company, which were not prepared in connection with or anticipation of the merger transactions, as compared to estimated financial results of the combined company;

•	that the fixed exchange ratio of 0.862 shares of Newell Rubbermaid common stock for each share of Jarden common stock, by its nature, would not adjust upwards to compensate for declines, or downwards to compensate for increases, in Newell Rubbermaid’s stock price prior to consummation of the first merger;

•	that the fixed exchange ratio of 0.862 shares of Newell Rubbermaid for each share of Jarden common stock provides certainty to Jarden stockholders as to their approximate aggregate pro forma percentage ownership of the combined company;

•	the review by the Jarden board, in consultation with Jarden’s legal and financial advisors, of the structure of the merger transactions and terms of the merger agreement, including certain reciprocal non-solicitation provisions that may have the effect of discouraging alternative extraordinary corporate transaction proposals involving Jarden or Newell Rubbermaid;

•	the likelihood of consummating the merger transactions by July 31, 2016 (subject to up to two 45 day extensions under certain circumstances), including the relative lack of any financing outs in the merger agreement); and

•	the legal and operational due diligence review of Newell Rubbermaid and its businesses conducted by Jarden and outside legal counsel.

The Jarden board also weighed the factors described above against a number of risks and other factors identified in its deliberations as weighing negatively against the merger transactions:

•	the challenges inherent in combining the businesses, operations and workforces of Jarden and Newell Rubbermaid, including (1) unforeseen difficulties and delays in integrating operations and systems, (2) the possibility that the anticipated cost savings and revenue synergies and other benefits sought to be obtained from the merger transactions might not be achieved in the amounts or time frame contemplated by the parties, (3) the possible diversion of management focus, attention and resources from certain combined company day-to-day operating matters and potential strategic opportunities for an extended period of time, (4) potential difficulties in integrating employees and (5) potential difficulties addressing possible differences in corporate cultures, management philosophies and the business models of the two companies;

•	the fact that forecasts of future results of operations and synergies are necessarily estimates based on assumptions, and that for these and other reasons there is a risk of not realizing anticipated operational synergies and cost savings for the combined company and the risk that other anticipated benefits might not be realized;

•	the substantial costs to be incurred in connection with the merger transactions, including the substantial cash and other costs of integrating the businesses of Jarden and Newell Rubbermaid, as well as the transaction expenses arising from the merger transactions;

•	the risk that certain key members of Jarden senior management might not remain employed with the combined company after consummation of the merger transactions and the impact such departures would have on the operations of the combined company;

•	the adverse impact that uncertainty pending completion of the merger transactions could have on the ability to attract, retain and motivate key personnel until the consummation of the merger transactions, as well as the impact that such uncertainty may have on relationships with customers and suppliers;

•	the terms of the merger agreement, including various reciprocal covenants relating to the two companies’ conduct of their respective businesses during the period between the signing of the merger agreement and the consummation of the first merger;

•	the fact that the Jarden directors to become members of the Newell Brands board of directors will represent a minority of the combined company’s directors;

•	the risk that Jarden stockholders do not vote to adopt the merger agreement or that Newell Rubbermaid stockholders do not approve the share issuance; and

•	the risk that changes in the regulatory, competitive or technological environment may adversely affect the business and financial benefits anticipated to result from the merger transactions.

The Jarden board believed that, in their totality, the potential benefits to Jarden stockholders of entering into the merger agreement on the terms and conditions set forth therein and of consummating the merger transactions with Newell Rubbermaid outweighed the contemplated risks, and that agreeing to such terms was in furtherance of seeking to obtain for Jarden stockholders the best possible merger transactions consideration and overall transaction terms available under the circumstances.

The foregoing discussion of information and material factors considered by the Jarden board is not intended to be exhaustive, but it does describe all material factors considered by the Jarden board as aforementioned herein. In view of the variety of factors and substantial amount of information considered reviewed in connection with its evaluation of the merger agreement and the first merger, the Jarden board did not find it practicable to, and did not, seek to quantify or otherwise assign relative weights to the factors summarized above in reaching its conclusions and in making its recommendation to Jarden stockholders to affirmatively vote for the adoption of the merger agreement. In addition, each individual member of the Jarden board applied his or her own personal business judgment to the process and may have given different weight to different factors. Except as specifically described above, the Jarden board did not reach any collective view that any individual factor described above either supported or did not support the overall recommendation of the Jarden board.

In considering the recommendation of the Jarden board that Jarden stockholders vote FOR the adoption of the merger agreement, FOR the merger-related compensation proposal and FOR the Jarden adjournment proposal, Jarden stockholders should be aware and take into account the fact that certain Jarden directors and executive officers have interests in the merger transactions that may be different from, or in addition to, the interests of Jarden stockholders generally and that may create potential conflicts of interest. The Jarden board was aware of and carefully considered these interests, among other matters, in evaluating the terms and structure, and overseeing the negotiation, of the merger transactions, in approving the merger agreement and in recommending that Jarden stockholders vote FOR the adoption of the merger agreement, FOR the merger-related compensation proposal and FOR the Jarden adjournment proposal. In addition, the Newell Rubbermaid board will be expanded to 12 directors at the completion of the first merger with nine representatives from the current Newell Rubbermaid board and three representatives from the Jarden board. An additional independent director will be appointed subsequent to the completion of the first merger at which time the size of the Newell Rubbermaid board will be expanded to 13 directors. For more information on the interests of certain Jarden directors and executive officers, see “Newell Rubbermaid Proposal I: Approval of the Share Issuance and Jarden Proposal I: Adoption of the Merger Agreement—Interests of Certain Jarden Directors and Executive Officers in the Merger Transactions” beginning on page 128 of this joint proxy statement/prospectus.

Accordingly, the Jarden board recommends that Jarden stockholders vote FOR the adoption of the merger agreement, FOR the compensation proposal and FOR the Jarden adjournment proposal.

Opinions of Newell Rubbermaid’s Financial Advisors

Opinion of Goldman Sachs

Goldman Sachs rendered its opinion to the Newell Rubbermaid board that, as of December 13, 2015, and based upon and subject to the factors and assumptions set forth therein, the merger consideration to be paid by Newell Rubbermaid for each outstanding share of Jarden common stock pursuant to the merger agreement was fair from a financial point of view to Newell Rubbermaid.

The full text of the written opinion of Goldman Sachs, dated December 13, 2015, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this joint proxy statement/prospectus and is incorporated by reference herein. Goldman Sachs provided its opinion for the information and assistance of the Newell Rubbermaid board in connection with its consideration of the Transaction. The Goldman Sachs opinion does not constitute a recommendation as to how any holder of Newell Rubbermaid common stock should vote with respect to the Transaction or any other matter.

In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•	the merger agreement;

•	the annual reports to stockholders and Annual Reports on Form 10-K of Newell Rubbermaid and Jarden for the five fiscal years ended December 31, 2014;

•	certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Newell Rubbermaid and Jarden;

•	certain other communications from Newell Rubbermaid and Jarden to their respective stockholders;

•	certain publicly available research analyst reports for Newell Rubbermaid and Jarden;

•	certain internal financial analyses and forecasts for Jarden prepared by its management; and

•	certain internal financial analyses and forecasts for Newell Rubbermaid and certain financial analyses and forecasts for Jarden, in each case, as prepared by the management of Newell Rubbermaid and approved for Goldman Sachs’ use by Newell Rubbermaid, collectively referred to as the forecasts in this summary of Goldman Sachs’ opinion, including certain operating synergies projected by the management of Newell Rubbermaid to result from the Transaction, as approved for Goldman Sachs’ use by Newell Rubbermaid, which are referred to as the synergies in this summary of Goldman Sachs’ opinion. For the purposes of the analysis, the forecasts exclude Newell Rubbermaid’s Venezuelan operations.

Goldman Sachs also held discussions with members of the senior management of Newell Rubbermaid and Jarden regarding their assessment of the past and current business operations, financial condition and future prospects of Jarden and with the members of senior management of Newell Rubbermaid regarding their assessment of the past and current business operations, financial condition and future prospects of Newell Rubbermaid and the strategic rationale for, and the potential benefits of, the Transaction; reviewed the reported price and trading activity for the shares of Newell Rubbermaid common stock and the shares of Jarden common stock; compared certain financial and stock market information for Newell Rubbermaid and Jarden with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the consumer packaged goods industry and in other industries; and performed such other studies and analyses, and considered such other factors, as it deemed appropriate.

For purposes of rendering its opinion, Goldman Sachs, with Newell Rubbermaid’s consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, it, without assuming any responsibility for independent verification thereof. In that regard, Goldman Sachs assumed with Newell Rubbermaid’s consent that the forecasts and the synergies were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Newell Rubbermaid. Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of Newell Rubbermaid or Jarden or any of their respective subsidiaries and it was not furnished with any such evaluation or appraisal. Goldman Sachs assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction would be obtained without any adverse effect on Newell Rubbermaid or Jarden or on the expected benefits of the Transaction in any way meaningful to its analysis. Goldman Sachs has also assumed that the Transaction would be consummated on the terms set forth in the merger agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to its analysis.

Goldman Sachs’ opinion did not address the underlying business decision of Newell Rubbermaid to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to Newell Rubbermaid; nor does it address any legal, regulatory, tax or accounting matters. Goldman Sachs’ opinion addresses only the fairness from a financial point of view to Newell Rubbermaid, as of the date of the opinion, of the merger consideration to be paid by Newell Rubbermaid for each outstanding share of Jarden common stock pursuant to the merger agreement. Goldman Sachs’ opinion did not express any view on, and does not address, any other term or aspect of the merger agreement or the Transaction or any term or aspect of any other agreement or instrument contemplated by the merger agreement or entered into or amended in connection with the Transaction, including, the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any class of securities, creditors, or other constituencies of Newell Rubbermaid; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Newell Rubbermaid or Jarden, or any class of such persons in connection with the Transaction, whether relative to the merger consideration to be paid by Newell Rubbermaid for each outstanding share of Jarden common stock pursuant to the merger agreement or otherwise. In addition, Goldman Sachs did not express any opinion as to the prices at which shares of Newell Rubbermaid common stock will trade at any time or as to the impact of the Transaction on the solvency or viability of Newell Rubbermaid or Jarden or the ability of Newell Rubbermaid or Jarden to pay their respective obligations when they come due. Goldman Sachs’ opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to it as of, the date of the opinion and Goldman Sachs assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of its opinion. Goldman Sachs’ opinion was approved by a fairness committee of Goldman Sachs.

The following is a summary of the material financial analyses delivered by Goldman Sachs to the Newell Rubbermaid board in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before December 11, 2015, the last trading day before the public announcement of the Transaction and is not necessarily indicative of current market conditions.

Illustrative Pro Forma Accretion/Dilution Analysis

Goldman Sachs performed illustrative pro forma analyses of the potential financial impact of the Transaction on earnings per share, or EPS, of Newell Rubbermaid using the forecasts and the synergies. For each of the estimated calendar years 2016 and 2017, Goldman Sachs compared the projected earnings per share of Newell Rubbermaid, on a stand-alone basis, to the projected earnings per share of the pro forma combined company. Based on such analyses, the Transaction would be accretive to Newell Rubbermaid’s stockholders on an earnings per share basis for each of calendar years 2016 and 2017.

Illustrative Discounted Cash Flow Analysis

Newell Rubbermaid Standalone

Using the forecasts and the synergies, Goldman Sachs performed an illustrative discounted cash flow analysis on Newell Rubbermaid on a stand-alone basis to derive a range of illustrative present values per share of Newell Rubbermaid common stock. Using discount rates ranging from 6.5% to 8.5%, reflecting estimates of

Newell Rubbermaid’s weighted average cost of capital, Goldman Sachs discounted to present value as of September 30, 2015, (1) estimates of unlevered free cash flow for Newell Rubbermaid for the years 2016 through 2020 as reflected in the forecasts and (2) a range of illustrative terminal values for Newell Rubbermaid, which were calculated by applying perpetuity growth rates ranging from 1.5% to 2.5% to a terminal year estimate of the free cash flow to be generated by Newell Rubbermaid, as reflected in the forecasts. Goldman Sachs derived ranges of illustrative enterprise values for Newell Rubbermaid by adding the ranges of present values it derived above. Goldman Sachs then subtracted from the range of illustrative enterprise values it derived for Newell Rubbermaid net debt, in each case, as provided by the management of Newell Rubbermaid to derive a range of illustrative equity values for Newell Rubbermaid. Goldman Sachs then divided the range of illustrative equity values it derived by the number of fully diluted outstanding shares of Newell Rubbermaid as of December 10, 2015, as reflected in the merger agreement and provided by the management of Newell Rubbermaid, to derive a range of illustrative present values per share ranging from $38.76 to $73.63.

Pro Forma Combined Company

Using the forecasts and the synergies, Goldman Sachs performed an illustrative discounted cash flow analysis on the pro forma combined company to derive a range of illustrative present values per share of the pro forma combined company. Using discount rates ranging from 6.5% to 8.5%, reflecting estimates of the pro forma combined company’s weighted average cost of capital, Goldman Sachs discounted to present value as of September 30, 2015, (1) estimates of unlevered free cash flow for the pro forma combined company for the years 2016 through 2020 as reflected in the forecasts and (2) a range of illustrative terminal values for the pro forma combined company, which were calculated by applying perpetuity growth rates ranging from 1.5% to 2.5% to a terminal year estimate of the free cash flow to be generated by the pro forma combined company, as reflected in the forecasts. Goldman Sachs derived ranges of illustrative enterprise values for the pro forma combined company by adding the ranges of present values it derived above. Goldman Sachs then subtracted from the range of illustrative enterprise values it derived for the pro forma combined company net debt, in each case, as provided by the management of Newell Rubbermaid to derive a range of illustrative equity values for the pro forma combined company. Goldman Sachs then divided the range of illustrative equity values it derived by the number of fully diluted outstanding shares of the pro forma combined company, as provided by the management of Newell Rubbermaid, to derive a range of illustrative present values per share ranging from $39.50 to $82.94.

Selected Companies Analysis

Goldman Sachs reviewed and compared certain financial information for Newell Rubbermaid and Jarden to corresponding financial information, ratios and public market multiples for publicly traded corporations in the branded consumer goods industry that have a market capitalization between $2 billion and $20 billion and that Goldman Sachs deemed comparable, based on its experience and professional judgment, to Newell Rubbermaid and Jarden, as applicable (collectively referred to as the selected companies in this summary of Goldman Sachs’ opinion). None of the companies that were selected based on these criteria were subsequently excluded in conducting this analysis. The selected companies consisted of:

•	Church & Dwight Co, Inc.

•	Columbia Sportswear Company

•	Edgewell Personal Care Company

•	Helen of Troy Limited

•	Spectrum Brands Holdings, Inc.

•	Stanley Black & Decker, Inc.

•	Whirlpool Corporation

Although none of the selected companies is directly comparable to Newell Rubbermaid or Jarden, the companies included were chosen because they are publicly traded companies with operations that for purposes of analysis may be considered similar to certain operations of Newell Rubbermaid and Jarden.

Goldman Sachs also calculated and compared various financial multiples and ratios based on information it obtained from SEC filings, Wall Street Research consensus estimates, Institutional Brokers’ Estimate System, referred to as IBES, estimates as of December 4, 2015 (the last trading day before rumors of the Transaction were first reported in the press, referred to as the undisturbed date), and, with respect to Newell Rubbermaid and Jarden, the forecasts.

With respect to the selected companies, Goldman Sachs calculated enterprise value as a multiple of estimated EBITDA, for the years 2015 and 2016. For the purposes of the analysis, the forecasts reflect adjustments that assume a full year impact from all acquisitions that occurred during 2015 and exclude results of planned divestitures and Newell Rubbermaid’s Venezuelan operations. The results of these analyses are summarized as follows:

Adjusted Enterprise Value as a Multiple of:	Selected Companies	Newell Rubbermaid		Jarden
	Median	IBES	Forecasts	IBES	Forecasts
2015E EBITDA	11.9x	14.8x1	15.6x2	13.9x1	11.6x2
2016E EBITDA	11.2x	13.7x1	13.9x2	11.0x1	10.9x2

(1)	Newell Rubbermaid IBES EBITDA estimates include Newell Rubbermaid’s Venezuelan operations and are not pro forma adjusted to reflect historical and expected acquisitions and divestitures. Jarden IBES EBITDA estimates are not pro forma adjusted to reflect historical and expected acquisitions and divestitures.

(2)	Newell Rubbermaid forecasts exclude Newell Rubbermaid’s Venezuelan operations and are pro forma for historical and expected acquisitions and divestitures. Jarden forecasts are pro forma adjusted to reflect historical and expected acquisitions and divestitures.

Goldman Sachs also compared the selected companies’ estimated years 2016 and 2017 price/earnings ratios to the results for Newell Rubbermaid and Jarden. For the purposes of comparability for the analysis, the forecasts add amortization of acquired intangibles back to EPS. The following table presents the results of this analysis:

Price/Earnings Ratio:	Selected Companies	Newell Rubbermaid		Jarden
	Median	IBES	Forecasts	IBES	Forecasts
2016	17.3x	18.7x1	18.3x2	15.1x	15.1x
2017	16.3x	16.9x1	17.0x2	13.7x	14.1x

(1)	Newell Rubbermaid IBES EPS estimates include Newell Rubbermaid’s Venezuelan operations.

(2)	Newell Rubbermaid forecasts exclude Newell Rubbermaid’s Venezuelan operations.

Illustrative Present Value of Future Share Price Analysis

Newell Rubbermaid Standalone

Goldman Sachs performed an illustrative analysis of the implied present value of the future price per share of Newell Rubbermaid common stock, which is designed to provide an indication of the present value of a theoretical future value of a company’s equity as a function of such company’s estimated future earnings and its assumed price to future earnings per share multiple.

For this analysis, Goldman Sachs used the forecasts to calculate the implied values per share of Newell Rubbermaid common stock as of December 31 for each of the years 2016 through 2019 by applying illustrative price to future earnings per share multiples of 15.6x to 18.7x to earnings per share estimates for Newell Rubbermaid on a stand-alone basis for each of the years 2017 through 2020, and then discounted to present values as of December 31, 2015, using an illustrative discount rate of 8.7% reflecting an estimate of Newell Rubbermaid’s cost of equity, the sum of (1) these theoretical future values of Newell Rubbermaid common stock plus (2) per share dividends forecasted by Newell Rubbermaid management. This analysis resulted in a range of implied present values of $37.00 to $52.00 per share of Newell Rubbermaid common stock.

Pro Forma Combined Company

Goldman Sachs also performed an illustrative analysis of the implied present value of the future price per share of the pro forma combined company.

For this analysis, Goldman Sachs used the forecasts including the synergies to calculate the implied values per share of the pro forma combined company’s common stock as of December 31 for each of the years 2016 through 2019 by applying illustrative price to future earnings per share multiples of 15.1x to 17.9x, reflecting amortization-adjusted price/earnings ratios, to earnings per share estimates for the pro forma combined company, excluding amortization of acquired intangibles based on guidance provided by Newell Rubbermaid management, for each of the years 2017 through 2020, and then discounted to present values as of December 31, 2015, using an illustrative discount rate of 9.5% reflecting an estimate of the pro forma combined company’s cost of equity, the sum of (1) these theoretical future values of the pro forma combined company’s common stock plus (2) per share dividends of the pro forma combined company forecasted by Newell Rubbermaid management. This analysis resulted in a range of implied present values of $46.00 to $58.00 per share of the pro forma combined company’s common stock.

Selected Transactions Analysis

Goldman Sachs analyzed certain information relating to transactions announced since January 2012 involving publicly traded corporations in the global consumer staples industry with an enterprise value greater than $5 billion that Goldman Sachs deemed comparable, based on its experience and professional judgment, to Jarden. None of the transactions that were selected based on these criteria were subsequently excluded in conducting this analysis. The selected transactions consisted of:

Date Announced	Acquirer	Target
December 2015	JAB Holding Company	Keurig Green Mountain, Inc.
September 2015	Anheuser-Busch InBev NV	SABMiller Plc
March 2015	Kraft Foods Group, Inc.	H.J. Heinz Company
July 2014	Reynolds American Inc.	Lorillard Inc.
May 2014	Tyson Foods, Inc.	The Hillshire Brands Company
January 2014	Beam Inc.	Suntory Holdings Limited
May 2013	Shuanghui International Holdings Limited	Smithfield Foods Inc.
March 2013	Oak Leaf B.V.	DE Master Blenders 1753 B.V.
February 2013	Berkshire Hathaway Inc. / 3G Capital	H.J. Heinz Company
November 2012	ConAgra Foods Inc.	Ralcorp Holdings Inc.
September 2012	TCC Assets Ltd.	Fraser & Neave Ltd.
June 2012	Anheuser-Busch México Holding, S. de R.L. de C.V.	Grupo Modelo SAB de C.V.
March 2012	Glencore International PLC	Viterra Inc.

For each of the selected transactions, Goldman Sachs calculated and compared the enterprise value implied by the transaction as a multiple of the aggregate last twelve months EBITDA. While none of the companies that participated in the selected transactions are directly comparable to Newell Rubbermaid or Jarden, the companies that participated in the selected transactions are companies with operations that, for the purposes of analysis, may be considered similar to certain of Newell Rubbermaid’s and Jarden’s results, market size and product profile.

The following table presents the results of this analysis:

EV / LTM EBITDA:
Selected Transactions
Range	9.4x – 20.8x
Median	13.8x
Proposed Transaction	13.7x

The implied enterprise value to aggregate last twelve months EBITDA multiple derived for the transactions of 13.7x reflects an enterprise value of Jarden based off Newell Rubbermaid’s stock price as of the undisturbed date, 2015 calendar year estimated EBITDA pro forma for a full year of consolidation of the Waddington and Jostens businesses and September 30, 2015 net debt adjusted for the acquisition of Jostens and certain underfunded pension and contingent consideration obligations, and assumes certain additional equity issuances for employee bonuses which are expected to occur between signing and closing of the Transaction.

Premia Analysis

Goldman Sachs reviewed and analyzed the acquisition premia for all publicly disclosed transactions with cash only, stock only, and mixed consideration since 2004 in which a majority stake was acquired and the transaction value was greater than $250 million, calculated relative to the target’s closing share price one day prior to announcement, based on information obtained from press releases, CapIQ and Thomson Reuters SDC. Using such data, Goldman Sachs calculated the annual median acquisition premia for mixed consideration transactions for each year from 2004 to 2015 (through the undisturbed date). The results of this analysis are summarized as follows:

Year	Premium
2004	22.7%
2005	18.8%
2006	17.5%
2007	22.2%
2008	32.6%
2009	32.1%
2010	33.9%
2011	27.9%
2012	32.7%
2013	19.3%
2014	26.6%
2015 YTD	24.5%
Median (for all years)	25.5%
Proposed Transaction based on Newell Rubbermaid Closing Price as of December 11, 2015	24%
Proposed Transaction based on Newell Rubbermaid Closing Price as of the Undisturbed Date	23%

General

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Newell Rubbermaid or Jarden or the Transaction.

Goldman Sachs prepared these analyses for purposes of Goldman Sachs’ providing its opinion to the Newell Rubbermaid board as to the fairness from a financial point of view to Newell Rubbermaid of the merger consideration to be paid by Newell Rubbermaid for each outstanding share of Jarden common stock pursuant to the merger agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Newell Rubbermaid, Jarden, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

The merger consideration was determined through arm’s-length negotiations between Newell Rubbermaid and Jarden and was approved by the Newell Rubbermaid board. Goldman Sachs provided advice to Newell Rubbermaid during these negotiations. Goldman Sachs did not, however, recommend any specific exchange ratio or amount of consideration to Newell Rubbermaid or the Newell Rubbermaid board or that any specific exchange ratio or amount of consideration constituted the only appropriate exchange ratio or consideration for the Transaction.

As described above, Goldman Sachs’ opinion to the Newell Rubbermaid board was one of many factors taken into consideration by the Newell Rubbermaid board in making its determination to approve the merger agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs, a copy of which is attached as Annex B to this joint proxy statement/prospectus and is incorporated by reference herein.

Goldman Sachs and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs and its affiliates and employees, and funds or other entities in which they invest or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of Newell Rubbermaid, Jarden, any of their respective affiliates and third parties, or any currency or commodity that may be involved in the Transaction for the accounts of Goldman Sachs and its affiliates and employees and their customers.

Goldman Sachs acted as financial advisor to Newell Rubbermaid in connection with, and participated in certain of the negotiations leading to, the Transaction. Goldman Sachs has provided certain financial advisory and/or underwriting services to Newell Rubbermaid and/or its affiliates from time to time for which the Investment Banking Division of Goldman Sachs has received, and may receive, compensation, including having acted as co-manager with respect to Newell Rubbermaid’s issuance of 2.875% Notes due 2019 (aggregate principal amount $350,000,000) and 4.000% Notes due 2024 (aggregate principal amount $500,000,000) in November 2014. Goldman Sachs may also in the future provide financial advisory and/or underwriting services to Newell Rubbermaid, Jarden and their respective affiliates for which the Investment Banking Division of Goldman Sachs may receive compensation.

The Newell Rubbermaid board selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the Transaction. Pursuant to a letter agreement dated December 11, 2015, Newell Rubbermaid engaged Goldman Sachs to act as its financial advisor in connection with the Transaction. The engagement letter between Newell

Rubbermaid and Goldman Sachs provides for a transaction fee of $25.0 million, all of which is contingent upon consummation of the Transaction. In addition, Newell Rubbermaid has agreed to reimburse Goldman Sachs for certain of its expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws. At Newell Rubbermaid’s request, an affiliate of Goldman Sachs has entered into financing commitments and agreements to provide Newell Rubbermaid with debt financing and liability management services in connection with the consummation of the Transaction, in each case subject to the terms of such commitments and agreements and pursuant to which such affiliate expects to receive compensation.

Opinion of Centerview

On December 13, 2015, Centerview rendered to the Newell Rubbermaid board its oral opinion, subsequently confirmed in a written opinion dated December 13, 2015, that, as of such date and based upon and subject to various assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion, the merger consideration to be paid by Newell Rubbermaid in the first merger and the subsequent merger was fair, from a financial point of view, to Newell Rubbermaid.

The full text of Centerview’s written opinion, dated December 13, 2015, which describes the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken, is attached as Annex C to this joint proxy statement/prospectus and is incorporated by reference herein. The summary of the written opinion of Centerview set forth below is qualified in its entirety to the full text of Centerview’s written opinion attached as Annex C to this joint proxy statement/prospectus. Centerview’s financial advisory services and opinion were provided for the information and assistance of the Newell Rubbermaid board (in their capacity as directors and not in any other capacity) in connection with and for purposes of its consideration of the Transaction, and Centerview’s opinion only addressed the fairness, from a financial point of view, as of the date thereof, to Newell Rubbermaid of the merger consideration to be paid by Newell Rubbermaid in the first merger and the subsequent merger. Centerview’s opinion did not address any other term or aspect of the merger agreement or the Transaction and does not constitute a recommendation to any stockholder of Newell Rubbermaid or any other person as to how such stockholder or other person should vote with respect to the first merger and the subsequent merger or otherwise act with respect to the Transaction or any other matter.

The full text of Centerview’s written opinion should be read carefully in its entirety for a description of the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion.

In connection with rendering the opinion described above and performing its related financial analyses, Centerview has, among other things:

•	reviewed the merger agreement;

•	reviewed the Annual Reports on Form 10-K of each of Newell Rubbermaid and Jarden for the years ended December 31, 2014, December 31, 2013 and December 31, 2012;

•	reviewed certain interim reports to stockholders and Quarterly Reports on Form 10-Q of each of Newell Rubbermaid and Jarden;

•	reviewed certain publicly available research analyst reports for each of Newell Rubbermaid and Jarden;

•	reviewed certain other communications from each of Newell Rubbermaid and Jarden to their respective stockholders;

•

reviewed certain internal information relating to the business, operations, earnings, cash flow, assets, liabilities and prospects of Newell Rubbermaid, including certain financial forecasts, analyses and projections relating to Newell Rubbermaid prepared by management of Newell Rubbermaid and furnished to Centerview by Newell Rubbermaid for purposes of Centerview’s analysis, which forecasts, analyses and projections exclude Newell Rubbermaid’s Venezuelan operations and are referred to as the Newell Rubbermaid forecasts in this summary of Centerview’s opinion, and are collectively referred to as the Newell Rubbermaid internal data in this summary of Centerview’s opinion (for further discussion of the Newell Rubbermaid forecasts, see “Newell Rubbermaid Proposal I: Approval of the Share Issuance and Jarden Proposal I: Adoption of the Merger Agreement—Newell Rubbermaid Unaudited Prospective Financial Information” beginning on page 119 of this joint proxy statement/prospectus);

•	reviewed certain internal information relating to the business, operations, earnings, cash flow, assets, liabilities and prospects of Jarden, including certain financial forecasts, analyses and projections relating to Jarden prepared by management of Jarden and Newell Rubbermaid and furnished to Centerview by Newell Rubbermaid for purposes of Centerview’s analysis, referred to as the Jarden forecasts in this summary of Centerview’s opinion and collectively referred to as the Jarden internal data in this summary of Centerview’s opinion (for further discussion of the Jarden forecasts, see “Newell Rubbermaid Proposal I: Approval of the Share Issuance and Jarden Proposal I: Adoption of the Merger Agreement—Jarden Unaudited Prospective Financial Information” beginning on page 125 of this joint proxy statement/prospectus);

•	reviewed certain cost savings and operating synergies projected by the management of Newell Rubbermaid to result from the Transaction furnished to Centerview by Newell Rubbermaid for purposes of Centerview’s analysis, referred to as the synergies in this summary of Centerview’s opinion;

•	conducted discussions with members of the senior management and representatives of Newell Rubbermaid and Jarden regarding their assessment of the Newell Rubbermaid internal data (including, without limitation, the Newell Rubbermaid forecasts), the Jarden internal data (including, without limitation, the Jarden forecasts) and the synergies, as appropriate, and the strategic rationale for the Transaction;

•	reviewed publicly available financial and stock market data, including valuation multiples, for each of Newell Rubbermaid and Jarden and compared that data with similar data for certain other companies, the securities of which are publicly traded, in lines of business that Centerview deemed relevant; and

•	compared certain of the proposed financial terms of the Transaction with the financial terms, to the extent publicly available, of certain other transactions that Centerview deemed relevant and conducted such other financial studies and analyses and took into account such other information as Centerview deemed appropriate.

In arriving at its opinion, Centerview assumed, without independent verification or any responsibility therefor, the accuracy and completeness of the financial, legal, regulatory, tax, accounting and other information supplied to, discussed with, or reviewed by Centerview for purposes of its opinion and relied, with Newell Rubbermaid’s consent, upon such information as being complete and accurate. In that regard, Centerview assumed, at Newell Rubbermaid’s direction, that the Newell Rubbermaid internal data (including, without limitation, the Newell Rubbermaid forecasts), the Jarden forecasts and the synergies had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Newell Rubbermaid as to the matters covered thereby and that the Jarden internal data (including, without limitation, the Jarden forecasts) had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Jarden as to the matters covered thereby, and Centerview relied, at Newell Rubbermaid’s direction, on the Newell Rubbermaid internal data (including, without limitation, the Newell Rubbermaid forecasts), the Jarden internal data (including, without limitation, the Jarden forecasts) and the synergies for purposes of Centerview’s analysis and its opinion. Centerview expressed no view or opinion as to the Newell Rubbermaid internal data (including, without limitation, the Newell Rubbermaid forecasts), the Jarden internal data (including, without limitation, the Jarden forecasts) or the assumptions on which they were based. In addition, at Newell Rubbermaid’s direction, Centerview did not make any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet or otherwise) of Newell Rubbermaid or Jarden, nor was it furnished with any such evaluation or appraisal, and Centerview was not asked to conduct, and did not conduct, a physical inspection of the properties or assets of Newell Rubbermaid or Jarden. Centerview also assumed, at Newell Rubbermaid’s direction, that the Transaction will be consummated on the terms set forth in the merger agreement and in accordance with all applicable laws and other relevant documents or requirements, without delay or the waiver, modification or amendment of any term, condition or agreement, the effect of which would be material to Centerview’s analysis or its opinion and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Transaction, no delay, limitation, restriction, condition or other change, including any divestiture requirements or amendments or modifications, will be imposed, the effect of which would be material to Centerview’s analysis or its opinion. Centerview did not evaluate and did not express any opinion as to the solvency or fair value of Newell Rubbermaid or Jarden, or the ability of Newell Rubbermaid or Jarden to pay their respective obligations when they come due, or as to the impact of the Transaction on such matters, under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. Centerview is not a legal, regulatory, tax or accounting advisor, and it expressed no opinion as to any legal, regulatory, tax or accounting matters.

Centerview expressed no view as to, and its opinion does not address, Newell Rubbermaid’s underlying business decision to proceed with or effect the Transaction, or the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available to Newell Rubbermaid or in which Newell Rubbermaid might engage. Centerview’s opinion was limited to and addressed only the fairness, from a financial point of view, as of the date of the opinion, to Newell Rubbermaid of the merger consideration to be paid by Newell Rubbermaid in the first merger and the subsequent merger. For purposes of its opinion, Centerview was not asked to, nor did it express any view on, and Centerview’s opinion did not address, any other term or aspect of the merger agreement or the Transaction, including, without limitation, the structure or form of the Transaction, or any other agreements or arrangements contemplated by the merger agreement or entered into in connection with or otherwise contemplated by the Transaction, including, without limitation, the fairness of the Transaction or any other term or aspect of the Transaction to, or any consideration to be received in connection therewith by, or the impact of the Transaction on, the holders of any class of securities, creditors or other constituencies of Newell Rubbermaid or any other party. In addition, Centerview expressed no view or opinion as to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to be paid or payable to any of the officers, directors or employees of Newell Rubbermaid or any party, or class of such persons in connection with the Transaction, whether relative to the merger consideration to be paid in the first merger and the subsequent merger pursuant to the merger agreement or otherwise. Centerview’s opinion was necessarily based on financial, economic, monetary, currency, market and other conditions and circumstances as in effect on, and the information made available to it as of, the date of its opinion, and Centerview does not have any obligation or responsibility to update, revise or reaffirm its opinion based on circumstances, developments or events occurring after the date of its opinion. Centerview expressed no view or opinion as to what the value of Newell Rubbermaid common stock actually will be at any time, including when issued pursuant to the Transaction or the prices at which Jarden common stock or Newell Rubbermaid common stock will trade or otherwise be transferable at any time, including following the announcement or consummation of the Transaction. Centerview’s opinion does not constitute a recommendation to any stockholder of Newell Rubbermaid or any other person as to how such stockholder or other person should vote with respect to the merger or otherwise act with respect to the Transaction or any other matter.

Centerview’s financial advisory services and its opinion were provided for the information and assistance of the Newell Rubbermaid board (in their capacity as directors and not in any other capacity) in connection with and for purposes of its consideration of the Transaction. The issuance of Centerview’s opinion was approved by the Centerview Fairness Opinion Committee.

Summary of Centerview Financial Analysis

The following is a summary of the material financial analyses prepared and reviewed with the Newell Rubbermaid board in connection with Centerview’s opinion, dated December 13, 2015. The summary set forth below does not purport to be a complete description of the financial analyses performed or factors considered by, and underlying the opinion of, Centerview, nor does the order of the financial analyses described represent the relative importance or weight given to those financial analyses by Centerview. Centerview may have deemed various assumptions more or less probable than other assumptions, so the reference ranges resulting from any particular portion of the analyses summarized below should not be taken to be Centerview’s view of the actual value of Jarden or Newell Rubbermaid. Some of the summaries of the financial analyses set forth below include information presented in tabular format. In order to fully understand the financial analyses, the tables must be read together with the text of each summary, as the tables alone do not constitute a complete description of the financial analyses performed by Centerview. Considering the data in the tables below without considering all financial analyses or factors or the full narrative description of such analyses or factors, including the methodologies and assumptions underlying such analyses or factors, could create a misleading or incomplete view of the processes underlying Centerview’s financial analyses and its opinion. In performing its analyses, Centerview made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Newell Rubbermaid, Jarden or any other parties to the Transaction. None of Newell Rubbermaid, Jarden, Merger Sub 1, Merger Sub 2 or Centerview or any other person assumes responsibility if future results are materially different from those discussed. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth below. In addition, analyses relating to the value of Newell Rubbermaid and Jarden do not purport to be appraisals or reflect the prices at which Newell Rubbermaid or Jarden may actually be sold. Accordingly, the assumptions and estimates used in, and the results derived from, the financial analyses are inherently subject to substantial uncertainty. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before December 11, 2015 (the last trading day before the public announcement of the Transaction) and is not necessarily indicative of current market conditions.

Selected Comparable Public Company Analysis

Centerview reviewed and compared certain financial information, ratios and multiples for Jarden to corresponding financial information, ratios and multiples for publicly traded companies in the branded consumer goods industry that have a market capitalization between $2 billion and $20 billion and that Centerview deemed comparable, based on its experience and professional judgment, to Jarden (which are referred to as the selected companies in this summary of Centerview’s opinion). None of the companies that were selected based on these criteria were subsequently excluded in conducting this analysis. The selected companies consist of:

•	The Clorox Company

•	Stanley Black & Decker, Inc.

•	Newell Rubbermaid

•	Church & Dwight Co, Inc.

•	Spectrum Brands Holdings, Inc.

•	Edgewell Personal Care Company

•	The Scotts Miracle-Gro Company

•	Helen of Troy Limited

•	Energizer Holdings, Inc.

Although none of the selected companies is directly comparable to Jarden, these companies were selected, among other reasons, because they are publicly traded companies with certain operational and financial characteristics, which, for purposes of its analyses, Centerview considered to be similar to those of Jarden.

Using publicly available information obtained from SEC filings, FactSet (a data source containing historical and estimated financial data) and publicly available Wall Street research as of the undisturbed date, with respect to Newell Rubbermaid and Jarden, and December 11, 2015 (the last trading day before the public announcement of the Transaction), with respect to the other selected companies, Centerview calculated, for each selected company the following ratios and multiples: (1) enterprise value (calculated as the market value of common equity (determined using the treasury stock method and taking into account outstanding in-the-money options, warrants and restricted stock units)) plus the book value of debt, less cash, as a multiple of 2015 calendar year estimated revenue, (2) enterprise value as a multiple of 2015 calendar year estimated EBITDA, and (3) the ratio of stock price to 2016 calendar year estimated earnings per share, which is referred to as the price to earnings ratio.

The results of this analysis are summarized below:

	Minimum	Median
EV / 2015E Revenue	1.7x	2.1x

	25th Percentile	75th Percentile
EV / 2015E EBITDA	11.2x	15.1x
2016E Price/Earnings	16.3x	23.3x

Based on its experience and professional judgment, for purposes of its analysis Centerview selected an enterprise value to 2015 calendar year estimated revenue multiple reference range of 1.75x to 2.25x, an enterprise value to estimated calendar year 2015 EBITDA multiple reference range of 11.0x to 13.0x and a price to earnings ratio reference range of 15.0x to 20.0x. In selecting these reference ranges, Centerview made qualitative judgments based on its experience and professional judgment concerning differences between the business, financial and operating characteristics and prospects of Jarden and the selected companies that could affect the public trading values in order to provide a context in which to consider the results of the quantitative analysis. Using these reference ranges and the Jarden forecasts (with such forecasts being pro forma to reflect a full year of consolidation of the Waddington and Jostens businesses with respect to 2015 calendar year estimated revenue and 2015 calendar year estimated EBITDA), Centerview calculated the following implied ranges of values per share, rounded to the nearest $1.00, of Jarden common stock: based on Jarden’s 2015 calendar year estimated revenue, Centerview calculated an implied range of approximately $48.00 to $70.00 per share of Jarden common stock, based on Jarden’s 2015 calendar year estimated EBITDA, Centerview calculated an implied range of approximately $44.00 to $57.00 per share of Jarden common stock and, based on Jarden’s 2016 calendar year estimated earnings per share, Centerview calculated an implied range of approximately $48.00 to $64.00 per share of Jarden common stock. Centerview then compared these ranges to the value of the merger consideration of $60.03 per share implied by the closing price of Newell Rubbermaid common stock on December 11, 2015.

Selected Transactions Analysis

Centerview analyzed certain information relating to transactions announced since 2009 with a transaction value between $1 billion and $25 billion involving companies for which publicly disclosed information is available in the branded consumer goods industry that Centerview deemed, based on its experience, expertise and knowledge of the branded consumer goods industry, to have operations, results, business mix or product profiles that, for purposes of analysis, are similar to certain operations, results, business mix or product profiles of Jarden.

None of the transactions that were selected based on these criteria were subsequently excluded in conducting this analysis. The selected transactions consisted of:

Announcement Date	Acquirer	Target
December 2015	JAB Holding	Keurig Green Mountain, Inc.
February 2015	J.M. Smucker Company	Big Heart Pet Brands
May 2014	Tyson Foods, Inc.	The Hillshire Brands Company
January 2014	Suntory Holdings Limited	Beam Inc.
March 2013	JAB Holding Company	DE Master Blenders 1753 B.V.
November 2012	ConAgra Foods Inc.	Ralcorp Holdings Inc.
September 2010	Unilever N.V.	Alberto-Culver Co.
July 2010	Reckitt Benckiser Group Plc	SSL International Plc
January 2010	Shiseido, Co.	Bare Escentuals Inc.
November 2009	The Stanley Works	Black & Decker Corporation
September 2009	Kraft Foods Group, Inc.	Cadbury Public Ltd. Co.

No company or transaction used in this analysis is directly comparable to Jarden or Newell Rubbermaid or the Transaction. The companies included in the selected transactions are companies that were selected, among other reasons, because they have certain operational and financial characteristics that, for the purposes of its analysis, Centerview considered to be similar to those of Jarden. The reasons for and the circumstances surrounding each of the selected transactions analyzed were diverse, and there are inherent differences in the business, operations, financial conditions and prospects of Jarden, Newell Rubbermaid and the companies included in the selected transactions.

For each of the selected transactions, based on public filings, press releases made by the companies involved and other publicly available information, Centerview calculated and compared the enterprise value implied for each target company based on the consideration payable in the applicable selected transaction as a multiple of its revenue and a multiple of its EBITDA, in each case for the last twelve months prior to the announcement of the applicable transaction, or LTM Revenue and LTM EBITDA, respectively.

The results of this analysis are summarized below:

	Median	Mean
EV / LTM Revenue	2.5x	2.7x
EV / LTM EBITDA	13.2x	14.5x

Based on its analysis of the relevant metrics for each of the selected companies, Centerview selected an enterprise value to estimated revenue multiple reference range of 2.0x to 2.5x and an enterprise value to estimated EBITDA multiple reference range of 12.0x to 14.0x. In selecting these reference ranges, Centerview made qualitative judgments based on its experience and professional judgment concerning differences between the business, financial and operating characteristics and prospects of Jarden and the companies included the selected transactions and other factors that could affect the public trading, acquisition or other values of such companies or Jarden. Centerview applied these reference ranges to Jarden’s estimated calendar year 2015 revenue and estimated calendar year 2015 EBITDA reflected in the Jarden forecasts, in each case, pro forma to reflect a full year of consolidation of the Waddington and Jostens businesses, as applicable, to calculate an illustrative range of implied values per share, rounded to the nearest $1.00, of Jarden common stock as of December 11, 2015.

The following table presents the results of these analyses:

Financial Metric	Range	Implied Price of Jarden Common Stock
EV / LTM Revenue	2.0x – 2.5x	$59.00 – $81.00
EV / LTM EBITDA	12.0x – 14.0x	$51.00 – $64.00

Centerview then compared the results of this analysis to the value of the merger consideration of $60.03 per share implied by the closing price of Newell Rubbermaid common stock on December 11, 2015.

Discounted Cash Flow Analysis

Centerview performed a discounted cash flow analysis of Jarden, which is a traditional valuation methodology used to derive a valuation of an asset by calculating the “present value” of estimated future cash flows of the asset. “Present value” refers to the current value of future cash flows and is obtained by discounting those future cash flows by a discount rate that takes into account macroeconomic assumptions and estimates of risk, the opportunity cost of capital, expected returns and other appropriate factors.

In performing this analysis, Centerview calculated the estimated present value of the unlevered free cash flows of Jarden reflected in the Jarden forecasts for 2016 through 2020. The terminal value of Jarden at the end of the forecast period was estimated by using perpetuity growth rates ranging from 1.5% to 2.5%. The unlevered free cash flows and terminal values were then discounted to present value using discount rates ranging from 6.75% to 7.75%. This range of discount rates was determined based on Centerview’s analysis of Jarden’s weighted average cost of capital. Based on its analysis, Centerview calculated a range of implied values per share of Jarden common stock, rounded to the nearest $1.00, of $39.00 to $67.00 per share.

Centerview also performed a discounted cash flow analysis of the synergies. In performing this analysis, Centerview calculated estimated present value of the annual after-tax synergies, net of the cost to achieve such synergies, referred to as net synergies in this summary of Centerview’s opinion, for the period from 2016 through 2020. The terminal value of the net synergies at the end of the forecast period was estimated by using perpetuity growth rates ranging from 1.5% to 2.5%. The net synergies and terminal values were then discounted to present value using discount rates ranging from 6.75% to 7.75%, which range was selected using the methodologies and assumptions described above. Based on its analysis, Centerview calculated implied values of the net synergies per share of Jarden common stock of $19.38 to $28.91 per share. Based on the discounted cash flow analyses Centerview performed on Jarden and the synergies, Centerview calculated implied values per share of Jarden common stock, including the synergies, of $58.46 to $95.55 per share. Centerview then compared the results of this analysis to the value of the merger consideration of $60.03 per share implied by the closing price of Newell Rubbermaid common stock on December 11, 2015.

Other Factors

Centerview observed certain additional factors that were not considered part of its financial analyses with respect to its opinion but were referenced for informational purposes, including, among other things, the following:

•	Historical Stock Price Trading Analysis. Centerview reviewed the stock price performance of Jarden common stock for the 52-week period prior to December 11, 2015, the last trading day before the public announcement of the Transaction. Centerview noted that the range, rounded to the nearest $1.00, of low and high closing prices of Jarden common stock during the prior 52-week period was $43.00 to $57.00, as compared to the merger consideration of $60.03 per share implied by the closing price of Newell Rubbermaid common stock on December 11, 2015, but also noted that historical trading price analysis is not a valuation methodology and that such analysis was presented for reference purposes only and not as a component of Centerview’s fairness analyses.

•

Analyst Price Target Analysis. Centerview also reviewed stock price targets for Jarden common stock reflected in publicly available Wall Street research analyst reports. Centerview noted that the average analyst stock price targets in such research analyst reports was approximately $60.21 per share of Jarden common stock, representing a 25.5% premium to the closing price per share of Jarden common stock on the undisturbed date, and a 14.3% premium to the closing price per share of Jarden common stock on December 11, 2015, the last trading day before the public announcement of the Transaction.

In addition, Centerview noted that the analyst stock price targets for Jarden common stock reflected a range of low and high price targets from $54.00 to $65.00, as compared to the merger consideration of $60.03 per share implied by the closing price of Newell Rubbermaid common stock on December 11, 2015, but also noted that analyst price targets are not a valuation methodology and that such analysis was presented for reference purposes only and not as a component of Centerview’s fairness analyses.

•	Contribution Analysis. Centerview performed a contribution analysis of Jarden and Newell Rubbermaid in which Centerview reviewed the relative contributions of Jarden and Newell Rubbermaid to the enterprise value, 2016 calendar year estimated EBITDA and 2016 calendar year estimated net income of the pro forma combined company, along with certain other financial metrics of the pro forma combined company that Centerview deemed in its professional judgment to be relevant, in each case based on the Jarden forecasts and the Newell Rubbermaid forecasts and excluding the synergies. The implied relative contribution percentages calculated by Centerview in performing this analysis for Jarden, excluding the synergies, were 53%, 59% and 49% with respect to the enterprise value, 2016 calendar year estimated EBITDA and 2016 calendar year estimated net income of the pro forma combined company, respectively. Centerview noted that contribution analysis is not a valuation methodology and that such analysis was presented for reference purposes only and not as a component of Centerview’s fairness analyses.

Centerview compared the implied percentages to 45%, which represented the illustrative pro forma ownership of Jarden’s stockholders assuming the closing of the Transaction, and payment of merger consideration in accordance with the merger agreement and the conversion of Jarden’s convertible debt.

•	Illustrative Pro Forma Accretion/Dilution Analysis. Centerview performed illustrative pro forma accretion/dilution analyses of the potential financial effects of the Transaction on, among other things, Newell Rubbermaid’s estimated earnings per share for calendar years 2016 through 2020 based on the Newell Rubbermaid forecasts, the Jarden forecasts and the synergies. Centerview then compared the projected earnings per share of Newell Rubbermaid on a stand-alone basis to the projected earnings per share of the pro forma combined company. Centerview noted that, based on such analyses, the Transaction would be accretive to Newell Rubbermaid’s stockholders on an earnings per share basis for each of calendar years 2016 through 2020, but also noted that actual results achieved by the combined company may vary materially from forecasted results and that illustrative pro forma accretion/dilution analysis is not a valuation methodology and that such analysis was presented for reference purposes only and not as a component of Centerview’s fairness analyses.

Centerview also reviewed certain financial information of Newell Rubbermaid, including relevant financial ratios and multiples and estimated future cash flows, to assess the fundamental value of Newell Rubbermaid common stock in relation to its market price.

General

The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to summary description. In arriving at its opinion, Centerview did not draw, in isolation, conclusions from or with regard to any factor or analysis that it considered. Rather, Centerview made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of the analyses.

Centerview’s financial analyses and opinion were only one of many factors taken into consideration by the Newell Rubbermaid board in its evaluation of the Transaction. Consequently, the analyses described above should not be viewed as determinative of the views of the Newell Rubbermaid board with respect to the merger consideration or as to whether the Newell Rubbermaid board would have been willing to determine that a different consideration was fair. The consideration for the Transaction was determined through arm’s-length negotiations between Newell Rubbermaid and Jarden and was approved by the Newell Rubbermaid board. Centerview provided advice to Newell Rubbermaid during these negotiations. Centerview did not, however, recommend any specific amount of consideration to Newell Rubbermaid or to the Newell Rubbermaid board or that any specific amount of consideration constituted the only appropriate consideration for the Transaction.

Centerview is a securities firm engaged directly and through affiliates and related persons in a number of investment banking, financial advisory and merchant banking activities. In the past two years, Centerview has not provided any investment banking or other services to Newell Rubbermaid or Jarden for which it received compensation. Centerview may provide investment banking and other services to or with respect to Newell Rubbermaid or Jarden or their respective affiliates in the future, for which it may receive compensation. Certain (i) of Centerview’s and Centerview’s affiliates’ directors, officers, members and employees, or family members of such persons, (ii) of Centerview’s affiliates or related investment funds and (iii) investment funds or other persons in which any of the foregoing may have financial interests or with which they may co-invest, may at any time acquire, hold, sell or trade, in debt, equity and other securities or financial instruments (including derivatives, bank loans or other obligations) of, or investments in, Newell Rubbermaid, Jarden or any of their respective affiliates, or any other party that may be involved in the Transaction.

The Newell Rubbermaid board selected Centerview as its financial advisor in connection with the Transaction based on Centerview’s reputation and experience. Centerview is an internationally recognized investment banking firm that has substantial experience in transactions similar to the Transaction.

In connection with Centerview’s services as the financial advisor to the Newell Rubbermaid board, Newell Rubbermaid has agreed to pay Centerview an aggregate fee of $16.5 million, $3.0 million of which was payable upon the rendering of Centerview’s opinion, $1.0 million of which is payable on or prior to June 30, 2016 and $12.5 million of which is payable contingent upon the consummation of the Transaction. In addition, Newell Rubbermaid has agreed to reimburse certain of Centerview’s expenses arising, and to indemnify Centerview against certain liabilities that may arise, out of Centerview’s engagement.

Opinion of Jarden’s Financial Advisor

Jarden engaged Barclays to act as its lead financial advisor with respect to, among other things, pursuing a possible business combination with Newell Rubbermaid. On December 13, 2015, Barclays rendered to the Jarden board its oral opinion (which was subsequently confirmed by a written opinion on December 14, 2015) that, as of such date and based upon and subject to the qualifications, limitations and assumptions stated in its opinion, the merger consideration to be offered to the Jarden stockholders is fair, from a financial point of view, to such stockholders.

The full text of Barclays’ written opinion, dated December 14, 2015, is attached as Annex D to this joint proxy statement/prospectus. Barclays’ written opinion sets forth, among other things, the assumptions made, procedures followed and factors considered by Barclays in rendering its opinion. You are encouraged to read the opinion carefully and in its entirety. The following is a summary of Barclays’ opinion and the valuation methodologies that Barclays used to render its opinion to the Jarden board. This summary is qualified in its entirety by reference to the full text of the opinion.

Barclays’ opinion, the issuance of which was approved by Barclays’ Valuation and Fairness Opinion Committee, is addressed to the Jarden board, addresses only the fairness, from a financial point of view, of the merger consideration to be offered to the Jarden stockholders, and does not constitute a recommendation to any Jarden stockholder as to how such stockholder should vote with respect to the adoption of the merger agreement or any other matter. The terms of the proposed business combination were determined through arm’s-length negotiations between Jarden and Newell Rubbermaid and were approved by the Jarden board. Barclays did not recommend that any specific form of consideration should be offered to Jarden’s stockholders or that any specific form of consideration constituted the only appropriate consideration for the proposed business combination with

Newell Rubbermaid. Barclays was not requested to address, and its opinion does not in any manner address, the likelihood of consummation of the proposed business combination, Jarden’s underlying business decision to proceed with or effect the proposed business combination, or the relative merits of the proposed business combination as compared to any other transaction or business strategy in which Jarden might engage. In addition, Barclays expressed no opinion on, and its opinion does not in any manner address, the fairness of the amount or the nature of any compensation to any officers, directors or employees of Jarden or Newell Rubbermaid, or any class of such persons, relative to the merger consideration to be offered to Jarden’s stockholders in the proposed business combination. No limitations were imposed by the Jarden board upon Barclays with respect to the investigations made or procedures followed by Barclays in rendering its opinion.

In arriving at its opinion, Barclays, among other things:

•	reviewed and analyzed the execution version of the merger agreement dated as of December 13, 2015 and the specific terms of the proposed business combination;

•	reviewed and analyzed publicly available information concerning Jarden that Barclays believed to be relevant to its analysis, including Jarden’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, June 30 and September 30, 2015, proxy statement dated April 20, 2015, and recent investor presentations dated November 19, 2015 and October 14, 2015;

•	reviewed and analyzed publicly available information concerning Newell Rubbermaid that Barclays believed to be relevant to its analysis, including Newell Rubbermaid’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, June 30 and September 30, 2015, and recent investor presentations dated November 17, 2015, September 8, 2015 and June 9, 2015;

•	reviewed and analyzed financial and operating information with respect to the business, operations and prospects of Jarden furnished to Barclays by Jarden, including financial projections prepared by Jarden’s management (which projections excluded Jarden’s Venezuela operations), referred to as the Jarden Projections in this summary of Barclays’ opinion. See “—Jarden Unaudited Prospective Financial Information” beginning on page 125 of this joint proxy statement/prospectus;

•	reviewed and analyzed financial and operating information with respect to the business, operations and prospects of Newell Rubbermaid furnished to Barclays by Newell Rubbermaid, including financial projections prepared by Newell Rubbermaid’s management (which projections included Newell Rubbermaid’s Venezuela operations), referred to as the Newell Rubbermaid Projections in this summary of Barclays’ opinion, and reviewed and adjusted by Jarden’s management (which adjustments entailed, among other adjustments, the exclusion of Newell Rubbermaid’s Venezuela operations provided by Newell Rubbermaid’s management), referred to as the Newell Rubbermaid Adjusted Projections in this summary of Barclays’ opinion. See “—Newell Rubbermaid Unaudited Prospective Financial Information” and “—Jarden Unaudited Prospective Financial Information” beginning on pages 119 and 125, respectively, of this joint proxy statement/prospectus;

•	reviewed and analyzed a trading history of Jarden common stock and Newell Rubbermaid common stock from December 10, 2014 through December 9, 2015;

•	reviewed and analyzed a comparison of the historical financial results and present financial condition of Jarden and Newell Rubbermaid with each other and with those of other companies that Barclays deemed relevant;

•	reviewed and analyzed a comparison of the financial terms of the proposed transaction with the financial terms of certain other recent transactions that Barclays deemed relevant;

•	reviewed and analyzed the pro forma impact of the proposed transaction on the future financial performance of the combined company, including cost savings, operating synergies and other strategic benefits expected by Newell Rubbermaid’s management to result from a combination of the business as adjusted, extrapolated and approved for use, in each case, by Jarden, referred to as the Expected Synergies in this summary of Barclays’ opinion;

•	reviewed and analyzed published estimates of independent research analysts with respect to the future financial performance and price targets of Jarden;

•	reviewed and analyzed published estimates of independent research analysts with respect to the future financial performance and price targets of Newell Rubbermaid;

•	reviewed and analyzed the relative contributions of Jarden and Newell Rubbermaid to the historical and future financial performance of the combined company on a pro forma basis based on the Jarden Projections and the Newell Rubbermaid Adjusted Projections with respect to future performance;

•	had discussions with the management of Jarden concerning its business, operations, assets, liabilities, financial condition and prospects; and

•	undertook such other studies, analyses and investigations as Barclays deemed appropriate.

In arriving at its opinion, Barclays assumed and relied upon the accuracy and completeness of the financial and other information used by Barclays without any independent verification of such information (and Barclays did not assume responsibility or liability for any independent verification of such information). Barclays also relied upon the assurances of management of Jarden that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the Jarden Projections, upon advice of Jarden, Barclays assumed that the Jarden Projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Jarden as to Jarden’s future financial performance and that Jarden would perform substantially in accordance with the Jarden Projections. With respect to the Newell Rubbermaid Projections and the Newell Rubbermaid Adjusted Projections, upon advice of Jarden, Barclays assumed that the Newell Rubbermaid Projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Newell Rubbermaid as to the future financial performance of Newell Rubbermaid, that the adjustments by management of Jarden in the Newell Rubbermaid Adjusted Projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of management of Jarden as to the future financial performance of Newell Rubbermaid and that Newell Rubbermaid would perform substantially in accordance with the Newell Rubbermaid Adjusted Projections. In addition, upon the advice of Jarden, Barclays assumed that the amounts and timing of the Expected Synergies were reasonable and that the Expected Synergies would be realized in accordance with such estimates. In arriving at its opinion, Barclays assumed no responsibility for and expressed no view as to any such projections or estimates or the assumptions on which they were based. In arriving at its opinion, Barclays did not conduct a physical inspection of the properties and facilities of Jarden or the properties and facilities of Newell Rubbermaid and did not make or obtain any evaluations or appraisals of the assets or liabilities of Jarden or Newell Rubbermaid. In addition, Barclays noted that it had been informed by Jarden that Jarden had not solicited, and Jarden had not authorized Barclays to solicit, and Barclays did not solicit, any indications of interest from any third party with respect to the purchase of all or a part of Jarden’s business or capital stock. Barclays’ opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, December 14, 2015. Barclays assumed no responsibility for updating or revising its opinion based on events or circumstances that may have occurred after December 14, 2015. Barclays did not express any opinion as to (i) the prices at which shares of Jarden common stock would trade following the announcement of the proposed transaction or at which shares of Newell Rubbermaid common stock would trade following the announcement or consummation of the proposed transaction or (ii) the credit ratings of the combined company on a pro forma basis at any time following the announcement or consummation of the proposed transaction. Barclays’ opinion should not be viewed as providing any assurance that the market value of Newell Rubbermaid common stock to be held by the stockholders of Jarden after the consummation of the proposed transaction will be in excess of the market value of Jarden common stock owned by such stockholders at any time prior to the announcement or consummation of the proposed transaction.

Barclays assumed the accuracy of the representations and warranties contained in the merger agreement and all agreements related thereto. Barclays also assumed, upon the advice of Jarden, that all material governmental, regulatory and third party approvals, consents and releases for the proposed transaction would be obtained within the constraints contemplated by the merger agreement and that the proposed transaction would be consummated in accordance with the terms of the merger agreement without waiver, modification or amendment of any material term, condition or agreement thereof. Barclays did not express any opinion as to any tax or other consequences that might result from the proposed transaction, nor did Barclays’ opinion address any legal, tax, regulatory or accounting matters, as to which Barclays understood that Jarden had obtained such advice as it deemed necessary from qualified professionals.

In connection with rendering its opinion, Barclays performed certain financial, comparative and other analyses as summarized below. In arriving at its opinion, Barclays did not ascribe a specific range of values to the shares of Jarden common stock but rather made its determination as to fairness, from a financial point of view, to Jarden’s stockholders of the merger consideration to be offered to such stockholders in the proposed business combination on the basis of various financial and comparative analyses.

The preparation of a fairness opinion is a complex process and involves various determinations as to the most appropriate and relevant methods of financial and comparative analyses and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to summary description.

In arriving at its opinion, Barclays did not attribute any particular weight to any single analysis or factor considered by it but rather made qualitative judgments as to the significance and relevance of each analysis and factor relative to all other analyses and factors performed and considered by it and in the context of the circumstances of the particular transaction. Accordingly, Barclays believes that its analyses must be considered as a whole, as considering any portion of such analyses and factors, without considering all analyses and factors as a whole, could create a misleading or incomplete view of the process underlying its opinion.

The following is a summary of the material financial analyses used by Barclays in preparing and rendering its opinion to the Jarden board. Certain financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses used by Barclays, the tables must be read together with the text of each summary, as the tables alone do not constitute a complete description of the financial analyses. In performing its analyses, Barclays made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Jarden or any other parties to the proposed transaction. None of Jarden, Newell Rubbermaid, Merger Sub 1, Merger Sub 2, Barclays or any other person assumes responsibility if future results are materially different from those discussed. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth below. In addition, analyses relating to the value of the businesses do not purport to be appraisals or reflect the prices at which the businesses may actually be sold.

Standalone Valuation Analysis of Jarden

The following is a summary of the financial analyses used by Barclays in preparing its standalone valuation analysis of Jarden.

Discounted Cash Flow Analysis

In order to estimate the present value of Jarden common stock, Barclays performed a discounted cash flow analysis of Jarden. A discounted cash flow, or DCF, analysis is a traditional valuation methodology used to derive an intrinsic valuation of an asset by calculating the present value of estimated future cash flows of the asset. Present value refers to the current value of future cash flows or amounts and is obtained by discounting those future cash flows or amounts by a discount rate that takes into account macroeconomic assumptions and estimates of risk, the opportunity cost of capital, expected returns and other appropriate factors.

To calculate the estimated enterprise value (total equity market capitalization, plus debt, less cash and cash equivalents), or EV, of Jarden using the DCF method, Barclays added (i) Jarden’s projected after-tax unlevered free cash flows for fiscal years 2016 through 2020 based on the Jarden Projections; (ii) the terminal value of Jarden as of December 31, 2020; and (iii) the tax benefits associated with the amortization of Jarden’s existing purchased intangibles, and discounted such amount to its present value using a range of selected discount rates. The after-tax unlevered free cash flows (of $714 million in 2016, $837 million in 2017, $925 million in 2018, $997 million in 2019 and $1,074 million in 2020) were calculated by taking the net operating profit (Adjusted EBITDA less depreciation and amortization) after tax (representing earnings before interest after tax), then adding depreciation and amortization (excluding amortization of purchased intangibles), subtracting capital expenditures and adjusting for changes in working capital, in each case utilizing forecasts provided by Jarden. See “—Jarden Unaudited Prospective Financial Information” beginning on page 125 of this joint proxy statement/prospectus. The residual value of Jarden at the end of the forecast period (i.e., December 31, 2020), or terminal value, was estimated by selecting a range of EBITDA exit multiples of 10.5x to 11.5x, which range was derived by analyzing the results from the selected comparable company analysis described below and the trading history of Jarden’s common stock, and applying such range to the Jarden Projections for 2020. The tax benefits associated with the amortization of Jarden’s existing purchased intangibles for each year were calculated by multiplying such amortization expense in the given year, as provided by Jarden, with Jarden’s estimated marginal tax rate, as provided by Jarden. The range of discount rates of 7.50% to 8.50% was selected based on an analysis of the weighted average cost of capital, or WACC, of Jarden and the comparable companies used in the selected comparable company analysis described below. Barclays then calculated a range of implied prices per share of Jarden common stock by subtracting estimated net debt, as provided in Jarden’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2015, from the estimated enterprise value using the discounted cash flow method and dividing such amount by the estimated fully diluted number of shares of Jarden common stock, as provided in Jarden’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2015. The result of this analysis implied a range of value per share of Jarden common stock of $52.85 to $61.45.

For purposes of its opinion, Barclays calculated the implied value of the merger consideration, as of pre-market December 14, 2015, to be $60.03, which was determined by adding the cash portion of the merger consideration of $21.00 per share of Jarden common stock to $39.03, the implied value of the stock portion of the merger consideration that was derived by multiplying the closing sale price of $45.28 per share of Newell Rubbermaid common stock as reported by NYSE on December 11, 2015, the last trading day prior to the announcement of the proposed transaction, by the exchange ratio of 0.862 of a share of Newell Rubbermaid common stock per each share of Jarden common stock.

Barclays noted that on the basis of the DCF analysis, the implied value of the merger consideration of $60.03 was within the range of implied values per share of Jarden common stock calculated using the Jarden Projections.

Selected Precedent Transaction Analysis

Barclays reviewed and compared the purchase prices and financial multiples paid in selected other transactions in the household and personal care sector that Barclays, based on its experience with merger and acquisition transactions, deemed relevant. Barclays chose such transactions based on, among other things, the similarity of the applicable target companies in the transactions to Jarden with respect to the size, mix, margins, industry and other characteristics of their businesses. None of the transactions that were selected based on these criteria were subsequently excluded in conducting this analysis. Using publicly available information, Barclays analyzed the ratio of the applicable target companies’ EVs to their last 12-months, or LTM, EBITDA. The following table sets forth the transactions analyzed based on such characteristics:

Announcement Date	Acquirer	Target
10/14/2015	Jarden	Jostens, Inc.
7/13/2015	Jarden	Waddington Group Inc.
7/9/2015	Coty Inc.	Procter & Gamble Company (beauty brands)
4/28/2015	Spectrum Brands Holdings, Inc.	Armored Autogroup Parent, Inc. (hardwire business)
6/5/2014	Henkel AG & Co., KGaA	Spotless Group SAS
9/3/2013	Jarden	Yankee Candle Investments LLC
10/9/2012	Spectrum Brands Holdings, Inc.	Stanley Black & Decker, Inc. (HHI)
7/20/2012	Procter & Gamble Company	Arbora & Ausonia, S.L.U.
10/14/2011	Unilever PLC	Concern Kalina
11/29/2010	Coty Inc.	OPI Products Inc.
11/23/2010	Coty Inc.	Philosophy, Inc.
2/27/2010	Charterhouse Capital Partners LLP	Deb Group Ltd.
12/21/2009	Sanofi-Aventis	Chattem Inc.
9/25/2009	Unilever PLC	Sara Lee Corporation (body care brands)
7/12/2007	Energizer Holdings, Inc.	Playtex Products, Inc.

EV / LTM EBITDA
High	14.1x
Mean	10.6x
Median	10.8x
Low	7.2x

The reasons for and the circumstances surrounding each of the selected precedent transactions analyzed were diverse and there are inherent differences in the business, operations, financial conditions and prospects of Jarden and the companies included in the selected precedent transaction analysis. Accordingly, Barclays believed that a purely quantitative selected precedent transaction analysis would not be particularly meaningful in the context of considering the proposed transaction. Barclays, therefore, made certain qualitative judgments concerning differences between the characteristics of the selected precedent transactions and the proposed transaction which would affect the acquisition values of the selected target companies and Jarden. Based upon these judgments, Barclays selected a range of multiples for Jarden and applied such range to the Jarden Projections to calculate a range of implied prices per share of Jarden common stock. The following table sets forth the results of such analysis:

	Selected Multiple Range	Implied Value Per Share of Jarden common stock
EV / LTM EBITDA CY 2015E(1)	11.0x – 13.0x	$44.80 – $56.65

(1)	Includes pro forma effects of Jarden’s acquisitions of Jostens, Inc. and Waddington Group Inc.

Barclays noted that on the basis of the selected precedent transaction analysis, the implied value of the merger consideration of $60.03 was above the range of implied values per share of Jarden common stock calculated using the Jarden Projections.

Discounted Future Stock Price Analysis

Barclays performed an analysis to derive an implied present value at December 31, 2015 of the hypothetical future share price for Jarden common stock as of December 31, 2017. Barclays calculated the hypothetical future share price for Jarden common stock as of December 31, 2017 by applying a range of forward P/E multiples of

14.5x to 17.5x, which range was derived by analyzing the results from the selected comparable company analysis described below and the trading history of Jarden, to the estimated calendar year 2017 earnings per share of $3.63 for Jarden, as reflected in the Jarden Projections. The resulting hypothetical future share price was then discounted to the present value as of December 31, 2015 using a discount rate of 10.5%, reflecting an estimate of Jarden’s cost of equity. The result of this analysis implied a range of value per share of Jarden common stock of $47.60 to $57.45. Barclays noted that on the basis of the discounted future stock price analysis, the implied value of the merger consideration of $60.03 was above the range of implied values per share of Jarden common stock calculated using the Jarden Projections.

Selected Comparable Company Analysis

In order to assess how the public market values shares of similar publicly traded companies, Barclays reviewed and compared specific financial and operating data relating to Jarden with selected household and personal care companies that Barclays, based on its experience in the consumer products industry, deemed comparable to Jarden. None of the companies that were selected for such purposes were subsequently excluded in conducting this analysis. The selected comparable companies were:

Large / Mid Cap Companies(1)	Small Cap Companies(2)
Church & Dwight Co., Inc.	WD-40 Company
The Clorox Company	Helen of Troy Limited
Colgate-Palmolive Company	Edgewell Personal Care Company
Kimberly-Clark Corporation	Spectrum Brands Holdings, Inc.
Newell Rubbermaid Inc.	Energizer Holdings, Inc.

(1)	“Large / Mid Cap Companies” were selected companies with a market capitalization of greater than $10.0 billion that Barclays, based on its experience in the consumer products industry, deemed comparable to Jarden. Note that Jarden was also included in the large / mid cap companies referenced in the chart below.

(2)	“Small Cap Companies” were selected companies with a market capitalization of less than $10.0 billion that Barclays, based on its experience in the consumer products industry, deemed comparable to Jarden.

Barclays calculated and compared various financial multiples and ratios of Jarden, and those of the respective selected comparable companies. As part of its selected comparable company analysis, Barclays calculated and analyzed each company’s ratio of its current stock price to its calendar year 2016 estimated earnings per share (commonly referred to as a price earnings ratio, or P/E), and each company’s ratio of its EV, to its calendar year 2016 estimated EBITDA. The EV of each company was obtained by adding its short and long-term debt to the sum of the market value of its common equity, calculated as fully diluted equity value using the treasury stock method, the book value of any preferred stock and the book value of any minority interest, and subtracting its cash and cash equivalents. All of these calculations were performed, and based on publicly available financial data (including FactSet, a subscription-based data source containing historical and estimated financial data) and closing prices, as of December 4, 2015, the last full trading day before rumors of the proposed transaction first became public. The results of this selected comparable company analysis are summarized below:

Large / Mid Cap Companies

	EV / EBITDA CY 2016E	P/E CY 2016E
High	15.2x	25.6x
Median	13.3x	21.0x
Mean	13.4x	21.1x
Low	11.0x	15.1x

Small Cap Companies

	EV / EBITDA CY 2016E	P/E CY 2016E
High	18.6x	29.1x
Median	12.9x	19.1x
Mean	13.3x	20.9x
Low	9.5x	16.0x

Barclays selected the comparable companies listed above because their businesses and operating profiles are reasonably similar to that of Jarden. However, because of the inherent differences between the business, operations and prospects of Jarden, and those of the selected comparable companies, Barclays believed that it was inappropriate to and, therefore, did not rely solely on the quantitative results of the selected comparable company analysis. Accordingly, Barclays also made certain qualitative judgments concerning differences between the business, financial and operating characteristics and prospects of Jarden and the selected comparable companies that could affect the public trading values of each in order to provide a context in which to consider the results of the quantitative analysis. These qualitative judgments related primarily to the differing sizes, growth prospects, profitability levels and degree of operational risk between Jarden and the companies included in the selected comparable company analysis. Based upon these judgments, Barclays selected a range of multiples for Jarden and applied such range to the Jarden Projections to calculate a range of implied prices per share of Jarden common stock. The following summarizes the result of these calculations:

	Selected Multiple Range	Implied Value Per Share of Jarden common stock
EV / EBITDA CY 2016E	10.5x – 12.5x	$45.40 – $57.90
P/E CY 2016E	14.5x – 17.5x	$46.35 – $55.95

Barclays noted that on the basis of the selected comparable company analysis with respect to Jarden, the implied value of the merger consideration of $60.03 was above the range of implied values per share of Jarden common stock calculated using the Jarden Projections.

Analyst Price Targets Analysis

Barclays reviewed and compared research analysts’ per share price targets for Jarden common stock which were publicly available from FactSet, of which there were 17. The research analysts’ per share price targets for Jarden common stock ranged from $54.00 to $65.00. The publicly available per share price targets published by securities research analysts do not necessarily reflect the current market trading prices for Jarden common stock and these estimates are subject to uncertainties, including future financial performance of Jarden and future market conditions. Barclays then discounted such research analysts’ per share price targets for Jarden common stock to present value over a one-year period using a discount rate of 10.5%, reflecting an estimate of Jarden’s cost of equity. The present values of the research analysts’ per share price targets for Jarden common stock ranged from $48.85 to $58.80. Barclays noted that on the basis of analyst price targets analysis, the implied value of the merger consideration of $60.03 was above the range of implied values per share of Jarden common stock.

Historical Share Price Analysis

To illustrate the trend in the historical trading prices of Jarden common stock, Barclays considered historical data with regard to the trading prices of Jarden common stock for the 52-week period from December 10, 2014 to December 9, 2015. During such period, the trading price of Jarden common stock ranged from $44.53 to $56.25.

Barclays noted that the implied value of the merger consideration of $60.03 was (i) above the 52-week trading price range of Jarden common stock and (ii) above both the closing price of $52.68 per share of Jarden common stock on December 11, 2015, the last full trading day prior to the announcement of the proposed business combination and the closing price of $48.31 per share of Jarden common stock on December 4, 2015, the last full trading day before rumors of the proposed transaction first became public.

Premiums Paid Analysis

In order to assess the premium offered to Jarden’s stockholders in the proposed transaction relative to the premiums offered to stockholders in other transactions, Barclays reviewed the premium paid in 31 completed transactions announced from January, 2010 to December 2015, valued between $5.0 billion and $35.0 billion, in which the target was publicly traded in the U.S. and the consideration consisted of all-stock or a mix of stock and cash (excluding transactions involving master limited partnerships, real estate investment trusts and financial institutions). For each transaction, Barclays calculated the premium per share paid by the acquirer by comparing the announced transaction value per share to the target company’s volume weighted average share price, or VWAP, during the following periods: (i) one trading day prior to announcement (or in certain cases, prior to a market rumor); (ii) seven calendar days prior to announcement (or such rumor); (iii) 30 calendar days prior to announcement (or such rumor); (iv) 60 calendar days prior to announcement (or such rumor); and (v) 90 calendar days prior to announcement (or such rumor). The results of this premium paid analysis are summarized below:

	1st Quartile	Mean	Median	3rd Quartile
1-Day VWAP	18.1%	24.9%	26.1%	31.8%
7-Day VWAP	20.0%	25.5%	25.4%	30.9%
30-Day VWAP	22.4%	27.6%	26.8%	32.8%
60-Day VWAP	20.9%	28.8%	28.4%	32.3%
90-Day VWAP	20.6%	30.1%	28.1%	35.0%

The reasons for and the circumstances surrounding each of the transactions analyzed in the premium paid analysis were diverse and there are inherent differences in the business, operations, financial conditions and prospects of Jarden and the companies included in the premium paid analysis. Accordingly, Barclays believed that a purely quantitative premium paid analysis would not be particularly meaningful in the context of considering the proposed transaction. Barclays therefore made certain qualitative judgments concerning the differences between the characteristics of the selected transactions and the proposed transaction which would affect the acquisition values of the target companies and Jarden. Based upon these judgments, Barclays selected a range of premiums to (i) the closing price of Jarden common stock on December 4, 2015, the last full trading day before rumors of the proposed transaction first became public and (ii) the 30-day VWAP of Jarden common stock, ending on December 4, 2015, to calculate a range of implied prices per share of Jarden common stock. The following summarizes the result of these calculations:

	Selected Premium Range	Implied Value Per Share of Jarden common stock
1-Day Closing Price	15.0% – 30.0%	$55.55 – $62.80
30-Day VWAP	20.0% – 30.0%	$56.00 – $60.65

Barclays noted that on the basis of the premium paid analysis, the implied value of the merger consideration of $60.03 was within the ranges of implied values per share of Jarden common stock.

Standalone Valuation Analysis of Newell Rubbermaid

The following is a summary of the financial analyses used by Barclays in preparing its standalone valuation analysis of Newell Rubbermaid.

Discounted Cash Flow Analysis

In order to estimate the present value of Newell Rubbermaid common stock, Barclays performed a DCF analysis of Newell Rubbermaid. A description of this valuation methodology is provided above in “—Standalone Valuation Analysis of Jarden —Discounted Cash Flow Analysis”.

To calculate the estimated EV of Newell Rubbermaid using the DCF method, Barclays added (i) Newell Rubbermaid’s projected after-tax unlevered free cash flows for fiscal years 2016 through 2020 based on the Newell Rubbermaid Adjusted Projections to (ii) the terminal value of Newell Rubbermaid as of December 31, 2020, and discounted such amount to its present value using a range of selected discount rates. The after-tax unlevered free cash flows were calculated by taking the tax-affected earnings before interest, adding depreciation and amortization, subtracting capital expenditures and adjusting for changes in working capital. The residual value of Newell Rubbermaid at the end of the forecast period (i.e., December 31, 2020), or terminal value, was estimated by selecting a range of EBITDA exit multiples of 12.0x to 14.0x, which range was derived by analyzing the results from the selected comparable company analysis described below and the trading history of Newell Rubbermaid, and applying such range to the Newell Rubbermaid Adjusted Projections for 2020. The range of discount rates of 7.0% to 8.0% was selected based on an analysis of the weighted average cost of capital, or WACC, of Newell Rubbermaid and the comparable companies used in the selected comparable company analysis described below. Barclays then calculated a range of implied prices per share of Newell Rubbermaid common stock by subtracting estimated net debt, as provided in Newell Rubbermaid Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2015, from the estimated EV using the DCF method and dividing such amount by the estimated fully diluted number of shares of Newell Rubbermaid common stock, as provided in Newell Rubbermaid’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2015. The result of this analysis implied a range of value per share of Newell Rubbermaid common stock of $45.40 to $55.45. Barclays noted that on the basis of the DCF analysis, the closing price of $45.28 per share of Newell Rubbermaid common stock on December 11, 2015, the last full trading day prior to the announcement of the proposed transaction, as well as the closing price of $44.83 per share of Newell Rubbermaid common stock on December 4, 2015, the last full trading day before rumors of the proposed transaction first became public, was below the range of implied values per share of Newell Rubbermaid common stock calculated using the Newell Rubbermaid Adjusted Projections.

Discounted Future Stock Price Analysis

Barclays performed an analysis to derive an implied present value at December 31, 2015 of the hypothetical future share price for Newell Rubbermaid common stock as of December 31, 2017. Barclays calculated the hypothetical future share price for Newell Rubbermaid common stock as of December 31, 2017 by applying a range of forward P/E multiple of 16.0x to 19.0x, which range was derived by analyzing the results from the selected comparable company analysis described below and the trading history of Newell Rubbermaid, to the estimated calendar year 2017 earnings per share of $2.42 for Newell Rubbermaid, as reflected in the Newell Rubbermaid Adjusted Projections. The resulting hypothetical future share price was then discounted to the present value as of December 31, 2015 using a discount rate of 9.3%, reflecting an estimate of Newell Rubbermaid’s cost of equity. The result of this analysis implied a range of value per share of Newell Rubbermaid common stock of $36.15 to $42.80. Barclays noted that on the basis of the discounted future stock price analysis, the closing price of $45.28 per share of Newell Rubbermaid common stock on December 11, 2015, the last full trading day prior to the announcement of the proposed transaction, as well as the closing price of $44.83 per share of Newell Rubbermaid common stock on December 4, 2015, the last full trading day before rumors of the proposed transaction first became public, was above the range of implied values per share of Newell Rubbermaid common stock calculated using the Newell Rubbermaid Adjusted Projections.

Selected Comparable Company Analysis

In order to assess how the public market values shares of similar publicly traded companies, Barclays reviewed and compared specific financial and operating data relating to Newell Rubbermaid with selected household and personal care companies that Barclays, based on its experience in the consumer products industry, deemed comparable to Newell Rubbermaid. None of the companies that were selected for such purposes were subsequently excluded in conducting this analysis. The selected comparable companies were:

Large / Mid Cap Companies(1)	Small Cap Companies(2)
Church & Dwight Co., Inc.	WD-40 Company
The Clorox Company	Helen of Troy Limited
Colgate-Palmolive Company	Edgewell Personal Care Company
Kimberly-Clark Corporation	Spectrum Brands Holdings, Inc.
Jarden Corporation	Energizer Holdings, Inc.

(1)	“Large / Mid Cap Companies” were selected companies with a market capitalization of greater than $10.0 billion that Barclays, based on its experience in the consumer products industry, deemed comparable to Newell Rubbermaid. Note that Newell Rubbermaid was also included in the large / mid cap companies referenced in the chart below.

(2)	“Small Cap Companies” were selected companies with a market capitalization of less than $10.0 billion that Barclays, based on its experience in the consumer products industry, deemed comparable to Newell Rubbermaid.

Barclays calculated and compared various financial multiples and ratios of Newell Rubbermaid, and those of the respective selected comparable companies. As part of its selected comparable company analysis, Barclays calculated and analyzed each company’s ratio of its current stock price to its calendar year 2016 estimated earnings per share (commonly referred to as a price earnings ratio, or P/E), and each company’s ratio of its EV to its calendar year 2016 estimated EBITDA. The EV of each company was obtained by adding its short and long-term debt to the sum of the market value of its common equity, calculated as fully diluted equity value using the treasury stock method, the book value of any preferred stock and the book value of any minority interest, and subtracting its cash and cash equivalents. All of these calculations were performed, and based on publicly available financial data (including FactSet) and closing prices, as of December 4, 2015, the last full trading day before rumors of the proposed transaction first became public. The results of this selected comparable company analysis are summarized below:

Large / Mid Cap Companies

	EV / EBITDA CY 2016E	P/E CY 2016E
High	15.2x	25.6x
Median	13.3x	21.0x
Mean	13.4x	21.1x
Low	11.0x	15.1x

Small Cap Companies

	EV / EBITDA CY 2016E	P/E CY 2016E
High	18.6x	29.1x
Median	12.9x	19.1x
Mean	13.3x	20.9x
Low	9.5x	16.0x

Barclays selected the comparable companies listed above because their businesses and operating profiles are reasonably similar to that of Newell Rubbermaid. However, because of the inherent differences between the business, operations and prospects of Newell Rubbermaid, and those of the selected comparable companies,

Barclays believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the selected comparable company analysis. Accordingly, Barclays also made certain qualitative judgments concerning differences between the business, financial and operating characteristics and prospects of Newell Rubbermaid and the selected comparable companies that could affect the public trading values of each in order to provide a context in which to consider the results of the quantitative analysis. These qualitative judgments related primarily to the differing sizes, growth prospects, profitability levels and degree of operational risk between Newell Rubbermaid and the companies included in the selected comparable company analysis. Based upon these judgments, Barclays selected a range of multiples for Newell Rubbermaid and applied such range to the Newell Rubbermaid Adjusted Projections to calculate a range of implied price per share of Newell Rubbermaid common stock. The following summarizes the result of these calculations:

	Selected Multiple Range	Implied Value Per Share of Newell Rubbermaid Common Stock
EV / EBITDA CY 2016E	12.0x – 14.0x	$38.55 – $46.60
P/E CY 2016E	16.0x – 20.0x	$35.40 – $44.25

Barclays noted that on the basis of the selected comparable company analysis with respect to Newell Rubbermaid, both the closing price of $45.28 per share of Newell Rubbermaid common stock on December 11, 2015, the last trading day prior to the announcement of the proposed transaction, and the closing price of $44.83 per share of Newell Rubbermaid common stock on December 4, 2015, the last trading day before rumors of the proposed transaction first became public, were (i) within the range of implied values per share of Newell Rubbermaid common stock calculated using EV / EBITDA ratio based on estimated calendar year 2016 EBITDA utilizing the Newell Rubbermaid Adjusted Projections and (ii) above the range of implied values per share of Newell Rubbermaid common stock calculated using P/E ratio based on estimated calendar year 2016 earnings per share utilizing the Newell Rubbermaid Adjusted Projections.

Analyst Price Targets Analysis

Barclays reviewed and compared research analysts’ per share price targets for Newell Rubbermaid common stock which were publicly available from FactSet, of which there were 15. The research analysts’ per share price targets for Newell Rubbermaid common stock ranged from $40.00 to $51.00. The publicly available per share price targets published by securities research analysts do not necessarily reflect the current market trading prices for Newell Rubbermaid common stock and these estimates are subject to uncertainties, including future financial performance of Newell Rubbermaid and future market conditions. Barclays then discounted such research analysts’ per share price targets for Newell Rubbermaid common stock to present value over a one-year period using a discount rate of 9.3%, reflecting an estimate of Newell Rubbermaid’s cost of equity. The present value of the research analysts’ per share price targets for Newell Rubbermaid common stock ranged from $36.60 to $46.65. Barclays noted that on the basis of analyst price targets analysis, the closing price of $45.28 per share of Newell Rubbermaid common stock on December 11, 2015, the last full trading day prior to the announcement of the proposed transaction, as well as the closing price of $44.83 per share of Newell Rubbermaid common stock on December 4, 2015, the last full trading day before rumors of the proposed transaction first became public, was within the range of implied values per share of Newell Rubbermaid common stock.

Historical Share Price Analysis

To illustrate the trend in the historical trading prices of Newell Rubbermaid common stock, Barclays considered historical data with regard to the trading prices of Newell Rubbermaid common stock for the 52-week period from December 10, 2014 to December 9, 2015. During such period, the trading price of Newell Rubbermaid common stock ranged from $34.58 to $45.51. Barclays noted that the closing price of $45.28 per share of Newell Rubbermaid common stock on December 11, 2015, the last full trading day prior to the announcement of the proposed transaction, as well as the closing price of $44.83 per share of Newell

Rubbermaid common stock on December 4, 2015, the last trading day before rumors of the proposed transaction first became public, was within the 52-week trading price range of Newell Rubbermaid common stock.

Exchange Ratio Analysis

Based upon the ranges of implied per share values of Jarden common stock and Newell Rubbermaid common stock derived in the above analyses, Barclays derived ranges of implied stock-for-stock exchange ratios of Newell Rubbermaid common stock per share of Jarden common stock and compared these ranges of implied ratios to the implied stock-for-stock exchange ratio in the merger of 1.34 computed as described below.

Discounted Cash Flow Analysis

As part of its DCF analysis with respect to each of Jarden and Newell Rubbermaid described above utilizing the Jarden Projections and Newell Rubbermaid Adjusted Projections, respectively, Barclays derived ranges of implied values per share of Jarden common stock and Newell Rubbermaid common stock, respectively. Utilizing these ranges of implied values per share of Jarden common stock and Newell Rubbermaid common stock, Barclays then derived ranges of implied stock-for-stock exchange ratios of Newell Rubbermaid common stock per share of Jarden common stock. The low end of each range of implied stock-for-stock exchange ratios was calculated by dividing (i) the low end of the range of implied values per share of Jarden common stock (not adjusted for the cash portion of the merger consideration of $21.00 per share of Jarden common stock) by (ii) the high end of the range of implied values per share of Newell Rubbermaid common stock. The high end of each range of implied stock-for-stock exchange ratios was calculated by dividing (i) the high end of the range of implied values per share of Jarden common stock (not adjusted for the cash portion of the merger consideration of $21.00 per share of Jarden common stock) by (ii) the low end of the range of implied values per share of Newell Rubbermaid common stock. The result of this analysis implied a range of stock-for-stock exchange ratio of 0.95 to 1.35 of a share of Newell Rubbermaid common stock per share of Jarden common stock. Barclays noted that the implied stock-for-stock exchange ratio in the first merger of 1.34 of a share of Newell Rubbermaid common stock per share of Jarden common stock (determined by dividing the implied value of the merger consideration of $60.03, as referenced above in “—Standalone Valuation Analysis of Jarden”, by the closing sale price of $44.83 per share of Newell Rubbermaid common stock as reported on the NYSE on December 4, 2015, the last full trading day before rumors of the proposed transaction first became public) was within the range of implied stock-for-stock exchange ratios calculated based on the DCF analysis for each company.

Discounted Future Stock Price Analysis

As part of its discounted future stock price analysis with respect to each of Jarden and Newell Rubbermaid described above utilizing the Jarden Projections and Newell Rubbermaid Adjusted Projections, respectively, Barclays derived ranges of implied values per share of Jarden common stock and Newell Rubbermaid common stock, respectively. Utilizing these ranges of implied values per share of Jarden common stock and Newell Rubbermaid common stock, Barclays then derived ranges of implied stock-for-stock exchange ratios of Newell Rubbermaid common stock per share of Jarden common stock. The low end of each range of implied stock-for-stock exchange ratios was calculated by dividing (i) the low end of the range of implied values per share of Jarden common stock (not adjusted for the cash portion of the merger consideration of $21.00 per share of Jarden common stock) by (ii) the high end of the range of implied values per share of Newell Rubbermaid common stock. The high end of each range of implied stock-for-stock exchange ratios was calculated by dividing (i) the high end of the range of implied values per share of Jarden common stock (not adjusted for the cash portion of the merger consideration of $21.00 per share of Jarden common stock) by (ii) the low end of the range of implied values per share of Newell Rubbermaid common stock. The result of this analysis implied a range of stock-for-stock exchange ratio of 1.11 to 1.59 of a share of Newell Rubbermaid common stock per share of Jarden common stock. Barclays noted that the implied stock-for-stock exchange ratio in the first merger of 1.34 of a share of Newell Rubbermaid common stock per share of Jarden common stock was within the range of implied stock-for-stock exchange ratios calculated based on the DCF analysis for each company.

Selected Comparable Company Analysis

As part of its selected comparable company analysis with respect to each of Jarden and Newell Rubbermaid described above, Barclays derived ranges of implied values per share of Jarden common stock and Newell Rubbermaid common stock, respectively, in each case, calculated using EV / EBITDA and P/E ratios based on estimated calendar year 2016 EBITA and earnings per share utilizing the Jarden Projections and Newell Rubbermaid Adjusted Projections, respectively. Utilizing these ranges of implied value per share of Jarden common stock and Newell Rubbermaid common stock, Barclays then derived ranges of implied stock-for-stock exchange ratios of Newell Rubbermaid common stock per Jarden common stock. The low end of each range of implied stock-for-stock exchange ratios was calculated by dividing (i) the low end of the range of implied values per share of Jarden common stock (not adjusted for the cash portion of the merger consideration of $21.00 per share of Jarden common stock) by (ii) the high end of the range of implied values per share of Newell Rubbermaid common stock. The high end of each range of implied stock-for-stock exchange ratios was calculated by dividing (i) the high end of the range of implied values per share of Jarden common stock (not adjusted for the cash portion of the merger consideration of $21.00 per share of Jarden common stock) by (ii) the low end of the range of implied values per share of Newell Rubbermaid common stock. The following summarizes the result of these calculations:

Implied Stock-for-Stock Exchange Ratio
EV / EBITDA CY 2016E	0.97x – 1.50x
P/E CY 2016E	1.05x – 1.58x

Barclays noted that the implied stock-for-stock exchange ratio in the first merger of 1.34 of a share of Newell Rubbermaid common stock per share of Jarden common stock was within the ranges of implied stock-for-stock exchange ratios calculated based on the selected comparable company analysis for each company.

Analysts Price Targets Analysis

As part of its analysts price targets analysis with respect to each of Jarden and Newell Rubbermaid described above, Barclays derived ranges of implied values per share of Jarden common stock and Newell Rubbermaid common stock, respectively, based on the analysts’ share price targets. Utilizing these ranges of implied value per share of Jarden common stock and Newell Rubbermaid common stock, Barclays then derived ranges of implied stock-for-stock exchange ratios of Newell Rubbermaid common stock per share of Jarden common stock. The low end of each range of implied stock-for-stock exchange ratios was calculated by dividing (i) the low end of the range of implied values per share of Jarden common stock (not adjusted for the cash portion of the merger consideration of $21.00 per share of Jarden common stock) by (ii) the high end of the range of implied values per share of Newell Rubbermaid common stock. The high end of each range of implied stock-for-stock exchange ratios was calculated by dividing (i) the high end of the range of implied values per share of Jarden common stock (not adjusted for the cash portion of the merger consideration of $21.00 per share of Jarden common stock) by (ii) the low end of the range of implied values per share of Newell Rubbermaid common stock. The result of this analysis implied a range of stock-for-stock exchange ratio of 1.05 to 1.61 of a share of Newell Rubbermaid common stock per share of Jarden common stock. Barclays noted that the implied stock-for-stock exchange ratio in the first merger of 1.34 of a share of Newell Rubbermaid common stock per share of Jarden common stock was within the range of implied stock-for-stock exchange ratios calculated based on the analysts price targets analysis for each company.

Historical Share Price Analysis

As part of its historical share price analysis with respect to each of Jarden and Newell Rubbermaid described above, Barclays reviewed historical data with regard to the trading prices of common stock of Jarden and Newell Rubbermaid, respectively, for the 52-week period from December 10, 2014 to December 9, 2015. Barclays analyzed the ratio of the daily closing share price for Jarden common stock (not adjusted for the cash portion of the merger consideration of $21.00 per share of Jarden common stock) to the corresponding closing share price of Newell Rubbermaid common stock. The result of this analysis implied a range of stock-for-stock exchange ratios of 1.02 to 1.36 of a share of Newell Rubbermaid common stock per share of Jarden common stock. Barclays noted that the implied stock-for-stock exchange ratio in the first merger of 1.34 of a share of Newell Rubbermaid common stock per share of Jarden common stock was within the range of implied stock-for-stock exchange ratios calculated based on the historical share price analysis for each company.

Summary of Exchange Ratio Analysis

Barclays noted that, in each of the foregoing exchange ratio analyses, the implied stock-for-stock exchange ratio in the first merger of 1.34 of a share of Newell Rubbermaid common stock per share of Jarden common stock was within the range of the implied stock-for-stock ratios derived under each such analysis.

General

Barclays is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Jarden’s board selected Barclays because of its familiarity with Jarden and its qualifications, reputation and experience in the valuation of businesses and securities in connection with mergers and acquisitions generally, as well as substantial experience in transactions comparable to the proposed transaction.

Barclays is acting as financial advisor to Jarden in connection with the proposed business combination. As compensation for its services in connection with the proposed transaction, a fee of $3,000,000 became payable by Jarden to Barclays upon the delivery of Barclays’ opinion. Total compensation of $35,000,000 will be payable on completion of the proposed transaction, including any amounts paid by Jarden for the opinion. In addition, Jarden has agreed to reimburse Barclays for its reasonable out-of-pocket expenses incurred in connection with the proposed business combination and to indemnify Barclays for certain liabilities that may arise out of its engagement by Jarden and the rendering of Barclays’ opinion. Barclays has performed various investment banking and financial services for Jarden and Newell Rubbermaid in the past, and expects to perform such services in the future, and has received, and expects to receive, customary fees for such services. Specifically, since January 1, 2012, Barclays has performed the following investment banking and financial services: (A) for Jarden, (i) lead left bookrunner on a follow-on equity offering in October 2015; (ii) lead left bookrunner on a senior notes offering and joint lead arranger and joint lead bookrunner on a senior secured term loan in October 2015; (iii) lead left arranger and administrative agent on term loan facilities in July 2015; (iv) lead left bookrunner on a follow-on equity offering in July 2015; (v) lead left bookrunner on a senior notes offering in June 2014; (vi) lead left bookrunner on a senior subordinated convertible notes offering in March 2014; (vii) sole lead arranger and administrative agent for a senior secured term loan in October 2013; (viii) lead left bookrunner on a follow-on equity offering in September 2013; (ix) lead left bookrunner on a senior subordinated convertible notes offering in June 2013; (x) dealer manager for a senior notes tender offer in March 2013; (xi) lead arranger for a credit facilities refinancing in March 2013; (xii) lead counterparty and structuring agent for an accelerated share repurchase in February 2013; (xiii) lead left book runner for a senior subordinated convertible notes offering in September 2012; (xiv) sole dealer manager for a modified Dutch auction tender offer in March 2012; (xv) sole lead arranger and joint bookrunner for senior secured credit facilities in February 2012; and (xvi) various hedging and other risk management services; and (B) for Newell Rubbermaid, (i) lead left bookrunner on a senior notes offering and joint dealer manager on a tender offer in November 2014; (ii) active bookrunner and billing and delivery agent on a senior notes offering in December 2012; (iii) dealer, from time to time, under Newell Rubbermaid’s commercial paper program; and (iv) various hedging and other risk management services, resulting in aggregate fees to Barclays from Newell Rubbermaid for such services of approximately $3.5 million. Barclays disclosed the nature of its relationship with and engagements for Newell Rubbermaid and the amount and nature of the fees it received from Newell Rubbermaid to Jarden on or about November 12, 2015, and such relationship and fees were discussed on November 22, 2015 by the Jarden board with management and

Greenberg Traurig. See “Newell Rubbermaid Proposal I: Approval of the Share Issuance and Jarden Proposal I: Adoption of the Merger Agreement—Background of the Merger Transactions” beginning on page 66 of this joint proxy statement/prospectus. Barclays subsequently disclosed such information directly to the Jarden board in its presentation dated December 10, 2015. Such presentation did not reference that, as publicly disclosed in Newell Rubbermaid’s SEC filings and otherwise, Barclays is, and since 2011 has been, a tier 1 syndicate lender under Newell Rubbermaid’s undrawn, unsecured syndicated revolving credit facility entered into on December 2, 2011, and amended from time to time thereafter, with an undrawn commitment in the amount of $80 million, for which it has received customary commitment fees as a member of the lending syndicate. On December 14, 2015, subsequent to the announcement of the merger agreement, Newell Rubbermaid requested that Barclays participate in an amendment to such facility on the same terms as the other tier 1 lenders under the facility to, among other things, increase the aggregate commitment amount. After being informed of such request, Barclays so advised Jarden and further advised Jarden that, although it believed that it did not need Jarden’s consent, Barclays did not intend to increase its loan commitment in the absence of such consent. After consultation with outside counsel, Jarden so consented and such amendment was entered into by Barclays and the other tier 1 lenders with Newell Rubbermaid. As a result, such revolver commitment by Barclays now totals $127.5 million and remains undrawn. In its engagement letter with Jarden dated November 24, 2015, Barclays agreed not to provide, and not to seek or request to provide, “stapled” or acquisition financing in connection with any potential business combination involving Newell Rubbermaid. Barclays has not sought to provide, and Barclays will not provide, acquisition financing in connection with the merger transactions.

Barclays and its affiliates engage in a wide range of businesses from investment and commercial banking, lending, asset management and other financial and non-financial services. In the ordinary course of its business, Barclays and affiliates may actively trade and effect transactions in the equity, debt and/or other securities (and any derivatives thereof) and financial instruments (including loans and other obligations) of Jarden and Newell Rubbermaid for its own account and for the accounts of its customers and, accordingly, may at any time hold long or short positions and investments in such securities and financial instruments.

Newell Rubbermaid Unaudited Prospective Financial Information

Although Newell Rubbermaid may periodically publish limited public guidance concerning its expected financial performance, Newell Rubbermaid does not, as a matter of course, publicly disclose detailed financial forecasts. However, in connection with the negotiation of the merger transactions, Newell Rubbermaid management prepared certain non-public unaudited financial forecasts, which were furnished to the Newell Rubbermaid board, Goldman Sachs, Centerview and Jarden. A summary of the unaudited financial forecasts is included below to provide Newell Rubbermaid stockholders access to certain non-public unaudited financial forecasts that were furnished to the Newell Rubbermaid board, Goldman Sachs, Centerview and Jarden and considered by Goldman Sachs and Centerview in connection with their respective financial analyses.

The unaudited financial forecasts were not prepared for the purpose of public disclosure, nor were they prepared in compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts, or GAAP. The summary of the unaudited financial forecasts is not being included in this joint proxy statement/prospectus to influence Newell Rubbermaid stockholders with respect to the approval of the share issuance or Jarden stockholders with respect to the adoption of the merger agreement, including whether or not to seek appraisal rights with respect to shares of Jarden common stock held by Jarden stockholders, but because the unaudited financial forecasts were furnished to the Newell Rubbermaid board, Goldman Sachs, Centerview and Jarden. The inclusion of the unaudited financial forecasts in this proxy statement/prospectus should not be regarded as an indication that any of Newell Rubbermaid, Jarden or their respective financial advisors or any other recipient of the unaudited financial forecasts considered, or now considers, the forecasts to be material or necessarily predictive of actual future results or events, and the unaudited financial forecasts should not be relied upon as such.

All of the unaudited financial forecasts summarized below were prepared by, and are the responsibility of, Newell Rubbermaid management. No independent registered public accounting firm has examined, compiled or otherwise performed any procedures with respect to the prospective financial information contained in the unaudited financial forecasts and, accordingly, no independent registered public accounting firm has expressed any opinion or given any other form of assurance with respect thereto, and no independent registered public accounting firm assumes any responsibility for the prospective financial information. The reports of the independent registered public accounting firms incorporated by reference into this joint proxy statement/prospectus relate to Newell Rubbermaid’s and Jarden’s historical financial information. These reports do not extend to the unaudited financial forecasts and should not be read to do so.

Because the unaudited financial forecasts were developed for Newell Rubbermaid on a stand-alone basis without giving effect to the merger transactions, the unaudited financial forecasts do not give effect to the merger transactions or any changes to Newell Rubbermaid’s operations or strategy that may be implemented after the completion of the merger transactions, including any potential synergies realized as a result of the merger transactions, or to any costs related to, or that may arise in connection with, the merger transactions, including the effect of any failure of the merger transactions to occur. Certain potential benefits of the merger transactions discussed by Newell Rubbermaid’s and Jarden’s respective management teams are described below under “—Possible Benefits of the Merger Transactions.”

The unaudited financial forecasts were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of Newell Rubbermaid management. In preparing these unaudited financial forecasts, Newell Rubbermaid management used assumptions that were substantially based on and consistent with Newell Rubbermaid’s recent historical results. These assumptions included assumptions with respect to macro-economic trends, anticipated geographic mix of earnings, anticipated growth rates, interest rates, foreign currency exchange rates, tax rates and inflationary impacts, expected costs savings related to Project Renewal, including reductions in overhead expenses (other than increases in overhead expenses related to its Ecommerce business), expected declines in cash restructuring expenses beginning in 2017, an expected increase in investment in advertising and promotion, an expected decline in capital expenditures after 2016, anticipated continued gross margin expansion consistent with prior years, the absence of additional open-market repurchases outside of Newell Rubbermaid’s existing publicly announced stock repurchase program, anticipated increases in dividend payments to maintain Newell Rubbermaid’s current payout ratio and no acquisitions or divestitures other than the fourth quarter 2015 acquisition of Elmer’s Products, Inc. and the expected divestiture of Newell Rubbermaid’s Décor business in 2016. Newell Rubbermaid management believes the unaudited financial forecasts were prepared on a reasonable basis in the fourth quarter of 2015 and reflected the best then-currently available estimates and judgments of Newell Rubbermaid management at that time. Important factors that may affect actual results and cause the unaudited financial forecasts to not be realized include, but are not limited to, the risks, contingencies and other uncertainties described under “Cautionary Information Regarding Forward-Looking Statements” and “Risk Factors” beginning on pages 38 and 40, respectively, of this joint proxy statement/prospectus. The unaudited financial forecasts are forward-looking in nature. The forecasts relate to expectations of multiple future years performance, and such information by its nature becomes less predictive with each succeeding year. As a result, actual results may differ materially, and will differ materially if the merger transactions are completed, from the unaudited financial forecasts, and there can be no assurance that the forecasts will be realized. Newell Rubbermaid has not made and does not make any representation to any stockholder or other person regarding Newell Rubbermaid’s ultimate performance compared to the information contained in the unaudited financial forecasts. Except as may be required under applicable law, Newell Rubbermaid does not undertake any obligation to update or otherwise revise the unaudited financial forecasts to reflect events or circumstances after the date the forecasts were made, including events or circumstances that may have occurred during the period between that date and the date of this joint proxy statement/prospectus, or to reflect the occurrence of unanticipated events, even in the event that any or all of the assumptions are shown to be in error.

Newell Rubbermaid uses certain non-GAAP measurements to set performance goals and to measure the performance of the company, and believes that investors’ understanding of the underlying performance of Newell Rubbermaid’s continuing operations is enhanced through the disclosure of these metrics. Non-GAAP measurements are not, and should not be viewed as, substitutes for GAAP measurements.

Newell Rubbermaid Unaudited Financial Forecasts

The following table summarizes the unaudited financial forecasts prepared by Newell Rubbermaid management and related to Newell Rubbermaid on a stand-alone basis without giving effect to the merger transactions, as described above. For purposes of preparing the unaudited financial forecasts, Newell Rubbermaid management included the expected impact of the acquisition of Elmer’s Products, Inc. in October 2015 and the expected impact of the divestiture of the Décor business which, at the time of the preparation of such forecasts, was anticipated to occur in April 2016. In addition, as described in more detail in the notes following the table, the unaudited financial forecasts excluded the results of Newell Rubbermaid’s Venezuelan operations, due to the significant economic uncertainty in Venezuela that Newell Rubbermaid believed at the time could limit Newell Rubbermaid’s ability to benefit from the Venezuelan operations at some point in the future and might result in a future requirement to deconsolidate the Venezuelan operations. Newell Rubbermaid concluded that deconsolidation was necessary as of December 31, 2015.

	For the Years Ending December 31,
(amounts in millions)	2015E	2016E	2017E	2018E	2019E	2020E
Net sales(1)	$5,799.0	$5,948.5	$6,148.4	$6,445.2	$6,751.7	$7,062.6
Normalized EBITDA(1)(2)(3)	$972.7	$1,104.5	$1,210.6	$1,310.0	$1,415.1	$1,492.8
Normalized net income(1)(2)(4)	$552.3	$608.2	$676.8	$752.0	$828.8	$903.6
Free cash flow(1)(2)(5)	$236.1	$517.6	$757.1	$858.7	$999.2	$1,067.5

(1)	At the time of the preparation of these unaudited financial forecasts, Newell Rubbermaid accounted for its Venezuelan operations using highly inflationary accounting, and therefore, remeasured assets, liabilities, sales and expenses denominated in Bolivar Fuertes, referred to as Bolivars, into U.S. Dollars using the applicable exchange rate, with the resulting translation adjustments included in earnings. The results of Newell Rubbermaid’s Venezuelan operations have been historically included in its consolidated financial statements, as Newell Rubbermaid has been able to exchange Bolivars for a sufficient amount of U.S. Dollars to fund its Venezuelan operations. At the time of the preparation of these unaudited financial forecasts, Newell Rubbermaid’s ability to pay dividends from Venezuela was restricted due to the low volume of U.S. Dollars available for conversion, and Newell Rubbermaid was unable to predict whether future currency devaluations would occur or whether current or future exchange mechanisms would be available because of economic and political uncertainty in Venezuela. As a result of the inability, on an ongoing basis, to exchange Bolivars for U.S. Dollars and the imposition of significant restrictions on Newell Rubbermaid’s ability to make key operational and financial decisions regarding its Venezuelan operations, such as its ability to manage Newell Rubbermaid’s Venezuelan operations’ capital structure, material sourcing, product pricing and labor relations, effective as of December 31, 2015, Newell Rubbermaid deconsolidated its Venezuelan operations and began accounting for its Venezuelan operations using the cost method. Such deconsolidation resulted in a charge to earnings of approximately $173 million, which charge is not reflected in the table above. Including results from Newell Rubbermaid’s Venezuelan operations at the Sistema Complementario de Administración de Divisas, referred to as SICAD, exchange rates, the unaudited financial forecasts would be as follows:

	For the Years Ending December 31,
(amounts in millions)	2015E	2016E	2017E	2018E	2019E	2020E
Net sales	$5,918.1	$6,087.1	$6,287.0	$6,583.8	$6,890.2	$7,201.2
Normalized EBITDA(2)(3)	$1,021.4	$1,147.6	$1,252.8	$1,354.4	$1,460.7	$1,538.3
Normalized net income(2)(4)	$587.4	$645.5	$714.1	$789.3	$866.1	$940.9
Free cash flow	$291.2	$572.9	$812.4	$914.0	$1,054.5	$1,122.8

Upon Newell Rubbermaid’s deconsolidation of its Venezuelan operations as of December 31, 2015, Newell Rubbermaid began accounting for its investment in its Venezuelan operations using the cost method of accounting. Newell Rubbermaid’s December 31, 2015 balance sheet did not include any significant assets or liabilities associated with its Venezuelan operations. Beginning in the first quarter of 2016, Newell Rubbermaid’s consolidated financial statements no longer include the financial position or results of the Venezuelan operations. After deconsolidating its Venezuelan operations, Newell Rubbermaid considers the Venezuela entity a variable interest entity for which Newell Rubbermaid is not the primary beneficiary since Newell Rubbermaid holds all of the equity interests but does not have the power to direct the activities that most significantly affect the Venezuela entity’s economic performance. Newell Rubbermaid has determined that the Venezuela entity’s assets can only be used to settle its obligations. As of December 31, 2015, Newell Rubbermaid had no outstanding exposures or commitments with respect to its Venezuelan operations.

Newell Rubbermaid’s Venezuelan business has operated in Venezuela for decades and plans to continue to manufacture and sell products in Venezuela. Beginning with the first quarter of 2016, Newell Rubbermaid expects to record revenues for sales of inventory to the Venezuelan operations only to the extent the sales are realizable through the expected receipt of U.S. Dollars. The unaudited financial forecasts reflect no realizable sales amounts and $2 million of annual costs associated with inventory shipments to the Venezuelan operations, and the $2 million is reflected as an annual cost with no corresponding sales because Newell Rubbermaid does not expect any amounts associated with such future inventory shipments to be realizable.

(2)	Normalized EBITDA, normalized net income and free cash flow are non-GAAP financial measures within the meaning of Regulation G promulgated by the SEC. Newell Rubbermaid uses certain non-GAAP financial measures in explaining its results to stockholders and the investment community and in its internal evaluation and management of its businesses. Newell Rubbermaid management believes that these non-GAAP financial measures and the information they provide are useful to investors since these measures permit investors to view Newell Rubbermaid’s performance using the same tools that management uses to evaluate Newell Rubbermaid’s past performance, reportable business segments and prospects for future performance. While Newell Rubbermaid management believes that these non-GAAP financial measures are useful in evaluating Newell Rubbermaid, this information should be considered as supplemental in nature and not as a substitute for or superior to the related financial information prepared in accordance with GAAP. Additionally, these non-GAAP financial measures may differ from similar measures presented by other companies.

(3)	For purposes of the unaudited financial forecasts, normalized EBITDA is defined as earnings before interest, income taxes, depreciation and amortization and other adjustments as further explained in note (4) below. Reconciliation of normalized net income to normalized EBITDA excluding the results of Newell Rubbermaid’s Venezuelan operations is as follows:

	For the Years Ending December 31,
(amounts in millions)	2015E	2016E	2017E	2018E	2019E	2020E
Normalized net income	$552.3	$608.2	$676.8	$752.0	$828.8	$903.6
Interest expense	83.1	110.8	113.9	110.4	113.4	113.2
Provision for income taxes	162.2	187.4	215.8	247.4	279.5	310.5
Depreciation and amortization	175.1	198.1	204.1	200.2	193.4	165.5

Normalized EBITDA	$972.7	$1,104.5	$1,210.6	$1,310.0	$1,415.1	$1,492.8

Reconciliation of normalized net income to normalized EBITDA including results of Newell Rubbermaid’s Venezuelan operations at the SICAD exchange rate is as follows:

	For the Years Ending December 31,
(amounts in millions)	2015E	2016E	2017E	2018E	2019E	2020E
Normalized net income	$587.4	$645.5	$714.1	$789.3	$866.1	$940.9
Interest expense	76.8	98.9	101.8	98.3	101.5	101.1
Provision for income taxes	181.9	207.2	235.7	267.2	299.4	330.4
Depreciation and amortization	175.3	196.0	201.2	199.4	193.7	165.9

Normalized EBITDA	$1,021.4	$1,147.6	$1,252.8	$1,354.4	$1,460.7	$1,538.3

(4)	Normalized net income excludes restructuring and other expenses and one-time and other events such as costs related to certain product recalls, the extinguishment of debt, certain tax benefits and charges, impairment charges, pension settlement charges, discontinued operations, costs related to the acquisition and integration of acquired businesses, advisory costs for process transformation and optimization initiatives, dedicated personnel and advisory costs related to transformation initiatives under Project Renewal, asset devaluations resulting from the adoption and continued use of the SICAD exchange rate and certain other items. Reconciliation of net income to normalized net income excluding the results of Newell Rubbermaid’s Venezuelan operations is as follows:

	For the Years Ending December 31,
(amounts in millions)	2015E	2016E	2017E	2018E	2019E	2020E
Net income	$433.4	$589.2	$599.5	$723.7	$805.4	$880.9
Reconciling items:
Restructuring related and other project costs	72.8	87.0	50.0	—	—	—
Restructuring costs	86.6	78.7	67.0	41.5	35.0	35.0
Product recall costs	10.2	2.0	2.0	2.0	1.0	—
Acquisition and integration costs	6.3	—	—	—	—	—
Tax impact of above items	(61.0)	(58.7)	(41.7)	(15.2)	(12.6)	(12.3)
Discontinued operations	4.0	(90.0)	—	—	—	—

Normalized net income	$552.3	$608.2	$676.8	$752.0	$828.8	$903.6

Reconciliation of net income to normalized net income including results of Newell Rubbermaid’s Venezuelan operations at the SICAD exchange rate is as follows:

	For the Years Ending December 31,
(amounts in millions)	2015E	2016E	2017E	2018E	2019E	2020E
Net income	$461.8	$626.5	$636.8	$761.0	$842.7	$918.2
Reconciling items:
Restructuring related and other project costs	72.8	87.0	50.0	—	—	—
Restructuring costs	86.6	78.7	67.0	41.5	35.0	35.0
Product recall costs	10.2	2.0	2.0	2.0	1.0	—
Inventory charge from devaluation of Venezuelan Bolivar	2.0	—	—	—	—	—
Acquisition and integration costs	6.3	—	—	—	—	—
Charge resulting from devaluation of Venezuelan Bolivar	9.2	—	—	—	—	—
Tax impact of above items	(65.5)	(58.7)	(41.7)	(15.2)	(12.6)	(12.3)
Discontinued operations	4.0	(90.0)	—	—	—	—

Normalized net income	$587.4	$645.5	$714.1	$789.3	$866.1	$940.9

(5)	For purposes of the unaudited financial forecasts, free cash flow is defined as cash from operating activities less capital expenditures. Reconciliation of GAAP net cash, excluding the results from Newell Rubbermaid’s Venezuelan operations, from operating activities to free cash flow is as follows:

	For the Years Ending December 31,
(amounts in millions)	2015E		2016E	2017E	2018E	2019E	2020E
Net cash from operating activities	$450.6	(a)	$717.6	$932.1	$1,026.0	$1,153.3	$1,241.3
Capital expenditures	(214.5)		(200.0)	(175.0)	(167.3)	(154.1)	(173.8)

Free cash flow	$236.1		$517.6	$757.1	$858.7	$999.2	$1,067.5

(a)	2015 estimated net cash from operating activities is suppressed by a voluntary $70 million contribution made to Newell Rubbermaid’s U.S. pension plan as well as an assumed cash tax payment of approximately $60 million related to the gain on the sale of the Endicia online shipping business.

Reconciliation of GAAP net cash, including the results of Newell Rubbermaid’s Venezuelan operations, from operating activities to free cash flow is as follows:

	For the Years Ending December 31,
(amounts in millions)	2015E		2016E	2017E	2018E	2019E	2020E
Net cash from operating activities	$505.7	(a)	$772.9	$987.4	$1,081.3	$1,208.6	$1,296.6
Capital expenditures	(214.5)		(200.0)	(175.0)	(167.3)	(154.1)	(173.8)

Free cash flow	$291.2		$572.9	$812.4	$914.0	$1,054.5	$1,122.8

(a)	2015 estimated net cash from operating activities is suppressed by a voluntary $70 million contribution made to Newell Rubbermaid’s U.S. pension plan as well as an assumed cash tax payment of approximately $60 million related to the gain on the sale of the Endicia online shipping business.

NEWELL RUBBERMAID DOES NOT INTEND TO UPDATE OR OTHERWISE REVISE THE UNAUDITED FINANCIAL FORECASTS SET FORTH ABOVE TO REFLECT EVENTS OR CIRCUMSTANCES AFTER THE DATE THE FORECASTS WERE MADE, INCLUDING EVENTS OR CIRCUMSTANCES THAT MAY HAVE OCCURRED DURING THE PERIOD BETWEEN THAT DATE AND THE DATE OF THIS JOINT PROXY STATEMENT/PROSPECTUS, OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THESE UNAUDITED FINANCIAL PROJECTIONS ARE SHOWN TO BE IN ERROR.

Possible Benefits of the Merger Transactions

In connection with the negotiation of the merger transactions, Newell Rubbermaid’s and Jarden’s respective managements discussed various potential benefits to Newell Rubbermaid as a result of the merger transactions, including, among other things, potential annual cost savings and synergies from a reduction in expenses.

Newell Rubbermaid has disclosed that it expects that approximately $500 million of incremental annualized cost synergies will be realized within four years of completion of the merger transactions. Both Newell Rubbermaid and Jarden were aware that the amounts of any benefits to Newell Rubbermaid as a result of the merger transactions were estimates, that they may change, and that achieving any of the benefits would be subject to a number of risks, contingencies and other uncertainties, including those described under “Cautionary Information Regarding Forward Looking Statements” and “Risk Factors” beginning on pages 38 and 40, respectively, of this joint proxy statement/prospectus.

Jarden Unaudited Prospective Financial Information

Jarden does not, as a matter of course, publicly disclose financial forecasts. The below forecasts were prepared by management in November 2015, were not prepared in connection with the merger transactions (or in anticipation of the merger transactions or any discussions or negotiations with Newell Rubbermaid), but instead, were prepared by Jarden management, in the ordinary course, strictly for internal budgeting and forecasting purposes. A summary of the unaudited financial forecasts is included below to provide Jarden stockholders access to certain non-public unaudited financial forecasts that were furnished to the Jarden board, Barclays and Newell Rubbermaid and considered by Barclays in connection with its respective financial analysis.

The unaudited financial forecasts were not prepared for the purpose of public disclosure, nor were they prepared in compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts, or GAAP. The summary of the unaudited financial forecasts is not being included in this joint proxy statement/prospectus to influence Newell Rubbermaid stockholders with respect to the approval of the share issuance or Jarden stockholders with respect to the adoption of the merger agreement, including whether or not to seek appraisal rights with respect to shares of Jarden common stock, but because the unaudited financial forecasts were furnished to the Jarden board, Barclays and Newell Rubbermaid. The inclusion of the unaudited financial forecasts in this proxy statement/prospectus should not be regarded as an indication that Jarden or any other recipient of the unaudited financial forecasts considered, or now considers, the forecasts to be material or necessarily predictive of actual future results, and the unaudited financial forecasts should not be relied upon as such.

All of the unaudited financial forecasts summarized below were prepared by, and are the responsibility of, Jarden’s management team. No independent registered public accounting firm has examined, compiled or otherwise performed any procedures with respect to the prospective financial information contained in the unaudited financial forecasts and, accordingly, no independent registered public accounting firm has expressed any opinion or given any other form of assurance with respect thereto, and no independent registered public accounting firm assumes any responsibility for the prospective financial information. The reports of the independent registered public accounting firms incorporated by reference into this joint proxy statement/prospectus relate to Jarden’s and Newell Rubbermaid’s historical financial information. These reports do not extend to the unaudited financial forecasts and should not be read to do so.

The unaudited financial forecasts were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of Jarden’s management team. In preparing these unaudited financial forecasts, Jarden’s management team used assumptions that were substantially based on and consistent with Jarden’s then recent historical results. These projections included assumptions with respect to macro-economic trends, anticipated geographic mix of earnings, market and financial conditions, net sales growth, adjusted gross profit margins, depreciation and amortization, tax rates, capital expenditures and inflationary impacts. Jarden management did not include its Venezuelan operations for the purposes of preparing its projections. In the view of Jarden’s management team, the unaudited financial forecasts were prepared on a reasonable basis in November 2015 and reflected the best then-currently available estimates and judgments of Jarden’s management team at that time. Important factors that may affect actual results and cause the unaudited financial forecasts to not be realized include, but are not limited to, the risks, contingencies and other uncertainties described under “Cautionary Information Regarding Forward-Looking Statements” and “Risk Factors” beginning on pages 38 and 40, respectively, of this joint proxy statement/prospectus. As a result, actual results may differ materially from the unaudited financial forecasts, and there can be no assurance that the forecasts will be realized. Jarden has not made and does not make any representation to any stockholder or other person regarding Jarden’s ultimate performance compared to the information contained in the unaudited financial forecasts. Except as may be required under applicable federal securities law, Jarden does not undertake any obligation to update or otherwise revise the unaudited financial forecasts to reflect events or circumstances after the date the forecasts were made, including events or circumstances that may have occurred during the period between that date and the date of this joint proxy statement/prospectus, or to reflect the occurrence of unanticipated events, even in the event that any or all of the assumptions are shown to be in error.

Jarden uses certain non-GAAP measurements to set performance goals and to measure the performance of the company, and believes that investors’ understanding of the underlying performance of Jarden’s continuing operations is enhanced through the disclosure of these metrics. Non-GAAP measurements are not, and should not be viewed as, substitutes for GAAP measurements.

Jarden Unaudited Financial Forecasts

The following table summarizes the unaudited financial forecasts related to Jarden on a stand-alone basis without giving effect to the merger transactions, prepared by Jarden’s management as described above, used by the Jarden board for purposes of its consideration of the merger transactions and by Barclays for purposes of its financial analyses:

	For the Years Ending December 31,
(in millions)	2015E	2016E	2017E	2018E	2019E	2020E
Total net sales	$8,658	$10,147	$10,640	$11,172	$11,731	$12,317
Adjusted EBITDA(1)	$1,197	$1,566	$1,719	$1,874	$2,010	$2,154
Adjusted net income(1)	$555	$724	$832	$947	$1,046	$1,148
Change in Net Working Capital	N/A	$50	$49	$53	$56	$59
Total Capital Expenditures	N/A	$297	$266	$279	$293	$308

(1)	The adjustments from GAAP to non-GAAP financial measures include adjustments relating to certain restructuring costs, acquisition-related and other costs, non-cash purchase accounting adjustments, the elimination of manufacturer’s profit in inventory, Venezuela related charges (deconsolidation, hyperinflationary and foreign exchange-related charges), non-cash stock-based compensation costs, non-cash original issue discount amortization and other items, as applicable. The reconciliation of net income to each of EBITDA, Adjusted EBITDA and adjusted net income is presented below.

	For the Years Ending December 31,
(in millions)	2015E	2016E	2017E	2018E	2019E	2020E
Net income	$375	$629	$745	$860	$958	$1,061
Interest	226	282	265	238	218	200
Taxes	196	324	384	443	494	546
Depreciation and amortization	238	306	325	333	340	347

EBITDA	$1,035	$1,541	$1,719	$1,874	$2,010	$2,154

Other adjustments:
Acquisition-related and other costs, net	$94	$23	$—	$—	$—	$—
Restructuring costs, net	7	2	—	—	—	—
Venezuela related charges	61	—	—	—	—	—

Adjusted EBITDA	$1,197	$1,566	$1,719	$1,874	$2,010	$2,154

	For the Years Ending December 31,
(in millions)	2015E	2016E	2017E	2018E	2019E	2020E
Net income	$375	$629	$745	$860	$958	$1,061
Amortization	57	77	93	93	93	93
Non-cash original issue discount amortization	39	41	39	39	39	39
Other adjustments	162	25	—	—	—	—
Tax provision adjustment	(78)	(48)	(45)	(45)	(44)	(45)

Adjusted net income	$555	$724	$832	$947	$1,046	$1,148

The unaudited financial forecasts summarized above are forward-looking in nature. The forecasts relate to multiple future years, and such information by its nature becomes less predictive with each succeeding year.

Adjustments to Newell Rubbermaid Projections

In connection with the negotiation of the merger transactions, Newell Rubbermaid provided Jarden with unaudited prospective financial information of Newell Rubbermaid. Jarden’s management, in considering the merger transactions, made certain adjustments to the Newell Rubbermaid unaudited prospective financial information, referred to as the Newell Rubbermaid adjusted projections. The Newell Rubbermaid adjusted projections included adjustments by Jarden management with respect to Newell Rubbermaid’s Venezuelan operations, net working capital, capital expenditures and tax rates.

The following table summarizes Newell Rubbermaid projections on a stand-alone basis without giving effect to the merger transactions, as adjusted by Jarden.

	For the years ending December 31,
(in millions)	2016E	2017E	2018E	2019E	2020E
Total net sales	$5,946	$6,139	$6,430	$6,731	$7,025
Adjusted EBITDA	$1,107	$1,203	$1,301	$1,402	$1,480
Adjusted net income	$592	$644	$721	$795	$868

JARDEN DOES NOT INTEND TO UPDATE OR OTHERWISE REVISE THE UNAUDITED FINANCIAL FORECASTS SET FORTH ABOVE TO REFLECT EVENTS OR CIRCUMSTANCES AFTER THE DATE THE FORECASTS WERE MADE, INCLUDING EVENTS OR CIRCUMSTANCES THAT MAY HAVE OCCURRED DURING THE PERIOD BETWEEN THAT DATE AND THE DATE OF THIS JOINT PROXY STATEMENT/PROSPECTUS, OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THESE UNAUDITED FINANCIAL PROJECTIONS ARE SHOWN TO BE IN ERROR.

Interests of Certain Newell Rubbermaid Executive Officers in the Merger Transactions

In considering the recommendation of the Newell Rubbermaid board that Newell Rubbermaid stockholders vote FOR the share issuance and FOR the Newell Rubbermaid adjournment proposal, Newell Rubbermaid stockholders should be aware and take into account the fact that certain Newell Rubbermaid executive officers have interests in the merger transactions that may be different from, or in addition to, the interests of Newell Rubbermaid stockholders generally and that may create potential conflicts of interest.

Specifically, in connection with the announcement of the merger transactions, Mr. Tarchetti and Mr. Burke, the Chief Development Officer and Chief Operating Officer of Newell Rubbermaid, respectively, who each had previously announced their intentions to resign from their respective positions at Newell Rubbermaid as of the end of 2015, have each agreed to remain in the employ of Newell Rubbermaid and are expected to assume new positions in connection with the merger transactions. When they assume their new roles upon the completion of the merger transactions, it is expected that Messrs. Tarchetti and Burke, as well as other Newell Rubbermaid executive officers, will receive compensation packages reflective of their respective roles in the combined company.

In anticipation of Mr. Tarchetti’s expanded role as President of Newell Brands upon the completion of the merger transactions, the compensation committee of the Newell Rubbermaid board made a special grant to Mr. Tarchetti on December 28, 2015 of 32,321 time-based restricted stock units and 48,481 performance-based restricted stock units, with an aggregate grant date fair value of $4.4 million. These awards were intended to put him in substantially the same position as if he had previously received long-term incentive award grants in both 2014 and 2015, as he had previously elected to forego such awards. In addition, Newell Rubbermaid made cash payments to Mr. Tarchetti of approximately $36,436 to reflect dividend equivalent payments he would have accrued on such awards had he been granted such long-term incentive award grants in February 2014 and February 2015.

Interests of Certain Jarden Directors and Executive Officers in the Merger Transactions

In considering the recommendation of the Jarden board that Jarden stockholders vote FOR the adoption of the merger agreement, FOR the merger-related compensation proposal and FOR the Jarden adjournment proposal, Jarden stockholders should be aware and take into account the fact that certain Jarden directors and executive officers have interests in the merger transactions that may be different from, or in addition to, the interests of Jarden stockholders generally and that may create potential conflicts of interest. The Jarden board was aware of and carefully considered these interests, among other matters, in evaluating the terms and structure, and overseeing the negotiation of the merger transactions, in approving the merger agreement and in recommending that Jarden stockholders vote FOR the adoption of the merger agreement, FOR the merger-related compensation proposal and FOR the Jarden adjournment proposal. All independent and disinterested Jarden directors, constituting a majority of the Jarden board, approved the merger agreement and made the foregoing recommendations.

Jarden’s current named executive officers (who also constitute all of its executive officers) are Martin E. Franklin, Executive Chairman, Ian G.H. Ashken, Vice Chairman and President, James E. Lillie, Chief Executive Officer, John E. Capps, Executive Vice President-Administration, General Counsel and Secretary, Alan W. LeFevre, Chief Financial Officer and Richard T. Sansone, Executive Vice President-Operations.

Financial Advisor Fees

Ros L’Esperance, a Jarden director, is a Managing Director, head of Americas Investment Banking, and Chairman of Global Investment Banking for UBS AG, referred to as UBS. UBS was engaged by Jarden to serve as its co-financial advisor in connection with the merger transactions. Pursuant to the terms of an engagement letter dated December 1, 2015 entered into between UBS and Jarden, UBS is entitled to receive a fee of $10.0 million upon the completion of the merger transactions. Jarden also has agreed to indemnify UBS for certain liabilities that may arise in connection with the performance by UBS of services under the engagement letter. Accordingly, Ms. L’Esperance was recused from all votes of the Jarden board with respect to the merger transactions.

Treatment of Jarden Equity Awards

As described in the section entitled “The Merger Agreement —Treatment of Jarden Equity Awards” below, at the effective time of the first merger, each restricted stock award that represents a right to receive shares of Jarden common stock that is outstanding immediately prior to the effective time of the first merger (other than rollover restricted stock awards), will vest (to the extent then-unvested), be cancelled and converted into the right to receive the per share merger consideration for each share of Jarden common stock underlying such restricted stock award. If the performance criteria with respect to the restricted stock awards that were issued to Messrs. Franklin, Ashken and Lillie on December 31, 2015, covering 394,737, 177,632 and 177,632 shares of Jarden common stock, respectively, are not satisfied prior to the effective time of the first merger, such restricted stock awards will not vest, but be treated as rollover restricted stock awards, and will be cancelled and exchanged for a substitute restricted stock award, covering a number of shares of Newell Brands common stock, rounded up to the nearest whole share, with an aggregate fair market value (as defined in the Jarden 2013 Stock Incentive Plan) as of December 31, 2015 equal to the aggregate fair market value of the Jarden shares subject to such restricted stock award as of December 31, 2015. In the event that a substitute restricted stock award is issued, the shares of Newell Brands common stock that are subject to such award will become vested on the last day of any five consecutive trading day period during which the average closing price of shares of Newell Brands common stock on NYSE equals or exceeds a price per share that is 5% or more higher than the closing price of Newell Rubbermaid common stock on December 31, 2015. In the event any of Messrs. Franklin’s, Ashken’s or Lillie’s employment is terminated by Jarden or Newell Brands or voluntarily by such executive, other than a Termination for Cause (as defined in Messrs. Franklin, Ashken and Lillie’s respective employment agreements), all unvested shares issuable pursuant to the restricted stock awards issued on December 31, 2015, will continue to remain outstanding and subject to the terms of his restricted stock agreement as if his service with Jarden or Newell Brands had continued. Pursuant to a letter agreement dated January 11, 2016, Newell Rubbermaid confirmed and acknowledged the treatment of the restricted stock awards granted by Jarden on December 31, 2015 to each of Messrs. Franklin, Ashken and Lillie as rollover restricted stock awards under the terms of the merger agreement.

In addition, pursuant to the terms of the separation agreements, dated as of December 13, 2015, by and between Jarden and Messrs. Franklin, Ashken and Lillie, and in consideration for agreeing to extend the period of their existing two-year non-competition agreements (under their respective employment agreements) to four years and for other business reasons, immediately prior to the effective time of the first merger, Jarden will grant and issue to each such executive officer restricted shares of Jarden common stock, referred to as the accelerated shares, representing the number of restricted shares of Jarden common stock that otherwise would have been issued to each such executive officer in 2017, referred to as the 2017 shares, and 2018, referred to as the 2018 shares, in each case pursuant to the terms of such executive officer’s employment agreement. As such, Messrs. Franklin, Ashken and Lillie will receive accelerated shares covering 743,421, 334,440 and 334,440 shares of Jarden common stock, respectively, immediately prior to the effective time of the first merger. With respect to such accelerated shares, Messrs. Franklin, Ashken and Lillie have agreed, subject to certain exceptions, not to dispose of the shares of Newell Brands’ common stock received upon the vesting of such shares at the effective time of the first merger until March 31, 2017 with respect to the 2017 shares, and March 31, 2018 with respect to the 2018 shares. Each of Messrs. Franklin, Ashken and Lillie has stated his present intent to maintain an equity investment in Newell Brands after the consummation of the merger transactions of at least fifty percent (50%) of the after tax amount of the merger consideration he receives in the merger transactions.

The table below sets forth, as of March 1, 2016 for each of Jarden’s directors and named executive officers (which are all of Jarden’s executive officers) the number of shares of restricted stock that will accelerate automatically upon the effective time of the first merger pursuant to the terms of the merger agreement and the estimated dollar value of such accelerated restricted stock. The estimates reflected in the table assume the value of the merger consideration to be $59.10, which is equal to $21.00 (the cash portion of the merger consideration) plus $38.10 (the value of the non-cash portion of the merger consideration determined based upon the average closing market price of Newell Rubbermaid common stock over the first five business days following the first public announcement of the merger transactions, which occurred prior to the opening of NYSE on December 14, 2015). No Jarden directors or executive officers directly or indirectly own any Jarden stock options.

	Total Number of Shares of Restricted Stock with Vesting Accelerated Automatically Upon the First Merger(1)	Dollar Value of Consideration Payable with Respect to Shares of Restricted Stock with Vesting Accelerated Automatically Upon the First Merger(2)
Named Executive Officers
Martin E. Franklin	2,543,421	$150,316,181
Ian G.H. Ashken	1,234,440	$72,955,404
James E. Lillie	1,234,440	$72,955,404
John E. Capps	167,340	$9,889,794
Alan W. LeFevre	158,632	$9,375,151
Richard T. Sansone	167,340	$9,889,794
Non-Employee Directors
Michael S. Gross	3,769	$222,748
Peter A. Hochfelder	3,769	$222,748
William P. Lauder	3,769	$222,748
Ros L’Esperance	3,769	$222,748
Irwin D. Simon	3,769	$222,748
Robert L. Wood	3,769	$222,748

(1)	The amounts in this column include the following equity awards:

•	long-term performance-based equity awards, referred to as LTIP awards, granted in 2014 to Messrs. Franklin, Ashken, Lillie, Capps, LeFevre and Sansone of 1,800,000, 900,000, 900,000, 112,500, 112,500 and 112,500 shares, respectively;

•	the 2017 shares and 2018 shares to be issued to Messrs. Franklin, Ashken and Lillie immediately prior to the effective time of the first merger in the aggregate amounts of 743,421, 334,440 and 334,440 shares, respectively;

•	annual performance-based restricted stock awards granted in 2014 to Messrs. Capps, LeFevre and Sansone of 31,253, 22,545 and 31,253 shares, respectively;

•	annual performance-based restricted stock awards granted in 2015 to Messrs. Capps, LeFevre and Sansone of 23,587, 23,587 and 23,587 shares, respectively; and

•	annual restricted stock awards granted to each of Jarden’s non-employee directors in 2015 under Jarden’s 2013 Stock Incentive Plan pursuant to Jarden’s director compensation policy.

The amounts in this column exclude (i) the value of restricted stock awards that were issued to Messrs. Franklin, Ashken and Lillie on December 31, 2015, covering 394,737, 177,632 and 177,632 shares, respectively, and which may constitute rollover restricted stock awards under the terms of the merger agreement and (ii) the value of fully vested stock awards that were issued to Messrs. Capps, LeFevre and Sansone on December 31, 2015, covering 35,000 shares each, in recognition of each’s contribution to Jarden’s corporate successes during calendar year 2015.

As of December 31, 2015, for accounting purposes, $35.8 million, $17.9 million, $17.9 million, $2.1 million, $2.1 million and $2.1 million of compensation expense relating to the 2014 LTIP awards to Messrs. Franklin, Ashken, Lillie, Capps, Sansone and LeFevre had been recognized, as 100% of each such award was deemed probable of achievement for purposes of FASB ASC Topic 718 as of such date.

(2)	The amounts in this column represent the product of the value of the assumed merger consideration (as described above) and the total number of shares of restricted stock with accelerated vesting upon completion of the first merger pursuant to the terms of the merger agreement.

Severance Arrangements

Jarden is party to employment agreements with each of its executive officers, other than Mr. LeFevre who has certain compensatory arrangements that have not been embodied in a formal employment agreement, pursuant to which, among other things, certain severance payments and benefits are payable to such executive officers following the termination of their employment under certain circumstances. None of Jarden’s executive officers are entitled to a “gross-up” or other reimbursement payment for any tax liability that he might owe as a result of the application of Section 280G or 4999 of the Code.

Severance Benefits—Franklin, Ashken and Lillie

The employment agreements with Messrs. Franklin, Ashken and Lillie are automatically renewable for successive terms, unless either party gives prior written notice of non-renewal. The employment agreements for each executive officer were automatically renewed on October 1, 2015.

On December 13, 2015, consistent with past practice, Jarden amended the employment agreements with each of Messrs. Franklin, Ashken and Lillie solely to update the respective schedules of annual restricted stock grants with Jarden extending such schedules through December 31, 2018. Such amendments (1) adjusted the previously determined number of shares of Jarden common stock subject to the restricted stock awards by giving effect to the three-for-two forward split of Jarden common stock implemented on November 24, 2014 and (2) in connection with the automatic extension of their employment agreements, set forth their respective restricted stock award grants for 2018. No changes were made to the Jarden common stock price vesting criteria for any such restricted stock awards. The amendments were approved by the Jarden board (with Messrs. Franklin, Ashken and Lillie recused from the deliberations and vote of the Jarden board) upon the recommendation of Jarden’s compensation committee.

In connection with the execution of the merger agreement, Jarden entered into separation agreements, as of December 13, 2015, with each of Messrs. Franklin, Ashken and Lillie. The separation agreements were approved by Jarden’s board (with Messrs. Franklin, Ashken and Lillie recused from the deliberations and vote of the Jarden board) upon the recommendation of Jarden’s compensation committee. Pursuant to the separation agreements, each of Messrs. Franklin, Ashken and Lillie will continue his employment with Jarden in his current capacity until the effective time of the first merger. At the effective time of the first merger, each of Messrs. Franklin’s, Ashken’s and Lillie’s employment with Jarden will terminate and such termination will be treated as a “Termination Without Cause” in connection with a “Change of Control of the Company” under their respective employment agreements. Subject to the execution of a release and waiver of certain claims they may have against Jarden, each of Messrs. Franklin, Ashken and Lillie will receive the separation payments as described in such agreements and set forth below. In addition, each of Messrs. Franklin, Ashken and Lillie has agreed to extend the duration of the non-competition covenants contained in their respective employment agreements from two years to four years following the effective time of the first merger. Pursuant to the separation agreements with each of Messrs. Franklin, Ashken and Lillie, from and after the effective time of the first merger, each executive will be entitled to receive the following benefits (subject to adjustment as described in the separation agreements), if not previously paid:

•	earned, but unpaid, salary for services rendered to Jarden at or prior to the effective time of the first merger and any other amounts which are accrued or to which the executive otherwise is entitled under the terms of or in accordance with any plan, policy, practice or program of, or any contract or agreement in which the executive is a participant or to which the executive is a party with, Jarden;

•	a one-time cash payment in satisfaction of the annual bonus award made by Jarden’s compensation committee for calendar year 2015 in an amount equal to the maximum bonus payable for such year, less any amount previously paid with respect to such bonus for such year;

•	a one-time cash severance payment equal to (A) 300% of the executive’s annualized base salary in effect on the date of termination, plus (B) 300% of the average annual bonus to the executive over the two immediately preceding fiscal years, plus (C) the amount, if any, accrued on Jarden’s financial statements for the executive’s annual bonus through the date of termination (but only to the extent that the applicable performance targets for the year of termination are achieved);

•	a one-time cash payment in respect of the executive’s historical benefits under his life insurance and long-term disability policies; health insurance policies; HSA savings accounts; 401(k) plans and other financial benefits;

•	issuance of the accelerated shares and vesting of the LTIP awards, as discussed below in “—Treatment of Jarden Equity Awards”;

•	rights to indemnification and directors’ and officers’ liability insurance that survive the effective time of the first merger pursuant to the terms of the employments agreements;

•	without duplication of any benefits described above, all other “Additional Termination Benefits” (as defined in the executive’s employment agreement) to which the executive is entitled upon termination, including, but not limited to, vesting in full of all benefits accrued under Jarden’s employee retirement and savings plans and executive’s (and his dependent’s) rights to continuing participation in Jarden’s health and welfare plans, subject to a maximum aggregate amount as set forth in each executive officer’s separation agreement;

•	with respect to Mr. Franklin, continued personal use of Jarden’s existing aircraft for a period of three years (in substantially the same manner consistent with past practice) at Jarden’s sole cost and expense for the first 75 hours in any calendar year. In addition, Mr. Franklin may exercise his option, pursuant to his employment agreement, to purchase the aircraft at any time until December 31, 2016, for a purchase price equal to the aircraft’s tax basis at the time of such exercise; and

•	With respect to Mr. Franklin, an option for him to acquire Jarden’s Aspen, Colorado office for a purchase price equal to $2,900,000 (which also approximates its tax basis at the time of exercise), which option must be exercised by Mr. Franklin no later than the effective time of the first merger.

Severance Benefits—Capps, LeFevre and Sansone

Pursuant to their respective employment agreements, or in the case of Mr. LeFevre certain other compensatory arrangements, if Messrs. Capps, LeFevre and Sansone were to be terminated without cause (as defined in their respective employment agreements or other compensatory arrangements) from and after the effective time of the first merger, upon such termination of employment, they each would be entitled to receive a one-time cash payment equal to the sum of (1) two years’ base salary at the amount thereof in effect at the time of termination, (2) two years’ target bonus that he would have been entitled to receive for achieving certain budget criteria for the year in which he is terminated, and (3) provided the executive elects to continue his health insurance and other benefits under COBRA, his monthly COBRA cost for the period for which he could elect to continue COBRA coverage under Jarden’s health benefit plans. In addition, any unvested shares of restricted stock or stock options held by the executive would vest in full. Each of Messrs. Capps’ and Sansone’s employment agreements contains non-competition covenant and non-solicitation provisions (relating to Jarden’s employees and customers) effective during the term of his employment and continuing for a period of twelve months after the expiration or termination of Messrs. Capps’ or Sansone’s employment.

Advisory Services Agreement with Mariposa Capital

On December 13, 2015, Newell Rubbermaid entered into an advisory services agreement, referred to as the advisory services agreement, with Mariposa Capital, LLC, referred to as Mariposa Capital, a company controlled by Mr. Franklin, and for which Messrs. Ashken and Lillie will serve as officer(s) and/or employee(s) pursuant to which Mariposa Capital has agreed, until the third anniversary of the effective time of the subsequent merger, to provide Newell Brands with certain strategic advisory services and such other services relating to Newell Brands and its subsidiaries as may from time to time be mutually agreed to by the parties. Mariposa Capital will be paid an annual fee of $4.0 million for providing such services and has agreed to provide to Newell Brands, upon Newell Brands’ request, an average of 120 hours of such services for each fiscal quarter during the term of the agreement. During the period of the advisory services agreement, Newell Rubbermaid has agreed to cause Newell Brands to provide to Mariposa Capital office space and bear all reasonable costs and expenses of the overhead and support services relating to such office. Until no later than December 31, 2016, the office space provided shall be Jarden’s office space in Miami, Florida. In addition, Newell Brands shall reimburse Mariposa Capital for the cost of all reasonable out-of-pocket fees incurred by Mariposa Capital, including the reimbursement for use of private aircraft to attend board meetings of Newell Brands. In consideration of the benefits to be received by Messrs. Franklin and Ashken under the advisory services agreement (in their capacity as partners in Mariposa Capital), each of Messrs. Franklin and Ashken has agreed to waive all fees and remuneration (but not including reimbursement of certain expenses), to which they otherwise would be entitled to receive in their capacity as directors of Newell Brands during the term of the advisory services agreement. If Mariposa Capital is terminated without cause (as defined in the advisory services agreement) prior to the third anniversary of the effective time of the subsequent merger, Mariposa Capital will be entitled to receive, within five business days following receipt of written notice of such termination by Newell Brands, an amount equal to $12,000,000 less the sum of all fees paid by Newell Brands under the advisory services agreement to that date.

Indemnification and Insurance

Under the merger agreement, each existing director and officer of Jarden will have rights to indemnification and expense advancement from Newell Brands, Newell Rubbermaid has agreed to cause Newell Brands to maintain directors’ and officers’ liability insurance policies for such directors and officers, and Jarden has agreed, at its election, to purchase certain directors’ and officers’ liability insurance “tail coverage”, in each case for a period of six years.

Board of Directors Following the Merger Transactions

The Newell Rubbermaid stockholders are being asked to elect the nine director nominees to the Newell Rubbermaid board described under Newell Rubbermaid Proposal III: Election of Directors. These nominees, if elected, will continue to serve on the Newell Rubbermaid board after the completion of the first merger until the next annual meeting of Newell Rubbermaid stockholders and until their respective successors are duly elected and qualified. At the completion of the first merger, and in accordance with the terms of the merger agreement, the Newell Rubbermaid board will be expanded to 12 directors, and three representatives from the Jarden board (Martin E. Franklin, Founder and Executive Chairman of Jarden, Ian G.H. Ashken Co-founder, Vice Chairman and President of Jarden and Ros L’Esperance) will be appointed to the Newell Rubbermaid board, also to serve until the next annual meeting of Newell Rubbermaid stockholders and until their respective successors are duly elected and qualified. An additional independent director will be appointed subsequent to the completion of the first merger at which time the size of the Newell Rubbermaid board will be expanded to 13 directors. See “Newell Rubbermaid Proposal I: Approval of the Share Issuance and Jarden Proposal I: Adoption of the Merger Agreement—Board of Directors Following the Merger Transactions” beginning on page 135 of this joint proxy statement/prospectus.

Quantification of Potential Payments to Jarden Executive Officers in Connection with the Merger Transactions

The information below is intended to comply with Item 402(t) of Regulation S-K, which represents disclosure of information about compensation for each of Jarden’s “named executive officers” that is based on or otherwise relates to the first merger.

The amounts set forth in the table below, which represent an estimate of each named executive officer’s golden parachute compensation, as described under Item 402(t) of Regulation S-K, assume the following:

•	the completion of the first merger constitutes a “change of control” pursuant to each executive’s employment agreement, separation agreement or other compensatory arrangement;

•	that the “change of control” was consummated on March 1, 2016, the last practicable date prior to the filing of this joint proxy statement/prospectus;

•	each named executive officer is terminated without “cause” (as defined in each such named executive officer’s employment agreement, separation agreement or other compensatory arrangements) in connection with or immediately following the change of control;

•	the number of equity awards held by each named executive officer is based on the outstanding and unvested equity awards held by each named executive officer as of March 1, 2016, the latest practicable date before the filing of this joint proxy statement/prospectus, plus, for Messrs. Franklin, Ashken and Lillie, the 2017 shares and the 2018 shares to be issued pursuant to their respective separation agreements with Jarden, as described above; and

•	the value of the accelerated vesting of the named executive officers’ restricted stock awards is calculated assuming the value of the merger consideration is $59.10, which is equal to $21.00 (the cash portion of the merger consideration) plus $38.10 (the value of the non-cash portion of the merger consideration determined based upon the average closing market price of Newell Rubbermaid common stock over the first five business days following the first public announcement of the merger transactions, which occurred prior to the opening of NYSE on December 14, 2015).

Golden Parachute Compensation

Name	Cash ($)(1)	Equity ($)(2)	Perquisites/ Benefits ($)(3)	Other ($)(4)	Totals ($)(5)
Martin E. Franklin	23,969,836	150,316,181	944,346	5,000,000	180,230,363
Ian G.H. Ashken	11,227,642	72,955,404	672,951	—	84,855,997
James E. Lillie	11,227,642	72,955,404	154,071	—	84,337,117
John E. Capps	2,421,277	9,889,794	8,960	—	12,320,031
Alan W. LeFevre	2,409,231	9,375,151	16,634	—	11,801,016
Richard T. Sansone	2,421,277	9,889,794	18,580	—	12,329,651

(1)	The amounts in this column include (x) lump sum cash severance payments to Messrs. Franklin, Ashken, Lillie, Capps, LeFevre and Sansone of $19,580,646, $9,171,714, $9,171,714, $2,412,000, $2,400,000 and $2,412,000, respectively, pursuant to the terms of their separation agreements, employment agreements, or, in the case of Mr. LeFevre certain other compensatory arrangements, as applicable, (y) lump sum payments in respect of cash bonuses for Jarden’s 2015 fiscal year to Messrs. Franklin, Ashken and Lillie of $4,355,518, $2,040,156, and $2,040,156, respectively, and (z) lump sum payments in respect of earned, but unpaid, salary to Messrs. Franklin, Ashken, Lillie, Capps, LeFevre and Sansone of $33,672, $15,772, $15,772, $9,277, $9,231 and $9,277, respectively. The amounts in this column are double-trigger benefits, in that they would be paid to the named executive officer only if such named executive officer’s employment is terminated without cause, or in the case of Messrs. Franklin, Ashken and Lillie, for good reason, at or after the effective time of the first merger. As discussed above, in connection with the execution of the merger agreement, Messrs. Franklin, Ashken and Lillie entered into separation agreements with Jarden pursuant to which each of Messrs. Franklin’s, Ashken’s and Lillie’s employment will terminate upon the effective time of the first merger.

(2)	The amounts in this column represent the product of the value of the assumed merger consideration (as described above) and the total number of shares of restricted stock with accelerated vesting upon completion of the first merger, which number of shares for Messrs. Franklin, Ashken, Lillie, Capps, LeFevre and Sansone are 2,543,421, 1,234,440, 1,234,440, 167,340, 158,632 and 167,340 shares, respectively. Because of the required treatment of all Jarden equity awards under the merger agreement as described below, the amounts in this column are single-trigger benefits, in that they would be paid to the named executive officer whether or not his employment is terminated. As discussed above, pursuant to the terms of the merger agreement, each restricted stock award that represents a right to receive shares of Jarden common stock that is outstanding immediately prior to the effective time of the first merger (other than a limited number of restricted stock awards, referred to as rollover restricted stock awards), will vest (to the extent unvested), be cancelled and converted into the right to receive the per share merger consideration for each share of Jarden common stock underlying such restricted stock award. The amounts in this column exclude (i) the value of restricted stock awards that were issued to Messrs. Franklin, Ashken and Lillie on December 31, 2015, covering 394,737, 177,632 and 177,632 shares, respectively, and which may constitute rollover restricted stock awards under the terms of the merger agreement and (ii) the value of fully vested awards that were issued to Messrs. Capps, LeFevre and Sansone on December 31, 2015, covering 35,000 shares each, in recognition of each’s contribution to Jarden’s corporate successes during calendar year 2015.

(3)

The amounts in this column include lump sum cash payments of $944,346, $672,951 and $154,071 in respect of historical benefits under life insurance and long-term disability policies, health insurance policies, HSA savings accounts, 401(k) plans and other financial benefits for Messrs. Franklin, Ashken and Lillie, respectively, and lump sum cash payments of $8,960, $16,634 and $18,580 in respect of COBRA benefits for Messrs. Capps, LeFevre and Sansone, respectively. The amounts in this column are double-trigger benefits, in that they would be paid to the named executive officer only if such named executive officer’s employment is terminated without cause, or in the case of Messrs. Franklin, Ashken and Lillie, for good reason, at or after the effective time of the first merger. As discussed above, in connection with the execution of the merger agreement, Messrs. Franklin, Ashken and Lillie entered into separation agreements with Jarden pursuant to which each of Messrs. Franklin’s, Ashken’s and Lillie’s employment with Jarden will terminate upon the effective time of the first merger.

(4)	The amount in this column represents the difference between (i) the estimated fair market value of Jarden’s existing aircraft, and (ii) its estimated tax basis of such aircraft, each as of December 31, 2015. Pursuant to the terms of his employment agreement and separation agreement, as applicable, Mr. Franklin has an option to purchase (A) Jarden’s existing aircraft at any time up to December 31, 2016 for a purchase price equal to the aircraft’s tax basis at the time Mr. Franklin exercises such option and (B) Jarden’s Aspen, Colorado office for the agreed upon purchase price described above (which also approximates the office’s tax basis at the time of exercise) no later than the effective time of the first merger. The purchase price for the Aspen, Colorado office specified in the separation agreement approximates the estimated fair market value of such property; therefore, no amount with respect to the potential purchase of the Aspen, Colorado office has been included in this column. The amount in this column assumes that Mr. Franklin exercised his options to purchase the aircraft and the office on December 31, 2015, and is a double-trigger benefit, in that it would benefit Mr. Franklin only if his employment is terminated without cause or for good reason at or after the effective time of the first merger. As discussed above, in connection with the execution of the merger agreement, Mr. Franklin entered into a separation agreement with Jarden pursuant to which his employment with Jarden will terminate without cause upon the effective time of the first merger.

(5)	It is anticipated that restricted stock awards of up to 70,000 and 50,000 may be granted to Messrs. Capps and LeFevre, respectively, prior to consummation of the merger transactions, subject to approval of the Jarden compensation committee. The table does not include the impact of these awards. If such awards are approved by the Jarden compensation committee, the total amounts in the table for Messrs. Capps and LeFevre would increase by $4,137,000 and $2,955,000, respectively.

Pursuant to the terms of the merger agreement, prior to the closing date of the merger transactions, Jarden is permitted to grant additional equity awards to its employees, including Messrs. Capps, LeFevre and Sansone, but excluding Messrs. Franklin, Ashken and Lillie, covering up to 700,000 shares of Jarden common stock, plus the amount of any forfeited shares returned to Jarden’s equity plans and available for issuance prior to such closing date. On December 31, 2015, Jarden granted a fully vested stock award covering 35,000 of these shares of Jarden common stock to each of Messrs. Capps, LeFevre and Sansone in recognition of each’s contribution to Jarden’s corporate successes during calendar year 2015, including the recent acquisitions of Waddington Group, Inc. and Jostens, Inc., as well as the proposed business combination with Newell Rubbermaid. To date, no additional awards have been made, but it is anticipated that restricted stock awards of up to 70,000 and 50,000 may be granted to Messrs. Capps and LeFevre, respectively, prior to consummation of the merger transactions, subject to approval of the Jarden compensation committee. Pursuant to the terms of the merger agreement, at the effective time of the first merger, any such restricted stock awards will vest, be cancelled and converted into the right to receive the per share merger consideration for each share of Jarden common stock underlying each such restricted stock award.

Board of Directors Following the Merger Transactions

The Newell Rubbermaid stockholders are being asked to elect the nine director nominees to the Newell Rubbermaid board described under Newell Rubbermaid Proposal III: Election of Newell Rubbermaid Directors beginning on page 169 of this joint proxy statement/prospectus. These nominees, if elected, will continue to serve on the Newell Rubbermaid board after the completion of the first merger until the next annual meeting of Newell Rubbermaid stockholders and until their respective successors are duly elected and qualified. At the completion of the first merger, and in accordance with the terms of the merger agreement, the Newell Rubbermaid board will be expanded to 12 directors, and three representatives from the Jarden board (Martin E. Franklin, Founder and Executive Chairman of Jarden, Ian G. H. Ashken, Co-Founder, Vice Chairman and President of Jarden and Ros L’ Esperance) will be appointed to the Newell Rubbermaid board, also to serve until the next annual meeting of Newell Rubbermaid stockholders and until their respective successors are duly elected and qualified. An additional independent director will be appointed subsequent to the completion of the first merger at which time the size of the Newell Rubbermaid board will be expanded to 13 directors.

Certain biographical information with respect to the nine director nominees Newell Rubbermaid stockholders are being asked to elect to the Newell Rubbermaid board at the Newell Rubbermaid annual meeting is set forth under “Newell Rubbermaid Proposal III: Election of Newell Rubbermaid Directors” beginning on page 169 of this joint proxy statement/prospectus. The following sets forth certain biographical information with respect to Martin E. Franklin, Ian G. H. Ashken and Ros L’Esperance.

Mr. Martin E. Franklin (age 51) is the Founder of Jarden and serves as its Executive Chairman. Mr. Franklin was appointed to the Jarden board on June 25, 2001, became Chairman and Chief Executive Officer of Jarden effective September 24, 2001, and served as Chairman and Chief Executive Officer until June 13, 2011, at which time he began service as Executive Chairman. Mr. Franklin served as the Chairman and/or Chief Executive Officer of three public companies, Benson Eyecare Corporation, Lumen Technologies, Inc. and Bollé Inc. between 1992 and 2000. Mr. Franklin currently serves as a director of Restaurant Brands International Inc. (successor to Burger King Worldwide, Inc.), Chairman of Platform Specialty Products Corporation and Co-Chairman of Nomad Foods Limited. During the last five years, Mr. Franklin also previously served as a director of the following public companies: Liberty Acquisition Holdings (International) Company, Kenneth Cole Productions, Inc., Justice Holdings Limited and Promotora de Informaciones, S.A. (successor to Liberty Acquisition Holdings Corp.).

Ian G.H. Ashken (age 55) is the Co-Founder of Jarden and serves as its Vice Chairman and President. Mr. Ashken was appointed to the Jarden board on June 25, 2001 and became Vice Chairman, Chief Financial Officer and Secretary of Jarden effective September 24, 2001. Mr. Ashken was Secretary of Jarden until February 15, 2007 and Chief Financial Officer until June 12, 2014. Mr. Ashken served as the Vice Chairman and/or Chief Financial Officer of three public companies, Benson Eyecare Corporation, Lumen Technologies, Inc. and Bollé Inc. between 1992 and 2000. Mr. Ashken also serves as a director of Platform Specialty Products Corporation. During the last five years, Mr. Ashken previously served as a director of GLG Partners, Inc. and Phoenix Group Holdings.

Ros L’Esperance (age 54) is Group Managing Director, Head of Americas Investment Banking and Chairman of Global Investment Banking for UBS AG as of September 2014. From October 2013 to May 2014, Ms. L’Esperance was Chairman of the Global Investment Banking Division at Barclays Capital Inc. and served as a member of several Operating and Executive Committees within Barclays. Prior to being named Chairman, Ms. L’Esperance was jointly responsible for Corporate Finance and M&A at Barclays from 2008-2013. She joined Barclays in 2008 from Lehman Brothers where she was co-head of Global Corporate Finance. During her tenure at Lehman Brothers, she was also a founder and leader of the Financial Sponsors Group from 1997 through 2007 and previously was a Managing Director in the Media and Communications Group. She began her career as an Associate at Lehman Brothers in 1987. Ms. L’Esperance is an active promoter of diversity in the workplace and is also a board member of the Boys Club of New York.

Treatment of Jarden Equity Awards

Stock Options. At the effective time of the first merger, each option to purchase shares of Jarden common stock that is outstanding immediately prior to the effective time of the first merger will vest (to the extent unvested) and will be cancelled and converted into the per share merger consideration (both the cash and stock components) for each net option share underlying such option. Net option share means, with respect to each option to purchase shares of Jarden common stock, a number of shares of Jarden common stock equal to (1) the total number of shares of Jarden common stock underlying such option minus (2) a number of shares with an aggregate fair market value equal to the aggregate exercise price of such option determined by assuming that each such share has a fair market value equal to the per share merger consideration. For such purpose, the per share stock consideration will equal an amount in cash determined by multiplying the exchange ratio by the Newell Rubbermaid average closing price, which means the volume weighted average price per share of Newell Rubbermaid common stock on NYSE for the five trading days beginning on the eighth trading day immediately preceding the closing date of the merger transactions.

Restricted Stock Awards. At the effective time of the first merger, each restricted stock award that represents a right to receive shares of Jarden common stock that is outstanding immediately prior to the effective time of the first merger (other than rollover restricted stock awards), will vest (to the extent unvested), be cancelled and converted into the right to receive the per share merger consideration for each share of Jarden common stock underlying such restricted stock award.

At the effective time of the first merger, each rollover restricted stock award will be cancelled in exchange for a substitute restricted stock award, covering a number of shares of Newell Brands common stock, rounded up to the nearest whole share, with an aggregate fair market value (as defined in the Jarden 2013 Stock Incentive Plan) as of December 31, 2015 equal to the aggregate fair market value of the shares of Jarden common stock subject to such restricted stock award as of December 31, 2015. Each substitute restricted stock award will be subject to similar vesting conditions and payment terms as were applicable to such rollover restricted stock award immediately prior to the effective time of the first merger.

Jarden Employee Stock Purchase Plan. Under the terms of the merger agreement, Jarden will take all reasonable actions to (1) terminate the Jarden ESPP as of immediately prior to the effective time of the first merger; and (2) provide that any offering period under the Jarden ESPP that would otherwise be in progress as of the closing date of the merger transactions will be shortened so that the last day of each such offering period will be at least ten business days prior to the closing date of the merger transactions, referred to as the final purchase date. Purchases made on the final purchase date will be contingent on closing of the merger transactions. Jarden will take all reasonable actions to avoid the commencement of any new offering period under the Jarden ESPP at or after the final purchase date and prior to the earlier of the termination of the merger agreement or the effective time of the first merger.

Material U.S. Federal Income Tax Consequences of the Merger Transactions

The following is a discussion of the material U.S. federal income tax consequences of the exchange of shares of Jarden common stock for a combination of shares of Newell Rubbermaid common stock and cash pursuant to the merger agreement.

This discussion addresses only “U.S. holders” of Jarden common stock, meaning persons who hold that stock as a capital asset and are “U.S. persons,” as defined for U.S. federal income tax purposes. For these purposes a “U.S. person” is:

•	an individual citizen or resident of the United States;

•	a corporation (or any other entity treated as a corporation for U.S. federal tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust that (1) is subject to the primary supervision of a court within the United States, if one or more U.S. persons have the authority to control all of its substantial decisions or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

This discussion does not address any non-income tax or any foreign, state or local tax consequences of the merger transactions. This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a U.S. holder of Jarden common stock in light of that U.S. holder’s particular circumstances or to a U.S. holder subject to special rules (such as a company that accumulates earnings to avoid U.S. federal income tax, a financial institution, a broker or dealer in securities, an insurance company, a regulated investment company, a real estate investment trust, a tax-exempt organization, a person who holds Jarden common stock as part of a hedging or conversion transaction or as part of a short-sale or straddle, a partnership or other pass-through entity for U.S. federal tax purposes or a person who acquired Jarden common stock pursuant to the exercise of options or otherwise as compensation). This discussion is based on the Code, applicable Treasury regulations, administrative interpretations and court decisions, each as in effect as of the date of this joint proxy statement/prospectus and all of which are subject to change, possibly with retroactive effect.

If a partnership (or an entity or arrangement treated as a partnership for U.S. federal tax purposes) holds Jarden common stock, the tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. Any partnership or entity or arrangement treated as a partnership for U.S. federal tax purposes that holds Jarden common stock, and the partners in such partnership, should consult their own tax advisors.

HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER TRANSACTIONS, INCLUDING THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES.

General

It is a condition to the completion of the merger transactions that Jones Day, tax counsel to Newell Rubbermaid, deliver an opinion to Newell Rubbermaid, and Greenberg Traurig, tax counsel to Jarden, deliver an opinion to Jarden, in each case dated on the closing date of the merger transactions, to the effect that the merger transactions will qualify for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code. Each party may waive the requirement to receive an opinion from its tax counsel as a condition to such party’s obligation to complete the merger transactions. Neither Newell Rubbermaid nor Jarden intends to waive this condition.

The opinions regarding the merger transactions will not address any state, local or foreign tax consequences of the merger transactions. The opinions will be based on certain assumptions and representations as to factual matters from each of Newell Rubbermaid and Jarden, as well as certain covenants and undertakings by each of Newell Rubbermaid and Jarden, each substantially in the forms set forth in the disclosure letters attached to the merger agreement. If any of these assumptions, representations, covenants or undertakings is incorrect, incomplete, inaccurate or is violated prior to the effective time of the first merger, one or both of the opinions may not be delivered, and if delivered, the conclusions reached by counsel in their opinions cannot be relied upon. In such case, the tax consequences of the merger transactions could differ from those described in this joint proxy statement/prospectus. Neither Newell Rubbermaid nor Jarden is currently aware of any facts or circumstances that would cause any of the assumptions, representations, covenants or undertakings set forth in the form letters attached to the merger agreement to be incorrect, incomplete, inaccurate or violated.

An opinion of counsel represents such counsel’s best legal judgment but is not binding on the IRS or any court, so there can be no certainty that the IRS will not challenge the conclusions reflected in the opinion or that a court would not sustain such a challenge. Neither Newell Rubbermaid nor Jarden intends to obtain a private letter ruling from the IRS on the tax consequences of the merger transactions. If the IRS were to successfully challenge the “reorganization” status of the merger transactions, a U.S. holder of Jarden common stock would recognize taxable gain or loss for U.S. federal income tax purposes upon the exchange of Jarden common stock for a combination of Newell Rubbermaid common stock and cash in the first merger.

Assuming that the merger transactions qualify as a “reorganization” within the meaning of Section 368(a) of the Code, the U.S. federal income tax consequences to U.S. holders of Jarden common stock who receive a combination of shares of Newell Rubbermaid common stock and cash in the first merger generally will be as follows.

Exchange of Jarden Common Stock for a Combination of Newell Rubbermaid Common Stock and Cash

Except as discussed in “—Cash in Lieu of Fractional Shares,” a U.S. holder who surrenders shares of Jarden common stock in exchange for a combination of Newell Rubbermaid common stock and cash generally will recognize gain (but not loss) equal to the lesser of:

(1)	the excess, if any, of the cash plus the fair market value of any Newell Rubbermaid common stock received (including such fractional share for which cash was paid) in the first merger, over such U.S. holder’s adjusted tax basis in the shares of Jarden common stock surrendered by such U.S. holder in the first merger, and

(2)	the cash received by such U.S. holder in the first merger (other than cash received in lieu of any fractional share of Newell Rubbermaid common stock).

For purposes of this calculation, the fair market value of Newell Rubbermaid common stock is based on the trading price of that stock on the effective date of the first merger.

In the case of any U.S. holder who acquired different blocks of Jarden common stock at different times and at different prices, any realized gain or loss will be determined separately for each identifiable block of shares surrendered in the first merger, and a loss realized on the exchange of one block of shares cannot be used to offset a gain realized on the exchange of another block of shares. Such U.S. holder should consult its tax advisor prior to the exchange with regard to identifying the bases or holding periods of the particular shares of Jarden common stock surrendered in the first merger.

Any capital gain generally will be long-term capital gain if the U.S. holder held the shares of Jarden common stock for more than one year at the effective time of the first merger. Currently, long-term capital gains of an individual generally are subject to a maximum U.S. federal income tax rate of 20% and short-term capital gains of an individual generally are subject to a maximum U.S. federal income tax rate of 39.6% (in each case, without regard to the net investment income tax discussed in “—Medicare Net Investment Income Tax”). In some limited cases where the U.S. holder actually or constructively owns Newell Rubbermaid common stock before the first merger, such gain may be treated as having the effect of the distribution of a dividend to such U.S. holder under the tests set forth in Section 302 of the Code, in which case such gain would be treated as ordinary dividend income. These rules are complex and dependent upon the specific factual circumstances particular to each U.S. holder. Consequently, each U.S. holder that may be subject to these rules should consult its tax advisor as to their application to the particular facts relevant to such U.S. holder.

Generally, a U.S. holder’s aggregate tax basis in the Newell Rubbermaid common stock received by such U.S. holder in the first merger, including any fractional share deemed received by the U.S. holder under the treatment discussed below in “—Cash in Lieu of Fractional Shares,” will equal such U.S. holder’s aggregate tax basis in the Jarden common stock surrendered in the first merger, increased by the amount of taxable gain or dividend income, if any, recognized by such U.S. holder in the first merger (other than with respect to any gain recognized on the receipt of cash in lieu of any fractional share of Newell Rubbermaid common stock), and decreased by the amount of cash, if any, received by such U.S. holder in the first merger (other than any cash received in lieu of any fractional share of Newell Rubbermaid common stock). The holding period for the shares of Newell Rubbermaid common stock received in the first merger, including any fractional share deemed received by the U.S. holder under the treatment discussed below in “—Cash in Lieu of Fractional Shares,” generally will include the holding period for the shares of Jarden common stock exchanged therefor.

Cash in Lieu of Fractional Shares

No fractional shares will be issued to holders of Jarden common stock in the first merger. A U.S. holder that receives cash in lieu of any fractional share of Newell Rubbermaid common stock in the first merger will generally be treated as having received the fractional share in the first merger and then as having exchanged the fractional share for cash. As a result, a U.S. holder that receives cash in lieu of any fractional share of Newell Rubbermaid common stock in connection with the first merger will generally recognize capital gain or loss measured by the difference between the cash received for such fractional share and the U.S. holder’s tax basis in the fractional share. Any capital gain or loss generally will be long-term capital gain or loss if the U.S. holder held the shares of Jarden common stock for more than one year at the effective time of the first merger. The deductibility of capital losses is subject to limitations. Currently, long-term capital gains of an individual generally are subject to a maximum U.S. federal income tax rate of 20% and short-term capital gains of an individual generally are subject to a maximum U.S. federal income tax rate of 39.6% (in each case, without regard to the net investment income tax discussed in “—Medicare Net Investment Income Tax”).

Exchange of Jarden Common Stock Solely for Cash Pursuant to Stockholder Appraisal Rights under Delaware Law

A U.S. holder who properly exercises its appraisal rights under Section 262 of the DGCL and surrenders all of its shares of Jarden common stock solely in exchange for cash in the first merger generally will recognize capital gain or loss equal to the difference between the amount of cash received by such U.S. holder and the U.S. holder’s adjusted tax basis in the Jarden common stock exchanged therefor.

Any capital gain or loss generally will be long-term capital gain or loss if the U.S. holder held the shares of Jarden common stock for more than one year at the effective time of the first merger. Currently, long-term capital gains of an individual generally are subject to a maximum U.S. federal income tax rate of 20% and short-term capital gains of an individual generally are subject to a maximum U.S. federal income tax rate of 39.6% (in each case, without regard to the net investment income tax discussed below in “—Medicare Net Investment Income Tax”). The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

Backup withholding, currently at a rate of 28%, may apply with respect to certain payments unless the holder of the Jarden common stock receiving such payments (1) is an exempt holder (including corporations, tax-exempt organizations, qualified pension and profit-sharing trusts and individual retirement accounts) who, when required, provides certification as to its status; or (2) provides a certificate containing the holder’s name, address, correct U.S. federal taxpayer identification number and a statement that the holder is exempt from backup withholding. Additional information regarding the required certifications will be provided in the Letter of Transmittal to holders of Jarden common stock shortly before the effective time of the first merger.

A U.S. holder of Jarden common stock who does not provide Newell Rubbermaid (or the exchange agent) with its correct taxpayer identification number may be subject to penalties imposed by the IRS. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or credit against the U.S. holder’s U.S. federal income tax liability, provided that the holder timely furnishes certain required information to the IRS.

Reporting Requirements

Each U.S. holder of Jarden common stock who receives shares of Newell Rubbermaid common stock in the first merger is required to retain records pertaining to the first merger pursuant to Treasury Regulations Section 1.368-3(d). U.S. holders who hold 5 percent or more (by vote or value) of the Jarden common stock immediately prior to the first merger or who hold Jarden common stock with a basis of $1 million or more will also generally be required to file a statement that contains the information listed in Treasury Regulations Section 1.368-3(b) with their U.S. federal income tax returns for the year of the merger transactions. Such statement must include the U.S. holder’s basis in the shares of Jarden common stock surrendered in the first merger and other information regarding the merger transactions.

Medicare Net Investment Income Tax

A U.S. holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, is subject to a 3.8% tax on the lesser of:

(1)	the U.S. holder’s “net investment income” (or “undistributed net investment income” in the case of an estate or trust) for the relevant taxable year, and

(2)	the excess of the U.S. holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals is between $125,000 and $250,000, depending on the individual’s circumstances).

For this purpose, net investment income generally includes dividend and net capital gain income, for example, net capital gain recognized with respect to a disposition of shares of Jarden common stock in the first merger, unless such dividend income or net gain is derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a U.S. holder that is an individual, estate or trust, please consult your tax advisors regarding the applicability of the net investment income tax with respect to your disposition of shares of Jarden common stock in the first merger.

Consequences to Newell Rubbermaid, Jarden, Merger Sub 1 and Merger Sub 2

None of Newell Rubbermaid, Jarden, Merger Sub 1 or Merger Sub 2 will recognize any gain or loss for U.S. federal income tax purposes as a result of the merger transactions.

Accounting Treatment of the First Merger

The first merger will be accounted for using the acquisition method of accounting with Newell Rubbermaid considered the acquirer of Jarden. Newell Rubbermaid will record assets acquired, including identifiable intangible assets, and liabilities assumed from Jarden at their respective fair values at the effective date of the first merger. Any excess of the purchase price (as described under Notes 5 and 6 under “Unaudited Pro Forma Condensed Combined Financial Statements—Notes to the Unaudited Pro Forma Condensed Combined Financial Statements” beginning on page 238 of this joint proxy statement/prospectus) over the net fair value of such assets and liabilities will be recorded as goodwill.

The financial condition and results of operations of Newell Brands following the merger transactions will include the results of operations of Jarden after completion of the first merger, but will not be restated retroactively to reflect the historical financial condition or results of operations of Jarden. The earnings of Newell Brands after completion of the first merger will reflect acquisition accounting adjustments, including the effect of changes in the carrying value of Jarden’s assets and liabilities on Newell Brands’ depreciation expense, amortization expense and interest expense. Indefinite-lived intangible assets and goodwill will not be amortized but will be tested for impairment at least annually, and all tangible and intangible assets including goodwill will be tested for impairment when certain indicators are present.

Regulatory Approvals Required to Complete the Merger Transactions

Newell Rubbermaid and Jarden are required to submit notifications to various competition authorities prior to completing the merger transactions. Under the HSR Act, Newell Rubbermaid and Jarden must file notifications with the FTC and the Antitrust Division of the Department of Justice and observe a mandatory pre-merger waiting period before completing the merger transactions. In addition, Newell Rubbermaid and Jarden are required to submit notifications with competition authorities in Europe, Canada, Mexico and several other foreign jurisdictions. Newell Rubbermaid and Jarden have submitted all mandatory pre-closing notifications to U.S. and foreign competition authorities, and certain reviews are currently ongoing until expiration of applicable waiting periods or the receipt of approvals from antitrust or other governmental authorities. On March 17, 2016, the waiting period applicable to the merger transactions under the HSR Act expired.

Although Newell Rubbermaid and Jarden expect to obtain all required regulatory clearances to complete the merger transactions, Newell Rubbermaid and Jarden cannot provide any assurances that the antitrust regulators or other government agencies, including state attorneys general or private parties, will not initiate actions to challenge the merger transactions before or after it is completed. Any such challenge to the merger transactions could result in an administrative or court order enjoining the merger transactions or in restrictions or conditions that would have a material adverse effect on Newell Brands after completion of the merger transactions. Such restrictions and conditions could include requiring the divestiture or spin-off of assets or businesses, the required licensing of intellectual property rights, or limitations on the ability of Newell Rubbermaid, as a condition to completion of the merger transactions, to operate its business as it sees fit. Neither Newell Rubbermaid nor Jarden can provide assurance that any such conditions, terms, obligations or restrictions will not result in the delay or abandonment of the merger transactions.

Litigation Relating to the Merger Transactions

A putative class action lawsuit (Vincent A. Hirsch v. James E. Lillie, Martin E. Franklin, Ian G.H. Ashken, Michael S. Gross, Robert L. Wood, Irwin D. Simon, William P. Lauder, Ros L’esperance, Peter A. Hochfelder, Newell Rubbermaid Inc., NCPF Acquisition Corp. I and NCPF Acquisition Corp. II, Case No. 9:16-CV-80258 (United States District Court for the Southern District of Florida)) was filed on February 24, 2016, purportedly on behalf of Jarden stockholders, against the individually named director defendants, who are directors of Jarden. Newell Rubbermaid, Merger Sub 1 and Merger Sub 2 are also named as defendants. The complaint alleges claims under Section 14(a) of the Exchange Act, SEC Rule 14a-9 against all defendants; and Section 20(a) of the Exchange Act against the individual director defendants. Plaintiff alleges that the joint proxy/prospectus omitted certain information. Plaintiff seeks to enjoin the merger transactions, rescission in the event the merger transactions are consummated, and the award of attorneys’ fees and costs. Specifically, plaintiff alleges, among other things, that there are certain omissions in this joint proxy statement/prospectus regarding (i) the background and reasons for the merger transactions, (ii) the amount of fees received by Barclays for investment banking services furnished by Barclays to Newell Rubbermaid prior to the date Newell Rubbermaid and Jarden engaged in discussions regarding the merger transactions, (iii) Jarden’s free cash flow estimates, for 2016-2020, furnished to Barclays and Barclays’ use thereof in connection with its discounted cash flow analysis and fairness opinion furnished to the Jarden board, (iv) the nature and timing of Barclays’ disclosure to the Jarden board that it is a tier 1 syndicate lender in Newell Rubbermaid’s existing revolving credit facility, (v) the terms of the confidentiality and standstill agreement entered into on October 15, 2015 between Jarden and Newell Rubbermaid, (vi) the 0.862 fixed exchange ratio agreed to by Jarden and Newell Rubbermaid and approved by the Jarden board, (vii) the fact that the Jarden board did not instruct Barclays to conduct a pre-sign market check prior to approving and recommending the merger agreement, and (ix) the valuation methodologies performed by Barclays in connection with its fairness opinion delivered to the Jarden board.

Newell Rubbermaid and Jarden believe that plaintiff’s claims are without merit and that no further disclosure is required to supplement this joint proxy statement/prospectus under applicable laws. However, to eliminate certain burdens, expenses and uncertainties, certain supplemental disclosures have been made in this joint proxy statement/prospectus pursuant to a mutual agreement negotiated by plaintiff and defendants, as outlined in an executed settlement term sheet dated March 14, 2016 among counsel to such parties. The parties have agreed that such supplemental disclosures have made moot all allegations in plaintiff’s complaint and plaintiff will withdraw his request for a preliminary injunction. Plaintiff will apply for lead-plaintiff status and, if appointed as such by the court, plaintiff and defendants will enter into a memorandum of understanding providing for a stipulation of settlement of the putative class claims. The stipulation of settlement would be subject to customary conditions, including consummation of the merger transactions and approval by the court following notice to stockholders, which will consider the fairness, reasonableness and adequacy of the settlement. In addition, in connection with the stipulation, the parties contemplate that plaintiff’s counsel would petition the court for an award of attorneys’ fees and reimbursement of certain out-of-pocket expenses. There can be no assurance that the parties will enter into a memorandum of understanding or stipulation of settlement or that the court would ultimately approve any such settlement. The settlement would not affect the merger consideration to be paid to Jarden stockholders in connection with the merger transactions.

In addition, a putative class action lawsuit (Jessica Paree v. Martin E. Franklin, et al (Circuit Court of the Fifteenth Judicial District in and for Palm Beach County, Florida)) was filed on March 10, 2016, purportedly on behalf of Jarden stockholders, against the individually named director defendants, all of whom are directors of Jarden. Newell Rubbermaid, Merger Sub 1 and Merger Sub 2 are also named as defendants. The complaint generally alleges that the director defendants breached their fiduciary duties owed to Jarden stockholders regarding the merger consideration agreed to and the process undertaken by the director defendants in connection with the merger transactions, and that Newell Rubbermaid, Merger Sub 1 and Merger Sub 2 aided and abetted such breaches. Plaintiff further alleges that defendants have (i) solicited stockholder action pursuant to a materially false and misleading joint proxy statement/prospectus, (ii) failed to include all material information concerning the unfair sales process that resulted in the merger transactions, and (iii) materially omitted certain information related to the financial analyses performed by Barclays. Plaintiff seeks, among other things, preliminary and permanent injunctive relief enjoining the merger transactions, rescission or rescissory damages in the event the merger transactions are consummated, an award of attorneys’ and experts’ fees and costs, and a direction from the court that Jarden’s individual board members account for all damages allegedly suffered as a result of their alleged wrongdoing. The defendants believe the claims are without merit and intend to vigorously defend the action.

Financing of the Merger Transactions

In connection with the execution of the merger agreement, Newell Rubbermaid entered into the bridge commitment letter with the Goldman Lenders, pursuant to which, among other things, the Goldman Lenders committed to provide bridge debt financing for the first merger, consisting of a $10.5 billion senior unsecured bridge credit facility, the availability of which was reduced to $9.0 billion upon the execution of the $1.5 billion term loan facility. The total available amount of the bridge credit facility is subject to reduction in equivalent amounts upon the completion of any issuance of debt or equity securities by Newell Rubbermaid, upon entering into the $1.5 billion term loan facility and upon other specified events, as provided in the bridge commitment letter. The obligation of the Goldman Lenders to enter into and make available to Newell Rubbermaid borrowings under the bridge credit facility is subject to a number of customary conditions, including execution and delivery of certain definitive documentation and absence of a material adverse effect. If necessary, the terms of the bridge credit facility, including any conditions thereto and covenants thereunder, will be set forth in various definitive documentation to be entered into by the respective parties. Newell Rubbermaid intends to replace the availability under the bridge credit facility with permanent or alternative financing.

Newell Rubbermaid currently intends to finance the cash portion of the merger consideration and related fees and expenses incurred by it in connection with the merger transactions and to refinance and assume certain outstanding Jarden debt, with up to approximately $9.5 billion of new debt expected to be incurred in the form of (1) up to approximately $8.0 billion of newly issued Newell Rubbermaid debt securities and the $1.5 billion term loan facility, depending on market conditions at the time of obtaining the financing, and (2) available balance sheet cash. To the extent necessary, Newell Rubbermaid may also fund all or a portion of the cash portion of the merger consideration from borrowings under the bridge credit facility or from borrowings under other permanent or alternative financing.

Specifically with respect to Jarden’s outstanding debt, Newell Rubbermaid currently expects to (1) refinance approximately $4.6 billion of Jarden’s existing debt, including Jarden’s existing credit facilities, certain of the Jarden senior notes and the Jarden subordinated notes, and (2) assume two tranches of Jarden senior notes in principal amounts of $300 million and €300 million, respectively. Under the terms of the indentures governing the outstanding Jarden convertible notes, the first merger will constitute a fundamental change, which will entitle holders to convert outstanding Jarden convertible notes into Jarden common stock at a “makewhole premium” and receive the merger consideration. Newell Rubbermaid intends to instruct Jarden to provide all of the holders of the outstanding Jarden convertible notes a notice of fundamental change conversion ten business days prior to the anticipated closing date of the merger transactions. Holders will be able to convert their Jarden convertible notes from ten business days before the closing date of the merger transactions until 35 days after the closing date of the merger transactions. In the event any holders elect not to convert their convertible notes into Jarden common stock entitled to the merger consideration, Newell Brands will be required to conduct a fundamental change repurchase offer after the completion of the first merger, in which holders of Jarden convertible notes will be entitled to exchange for cash at a price equal to 100% of par, plus accrued and unpaid interest. After the completion of the fundamental change repurchase offer, the conversion price of any remaining outstanding Jarden convertible notes will be fixed at the merger consideration. In the event all the holders of the outstanding Jarden convertible notes elect to participate in the fundamental change repurchase offer, Newell Brands would be required to pay an aggregate amount of $1.455 billion, plus accrued and unpaid interest through the redemption date.

Term Loan Facility

On January 26, 2016, Newell Rubbermaid entered into the $1.5 billion term loan facility with a syndicate of banks led by JPMorgan Chase Bank, N.A., as administrative agent.

The term loan facility provides for a maturity date of three years from the closing date of the merger transactions. Under the term loan facility, Newell Rubbermaid may borrow funds on a variety of interest rate terms. The term loan facility will be funded by the lenders upon the satisfaction of certain conditions, including the consummation of the merger transactions, but in no event prior to March 31, 2016.

The term loan facility requires Newell Rubbermaid to repay (i) each quarter after the closing date of the merger transactions but on or before the second anniversary of the closing date of the merger transactions an amount equal to 1.25% of the aggregate principal amount outstanding on the closing date of the merger transactions, (ii) in the second quarter after the second anniversary of the closing date of the merger transactions, an amount equal to 45% of the aggregate principal amount on the closing date of the merger transactions and (iii) on the maturity date, the then unpaid principal amount outstanding under the term loan facility. The term loan facility also provides for voluntary prepayment of loans without premium or penalty, subject to certain conditions and exceptions.

The term loan facility contains customary representations and warranties, covenants and events of default. The covenants set forth in the term loan facility include certain affirmative and negative operational and financial covenants, including, among other things, financial statements and other reports, maintenance of properties, insurance, books and records, restrictions on Newell Rubbermaid’s ability to incur certain liens, make fundamental changes to its business or engage in transactions with affiliates, limitations on the amount of indebtedness that may be incurred by Newell Rubbermaid’s subsidiaries and a requirement that Newell Rubbermaid maintain certain interest coverage and total indebtedness to total capital ratios, as defined in the term loan facility. In addition, the term loan facility provides for certain events of default, the occurrence of which could result in the acceleration of Newell Rubbermaid’s obligations under the term loan facility.

The foregoing description of the term loan facility does not purport to be a complete description of its terms, and is qualified in all respects by reference to the complete text of the agreement, which is filed as an exhibit to the registration statement of which this joint proxy statement/prospectus forms a part, and is incorporated by reference herein.

Exchange of Shares in the First Merger

The conversion of Jarden common stock into the right to receive the merger consideration will occur automatically at the effective time of the first merger. Newell Rubbermaid has designated Computershare Investor Services as the exchange agent and will enter into an exchange agent agreement with the exchange agent reasonably acceptable to Jarden providing for the exchange agent to handle the exchange of certificates or book-entry shares representing shares of Jarden common stock for the merger consideration. Newell Rubbermaid will deliver to the exchange agent as needed the cash and shares of Newell Rubbermaid common stock comprising the merger consideration payable in respect of Jarden common stock. As promptly as practicable after the effective time of the first merger, but in any event within two business days, Newell Rubbermaid will cause the exchange agent to mail to each holder of record of Jarden common stock a letter of transmittal specifying that delivery will be effected and risk of loss and title to any certificates representing shares of Jarden common stock shall pass only upon delivery of such certificates to the exchange agent. The letter will also include instructions explaining the procedure for surrendering Jarden stock certificates or transferring uncertificated shares of Newell Rubbermaid common stock in exchange for the merger consideration.

Jarden stockholders who submit a duly executed letter of transmittal, together with their stock certificates (in the case of certificated shares) or other evidence of transfer requested by the exchange agent (in the case of book-entry shares), will receive the merger consideration into which the shares of Jarden common stock were converted in the first merger. Jarden stockholders will not receive any fractional shares of Newell Rubbermaid common stock in the first merger. Instead, each Jarden stockholder will be entitled to receive a cash payment in lieu of any fractional shares of Newell Rubbermaid common stock it otherwise would have received in the first merger equal to the product obtained by multiplying (1) the fractional share interest to which such holder would otherwise be entitled by (2) the closing sale price of Newell Rubbermaid common stock as reported on NYSE on the trading day immediately preceding the closing date of the merger transactions rounded up to the nearest whole cent.

After the effective time of the first merger, shares of Jarden common stock will no longer be outstanding, will automatically be canceled and will cease to exist, and certificates that previously represented shares of Jarden common stock will represent only the right to receive the merger consideration as described above. Until holders of Jarden common stock have surrendered their shares to the exchange agent for exchange, those holders will not receive dividends or distributions declared or made with respect to shares of Newell Rubbermaid common stock with a record date after the effective time of the first merger. However, upon the surrender of their shares of Jarden common stock, such holders will receive the amount of dividends, without interest, or other distributions with respect to shares of Newell Rubbermaid common stock theretofore paid with a record date after the effective time of the first merger.

If there is a transfer of ownership of Jarden common stock that is not registered in the records of Jarden, payment of the merger consideration as described above will be made to a person other than the person in whose name the certificate or uncertificated share so surrendered is registered only if the certificate is properly endorsed or otherwise is in proper form for transfer or the uncertificated share is properly transferred, and the person requesting the payment must pay to the exchange agent any transfer or other similar taxes required as a result of such payment or satisfy the exchange agent that any transfer or other similar taxes have been paid or that no payment of those taxes is necessary.

Newell Rubbermaid stockholders need not take any action with respect to their shares of Newell Rubbermaid common stock.

Dividends and Share Repurchases

Newell Rubbermaid currently pays a quarterly dividend on Newell Rubbermaid common stock. On February 12, 2016, Newell Rubbermaid announced the declaration of a quarterly cash dividend of $0.19 per share payable March 15, 2016 to Newell Rubbermaid stockholders of record on February 29, 2016. Newell Rubbermaid last paid a quarterly dividend on December 15, 2015, of $0.19 per share. Under the terms of the merger agreement, until the effective time of the first merger, Newell Rubbermaid will not, and will not permit any Newell Rubbermaid subsidiary, to declare, set aside or pay any dividend on, or make any other distributions in respect of, or enter into any contract with respect to the voting of, any of its capital stock, other than (1) Newell Rubbermaid’s regular quarterly cash dividends made in accordance with its existing dividend policy in an amount up to $0.19 per share (subject to periodic increases in such amount as determined by the Newell Rubbermaid board consistent with past practice) payable in respect of shares of Newell Rubbermaid common stock and (2) dividends and distributions by a direct or indirect wholly-owned subsidiary of Newell Rubbermaid to Newell Rubbermaid or another direct or indirect wholly-owned subsidiary of Newell Rubbermaid. The merger agreement prohibits Newell Rubbermaid from repurchasing shares of Newell Rubbermaid common stock until the effective time of the first merger, subject to certain exceptions, including repurchases of Newell Rubbermaid common stock as determined by the Newell Rubbermaid board consistent with past practice or in connection with Newell Rubbermaid’s share repurchase program announced prior to execution of the merger agreement.

Jarden does not currently pay a quarterly dividend on Jarden common stock. Under the terms of the merger agreement, until the effective time of the first merger, Jarden will not, and will not permit any Jarden subsidiary, to declare, set aside or pay any dividend on, or make any other distributions in respect of, or enter into any contract with respect to the voting of, any of its capital stock, other than dividends and distributions by a direct or indirect wholly-owned subsidiary of Jarden to that wholly-owned subsidiary’s direct or indirect parent. As a result of the entry into the merger agreement, Jarden suspended future share repurchases.

Any Jarden stockholder who holds the Newell Rubbermaid common stock into which Jarden common stock is converted in the first merger will receive whatever dividends are declared and paid on Newell Rubbermaid common stock after the effective time of the first merger. However, no dividend or other distribution having a record date after the effective time of the first merger will actually be paid with respect to any Newell Rubbermaid common stock into which Jarden common stock has been converted in the first merger until the certificates formerly representing shares of Jarden common stock have been surrendered (or the book-entry shares formerly representing shares of Jarden common stock have been transferred), at which time any accrued dividends and other distributions on those shares of Newell Rubbermaid common stock will be paid without interest. Subject to the limitations set forth in the merger agreement, any future dividends by Newell Rubbermaid or Newell Brands will be declared and paid at the discretion of the Newell Rubbermaid or Newell Brands board, and any future dividends by Jarden will be declared and paid at the discretion of the Jarden board. There can be no assurance that any future dividends will be declared or paid by Newell Rubbermaid or Newell Brands or Jarden or as to the amount or timing of those dividends, if any.

Listing of Shares of Newell Rubbermaid Common Stock and Delisting and Deregistration of Jarden Common Stock

Under the terms of the merger agreement, Newell Rubbermaid is required to use commercially reasonable efforts to cause the shares of Newell Rubbermaid common stock to be issued in the share issuance to be approved for listing on NYSE, prior to the closing of the merger transactions. Accordingly, application will be made to have the shares of Newell Rubbermaid common stock to be issued in the share issuance approved for listing on NYSE, where shares of Newell Rubbermaid common stock are currently traded under the symbol “NWL”.

If the first merger is completed, there will no longer be any publicly held shares of Jarden common stock. Accordingly, Jarden common stock will no longer be listed on NYSE and will be deregistered under the Exchange Act.

Appraisal Rights

Pursuant to Section 262 of the DGCL, Jarden stockholders who do not vote in favor of adoption of the merger agreement, who continuously hold their shares of Jarden common stock through the effective time of the first merger and who otherwise comply precisely with the applicable requirements of Section 262 of the DGCL have the right to seek appraisal of the fair value of their shares of Jarden common stock, as determined by the Delaware Court of Chancery, if the first merger is completed. The “fair value” of shares of Jarden common stock as determined by the Delaware Court of Chancery could be greater than, the same as, or less than the value of the merger consideration that a Jarden stockholder would otherwise be entitled to receive under the terms of the merger agreement.

Jarden stockholders who wish to exercise the right to seek an appraisal of their shares must so advise Jarden by submitting a written demand for appraisal in the form described in this joint proxy statement/prospectus prior to the vote to adopt the merger agreement, and must otherwise follow the procedures prescribed by Section 262 of the DGCL. A person having a beneficial interest in shares of Jarden common stock held of record in the name of another person, such as a nominee or intermediary, must act promptly to cause the record holder to follow the steps summarized in this joint proxy statement/prospectus and in a timely manner to perfect appraisal rights. In view of the complexity of Section 262 of the DGCL, Jarden stockholders that may wish to pursue appraisal rights should consult their legal and financial advisors. See “Appraisal Rights” beginning on page 268 of this joint proxy statement/prospectus.

Newell Rubbermaid stockholders are not entitled to appraisal rights in connection with the merger transactions under Delaware law.

The Newell Rubbermaid board recommends that Newell Rubbermaid stockholders vote FOR the share issuance.

The Jarden board recommends that Jarden stockholders vote FOR the adoption of the merger agreement.

THE MERGER AGREEMENT

The following section summarizes material provisions of the merger agreement, which is included in this joint proxy statement/prospectus as Annex A, is incorporated by reference herein in its entirety, and qualifies the following summary in its entirety. The rights and obligations of Newell Rubbermaid and Jarden are governed by the merger agreement and not by this summary or any other information contained in or incorporated by reference into this joint proxy statement/prospectus. Newell Rubbermaid and Jarden stockholders are urged to read the merger agreement carefully and in its entirety, as well as this joint proxy statement/prospectus and the information incorporated by reference into this joint proxy statement/prospectus, before making any decisions regarding the proposals.

The following summary of the merger agreement is included in this joint proxy statement/prospectus to provide you with information regarding the terms of the merger agreement and is not intended to provide any factual information about Newell Rubbermaid or Jarden. Such information can be found elsewhere in this joint proxy statement/prospectus and in the other public filings Newell Rubbermaid and Jarden have made and will make with the SEC. See “Where You Can Find More Information” beginning on page 276 of this joint proxy statement/prospectus.

The merger agreement contains representations and warranties and covenants by each of the parties to the merger agreement. These representations and warranties have been made by Jarden solely for the benefit of Newell Rubbermaid, on the one hand, and by Newell Rubbermaid and the Merger Subs, solely for the benefit of Jarden, on the other hand, and:

•	may not be intended as statements of fact, but rather as a way of allocating risk between Newell Rubbermaid and Jarden in the event the statements therein prove to be inaccurate;

•	have been qualified in important respects by confidential disclosures that were exchanged between Newell Rubbermaid and Jarden at the time they entered into the merger agreement, which disclosures are not reflected in the merger agreement itself; and

•	may apply standards of materiality in a way that is different from the standard of materiality that is applicable to disclosures to investors.

Moreover, information concerning the subject matter of the representations and warranties in the merger agreement and described below may have changed since the date of the merger agreement, and subsequent developments or new information qualifying a representation or warranty may have been included in this joint proxy statement/prospectus. In addition, if specific material facts arise that contradict the representations and warranties in the merger agreement, each of Newell Rubbermaid or Jarden, as applicable, will disclose those material facts in the public filings that it makes with the SEC if it determines that it has a legal obligation to do so. Accordingly, the representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read together with the information provided elsewhere in this joint proxy statement/prospectus and in the documents incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 276 of this joint proxy statement/prospectus.

Structure and Effect of the Merger Transactions

The merger agreement provides for two successive merger transactions. In the merger transactions, Newell Rubbermaid will acquire Jarden and Jarden will cease to be a public company. Specifically, in the first merger, Merger Sub 1 will be merged with and into Jarden, with Jarden surviving the first merger as a wholly-owned subsidiary of Newell Rubbermaid. Immediately following the effective time of the first merger, Jarden will be merged with and into Merger Sub 2, with Merger Sub 2 surviving the subsequent merger as a wholly-owned subsidiary of Newell Rubbermaid.

The two-step structure of the merger transactions was viewed by Newell Rubbermaid and Jarden as an important element in creating the tax effects of the merger transactions described in the section entitled “Material U.S. Federal Income Tax Consequences of the Merger Transactions.”

From and after the effective time of the subsequent merger, all of the rights, privileges, powers, franchises, properties, liabilities, duties and debts previously in the name of and owned by, belonging to, and owed and owing to, Jarden (as the surviving corporation of the first merger), will be in the name of and owned by, belong to, and be owed and owning to, Merger Sub 2 (as the surviving corporation of the subsequent merger).

From and after the effective time of the first merger and before the effective time of the subsequent merger, the certificate of incorporation and bylaws of Jarden in effect immediately prior to the effective time of the first merger will be amended and restated in their entirety to read as the certificate of incorporation and bylaws of Merger Sub 1 (except for the name of the surviving corporation of the first merger, which will be “Jarden Corporation,” the name of the incorporator, which will be deleted, the name of the registered agent and the address of the registered office), and the directors and officers of Merger Sub 1 immediately prior to the effective time of the first merger will be the directors and officers, respectively, of the first surviving corporation.

From and after the effective time of the subsequent merger, the certificate of incorporation and bylaws of Merger Sub 2 in effect immediately prior to the effective time of the subsequent merger will be the certificate of incorporation and bylaws, respectively, of Merger Sub 2 (except for the name of the ultimate surviving corporation, which will be “Jarden Corporation”) as the surviving corporation of the subsequent merger, and the directors and officers of the first surviving corporation immediately prior to the effective time of the subsequent merger will be the directors and officers, respectively, of the ultimate surviving corporation.

Following the subsequent merger, Newell Rubbermaid will change its name to Newell Brands Inc.

Merger Consideration

At the effective time of the first merger, each share of Jarden common stock issued and outstanding immediately prior to the effective time of the first merger, except for (1) shares owned by Newell Rubbermaid, any subsidiary of Newell Rubbermaid or Jarden and (2) shares with respect to which appraisal rights have been properly demanded in accordance with Section 262 of the DGCL, which will have the rights described in “Appraisal Rights,” beginning on page 268 of this joint proxy statement/prospectus, will be converted into the right to receive, (A) 0.862 of a validly issued, fully paid and non-assessable share of Newell Rubbermaid common stock, provided that Jarden stockholders will not receive any fractional shares of Newell Rubbermaid common stock and will instead receive cash in lieu of any such fractional shares in an amount, without interest, rounded up to the nearest whole cent, equal to the product of (x) the fraction of a share of Newell Rubbermaid common stock to which such holder otherwise would have been entitled to receive and (y) the closing sale price of Newell Rubbermaid common stock as reported on NYSE on the trading day immediately preceding the effective time of the first merger plus (B) $21.00 in cash, without interest.

No adjustment will be made to the exchange ratio of 0.862 of a share of Newell Rubbermaid common stock payable in the first merger to the holders of Jarden common stock due to any increase or decrease, as applicable, to the price of a share of Newell Rubbermaid common stock at any time from and after December 13, 2015 (the date of the execution of the merger agreement). However, if, between December 13, 2015 and the effective time of the first merger, any change in the outstanding shares of capital stock of Newell Rubbermaid or Jarden occurs as a result of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Newell Rubbermaid common stock or Jarden common stock, as applicable), reorganization, recapitalization, reclassification, combination, exchange of shares or other similar transaction (not including any issuance of shares pursuant to equity compensation awards in accordance with the merger agreement) with a record date during such period, the exchange ratio and related provisions will be appropriately adjusted to provide to the holders of shares of Newell Rubbermaid common stock and the holders of shares of Jarden common stock the same economic effect as contemplated by the merger agreement prior to such stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other similar transaction.

Representations and Warranties

The merger agreement contains substantially reciprocal representations and warranties of Newell Rubbermaid and the Merger Subs, on the one hand, and Jarden, on the other hand, regarding, among other things:

•	due organization, valid existence, good standing and qualification to do business, and corporate power and authority;

•	corporate authorization of the merger agreement and the merger transactions and the valid, binding and enforceable nature of the merger agreement;

•	the approval and recommendation by such party’s board of the merger transactions;

•	the absence of any conflict with, or violation of, or default (with or without notice or lapse of time, or both) under, or right of termination, cancelation or acceleration of any obligation or loss of a benefit under, or creation of any pledge, claim, lien, charge, encumbrance or security interest of any kind or nature whatsoever upon any property (real or personal) or assets under (1) the organizational documents of Newell Rubbermaid and its subsidiaries, on the one hand, or Jarden and its subsidiaries, on the other hand, (2) any contract, permit, concession, franchise, license or similar authorization to which Newell Rubbermaid and its subsidiaries, on the one hand, or Jarden and its subsidiaries, on the other hand, is a party or its respective properties or assets are bound, or (3) any governmental filings, law or order;

•	required consents and approvals from governmental entities;

•	capitalization and ownership of subsidiaries;

•	SEC documents and financial statements, the absence of material misstatements or omissions in such filings and documents, and compliance of such filings with legal requirements;

•	compliance with the listing rules of NYSE;

•	absence of certain undisclosed liabilities since September 30, 2015;

•	maintenance and effectiveness of internal controls and disclosure controls and procedures;

•	accuracy of information supplied or to be supplied for use in this joint proxy statement/prospectus;

•	conduct of its businesses in the ordinary course, consistent with past practice, and the absence of a material adverse effect since December 31, 2014;

•	compliance with applicable laws and governmental orders and corruption laws, filings with regulatory authorities;

•	possession of and compliance with required permits necessary for the conduct of such party’s business;

•	absence of certain legal proceedings, investigations and governmental orders;

•	employee benefit plan and ERISA matters;

•	employment and labor matters;

•	tax matters;

•	voting requirements with respect to the first merger;

•	applicability of antitakeover statutes;

•	intellectual property;

•	existence of and compliance with certain material contracts;

•	environmental matters;

•	real property;

•	opinions from financial advisors;

•	brokers’ fees payable in connection with the first merger;

•	insurance policies;

•	reliance on representations and warranties; and

•	absence of transactions, contracts or arrangements with affiliates requiring disclosure under the securities laws.

In addition, Newell Rubbermaid has further made representations and warranties regarding, among other things:

•	the receipt of financing commitments and the availability of the proceeds therefrom, sufficient in the aggregate with other sources of cash and borrowing capacity, for Newell Rubbermaid to pay the cash consideration in the first merger and related fees and expenses; and

•	the ownership, operations and assets of Merger Sub 1 and Merger Sub 2.

In addition, Jarden has further made representations and warranties regarding, among other things:

•	the absence of certain changes in and events affecting Jarden from December 31, 2014 to the date of the merger agreement; and

•	dividends paid, since January 31, 2012, in anticipation of, or to facilitate the first merger.

Many of the representations and warranties in the merger agreement are qualified by a “materiality” or “material adverse effect” standard (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct would be material to or have a material adverse effect with respect to the party making the representation or warranty).

For purposes of the merger agreement, a “material adverse effect” means, with respect to a party, any change, effect, development, circumstance, condition, state of facts, event or occurrence that, individually or in the aggregate, is, or would reasonably be expected to be, materially adverse to (1) the business, financial condition or results of operations, taken as a whole or (2) such party’s ability to complete the first merger, except that the definition of “material adverse effect” excludes any effect that results from or arises in connection with:

•	changes in general economic or political conditions, changes in securities, credit, currency, financial or other capital markets conditions in the U.S. or any foreign jurisdiction, changes in prevailing interest rates or exchange rates, changes in the industry in which the party or any of its subsidiaries operates, or changes in commodity prices (in each case, except to the extent such effect affects the party and its subsidiaries in a disproportionate manner as compared to other companies that operate in the same industry sector as the party and conduct substantially the same businesses that the party and its subsidiaries operate);

•	any failure, in and of itself, by the party to meet any internal or published projections, forecasts, estimates, capital budgets or predictions in respect of revenues, cash flows, EBITDA, earnings or other financial or operating metrics for any fiscal period(s) (it being understood that the underlying facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or would be reasonably likely to occur, a material adverse effect, unless such effects are otherwise excluded pursuant to the other clauses of this definition);

•	the negotiation, execution and delivery of the merger agreement or the public announcement, completion or pendency of the merger transactions, including the impact thereof on the relationships, contractual or otherwise, of the party or any of its subsidiaries with any governmental entity or with the party’s stockholders or with party and its subsidiaries’ employees, customers, suppliers, vendors, insurers, competitors or partners;

•	any change, in and of itself, in the market price (including any decline) or trading volume of the party’s common stock (provided that the underlying facts or occurrences giving rise to or contributing to such change may be taken into account in determining whether there has been or will be, a material adverse effect unless such effects are otherwise excluded pursuant to the other clauses of this definition);

•	any change in law or in any interpretation of any law, or changes in regulatory conditions in the jurisdictions in which the party or any of its subsidiaries operates, or any change in GAAP or authoritative interpretation thereof, after the date hereof (in each case, except to the extent such effect affects the party and its subsidiaries in a disproportionate manner as compared to other companies that participate in the businesses that the party and its subsidiaries operate);

•	geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage, civil insurrection or terrorism, or any escalation or worsening of any such acts threatened or pending as of the date of the merger agreement (in each case, except to the extent such effect affects the party and its subsidiaries in a disproportionate manner as compared to other companies that participate in the businesses that the party and its subsidiaries operate);

•	any hurricane, tornado, flood, tsunami, earthquake or other natural disaster or act of God (in each case, except to the extent such effect affects the party and its subsidiaries in a disproportionate manner as compared to other companies that operate in the same industry sector as the party and conduct substantially the same businesses that the party and its subsidiaries operate);

•	any litigation brought by any person (whether derivatively in the name and in the right of the party directly by any holder of the party’s common stock or otherwise) alleging breach of fiduciary duty on the part of the party’s board or any violation of law in respect of the merger agreement, the merger transactions;

•	any action taken or omission to act by the party or its controlled affiliates that is expressly required by the merger agreement or otherwise requested in writing by the other party; or

•	any breach, violation or non-performance of the merger agreement by the other party of its obligations under the merger agreement.

The representations and warranties contained in the merger agreement will not survive the effective time of the first merger.

Conduct of Business

Each of Newell Rubbermaid and Jarden has agreed, between the date of the merger agreement and the effective time of the first merger, to conduct its business in the ordinary course of business, consistent with past practice, including by using reasonable best efforts to (1) preserve intact its current business organizations, (2) preserve its assets and properties in good repair and condition, (3) keep available the services of its current officers and other key employees, and (4) preserve its relationships with those persons having business dealings with it.

In addition, each of Newell Rubbermaid and Jarden has agreed not to take certain actions between the date of the merger agreement and the effective time of the first merger, including the following (subject to exceptions described below or as set forth in disclosure letters that were exchanged between Newell Rubbermaid and Jarden at the time they entered into the merger agreement):

•	authorizing or paying dividends or other distributions on any of its capital stock, except that (1) Newell Rubbermaid and Jarden may each cause its respective, direct or indirect wholly-owned, subsidiary to pay dividends or other distributions on any of its capital stock to itself and (2) Newell Rubbermaid can pay quarterly cash dividends to Newell Rubbermaid stockholders that are not in excess of $0.19 per share (subject to periodic increases in such amount as determined by the Newell Rubbermaid board of directors consistent with past practice);

•	splitting, combining or reclassifying its capital stock, or issuing or authorizing the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock;

•	purchasing, redeeming or otherwise acquiring its own capital stock or any other securities, or any rights, warrants or options or stock appreciation rights to acquire its own capital stock or other securities (other than, in the case of Newell Rubbermaid, such repurchases as are consistent with past practice or in connection with a structured accelerated share repurchase program);

•	issuing, delivering, selling, pledging or otherwise encumbering or subjecting to any lien any shares of its capital stock, or other voting securities or other security convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, other than:

•	granting certain equity awards to employees,

•	in connection with setting equity compensation granted prior to December 13, 2015 under such party’s benefit plans as in effect on December 13, 2015,

•	as required by such party’s benefit plan(s) as in effect on December 13, 2015 (the date of the execution of the merger agreement),

•	upon conversion or exchange of debt or registered securities outstanding prior to the December 10, 2015 and disclosed in any party’s filings with the SEC,

•	in the case of Newell Rubbermaid, in connection with an internal reorganization pursuant to a contract entered into prior to the merger agreement, or

•	in the case of Jarden, granting certain equity awards to Messrs. Franklin, Ashken and Lillie as more fully described in “Newell Rubbermaid Proposal I: Approval of the Share Issuance and Jarden Proposal I: Adoption of the Merger Agreement—Treatment of Jarden Equity Awards” beginning on page 160 of this joint proxy statement/prospectus;

•	other than (1) in the ordinary course of business consistent with past practice, (2) assets and properties associated with discontinued operations, (3) consummating a transaction previously disclosed in any party’s filings with the SEC, or (4) sales or other dispositions in one or more transactions with respect to which the greater of the aggregate consideration or fair market value does not exceed, in the case of Newell Rubbermaid, $5 million, and in the case of Jarden, $7.5 million:

•	transferring, selling, leasing, subleasing, licensing, sublicensing or otherwise disposing of any material assets or material properties of the party or any of its subsidiaries, or

•	mortgaging or pledging any material assets or material properties of the party or any of its respective subsidiaries, or subject any such assets or properties to any other lien (except permitted liens); or

•	changing any of its financial or tax accounting policies or procedures currently in effect, except (1) as required by GAAP, SEC Regulation S-X, or a governmental entity or quasi-governmental entity (including FASB or any similar organization) or (2) as required by law.

Jarden has further agreed not to take certain actions between the date of the merger agreement and the effective time of the first merger, including the following (subject, in each case, to exceptions specified below and in the merger agreement or previously disclosed in writing to Newell Rubbermaid as provided in the merger agreement):

•	licensing, granting any rights to or transferring any of the material intellectual property owned or, used or held for use by Jarden or its subsidiaries, other than grants of non-exclusive licenses in the ordinary course of business consistent with past practice;

•	abandoning, cancelling, failing to renew, failing to continue to prosecute, protect or defend or otherwise disposing of any of the material intellectual property owned or, used or held for use by Jarden or its subsidiaries;

•	other than in the ordinary course of business consistent with past practice:

•	amending, renewing, terminating or waiving in any material respect any material contract of Jarden, except for amendments or renewals without material adverse changes, material additions or material deletions of terms, or

•	entering into any new material contract;

•	acquiring an interest in any real property, whether through purchase, lease or otherwise (except leases in the ordinary course of business and transactions involving only direct or indirect wholly-owned subsidiaries of Jarden and permitted guarantees);

•	entering into any joint venture or analogous transaction (except transactions involving only direct or indirect wholly-owned subsidiaries of Jarden and permitted guarantees);

•	merging with or entering into a consolidation with or otherwise acquiring any interest in any person, or acquiring a substantial portion of the assets or business of any person (or any division or line of business thereof) (except, but specifically excluding any merger or consolidation of Jarden with any other person, transactions involving only direct or indirect wholly-owned subsidiaries of Jarden and permitted guarantees);

•	authorizing, recommending, proposing or announcing an intention to adopt a plan of complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization or any other reorganization;

•	entering into any new line of business;

•	creating, incurring or assuming any indebtedness for borrowed money, or issuing any debt securities or any right to acquire debt securities, assuming, guarantying, endorsing or otherwise becoming liable or responsible (whether, directly, contingently or otherwise) for the indebtedness of another person, entering into any contract to maintain any financial statement condition of another person, entering into any capital lease or other arrangement having the economic effect of any of the foregoing, or entering into any other guarantees or assurances against future performance or loss, except (1) indebtedness incurred in the ordinary course of business and consistent with past practice under Jarden’s current borrowing contracts or any refinancing thereof, (2) any inter-company indebtedness solely involving Jarden or its direct or indirect wholly-owned subsidiaries, (3) as required by contracts in effect on December 13, 2015 or entered into in the ordinary course of business, or (4) guarantees by Jarden of indebtedness of its subsidiaries or guarantees by its subsidiaries of indebtedness of Jarden and its other subsidiaries that is incurred in compliance with (1) through (3);

•	waiving, releasing, assigning, settling or compromising any pending or threatened action which (1) is material to the business of Jarden and its subsidiaries, taken as a whole, (2) otherwise involves the payment by Jarden of an amount in excess of $5,000,000 (excluding any amounts that may be paid under insurance policies), other than settlements or compromises of any pending or threatened action reflected or reserved against in the balance sheet (or the notes thereto) of Jarden as of September 30, 2015 included in the Jarden’s filings with the SEC, or (3) involves any admission of criminal wrongdoing;

•	except as required by any Jarden benefit plan in effect on December 13, 2015 or as required by law:

•	increasing any compensation or benefit to, or entering into or amending any employment, change-in-control or severance contract with, any director, officer or other employee, other than, with respect to employees who are not directors, officers or employees at the level of senior vice president or above, increases in compensation or benefits in the ordinary course of business consistent with past practice,

•	granting any material bonuses, other than performance-based bonuses in the ordinary course of business consistent with past practice, to any director, officer or other employee,

•	entering into or adopting any new material Jarden benefit plan (including any stock option, stock benefit or stock purchase plan) or amending or modifying, in a manner that would materially increase costs to Jarden, any existing Jarden benefit plan or accelerating the vesting of any compensation (including options, restricted stock, restricted stock units, warrants, other shares of capital stock or rights of any kind to acquire any shares of capital stock or equity-based awards) for the benefit of any director, officer or other employee,

•	granting to any director, officer or other employee any right to receive, or paying to any director, officer or other employee, any severance, change-in-control, retention, termination or similar compensation or benefits or increases therein (other than the payment of cash severance or the provision of continued welfare benefits in the ordinary course of business consistent with past practice), or

•	taking any action to accelerate any payment or benefit, or the funding of any payment or benefit, payable or to be provided to any director, officer or other employee;

•	making (except for elections made in the ordinary course of business) or changing any material tax election, changing any tax accounting period for purposes of a material tax or material method of tax accounting, filing any material amended tax return, settling or compromising any audit or proceeding relating to a material amount of taxes, except in the ordinary course of business, agreeing to an extension or waiver of the statute of limitations with respect to a material amount of taxes, entering into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or non-U.S. law) with respect to any material tax, surrendering any right to claim a material tax refund or taking any action that would require filing of a “gain recognition agreement” (within the meaning of the Treasury Regulations promulgated under Section 367 of the Code) to avoid current recognition of a material amount of income or gain for U.S. federal income tax purposes;

•	other than as reasonably determined by Jarden to likely be necessary to maintain the value and functionality of Jarden’s facilities (whether as a result of a casualty or otherwise and whether or not covered by insurance), making aggregate capital expenditures that are greater than the aggregate amount of Jarden’s budgeted capital expenditures;

•	amending the Jarden charter or the Jarden bylaws or adopting any stockholder rights plan, “poison pill” antitakeover plan or similar device that would apply to the merger transactions;

•	entering into any transaction or contract between Jarden or any of its subsidiaries, on the one hand, and any of Jarden’s affiliates (other than wholly-owned subsidiaries of Jarden), on the other hand, that would be required to be disclosed by Jarden under Item 404 of Regulation S-K under the Securities Act; or

•	entering into, or amending or modifying in any material respect, any collective bargaining contract, card check neutrality/labor peace contract or accretion provisions with any labor union.

Newell Rubbermaid has further agreed not to take certain actions between the date of the merger agreement and the effective time of the first merger, including the following (subject, in each case, to exceptions specified below and in the merger agreement or previously disclosed in writing to Jarden as provided in the merger agreement):

•	merging with or entering into a consolidation with or otherwise acquiring any interest in any person, or acquiring a substantial portion of the assets or business of any person, or any division or line of business thereof, in each case, other than a transaction pursuant to a contract entered into prior to December 13, 2015 or any other transaction in which the aggregate consideration paid does not exceed $5.0 million, any transactions involving only direct or indirect wholly-owned subsidiaries of Newell Rubbermaid and any permitted guarantee;

•	authorizing, recommending, proposing or announcing an intention to adopt a plan of complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization or any other reorganization, except (but specifically excluding any merger or consolidation of Newell Rubbermaid with any other person) transactions involving only direct or indirect wholly-owned subsidiaries of Newell Rubbermaid and permitted guarantees;

•	creating, incurring or assuming any indebtedness for borrowed money, or issuing any debt securities or any right to acquire debt securities, assuming, guarantying, endorsing or otherwise becoming liable or responsible (whether, directly, contingently or otherwise) for the indebtedness of another person, entering into any contract to maintain any financial statement condition of another person, entering into any capital lease or other arrangement having the economic effect of any of the foregoing, or entering into any other guarantees or assurances against future performance, which would be reasonably likely to result in the occurrence of a debt rating failure;

•	amending the Newell Rubbermaid charter or the Newell Rubbermaid bylaws or the organizational documents of Merger Sub 1 or Merger Sub 2 (other than amendments to the organizational documents of Merger Sub 1 or Merger Sub 2 as may be necessary to effect the merger transactions) or adopt any stockholder rights plan, “poison pill” antitakeover plan or similar device that would apply to the merger transactions; or

•	taking any actions, or causing to be taken any actions, that would reasonably be expected to prevent or materially delay or impede Newell Rubbermaid’s compliance with any covenants, agreements or obligations.

No Solicitation of Alternative Proposals

Each of Newell Rubbermaid and Jarden has agreed that, from December 13, 2015 until the first to occur of (1) the termination of the merger agreement (in accordance with its terms) or (2) the effective time of the first merger, it will not, it will cause its subsidiaries, directors and officers not to, and it will use its reasonable best efforts to cause its representatives not to, directly or indirectly:

•	solicit, initiate or knowingly encourage or facilitate (including by means of furnishing any information regarding Newell Rubbermaid, on the one hand, and Jarden on the other, or their respective subsidiaries) any inquiries regarding, or the making, announcement or submission of, any expression of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, an alternative proposal (as described below);

•	enter into any contract (whether binding, non-binding, conditional or otherwise) with respect to any alternative proposal;

•	fail to enforce, release any person from or waive or render inapplicable, the provisions of any confidentiality, standstill or other similar contract currently in effect to which Newell Rubbermaid or Jarden or any of their respective subsidiaries are a party, as applicable, with respect to an alternative proposal;

•	“opt out” of or waive, or take any action to render inapplicable the provisions of any anti-takeover laws to any alternative proposal or any person (other than Newell Rubbermaid and its subsidiaries on the one hand, or Jarden and its subsidiaries on the other hand);

•	engage in, continue or participate in any discussions or negotiations with any person (except solely to the extent necessary, to obtain clarification of the terms of any such expression of interest, proposal or offer), with respect to any such expression of interest, proposal or offer; or

•	provide any nonpublic information or access to the business, properties, assets, liabilities, books or records of Newell Rubbermaid and its subsidiaries on the one hand, or Jarden and its subsidiaries on the other hand or any of its subsidiaries to any person (or any representative of any person) who has made, has informed the party of any intention to make, or has publicly announced an intention to make, any proposal or offer that constitutes, or could reasonably be expected to lead to, an alternative proposal.

Notwithstanding the restrictions described above, if, prior to obtaining the requisite stockholder approval in connection with the first merger, Newell Rubbermaid or Jarden receives an unsolicited written expression of interest, proposal or offer that the Newell Rubbermaid board on the one hand, or the Jarden board on the other hand determines in good faith, after consultation with such party’s outside legal counsel and a financial advisor of nationally recognized reputation, constitutes or is reasonably expected to lead to, a superior proposal, then, subject to compliance with the merger agreement, the party and its representatives will be permitted to (1) furnish, pursuant to a confidentiality agreement (a copy of which is promptly provided to the other party), information with respect to the party and its subsidiaries to the person making such expression of interest, proposal or offer and to such person’s representatives and (2) participate in discussions and negotiations with such person and its representatives regarding any such expression of interest, proposal or offer. The merger agreement requires that each party make available to the other party copies of all material nonpublic information (to the extent that such nonpublic information has not previously been made available to the other party) that is made available to any such person in accordance with the preceding sentence prior to or substantially concurrently with the time it is first made available to such person.

An “alternative proposal” with respect to a party means any offer or proposal made by any person (other than Newell Rubbermaid, Merger Sub 1, Merger Sub 2, Jarden or any subsidiary of Jarden) or “group” (within the meaning of Section 13(d) of the Exchange Act), relating to or providing for, in any single transaction or series of related transactions (other than the merger transactions), directly or indirectly, any (1) purchase, sale, lease, license, assignment, transfer, exchange or other disposition of assets of the party or any subsidiary of such party representing 20% or more of the consolidated assets of the party or to which 20% or more of the party’s revenues are attributable, (2) acquisition of 20% or more of the aggregate voting power of the then-outstanding shares of the party’s capital stock, (3) tender or exchange offer that, if consummated, would result in any person or group owning 20% or more of the aggregate voting power of the then-outstanding shares of the party’s capital stock, (4) issuance by the party or any subsidiary of the party of equity security interests representing 20% or more of the aggregate voting power of the then-outstanding capital stock of the party, (5) merger, business combination, consolidation, share exchange, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the party or any subsidiary of the party, or (6) any combination of the foregoing types of transactions if the total percentage of the party’s consolidated assets and/or revenues involved is 20% or more, or if such person or group (or the stockholders of such person or group) would acquire beneficial ownership or the right to acquire beneficial ownership of equity security interests representing 20% or more of the aggregate voting power of the then-outstanding capital stock of the party.

A “superior proposal” with respect to a party means a bona fide, written alternative proposal (except that references in the definition of “alternative proposal” to “20% or more” are replaced by “100%” for purposes of the definition of “superior proposal”) made by any person or “group” (within the meaning of Section 13(d) of the Exchange Act) that the party’s board determines in good faith, after consultation with such party’s outside legal counsel and a financial advisor of nationally recognized reputation, and after (1) taking into account all legal, regulatory and other aspects of such proposal and the reputation and transaction consummation history of the person(s) or group making such proposal (including any break-up and expense reimbursement fees, conditions to consummation, and whether the transactions contemplated by the proposal are capable of being consummated on a reasonably timely basis in accordance with their terms), (2) giving effect to any binding proposal made by Jarden, in the case of Newell Rubbermaid, and Newell Rubbermaid, in the case of Jarden, and considered and negotiated in good faith by the party as required by the merger agreement, and (3) taking into account the long-term value creation and financial benefits to the holders of the party’s common stock expected to be derived from combining the businesses of the parties in the merger transactions, is more favorable from a financial point of view to the holders of the party’s common stock than the merger transactions, and is reasonably likely to receive all approvals required by any governmental entity, and for which, in the case of a proposal involving cash consideration, all requisite funds are either immediately available or will be fully committed upon the signing of a definitive agreement pursuant to written financing commitments from reputable commercial banks, lenders and other financing sources (and in respect of any such external financing, consummation of the transactions contemplated by such superior proposal is not subject to any financing contingency, condition or “out”).

Change of Board of Directors Recommendation

Each of Newell Rubbermaid and Jarden has agreed that it will not, it will cause its subsidiaries, directors and officers not to, and it will use its reasonable best efforts to cause its representatives not to, directly or indirectly, (1) fail to include in this joint proxy statement/prospectus the Newell Rubbermaid board recommendation or the Jarden board recommendation, as applicable, or otherwise fail to make the Newell Rubbermaid board recommendation or the Jarden board recommendation, as applicable, (2) withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, in a manner adverse to the other party, the Newell Rubbermaid board recommendation or the Jarden board recommendation, as applicable, (3) take any formal action or make any recommendation or public announcement or filing in response to a tender or exchange offer commenced by any person(s), other than an express recommendation (made by the Jarden board, on the one hand, or the Newell Rubbermaid board, on the other hand, pursuant to Rule 14e-2(a)(1) under the Exchange Act) that the holders of the party’s common stock reject such tender or exchange offer, or a temporary “stop-look-listen” communication (made by the Jarden board regarding the adoption of the merger agreement on the one hand, or the Newell Rubbermaid board regarding the Newell Rubbermaid approval of the share issuance, on the other hand, pursuant to Rule 14d-9(f) under the Exchange Act), (4) fail to publicly recommend against an alternative proposal, or fail to publicly reaffirm the Newell Rubbermaid board recommendation or the Jarden board recommendation, in each case, within 10 business days after any written request of the other party to do so subsequent to any public announcement by any person of an alternative proposal that has not been withdrawn prior to the other party’s request, (5) enter into, approve, adopt or recommend, or resolve or propose publicly to enter into, approve, adopt or recommend any alternative proposal or any letter of intent, agreement-in-principle, expression of interest, term sheet, heads of agreement, merger agreement, acquisition or business combination agreement, asset sale or transfer agreement, restructuring, reorganization or recapitalization agreement, option agreement, joint venture providing for or relating to an alternative proposal. We refer to the actions described in clauses (1) through (5) of the previous sentence as a change of recommendation.

Notwithstanding the restrictions described above, the Newell Rubbermaid board or the Jarden board, at any time before Newell Rubbermaid stockholders approve the share issuance or Jarden stockholders adopt the merger agreement, as applicable, may make a change of recommendation in response to (A) a superior proposal that did not result from a violation of such party’s non-solicitation obligation or (B) an intervening event, in each case only if the applicable party’s board determines in good faith, after consultation with such party’s outside legal counsel and a financial advisor of nationally recognized reputation, that a failure to do so would be inconsistent with the fiduciary duties of such party’s board under applicable law.

Newell Rubbermaid or Jarden, as the case may be, may not make a change of recommendation unless:

•	it notifies the other party in writing of its intention to duly convene a meeting of the applicable party’s board to consider making a change of recommendation (which notice to the other party must be delivered within 24 hours after such party’s board determines to convene such meeting, but in any case, not less than five business days before such meeting is convened), and such notice must include, (x) if the meeting of the board at which a change of recommendation is to be considered is in response to a superior proposal, the identity of the person making the superior proposal and a true and complete copy of all documentation comprising the most current version of such superior proposal (including all proposed transaction agreements, including exhibits and schedules) or (y) if the meeting of the board at which a proposed change of recommendation is to be considered is in response to an intervening event, a detailed description of all underlying facts, conditions and circumstances giving rise to the occurrence and continued existence of the intervening event;

•	it negotiates in good faith with the other party and its representatives to amend or modify the terms of the merger agreement for a period of five business days following receipt of an alternative proposal (if the other party has indicated that it desires to negotiate such amendment or modification); and

•	if the meeting of the party’s board at which a proposed change of recommendation is to be considered is in response to:

•	a superior proposal, the other party does not make, within such five-business day period, a binding offer in the form of a proposed definitive amendment to the merger agreement (which, if accepted by the other party, will become a binding agreement among Newell Rubbermaid, Merger Sub 1, Merger Sub 2 and Jarden) that, as determined by the party’s board in good faith, after consultation with such party’s outside legal counsel and a financial advisor of nationally recognized reputation, has caused such alternative proposal to no longer be a superior proposal (provided that any proposed amendment or modification to the material terms of a superior proposal by any person who previously submitted the same to the party will require a new written notice to the other party from the party and a three-business day period notice and negotiation period thereupon will commence), or

•	an intervening event, the other party does not make, within such five-business day period, a binding offer in the form of a proposed definitive amendment to the merger agreement (which, if accepted by the party, will become a binding agreement among Newell Rubbermaid, Merger Sub 1, Merger Sub 2 and Jarden) that, as determined by the party’s board in good faith, after consultation with such party’s outside legal counsel and a financial advisor of nationally recognized reputation, obviates the need for the party’s board to make the change of recommendation.

An “intervening event” with respect to a party means an event, state of facts, change, discovery, development or circumstance relating specifically to such party and not of a general economic, industry or market nature, except to the extent the party is affected in a beneficially disproportionate manner compared to other companies that operate in party’s industry sector and which other companies conduct substantially the same businesses as the party and its subsidiaries currently operate, that arises entirely after the date of the merger agreement and is continuing on any date of determination of the occurrence thereof, that was not known or reasonably foreseeable by the party’s board or any member thereof as of or prior to December 13, 2015, and which event, state of facts, change, discovery, development or circumstance is materially beneficial, measured on a long-term basis, to the financial condition or results of operation of the party and its subsidiaries, taken as a whole. None of the following events will constitute an “intervening event”: (1) any superior proposal, or any inquiry, offer or proposal that constitutes or that reasonably can be expected to lead to a superior proposal, (2) any action taken by any party in furtherance of the merger agreement, or (3) a change in the price or trading volume of the shares or credit rating of such party (except that this clause (4) will not prevent or otherwise affect a determination that any change, effect, event, circumstance, development or occurrence underlying such change has resulted in or contributed to a intervening event).

Efforts to Obtain Required Stockholder Votes

Newell Rubbermaid has agreed to convene the Newell Rubbermaid annual meeting and is soliciting proxies FOR, among other items to be voted on, the approval by Newell Rubbermaid stockholders of the share issuance. Newell Rubbermaid has agreed to use its reasonable best efforts to obtain such stockholder approval, unless, solely in the case of a superior proposal (as described above), the Newell Rubbermaid board no longer recommends the proposal or the merger agreement has been earlier terminated in accordance with its terms.

Jarden has agreed to convene the Jarden special meeting and is soliciting proxies FOR, among other things, the adoption of the merger agreement by Jarden stockholders. Jarden has agreed to use its reasonable best efforts to obtain such stockholder approval unless, solely in the case of a superior proposal (as described above) the Jarden board no longer recommends the proposal or the merger agreement has been earlier terminated in accordance with its terms.

Efforts to Complete the Merger Transactions

Each of Newell Rubbermaid and Jarden has agreed generally to use its commercially reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to complete and make effective, in the most expeditious manner practicable, the merger transactions, including using commercial reasonable efforts to:

•	obtain all necessary actions or non-actions, waivers, consents and approvals from governmental entities, including any required action or non-action under the antitrust laws prior to the effective time of the first merger, and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain any required consent from, or to avoid an action or proceeding by, any governmental entity,

•	obtain all necessary consents, approvals or waivers from any other third parties, and

•	defend any action challenging the merger agreement or the completion of the merger transactions, including any action seeking to have any stay or temporary restraining order entered by any court or other governmental entity vacated or reversed.

Newell Rubbermaid has agreed to take any and all action reasonably necessary to prevent the issuance of an order or establishment of a law prohibiting or enjoining the merger transactions or to obtain requisite regulatory approvals, including:

•	selling or otherwise disposing of, or holding separate and agreeing to sell or otherwise dispose of, assets, categories of assets or businesses of Newell Rubbermaid or Jarden or their respective subsidiaries,

•	terminating existing relationships, contractual rights or obligations of Newell Rubbermaid or Jarden their respective subsidiaries,

•	terminating any venture or other arrangement,

•	creating any relationship, contractual rights or obligations of Jarden or Newell Rubbermaid or their respective subsidiaries, or

•	effectuating any other change or restructuring of Newell Rubbermaid or Jarden or their respective subsidiaries (and, in each case, entering into agreements or stipulating to the entry of an order or filing appropriate applications with any governmental entity in connection with any of the foregoing and in the case of actions by or with respect to Jarden or its subsidiaries or its or their businesses or assets, by consenting to such action by Jarden (provided that any such action may, at the discretion of Jarden, be conditioned upon completion of the merger transactions)).

Notwithstanding the above, in no event will Newell Rubbermaid or any of its affiliates be required to propose or agree to (or to consent to Jarden or any of its subsidiaries proposing or agreeing to) any divestiture that the Newell Rubbermaid board determines in good faith, after consultation with such party’s outside legal counsel and a financial advisor of nationally recognized reputation, would, if such divestiture were taken, have a materially adverse effect on the aggregate net benefits (including synergies) expected to be received by Newell Rubbermaid arising from the merger transactions.

Employee Benefits Matters

From the date of completion of the first merger until December 31, 2016, Newell Rubbermaid will:

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cause to be provided to each current Jarden employee who is employed by Newell Rubbermaid and its subsidiaries (except to the extent such employee is a collectively bargained employee whose terms and conditions of employment will be governed by the applicable collective bargaining agreement) compensation and benefits (except those provided by any equity based benefit plans or arrangements of

Jarden) that are substantially comparable in the aggregate to the compensation and benefits provided to each such Jarden employee prior to the effective date of the first merger, or, at Newell Rubbermaid’s option, Newell Rubbermaid will provide, or cause to be provided, to each such Jarden employee compensation and benefits substantially similar to the level of compensation and benefits provided to employees of Newell Rubbermaid and its subsidiaries working in a substantially similar positions; and

•	cause to be honored all Jarden benefit plans (except those provided by any equity based Jarden benefit plan or arrangement) in accordance with the terms thereof.

For all purposes under each employee benefit plan of Newell Rubbermaid and its subsidiaries providing benefits to any Jarden employee after completion of the first merger, and subject to law and obligations under applicable collective bargaining or similar contracts, each Jarden employee will be credited with his or her years of service with Jarden or any of their respective affiliates, as the case may be, before the completion of the first merger, to the same extent as such Jarden employee was entitled, before the completion of the first merger, to credit for such service under any Jarden benefit plan of the same type, as applicable, except to the extent such credit would result in a duplication of benefits, except that Jarden employees will not be entitled to the benefit of any grandfathered benefit formula or to participation in any benefit plan or arrangement provided by Newell Rubbermaid, its subsidiaries or affiliates that would not be provided to any employee first hired by Newell Rubbermaid or one of its subsidiaries or affiliates on or after completion of the first merger.

In addition, and without limiting the generality of the foregoing, and subject to law and obligations under applicable collective bargaining or similar contracts: (1) each Jarden employee will be immediately eligible to participate, without any waiting time, in any and all employee benefit plans of Newell Rubbermaid and its subsidiaries providing benefits to any Jarden employee after completion of the first merger, which are welfare benefit plans, but only to the extent coverage under such plans replaces coverage under a Jarden benefit plan of the same type, as applicable, in which such employee participated immediately before the completion of the first merger, and (2) for purposes of each plan providing medical, dental, pharmaceutical or vision benefits to any Jarden employee, Newell Rubbermaid will cause all pre-existing condition exclusions and actively-at-work requirements of such plan to be waived for such Jarden employee and his or her covered dependents, and Newell Rubbermaid will cause any eligible expenses incurred by such Jarden employee and his or her covered dependents during the portion of the plan year of the plan ending on the date such Jarden employee’s participation in the corresponding plan begins to be taken into account under such plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Jarden employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plans (as defined in the merger agreement).

Nothing in the merger agreement will (1) be construed to establish, amend or modify any Jarden benefit plan or any benefit or compensation plan, program, contract, policy or arrangement of Newell Rubbermaid or its subsidiaries, (2) limit the ability of Newell Rubbermaid or Jarden or any of their subsidiaries or affiliates to amend, modify or terminate any benefit or compensation plan, program, contract, policy or arrangement at any time assumed, established, sponsored or maintained by any of them, (3) create any third-party beneficiary rights or obligations in any person (including but not limited to any Jarden employee or former employee of Jarden or its subsidiaries or affiliates) other than the parties to the merger agreement or any right to employment or continued employment or to a particular term or condition of employment with Newell Rubbermaid or Jarden or any of their subsidiaries, or any of their respective affiliates, or (4) limit the right of Newell Rubbermaid or Jarden (or any of their subsidiaries or affiliates) to terminate the employment or service of any employee or other service provider thereof following the completion of the first merger at any time and for any or no reason.

Treatment of Jarden Equity Awards

Stock Options. At the effective time of the first merger, each option to purchase shares of Jarden common stock that is outstanding immediately prior to the effective time of the first merger will vest (to the extent unvested) and will be cancelled and converted into the per share merger consideration (both the cash and stock components) for each net option share underlying such option. Net option share means, with respect to each option to purchase shares of Jarden common stock, a number of shares of Jarden common stock equal to (1) the total number of shares of Jarden common stock underlying such option minus (2) a number of shares with an aggregate fair market value equal to the aggregate exercise price of such option determined by assuming that each such share has a fair market value equal to the per share merger consideration. For such purpose, the per share stock consideration will equal an amount in cash determined by multiplying the exchange ratio by the Newell Rubbermaid average closing price, which means the volume weighted average price per share of Newell Rubbermaid common stock on NYSE for the five trading days beginning on the eighth trading day immediately preceding the closing date of the merger transactions.

Restricted Stock Awards. At the effective time of the first merger, each restricted stock award that represents a right to receive shares of Jarden common stock that is outstanding immediately prior to the effective time of the first merger (other than rollover restricted stock awards), will vest (to the extent unvested), be cancelled and converted into the right to receive the per share merger consideration for each share of Jarden common stock underlying such restricted stock award.

At the effective time of the first merger, each rollover restricted stock award will be cancelled in exchange for a substitute restricted stock award, covering a number of shares of Newell Brands common stock, rounded up to the nearest whole share, with an aggregate fair market value (as defined in the Jarden 2013 Stock Incentive Plan) as of December 31, 2015 equal to the aggregate fair market value of the shares of Jarden common stock subject to such restricted stock award as of December 31, 2015. Each substitute restricted stock award will be subject to similar vesting conditions and payment terms as were applicable to such rollover restricted stock award immediately prior to the effective time of the first merger.

Jarden Employee Stock Purchase Plan. Under the terms of the merger agreement, Jarden will take all reasonable actions to (1) terminate the Jarden ESPP as of immediately prior to the effective time of the first merger; and (2) provide that any offering period under the Jarden ESPP that would otherwise be in progress as of the closing date of the merger transactions will be shortened so that the last day of each such offering period will be at least 10 business days prior to the closing date of the merger transactions, referred to as the final purchase date. Purchases made on the final purchase date will be contingent on closing of the merger transactions. Jarden will take all reasonable actions to avoid the commencement of any new offering period under the Jarden ESPP at or after the final purchase date and prior to the earlier of the termination of the merger agreement or the effective time of the first merger.

Other Covenants and Agreements

The merger agreement contains certain other covenants and agreements, including covenants relating to:

•	cooperation between Newell Rubbermaid and Jarden in the preparation of this joint proxy statement/prospectus;

•	confidentiality and access by each party to certain information about the other party during the period prior to the effective time of the first merger;

•	the use of each party’s reasonable best efforts to cause the merger transactions to qualify as a reorganization within the meaning of Section 368(a) the Code;

•	indemnification of individuals serving as a directors and officers of Jarden, as of December 13, 2015 or prior to the first merger;

•	cooperation between Newell Rubbermaid and Jarden in connection with press releases and other public announcements;

•	Newell Rubbermaid’s use of commercially reasonable efforts to cause the issuance of Newell Rubbermaid common stock to be approved for listing on NYSE;

•	each party taking actions necessary to ensure that no takeover statutes are, or become, applicable to the merger transactions;

•	the appointment by Newell Rubbermaid of three members of the Jarden board to the Newell Rubbermaid board from and after the effective time of the first merger, and the cooperation between Newell Rubbermaid and Jarden to identify those three individuals;

•	causing the dispositions of Jarden common stock resulting from the first merger by each director and officer of Jarden who is subject to reporting requirements under Section 16(a) of the Exchange Act to be exempt from Section 16(b) of the Exchange Act;

•	Newell Rubbermaid’s use of reasonable best efforts to obtain debt financing for the merger transactions prior to the closing of the merger transactions;

•	Jarden’s use of reasonable best efforts to provide Newell Rubbermaid with assistance with respect to its debt financing as is reasonably requested by Newell Rubbermaid;

•	cooperation between Newell Rubbermaid and Jarden in the defense or settlement of any litigation brought by its stockholders relating to the merger transactions;

•	cooperation between Newell Rubbermaid and Jarden in causing the delisting of Jarden common stock from NYSE and termination of its registration under the Exchange Act, in each case to be effective following the effective time of the first merger; and

•	Jarden’s use of commercially reasonable efforts to deliver a resignation from each Jarden director to Newell Rubbermaid prior to the effective time of the first merger.

Conditions to Completion of the Merger Transactions

The obligations of Newell Rubbermaid, the Merger Subs and Jarden to complete the merger transactions are subject to the satisfaction of the following conditions:

•	the approval by Newell Rubbermaid stockholders of the share issuance;

•	the adoption of the merger agreement by Jarden stockholders;

•	the termination or expiration of any applicable waiting period under the HSR Act;

•	any required waiting periods, clearances, consents or approvals under certain foreign antitrust laws having expired or been obtained;

•	the absence of any law or any temporary restraining order, injunction or other order issued by any court of competent jurisdiction prohibiting, making illegal or preventing the completion of the first merger;

•	the effectiveness of the registration statement of which this joint proxy statement/prospectus forms a part and the absence of a stop order or proceedings threatened or initiated by the SEC relating thereto; and

•	the authorization for the listing on NYSE of the shares of Newell Rubbermaid common stock to be issued to Jarden stockholders in the first merger.

In addition, each of Newell Rubbermaid’s, the Merger Subs’ and Jarden’s obligations to effect the merger transactions are subject to the satisfaction or waiver of the following conditions:

•	the representations and warranties of the other party relating to its capital structure and the absence of a material adverse effect on such party since December 31, 2014 being true and correct as of the closing date of the merger transactions, except in the case of representations and warranties related to capital structure, for de minimis inaccuracies and for representations and warranties that expressly relate to a specific date, in which case such representations and warranties must be true and correct as of such date;

•	the representations and warranties of the other party related to (1) its corporate existence, good standing and qualification to conduct business, (2) the due authorization, execution and validity of the merger agreement, and (3) the applicability of antitakeover statutes and antitakeover charter provisions and contracts being true and correct in all material respects as of the closing date (except to the extent such representations and warranties expressly relate to a specific date, in which case such representations and warranties must be true and correct in all material respects as of such date);

•	the representations and warranties of the other party, except for those representations and warranties described in the preceding two items, being true and correct (without giving effect to any materiality or material adverse effect qualifications contained in such representations and warranties) as of the closing date, except for (1) any failure to be so true and correct that has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on such party and (2) those representations and warranties that address matters only as of a particular date, which need only be true and correct as of such particular date, subject to the exception described in the preceding clause (1);

•	the other party having performed or complied with, in all material respects, all its obligations under the merger agreement required to be performed or complied with on or prior to the effective date of the first merger;

•	the receipt of a customary closing certificate executed by an officer of the other party, certifying that the conditions described in the preceding four bullets have been satisfied;

•	the absence since the date of the merger agreement of any event or condition that has had or would reasonably be expected to have a material adverse effect on the other party; and

•	the receipt of a tax opinion from such party’s tax counsel and the other party’s tax counsel to the effect that the merger transactions will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

Termination of the Merger Agreement

The merger agreement may be terminated at any time prior to the effective time of the first merger, notwithstanding the receipt of the requisite approval of Newell Rubbermaid stockholders or Jarden stockholders, as applicable, under the following circumstances:

•	by mutual written consent of Newell Rubbermaid and Jarden;

•	by either Newell Rubbermaid or Jarden, if:

•	the first merger is not consummated by July 31, 2016, referred to as the outside date. If on such date Jarden or Newell Rubbermaid, as the case may be, has satisfied the closing conditions set forth in the merger agreement (other than the closing conditions relating to the HSR Act and certain other antitrust laws), then Jarden or Newell Rubbermaid, as the case may be, may, in its sole discretion, extend the outside date for up to an additional 45 days. If on such extended outside date all closing conditions set forth in the merger agreement have been satisfied (other than closing conditions relating to the HSR Act and certain other antitrust laws), then Jarden or Newell Rubbermaid, as the case may be, may, in its sole discretion, again extend the outside date for up to an additional 45 days. The right to terminate the merger agreement or extend the outside date will not be available to any party who has materially breached any of its representations, warranties, covenants or agreements,

•	the Jarden stockholders fail to adopt the merger agreement at the Jarden special meeting or any adjournment thereof,

•	the Newell Rubbermaid stockholders fail to approve the share issuance at the Newell Rubbermaid annual meeting or any postponement or adjournment thereof,

•	any law or order or other legal restraint or prohibition is in effect preventing the completion of the merger transactions, or

•	any affirmative approval of a governmental authority required under certain other antitrust laws agreed to by the parties has been denied;

•	by Newell Rubbermaid, if Newell Rubbermaid is not then in material breach of any representation, warranty, covenant or other agreement, and Jarden has breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements, which breach or failure to perform (1) would give rise to the failure of a closing condition relating to the accuracy of Jarden’s representations and warranties or Jarden’s compliance with covenants would fail to be satisfied, and (2) such inaccuracy or breach is not cured by the earlier of 30 days after notice thereof;

•	by Jarden, if Jarden is not then in material breach of any representation, warranty, covenant or other agreement, and Newell Rubbermaid, Merger Sub 1 or Merger Sub 2 has breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements, which breach or failure to perform (1) would give rise to the failure of a closing condition relating to the accuracy of Newell Rubbermaid’s, Merger Sub 1’s or Merger Sub 2’s representations and warranties or Newell Rubbermaid’s, Merger Sub 1’s or Merger Sub 2’s compliance with covenants would fail to be satisfied, and (2) such inaccuracy or breach is not cured within 30 days after notice thereof;

•	by Newell Rubbermaid, at any time prior to the adoption of the merger agreement by Jarden stockholders, if (1) the Jarden board makes a change of recommendation, or (2) Jarden has breached in any material respect its covenants regarding the solicitation of alternative proposals;

•	by Newell Rubbermaid, at any time prior to the approval by Newell Rubbermaid stockholders of the share issuance, if (1) Newell Rubbermaid receives a superior proposal (and Newell Rubbermaid has complied with its covenants related to the solicitation of alternative proposals), (2) the Newell Rubbermaid board approves and enters into a definitive agreement providing for the superior proposal, and (3) Newell Rubbermaid concurrently pays (or causes to be paid) to Jarden a $385 million termination fee;

•	by Jarden, at any time prior to the approval by Newell Rubbermaid stockholders of the share issuance, if (1) the Newell Rubbermaid board makes a change of recommendation, or (2) Newell Rubbermaid has breached in any material respect its covenants regarding the solicitation of alternative proposals;

•	by Jarden, at any time prior to the adoption of the merger agreement by Jarden stockholders, if (1) Jarden receives a superior proposal (and Jarden has complied with its covenants related to the solicitation of alternative proposals), (2) the Jarden board approves and enters into a definitive agreement providing for the superior proposal, and (3) Jarden concurrently pays (or causes to be paid) to Newell Rubbermaid a $385 million termination fee; or

•	by either Newell Rubbermaid or Jarden, at any time prior to the first merger, if

•	all of the closing conditions that relate to both parties and all of the closing conditions that relate to Newell Rubbermaid have been satisfied or, to the extent permitted by law, waived by Newell Rubbermaid or Jarden, as applicable,

•	(1) the proceeds to be provided to Newell Rubbermaid pursuant to the bridge credit facility sufficient to consummate the closing of the first merger are not available and (2) a debt rating failure has occurred; and

•	in the case of a termination by Jarden pursuant to the immediately preceding two paragraphs, Jarden has delivered to Newell Rubbermaid an irrevocable written termination notice certifying that:

•	all closing conditions as they may relate to Jarden’s obligations have been satisfied, and

•	Jarden is ready, willing and able to complete the first merger, and, in each case, the closing has not occurred by the later of (1) the outside date and (2) 30 days after the date the termination notice is delivered to Newell Rubbermaid. However, if Newell Rubbermaid has commenced, prior to or within five business days after the delivery to Newell Rubbermaid of the termination notice, an action against the financing sources for breach of the bridge credit facility, and such action is pending on the date the termination notice is delivered to Newell Rubbermaid or within five business days thereafter, such 30-day period will be extended until the earlier to occur of (x) the funding, in full, by the financing sources of the proceeds of the bridge credit facility or (y) August 31, 2016.

If the merger agreement is validly terminated, the merger agreement will become null and void and there will be no liability on the part of any party, except in the case of fraud or a willful pre-termination breach of the merger agreement. The provisions of the merger agreement relating to fees and expenses, effects of termination, confidentiality, governing law, jurisdiction, waiver of jury trial and specific performance, as well as the confidentiality agreement entered into between Newell Rubbermaid and Jarden and certain other provisions of the merger agreement will continue in effect notwithstanding termination of the merger agreement.

Expenses and Termination Fees

Each party is required to pay all fees and expenses incurred by it in connection with the merger transactions, except that the parties will share equally all antitrust filing fees, all fees and expenses in relation to printing, filing and distribution of this joint proxy statement/prospectus, all SEC and other regulatory filing fees incurred in connection with this joint proxy statement/prospectus and the registration statement of which it is a part, and any documentary, sales, use, real property transfer, real property gains, registration, value-added, transfer, stamp, recording and other similar taxes.

Newell Rubbermaid will be obligated to pay a termination fee of $385 million to Jarden if:

•	Newell Rubbermaid terminates the merger agreement and approves, recommends and enters into a definitive agreement providing for a superior proposal;

•	Jarden terminates the merger agreement because the Newell Rubbermaid board has effected a change of recommendation or Newell Rubbermaid has materially breached its covenants related to the solicitation of alternative proposals;

•	the merger agreement is terminated by either party because (1) the first merger is not completed by the outside date (subject to extension for up to 90 days to the extent permitted by the merger agreement) or (2) the requisite Newell Rubbermaid stockholder approval was not obtained, in each case, at a time when the merger agreement could have been terminated pursuant to the immediately preceding bullet; or

•	a proposal for a qualifying transaction with respect to Newell Rubbermaid is made and publicly announced, and not subsequently publicly withdrawn, and thereafter, the merger agreement is terminated:

•	by Newell Rubbermaid or by Jarden, because the first merger is not consummated by the outside date (subject to extension for up to 90 days to the extent permitted by the merger agreement),

•	by Newell Rubbermaid or by Jarden, because Newell Rubbermaid stockholders fail to approve the share issuance, or

•	by Jarden, because of a breach by Newell Rubbermaid of any of its representations, warranties, covenants or other agreements (to the extent that any such breach constitutes a failure of the condition under which Jarden is obligated under the merger agreement to consummate the merger transactions) and such breach is either incapable of being cured or is not cured within 30 days of written notice thereof delivered by Jarden to Newell Rubbermaid; and, in each case, within 12 months of such termination, Newell Rubbermaid enters into a definitive agreement providing for, or consummates, a qualifying transaction.

Jarden will be obligated to pay a termination fee of $385 million to Newell Rubbermaid if:

•	Jarden terminates the merger agreement and approves, recommends and enters into a definitive agreement providing for a superior proposal;

•	Newell Rubbermaid terminates the merger agreement because the Jarden board has effected a change of recommendation or Jarden has materially breached its covenants related to solicitation of alternative proposals;

•	the merger agreement is terminated by either party because the first merger is not completed by the outside date (subject to extension for up to 90 days as permitted by the merger agreement) or the requisite Jarden stockholder approval was not obtained, in each case, at a time when the merger agreement could have been terminated pursuant to the immediately preceding bullet; or

•	a proposal for a qualifying transaction with respect to Jarden is made and publicly announced, and not subsequently publicly withdrawn, and thereafter, the merger agreement is terminated:

•	by Newell Rubbermaid or by Jarden, because the first merger is not consummated by the outside date (subject to extension for up to 90 days to the extent permitted by the merger agreement),

•	by Newell Rubbermaid or by Jarden, because Jarden stockholders fail to adopt of the merger agreement at the Jarden special meeting (or at any adjournment or postponement thereof), or

•	by Newell Rubbermaid, because of a breach by Jarden of any of its representations, warranties, covenants or other agreements (to the extent that any such breach constitutes a failure of the condition under which Newell Rubbermaid is obligated under the merger agreement to complete the merger transactions); provided, that such breach is either incapable of being cured or is not cured within 30 days of written notice thereof delivered by Newell Rubbermaid to Jarden; and, in each case, within 12 months of such termination, Jarden enters into a definitive agreement to consummate, or consummates, a qualifying transaction.

A “qualifying transaction” means, with respect to Newell Rubbermaid or Jarden, a transaction for which an “alternative proposal” is made and publicly disclosed or announced (substituting, for purposes of this definition, “50%” for each reference to “20%” in the definition of “alternative proposal”).

Reverse Termination Fee Payable by Newell Rubbermaid in the Case of a Debt Rating Failure

If, at any time prior to the effective time of the first merger, the merger agreement is terminated by Newell Rubbermaid or Jarden because (1) (x) the proceeds to be provided to Newell Rubbermaid pursuant to the bridge credit facility sufficient to consummate the first merger are not made available to Newell Rubbermaid for any reason and (y) a debt rating failure occurs or (2) a lapse of the outside termination date at a time when the merger agreement could have been terminated pursuant to the immediately preceding clause (1), then within one business day after any such termination of the merger agreement by Newell Rubbermaid or by Jarden, Newell Rubbermaid will pay or cause to be paid to Jarden a non-refundable cash reverse termination fee equal to $900 million. No such reverse termination fee will be due and payable to Jarden unless and until (i) the conditions to the obligations of Newell Rubbermaid and Jarden, respectively, to consummate the first merger (as specified in Sections 6.1 and 6.2 of the merger agreement) have been satisfied or, to the extent permitted by applicable law, waived and (ii) in the case of a termination of the merger agreement by Jarden, (a) Jarden has delivered to Newell Rubbermaid written notice certifying that the conditions to consummation of the first merger have been satisfied or waived and that Jarden is prepared to consummate the first merger and (b) consummation of the first merger did not occur by the later of 30 days after the date of such termination notice, or July 31, 2016 (subject to extension, under certain circumstances relating to any litigation commenced by Newell Rubbermaid against its bridge credit facility debt financing sources within five days after its receipt from Jarden of the aforementioned termination notice, until the earlier of August 31, 2016 or the date on which the proceeds of the bridge credit facility are fully funded by Newell Rubbermaid’s debt financing sources).

In addition to the potential payment of termination fees, if the merger agreement is terminated because the Newell Rubbermaid stockholders fail to approve the Newell Rubbermaid share issuance or the Jarden stockholders fail to adopt the merger agreement, then the party who did not obtain the requisite stockholder approval must pay the other party’s customary and documented expenses up to a total of $100 million.

Amendments, Extensions and Waivers

The merger agreement may be amended by the parties at any time by execution of a written instrument, except that after (1) the adoption of the merger agreement by Jarden stockholders or (2) the approval of the share issuance by Newell Rubbermaid stockholders, no amendment may be made that requires the approval of such stockholders under applicable law without such approval, and except that certain provisions of the merger agreement may not be amended, supplemented, waived or otherwise modified in a manner that is adverse to the sources of the debt financing without their consent.

At any time prior to the effective time of the first merger, any party may (1) extend the time for performance of any obligations or other acts of the other party; (2) waive any inaccuracies in the representations and warranties of the other party contained in the merger agreement; (3) waive compliance by the other party with any of the agreements or conditions contained in the merger agreement; and (4)  waive the satisfaction of any of the conditions contained in the merger agreement.

No Third Party Beneficiaries

The merger agreement is not intended to confer upon you or any person other than Newell Rubbermaid, Jarden, Merger Sub 1 and Merger Sub 2 any rights or remedies, except with the respect to the rights to indemnification and liability insurance coverage after the completion of the first merger for the current and former directors, officers and employees of Jarden described above in “—Other Covenants and Agreements” and except that the sources of the debt financing are beneficiaries of certain provisions related to the debt financing.

Specific Performance

Newell Rubbermaid and Jarden acknowledged and agreed in the merger agreement that irreparable injury would occur in the event any provision of the merger agreement were not performed in accordance with its specific terms or were otherwise breached. Newell Rubbermaid and Jarden further agreed that each party is entitled to an injunction or injunctions, without the necessity of proving the inadequacy of damages as a remedy and without the necessity of posting any bond or other security, to prevent or remedy breaches or threatened breaches of the merger agreement by the other party and to enforce specifically the terms and provisions of the merger agreement. Notwithstanding the foregoing, in the event Newell Rubbermaid fails to obtain financing (other than as a result of the occurrence of a debt rating failure), Jarden will have the right to specific performance or other equitable remedies to enforce Newell Rubbermaid’s, Merger Sub 1’s or Merger Sub 2’s obligation to proceed to the closing.

Governing Law

The merger agreement is governed by Delaware law, except as provided with respect to certain matters related to financing.

NEWELL RUBBERMAID PROPOSAL II: ADJOURNMENT OF NEWELL RUBBERMAID ANNUAL MEETING

Newell Rubbermaid stockholders are being asked to approve a proposal that will give the Newell Rubbermaid board of directors authority to adjourn the Newell Rubbermaid annual meeting one or more times, if necessary or appropriate, to solicit additional proxies if, immediately prior to such adjournment, sufficient votes to approve the share issuance have not been obtained by Newell Rubbermaid.

If this proposal is approved, the Newell Rubbermaid annual meeting could be adjourned to any date. If the Newell Rubbermaid annual meeting is adjourned, Newell Rubbermaid stockholders who have already submitted their proxies will be able to revoke them at any time prior to their use. If you sign and return a proxy and do not indicate how you wish to vote on any Newell Rubbermaid proposal your shares of Newell Rubbermaid common stock will be voted FOR the approval of the share issuance, FOR the Newell Rubbermaid adjournment proposal and FOR each of the other proposals to be voted on at the Newell Rubbermaid annual meeting. If you indicate, however, that you wish to vote against the proposal to approve the share issuance or any of the other Newell Rubbermaid proposals, your shares of Newell Rubbermaid common stock will only be voted FOR the Newell Rubbermaid adjournment proposal if you indicate that you wish to vote FOR that proposal.

The affirmative vote of a majority of the shares of Newell Rubbermaid common stock present in person or by proxy at the Newell Rubbermaid annual meeting and entitled to vote thereon is required to approve the Newell Rubbermaid adjournment proposal.

The Newell Rubbermaid board recommends that Newell Rubbermaid stockholders vote FOR the approval of the adjournment of the Newell Rubbermaid annual meeting, if necessary or appropriate, to solicit additional proxies if, immediately prior to such adjournment, sufficient votes to approve the share issuance have not been obtained by Newell Rubbermaid.

NEWELL RUBBERMAID PROPOSAL III: ELECTION OF NEWELL RUBBERMAID DIRECTORS

The Newell Rubbermaid board has selected the following nine nominees recommended by the Newell Rubbermaid nominating/governance committee for election to the Newell Rubbermaid board. Although the number of directors is currently set at 12, on February 11, 2016, the Newell Rubbermaid board determined that as of the date of the annual meeting the number of directors would be nine. The reduction of the Newell Rubbermaid board was undertaken in anticipation of the acquisition of Jarden, pursuant to which the Newell Rubbermaid board is expected to ultimately be comprised of 12 directors at completion of the first merger, with the nine nominees representing Newell Rubbermaid and three representatives from the Jarden board who are expected to be elected to the Newell Rubbermaid board at the completion of the first merger. An additional independent director will be appointed subsequent to the completion of the first merger at which time the size of the Newell Rubbermaid board will be expanded to 13 directors. The nominees will hold office from their election until the next annual meeting of Newell Rubbermaid stockholders, and until their successors are elected and qualified. Pursuant to the Newell Rubbermaid corporate governance guidelines, a director is subject to mandatory retirement at the annual meeting immediately following the attainment of age 75.

Proxies will be voted, unless otherwise indicated, FOR the election of each of the nine director nominees to the Newell Rubbermaid board. All of the nominees are currently serving as directors of Newell Rubbermaid and have consented to serve as directors if elected at this year’s annual meeting. Newell Rubbermaid has no reason to believe that any of the nominees will be unable to serve as a director. However, should any nominee be unable to serve if elected, the Newell Rubbermaid board may reduce the number of directors, or proxies may be voted for another person nominated as a substitute by the Newell Rubbermaid board.

The Newell Rubbermaid board recommends that Newell Rubbermaid stockholders vote FOR the election of each of the nine director nominees to the Newell Rubbermaid board.

Name and Background	Director Since
Thomas E. Clarke, age 64, has been President, Nike Innovation of Nike, Inc. (a designer, developer and marketer of footwear, apparel, equipment and accessory products) since 2013. Dr. Clarke joined Nike, Inc. in 1980. He was appointed divisional Vice President in charge of marketing in 1987, corporate Vice President in 1989, General Manager in 1990, and he served as President and Chief Operating Officer from 1994 to 2000 and as President of New Business Ventures from 2001 to 2013. Dr. Clarke previously held various positions with Nike, Inc., primarily in research, design, development and marketing. Dr. Clarke also serves on the board of directors of Starwood, Inc. (a hotels and resorts company). Dr. Clarke has expertise in global brand management, marketing and product development as well as substantial experience in organizational development and knowledge of supply chain operations. Dr. Clarke also played an integral role in the globalization of Nike. He also has substantial institutional knowledge regarding Newell Rubbermaid, including its operations and industries, due to his longstanding service to the Newell Rubbermaid board.	2003

Kevin C. Conroy, age 55, has been Chief Strategy and Data Officer, and President, Digital and Enterprise Development, Univision Communications, Inc. (the premier media company serving Hispanic America) since January 2009. From 2001 to 2009, he served in a variety of senior programming, product and marketing roles at AOL LLC (a global web services company), most recently as AOL’s Executive Vice President of Global Products and Marketing. From 1995 to 2001, Mr. Conroy served in a number of roles with Bertelsmann AG (a transnational media corporation), including as Chief Marketing Officer & President, New Technology, BMG Entertainment. Mr. Conroy has significant global experience in advertising and media with particular expertise in the Internet and online and mobile media businesses. Mr. Conroy is also a director of Sotheby’s (a global auctioneer of authenticated fine art, decorative art and jewelry). He has led large global efforts to build consumer websites and software applications and has managed a number of popular Internet brands, and has been at the center of the evolution of digital media from the introduction of the enhanced CD to HDTV to the mass adoption of the web and mobile platforms.	2011

Name and Background	Director Since
Scott S. Cowen, age 69, has been President Emeritus and Distinguished University Chair of Tulane University since July 2014. Prior thereto, he was President of Tulane University and Seymour S Goodman Memorial Professor of Business in Tulane’s A.B. Freeman School of Business as well as Professor of Economics in the School of Liberal Arts since 1998. From 1984 to 1998, Dr. Cowen served as Dean and Albert J. Weatherhead III Professor of Management, Weatherhead School of Management, Case Western Reserve University. Prior to his departure in 1998, Dr. Cowen had been associated with Case Western Reserve University in various capacities since 1976. Dr. Cowen is also a director of Barnes and Noble Inc. (a book retailer), Forest City Enterprises, Inc. (a real estate developer) and NACCO Industries Inc. (a coal mining, small appliance and specialty retail manufacturer and marketer) as well as a Senior Advisor to the Boston Consulting Group (a diverse and global consulting firm). Dr. Cowen is a former member of the board of directors of Jo-Ann Stores, Inc. (an operator of retail fabric shops) and American Greetings Corp. (a manufacturer of greeting cards and related merchandise). Dr. Cowen has been a director since Newell Rubbermaid completed its merger with Rubbermaid. He has extensive academic and professional expertise in the areas of strategic financial management systems, corporate governance and leadership, including as a consultant with public companies in these areas and significant experience in crisis management (including in connection with recovery from Hurricane Katrina). Dr. Cowen also has substantial institutional knowledge regarding Newell Rubbermaid, including its operations and industries, due to his longstanding service to the Newell Rubbermaid board.	1999

Michael T. Cowhig, age 69, has been Chairman of the Newell Rubbermaid board since February 2010. He retired in December 2006 as President, Global Technical and Manufacturing of The Procter & Gamble Company—Gillette Global Business Unit (“P&G”), a post he held beginning October 2005. Prior to his position with P&G, he held the position of President, Global Technical and Manufacturing of The Gillette Company from January 2004 to October 2005. Mr. Cowhig joined Gillette in 1968, and thereafter served in a variety of roles, including Senior Vice President, Global Manufacturing and Technical Operations—Stationery Products from 1996 to 1997, Senior Vice President, Manufacturing and Technical Operations—Grooming from 1997 to 2000, Senior Vice President, Global Supply Chain and Business Development from 2000 to 2002, and Senior Vice President, Global Manufacturing and Technical Operations from 2002 to 2004. Mr. Cowhig has considerable operational expertise and global leadership experience, and he has demonstrated success in meeting the demands of product innovation by leveraging manufacturing technology with an intense focus on delivering cost reductions. He also has a strong track record for operational success, proven leadership abilities and knowledge of supply chain operations. Mr. Cowhig has substantial institutional knowledge regarding Newell Rubbermaid, including its operations and industries, due to his longstanding service to the Newell Rubbermaid board. Mr. Cowhig is a former member of the board of directors of CCL Industries (a global specialty packaging company).	2005

Domenico De Sole, age 72, has been the Chairman of Tom Ford International since 2005. Prior thereto he was President and Chief Executive Officer of Gucci Group NV, and Chairman of the Group’s Management Board, a post he held from 1995 to 2004. From 1984 to 1994, Mr. De Sole served as Chief Executive Officer of Gucci America. Prior thereto, Mr. De Sole was a partner with Patton Boggs & Blow (a law firm) from 1970 to 1984. Mr. De Sole also serves on the boards of directors of GAP, Inc. (a clothing retailer), Ermenegildo Zegna (a manufacturer and marketer of men’s luxury clothing), Sotheby’s (a global auctioneer of authenticated fine art, decorative art and jewelry) and is a Member of the Advisory Board of Harvard Law School. Mr. De Sole is a former member of the boards of directors of Bausch & Lomb Incorporated (a manufacturer and marketer of eye care products), Delta Air Lines, Inc., Labelux SA (a manufacturer and marketer of luxury apparel), P&G and Telecom Italia S.p.A. Mr. De Sole has extensive global business experience as well as significant expertise in building and developing luxury brands and strengthening global marketing and operations, all of which are relevant to Newell Rubbermaid as it invests in growing its premium brands worldwide.	2007

Name and Background	Director Since
Michael B. Polk, age 55, has been President and Chief Executive Officer of Newell Rubbermaid since July 2011. Prior to his current position, he had been President, Global Foods, Home & Personal Care, Unilever (a consumer packaged goods manufacturer and marketer) since 2010. Mr. Polk joined Unilever in 2003 as Chief Operating Officer Unilever Foods USA and subsequently became President, Unilever USA in 2005. From 2007 to 2010, Mr. Polk served as President, Unilever Americas. Prior to joining Unilever, Mr. Polk spent sixteen years at Kraft Foods Inc. and three years at P&G. At Kraft Foods, Mr. Polk was President, Kraft Foods Asia Pacific, President, Biscuits and Snacks Sector, and was a member of the Kraft Foods Management Committee. Mr. Polk brings outstanding global marketing, consumer innovation, customer development and operations leadership to the Newell Rubbermaid board. He has been successful in leading multi-billion dollar brands, in managing diverse product categories and navigating complex geographies. Mr. Polk serves on the board of directors of Colgate-Palmolive Company (a manufacturer and marketer of consumer products) and is a former member of the board of directors of The Yankee Candle Company, Inc. (a manufacturer and retailer of home fragrance products).	2009

Steven J. Strobel, age 58, has been the Senior Vice President and Chief Financial Officer of Hill-Rom Holdings, Inc. (“Hill-Rom”) (a manufacturer and marketer of medical equipment and medical technology systems) since December 2014. Prior to his position with Hill-Rom, Mr. Strobel was the Executive Vice President and Chief Financial Officer and a Director of BlueStar Energy Solutions (a retail electricity supplier) from August 2009 to March 2012, when it was acquired by American Electric Power. Mr. Strobel served as Senior Vice President—Treasurer of Motorola, Inc. (a wireless and broadband communications company) from June 2007 to March 2008. He served as Motorola’s Senior Vice President—Corporate Controller from 2003 to June 2007. From 2000 to 2003, Mr. Strobel was Vice President—Finance and Treasurer for Owens Corning (a manufacturer and marketer of building material and composites systems). From 1996 to 1999, Mr. Strobel served as Owens Corning’s Vice President—Corporate Controller. From 1986 to 1996, Mr. Strobel served in a number of roles with Kraft Foods, a former division of Philip Morris Companies, Inc. (a manufacturer and marketer of consumer products). While at Kraft, he held various financial positions, including Vice President, Finance, Kraft Grocery Products Division; Vice President and Controller, Kraft USA Operations; and Chief Financial Officer, Kraft Foods Canada. Mr. Strobel has substantial experience in financial matters and leadership in both consumer and industrial markets. Mr. Strobel also has considerable experience with global, multi-divisional business models and a deep understanding of building brands and driving innovation at well-respected companies. He also has substantial institutional knowledge regarding Newell Rubbermaid, including its operations and industries, due to his longstanding service to the Newell Rubbermaid board.	2006

Michael A. Todman, age 58, retired in December 2015 as the Vice Chairman of Whirlpool Corporation (“Whirlpool”) (a manufacturer and marketer of major home appliances), a post he had held since November 2014, and as a member of the board of directors of Whirlpool. Prior thereto, he was President, Whirlpool International beginning in December 2009 and had been a member of the board of directors of Whirlpool since January 1, 2006. Prior thereto, he served as President, Whirlpool North America from June 2007 to December 2009. He served as President, Whirlpool International from January 2006 to June 2007 and served as Executive Vice President and President of Whirlpool Europe from October 2001 to January 2006. From March 2001 to October 2001, he served as Executive Vice President, North America of Whirlpool. From 1993 to 1999, Mr. Todman served in a number of roles at Whirlpool, including Senior Vice President, Sales and Marketing, North America; Vice President, Sears Sales and Marketing; Vice President, Product Management; Controller of North America; Vice President, Consumer Services, Whirlpool Europe; General Manager, Northern Europe; and Director, Finance, United Kingdom. Prior to joining Whirlpool, Mr. Todman held a variety of leadership positions at Wang Laboratories, Inc. (a developer and manufacturer of computer products) and Price Waterhouse and Co. He also serves on the board of directors of Brown-Forman Corporation	2007

Name and Background	Director Since

(a manufacturer and marketer of alcoholic beverages), on the Board of Trustees of Georgetown University, the Board of Regents of Loyola University of Chicago and is a former director of Whirlpool. Mr. Todman has distinguished international management experience as well as extensive sales and marketing leadership experience in his career with Whirlpool. He also has substantial institutional knowledge regarding Newell Rubbermaid, including its operations and industries, due to his longstanding service to the Newell Rubbermaid board.

Raymond G. Viault, age 71, retired in January 2006 as Vice Chairman of General Mills, Inc., a post he had held since 1996. From 1990 to 1996, Mr. Viault was President of Kraft Jacobs Suchard in Zurich, Switzerland. Mr. Viault was with Kraft General Foods for a total of 20 years, serving in a variety of major marketing and general management positions. Mr. Viault is also a director of VF Corp. (an apparel company). Mr. Viault is a former member of the board of directors of Cadbury plc (a manufacturer and marketer of foods and beverages) and Safeway Inc. (a food and drug retailer). Mr. Viault has broad experience in global brand building and general management and has substantial expertise in international matters and integration of acquired businesses and has made contributions as a board member of other organizations. He also has substantial institutional knowledge regarding Newell Rubbermaid, including its operations and industries, due to his longstanding service to the Newell Rubbermaid board.	2002

INFORMATION REGARDING NEWELL RUBBERMAID BOARD AND COMMITTEES

AND CORPORATE GOVERNANCE

General

The primary responsibility of the Newell Rubbermaid board is to oversee the affairs of Newell Rubbermaid for the benefit of Newell Rubbermaid stockholders. To assist it in fulfilling its duties, the Newell Rubbermaid board has delegated certain authority to the Newell Rubbermaid audit committee, the Newell Rubbermaid finance committee, the Newell Rubbermaid organizational development & compensation committee and the Newell Rubbermaid nominating/governance committee. The duties and responsibilities of these standing committees are described below under “Committees.”

The Newell Rubbermaid board has adopted the “Newell Rubbermaid Inc. Corporate Governance Guidelines,” referred to as the Newell Rubbermaid corporate governance guidelines. The purpose of these guidelines is to ensure that Newell Rubbermaid’s corporate governance practices enhance the Newell Rubbermaid board’s ability to discharge its duties on behalf of Newell Rubbermaid stockholders. The Newell Rubbermaid corporate governance guidelines are available under the “Corporate Governance” link on Newell Rubbermaid’s website at www.newellrubbermaid.com and may be obtained in print without charge upon written request by any stockholder to the office of the Corporate Secretary at Three Glenlake Parkway, Atlanta, Georgia 30328. The Newell Rubbermaid corporate governance guidelines include:

•	a requirement that a majority of the Newell Rubbermaid board will be “independent directors,” as defined under the applicable rules of the NYSE and any standards adopted by the Newell Rubbermaid board from time to time;

•	a requirement that all members of the Newell Rubbermaid audit committee, the Newell Rubbermaid finance committee, the Newell Rubbermaid organizational development & compensation committee and the Newell Rubbermaid nominating/governance committee will be “independent directors”;

•	a requirement that a director submit his or her resignation to the Newell Rubbermaid board for consideration in the event he or she is not elected by a majority of the votes cast in an uncontested election;

•	mandatory director retirement at the annual meeting immediately following the attainment of age 75;

•	regular executive sessions of non-management directors outside the presence of management at least four times a year, provided that if the non-management directors include one or more directors who are not “independent directors” under the applicable NYSE rules, the independent directors also will meet, outside the presence of management in executive session, at least once a year;

•	annual review of the performance of the Newell Rubbermaid board and the chairman of the Newell Rubbermaid board;

•	regular review of management succession planning and annual performance reviews of the Chief Executive Officer (“CEO”); and

•	the authority of the Newell Rubbermaid board to engage independent legal, financial, accounting and other advisors as it believes necessary or appropriate to assist it in the fulfillment of its responsibilities, without consulting with, or obtaining the advance approval of, any Newell Rubbermaid officer.

In addition, over the past ten years, the Newell Rubbermaid board has taken the following actions with respect to Newell Rubbermaid’s corporate governance practices:

•	terminated Newell Rubbermaid’s shareholder rights plan, or poison pill;

•	adopted a formal procedure in its Corporate Governance Guidelines to address and respond to successful stockholder proposals;

•	implemented majority voting for directors;

•	recommended a proposal to eliminate supermajority voting requirements in Newell Rubbermaid’s charter documents which was approved by stockholders;

•	adopted a “clawback,” or recoupment, policy with respect to the incentive compensation of executive officers;

•	recommended a proposal to amend the Newell Rubbermaid restated certificate of incorporation to provide for the annual election of directors which was approved by stockholders;

•	adopted changes to the Newell Rubbermaid bylaws to permit stockholders who own 15% or more of Newell Rubbermaid’s outstanding common stock, on an aggregate net long basis, to call a special meeting of stockholders; and

•	adopted a “proxy access” provision in the Newell Rubbermaid bylaws to permit stockholders who have owned 3% or more of Newell Rubbermaid’s outstanding common stock for at least three years to nominate up to 20% of directors up for election in any one year.

The positions of chairperson of the Newell Rubbermaid board and CEO are usually held by different persons. The Newell Rubbermaid board believes that this separation has served Newell Rubbermaid well for many years. However, the Newell Rubbermaid board is free to change this at any time and in the manner it determines to be best for Newell Rubbermaid under the then existing circumstances. Should the chairperson position be held by the CEO, the Newell Rubbermaid board will appoint a lead director.

Director Independence

Pursuant to the Newell Rubbermaid corporate governance guidelines, the Newell Rubbermaid board undertook its annual review of director independence in February 2016. During this review, the Newell Rubbermaid board considered whether or not each director has any material relationship with Newell Rubbermaid (either directly or as a partner, shareholder or officer of an organization that has a relationship with Newell Rubbermaid) and has otherwise complied with the requirements for independence under the applicable NYSE rules.

As a result of these reviews, the Newell Rubbermaid board affirmatively determined that all of Newell Rubbermaid’s current directors are “independent” of Newell Rubbermaid and its management within the meaning of the applicable NYSE rules and under the standards set forth in the Newell Rubbermaid corporate governance guidelines, with the exception of Michael B. Polk. Mr.  Polk is not considered an independent director because of his employment as President and Chief Executive Officer of Newell Rubbermaid.

Meetings

The Newell Rubbermaid board held ten meetings during 2015, which includes meetings related to the merger transactions. All directors attended at least 75% of the Newell Rubbermaid board meetings and meetings of the committees on which they served. Under the Newell Rubbermaid corporate governance guidelines, each director is expected to attend the annual meeting of Newell Rubbermaid stockholders. All of the directors attended the 2015 annual meeting of stockholders.

Newell Rubbermaid’s non-management directors held four meetings during 2015 separately in executive session without any members of management present. The Newell Rubbermaid corporate governance guidelines provide that the presiding director at each such session is the chairman of the Newell Rubbermaid board or lead director, or in his or her absence, the person the chairman of the Newell Rubbermaid board or lead director so appoints. The chairman of the Newell Rubbermaid board currently presides over executive sessions of the non-management directors.

Committees

The Newell Rubbermaid board has an audit committee, a finance committee, an organizational development & compensation committee and a nominating/governance committee.

Audit Committee

The Newell Rubbermaid audit committee, whose chair is Mr. Strobel and whose other current members are Dr. Montgomery, Mr. Perez-Lizaur, Mr. Todman and Mr. Viault, met 11 times during 2015. The Newell Rubbermaid board has affirmatively determined that each current member of the committee is an “independent director” for purposes of the Newell Rubbermaid audit committee under the applicable SEC regulations, the applicable NYSE rules and the Newell Rubbermaid corporate governance guidelines. Further, the Newell Rubbermaid board has affirmatively determined that each of Mr. Strobel, Mr. Todman and Mr. Viault is qualified as an “audit committee financial expert” within the meaning of the applicable SEC regulations.

The Newell Rubbermaid audit committee assists the Newell Rubbermaid board in fulfilling its fiduciary obligations to oversee:

•	the integrity of Newell Rubbermaid’s financial statements;

•	Newell Rubbermaid’s compliance with legal and regulatory requirements;

•	the qualifications and independence of Newell Rubbermaid’s independent registered public accounting firm;

•	the performance of Newell Rubbermaid’s internal audit function and independent registered public accounting firm; and

•	Newell Rubbermaid’s overall risk management profile and Newell Rubbermaid’s process for assessing significant business risks.

In addition, the Newell Rubbermaid audit committee:

•	is directly responsible for the appointment, compensation, retention and oversight of the work of Newell Rubbermaid’s independent registered public accounting firm;

•	has established procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls and auditing matters, including procedures for confidential, anonymous submission by employees of concerns regarding questionable accounting or audit matters; and

•	has the authority to engage independent counsel and other advisors as it deems necessary to carry out its duties.

Finance Committee

The Newell Rubbermaid finance committee is chaired by Dr. Cowen. Other current members are Dr. Clarke, Mr. Strobel, Mr. Todman and Mr. Viault. The Newell Rubbermaid finance committee met eight times in 2015, which included meetings related to the merger transactions. The Newell Rubbermaid board has affirmatively determined that each member of the Newell Rubbermaid finance committee is an “independent director” within the meaning of the applicable NYSE rules and the Newell Rubbermaid corporate governance guidelines.

The Newell Rubbermaid finance committee is principally responsible for:

•	reviewing Newell Rubbermaid’s capital structure, including its dividend policy and stock repurchase programs;

•	reviewing and recommending, as appropriate, acquisitions, divestitures, partnerships and other business combinations; and

•	reviewing Newell Rubbermaid’s tax planning and treasury activities and key financial policies.

Organizational Development & Compensation Committee

The Newell Rubbermaid organizational development & compensation committee, whose chair is Dr. Clarke and whose other current members are Mr. Conroy, Dr. Cowen, Mr. De Sole and Mr. O’Leary, met seven times during 2015. The Newell Rubbermaid board has affirmatively determined that each member of the committee is an “independent director” for purposes of the Newell Rubbermaid organizational development & compensation committee under the applicable SEC regulations, the applicable NYSE rules and the Newell Rubbermaid corporate governance guidelines.

The Newell Rubbermaid organizational development & compensation committee is principally responsible for:

•	assisting the independent directors in evaluating the Newell Rubbermaid CEO’s performance and fixing the Newell Rubbermaid CEO’s compensation;

•	making recommendations to the Newell Rubbermaid board with respect to incentive-compensation plans, equity-based plans and director compensation;

•	reviewing and approving the compensation for executives other than the CEO; and

•	assisting the Newell Rubbermaid board in management succession planning.

Additional information on the Newell Rubbermaid organizational development & compensation committee’s processes and procedures for the selection of a compensation consultant and consideration and determination of executive and director compensation is addressed below under “Newell Rubbermaid Executive Compensation—Compensation Discussion and Analysis.”

Nominating/Governance Committee

The Newell Rubbermaid nominating/governance committee, whose chair is Dr. Montgomery and whose other current members are Mr. Conroy, Mr. De Sole, Mr. O’Leary and Mr. Perez-Lizaur, met five times during 2015. The Newell Rubbermaid board has affirmatively determined that each member of the Newell Rubbermaid nominating/governance committee is an “independent director” within the meaning of the applicable NYSE rules and the Newell Rubbermaid corporate governance guidelines.

The Newell Rubbermaid nominating/governance committee is principally responsible for:

•	identifying and recommending to the Newell Rubbermaid board candidates for nomination or appointment as directors;

•	reviewing and recommending to the Newell Rubbermaid board appointments to Newell Rubbermaid board committees;

•	developing and recommending to the Newell Rubbermaid board corporate governance guidelines for Newell Rubbermaid and any changes to those guidelines;

•	reviewing, from time to time, Newell Rubbermaid’s Code of Business Conduct and Ethics and certain other policies and programs intended to promote compliance by Newell Rubbermaid with its legal and ethical obligations, and recommending to the Newell Rubbermaid board any changes to Newell Rubbermaid’s Code of Business Conduct and Ethics and such policies and programs; and

•	overseeing the Newell Rubbermaid board’s annual evaluation of its own performance.

Each of the above committees acts under a written charter that is available under the “Corporate Governance” link on Newell Rubbermaid’s website at www.newellrubbermaid.com and may be obtained in print without charge upon written request by any stockholder to the office of the Corporate Secretary at Three Glenlake Parkway, Atlanta, Georgia 30328.

Newell Rubbermaid Board and Management Roles in Risk Oversight

Management is responsible for the day-to-day management of risk, while the Newell Rubbermaid board, as a whole and through its committees, provides oversight of Newell Rubbermaid’s risk management. The Newell Rubbermaid board engages in risk oversight throughout the year as a matter of course in fulfilling its role overseeing management and business operations. In addition, each year, the full Newell Rubbermaid board receives reports on the strategic plans and related risks facing Newell Rubbermaid from senior management, including reports from Newell Rubbermaid’s individual functions and businesses and their respective management teams. These risks may include financial risks, political and regulatory risks, legal risks, supply chain risks, competitive risks, information technology risks and other risks relevant to Newell Rubbermaid and the way it conducts business.

The Newell Rubbermaid board has delegated to its committees certain elements of its risk oversight function to better coordinate with management and serve the long-term interests of stockholders.

•	The Newell Rubbermaid audit committee oversees Newell Rubbermaid’s risk management process, with specific focus on internal controls, financial statement integrity, compliance programs, fraud risk, legal matters and related risk mitigation. In connection with this oversight, the Newell Rubbermaid audit committee reviews and discusses with management, and, as appropriate, Newell Rubbermaid’s internal auditors and Newell Rubbermaid’s registered public accounting firm, Newell Rubbermaid’s risk assessments, the risk management process and issues related to the management of Newell Rubbermaid’s business. The Newell Rubbermaid audit committee also receives an annual enterprise risk management update, which discusses Newell Rubbermaid’s major financial, strategic, operational and compliance risk exposures and the steps management has taken to monitor and control such exposures.

•	The Newell Rubbermaid finance committee oversees risks relating to Newell Rubbermaid’s capital structure and financing, including borrowing, liquidity and capital allocation. The Newell Rubbermaid finance committee also oversees risks associated with stockholder distributions (dividends and stock repurchases), Newell Rubbermaid’s insurance programs, long-term benefit obligations and the use of derivatives to manage risk related to foreign currencies, commodities and interest rates.

•	The Newell Rubbermaid organizational development & compensation committee reviews the risk profile of Newell Rubbermaid’s compensation policies and practices. This process includes a review of an assessment of Newell Rubbermaid’s compensation programs, as described in “Risk Assessment of Compensation Programs” below. The Newell Rubbermaid audit committee also manages risks associated with employee retention through employee development and succession planning.

•	The Newell Rubbermaid nominating/governance committee monitors risks relating to governance matters and recommends appropriate actions in response to those risks. The Newell Rubbermaid nominating/governance committee also oversees environmental and health and safety compliance, sustainability, corporate citizenship and government relations.

The Newell Rubbermaid board believes the allocation of risk management responsibilities described above supplements the Newell Rubbermaid board’s leadership structure by allocating risk areas to an appropriate committee for oversight, allows for an orderly escalation of issues as necessary, and helps the Newell Rubbermaid board satisfy its risk oversight responsibilities.

Risk Assessment of Compensation Programs

With respect to compensation practices, the Newell Rubbermaid organizational development & compensation committee considered, with the assistance of management and the independent compensation consultant, whether Newell Rubbermaid’s compensation policies and practices in 2015 for its employees, including its named executive officers, would motivate inappropriate levels of risk-taking that could have a material adverse effect on Newell Rubbermaid. The Newell Rubbermaid organizational development & compensation committee determined that there was no such material adverse effect. The Committee noted the following aspects of the executive compensation program that serve to mitigate any potential risk:

•	The program provides an appropriate balance between cash and equity compensation, fixed and variable compensation, and short-term and long-term compensation.

•	Annual bonus payouts are based on a variety of performance metrics.

•	Annual bonus payouts and performance-based restricted stock units are capped at 200% of target.

•	Long-term incentive equity awards are generally subject to a three-year cliff vesting, thus promoting employee development and retention.

•	Stock ownership guidelines link executives’ interests to increasing the value of Newell Rubbermaid’s common stock over the long-term, thus aligning management’s interests with those of Newell Rubbermaid stockholders.

•	Executive incentive awards are subject to an incentive recoupment policy.

•	The hedging and pledging of Newell Rubbermaid securities is prohibited.

Director Nomination Process

The Newell Rubbermaid nominating/governance committee is responsible for identifying and recommending to the Newell Rubbermaid board candidates for directorships. The Newell Rubbermaid nominating/governance committee considers candidates for Newell Rubbermaid board membership who are recommended by members of the Newell Rubbermaid nominating/governance committee, other Newell Rubbermaid board members, members of management and individual stockholders. Once the Newell Rubbermaid nominating/governance committee has identified prospective nominees for director, the Newell Rubbermaid board is responsible for selecting such candidates. The Newell Rubbermaid board considers candidates for director who are free of conflicts of interest or relationships that may interfere with the performance of their duties.

As set forth in the Newell Rubbermaid corporate governance guidelines, the Newell Rubbermaid board seeks to identify as candidates for director a diverse group of persons from various backgrounds and with a variety of life experiences, a reputation for integrity and good business judgment and experience in highly responsible positions in professions or industries relevant to the conduct of Newell Rubbermaid’s business. In selecting director candidates, the Newell Rubbermaid board takes into account the current composition and diversity of the Newell Rubbermaid board (including diversity with respect to race, gender and ethnicity) and the extent to which a candidate’s particular expertise and experience will complement the expertise and experience of other directors. The director nominees include eight former CEOs or senior executives of large public companies, at least seven of whom have extensive international experience, one African-American, one who was born and raised outside the United States and one academic. The Newell Rubbermaid board assesses the effectiveness of this policy by conducting the annual review of its own performance discussed below, which evaluates, among other things, whether the Newell Rubbermaid board and Newell Rubbermaid nominating/governance committee are functioning effectively and in compliance with this policy. The Newell Rubbermaid nominating/governance committee is responsible for organizing and overseeing the review process and for soliciting the input of all of the directors. From time to time, the Newell Rubbermaid nominating/governance committee has engaged the services of global executive search firms to assist the Newell Rubbermaid nominating/governance committee and the Newell Rubbermaid board in identifying and evaluating potential director candidates.

The Newell Rubbermaid bylaws contain certain provisions that address the process (including required information and deadlines) by which a stockholder may nominate an individual to stand for election to the

Newell Rubbermaid board at the annual meeting of stockholders. In addition, Newell Rubbermaid recently amended the Newell Rubbermaid bylaws to include a proxy access provision. Under the amended Newell Rubbermaid bylaws, a stockholder, or a group of up to 20 stockholders, owning 3% or more of Newell Rubbermaid’s outstanding common stock continuously for at least three years, may nominate and include in Newell Rubbermaid’s proxy materials director nominees constituting up to 20% of the Newell Rubbermaid board, provided that such stockholder(s) and nominee(s) satisfy the disclosure and other requirements set forth in the amended Newell Rubbermaid bylaws. In order to use this proxy access provision, stockholders are required to hold shares until the date of the applicable annual meeting (but not beyond), and third-party compensation arrangements with nominees are permitted if disclosed in advance to Newell Rubbermaid. The full text of the proxy access bylaw can be found in Exhibit 3.2 to the Current Report on Form 8-K filed by Newell Rubbermaid with the SEC on February 11, 2016 and incorporated by reference herein.

A stockholder who wishes to recommend a director candidate for consideration by the Newell Rubbermaid nominating/governance committee should submit such recommendation in writing to the Newell Rubbermaid nominating/governance committee at the address set forth below under “Communications with the Newell Rubbermaid Board.” A candidate recommended for consideration must be highly qualified and must be willing and able to serve as a director. Director candidates recommended by stockholders will receive the same consideration given to other candidates and will be evaluated against the criteria outlined above.

Newell Rubbermaid Board Evaluations

In order to increase the effectiveness of the Newell Rubbermaid board, the Newell Rubbermaid nominating/governance committee supervises an annual review and evaluation of the performance of the Newell Rubbermaid board. The evaluation is facilitated by a wide range of questions related to topics including oversight, strategy, management capabilities, structure of the Newell Rubbermaid board, responsibilities and resources. The chairperson then reviews the results with the Newell Rubbermaid board and its committees. In addition, each of the Newell Rubbermaid board’s audit, finance, nominating/governance and organizational development & compensation committees conducts an annual self-evaluation. From time to time (most recently in 2013), the Newell Rubbermaid board may also supplement its evaluation processes by using the services of an independent third-party provider to conduct a more comprehensive self- and peer evaluation, which includes individual interviews with each director, attendance at a Newell Rubbermaid board meeting as an observer and review of Newell Rubbermaid board materials.

Communications with the Newell Rubbermaid Board

The independent members of the Newell Rubbermaid board have adopted Newell Rubbermaid’s “Procedures for the Processing and Review of Stockholder Communications to the Board of Directors,” which provide for the processing, review and disposition of all communications sent by stockholders or other interested persons to the Newell Rubbermaid board. Newell Rubbermaid stockholders and other interested persons may communicate with the Newell Rubbermaid board or any member or committee of the Newell Rubbermaid board by writing to them at the following address:

Newell Rubbermaid Inc.

Attention: [Board of Directors]/[Board Member]

c/o Corporate Secretary

Newell Rubbermaid Inc.

Three Glenlake Parkway

Atlanta, Georgia 30328

Communications directed to the independent or non-management directors should be sent to the attention of the chairman of the Newell Rubbermaid board or the chair of the Newell Rubbermaid nominating/governance committee, c/o Corporate Secretary, at the address indicated above.

Any complaint or concern regarding financial statement disclosures, accounting, internal accounting controls, auditing matters or violations of Newell Rubbermaid’s Code of Ethics for Senior Financial Officers should be sent to the attention of the Newell Rubbermaid general counsel at the address indicated above or may be submitted in a sealed envelope addressed to the chair of the Newell Rubbermaid audit committee, c/o General Counsel, at the same address, and labeled with a legend such as: “To Be Opened Only by the Audit Committee.” Such accounting complaints will be processed in accordance with procedures adopted by the Newell Rubbermaid audit committee. Further information on reporting allegations relating to accounting matters is available under the “Corporate Governance” link on Newell Rubbermaid’s website at www.newellrubbermaid.com.

Code of Ethics

The Newell Rubbermaid board has adopted a “Code of Ethics for Senior Financial Officers,” which is applicable to Newell Rubbermaid’s senior financial officers, including Newell Rubbermaid’s principal executive officer, principal financial officer, principal accounting officer and controller. Newell Rubbermaid also has a separate “Code of Business Conduct and Ethics” that is applicable to all Newell Rubbermaid employees, including each of Newell Rubbermaid’s directors and officers. Both the Code of Ethics for Senior Financial Officers and the Code of Business Conduct and Ethics are available under the “Corporate Governance” link on Newell Rubbermaid’s website at www.newellrubbermaid.com. Newell Rubbermaid posts any amendments to or waivers of its Code of Ethics for Senior Financial Officers or to the Code of Business Conduct and Ethics (to the extent applicable to Newell Rubbermaid’s directors or executive officers) at the same location on Newell Rubbermaid’s website. In addition, copies of the Code of Ethics for Senior Financial Officers and of the Code of Business Conduct and Ethics may be obtained in print without charge upon written request by any stockholder to the office of the Corporate Secretary at Three Glenlake Parkway, Atlanta, Georgia 30328.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Various Newell Rubbermaid policies and procedures, which include the Code of Business Conduct and Ethics (applicable to all executive officers and non-employee directors), the Code of Ethics for Senior Financial Officers and annual questionnaires completed by all Newell Rubbermaid directors and executive officers, require disclosure of transactions or relationships that may constitute conflicts of interest or otherwise require disclosure under applicable SEC rules. Pursuant to its charter, the Newell Rubbermaid nominating/governance committee considers and makes recommendations to the Newell Rubbermaid board with respect to possible waivers of conflicts of interest or any other provisions of the Code of Business Conduct and Ethics and the Code of Ethics for Senior Financial Officers. Pursuant to the Newell Rubbermaid corporate governance guidelines, the Newell Rubbermaid nominating/governance committee also annually reviews the continuing independence of Newell Rubbermaid’s nonemployee directors under applicable law or NYSE rules and reports its findings to the Newell Rubbermaid board in connection with its independence determinations.

When the Newell Rubbermaid nominating/governance committee learns of a transaction or relationship that may constitute a conflict of interest or may cause a director not to be treated as independent, the Newell Rubbermaid nominating/governance committee determines if further investigation is required and, if so, whether it should be conducted by Newell Rubbermaid’s legal, internal audit or other staff or by outside advisors. The Newell Rubbermaid nominating/governance committee reviews and evaluates the transaction or relationship, including the results of any investigation, and makes a recommendation to the Newell Rubbermaid board with respect to whether a conflict or violation exists or will exist or whether a director’s independence is or would be impaired. The Newell Rubbermaid board, excluding any director who is the subject of the recommendation, receives the report of the Newell Rubbermaid nominating/governance committee and makes the relevant determination. These practices are flexible and are not required by any document.

On January 1, 2016, Mr. Richard Davies became Newell Rubbermaid’s Executive Vice President and Chief Development Officer. Newell Rubbermaid had previously engaged his wife, Melanie Davies, for consulting services related to Newell Rubbermaid’s global marketing efforts. The services originated, prior to Mr. Davies’ employment with Newell Rubbermaid, with a strategic consulting firm engaged and later acquired by Newell Rubbermaid in 2012. Under this arrangement, Newell Rubbermaid paid Ms. Davies an aggregate amount of £154,813 in 2015 for services rendered by Ms. Davies in 2014 and 2015. Ms. Davies no longer provides consulting services to Newell Rubbermaid.

NEWELL RUBBERMAID COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2015, Dr. Clarke, Mr. Conroy, Dr. Cowen, Ms. Elizabeth Cuthbert-Millett, Mr. De Sole and Mr. O’Leary served on the Newell Rubbermaid organizational development & compensation committee. No member of the Newell Rubbermaid organizational development & compensation committee was, during 2015, an officer or employee of Newell Rubbermaid, was formerly an officer of Newell Rubbermaid, or had any relationship requiring disclosure by Newell Rubbermaid as a related party transaction under Item 404 of Regulation S-K. During 2015, none of Newell Rubbermaid’s executive officers served on the board of directors or the compensation committee of any other entity, any officers of which served either on the Newell Rubbermaid board or the Newell Rubbermaid organizational development & compensation committee.

NEWELL RUBBERMAID ORGANIZATIONAL DEVELOPMENT &

COMPENSATION COMMITTEE REPORT

The Newell Rubbermaid organizational development & compensation committee has furnished the following report to the stockholders of Newell Rubbermaid in accordance with rules adopted by the SEC.

The Newell Rubbermaid organizational development & compensation committee states that it reviewed and discussed with management Newell Rubbermaid’s Compensation Discussion and Analysis contained in this joint proxy statement/prospectus.

Based upon the review and discussions referred to above, the Newell Rubbermaid organizational development & compensation committee recommended to the Newell Rubbermaid board that Newell Rubbermaid’s Compensation Discussion and Analysis be included in this joint proxy statement/prospectus.

This report is submitted on behalf of the members of the Newell Rubbermaid organizational development & compensation committee:

Thomas E. Clarke, Chair

Kevin C. Conroy

Scott S. Cowen

Domenico De Sole

Christopher D. O’Leary

NEWELL RUBBERMAID EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis explains the material elements of the compensation of Newell Rubbermaid’s named executive officers and describes the objectives and principles underlying Newell Rubbermaid’s executive compensation program and decisions made in 2015. For 2015, Newell Rubbermaid’s named executive officers are:

•	Michael B. Polk, President and Chief Executive Officer;
•	John K. Stipancich, Executive Vice President and Chief Financial Officer;
•	Mark S. Tarchetti, Executive Vice President and Chief Development Officer;
•	William A. Burke, III, Executive Vice President and Chief Operating Officer; and
•	Paula S. Larson, Executive Vice President and Chief Human Resources Officer.

2015 Highlights

During 2015, Newell Rubbermaid continued to execute its Growth Game Plan, a strategy to simplify the organization and free up resources to invest in growth initiatives and strengthened capabilities in support of Newell Rubbermaid’s brands. Newell Rubbermaid also continued to drive significant organizational change through Project Renewal, a program designed to reduce complexity in the organization and increase investment in the most significant growth platforms within the business, funded by a reduction in structural selling, general & administrative costs. Project Renewal is intended to simplify and align the business around two key activities—Brand & Category Development and Market Execution & Delivery—and includes transforming Newell Rubbermaid’s structure from a holding company model to an operating company with increased focus and investment in brands and key functional capabilities.

In connection with the Growth Game Plan, Newell Rubbermaid also continued to focus on enhancing and optimizing its portfolio of businesses by:

•	acquiring Elmer’s Products, Inc., the leading provider of activity-based adhesive and cutting products that inspire creativity in the classroom, at home, in the office, in the workshop and at the craft table and whose brands include Elmer’s®, Krazy Glue®* and X-Acto®, in October 2015;

•	completing the sale of Endicia, a developer of global online shipping solutions, to Stamps.com in November 2015; and

•	selling its Rubbermaid medical carts business in August 2015.

*	Krazy Glue is a registered trademark of Toagosei Co. Ltd., used with permission.

In December 2015, Newell Rubbermaid also announced that it had entered into a definitive agreement to acquire Jarden pursuant to the merger transactions. Upon closing, the merger transactions will create a $16 billion consumer goods company to be named Newell Brands Inc. with a portfolio of leading brands, including Paper Mate®, Sharpie®, EXPO®, Parker®, Elmer’s®, Calphalon®, Rubbermaid®, Graco®, Baby Jogger®, Aprica®, Goody®, Irwin®, Lenox®, Rubbermaid Commercial Products®, Coleman®, First Alert®, FoodSaver®, Jostens®, K2®, NUK®, Oster®, Rawlings®, Sunbeam® and Yankee Candle®.

In 2015, Newell Rubbermaid continued to deliver on its key financial commitments. Net sales were $5.92 billion, an increase of 3.3% from 2014, with core sales in 2015 increasing 5.5% as compared to 2014. Normalized EPS increased 9.0%, from $2.00 per share to $2.18 per share. For an explanation of core sales and normalized EPS, and a reconciliation of these non-GAAP financial measures to net sales and reported earnings per share, please see Appendix A to this “Newell Rubbermaid Executive Compensation” section.

In 2015, Newell Rubbermaid’s stock price increased 15.7%, compared to an increase of 14.1% in the 2015 custom comparator group described in more detail under “Competitive Market Data”, and decreases of 0.7% in the S&P 500 and 2.2% in the Dow Jones Industrial Average (“DJIA”). Newell Rubbermaid’s 2015 stock price performance as compared to major indices is shown below:

Over the three-year period ending December 31, 2015, Newell Rubbermaid’s total shareholder return (“TSR”) as determined under Newell Rubbermaid’s Long-Term Incentive Plan, referred to as the LTIP, which includes dividends, was 104.24%, placing it third out of the group of 22 companies in the 2013 custom comparator group. In addition, Newell Rubbermaid’s stock price significantly outperformed both the S&P 500 and the DJIA over the same three-year period, with Newell Rubbermaid’s stock price rising 97.9%, compared to 43.3% and 33.0% for the S&P 500 and the DJIA, respectively. As a result of Newell Rubbermaid’s performance in 2015 and its three-year relative TSR results, Newell Rubbermaid’s 2015 Management Cash Bonus Plan, referred to as the bonus plan, and the performance-based restricted stock units (“RSUs”) granted in 2013 paid out at 165% and 181%, respectively.

Compensation Program Objectives

Motivate executives to meet or exceed Newell Rubbermaid performance goals

A significant portion of an executive’s total compensation is directly tied to achieving Newell Rubbermaid’s performance goals. Each year, the Newell Rubbermaid organizational development & compensation committee reviews the performance goals and modifies them as appropriate to reflect Newell Rubbermaid’s current business objectives and strategies.

Reward individual performance and contributions

The individual performance evaluation of each executive officer, together with the executive’s contribution to Newell Rubbermaid performance, generally affects most aspects of each executive’s compensation. For example, the Newell Rubbermaid organizational development & compensation committee typically considers individual performance in determining an executive’s annual salary, which, in turn, impacts the amount of incentive compensation that the executive could have earned for meeting or exceeding annual performance goals under the bonus plan. In addition, the CEO considers the individual performance of his direct reports when recommending any adjustments to the grant value for equity awards made to the executive under the LTIP.

Link the financial interests of executives and stockholders

In 2015, the Newell Rubbermaid organizational development & compensation committee used performance-based and time-based RSUs to provide long-term incentive compensation and to link the financial interests of Newell Rubbermaid’s executives with those of its stockholders.

Attract and retain the best possible executive talent

Successful recruiting and retention of talented executives requires Newell Rubbermaid to provide competitive compensation opportunities. To do that, Newell Rubbermaid obtains information about compensation practices of its relevant competitors, and in 2015, Newell Rubbermaid used compensation information compiled from its 2015 custom comparator group and published survey data.

Determination of Executive Officer Compensation

Summarized in the table below are roles and responsibilities of the parties that participate in, or have been delegated authority with respect to, the development of Newell Rubbermaid’s executive compensation program:

Newell Rubbermaid Organizational Development & Compensation Committee

•    Reviews Newell Rubbermaid performance and other factors, and assesses previously formulated executive objectives against Newell Rubbermaid’s actual performance.

•    Certifies the payout level of performance awards, if any, for executives.

•    Reviews and recommends to the independent Newell Rubbermaid board members the CEO’s annual compensation, including salary, bonus and long-term incentives.

•    Approves the annual compensation for all executive officers other than the CEO.

•    Approves the compensation for all newly-hired executive officers other than the CEO.

•    Reviews and sets performance goals under the bonus plan and LTIP.

•    Reviews and approves awards (including the terms and conditions of such awards) under the bonus plan and LTIP for all executive officers other than the CEO.

•    Approves any severance agreements, change in control agreements or similar agreements between Newell Rubbermaid and its executive officers other than the CEO.

Independent Newell Rubbermaid board Members	• Approve the CEO’s annual compensation, including salary, bonus and long-term incentive compensation.

Newell Rubbermaid Organizational Development & Compensation Committee Consultant— Frederic W. Cook & Co., Inc.

•    Assists the Newell Rubbermaid organizational development & compensation committee in reviewing the effectiveness and competitiveness of Newell Rubbermaid’s executive compensation programs and policies.

•    Makes recommendations regarding executive compensation programs consistent with Newell Rubbermaid’s business needs, pay philosophy, market trends, and the latest legal and regulatory considerations.

•    Provides market data as background to decisions regarding CEO and senior executive base salary and annual and long-term incentives.

•    Advises the Newell Rubbermaid organizational development & compensation committee regarding executive compensation best practices.

•    Maintains independence by providing no other services to Newell Rubbermaid (the Newell Rubbermaid organizational development & compensation committee has evaluated its relationship with Frederic W. Cook & Co., Inc. and has determined that no conflict of interest exists with respect to the services Frederic W. Cook & Co., Inc. provides to the Newell Rubbermaid organizational development & compensation committee).

CEO

•    Recommends to the Newell Rubbermaid organizational development & compensation committee, in the case of other executive officers, base salary amounts, equity awards as well as potential adjustments to incentive awards based on individual performance.

•    Participates in the development of annual Newell Rubbermaid performance goals under the bonus plan.

Other Executives

•    The CEO’s management team plays a prominent role in gathering information for, and by participating in meetings of, the Newell Rubbermaid organizational development & compensation committee.

•    The CEO works with the Executive Vice President—Chief Human Resources Officer regarding recommendations on base salary amounts, annual target bonus and equity awards for executives other than the CEO using competitive market data.

•    The Chief Financial Officer assists in developing recommendations on annual and LTIP performance goals and determining whether financial performance goals were attained by Newell Rubbermaid under the bonus plan and LTIP.

In making compensation decisions, the Newell Rubbermaid organizational development & compensation committee considers a number of factors including competitive market data, individual and Newell Rubbermaid performance, skills, experience, complexity and criticality of role and internal pay equity. The Newell Rubbermaid organizational development & compensation committee does not use a predetermined formula to make its overall decisions but takes into account all the above factors. However, in deciding each performance-based component of compensation for Newell Rubbermaid’s executive officers, generally including annual incentive and long-term incentive compensation, the Newell Rubbermaid organizational development & compensation committee ties payment to normalized earnings per share, core sales growth, normalized gross margin performance and TSR. Such performance goals are intended to align the majority of each executive officer’s compensation with stockholders’ interests over the near and long term.

At the 2015 annual meeting of stockholders, the advisory vote on Newell Rubbermaid’s executive compensation was approved by approximately 97% of shares voted. The Newell Rubbermaid organizational development & compensation committee considered this level of approval to indicate the support of the vast majority of Newell Rubbermaid stockholders.

Pursuant to Section 14A of the Exchange Act, Newell Rubbermaid is required to submit to stockholders an advisory resolution to approve the compensation of Newell Rubbermaid’s named executive officers, as disclosed in this Compensation Discussion & Analysis and the accompanying compensation tables and narrative. Newell Rubbermaid currently submits the advisory vote on executive compensation annually to stockholders, with a vote being held at the 2016 Newell Rubbermaid annual meeting. See “Newell Rubbermaid Proposal IV: Advisory Resolution to Approve Newell Rubbermaid’s Executive Compensation” beginning on page 230 of this joint proxy statement/prospectus. The next such vote will occur at the 2017 annual meeting of Newell Rubbermaid stockholders.

Competitive Market Data

Custom Comparator Group

For 2015, Newell Rubbermaid used a custom comparator group consisting of companies that participate in the various consumer and commercial products industries in which Newell Rubbermaid competes. The companies in the custom comparator group represent Newell Rubbermaid’s principal competitors for executive talent and reflect companies of similar size, global presence, business complexity and brand recognition. The following 22 companies were in Newell Rubbermaid’s custom comparator group for 2015:

Avery Dennison Corporation	Jarden Corp.
The Bic Group	Keurig Green Mountain, Inc.*
Church & Dwight Inc.	Kimberly-Clark Corporation
The Clorox Company	Masco Corporation
Colgate-Palmolive Company	Mattel, Inc.
Dorel Industries Inc.	Reckitt-Benckiser Group PLC
Ecolab Inc.	Snap-On Inc.
Energizer Holdings, Inc.	Spectrum Brands Holdings, Inc.*
The Estée Lauder Companies Inc.*	Stanley Black & Decker Inc.
Group Seb	The Sherwin-Williams Company
Illinois Tool Works Inc.	Tupperware Brands Corporation

*	For 2015, in order to improve alignment with company revenue and enhance focus on consumer products companies, Newell Rubbermaid removed 3M Company, Campbell Soup Co. and Danaher Corporation from the custom comparator group and added The Estèe Lauder Companies Inc., Keurig Green Mountain, Inc. and Spectrum Brands Holdings, Inc.

Compensation Survey Data

Newell Rubbermaid periodically obtains information on the compensation practices of companies in both the custom comparator group and general industry and compares Newell Rubbermaid’s executive compensation components to that data. For 2015, Newell Rubbermaid also used compensation information compiled from published compensation surveys, including surveys from Towers Watson and Aon Hewitt. These surveys provide a larger pool of data for a more statistically relevant comparison of compensation levels and pay practices.

In 2015, Newell Rubbermaid used competitive practice and survey information as reference for decisions regarding:

•	the mix of executive compensation that is annual and long-term;

•	the portion of total compensation that is equity or cash; and

•	levels of total direct compensation, both the total and for each element (salary, annual incentive opportunities and long-term incentive opportunities).

For purposes of evaluating relative TSR for performance-based RSUs awarded under the LTIP, Newell Rubbermaid uses only the custom comparator group as the most relevant businesses against which Newell Rubbermaid competes.

Setting Compensation Opportunity

Each element of the compensation program complements the others and, together, is intended to achieve the Newell Rubbermaid organizational development & compensation committee’s principal compensation objectives. When decisions about compensation for an executive officer are made, the impact on the total value of all these elements of compensation for the individual is considered. The Newell Rubbermaid organizational development & compensation committee annually reviews a summary report, or “tally sheet,” which identifies each element of the compensation paid to each executive officer. The Newell Rubbermaid organizational development & compensation committee uses the summary report to review the overall pay and benefit levels and provide additional perspective on how the executive compensation program meets Newell Rubbermaid’s compensation objectives.

The Summary Compensation Table shows the compensation of each named executive officer for the fiscal year ended December 31, 2015. The “Total Compensation” amount shown on the Summary Compensation Table differs from what the Newell Rubbermaid organizational development & compensation committee views as relevant to its decisions about executive compensation. For example, while retirement benefits constitute a key component of the competitive compensation package offered to executives, and the design and cost of these programs and the benefits they provide are carefully considered, retirement benefits are not viewed as a meaningful measure of annual executive compensation due to the numerous variables involved in, and volatility associated with, calculating their present value.

For executives, the Newell Rubbermaid organizational development & compensation committee reviews competitive market data and establishes target total direct compensation opportunities (i.e., salary, annual incentive and annual long-term incentive targets) based on the following factors: individual performance, breadth of the executive’s responsibility, strategic importance of the position, internal pay equity, competitive market data, the circumstances surrounding the executive’s initial hiring or promotion to a position with increased responsibilities and the desire to promote executive retention.

Mix of Pay

To reinforce Newell Rubbermaid’s pay for performance philosophy, generally more than two-thirds of targeted total direct compensation for each named executive officer is contingent upon performance. As a result, total direct compensation fluctuates with Newell Rubbermaid’s financial results and share price. The Newell Rubbermaid organizational development & compensation committee believes this approach motivates executives to consider the impact of their decisions on stockholder value.

To mitigate the possible risk inherent in the greater focus on the LTIP, executives receive a mix of time-based RSUs (a retention tool linked to stock price) and performance-based RSUs (rewards TSR performance relative to the custom comparator group and long-term core sales and normalized EPS growth). Overlapping performance cycles for the performance-based RSU awards are designed to incentivize sustainable long-term performance. In 2015, except for Mr. Polk, executives received 60% of the value of their LTIP award in performance-based RSUs and 40% in timed-based RSUs. Mr. Polk received 100% of the value of his LTIP award in performance-based RSUs. Although Mr. Tarchetti elected to forego his 2015 LTIP award when such awards were initially made in February 2015, in December 2015 he received an award that was intended to put him in the same position as if he had received such February 2015 LTIP award.

2015 Target Compensation Mix and “Pay at Risk”

Michael Polk	Other NEOs Average

•    90% of total direct
compensation is at risk.

•    17% of the amount at
risk is tied to
achievement of annual
incentive goals, and
83% is tied to
achievement of share
price and financial goals
over a longer period.

•    On average, 76% of total direct compensation for the other NEOs is at risk.

•    25% of the amount at risk is tied to achievement of annual incentive goals, and 75% is tied to achievement of share price and financial goals over a longer period.

Consideration of Individual Performance

As part of Newell Rubbermaid’s annual performance evaluation process, the CEO and each named executive officer establish that individual’s performance objectives for the coming year. These performance objectives are not specifically weighted or otherwise intended to be rigid or formulaic, but rather serve as the framework upon which the CEO evaluates the executive officer’s overall performance. The CEO’s evaluation of an executive officer’s performance relative to these objectives is largely subjective, involving a high degree of judgment based on the CEO’s observations of, and interaction with, the executive throughout the year. No single performance objective or group of objectives is material to the CEO’s evaluation of the executive officer’s performance; however, these performance goals, which reinforce alignment of Newell Rubbermaid and stockholder interests, are critical to the evaluation of each named executive officer. The CEO’s evaluation of individual performance is considered when he recommends to the Newell Rubbermaid organizational development & compensation committee, in the case of other executive officers, base salary amounts, annual incentive payout amounts and equity grants.

At the beginning of the year, the Newell Rubbermaid organizational development & compensation committee recommends to the independent members of the Newell Rubbermaid board the CEO’s individual performance objectives. The Newell Rubbermaid organizational development & compensation committee’s method of evaluation of the CEO’s performance is substantially similar to that used by the CEO to evaluate the other executive officers. As such, the CEO’s performance objectives are not specifically weighted or otherwise intended to be rigid or formulaic, but rather serve as the framework upon which the Newell Rubbermaid organizational development & compensation committee evaluates the CEO’s performance. The Newell Rubbermaid organizational development & compensation committee’s evaluation of the CEO’s overall performance relative to these objectives is largely subjective, involving a high degree of judgment. No single performance objective or group of objectives is material to the Newell Rubbermaid organizational development & compensation committee’s evaluation of the CEO’s performance; however, these performance goals, which reinforce alignment of Newell Rubbermaid and stockholder interests, are critical to the CEO evaluation.

The Newell Rubbermaid organizational development & compensation committee and Newell Rubbermaid board also take into consideration the CEO’s performance when developing his base salary increase, annual incentive payout amounts and long-term incentive grant value. Mr. Polk’s base salary for 2015 continues to reflect no change since he was hired in June 2011. His target bonus increased from 140% of his salary in 2014 to 150% of his salary in 2015. In addition, the Newell Rubbermaid board determined that his 2015 LTIP award should be 750% of his base salary compared to 667% of base salary in 2014. In reviewing the CEO’s performance, the Newell Rubbermaid board determined the increase in his target bonus and LTIP award to be appropriate in light of: (1) Newell Rubbermaid’s ability to successfully deliver on its 2014 financial commitments during a period of significant organizational and strategic change resulting from the implementation of Project Renewal and the Growth Game Plan; and (2) the increase in stockholder value that occurred in 2014, as Newell Rubbermaid’s stock price increased 17.5%, compared to an increase of 8.9% in the custom comparator group, 11.4% in the S&P 500 and 7.5% in the DJIA.

Key Elements of Executive Compensation

Salary

Salaries provide executives with a base level of income and are set based on the factors outlined above in “Setting Compensation Opportunity.”

The Newell Rubbermaid organizational development & compensation committee generally sets annual salaries in February, and in 2015 two of the named executive officers received salary increases: (i) Ms. Larson’s salary was increased from $525,000 to $540,000, and (ii) Mr. Stipancich’s salary was increased from $535,000 to $600,000 in connection with his appointment as Executive Vice President and Chief Financial Officer. Salaries in 2015 for the other named executive officers remained unchanged from 2014 levels and were: Mr. Polk, $1,200,000; Mr. Burke, $660,000; and Mr. Tarchetti, $616,000.

Annual Incentive Compensation

The annual incentive program under the bonus plan is designed to reward performance that supports short-term performance goals. A cash bonus, measured as a percentage of the executive’s salary, is paid based on the extent to which the performance goals are achieved.

Listed below are the performance goals and relative weight assigned under the bonus plan to each performance goal for 2015 for the named executive officers:

Performance Goals	Weight	Rationale for the Measure
Core Sales Growth	40%	Incent overall growth
Normalized Earnings Per Share	30%	Incent profitable growth
Normalized Gross Margin Percentage	30%	Incent cost control and profitable growth

Refer to “Appendix A—Non-GAAP Reconciliation” for additional information on the three performance goals.

The 2015 performance targets under the bonus plan are summarized below:

2015 Bonus Plan Performance Targets

Performance Goal	Target for Payout at 100%	Minimum Threshold for Payout	Performance for Maximum Payout (200%)	Actual Performance
Core Sales	4.0%	2.81%	5.2%	5.5%
Normalized EPS	$2.12	$2.05	$2.20	$2.18
Normalized Gross Margin	38.62%	38.33%	38.92%	39.23%

The maximum payout for each performance goal is equal to 200% of the target cash bonus. If a performance goal is met at the target level, the target bonus is generally paid for that goal. Performance above the target results in payment of a higher percentage of salary up to a pre-established maximum. Performance below the target generally results in a lower bonus payment for that goal if a minimum threshold is met, or no payment if the minimum threshold is not met.

The bonus plan does not provide for discretion to waive pre-established goals, although the Newell Rubbermaid organizational development & compensation committee has negative discretion to reduce the amount otherwise payable for each performance goal. Bonus plan payments are made only on the Newell Rubbermaid organizational development & compensation committee’s determination that the performance goals for the year were achieved. As originally calculated, the bonus plan would have paid out at 192.5% of target; however, the Newell Rubbermaid organizational development & compensation committee exercised negative discretion and determined to reduce the payout under the bonus plan to 165% of target. In exercising negative discretion, the Newell Rubbermaid organizational development & compensation committee determined that it was appropriate to reduce normalized EPS performance by $.02 from $2.18 to $2.16 for purposes of the bonus plan to eliminate: (i) the impact of pricing benefits in Venezuela beyond those originally anticipated when performance targets were established; and (ii) the foregone amortization and depreciation of $1.5 million related to the Décor business being classified as held for sale in October 2015. The Newell Rubbermaid organizational development & compensation committee also reduced the core sales performance component from a 200% payout to a 150% payout to eliminate the positive impact on core sales associated with: (i) the impact of pricing benefits in Venezuela beyond those originally anticipated when performance targets were established; and (ii) sales from the Rubbermaid medical cart business being excluded from the calculation of core sales for 2015 and sales from the Décor business being excluded from the calculation of core sales for the second half of 2015.

The table below shows bonus payouts for 2015 to the named executive officers both the dollar value and as a percentage of base salary.

Name	2015 Actual Bonus Payment	Target as % of Base Salary	Actual % of Base Salary Paid
Michael B. Polk	$2,962,150	150%	247%
John K. Stipancich	820,411	75%/85%	138%
Mark S. Tarchetti	863,940	85%	140%
William A. Burke	925,650	85%	140%
Paula S. Larson	663,609	75%	124%

Additional information appears in the “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards” columns of the Grants of Plan-Based Awards table. Pursuant to Mr. Polk’s compensation arrangement, in the event the incremental cost to Newell Rubbermaid of his personal use of Newell Rubbermaid aircraft exceeds $165,000, any amounts in excess of $165,000 are deducted from the amount to be paid to him under the bonus plan. As a result of this provision, the amount he received under the bonus plan in 2015 was reduced by $7,850, from $2,970,000 to $2,962,150. In addition, the applicable target percentage for Mr. Stipancich was 75% for his salary earned from January through February 10, 2015, and was raised to 85% thereafter in connection with his appointment as Chief Financial Officer.

In authorizing the payouts under the bonus plan for 2015, the Newell Rubbermaid organizational development & compensation committee noted that Newell Rubbermaid experienced its fifth straight year of growth in core sales and normalized EPS. These results were achieved while Newell Rubbermaid was undergoing a significant strategic transformation through the implementation of Project Renewal and the Growth Game Plan.

Newell Rubbermaid believes that the cash bonuses it paid for 2015 to each named executive officer served Newell Rubbermaid’s goals to:

•	motivate each of them to achieve Newell Rubbermaid performance goals and enhance shareholder value; and

•	allow Newell Rubbermaid to retain their services because it provided each of them with the opportunity to receive a competitive cash bonus.

Long-Term Incentive Compensation

Long-term incentive awards granted pursuant to Newell Rubbermaid’s 2013 Incentive Plan, referred to as the 2013 incentive plan, under the LTIP are designed to motivate executives to increase stockholder value over the long term and align the interests of executives with those of stockholders. Under the LTIP, the Newell Rubbermaid organizational development & compensation committee sets a target award value for each executive based on competitive data and internal pay equity.

The CEO’s recommendation to the Newell Rubbermaid organizational development & compensation committee for the other executive officers may include an adjustment to the target LTIP opportunity based upon the CEO’s evaluation of the executive officer’s performance. No such adjustments were made for Mr. Burke in 2015. As a result of performance considerations, Mr. Stipancich’s actual grant value was increased to 270% from 225% and Ms. Larson’s actual grant value was increased to 210% from 175%. As previously stated, Mr. Tarchetti elected to forego his 2015 LTIP award. Similarly, when setting the CEO’s equity compensation, the independent members of the Newell Rubbermaid board determine the CEO’s LTIP grant value based upon the Newell Rubbermaid board’s evaluation of the CEO’s performance. Mr. Polk’s award increased from 2014 due to his success at driving significant organizational, personnel and strategic change while simultaneously meeting financial commitments. The Newell Rubbermaid board also took into account the impact of Newell Rubbermaid’s performance under Mr. Polk’s leadership related to the increase in Newell Rubbermaid’s stock price in 2014—up 17.5%, significantly outpacing that of the custom comparator group (up 8.9%), the S&P 500 (up 11.4%) and the DJIA (up 7.5%).

The LTIP award values and RSU awards for each of the named executive officers receiving LTIP awards in February 2015 were as follows:

Name	LTIP Award Value	Target % of Base Salary	Actual % of Base Salary	Performance- Based RSUs	Time- Based RSUs
Mr. Polk	$9,000,000	N/A %	750%	232,678	—
Mr. Stipancich	1,620,000	225%	270%	25,129	16,752
Mr. Burke	1,485,000	225%	225%	23,035	15,356
Ms. Larson	1,102,500	175%	210%	17,101	11,401

For Mr. Polk, 100% of the LTIP award value was provided in performance-based RSUs. For each of the other named executive officers (excluding Mr. Tarchetti), 60% of the LTIP award value was provided in performance-based RSUs and 40% in time-based RSUs. Each of these awards cliff vests on the third anniversary of the date of grant. The mix of the awards was driven by the Newell Rubbermaid organizational development & compensation committee’s intent to have a significant percentage of long-term incentive awards tied directly to relative TSR, core sales growth and increase in normalized earnings per share over a three-year period and to incorporate a retention incentive. Beginning with the LTIP to be granted in 2016, the Newell Rubbermaid organizational development & compensation committee determined that 100% of the LTIP award value for all executive officers will be provided in performance-based RSUs.

Performance-based RSUs granted in 2015 are earned based on relative TSR performance, average core sales growth, and normalized earnings per share (“EPS”) compound annual growth rate (“CAGR”) over the three-year performance period with each of the performance metrics equally weighted.

The average core sales target for the three-year performance period is expressed as three levels of performance: threshold performance, target performance and maximum performance. The payout percentage for the average core sales target is as follows:

Level of Performance	Average Core Sales	Payout Percentage
Threshold	2.50%	0%
Target	4.00%	100%
Maximum	5.50%	200%

The normalized EPS CAGR target for the performance period is also expressed as threshold performance, target performance and maximum performance. The payout percentage for the normalized EPS CAGR target is as follows:

Level of Performance	Normalized EPS CAGR	Payout Percentage
Threshold	5.00%	0%
Target	8.50%	100%
Maximum	11.50%	200%

Straight line interpolation will be used to determine the payout percentage for performance levels between the respective levels of performance for the average core sales and normalized EPS CAGR targets.

The payout percentage for the TSR performance criteria will range from 200% (if Newell Rubbermaid is first in the three-year TSR rank) and 0% (if Newell Rubbermaid is last in the three-year TSR rank), with straight line interpolation being used for TSR rankings between first and last. However, the payout with respect to TSR performance will be 0% in the event that Newell Rubbermaid’s three-year TSR ranking falls in the bottom quartile of the custom comparator group for the three-year performance period.

The payout percentage for each of average core sales, normalized EPS CAGR and TSR performance metrics shall be multiplied by one-third, and the resulting sum of the three payout percentages shall determine the aggregate payout percentage.

The holder of a performance-based RSU will not receive dividend equivalents at the time dividends are paid. Rather, all such dividend equivalents will be paid only to the extent that the applicable performance criteria are met and the performance-based RSUs are earned. At the end of the three-year performance period, the number of RSUs and related dividend equivalents, and thus the number of shares of common stock actually issued to the participant, will be adjusted to reflect the aggregate payout percentage up to a maximum payout of 200% of the initial number of performance-based RSUs granted and a minimum of 0% of the initial number of performance-based RSUs granted.

For performance-based RSUs granted in 2013 and 2014, the sole performance criteria is relative TSR and the payout ranges from 200% (if Newell Rubbermaid is first in the three-year TSR rank) and 0% (if Newell Rubbermaid is last in the three-year TSR rank), with interpolation being used for TSR rankings between first and last. However, the multiplier is 0% in the event that Newell Rubbermaid’s three-year TSR ranking falls in the bottom quartile of the applicable custom comparator group for the performance period. Newell Rubbermaid’s TSR as calculated under the LTIP during the three-year performance period beginning on January 1, 2013 and ending December 31, 2015 was 104.24%, placing it third out of the 22 companies in the 2013 custom comparator group. As a result, the performance-based RSUs granted to Messrs. Polk, Stipancich, Burke and Tarchetti in 2013 paid out at 181%.

Based on Newell Rubbermaid’s stock price performance through December 31, 2015, Newell Rubbermaid ranks fifth out of 22 in TSR performance with respect to performance-based RSUs granted to Messrs. Polk, Burke and Stipancich and Ms. Larson in 2014 that will vest in 2017.

In addition to the annual grants under the LTIP, from time to time RSUs are granted to executive officers in circumstances such as a promotion, a new hire or for retention purposes. On December 28, 2015, the Newell Rubbermaid organizational development & compensation committee made the following RSU awards to Mr. Tarchetti:

•	17,988 time-based RSUs which vest as follows: one-third on February 12, 2017, one-third on December 28, 2017 and the remaining one-third on December 28, 2018;

•	14,333 time-based RSUs which vest as follows: two-thirds on February 11, 2018, and the remaining one-third on December 28, 2018;

•	26,982 performance-based RSUs which vest on February 12, 2017, subject to the satisfaction of the same performance criteria as LTIP performance-based RSU awards made on February 12, 2014; and

•	21,499 performance-based RSUs which vest on February 11, 2018, subject to the satisfaction of the same performance criteria as LTIP performance-based RSU awards made on February 11, 2015.

These awards were made in anticipation of Mr. Tarchetti’s expanded role as President of Newell Brands upon the completion of the merger transactions. Mr. Tarchetti had previously informed Newell Rubbermaid that he intended to resign as Executive Vice President and Chief Development Officer as of the end of 2015, after which he would remain with Newell Rubbermaid for a portion of 2016 to supervise various corporate strategic initiatives. Mr. Tarchetti had also previously elected to forego his 2014 and 2015 LTIP awards. In light of the pending acquisition of Jarden and Mr. Tarchetti’s anticipated expanded role, the Newell Rubbermaid organizational development & compensation committee determined to make the awards referenced above in order to align his performance expectations and incentives with other executive officers and put him in substantially the same position as if he had received LTIP awards in 2014 and 2015. As such, the Newell Rubbermaid organizational development & compensation committee also approved payments of $25,543 and $10,893, to reflect dividend equivalent payments he would have received through December 28, 2015 had he been granted the time-based RSUs as part of his LTIP awards in February 2014 and February 2015, respectively. In addition, he will receive dividend equivalent payments under the performance-based RSU awards that will be roughly equivalent to the amount of dividend equivalents he would have received had he been granted the performance-based RSUs in February 2014 and February 2015, respectively.

Grant Policies and Practices

Newell Rubbermaid’s practice has been to make annual equity awards and award other incentive compensation to named executive officers at the time of regularly scheduled meetings of the Newell Rubbermaid board or the Newell Rubbermaid organizational development & compensation committee in February of each year. On occasion, Newell Rubbermaid makes additional grants to named executive officers, typically in connection with their hiring or promotion or for retention purposes. Newell Rubbermaid’s policy is that, except for new hires and certain promotions, all equity awards to named executive officers will be made only at quarterly meetings of the Newell Rubbermaid organizational development & compensation committee or the Newell Rubbermaid board, which closely follow the release of Newell Rubbermaid’s quarterly or annual financial results.

Incentive Compensation Recoupment Policy

Subject to the discretion and approval of the Newell Rubbermaid board, Newell Rubbermaid will require reimbursement and/or cancellation of any bonus or other incentive compensation, including equity-based compensation, awarded to an executive officer after January 1, 2010 where all of the following factors are present: (a) the award was predicated upon the achievement of certain financial results that were subsequently the subject of a material restatement, (b) in the Newell Rubbermaid board’s view, the executive engaged in fraud or willful misconduct that was a significant contributing cause to the need for the restatement, and (c) a lower award would have been made to the executive based upon the restated financial results. In each such instance, Newell

Rubbermaid will, to the extent permitted by applicable law and subject to the fiduciary duties of the Newell Rubbermaid board, seek to recover the individual executive’s bonus award or other incentive compensation paid or issued to the executive officer in excess of the amount that would have been paid or issued based on the restated financial results. All executive officers have agreed to the terms of this policy.

Stock Ownership Guidelines

Executives and nonemployee directors are expected to maintain ownership of Newell Rubbermaid stock equal to the following applicable market value:

President and CEO	6 times annual salary
CFO, COO, CDO & Other Direct Reports to the CEO	3 times annual salary
Outside Directors	5 times annual base retainer

Until the ownership level is met, executives are required to retain 75% of the net after-tax shares received from stock option exercises and the vesting of RSUs. All shares held directly or beneficially, including time-based RSUs and performance-based RSUs for which all performance criteria have been satisfied but have not yet vested due to time-based vesting requirements and shares of Newell Rubbermaid stock allocated to executives’ accounts under the Newell Rubbermaid 401(k) Savings and Retirement Plan, count toward attainment of these targets. Unexercised stock options and other unvested performance-based RSUs are not counted.

Retirement Compensation

Newell Rubbermaid provides its eligible executives with retirement benefits that are in addition to those provided to its employees generally in order to provide competitive benefits and assist in attracting and retaining key executives. These retirement benefits for named executive officers are provided using the Newell Rubbermaid Supplemental Executive Retirement Plan, referred to as the SERP, and/or the SERP cash account feature of the Newell Rubbermaid Inc. 2008 Deferred Compensation Plan, referred to as the 2008 plan, depending upon the executive’s employment date and participation date in these plans. If the executive was a participant in the SERP before January 1, 2007 (namely, Mr. Burke), the executive participates in both the SERP and 2008 plan. If the executive was not a participant in the SERP before January 1, 2007 (namely, Messrs. Polk, Tarchetti and Stipancich and Ms. Larson), the executive participates only in the 2008 plan.

In 2013, Newell Rubbermaid, upon recommendation of the Newell Rubbermaid organizational development & compensation committee, amended both the SERP and the 2008 plan in order to: (1) make the retirement benefits provided by these plans more aligned with market practice; (2) simplify and harmonize the operation of the plans; (3) provide consistent levels of benefits among executives, and (4) stabilize the cost of the plans by reducing volatility. Although these changes result in some incremental costs as Newell Rubbermaid transitions to the amended provisions, Newell Rubbermaid expects that the changes will reduce the annual expense of these plans by over 10% when fully implemented by the end of 2018.

Under the SERP, the executive accrues an annual benefit at age 65 equal to a target percentage of his or her average annual compensation, reduced pro rata if credited service is less than 25 years, and offset by benefits under the Newell Rubbermaid Pension Plan, referred to as the pension plan, Social Security and SERP cash account. Effective April 1, 2013, the level of compensation and offsets used to determine benefits to be paid under the SERP were frozen. However, executives who participate in the SERP continue to earn service for purposes of benefit accruals and vesting. Unlike the SERP cash account, the vesting schedule for SERP benefits did not change.

If the total projected value of the executive’s benefits under the revised 2008 plan and SERP as revised in 2013 was less than 90% of the total projected value of benefits under the prior versions of the plans, Newell Rubbermaid provides the executive with a transition benefit in order to make up for the estimated loss in value.

The primary transition benefit is a supplemental contribution to the executive’s SERP cash account to be paid annually over a five-year period, with the payment for 2015 representing the third of five supplemental contributions. These supplemental contributions are in addition to the standard annual contribution made to an executive’s SERP cash account, which is generally 6% to 9% of an executive’s eligible compensation. The supplemental contribution is based on annual compensation without regard to the IRS maximum compensation limit for qualified retirement plans, and such contributions will vest on March 31, 2016 (or immediately for transition contributions made thereafter) as long as the executive is actively employed on such date. They will also vest upon death, disability or a change of control, as defined in the 2003 stock plan.

Listed below are the transition benefits received by Messrs. Polk, Burke and Stipancich for 2015, which were credited to their accounts in March 2016:

Named Executive Officer	Transition SERP Cash Contribution as a Percentage of Eligible Compensation
Michael B. Polk	11%, or $329,190
William A. Burke	17%, or $206,172
John K. Stipancich	20%, or $206,449

The value of the supplemental contributions for Messrs. Polk and Stipancich are primarily driven by the elimination of the 10% supplemental contribution that they were previously entitled to because they do not participate in the SERP. The value of the supplemental contribution for Mr. Burke is primarily driven by the freezing of compensation and offsets for purposes of calculating benefits under the SERP as well as the change to the definition of compensation used to determine contributions made to the SERP cash account. In each case, the supplemental contribution made to the SERP cash accounts is intended to compensate the executive for benefits that were expected to be received at retirement prior to the changes in the plans. As recently hired executives that had yet to participate in the prior versions of the SERP and 2008 plan, neither Mr. Tarchetti nor Ms. Larson receive any transition benefits. For more information regarding the retirement benefits under the SERP and 2008 plan, see “Newell Rubbermaid Executive Compensation—Retirement Plans,” below.

Other Compensation

Executive officers are provided other benefits as part of Newell Rubbermaid’s executive compensation program which the Newell Rubbermaid organizational development & compensation committee believes are in line with competitive practices. See the “All Other Compensation” column of the Summary Compensation Table and the related footnotes and narrative discussion. Named executive officers participate in the Flexible Perquisites Program, which provides a monthly cash stipend that can be used for the purchase or lease of a personal automobile and related insurance and maintenance, income tax preparation services, estate planning services, financial planning services or other perquisites. In 2015, Messrs. Stipancich, Burke and Tarchetti and Ms. Larson received monthly stipends of $1,803 under this program. Mr. Polk received a monthly stipend of $3,000.

While Newell Rubbermaid maintains corporate aircraft primarily for business travel, the Newell Rubbermaid organizational development & compensation committee believes that it is often in the best interests of Newell Rubbermaid from a productivity, safety and security concern that the CEO be permitted to use the aircraft for personal travel. Pursuant to his compensation arrangement, Mr. Polk is limited to personal use up to $165,000 annually, and any use in excess of such amount in the applicable year results in an equivalent reduction in the payout to be received by him under the bonus plan. Other named executive officers may use the corporate aircraft for personal travel on a limited basis.

Additional benefits for the named executive officers include:

•	Newell Rubbermaid contributions to the Newell Rubbermaid 401(k) Savings and Retirement Plan, referred to as the Newell Rubbermaid 401(k) plan, including Newell Rubbermaid contributions that match employee deferrals as well as retirement savings contributions;

•	payment of life and long-term disability insurance premiums;

•	annual health examinations encouraged by Newell Rubbermaid; and

•	assistance for a new hire or transfer necessitating relocation, which includes reimbursement of various relocation expenses, a relocation allowance, a bonus for an early sale of the executive’s home and tax assistance on certain taxable reimbursed expenses.

Retirement Guidelines

Newell Rubbermaid has established retirement guidelines which provide for vesting and retention of the awards granted under the Newell Rubbermaid Inc. 2003 Stock Plan, referred to as the 2003 stock plan, the Newell Rubbermaid Inc. 2010 Stock Plan, referred to as the 2010 stock plan, and 2013 incentive plan and benefits provided under the bonus plan, SERP and 2008 plan. In general, the guidelines award points to a retired executive based on the sum of the executive’s age and completed years of service. The guidelines were established primarily in order to encourage uniform treatment of outstanding equity awards in the event of retirement, to reflect market practice and to reward long-term service to Newell Rubbermaid. A more detailed discussion of the accelerated vesting and other benefits available under the retirement guidelines appears in the discussion of each plan under “Newell Rubbermaid Executive Compensation—Retirement Plans” and “Potential Payments Upon Termination or Change in Control of Newell Rubbermaid,” below.

Deductibility of Compensation

Section 162(m) limits the deductibility of executive compensation paid to the CEO and to each of the three other most highly compensated officers (other than the chief financial officer) of a public company to $1 million per year. However, compensation that is considered qualified “performance-based compensation” generally does not count toward the $1 million deduction limit. Annual salary does not qualify as performance-based compensation under Section 162(m) due to its nature. Amounts paid under the bonus plan and equity awards subject to Newell Rubbermaid performance criteria generally qualify as fully deductible performance-based compensation. Any equity awards (other than stock options) with vesting provisions that are not based on Newell Rubbermaid performance criteria are not likely to be fully deductible by Newell Rubbermaid when the restrictions lapse and the shares are taxed as income to an executive officer while he or she is subject to Section 162(m). Newell Rubbermaid expects that the majority of compensation, including awards under the bonus plan, the exercise of stock options and the vesting of annual performance-based RSU awards will be deductible for Federal income tax purposes.

The Newell Rubbermaid organizational development & compensation committee considers the tax deductibility of executive compensation as one factor to be considered in the context of its overall compensation philosophy and objectives. However, the Newell Rubbermaid organizational development & compensation committee will not necessarily limit executive compensation to amounts deductible under Section 162(m), since the Newell Rubbermaid organizational development & compensation committee desires to maintain the flexibility to structure compensation programs that attract, retain and motivate the best possible executive talent and meet the objectives of Newell Rubbermaid’s executive compensation program, and to enhance stockholder value.

Michael Polk’s Compensation Arrangement

In connection with his appointment as President and CEO in July 2011, Mr. Polk entered into a compensation arrangement with Newell Rubbermaid that was the result of arm’s-length negotiation between representatives of Mr. Polk and members of the Newell Rubbermaid board, who received advice and input from the Newell Rubbermaid organizational development & compensation committee’s independent advisor, Frederic W. Cook & Co., Inc. Mr. Polk’s compensation arrangement set forth the initial terms of his compensation including a base salary of $1,200,000 and outlined the initial terms of his participation in the bonus plan and

LTIP. In addition, as more fully described under “Potential Payments Upon Termination or Change in Control of Newell Rubbermaid—Termination of Employment Following a Change in Control—Employment Security Agreements,” Newell Rubbermaid entered into an Employment Security Agreement, or “ESA”, with Mr. Polk pursuant to which he is entitled to a lump sum severance payment upon a qualified termination following a change in control equal to three times his base salary and target bonus and a pro-rata portion of his bonus for the year of termination, plus other benefits. Mr. Polk’s ESA does not provide for any tax gross-up.

Mr. Polk’s compensation arrangement also provides that, in the event he is involuntarily terminated prior to a change in control (except for good cause or a violation of Newell Rubbermaid’s Code of Business Conduct and Ethics) or resigns for good reason (as such terms are defined in his ESA), he will be entitled to the following benefits: (i) salary continuation payments for two years, but with all remaining payments paid in a lump sum by the March 15th after the year of termination; (ii) a lump sum cash payment for COBRA continuation of medical and dental coverage for two years equal to the difference between the COBRA premium and coverage rates for active employees; (iii) a pro-rata portion of his annual cash bonus under the bonus plan for the year of termination; (iv) vesting of the balance of his SERP cash account (including interest accrued thereon); and (v) a one year window to exercise the stock options awarded to him in July 2011 in connection with his hiring.

Employment Agreements

Newell Rubbermaid does not generally enter into formal employment agreements with its executive officers. In connection with hiring an executive officer, Newell Rubbermaid does make written compensation offers and arrangements. It also has ESAs, described below, with its executive officers, which apply only if there is a termination of employment following a change in control of Newell Rubbermaid. Executive officers may also receive post-employment benefits under the severance plans described below, with the exact amount dependent on Newell Rubbermaid’s discretion.

Employment Security Agreements

Newell Rubbermaid has ESAs with its executives, including the named executive officers and certain key employees. The ESAs provide severance benefits following certain terminations of employment occurring within two years of a change in control of Newell Rubbermaid. The ESAs do not contain tax gross up provisions. Rather, payments and benefits payable to the executive will be reduced to the extent necessary if doing so would result in the executive retaining a larger after-tax amount, taking into account the income, excise and other taxes imposed on the payments and benefits. See “Potential Payments Upon Termination or Change in Control of Newell Rubbermaid—Termination of Employment Following a Change in Control—Employment Security Agreements” below for a discussion of the terms of the ESAs.

Newell Rubbermaid believes that the protections afforded by the ESAs are a valuable incentive for attracting and retaining top managers. It believes that the ESAs are particularly important because Newell Rubbermaid does not generally have employment agreements or long-term employment arrangements with its executives. Newell Rubbermaid also believes that, in the event of an extraordinary corporate transaction, the ESAs could prove crucial to Newell Rubbermaid’s ability to retain top management through the transaction process. In addition, Newell Rubbermaid believes that the benefits provided under the ESAs represent fair and appropriate consideration for the agreement of the executives to the restrictive covenants in the ESAs that prohibit them from competing with Newell Rubbermaid and from soliciting Newell Rubbermaid employees for 24 months following a termination of employment. The benefits provided under the ESAs were determined to be at levels appropriate and competitive with the benefits provided under similar arrangements of companies in Newell Rubbermaid’s comparator group. The Newell Rubbermaid organizational development & compensation committee, with the assistance of its independent compensation consultant, continues to monitor best practices with respect to ESAs.

Severance Plan

Newell Rubbermaid maintains the Newell Rubbermaid severance plan, the purpose of which is to provide continuation of base salary and health care benefits for a period of time in order to assist the former employee to transition to new employment. Eligibility for benefits is conditioned on an employee incurring an involuntary termination of employment under certain circumstances and agreeing to sign a general release of claims and to abide by certain non-competition, non-solicitation and confidentiality provisions. Under the Newell Rubbermaid severance plan applicable to the named executive officers, an employee who is eligible may receive salary continuation for the greater of: (i) three weeks for each year of service or (ii) 52 weeks. The amount of salary continuation is limited to two times the lesser of: (i) an employee’s annual compensation for the year prior to the termination or (ii) the maximum amount that may be taken into account under a qualified retirement plan pursuant to Section 401(a)(17) of the Code for the year of termination ($265,000 for 2015). The employee may also receive medical coverage under COBRA until the earlier to occur of: (i) nine months after termination of employment or (ii) the date the employee is no longer eligible to participate in the group medical plan. Such coverage would be subsidized by Newell Rubbermaid at the then existing active employee rates. Newell Rubbermaid believes that appropriate severance benefits are important to attracting and retaining talented executives.

Burke Retirement Agreement

Newell Rubbermaid entered into a retirement agreement and general release with Mr. Burke on October 7, 2015 under which he would no longer serve as Newell Rubbermaid’s Executive Vice President and Chief Operating Officer as of the end of 2015. While he remains employed through April 30, 2016, he no longer serves as Chief Operating Officer of Newell Rubbermaid as of the end of 2015. Under the agreement, Mr. Burke is entitled to (i) base salary continuation for 52 weeks after his retirement date (April 30, 2016) pursuant to the Newell Rubbermaid severance plan, or until Mr. Burke finds alternative employment, whichever comes first; (ii) continued coverage under Newell Rubbermaid’s health and dental programs until January 30, 2017, at active employee rates; and (iii) retention of 1,700 time-based RSUs which are scheduled to vest in May 2016, with any other equity awards remaining subject to the retirement provisions set forth in the applicable award agreements, which provide that he will be eligible to receive a prorated portion of any such award on the original vesting date (and subject to the satisfaction of any applicable performance conditions) based on the number of full months served over the three-year vesting period. Mr. Burke’s agreement includes a customary non-compete covenant and a general release of claims. It is expected that in connection with the closing of the merger transactions, Newell Rubbermaid and Mr. Burke will void the retirement agreement and general release and Mr. Burke will be retained by Newell Brands as its President of the Jarden group of businesses.

Larson Severance Agreement

On March 10, 2016, Newell Rubbermaid and Ms. Larson agreed that she would depart from Newell Rubbermaid effective June 30, 2016. In connection with her departure, Newell Rubbermaid and Ms. Larson entered into a separation agreement and general release pursuant to which she agreed to a customary release and restrictive covenants. Ms. Larson’s separation agreement entitles Ms. Larson to (i) a lump sum severance payment of $556,200 payable no later than 60 days after June 30, 2016; (ii) her pro rated annual cash incentive award under the 2016 Management Bonus Plan assuming performance at target level; (iii) continued vesting of restricted stock unit grants that would have otherwise vested within two years after June 30, 2016, which will vest on their original vesting date (subject to the satisfaction of any applicable performance conditions), and (iv) certain other benefits, including continued medical coverage for 52 weeks, accrued but unused vacation and executive outplacement services.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Non- Equity Incentive Plan Compen- sation ($)		Change in Pension Value and Non- qualified Deferred Compen- sation Earnings ($)(3)	All Other Compensation ($)	Total ($)
Michael B. Polk,	2015	$1,200,000	$—	$9,449,984	$2,962,150	(4)	$—	$775,079	$14,387,213
President and Chief	2014	1,200,000	—	8,559,614	1,839,240	(4)	—	752,705	12,351,559
Executive Officer	2013	1,200,000	—	7,177,376	1,712,400	(4)	—	763,673	10,853,449

John K. Stipancich,	2015	592,958	—	1,668,556	820,411		1,998	315,755	3,399,678
Executive Vice	2014	535,000	88,000	1,091,601	439,289		1,378	297,906	2,453,174
President and Chief	2013	535,000	—	1,037,902	424,148		5,182	285,455	2,287,687
Financial Officer

Mark S. Tarchetti,	2015	616,000	—	4,394,813	863,940		—	226,256	6,101,009
Executive Vice	2014	616,000	115,000	—	573,250		—	136,359	1,440,609
President, Chief	2013	613,667	—	6,569,894	551,380		—	134,198	7,869,139
Development Officer

William A. Burke, III,	2015	660,000	—	1,529,513	925,650		303,906	405,332	3,824,401
Executive Vice	2014	660,000	—	1,574,009	552,776		697,311	359,240	3,843,336
President, Chief	2013	660,000	—	1,619,556	593,010		—	320,964	3,193,530
Operating Officer

Paula S. Larson,	2015	536,250	—	1,135,531	663,609		—	126,845	2,462,235
Executive Vice	2014	525,000	—	973,833	431,078		—	100,481	2,030,392
President, Chief Human Resources Officer

(1)	Bonus Amounts: Mr. Stipancich was awarded a one-time cash bonus of $88,000 in consideration for his service as Interim Chief Financial Officer during 2014 during which time he also served as General Counsel and Corporate Secretary. He continued to serve as General Counsel and Corporate Secretary until April 1, 2015. In addition, Mr. Tarchetti was awarded a one-time cash bonus of $115,000 for his performance in 2014, primarily related to his role in the successful completion of the Ignite, bubba and Baby Jogger acquisitions.
(2)	Stock Awards: This column shows the grant date fair value of awards of time-based and performance-based RSUs granted to the executive officers in the years indicated computed in accordance with ASC 718. In February 2015, performance-based RSUs were awarded in the following amounts: Mr. Polk, 232,678 RSUs; Mr. Stipancich 25,129 RSUs; Mr. Burke, 23,035 RSUs; and Ms. Larson, 17,101 RSUs. The grant date fair values of these performance–based RSU awards whose performance metrics are dependent on Newell Rubbermaid’s stock price are based on the probability of outcomes possible under the RSUs and the shares the recipient would receive under each of the outcomes. The value of performance-based RSUs whose performance metrics are not based on Newell Rubbermaid’s stock price are determined using the closing price of Newell Rubbermaid stock on the date of grant. The values of the February 2015 performance-based RSUs on the grant date assuming that the performance condition will be achieved at the maximum level are $17,999,970, $1,943,979, $1,781,988 and $1,322,933, respectively. See Footnote 15 of the notes to the consolidated financial statements contained in the Newell Rubbermaid Form 10-K, which is incorporated by reference into this joint proxy statement/prospectus, for an explanation of the assumptions made by Newell Rubbermaid in the valuation of the awards shown in this column. Details regarding 2015 stock awards can be found in the table titled “2015 Grants of Plan-Based Awards.” Details regarding the 2015, 2014 and 2013 stock awards that are still outstanding can be found in the table titled “Outstanding Equity Awards at 2015 Fiscal Year-End.”

(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings: The amounts in this column represent the annual net increase (but not less than zero) in the present value of accumulated benefits under the SERP and the pension plan for the years ended December 31, 2015, 2014 and 2013 (the measurement dates for reporting purposes of these plans in Newell Rubbermaid’s Form 10-K filings) for those named executive officers who participate in these plans. Mr. Stipancich’s amount includes $1,998 in above market earnings under the SERP cash account feature of the 2008 plan. No other named executive officer participated in a plan with above-market earnings. Messrs. Polk, Tarchetti and Stipancich and Ms. Larson only participate in the SERP cash account feature of the 2008 plan and do not participate in either the SERP or the pension plan. Mr. Burke participates in both the SERP and the pension plan. The present values of accumulated benefits under the SERP and pension plan were determined using assumptions consistent with those used for reporting purposes of these plans in Newell Rubbermaid’s Form 10-K for each year, with no reduction for mortality risk before age 65. Please refer to footnote 2 to the 2015 Pension Benefits table for additional information regarding the assumptions used to calculate the amounts in this column for 2015. This annual calculation may result in an increase or decrease in the present value of the future retirement benefits; however, in accordance with SEC regulations, only increases in present value are shown in the table, with the increases in 2015 due primarily to an additional year of service accrual under the SERP.
(4)	Reduction of Mr. Polk’s Award Under the Bonus Plan: As described in the Compensation Discussion and Analysis section above, in connection with Mr. Polk’s compensation arrangement any amounts in excess of $165,000 for his personal use of Newell Rubbermaid-owned aircraft are required to be deducted from the amount to be paid to him under the bonus plan. As a result of this provision, the amounts paid to Mr. Polk under the bonus plans for 2015, 2014 and 2013 were reduced by $7,850, $46,620 and $50,532, respectively.

Salary. The “Salary” column of the Summary Compensation Table shows the salaries paid in the years indicated to each of the named executive officers. Salary increases, if any, for each year are generally approved in February of that year or in connection with the named executive officer’s promotion.

Bonus. The “Bonus” column of the Summary Compensation Table shows special bonus, guaranteed minimum bonuses under the bonus plan and similar one-time, lump-sum payments to the named executive officers paid during the year which are separate from Non-Equity Incentive Plan Compensation.

Stock Awards. The amounts in the “Stock Awards” column of the Summary Compensation Table consist of the grant date fair value of awards of RSUs in accordance with ASC 718 for each named executive officer.

Non-Equity Incentive Plan Compensation. The “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table shows the cash bonus Newell Rubbermaid awarded under the bonus plan to each named executive officer. Newell Rubbermaid pays all of these amounts, if any, in the month of March following the year in which they are earned. Additional explanation of the non-equity incentive plan compensation for each named executive officer appears above under “Compensation Discussion and Analysis—Key Elements of Newell Rubbermaid Executive Compensation—Annual Incentive Compensation” and below in the footnotes to the table titled “2015 Grants of Plan-Based Awards.”

All Other Compensation. The “All Other Compensation” column of the Summary Compensation Table reflects the following amounts for each named executive officer in 2015.

Name	Personal Use of Aircraft(1)	Other Perquisites and Personal Benefits(2)	401(k) Savings and Retirement Plan(3)	SERP Cash Account Credit(4)	Insurance Premiums(5)	Total
Michael B. Polk	$165,000	$36,000	$21,100	$547,401	$5,578	$775,079
John K. Stipancich	—	23,064	21,200	267,829	3,662	315,755
Mark S. Tarchetti	76,575	65,371	18,550	64,697	1,063	226,256
William A. Burke	61,316	22,713	23,850	291,472	5,981	405,332
Paula S. Larson	—	45,237	21,200	56,186	4,222	126,845

(1)	Personal Use of Aircraft: This column shows the estimated incremental cost to Newell Rubbermaid in 2015 of providing personal use of Newell Rubbermaid-owned aircraft to Messrs. Polk, Burke and Tarchetti. The estimated cost of aircraft usage by the named executive officers is determined by multiplying flight hours by an average estimated hourly cost of operating the aircraft. The estimated hourly cost is calculated by taking into account variable expenses, such as fuel, equipment repair, supplies, pilot lodging, meals and transportation, airport services and aircraft catering. With respect to Mr. Polk, any amounts exceeding $165,000 are deducted from amounts to be paid to him under the bonus plan. Since the cost of providing personal use of Newell Rubbermaid-owned aircraft to Mr. Polk in 2015 was $172,850, the amount paid to him under the bonus plan was reduced by $7,850.
(2)	Other Perquisites and Personal Benefits: The amounts in this column consist of (a) monthly cash stipends paid to each named executive officer which may be used for the purchase or lease of a personal automobile and related insurance and maintenance, income tax preparation services, estate planning services, financial planning services or other perquisites; (b) moving expenses for Ms. Larson of $19,903; (c) all amounts paid by Newell Rubbermaid for physical examinations of Messrs. Stipancich, Burke and Tarchetti, and Ms. Larson which are permitted pursuant to Newell Rubbermaid policy; and (d) aggregate payments of $36,436 to Mr. Tarchetti reflecting dividend equivalent payments he would have received through December 28, 2015 had he been granted time-based LTIP awards in February 2014 and February 2015.
(3)	401(k) Savings and Retirement Plan: This column shows the amount of all Newell Rubbermaid Matching Contributions and Retirement Savings Contributions made for 2015 under the Newell Rubbermaid 401(k) plan on behalf of each named executive officer.
(4)	SERP Cash Account Credit: Each of the named executive officers is eligible to participate in the 2008 plan, including the SERP cash account feature. This column shows the employer contribution for 2015 (exclusive of employee deferrals) which was credited to each named executive officer’s SERP cash account in March of 2016, as described below under “Deferred Compensation Plan—2008 Plan.”
(5)	Insurance Premiums: This column shows all amounts paid by Newell Rubbermaid on behalf of each named executive officer in 2015 for (a) life insurance premiums: Mr. Polk, $1,503; Mr. Stipancich, $722; Mr. Burke, $1,503; Ms. Larson, $1,179; and Mr. Tarchetti, $398; and (b) long-term disability insurance premiums: Mr. Polk, $4,075; Mr. Stipancich $2,940; Mr. Burke, $4,478; Ms. Larson, $3,043; and Mr. Tarchetti, $665.

2015 Grants of Plan-Based Awards

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number Of Shares Of Stock Or Units (#)(6)	Grant Date Fair Value of Stock Awards ($)(7)
		Thresh- old ($)(3)	Target ($)(4)	Maxi- mum ($)(5)	Thresh- old (#)	Target (#)	Maxi- mum (#)
Michael B. Polk	2/11/2015				—	232,678	465,356		9,449,984
	2/11/2015	—	1,800,000	3,600,000

John K. Stipancich	2/11/2015				—	25,129	50,258		1,020,589
	2/11/2015							16,752	647,967
	2/11/2015	—	497,219	994,438

William A. Burke	2/11/2015				—	23,035	46,070		935,543
	2/11/2015							15,356	593,970
	2/11/2015	—	561,000	1,122,000

Paula S. Larson	2/11/2015				—	17,101	34,202		694,540
	2/11/2015							11,401	440,991
	2/11/2015	—	402,188	804,376

Mark S. Tarchetti	2/11/2015	—	523,600	1,047,200
	12/28/2015					26,982	53,964		1,882,675
	12/28/2015					21,499	42,998		1,078,055
	12/28/2015							17,988	798,128
	12/28/2015							14,333	635,955

(1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards: Potential payouts under the bonus plan were based on performance in 2015. Thus, the information in the “Target” and “Maximum” columns reflects the range of potential payouts when the performance goals were set in February 2015.
(2)	Estimated Future Payouts Under Equity Incentive Plan Awards: This column includes the number of performance-based RSUs granted in 2015 to the named executive officers under the LTIP. The target number of shares shown in the table reflects the number of shares that will be awarded if the three-year total performance and market conditions are met at the target level. Actual shares, if any, will be awarded in February 2018 (except with respect to 26,982 performance-based RSUs granted to Mr. Tarchetti on December 28, 2015, which will be awarded in February 2017) and may range from 0% to 200% of the target. For additional information on performance-based RSUs, see “Compensation Discussion and Analysis—Key Elements of Executive Compensation—Long-Term Incentive Compensation.”
(3)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards –Threshold Payout: Pursuant to the bonus plan, performance at or below a specific percentage of a target goal will result in no payment with respect to that performance goal. As a result, no payment is to be made under the bonus plan until a minimum performance level for a performance goal, or threshold, is exceeded, and performance above such level will result in a payment ranging from $1 to the maximum bonus amount related to such goal, depending upon the level at which the goal was attained. For an explanation of the payouts made under the bonus plan with respect to 2015 performance, see “Compensation Discussion and Analysis—Key Elements of Executive Compensation—Annual Incentive Compensation.”
(4)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards—Target Payout: Under the bonus plan, the amounts shown in this column represent: for Mr. Polk, 150% of full year salary; for Messrs. Burke and Tarchetti, 85% of full year salary; for Mr. Stipancich 75% of his salary through February 10, 2015, and 85% of his salary for the remainder of the year; and for Ms. Larson, 75% of full year salary.
(5)

Estimated Future Payouts Under Non-Equity Incentive Plan Awards—Maximum Payout: Under the bonus plan, the amounts shown in this column represent: for Mr. Polk, 300% of his full year salary; for Messrs.

Tarchetti and Burke, 170% of full year salary; for Mr. Stipancich, 168% of full year salary; and for Ms. Larson, 150% of full year salary.
(6)	All Other Stock Awards: Number of Shares of Stock or Units: This column shows the number of time-based RSUs awarded to the named executive officers in 2015. For additional information on these awards, see “Compensation Discussion and Analysis—Key Elements of Executive Compensation—Long-Term Incentive Compensation.”
(7)	Grant Date Fair Value of Stock Awards: This column shows the grant date fair value of awards of RSUs granted to the named executive officers, computed in accordance with ASC 718 based on the target number of RSUs awarded. The amount represents the fair value based on the RSUs awarded, and the amount of expense Newell Rubbermaid will recognize associated with these awards is subject to change based on Newell Rubbermaid’s actual core sales and normalized EPS performance for the period January 1, 2015 to December 31, 2017. See Footnote 15, Stock-Based Compensation, of the notes to the consolidated financial statements included in the Newell Rubbermaid Form 10-K, which is incorporated by reference into this joint proxy statement/prospectus, for an explanation of the assumptions made by Newell Rubbermaid in valuing these awards.

Outstanding Equity Awards at 2015 Fiscal Year-End

Option Awards(1)					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)
Michael B. Polk(5)	225,872	—	15.15	7/18/2021	160,994	7,096,616	608,331	26,815,230
John K. Stipancich(6)					47,286	2,084,367	68,381	3,014,234
William A. Burke(7)	10,000	—	30.37	2/6/2017	60,864	2,682,885	88,746	3,911,924
Paula S. Larson(8)					27,606	1,216,872	39,268	1,730,933
Mark S. Tarchetti(9)					55,220	2,434,098	82,830	3,651,146

(1)	Option Awards: All options were granted with exercise prices equal to the market value on the date of grant, based on the closing market price of the common stock for such date.
(2)	Number of Shares or Units of Stock That Have Not Vested: Represents all time-based RSU awards held by the named executive officer as of December 31, 2015. Except as described below, all time-based RSU awards awarded to the named executive officers vest on the third anniversary of the date of grant.
(3)	Market Value of Shares or Units of Stock That Have Not Vested: Represents the value of the number of shares of common stock covered by the time-based RSU awards valued using $44.08 (the closing market price of Newell Rubbermaid’s common stock on December 31, 2015).
(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested: Represents the value of the number of shares of common stock covered by the performance-based RSU awards using $44.08 (the closing market price of Newell Rubbermaid’s common stock on December 31, 2015). The value provided assumes the performance-based RSU awards pay out at target.
(5)	Vesting Dates—Polk: The vesting dates of the time-based RSU awards are as follows: February 6, 2016 (83,123 RSUs) and February 12, 2017 (77,871 RSUs). The vesting dates of the performance-based RSU awards are as follows: February 6, 2016 (193,953 RSUs), February 12, 2017 (181,700 RSUs) and February 11, 2018 (232,678 RSUs).

(6)	Vesting Dates—Stipancich: The vesting dates of the time-based RSU awards are as follows: February 6, 2016 (15,468 RSUs), May 7, 2016 (1,700 RSUs), February 12, 2017 (13,366 RSUs) and February 11, 2018 (16,752 RSUs). The vesting dates of the performance-based RSU awards are as follows: February 6, 2016 (23,203 RSUs), February 12, 2017 (20,049 RSUs) and February 11, 2018 (25,129 RSUs).
(7)	Vesting Dates—Burke: The vesting dates of the time-based RSU awards are as follows: February 6, 2016 (24,535 RSUs), May 7, 2016 (1,700 RSUs), February 12, 2017 (19,273 RSUs) and February 11, 2018 (15,356 RSUs). The vesting dates of the performance-based RSU awards are as follows: February 6, 2016 (36,802 RSUs), February 12, 2017 (28,909 RSUs) and February 11, 2018 (23,035 RSUs).
(8)	Vesting Dates—Larson: The vesting dates of the time-based RSU awards are as follows: December 16, 2016 (4,281 RSUs), February 12, 2017 (11,924 RSUs) and February 11, 2018 (11,401 RSUs). The vesting dates of the performance-based RSU awards are as follows: February 12, 2017 (17,886 RSUs) and February 11, 2018 (17,101 RSUs). With respect to the remaining performance-based RSUs, since the stock price performance criteria with respect to 4,281 RSUs had been met as of December 31, 2015, the vesting date of these RSUs is December 16, 2016.
(9)	Vesting Dates—Tarchetti: The vesting dates of the time-based RSU awards are as follows: February 6, 2016 (22,899 RSUs), February 12, 2017 (5,996 RSUs), December 28, 2017 (5,996 RSUs), February 11, 2018 (9,555 RSUs) and December 28, 2018 (10,774 RSUs). The vesting dates of the performance-based RSU awards are as follows: February 6, 2016 (34,349 RSUs), February 12, 2017 (26,982 RSUs) and February 11, 2018 (21,499 RSUs).

2015 Stock Vested

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized On Vesting ($)(1)
Michael B. Polk	519,397	19,555,297
John K. Stipancich	62,659	2,413,363
Mark S. Tarchetti	100,503	3,805,044
William A. Burke	97,302	3,753,840
Paula S. Larson	8,562	386,831

(1)	Value Realized on Vesting. Represents the number of shares received upon vesting of RSUs, valued using the closing market price of Newell Rubbermaid’s common stock on the relevant vesting date.

Retirement Plans

Newell Rubbermaid provides its eligible executives in the U.S. with retirement benefits using a combination of the pension plan, the Newell Rubbermaid 401(k) plan, the SERP and the 2008 plan.

2015 Pension Benefits

Newell Rubbermaid provides defined benefit compensation under the SERP and pension plan for those named executive officers who participate in one or both of such plans (namely, Mr. Burke). This table shows: (1) the years of credited service for benefit purposes currently credited to Mr. Burke under the SERP and pension plan as of December 31, 2015; and (2) the current present value of the accumulated benefits payable under the SERP and pension plan to each named executive officer as of December 31, 2015 (if commencing at age 65).

Name	Plan Name	Number of Years Credited Service(1)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)(3)
William A. Burke	SERP	13 years, 1 month	2,114,633	—
	Pension Plan	2 years, 1 month	70,997	—

(1)	Years of Credited Service: The years of credited service for benefit purposes shown in this column for the SERP are calculated as of December 31, 2015, the measurement date used for reporting purposes in the Newell Rubbermaid Form 10-K. The years of credited service for benefit purposes for the pension plan are through December 31, 2004, the effective date for which the pension plan discontinued future benefit accruals.
(2)	Present Value of Accumulated Benefit: The present value of accumulated benefits shown in this column are calculated as of December 31, 2015, the measurement date used for reporting purposes in the Newell Rubbermaid Form 10-K. Assumptions used in determining these amounts include a 4.18% discount rate for the SERP, 4.25% discount rate for the pension plan and the RP 2014 White Collar Mortality with projection of mortality improvement using Scale MP 2015, consistent with assumptions used for reporting purposes in the Newell Rubbermaid Form 10-K of the present value of accumulated benefits under the SERP and pension plan, except without reduction for mortality risk before age 65. See Footnote 13 of the notes to the consolidated financial statements contained in the Newell Rubbermaid Form 10-K, which is incorporated by reference into this joint proxy statement/prospectus, for information regarding the assumptions used by Newell Rubbermaid for reporting purposes. The present values for the SERP reflect an offset for the executive’s Social Security benefit, a pension plan benefit amount and the executive’s SERP cash account feature of the 2008 plan. A discussion of the SERP appears below.
(3)	Payments During Last Fiscal Year: No named executive officer received payments from the SERP or pension plan during 2015.

SERP

The SERP is intended to offer competitive benefits to attract and retain executive talent and covers executives who were participants prior to January 1, 2007 (namely, Mr. Burke). Messrs. Polk, Tarchetti and Stipancich and Ms. Larson do not participate in the SERP.

Gross Benefit Formula

The SERP calculates a gross pension benefit payable at Normal Retirement Date (age 65) prior to applying certain benefit offsets. The gross SERP benefit formula for Mr. Burke is a monthly benefit equal to 1/12th of 67% of average compensation for the five consecutive years in which it was highest, reduced proportionately if years of credited service are less than 25. Effective April 1, 2013, the level of compensation and offsets used to determine benefits to be paid under the SERP were frozen. However, executives who participate in the SERP will continue to earn service for purposes of benefit accruals and vesting.

Compensation

Compensation for purposes of the gross SERP benefit formula generally includes base salary and management cash bonus amounts, paid prior to April 1, 2013. However, for an executive employed before January 1, 2006, the amount of bonus compensation for 2006 and through March 31, 2013, generally was adjusted to equal the amount that would have been received by him under the bonus plan in effect for 2005.

Social Security and Pension Benefit Offsets

The gross SERP benefit for Mr. Burke is reduced by his monthly primary Social Security benefit and pension plan benefit at age 65. The offset for the pension plan benefit is based on his marital status (i.e., a joint and 50% survivor annuity if married and a single life annuity if not married), includes the benefit he would have accrued by April 1, 2013 if Newell Rubbermaid had not frozen new enrollment and benefit accruals under the pension plan effective December 31, 2004 and is applied without regard to his vested status in any actual pension plan benefit.

SERP Present Value, Cash Account Offset

Mr. Burke’s gross SERP benefit, as reduced by his foregoing Social Security and pension plan benefit amounts, is converted to a lump sum present value amount as of January 1 following the year of the executive’s termination of employment. The actuarial assumptions for this purpose are based on the discount rate and mortality assumptions used by Newell Rubbermaid in its Annual Report on Form 10-K for pension expense reporting purposes for the year of the executive’s termination of employment, except using a unisex mortality table and without reduction for mortality risk before age 65. The lump sum amount is then reduced (to not less than zero) by the full balance as of April 1, 2013 (both vested and unvested amounts) of the participant’s SERP cash account under the 2008 plan accumulated with earnings through the January 1 after the year of the executive’s termination of employment. The remaining SERP balance (if any) is transferred to the executive’s SERP cash account under the 2008 plan, for the payout described below.

Benefit Entitlement

Mr. Burke becomes vested in his SERP benefit as follows: (1) upon employment on or after age 60, (2) upon involuntary termination with 15 years of credited service, (3) upon death during employment, (4) upon 15 years of credited service, if employed on the date of any sale of his affiliate or division of Newell Rubbermaid, (5) “Rule of 75 Vesting”: upon retirement under Newell Rubbermaid’s retirement guidelines, if generally the sum of his age and years of service is 75 or more and he is at least 55 years old with five years of service, is not terminated for cause and enters into certain restrictive covenants with Newell Rubbermaid or (6) upon a change in control of Newell Rubbermaid, as defined in the 2003 stock plan. Mr. Burke was not vested under the SERP as of December 31, 2015.

Time and Form of Benefit Payment

For SERP benefits accrued at a level of President or above, per the terms of the SERP an executive will receive his SERP benefit at the same time and in the same form as payment of his SERP cash account under the 2008 plan (i.e., a lump sum or in annual installments not to exceed ten years). The payment or commencement of the SERP benefit will be in the year after the year of the executive’s termination of employment, but not sooner than six months after the date of such termination.

Forfeiture Events

An executive will forfeit the SERP benefit if his employment is terminated due to fraud, misappropriation, theft, embezzlement or intentional breach of fiduciary duty, he competes with Newell Rubbermaid in the areas that it serves, he makes an unauthorized disclosure of trade or business secrets or privileged information, he is convicted of a felony connected with his employment or he makes a material misrepresentation in any document he provides to or for Newell Rubbermaid.

Assumptions

The assumptions used in calculating the present value of the accumulated benefit under the SERP are set forth in Footnote (2) to the 2015 Pension Benefits table above.

Pension Plan

The pension plan is a tax-qualified pension plan covering all eligible U.S. employees of Newell Rubbermaid. The pension plan was amended to cease future benefit accruals and to suspend the addition of any future participants for non-union employees, including the named executive officers, beginning on January 1, 2005. As a result, among the named executive officers, only Mr. Burke is a participant in the pension plan.

Benefit Formula

With respect to Mr. Burke, benefits were accrued at the rate of 1.37% of compensation not in excess of $25,000 for each year of service plus 1.85% of compensation in excess of $25,000. For purposes of the pension plan, compensation generally includes regular or straight-time salary or wages, up to the applicable Code limits. Mr. Burke does not earn any additional pension benefits after December 31, 2004, however, he continues to earn years of service for vesting and early retirement eligibility purposes.

Retirement Benefit

Mr. Burke is not yet eligible for a normal or early retirement benefit under the pension plan. However, since he has completed five years of service, he is eligible for a deferred retirement benefit following termination of employment, beginning at age 65. Mr. Burke will become eligible for a reduced early retirement benefit at age 60 if he terminates employment with at least 15 years of vesting service.

Form of Benefit Payment

The benefit formula calculates the amount of benefit payable in the form of a monthly life annuity, which is the normal form of benefit for an unmarried participant. The normal form of benefit for a married participant is a joint and 50% survivor annuity, which provides a reduced monthly amount for the participant’s life with the surviving spouse receiving 50% of the reduced monthly amount for life.

Assumptions

The assumptions used in calculating the present value of accumulated benefits under the pension plan are set forth in Footnote (2) to the 2015 Pension Benefits table above.

401(k) Savings and Retirement Plan

In order to make up in part the pension plan benefits that stopped accruing as of December 31, 2004, Newell Rubbermaid amended the Newell Rubbermaid 401(k) plan to provide retirement contributions for eligible non-union participants beginning in 2005.

Newell Rubbermaid makes retirement contributions to a participant’s account each year under the Newell Rubbermaid 401(k) plan in accordance with the following schedule:

Age + Completed Years of Service	% of Covered Pay
Less than 40	2
40-49	3
50-59	4
60 or more	5

All retirement contributions become vested after three years of service, beginning on the participant’s date of hire. The retirement contributions made for each named executive officer are reflected in the “All Other Compensation” column of the Summary Compensation Table. All named executive officers, except Ms. Larson, are fully vested in the retirement contributions as of December 31, 2015.

2015 Nonqualified Deferred Compensation

This table shows the contributions made by each named executive officer and Newell Rubbermaid in 2015, the earnings accrued on the named executive officer’s account balances in 2015 and the account balances at December 31, 2015 under the 2008 plan.

Name	Name of Plan	Executive Contributions in Last FY ($)(1)	Newell Rubbermaid Contributions in Last FY ($)(2)	Aggregate Earnings (Loss) in Last FY ($)(3)	Aggregate Withdrawals/ Distributions ($)(4)	Aggregate Balance at Last FYE ($)(5)
Michael B. Polk	2008 Plan	—	547,401	(27,516)	—	2,168,332
John K. Stipancich	2008 Plan	—	267,829	22,625	—	1,123,001
Mark S. Tarchetti	2008 Plan	—	64,697	(3,115)	—	139,015
William A. Burke	2008 Plan	—	291,472	(62,518)	—	1,455,627
Paula S. Larson	2008 Plan	301,754	56,186	(8,486)	—	372,050

(1)	Executive Contributions in Last FY: In 2015, Ms. Larson deferred $301,754 of her 2014 bonus payable in 2015, as reported in the Non-Equity Incentive Plan Compensation column (herein, “NEIPC column”) of the Summary Compensation Table (“SCT”) for fiscal year 2014.
(2)	Newell Rubbermaid Contributions in Last FY: For 2015, Newell Rubbermaid credited each named executive officer’s SERP cash account with these amounts under the 2008 plan in March 2016, as reported in the All Other Compensation column (herein, the “AOC” column) of the 2015 SCT.
(3)	Aggregate Earnings (Loss) in Last FY: The investment earnings/loss for 2015 reported in this column for each named executive officer is not included in the 2015 SCT, except that above market earnings of $1,998 earned by Mr. Stipancich under the SERP cash account feature of the 2008 plan are reported in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the SCT.
(4)	Aggregate Withdrawals/Distributions: No named executive officers received withdrawals during 2015.
(5)	Aggregate Balance at Last FYE: The following amounts were reported in the SCT in prior years: Mr. Polk $1,512,801; Mr. Stipancich $483,081; Mr. Tarchetti $75,963; Mr. Burke $818,856; and Ms. Larson $22,595. All SERP cash account credits are reported in the AOC column of the SCT.

Deferred Compensation Plan

2008 Plan

Eligibility

All of the named executive officers are eligible to participate in the 2008 plan.

Participant Contributions

For each calendar year, a participant can elect to defer up to 50% of his base salary and up to 100% of any cash bonus paid for the calendar year to the 2008 plan. The deferred amounts are credited to an account established for the participant.

SERP Cash Account Feature—Basic Contribution

All named executive officers participate in the SERP cash account feature under the 2008 plan. All named executive officers receive an annual basic contribution credit, as provided in the table below.

Age + Completed Years of Service	% of Eligible Compensation
Less than 40	6
40-49	7
50-59	8
60 or more	9

SERP Cash Account—Transition Contribution

Effective April 1, 2013, SERP cash account transition contributions were earned by all named executive officers, except for Mr. Tarchetti and Ms. Larson. The transition contribution is made to the SERP cash account for each named executive officer annually over a five year period. These transition contributions are made in addition to the basic 6% to 9% annual contributions described above. The transition contribution will vest on March 31, 2016 (or immediately for contributions made thereafter) as long as the executive is actively employed on such date. They will also vest upon death, disability or a change of control, as defined in the 2003 stock plan. Transition contributions are provided in the table below.

Named Executive Officer	% of Eligible Compensation
Michael B. Polk	11
William A. Burke	17
John K. Stipancich	20

Additional Contributions

Newell Rubbermaid may make additional discretionary matching and retirement savings contributions for participants whose Newell Rubbermaid matching and retirement savings contributions to Newell Rubbermaid’s 401(k) Savings and Retirement Plan are reduced due to their compensation deferrals under the 2008 plan. Historically, Newell Rubbermaid has made additional retirement savings contributions but not additional Newell Rubbermaid matching contributions. None of the named executive officers received such additional retirement savings contributions in 2015.

Compensation

Prior to April 1, 2013, compensation for purposes of the SERP cash account depended mainly on the executive’s employment date and participation date in the SERP cash account under the 2008 plan.

Compensation for purposes of determining the SERP cash account basic contribution generally is the sum of (1) base salary paid during the calendar year over the IRS maximum compensation limit for qualified retirement plans and (2) management cash bonus (if any) paid in the same calendar year. Compensation for purposes of determining the SERP cash account transition contribution generally is the sum of (1) base salary paid during the calendar year and (2) management cash bonus (if any) paid in the same calendar year.

Vesting

Effective January 1, 2014, all active participants became 100% vested in their SERP cash account balances, except for the portion of their account attributable to SERP cash account transition contributions which will vest on March 31, 2016 as long as the executive is actively employed on such date, or upon death, disability or a change in control (as defined in the 2003 stock plan).

Investments

Each participant’s account is credited with earnings and losses based on investment alternatives made available in the 2008 plan and selected by the participant from time to time.

Distributions

At the time a participant makes a deferral election, he or she must elect whether such amount is to be paid in a lump sum or in annual installments of not more than ten years (five years in the case of in-service distributions). However, the participant’s account will be paid out in a lump sum upon termination of employment prior to attaining age 55. The SERP cash account will be paid out in a lump sum upon termination of employment for each named executive officer. The payment or commencement of the benefits will be made in the year after the year of the participant’s termination of employment, but not sooner than six months after the date of such termination. A participant also may elect, at the time of the participant’s initial deferral election, to have deferrals paid in January of any year during the participant’s employment, provided that the payment date is at least two years after the year for which the election is effective and amounts subject to such payment election will become payable upon the participant’s termination of employment.

In addition, upon a participant’s death, deferrals and Newell Rubbermaid contributions will be paid to beneficiaries in accordance with the participant’s payment election for amounts payable on a termination of employment. Upon a participant’s termination of employment within two years following a change in control of Newell Rubbermaid (for Code Section 409A purposes), the entire undistributed account under the 2008 plan will be paid in a lump sum on the first business day of the seventh month following the participant’s termination of employment. A participant may also request a distribution as necessary to satisfy an unforeseeable emergency.

Potential Payments Upon Termination or Change in Control of Newell Rubbermaid

Newell Rubbermaid provides certain additional benefits to eligible employees upon certain types of termination of employment, including termination of employment following a change in control of Newell Rubbermaid or only upon a change in control of Newell Rubbermaid. All named executive officers are eligible for benefits under these circumstances as of December 31, 2015.

Termination of Employment Following a Change in Control

Employment Security Agreements

Newell Rubbermaid has entered into ESAs with each current named executive officer, as well as with certain other key employees, to provide benefits upon certain terminations of employment following a change in control of Newell Rubbermaid.

The ESAs provide for benefits upon either of two types of employment termination that occur within 24 months after a change in control of Newell Rubbermaid: (i) an involuntary termination of the executive’s employment by Newell Rubbermaid without “good cause”; or (ii) a voluntary termination of employment for “good reason.”

For purposes of the ESAs, a “change in control” generally means: (a) a person acquires 25% or more of the voting power of Newell Rubbermaid’s outstanding securities; (b) a merger, consolidation or similar transaction that generally involves a change in ownership of at least 50% of Newell Rubbermaid’s outstanding voting securities; (c) a sale of all or substantially all of Newell Rubbermaid’s assets that generally involves a change in ownership of at least 50% of Newell Rubbermaid’s outstanding voting securities; or (d) during any period of two consecutive years or less, the incumbent directors cease to constitute a majority of the Newell Rubbermaid board.

Further, “good cause” exists under the ESAs if the executive in the performance of his or her duties engages in misconduct that causes material harm to Newell Rubbermaid or the executive is convicted of a criminal violation involving fraud or dishonesty. Finally, “good reason” exists under the ESAs if there is a material diminution in the nature or the scope of the executive’s authority, duties, rate of pay or incentive or retirement benefits; the executive is required to report to an officer with a materially lesser position or title; Newell Rubbermaid relocates the executive by 50 miles or more; or Newell Rubbermaid materially breaches the provisions of the ESA. However, “good reason” will not exist if Newell Rubbermaid’s reduction in benefits under an incentive or retirement plan is applicable to all other plan participants who are senior executives and either (1) the reduction is a result of an extraordinary decline in Newell Rubbermaid’s earnings, share price or public image or (2) the reduction is done to bring the plan(s) in line with the compensation programs of comparable companies.

The benefits provided upon such a termination of employment include the following (which are quantified in the table that follows this discussion):

•	A lump sum severance payment equal to the sum of: (1) two times (three times in the case of Mr. Polk) the executive’s annual base salary, (2) two times (three times in the case of Mr. Polk) the executive’s bonus under the bonus plan and (3) a pro-rata portion of the executive’s bonus under the bonus plan for the year of the executive’s termination of employment.

•	All benefits under the SERP and the 2008 plan (to the extent applicable to the named executive officer) become fully vested and the equivalent of the unvested portion of the executive’s benefits under the Newell Rubbermaid 401(k) plan shall be paid in a lump sum.

•	All Newell Rubbermaid stock options held by the executive will remain exercisable until the earlier of three years thereafter or the remaining term of the options; all restrictions on any Newell Rubbermaid restricted securities and RSUs held by the executive will lapse; and all performance goals on Newell Rubbermaid performance-based awards will be deemed satisfied at the target level.

•	Continued medical coverage provided in the form of subsidized COBRA coverage that extends generally for 24 months, coverage under all other welfare plans generally for 24 months, outplacement services for six months and the payment of certain out-of-pocket expenses of the executive.

•	No gross-up payment will be made to cover any excise and related income tax liability arising under Sections 4999 and 280G of the Code as a result of any payment or benefit arising under the ESA. Instead, the ESAs provide for a reduction in amounts payable so that no excise tax would be imposed. However, a reduction in payments will not occur if the payment of the excise tax would produce a greater overall net after-tax benefit.

The ESAs contain restrictive covenants that prohibit the executive from (1) associating with a business that is competitive with any line of business of Newell Rubbermaid for which the executive provided services, without Newell Rubbermaid’s consent and (2) soliciting Newell Rubbermaid’s agents and employees. These restrictive covenants remain in effect for two years following any termination of the executive’s employment.

Stipancich Employment Security Agreement

In addition to the provisions described above, under Mr. Stipancich’s ESA, in the event he is terminated in the absence of a change in control for any reason other than good cause through February 11, 2018, he is entitled to a lump sum payment comprised of (i) severance pay equal to the lesser of two times (a) his annual salary, or (b) the maximum amount that may be taken into account under a qualified retirement plan pursuant to Code Section 401(a)(17) for the year of his termination (for 2015 this amount is $265,000); and (ii) a prorated portion of his target bonus based on the number of days worked in the year of termination. In addition, he would be allowed to retain any stock options or restricted stock units that would vest during the 24-month period following his termination. He would have one year following his termination to exercise any vested options, and any performance-based RSUs that would vest during the 24-month period would be subject, and vest according to, the satisfaction of any performance criteria applicable to such RSUs. He would also be entitled to continued medical coverage provided in the form of subsidized COBRA coverage for 12 months and outplacement services for 12 months.

2010 Stock Plan and 2013 Incentive Plan

If any awards under the 2010 stock plan or the 2013 incentive plan are replaced with equivalent equity awards upon a change in control, then upon a termination of employment without good cause or for good reason within two years following the change in control, all such awards become fully exercisable and all restrictions applicable to such awards will terminate or lapse.

SERP/2008 Plan

See the discussion under “2015 Pension Benefits—SERP” and “2015 Nonqualified Deferred Compensation—2008 Plan” for an explanation of the benefits payable to a named executive officer upon the executive’s termination of employment in connection with a change in control. For purposes of the SERP and 2008 plan, a “change in control” is determined under the 2003 stock plan. See 2003 and 2010 stock plans and 2013 incentive plan below.

Mr. Polk’s Compensation Arrangement

Under Mr. Polk’s compensation arrangement and ESA, the benefits payable to him upon his termination of employment following a change in control (or generally upon a change in control) are governed exclusively by the ESA, 2010 stock plan, 2013 incentive plan and 2008 plan. Mr. Polk’s general severance benefits under his compensation arrangement apply only upon his qualifying termination of employment prior to a change in control. For additional information, see “Compensation Discussion and Analysis—Michael Polk’s Compensation Arrangement.”

Termination of Employment—No Change in Control

Newell Rubbermaid Severance Plan

As described above under the caption “Compensation Discussion and Analysis—Severance Plan”, Newell Rubbermaid has a severance plan that provides benefits to non-union employees, including the named executive officers (except for Mr. Polk), who are involuntarily terminated without cause due to a plant closing, layoff or reduction in force, or other similar reason.

Under the Newell Rubbermaid severance plan applicable to the named executive officers, an employee who is eligible may receive salary continuation for the greater of: (i) three weeks for each year of service or (ii) 52 weeks. The amount of salary continuation is limited to two times the lesser of: (i) an employee’s annual compensation for the year prior to the termination or (ii) the maximum amount that may be taken into account under a qualified retirement plan pursuant to Section 401(a)(17) of the Code for the year of termination ($265,000 for 2015). The employee may also receive medical coverage under COBRA until the earlier to occur of: (i) nine months after termination of employment or (ii) the date the employee is no longer eligible to participate in the group medical plan. Such coverage would be subsidized by Newell Rubbermaid at the then existing active employee rates.

2003 and 2010 Stock Plans and 2013 Incentive Plan

The following applies to stock options and RSUs issued under the 2003 stock plan, 2010 stock plan and 2013 incentive plan upon termination of employment, retirement generally and under Newell Rubbermaid’s retirement guidelines, death or disability.

Stock Options

In general, if an individual’s employment terminates for any reason other than death, disability or retirement, then all of his or her options expire on, and cannot be exercised after, the date of his or her termination. However, if the individual’s employment terminates due to death or disability, then all outstanding options fully vest and continue to be exercisable for one year following his or her termination (or the expiration of the term of the option, if earlier).

With respect to the 225,872 stock options awarded to Mr. Polk in 2011 pursuant to his compensation arrangement (all of which vested in 2014), in addition to the above, if he is involuntarily terminated (except for good cause or violation of Newell Rubbermaid’s Code of Business Conduct and Ethics); voluntarily terminates his employment for good reason; or if he retires after he reaches the age of 55 and has at least five years of service, then all such outstanding options would continue to be exercisable for one year following his termination (or the expiration of the term of the option, if earlier). If the sum of his age and years of service at retirement is at least 65 but less than 70, his options remain exercisable for five years following his termination (or the expiration of the term of the option, if earlier), and if the sum of his age and years of service at retirement is at least 70, his options remain exercisable for ten years following his termination (or the expiration of the term of the option, if earlier).

Restricted Stock Units (RSUs)

In general, if a named executive officer’s employment terminates for any reason other than death, disability or retirement, then his or her RSUs that have not yet vested are forfeited. However, if the named executive officer’s employment terminates due to death or disability, then all restrictions lapse, and all RSUs fully vest, on the date of his or her termination.

With respect to RSUs granted prior to 2014, if the named executive officer’s employment terminates due to retirement, under Newell Rubbermaid’s retirement guidelines, a portion of the unvested RSUs become vested if the individual is at least age 55 with five years of service, is not terminated for cause, enters into certain restrictive agreements with Newell Rubbermaid, and meets certain age and service requirements, depending upon the date and nature of the grant, in accordance with the following table:

Qualification	Time-Based RSUs	Performance-Based RSUs
Age 65, or sum of age and years of service is at least 75	100% of any awards made at least 12 months from date of retirement, plus 100% of pro-rata value of any award made less than 12 months prior to retirement.	Awards continue to vest per the
terms of the award agreement
and are paid based on actual
Newell Rubbermaid
performance. At the end of the
vesting period, (i) eligible for
100% vesting of awards that
were awarded at least 12 months
from date of retirement and (ii)
eligible for 100% of pro-rata
value of any awards that were
awarded less than 12 months
from date of retirement.

Sum of age and years of service is at least 70 but less than 75	75% of pro-rata value	Awards will continue to vest per
the terms of the award
agreement and are paid based on
actual Newell Rubbermaid
performance. At the end of the
vesting period, eligible for 75%
of pro-rata value of award that
vested per the agreement.

Qualification	Time-Based RSUs	Performance-Based RSUs

Sum of age and years of service is at least 65 but less than 70	50% of pro-rata value	Awards will continue to vest per
the terms of the award
agreement and are paid based on
actual Newell Rubbermaid
performance. At the end of the
vesting period, eligible for 50%
of pro-rata value of award that
vested per the agreement.

Sum of age and years of service is at least 60 but less than 65	25% of pro-rata value	Awards will continue to vest per
the terms of the award
agreement and are paid based on
actual Newell Rubbermaid
performance. At the end of the
vesting period, eligible for 25%
of pro-rata value of award that
vested per the agreement.

Beginning with RSUs granted in 2014, if the individual’s employment terminates due to retirement (i) at age 60 or later; or (ii) at age 55 or later with at least ten years of service, any unvested time-based and performance-based RSUs granted more than 12 months prior to the date of retirement will be pro-rated by dividing the full number of months worked since the grant date by 36. The pro-rated awards will be paid out at the end of the original vesting schedule. Any RSUs granted less than 12 months from the date of retirement will be forfeited.

Additional Provisions

The Newell Rubbermaid board may condition the grant of an equity award upon the executive entering into one or more agreements with Newell Rubbermaid not to compete with, or solicit the customers or employees of, Newell Rubbermaid. Further, in the event of termination of the executive’s employment with Newell Rubbermaid generally without cause, the Newell Rubbermaid board has the discretion to accelerate the date as of which any stock option may become exercisable or to accelerate the date as of which the restrictions will lapse with respect to RSUs or other awards. Further, additional provisions may apply under the terms of the executive’s individual award letter.

Management Cash Bonus Plan

Under Newell Rubbermaid’s retirement guidelines, an executive will be eligible for a bonus payment based on his or her current year eligible earnings and paid at the normal bonus timetable, subject to attainment of his or her annual performance goals, if the individual is at least age 55 with five years of service, is not terminated for cause, enters into certain restrictive agreements with Newell Rubbermaid and the sum of his or her age and years of service is at least 60.

SERP/2008 Deferred Compensation Plan

Effective January 1, 2014, all active participants in the 2008 plan became fully vested in their SERP cash account balances, except for the portion of their account attributable to SERP cash account transition contributions, which will become fully vested if the executive is actively employed on March 31, 2016, or upon death, disability or a change in control (as defined in the 2003 stock plan) prior to March 31, 2016. The vesting provisions that apply to a named executive officer’s benefits under the SERP can depend on the circumstances under which his employment terminates. See the discussion under the caption “Retirement Plans.”

Mr. Burke is the only named executive officer participating in the SERP. Assuming a termination of his employment on December 31, 2015 for reasons other than death, he would not be entitled to a SERP benefit. However, upon a termination of employment on December 31, 2015 due to death he would be entitled to a special preretirement death benefit, in lieu of any retirement benefit under the SERP.

Under the 2008 plan, assuming a termination of employment on December 31, 2015 due to death or disability, each current named executive officer would be entitled to the entire balance of their 2008 plan account as reported in the “Aggregate Balance at Last FYE” column of the 2015 Nonqualified Deferred Compensation table.

Mr. Polk Compensation Arrangement

For additional information regarding Mr. Polk’s compensation arrangement and the benefits payable to him in the event he is involuntarily terminated except for good cause prior to a change in control or voluntarily terminates for good reason, see “Compensation Discussion and Analysis—Michael Polk’s Compensation Arrangement.”

Mr. Stipancich Employment Security Agreement

For additional information regarding the benefits payable to Mr. Stipancich in the event he is involuntarily terminated except for good cause prior to a change in control see “Stipancich Employment Security Agreement” above.

Change in Control Only—No Termination of Employment

2003 and 2010 Stock Plans and 2013 Incentive Plan

Under the 2003 stock plan, upon a change in control of Newell Rubbermaid, all options issued under the plan would continue to be exercisable by their terms. This benefit does not require any termination of employment. Under the 2010 stock plan and the 2013 incentive plan (with respect to awards granted prior to 2015), upon a change in control of Newell Rubbermaid, (1) all awards that are subject to performance goals become fully exercisable or vested, without restriction, as though the performance goals were met at the level that provides for a target payout and (2) all other awards that are not replaced with equivalent equity awards become fully exercisable or vested without restriction. Awards that are earned but not paid become immediately payable in cash. These benefits do not require any termination of employment. Beginning in 2015, performance-based RSUs granted under the 2013 incentive plan no longer will vest without restriction unless not replaced with equivalent equity awards.

For purposes of the above plans, a “change in control” generally has the same meaning as applicable for the ESAs. See “Employment Security Agreements” above.

SERP/2008 Deferred Compensation Plan

Effective January 1, 2014, all active participants in the 2008 plan became fully vested in their SERP cash account balances, except for the portion of their account attributable to SERP cash account transition contributions, which will fully vest if the executive is actively employed on March 31, 2016, or upon death, disability or a change in control prior to March 31, 2016. A named executive officer’s benefits under the SERP will become fully vested upon a change in control of Newell Rubbermaid. For purposes of the SERP and 2008 plan, a “change in control” has the same meaning as applicable under the 2003 stock plan. For purposes of the 2003 stock plan, a “change in control” generally has the same meaning as applicable for the ESAs.

Additional Benefits for Termination or Change in Control Scenarios

The tables set forth below quantify the additional compensation and benefit amounts that would be payable to each named executive officer under the change in control and/or termination of employment scenarios described above if such events occurred as of December 31, 2015.

Termination of Employment Following a Change in Control

The amounts set forth in this table would be payable to or for each named executive officer, assuming a change in control of Newell Rubbermaid and termination of employment of the named executive officer on December 31, 2015.

Name	Michael B. Polk	John K. Stipancich	Mark S. Tarchetti	William A. Burke	Paula S. Larson(6)
Three/Two Times Base Salary	$3,600,000	$1,200,000	$1,232,000	$1,320,000	$1,080,000
Two/Three Times Target Bonus	5,400,000	1,020,000	1,047,200	1,122,000	810,000
Prorata Bonus	1,800,000	510,000	523,600	561,000	405,000
Accrued Unvested Retirement Benefits—SERP(1)	—	—	—	2,259,932	—
Accrued Unvested Retirement Benefits—SERP Cash Account(2)	941,139	579,049	—	599,091	—
Accrued Unvested Retirement Benefits—401(k) Plan	—	—	—	—	20,560
Value of Unvested Restricted Stock Units(3)	33,911,846	5,098,601	6,085,244	6,594,809	2,947,805
Welfare Benefits for Severance Period(4)	13,416	13,416	13,416	13,416	13,416
Outplacement Services (6 mos.)	7,500	7,500	7,500	7,500	7,500
Reduction (§280G)(5)		(1,362,262)

Total	$45,673,901	$7,066,304	$8,908,960	$12,477,748	$5,284,281

(1)	Accrued Unvested Retirement Benefits—SERP: The amount in this row is the present value of the accumulated unvested benefit payable to Mr. Burke under the SERP as of December 31, 2015. Assumptions used in determining this amount include a 4.0% discount rate and the RP-2014 White Collar Mortality with projection of mortality improvement using Scale 2014, except without reduction for mortality risk before age 65, which are the actuarial assumptions to determine present value under the SERP assuming termination of employment on December 31, 2015. See “Retirement Plans—SERP” above.
(2)	Accrued Unvested Retirement Benefits—SERP Cash Account: All named executive officers are vested in their respective SERP cash accounts. The amounts shown above represent Transition SERP Cash Contributions for each of Messrs. Polk, Burke and Stipancich (including contributions for 2015 credited in 2016) which would not otherwise vest until March 31, 2016.
(3)	Value of Unvested Restricted Stock Units: Amounts in this row represent the value of the RSUs that would vest upon a change in control and termination of employment on December 31, 2015, with performance-based RSUs payable at target. The value of the RSUs is based on the closing market price of Newell Rubbermaid’s common stock on December 31, 2015 ($44.08).
(4)	Welfare Benefits for Severance Period: Amounts in this row consist of projected premiums for life, medical, dental, vision, accidental death and disability and disability policies, reduced by the amount of projected employee premiums and employee paid administrative charges, during the 24 month severance period for each named executive officer.
(5)	Payment Reduction (§280G): Amounts in this row reflect the value, if any, of the reduction in payments to avoid any excise tax liability arising under Sections 4999 and 280G of the Code, which applies to the named executive officers under their respective ESAs. However, for Mr. Polk, a reduction in payments would not occur for 2015 under his ESA because the payment of an excise tax of $6,187,249 would produce a greater overall net after-tax benefit to him. Similarly, for Ms. Larson, an excise tax of $672,893 would produce a greater overall net after-tax benefit to her.
(6)	On March 10, 2016, Newell Rubbermaid and Ms. Larson agreed that she would depart from Newell Rubbermaid effective June 30, 2016.

Death, Disability or Termination of Employment, Without a Change in Control

The amounts set forth in this table would be payable to or for each named executive officer, assuming no change in control of Newell Rubbermaid and that the named executive officer terminated employment on December 31, 2015, including on account of death, disability or retirement.

Name	Michael B. Polk	John K. Stipancich	Mark S. Tarchetti	William A. Burke	Paula S. Larson(7)
Continued Salary(1)	$2,400,000	$530,000	$616,000	$660,000	$540,000
Target Bonus(2)	1,800,000	510,000	—	—	—
Continued Health Payment/ Coverage(3)	13,416	5,031	5,031	5,031	5,031
Value of Unvested Restricted Stock Units(4)	33,911,846	5,098,601	6,085,244	6,594,809	2,947,805
SERP Benefits(5)	—	—	—	2,523,804	—
SERP Cash Account Benefits(6)	2,168,332	1,123,001	139,015	1,455,627	77,839

(1)	Continued Salary: Under Mr. Polk’s Compensation Agreement, he would receive 24 months of salary continuation upon his involuntary termination of employment except for good cause or voluntary termination for good reason. Under his ESA, Mr. Stipancich would receive a lump sum payment equal to the lesser of two times (a) his annual salary, or (b) the maximum amount that may be taken into account under a qualified retirement plan pursuant to Code Section 401(a)(17) for the year of his termination (for 2015 this amount is $265,000). For all other named executive officers, amounts in this row are payable pursuant to Newell Rubbermaid’s severance plans, assuming 12 months of severance, which is consistent with Newell Rubbermaid’s actual practice in granting severance to executives with levels of service similar to those of the named executive officers.
(2)	Target Bonus: Under Mr. Polk’s compensation arrangement, he would be eligible for a pro-rated annual cash bonus for the year of his involuntary termination of employment except for good cause or voluntary termination for good reason (which is estimated in the table using a 100% achievement percentage). Under Mr. Stipancich’s ESA, he would be eligible for a pro-rated annual cash bonus for the year of his involuntary termination of employment except for good cause (which is estimated in the table using a 100% achievement percentage). For all other named executive officers, no executive would be entitled to a bonus for the year of their termination of employment.
(3)	Continued Health Payment/Coverage: Under Mr. Polk’s compensation arrangement, upon his involuntary termination of employment except for good cause or voluntary termination for good reason, he would receive a lump-sum cash payment for COBRA continuation of medical and dental benefits for 24 months equal to the difference between the COBRA premium and coverage rates for active employees. For all other named executive officers, amounts in this row reflect continued health benefits pursuant to Newell Rubbermaid’s severance plans.
(4)	Value of Unvested Restricted Stock Units: Amounts in this row represent the value of the RSUs that would vest upon death or disability on December 31, 2015 pursuant to the terms of the grant award, with performance-based RSUs payable at target. The value of the RSUs is based on the closing market price of Newell Rubbermaid’s common stock on December 31, 2015 ($44.08).
(5)	SERP Benefits: Mr. Burke is the only named executive officer employed as of December 31, 2015 who participates in the SERP. The amount above represents the death benefit payable under the SERP in the event of his death on December 31, 2015.
(6)	SERP Cash Account Benefits: All active participants are fully vested in their SERP cash account balances except for the portion of their account attributable to SERP cash account transition contributions. Under Mr. Polk’s compensation arrangement, upon his involuntary termination of employment except for good cause or voluntary termination for good reason, or upon his death or disability, he would become fully vested in his SERP cash account balance, including his transition contributions, as shown in the table as of December 31, 2015. For all other named executive officers, amounts in this row represent the death or disability benefit payable under the SERP cash account on account of death or disability on December 31, 2015.
(7)	On March 10, 2016, Newell Rubbermaid and Mrs. Larson agreed that she would depart from Newell Rubbermaid effective June 30, 2016. For additional information, see “Larson Severance Agreement” above.

Change in Control—No Termination of Employment

The amounts set forth in the following table would be payable to or for each named executive officer, assuming a change in control of Newell Rubbermaid on December 31, 2015.

Name	Michael B. Polk	John K. Stipancich	Mark S. Tarchetti	William A. Burke	Paula S. Larson(5)
Value of Unvested Restricted Stock Units(1)	33,911,846	5,098,601	6,085,244	6,594,809	2,947,805
Accrued Unvested Retirement Benefits—SERP(2)	—	—	—	2,259,932	—
Accrued Unvested Retirement Benefits—SERP Cash Account(3)	941,139	579,049	—	599,091	—
Reduction (§280G)(4)	(5,634,034)	—	—	—	—

(1)	Value of Unvested Restricted Stock Units: Amounts in this row represent the value of RSUs that would vest upon a change in control on December 31, 2015, with performance-based RSUs payable at target. The value of the RSUs is based on the closing market price of Newell Rubbermaid’s common stock on December 31, 2015 ($44.08).
(2)	Accrued Unvested Retirement Benefits—SERP: Please refer to Footnote (1) of the Termination of Employment Following a Change in Control table for additional information regarding amounts in this row.
(3)	Accrued Unvested Retirement Benefits—SERP Cash Account: Please refer to Footnote (2) of the Termination of Employment Following a Change in Control table for a description of the amounts in this row.
(4)	Payment Reduction (§280G): Amounts in this row reflect the value, if any, of the reduction in payments to avoid any excise tax liability arising under Sections 4999 and 280G of the Code.
(5)	On March 10, 2016, Newell Rubbermaid and Ms. Larson agreed that she would depart from Newell Rubbermaid effective June 30, 2016.

2015 Director Compensation

This table discloses all compensation provided to each non-employee director of Newell Rubbermaid in 2015.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Thomas E. Clarke	$119,000	$129,968	$248,968
Kevin C. Conroy	102,500	129,968	232,468
Scott S. Cowen	115,000	129,968	244,968
Michael T. Cowhig	300,000	129,968	429,968
Elizabeth Cuthbert-Millett	50,000	0	50,000
Domenico De Sole	102,500	129,968	232,468
Jose Ignacio Perez-Lizaur	102,500	129,968	232,468
Cynthia A. Montgomery	115,000	129,968	244,968
Christopher D. O’Leary	115,000	129,968	244,968
Steven J. Strobel	122,500	129,968	252,468
Michael A. Todman	102,500	129,968	232,468
Raymond G. Viault	102,500	129,968	232,468

(1)	Includes all meeting and retainer fees paid or deferred pursuant to the 2008 plan.
(2)

Stock Awards: The amount in this column reflects the grant date fair value of the award of 3,287 RSUs to each director on May 13, 2015 computed in accordance with ASC 718. The RSUs vest on the earlier of: (i) the first anniversary of the date of the grant; or (ii) the date immediately preceding the date of the annual meeting of stockholders in the following year. The number of RSUs granted to each non-employee director was determined by dividing $130,000 by the fair market value of a share of common stock on the date of grant, $39.54. In addition to the RSUs shown in the table, the following directors have the following number of options outstanding as of December 31, 2015: Dr. Clarke, 11,066; Dr. Cowen, 11,066; Mr. Cowhig, 11,066; Mr. De Sole, 10,000; Dr. Montgomery, 11,066; Mr. Strobel, 15,066; Mr. Todman, 15,353; and Mr. Viault, 11,066.

Non-employee directors of Newell Rubbermaid are paid an annual cash retainer of $105,000 (the Chairman, Mr. Cowhig, is paid an annual retainer of $300,000). Additional annual cash retainers are paid to committee chairpersons as follows: Newell Rubbermaid audit committee, $20,000; Newell Rubbermaid finance committee, $15,000; Newell Rubbermaid nominating/governance committee, $15,000; and Newell Rubbermaid organizational development & compensation committee, $18,000. Each director is eligible to participate in the 2008 plan and is permitted to defer up to 100% of director fees under the terms of that plan. Non-employee directors also receive an annual RSU award valued at $130,000, with the number of RSUs determined by the fair market value of a share of Newell Rubbermaid’s common stock on the date of grant. The RSU award is typically made in May of each year and vests the earlier of: (i) the first anniversary of the date of the grant; or (ii) the date immediately preceding the date of the annual meeting of stockholders in the following year. The 2013 incentive plan provides for discretionary grants to non-employee directors of stock options, stock awards and stock units.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes information, as of December 31, 2015, relating to equity compensation plans of Newell Rubbermaid under which Newell Rubbermaid’s common stock is authorized for issuance.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)(1)	Weighted-average exercise price of outstanding options, warrants and rights (b)(2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)(3)
Equity compensation plans approved by security holders	4,093,372	$20.35	52,729,556
Equity compensation plans not approved by security holders	N/A	N/A	N/A

TOTAL:	4,093,372	$20.35	52,729,556

(1)	The number shown in column (a) is the number of shares that, as of December 31, 2015, may be issued upon exercise of outstanding options (1,182,235 options outstanding as of December 31, 2015) and vesting of RSUs (2,911,137 RSUs outstanding as of December 31, 2015) under the stockholder-approved 2013 incentive plan, the 2010 stock plan and the 2003 stock plan. The 2,911,137 RSUs are comprised of 1,180,881 time-based RSUs and 1,730,256 performance-based RSUs. 1,704,272 of the performance-based RSUs, depending on the level of achievement of specified performance and market conditions, may be adjusted up to a maximum payout of 200%, or down to a minimum payout of 0% of the number of performance-based RSUs granted. This column assumes that the performance-based RSUs pay out at target, or 100%.
(2)	The price shown in column (b) is the weighted-average exercise price of outstanding stock options (excludes RSUs, which vest at no cost to participants).
(3)	The amount shown in column (c) is the number of shares that, as of December 31, 2015, may be issued upon exercise of options and other equity awards that may be granted in the future under the 2013 incentive plan. Every share issued pursuant to an RSU award under the 2013 incentive plan decreases availability under such plan by 3.5 shares. For purposes of this column, the number of performance-based RSUs, whose vesting ranges from 0% to 200% of performance-based RSUs granted, reflects the maximum potential achievement of 200% of such outstanding performance-based RSUs, or the use of 11,918,935 securities available for issuance under the 2013 incentive plan. In the event the performance-based RSUs granted under the 2013 incentive plan pay out at target, or 100%, the number of securities available for future issuance under the 2013 incentive plan would be approximately 58.7 million.

CERTAIN BENEFICIAL OWNERS

As of February 16, 2016, the only persons or groups that are known to Newell Rubbermaid to be the beneficial owners of more than five percent of the outstanding common stock are:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class Outstanding
Capital International Investors 11100 Santa Monica Boulevard 16th Floor, Los Angeles, CA 90025	24,555,654	9.1	%(1)
The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	21,988,173	8.2	%(2)
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	19,956,010	7.5	%(3)

(1)	As reported in a statement on Schedule 13G/A filed with the SEC on February 12, 2016 by Capital International Investors. According to the filing, Capital International Investors has sole voting power over 23,538,420 of such shares and sole dispositive power over 24,555,654 of such shares. Capital International Investors is a division of Capital Research and Management Company.
(2)	As reported in a statement on Schedule 13G/A filed with the SEC on February 11, 2016 by The Vanguard Group, Inc. According to the filing, The Vanguard Group, Inc. has sole voting power over 490,012 of such shares, shared voting power over 28,100 of such shares, sole dispositive power over 21,459,103 of such shares and shared dispositive power over 529,070 of such shares.
(3)	As reported in a statement on Schedule 13G/A filed with the SEC on January 27, 2016 by BlackRock, Inc. According to the filing, BlackRock, Inc. has sole voting power over 17,436,961 of such shares and sole dispositive power over 19,956,010 of such shares.

The following table sets forth information as to the beneficial ownership of shares of common stock of each director, including each nominee for director, and each named executive officer and all directors and executive officers of Newell Rubbermaid, as a group. Except as otherwise indicated in the footnotes to the table, each individual has sole investment and voting power with respect to the shares of common stock set forth.

Name of Beneficial Owner	Common Stock Beneficially Owned on February 15, 2016
	Number of Shares		Percent of Class Outstanding
Thomas E. Clarke	61,491	(1)	*
Kevin C. Conroy	20,244		*
Scott S. Cowen	81,547	(1)(2)	*
Michael T. Cowhig	60,323	(1)	*
Domenico De Sole	50,332	(1)	*
Jose Ignacio Perez-Lizaur	8,860		*
Cynthia A. Montgomery	52,538	(1)	*
Christopher D. O’Leary	100		*
Michael B. Polk	1,072,230	(1)(3)	*
Steven J. Strobel	59,491	(1)	*
Michael A. Todman	57,438	(1)	*
Raymond G. Viault	70,966	(1)	*
John K. Stipancich	80,902		*
William A. Burke	199,541	(1)	*
Paula S. Larson	11,410		*
Mark S. Tarchetti	164,179		*
All directors and executive officers as a group	2,051,492	(1)	*

*	Represents less than 1% of Newell Rubbermaid’s outstanding common stock.
(1)	Includes shares issuable pursuant to stock options and RSUs currently exercisable or exercisable or vesting within 60 days of February 15, 2016 as follows: Dr. Clarke, 11,066 shares; Dr. Cowen, 5,353 shares; Mr. Cowhig, 11,066 shares; Mr. De Sole, 10,000 shares; Mr. Polk, 225,872 shares; Mr. Strobel, 15,066 shares; Mr. Todman, 15,353 shares; Mr. Viault, 11,066 shares; Mr. Burke, 10,000 shares; and all directors and executive officers as a group, 314,842 shares.
(2)	Includes 1,220 shares owned by Dr. Cowen’s wife.
(3)	Includes 251,432 shares held in grantor retained annuity trusts and 19,257 shares held in trusts for the benefit of Mr. Polk’s children.

NEWELL RUBBERMAID AUDIT COMMITTEE REPORT

The Newell Rubbermaid audit committee is appointed annually by the Newell Rubbermaid board and currently consists of five members, all of whom are “independent directors” for purposes of the Newell Rubbermaid audit committee under the applicable SEC regulations, the applicable NYSE rules and the Newell Rubbermaid corporate governance guidelines. Further, the Newell Rubbermaid board has affirmatively determined that each of Mr. Strobel, Mr. Todman and Mr. Viault is qualified as an “audit committee financial expert” within the meaning of the applicable SEC regulations. The Newell Rubbermaid audit committee fulfills its responsibilities through periodic meetings with Newell Rubbermaid’s independent registered public accounting firm, internal auditors and management. During 2015, the Newell Rubbermaid audit committee met 11 times.

The Newell Rubbermaid audit committee acts under a written charter which was most recently approved by the Newell Rubbermaid board on November 12, 2014. A copy of the Newell Rubbermaid audit committee’s current charter is available under the “Corporate Governance” link on Newell Rubbermaid’s website at www.newellrubbermaid.com.

The Newell Rubbermaid audit committee oversees Newell Rubbermaid’s financial reporting process on behalf of the Newell Rubbermaid board. Management has the primary responsibility for the preparation, presentation and integrity of Newell Rubbermaid’s financial statements, for establishing and maintaining internal control over financial reporting and for assessing the effectiveness of Newell Rubbermaid’s internal control over financial reporting as of the end of each fiscal year. Newell Rubbermaid’s independent registered public accounting firm is responsible for planning and carrying out a proper audit of Newell Rubbermaid’s annual financial statements and Newell Rubbermaid’s internal control over financial reporting, expressing opinions as to the conformity of the financial statements with generally accepted accounting principles and the effectiveness of internal controls over financial reporting, based on its audits.

The Newell Rubbermaid audit committee discussed with Newell Rubbermaid’s internal auditors and its independent registered public accounting firm the overall scope and plans for their respective audits. The Newell Rubbermaid audit committee meets with the internal auditors and representatives of Newell Rubbermaid’s independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of Newell Rubbermaid’s internal controls, and the overall quality of Newell Rubbermaid’s financial reporting.

In fulfilling its oversight responsibilities, the Newell Rubbermaid audit committee reviewed and discussed the audited financial statements in the Annual Report with management. The Newell Rubbermaid audit committee also reviewed and discussed with representatives of Newell Rubbermaid’s independent registered public accounting firm their judgments as to the quality, not just the acceptability, of Newell Rubbermaid’s accounting principles and underlying estimates in its financial statements, and the matters required to be discussed by PCAOB Auditing Standard No. 16, Communications with Audit Committees. The Newell Rubbermaid audit committee has received from the independent registered public accounting firm the written disclosures regarding their independence required by PCAOB Rule No. 3526, Communication with Audit Committees Concerning Independence, as currently in effect, and has discussed with representatives of Newell Rubbermaid’s independent registered public accounting firm the firm’s independence from management and Newell Rubbermaid. Finally, the Newell Rubbermaid audit committee has received written confirmations with respect to non-audit services performed by the independent registered public accounting firm and has considered whether such non-audit services are compatible with maintaining the firm’s independence.

Based on the reviews and discussions referred to above, the Newell Rubbermaid audit committee recommended to the Newell Rubbermaid board that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2015 filed with the SEC.

The Newell Rubbermaid audit committee also reviewed management’s report on its assessment of the effectiveness of internal control over financial reporting as of December 31, 2015 and the report of Newell Rubbermaid’s independent registered public accounting firm on the effectiveness of internal control over financial reporting as of December 31, 2015. Based on the above-mentioned review and discussions with management and Newell Rubbermaid’s independent registered public accounting firm, the Newell Rubbermaid audit committee recommended to the Newell Rubbermaid board that management’s report on its assessment of the effectiveness of internal control over financial reporting as of December 31, 2015 and the report of the independent registered public accounting firm be included in Newell Rubbermaid’s Annual Report on Form 10-K for the year ended December 31, 2015 to be filed with the SEC.

This report is submitted on behalf of the members of the Newell Rubbermaid audit committee:

Steven J. Strobel, Chair

Cynthia A. Montgomery

Jose Ignacio Perez-Lizaur

Michael A. Todman

Raymond G. Viault

As a matter of practice, Newell Rubbermaid has routinely sought the ratification by stockholders of Newell Rubbermaid’s independent registered public accounting firm for the current fiscal year. However, in light of the merger transactions, the Newell Rubbermaid audit committee is currently evaluating several firms and expects to appoint an independent registered public accounting firm for the year 2016 subsequent to the closing of the merger transactions. Accordingly, the Newell Rubbermaid audit committee has not yet appointed an independent registered public accounting firm to audit the consolidated financial statements of Newell Rubbermaid for the year ending December 31, 2016, and Newell Rubbermaid is not in a position to seek ratification by Newell Rubbermaid stockholders of its 2016 independent registered accounting firm. Newell Rubbermaid expects to again seek the ratification of its independent registered public accounting firm at the 2017 annual meeting of Newell Rubbermaid stockholders.

Fees of Independent Registered Public Accounting Firm for 2015 and 2014

Description of Fees	Amount of Fees Billed by Ernst & Young LLP in Fiscal Year 2015 (In millions)	Amount of Fees Billed by Ernst & Young LLP in Fiscal Year 2014 (In millions)
Audit Fees(1)	$6.8	$7.5
Audit-Related Fees(2)	1.2	0.3
Tax Fees(3)	—	0.1
All Other Fees(4)	0.2	—

(1)	Includes fees for professional services rendered for the audits of Newell Rubbermaid’s annual consolidated financial statements and internal control over financial reporting, reviews of the consolidated financial statements included in Newell Rubbermaid’s Quarterly Reports on Form 10-Q, issuances of comfort letters and consents for securities offerings, statutory audits required internationally and for other services that only Newell Rubbermaid’s independent registered public accounting firm can reasonably provide.
(2)	Includes fees for professional services rendered primarily related to due diligence procedures for acquisitions and divestitures and examinations of internal controls in accordance with Statement on Standards for Attestation Engagements No. 16, Reporting on Controls at a Service Organization.
(3)	Includes fees for domestic tax advice and planning.
(4)	Includes fees for advisory services.

Representatives of Ernst & Young LLP are expected to be present at the Newell Rubbermaid annual meeting to answer appropriate questions and, if they so desire, to make a statement.

Pre-Approval Policies and Procedures of the Newell Rubbermaid Audit Committee

The Newell Rubbermaid audit committee has adopted a Policy for Pre-Approval of Audit and Non-Audit Services Provided by an External Audit Firm, referred to as the external audit firm pre-approval policy. The external audit firm pre-approval policy sets forth the procedures and conditions for pre-approving audit and permitted non-audit services to be performed by the independent registered public accounting firm responsible for auditing Newell Rubbermaid’s consolidated financial statements or any separate financial statements that will be filed with the SEC.

The external audit firm pre-approval policy provides that the Newell Rubbermaid audit committee may either pre-approve proposed audit and non-audit services provided by Newell Rubbermaid’s independent registered public accounting firm based upon a description of the specific services to be provided, or on a case-by-case basis, for specific categories of services. Non-audit services are assurance and related services that are reasonably related to the performance of the audit or review of Newell Rubbermaid’s financial statements or that are traditionally performed by the independent registered public accounting firm, including, among other things, certain consultations concerning financial accounting and reporting standards, closing balance sheet audits pertaining to Newell Rubbermaid dispositions and assurance services in connection with securities offerings. Tax services are tax compliance, tax planning and related services, excluding any tax service prohibited by regulatory or other oversight authorities. Other services are permitted advisory services. In determining whether to pre-approve a service, the external audit firm pre-approval policy requires the Newell Rubbermaid audit committee to consider whether the particular service is sufficiently described so that the Newell Rubbermaid audit committee can make a well-reasoned assessment of the impact of the service on the firm’s independence and so that the pre-approval does not result in a delegation to management of the Newell Rubbermaid audit committee’s responsibility. Additionally, the Newell Rubbermaid audit committee must consider whether the provision of each service (a) places the independent registered public accounting firm in the position of auditing its own work, (b) results in the independent registered public accounting firm acting as management or an employee of Newell Rubbermaid or (c) places the independent registered public accounting firm in a position of being an advocate for Newell Rubbermaid. Pursuant to the external audit firm pre-approval policy, Newell Rubbermaid may not under any circumstances engage the independent registered public accounting firm to provide any service that is prohibited by applicable law.

For the fiscal year ended December 31, 2015, no Audit-Related Fees, Tax Fees or Other Fees disclosed above were approved in reliance on the exceptions to pre-approval requirements set forth in 17 CFR 210.2-01(c)(7)(i)(C).

The Newell Rubbermaid audit committee has considered whether the provision of non-audit services by Ernst & Young LLP for the fiscal year ended December 31, 2015 is compatible with maintaining such firm’s independence.

APPENDIX A

Non-GAAP Reconciliation

The Compensation Discussion and Analysis contains non-GAAP financial measures within the meaning of Item 10(e) of Regulation S-K promulgated by the Securities and Exchange Commission and include a reconciliation of these non-GAAP financial measures to the most directly comparable financial measure calculated in accordance with GAAP.

Newell Rubbermaid’s management believes that these non-GAAP financial measures and the information they provide are useful to investors since these measures (a) permit investors to view Newell Rubbermaid’s performance using the same tools that Newell Rubbermaid management uses to evaluate Newell Rubbermaid’s past performance and prospects for future performance and (b) determine certain elements of management’s incentive compensation.

Newell Rubbermaid’s management believes that core sales provides a more complete understanding of underlying sales trends by providing sales on a consistent basis as it excludes the impacts of acquisitions, planned and completed divestitures and changes in foreign currency from year-over-year comparisons. The effect of foreign currency on reported sales is determined by applying a fixed exchange rate, calculated as the 12-month average in the prior year, to the current and prior year local currency sales amounts (excluding sales in the current year associated with acquisitions completed in the preceding twelve months and sales associated with planned and completed divestitures), with the difference equal to changes in core sales, and the difference between the change in as reported sales and the change in total constant-currency sales, calculated using the 12-month average in the prior year, being attributable to currency. Newell Rubbermaid’s management believes that “normalized” gross margin and “normalized” earnings per share, which exclude restructuring and other expenses and one-time and other events such as costs related to product recalls, the extinguishment of debt, certain tax benefits and charges, impairment charges, pension settlement charges, discontinued operations, costs related to the acquisition and integration of acquired businesses, advisory costs for process transformation and optimization initiatives, certain foreign currency impacts, charges associated with the deconsolidation of operations and dedicated personnel and other costs related to transformation initiatives under Project Renewal, are useful because they provide investors with a meaningful perspective on the current underlying performance of the company’s core ongoing operations.

Newell Rubbermaid determines the tax effect of the items excluded from normalized diluted earnings per share by applying the estimated effective rate for the applicable jurisdiction in which the pre-tax items were incurred, and for which realization of the resulting tax benefit, if any, is expected. In certain situations in which an item excluded from normalized results impacts income tax expense, Newell Rubbermaid uses a “with” and “without” approach to determine normalized income tax expense.

While Newell Rubbermaid believes that these non-GAAP financial measures are useful in evaluating Newell Rubbermaid’s performance, this information should be considered as supplemental in nature and not as a substitute for or superior to the related financial information prepared in accordance with GAAP. Additionally, these non-GAAP financial measures may differ from similar measures presented by other companies.

A reconciliation of 2015 and 2014 diluted earnings per share to normalized earnings per share is as follows:

	2015	2014
Diluted earnings per share (as reported)	$1.29	$1.35
Product recall costs	0.03	0.03
Restructuring and other Project Renewal costs	0.41	0.25
Currency devaluation—Venezuela	0.02	0.11
Inventory charge from devaluation of Venezuelan Bolivar	0.01	0.02
Net asset charge—Venezuela	0.50	—
Currency translation charge—Venezuela	0.11	—
Advisory costs for process transformation and optimization	—	0.02
Acquisition and integration costs	0.05	0.01
Pension settlement charge	0.12	0.15
Income tax items	(0.02)	(0.01)
Losses on extinguishment of debt	—	0.08
Income from discontinued operations	(0.33)	(0.02)

Normalized EPS*	$2.18	$2.00

*	Totals may not add due to rounding.

A reconciliation of normalized gross margin for 2015 is as follows (dollars in millions):

2015
Gross margin, as reported	$2,304.6
Project Renewal costs	11.9
Inventory charge from devaluation of Venezuelan Bolivar	2.6
Acquisition and integration costs	1.6

Normalized gross margin	2,320.7

As a percentage of 2015 net sales ($5,915.7)	39.23%

A reconciliation of 2015 reported sales to core sales is as follows (dollars in millions):

	Net Sales, As Reported			Core Sales (1)										Year-Over-Year Increase (Decrease)
	2015	2014	Increase (Decrease)	2015	Less Planned Divesti tures (2)	Less Acquis- itions	2015 Core Sales	2014	Less Planned Divesti- tures (2)	2014 Core Sales	Constant Currency Inc. (Dec.)	Inc. (Dec.) Excl. Planned Divest. & Acquis- itions	Currency Impact	Excluding Currency	Including Currency	Currency Impact	Acquisit- ions	Planned Divest- itures (2)	Core Sales Growth (1)
Total Company	$5,915.7	$5,727.0	$188.7	$6,255.8	$178.1	$272.1	$5,805.6	$5,736.1	$233.1	$5,503.0	$519.7	$302.6	$(331.0)	9.1%	3.3%	(5.8)%	4.7%	(1.1)%	5.5%

(1)	“Core Sales” is determined by applying a fixed exchange rate, calculated as the 12-month average in 2014, to the current and prior year local currency sales amounts, with the difference between the change in “As Reported” sales and the change in “Core Sales” reported in the table as “Currency Impact.” Core Sales Growth excludes the impact of currency, acquisitions and planned and actual divestitures from the period the intent to divest is determined through the date of sale.
(2)	Actual and planned divestitures represent the Rubbermaid medical cart business on a year-to-date basis and the Décor business for the third quarter and fourth quarter.

SECTION 16(a) BENEFICIAL OWNERSHIP COMPLIANCE REPORTING

Based solely upon a review of reports on Forms 3, 4 and 5 and any amendments thereto furnished to Newell Rubbermaid pursuant to Section 16 of the Exchange Act and written representations from the officers and directors that no other reports were required, Newell Rubbermaid believes that all of such reports were filed on a timely basis except that due to administrative oversight, Ms.  Cynthia Montgomery filed a late Form 4 with respect to the vesting of a restricted stock unit award.

OTHER BUSINESS

The Newell Rubbermaid board does not know of any business to be brought before the Newell Rubbermaid annual meeting other than the matters described in the notice of the Newell Rubbermaid annual meeting. However, if any other matters properly come before the Newell Rubbermaid annual meeting or any adjournment or postponement of the Newell Rubbermaid annual meeting, each person named as a proxy intends to vote the proxy in accordance with his judgment on such matters.

NEWELL RUBBERMAID PROPOSAL IV: ADVISORY RESOLUTION TO APPROVE NEWELL RUBBERMAID’S EXECUTIVE COMPENSATION

Pursuant to Section 14A of the Securities Exchange Act of 1934, Newell Rubbermaid is required to submit to stockholders a resolution subject to an advisory vote to approve the compensation of Newell Rubbermaid’s named executive officers. The current frequency of the advisory vote on executive compensation is annual, with the vote for the current year being taken pursuant to this Newell Rubbermaid Proposal IV. The next such vote will occur at the 2017 annual meeting of Newell Rubbermaid stockholders.

The Newell Rubbermaid board encourages stockholders to carefully review the disclosure under “Newell Rubbermaid Executive Compensation” beginning on page 183 of this joint proxy statement/prospectus, including the Compensation Discussion and Analysis, for a thorough discussion of Newell Rubbermaid’s compensation program for named executive officers. Newell Rubbermaid’s executive compensation objectives are to: motivate its executives to meet or exceed Newell Rubbermaid’s performance goals; reward individual performance and contributions; link the financial interests of executives and stockholders; and attract and retain the best possible executive talent. Newell Rubbermaid has pursued these objectives by:

•	Having a significant portion of each executive officer’s total compensation directly tied to achieving Newell Rubbermaid’s performance goals;

•	Using time-based and performance-based RSUs to provide long-term incentive compensation and to link the financial interests of its executives with those of its stockholders;

•	Capping compensation payments, even in the case of extraordinary performance;

•	Using compensation information compiled from a custom comparator group, published compensation surveys and the advice and input of an independent compensation consultant to set compensation at competitive levels;

•	Maintaining a clawback policy that allows for the recoupment of incentives in certain circumstances;

•	Maintaining stock ownership guidelines for named executive officers; and

•	Prohibiting the hedging or pledging of shares of Newell Rubbermaid’s common stock by named executive officers.

Accordingly, the following resolution is submitted for an advisory stockholder vote at the Newell Rubbermaid annual meeting:

“RESOLVED, that the compensation paid to Newell Rubbermaid’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K in “Newell Rubbermaid Executive Compensation” beginning on page 183 of this joint proxy statement/prospectus, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby approved.”

As this is an advisory vote, the result will not be binding on Newell Rubbermaid, the Newell Rubbermaid board or the Newell Rubbermaid organizational development & compensation committee, although the Newell Rubbermaid board and the Newell Rubbermaid organizational development & compensation committee will carefully consider the outcome of the vote when evaluating Newell Rubbermaid’s compensation program.

The Newell Rubbermaid board recommends that Newell Rubbermaid stockholders vote FOR the advisory resolution to approve Newell Rubbermaid’s executive compensation.

JARDEN PROPOSAL II: NON-BINDING, ADVISORY VOTE ON MERGER-RELATED COMPENSATION

Jarden is providing its stockholders with the opportunity to cast a vote, on a non-binding, advisory basis, to approve the compensation payments that will or may be paid by Jarden to its named executive officers in connection with the first merger as disclosed in the table titled “Golden Parachute Compensation—Jarden” and the accompanying footnotes under “Newell Rubbermaid Proposal I: Approval of the Share Issuance and Jarden Proposal I: Adoption of the Merger Agreement—Interests of Certain Jarden Directors and Executive Officers in the Merger Transactions” beginning on page 128 of this joint proxy statement/prospectus, as required by Section 14A of the Exchange Act, which was enacted as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010.

Through this proposal, Jarden is asking its stockholders to indicate their approval, on a non-binding, advisory basis, of the change of control, equity acceleration and other compensation payments which Jarden’s named executive officers will or may be eligible to receive in connection with the first merger as indicated in the table referred to above. The plans and arrangements pursuant to which these compensation payments may be made are part of Jarden’s overall compensation program for its named executive officers, which has been disclosed to Jarden stockholders as required by the rules of the SEC in the Compensation Discussion and Analysis and related sections of Jarden’s annual proxy statements, or are required pursuant to the terms of the merger agreement.

You should review carefully the information in “Newell Rubbermaid Proposal I: Approval of the Share Issuance and Jarden Proposal I: Adoption of the Merger Agreement—Interests of Certain Jarden Directors and Executive Officers in the Merger Transactions” beginning on page 128 of this joint proxy statement/prospectus.

The Jarden board recommends that Jarden stockholders approve the following resolution:

“RESOLVED, that the stockholders of Jarden approve, on an advisory, non-binding basis, the “golden parachute” compensation which will or may be paid to Jarden’s named executive officers in connection with the first merger, as disclosed pursuant to Item 402(t) of Regulation S-K in the table titled “Golden Parachute Compensation” and the accompanying footnotes under “Newell Rubbermaid Proposal I: Approval of the Share Issuance and Jarden Proposal I: Adoption of the Merger Agreement—Interests of Certain Jarden Directors and Executive Officers in the Merger Transactions” beginning on page 128 of this joint proxy statement/prospectus.”

The vote on the merger-related compensation proposal is a vote separate and apart from the vote on the adoption of the merger agreement. Accordingly, you may vote FOR adoption of the merger agreement and abstain or vote against the merger-related compensation proposal and vice versa. Because the vote on the merger-related compensation proposal is advisory only, it will not be binding on either Jarden or Newell Rubbermaid. Accordingly, if the merger agreement is adopted and the merger transactions are completed, the compensation payments that are contractually required to be paid by Jarden to its named executive officers will or may be paid, subject only to the conditions applicable thereto, regardless of the outcome of the non-binding, advisory vote of Jarden stockholders.

The affirmative vote, in person or by proxy, of holders of a majority of the shares of Jarden common stock represented at the Jarden special meeting and entitled to vote thereon is required to approve the merger-related compensation proposal.

The Jarden board recommends that Jarden stockholders vote FOR the approval, on a non-binding, advisory basis, of the compensation payments that will or may be paid by Jarden to its named executive officers in connection with the first merger.

JARDEN PROPOSAL III: ADJOURNMENT OF JARDEN SPECIAL MEETING

Jarden stockholders are being asked to approve a proposal that will give the Jarden board authority to adjourn the Jarden special meeting one or more times, if necessary or appropriate, to solicit additional proxies if, immediately prior to such adjournment, sufficient votes to adopt the merger agreement have not been obtained by Jarden.

If this proposal is approved, the Jarden special meeting could be adjourned to any date. If the Jarden special meeting is adjourned, Jarden stockholders who have already submitted their proxies will be able to revoke them at any time prior to their use. If you sign and return a proxy and do not indicate how you wish to vote on any proposal, or if you indicate that you wish to vote FOR the proposal to adopt the merger agreement but do not indicate a choice on the Jarden adjournment proposal, your shares of Jarden common stock will be voted FOR the Jarden adjournment proposal. If you indicate, however, that you wish to vote against the proposal to adopt the merger agreement, your shares of Jarden common stock will only be voted FOR the Jarden adjournment proposal if you indicate that you wish to vote FOR that proposal.

The affirmative vote, in person or by proxy, of holders of a majority of the shares of Jarden common stock represented at the Jarden special meeting and entitled to vote thereon is required to approve the Jarden adjournment proposal.

The Jarden board recommends that Jarden stockholders vote FOR the approval of the adjournment of the Jarden special meeting, if necessary or appropriate, to solicit additional proxies if, immediately prior to such adjournment, sufficient votes to adopt the merger agreement have not been obtained by Jarden.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined statement of operations for the year ended December 31, 2015 gives effect to the first merger as if it had occurred on January 1, 2015, and the unaudited pro forma condensed combined balance sheet gives effect to the first merger as if it had occurred on December 31, 2015.

The first merger will be accounted for under the acquisition method of accounting in accordance with FASB ASC 805, Business Combinations, using the fair value concepts defined in ASC 820, Fair Value Measurements and Disclosures. Newell Rubbermaid will be considered the acquirer for financial reporting purposes. Accordingly, the merger consideration will be allocated to Jarden’s assets and liabilities based upon their estimated fair values. Any amount of the merger consideration that is in excess of the estimated fair values of Jarden’s assets and liabilities will be recorded as goodwill in Newell Brands’ balance sheet after the completion of the first merger. As of the date of this joint proxy statement/prospectus, Newell Rubbermaid has not completed the detailed valuation work necessary to arrive at the required estimates of the fair value of Jarden’s assets and liabilities and the related allocation of purchase price in the first merger, nor has it identified all adjustments that may be necessary to conform Jarden’s accounting policies to Newell Rubbermaid’s accounting policies. A final determination of the fair value of Jarden’s assets and liabilities will be based on the actual net tangible and intangible assets and liabilities of Jarden that exist as of the effective time of the first merger and, therefore, cannot be made prior to that time. Additionally, a portion of the merger consideration will be based on the trading price of Newell Rubbermaid common stock at the effective time of the first merger, and is not capable of being determined until that time. Accordingly, the accompanying unaudited pro forma purchase price allocation is preliminary and subject to further adjustment as additional information becomes available and as additional analyses are performed. The preliminary unaudited pro forma purchase price allocation has been made solely for the purpose of preparing the accompanying unaudited pro forma condensed combined financial statements. Newell Rubbermaid estimated the fair value of Jarden’s assets and liabilities based on discussions with Jarden’s management, due diligence review in connection with the merger transactions, and information available to Newell Rubbermaid in public filings. Until the first merger is completed, both companies are limited in their ability to share information with the other. Upon completion of the first merger, additional valuation work will be performed. Increases or decreases in the fair value of relevant balance sheet amounts and in the value of the merger consideration will result in adjustments to the balance sheet and/or statement of operations until the purchase price allocation is finalized. There can be no assurance that such finalization will not result in material changes from the preliminary purchase price allocation included in the following unaudited pro forma condensed combined financial statements.

In order to develop the following unaudited pro forma condensed combined financial statements, the historical consolidated financial statements of Newell Rubbermaid and Jarden have been adjusted to give effect to events that are: (1) directly attributable to the merger transactions; (2) factually supportable; and (3) with respect to the unaudited pro forma condensed combined statement of operations, expected to have a continuing impact on the results of Newell Brands following the completion of the merger transactions.

The following unaudited pro forma condensed combined financial statements do not include any adjustment for liabilities or related costs that may result from integration and similar activities following the first merger, since Newell Rubbermaid has not completed the process of making these assessments. Significant liabilities and related costs may ultimately be recorded for exit or integration activities following the first merger.

Newell Rubbermaid and Jarden anticipate that the merger transactions will result in significant cost savings and enhanced revenue opportunities that would be unachievable without completing the merger transactions. Newell Rubbermaid currently expects approximately $500 million of incremental annualized cost savings will be realized within four years of completion of the merger transactions. These cost savings are incremental to a range of approximately $260 million to $315 million of anticipated cost savings under Newell Rubbermaid’s Project Renewal. No assurance can be made that following the merger transactions Newell Brands will be able to achieve these cost savings or when they will be realized, and no such cost savings have been reflected in the unaudited pro forma financial information. The unaudited pro forma condensed combined statement of operations does not include the full year impact of certain acquisitions and related financing transactions of Jarden and Newell Rubbermaid, which have occurred since January 1, 2015 and have affected their respective results of operations only since the date of each such transaction. See Note 7 to these unaudited pro forma condensed combined financial statements.

The unaudited pro forma condensed combined statement of operations also does not include any material nonrecurring charges that might arise as a result of the merger transactions. Newell Rubbermaid anticipates that nonrecurring charges, such as costs associated with systems implementations, severance and other costs related to exit or disposal activities, will be incurred. Newell Rubbermaid is not able to determine the timing, nature and amount of these charges. However, these nonrecurring charges will affect the results of operations of Newell Rubbermaid, Jarden and Newell Brands following completion of the first merger, in the periods in which they are recorded. The unaudited pro forma condensed combined statement of operations does not include the effects of nonrecurring costs associated with restructuring or integration activities resulting from the first merger, as they are not anticipated to have a continuing impact and not factually supportable at this time. The unaudited pro forma condensed combined financial statements also do not reflect any planned cost savings or other financial benefits that may result from the restructuring and integration activities following completion of the first merger. The unaudited pro forma condensed combined balance sheet only includes adjustments for transaction-related costs that are directly attributable to the merger transactions and are factually supportable.

The first merger may result in changes in Newell Rubbermaid’s tax rate used to determine deferred income taxes due to changes in circumstances in various tax jurisdictions. Any changes in Newell Rubbermaid’s deferred taxes as a result of the first merger will be reflected in income after completion of the merger transactions. The unaudited pro forma financial information does not include the impact of such changes on Newell Rubbermaid’s existing deferred tax assets and liabilities, as this analysis has not been completed.

The following unaudited pro forma condensed combined financial statements are provided for illustrative purposes only and are based on available information and assumptions that Newell Rubbermaid and Jarden believe are reasonable. They do not purport to represent what the actual consolidated results of operations or the consolidated financial position of Newell Rubbermaid would have been had the first merger occurred on the dates indicated, or on any other date, nor are they necessarily indicative of Newell Brands’ future consolidated results of operations or consolidated financial position after the merger transactions. Newell Brands’ actual financial position and results of operations after the merger transactions will differ, perhaps significantly, from the pro forma amounts reflected herein due to a variety of factors, including access to additional information, changes in value not currently identified and changes in operating results of Newell Rubbermaid and Jarden following the date of the unaudited pro forma condensed combined financial statements.

The following unaudited pro forma condensed combined financial statements should be read in conjunction with:

•	the accompanying notes to the unaudited pro forma condensed combined financial statements;

•	the historical consolidated financial statements of Newell Rubbermaid as of and for the year ended December 31, 2015, included in the Newell Rubbermaid Form 10-K filed with the SEC and incorporated by reference into this joint proxy statement/prospectus;

•	the historical consolidated financial statements of Jarden as of and for the year ended December 31, 2015, included in Jarden’s Annual Report on Form 10-K filed with the SEC and incorporated by reference into this joint proxy statement/prospectus; and

•	the other information contained in or incorporated by reference into this joint proxy statement/prospectus.

The following unaudited pro forma condensed combined financial statements constitute forward-looking information and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated. See “Risk Factors” beginning on page 40 and “Cautionary Information Regarding Forward-Looking Statements” beginning on page 38 of this joint proxy statement/prospectus.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

(in millions, except per share amounts)

For the Year Ended December 31, 2015

	Historical Newell Rubbermaid	Historical Jarden	Pro Forma Adjustments		Pro Forma Combined
Net sales	$5,916	$8,604	$—		$14,520
Cost of products sold	3,611	5,912	45	(A)	9,568

Gross margin	2,305	2,692	(45)		4,952

Selling, general and administrative expenses	1,574	2,021	62	(B)	3,657
Impairment of goodwill, intangibles and other assets	—	151	—		151
Pension settlement charge	52	—	—		52
Restructuring costs	77	12	—		89

Operating income	602	508	(107)		1,003

Nonoperating expenses
Interest expense, net	80	226	189	(C)	495
Venezuela deconsolidation charge	173	—	—		173
Other expense, net	11	—	37	(D)	48

Net nonoperating expenses	264	226	226		716

Income before income taxes	338	282	(333)		287

Income tax expense	78	135	(125)	(E)	88

Income from continuing operations	$260	$147	$(208)		$199

Earnings per share:
Basic income from continuing operations	$0.96				$0.40
Diluted income from continuing operations	$0.96				$0.40

Weighted-average shares outstanding:
Basic	269.3	195.8	28.0	(F)	493.1
Diluted	271.5	204.5	19.3	(F)	495.3

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

(in millions)

As of December 31, 2015

	Historical Newell Rubbermaid	Historical Jarden	Pro Forma Adjustments			Pro Forma Combined
Assets
Cash and cash equivalents	$275	$1,298	$(750)	(G	)	$823
Accounts receivable, net	1,251	1,311	—			2,562
Inventories, net	722	1,783	411	(H	)	2,916
Prepaid expenses and other	246	262	9	(I	)	517

Total current assets	2,494	4,654	(330)			6,818

Property, plant and equipment, net	599	1,074	193	(J	)	1,866
Goodwill	2,791	4,260	6,360	(K	)	13,411
Other intangible assets, net	1,064	4,095	3,479	(L	)	8,638
Other assets	330	210	11	(M	)	551

Total assets	$7,278	$14,293	$9,713			$31,284

Liabilities and Stockholders’ Equity
Accounts payable	$642	$813	$—			$1,455
Accrued compensation	185	206	—			391
Other accrued liabilities	772	662	(6)	(N	)	1,428
Short-term debt	383	594	(594)	(O	)	383
Current portion of long-term debt	6	—	75	(O	)	81

Total current liabilities	1,988	2,275	(525)			3,738

Long-term debt	2,688	5,788	4,248	(O	)	12,724
Deferred income taxes	227	1,604	1,249	(P	)	3,080
Other noncurrent liabilities	549	574	(11)	(Q	)	1,112

Total liabilities	5,452	10,241	4,961			20,654

Common stock	288	3	221	(R	)	512
Treasury stock, at cost	(523)	(1,114)	1,114	(R	)	(523)
Additional paid-in capital	801	4,094	4,520	(R	)	9,415
Retained earnings	2,091	1,431	(1,491)	(R	)	2,031
Accumulated other comprehensive loss	(834)	(362)	362	(R	)	(834)

Stockholders’ equity attributable to parent	1,823	4,052	4,726	(R	)	10,601
Stockholders’ equity attributable to noncontrolling interests	3	—	26	(S	)	29

Total stockholders’ equity	1,826	4,052	4,752			10,630

Total liabilities and stockholders’ equity	$7,278	$14,293	$9,713			$31,284

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Note 1. Description of the Transaction

On December 13, 2015, Newell Rubbermaid and Jarden entered into the merger agreement, pursuant to which, through a series of merger transactions, Jarden will become a direct wholly-owned subsidiary of Newell Rubbermaid. As a component of the merger transactions, Newell Rubbermaid will change its name to Newell Brands Inc.

Pursuant to the merger agreement, each holder of shares of Jarden common stock will be entitled to receive, at the effective time of the first merger, consideration consisting of (i) $21.00 in cash, without interest (the “cash consideration”) and (ii) 0.862 of a share of common stock of Newell Rubbermaid for each share of Jarden common stock (with the cash consideration, the “merger consideration”).

In addition, at the effective time of the first merger:

•	each option to purchase shares of Jarden common stock that is outstanding immediately prior to the effective time of the first merger will vest (to the extent unvested) and will be cancelled and converted into the per share merger consideration equal to (1) the total number of shares of Jarden common stock underlying such option minus (2) a number of shares with an aggregate fair market value equal to the aggregate exercise price of such option determined by assuming that each such share has a fair market value equal to the per share merger consideration;

•	each restricted stock award that represents a right to receive shares of Jarden common stock that is outstanding immediately prior to the effective time of the first merger (other than a limited number of restricted stock awards, referred to as rollover restricted stock awards), will vest (to the extent unvested), be cancelled and converted into the right to receive the per share merger consideration for each share of Jarden common stock underlying such restricted stock award; and

•	each rollover restricted stock award will be cancelled in exchange for a substitute restricted stock award, covering a number of shares of Newell Brands common stock, rounded up to the nearest whole share, with an aggregate fair market value (as defined in the Jarden 2013 Stock Incentive Plan) as of December 31, 2015 equal to the aggregate fair market value of the shares of Jarden common stock subject to such restricted stock award as of December 31, 2015 (as defined in the section entitled “Newell Rubbermaid Proposal I: Approval of the Share Issuance and Jarden Proposal I: Adoption of the Merger Agreement – Treatment of Jarden Equity Awards”).

Under the terms of the indentures governing the outstanding Jarden convertible notes, the first merger will constitute a fundamental change, which at the election of Jarden will entitle holders to convert outstanding Jarden convertible notes into Jarden common stock at a “makewhole premium” and receive the merger consideration. In the event any holders elect not to convert, Newell Brands will be required to conduct a fundamental change repurchase offer after the completion of the first merger, which will entitle holders to tender Jarden convertible notes in exchange for a cash purchase price equal to 100% of par, plus accrued and unpaid interest. After the completion of the fundamental change repurchase offer, the conversion price for the Jarden convertible notes will be fixed at the merger consideration.

Based on the number of shares of Jarden common stock outstanding on February 29, 2016, including the assumed conversion of the outstanding Jarden convertible notes into shares of Jarden common stock at the makewhole premium and Jarden equity awards expected to be entitled to receive the merger consideration, Newell Rubbermaid has estimated the total cash required to refinance Jarden debt and complete the transactions contemplated by the merger agreement, including transaction-related fees and expenses, to be $10.2 billion as follows:

•	$5.5 billion to pay the cash consideration;

•	$0.1 billion for transaction-related fees and expenses and debt issuance costs;

•	$3.1 billion for the prepayment of Jarden’s outstanding senior secured term loans outstanding at December 31, 2015; and,

•	$1.5 billion for the repayment of other Jarden outstanding debt, including certain of Jarden’s senior notes, senior subordinated notes and borrowings under Jarden’s securitization facility.

In connection with entering into the merger agreement, Newell Rubbermaid (1) has entered into the bridge commitment letter providing a commitment for the bridge credit facility, which would be a senior unsecured 364-day bridge facility in a principal amount, as adjusted, of up to $9.0 billion, subject to certain conditions and (2) has entered into the term loan facility, which provides up to $1.5 billion in term loans, subject to certain conditions. Newell Rubbermaid intends to pursue financing that would replace financing available under the bridge credit facility. There can be no assurance that any replacement financing will be available to Newell Rubbermaid at all or on acceptable terms. Newell Rubbermaid intends to finance the cash requirements to refinance Jarden debt and complete the merger transactions with a combination of:

•	up to approximately $1.5 billion of term loan facility proceeds;

•	up to approximately $8.0 billion of newly issued Newell Rubbermaid debt securities;

•	available balance sheet cash; and

•	to the extent necessary, borrowings under the bridge credit facility or from borrowings under other permanent or alternative financing.

In addition, Newell Rubbermaid intends to rollover Jarden’s existing 3  3⁄4% senior notes due 2021 issued in July 2014 in the principal amount of €300 million and 5% senior notes due 2023 issued in October 2015 in the principal amount of $300 million. As a result, none of the cash requirements contemplate repayment of these series of notes.

Completion of the merger transactions is subject to certain closing conditions, including, but not limited to, the (1) approval of the share issuance by Newell Rubbermaid stockholders; (2) adoption of the merger agreement by Jarden stockholders; (3) receipt of required regulatory approvals; and (4) satisfaction (or to the extent permitted by applicable law, waiver) of other customary conditions prior to closing.

Based on the number of shares of Newell Rubbermaid common stock and Jarden common stock outstanding (including outstanding Jarden stock options and restricted stock awards and assuming the conversion of all of Jarden’s outstanding convertible notes into shares of Jarden common stock entitled to receive the merger consideration in the first merger) on March 17, 2016, upon the completion of the first merger, former Jarden stockholders will own approximately 46% of the outstanding Newell Brands common stock and Newell Rubbermaid stockholders immediately prior to the first merger will own approximately 54% of the outstanding Newell Brands common stock.

Note 2. Basis of Pro Forma Presentation

These unaudited pro forma condensed combined financial statements have been prepared in accordance with Article 11 of Regulation S-X and present the pro forma financial position and results of operations of the combined company based on the historical financial statements of Newell Rubbermaid and Jarden after giving effect to the merger transactions and financing arrangements expected to be entered into in connection with the merger transactions, including the repayment of certain Jarden debt and the other adjustments described in these notes.

The pro forma balance sheet combines the unaudited historical balance sheet of Newell Rubbermaid and the unaudited historical balance sheet of Jarden as of December 31, 2015, giving effect to the merger transactions as if they and the related expected debt financing had been consummated on December 31, 2015. The pro forma statement of operations for the year ended December 31, 2015 combines the audited historical consolidated statement of operations of Newell Rubbermaid and the audited historical consolidated statement of operations of Jarden, giving effect to the merger transactions as if the merger transactions and the related expected debt financing had been consummated on January 1, 2015, the beginning of the period presented. With respect to the unaudited pro forma condensed combined statement of operations, the historical consolidated financial statements of Newell Rubbermaid and Jarden have been adjusted to give effect only to events that are expected to have a continuing impact on the results of Newell Brands following the completion of the merger transactions.

The first merger will be accounted for under the acquisition method of accounting in accordance with FASB ASC 805, Business Combinations, using the fair value concepts defined in ASC 820, Fair Value Measurements and Disclosures. Newell Rubbermaid will be considered the acquirer for financial reporting purposes. Accordingly, the merger consideration will be allocated to Jarden’s assets and liabilities based upon their estimated fair values at the effective time of the first merger. Any amount of the merger consideration that is in excess of the estimated fair values of Jarden’s assets and liabilities will be recorded as goodwill in Newell Brands’ balance sheet after the completion of the first merger. As of the date of this joint proxy statement/prospectus, Newell Rubbermaid has not completed the detailed valuation work necessary to arrive at the required final determinations of the fair value of Jarden’s assets and liabilities and the related allocation of purchase price in the first merger, nor has it identified all adjustments that may be necessary to conform Jarden’s accounting policies to Newell Rubbermaid’s accounting policies. A final determination of the fair value of Jarden’s assets and liabilities will be based on the actual net tangible and intangible assets and liabilities of Jarden that exist as of the effective time of the first merger and, therefore, cannot be made prior to that time. Additionally, a portion of the merger consideration will be based on the trading price of Newell Rubbermaid common stock at the effective time of the first merger, and is not capable of being determined until that time. Accordingly, the unaudited pro forma purchase price allocation is preliminary and subject to further adjustments as additional information becomes available and as additional analyses are performed. The preliminary unaudited pro forma purchase price allocation has been made solely for the purpose of preparing these unaudited pro forma condensed combined financial statements.

Increases or decreases in the fair value of relevant balance sheet amounts and in the value of the merger consideration will result in adjustments to the balance sheet and/or statement of operations until the purchase price allocation is finalized. There can be no assurance that such finalization will not result in material changes from the preliminary purchase price allocation included in the unaudited pro forma condensed combined financial statements.

Newell Rubbermaid and Jarden anticipate that the merger transactions will result in significant cost savings and enhanced revenue opportunities that would be unachievable without completing the merger transactions. The unaudited pro forma condensed combined financial statements do not reflect any potential divestitures that may be undertaken prior to, or subsequent to, the consummation of the merger transactions, or any cost savings, operating synergies or enhanced revenue opportunities that Newell Brands may achieve as a result of the merger transactions, the costs to integrate the operations of Newell Rubbermaid and Jarden, or the costs necessary to achieve such cost savings, operating synergies and enhanced revenues.

Note 3. Accounting Policies

As part of preparing these unaudited pro forma condensed combined financial statements, Newell Rubbermaid conducted an initial review of the accounting policies of Jarden to determine if differences in accounting policies require reclassification of results of operations or reclassification of assets or liabilities to conform to Newell Rubbermaid’s accounting policies and classifications. During the preparation of these unaudited pro forma condensed combined financial statements, Newell Rubbermaid did not become aware of any material differences between accounting policies of Newell Rubbermaid and Jarden except for certain reclassifications necessary to conform Jarden’s classification to Newell Rubbermaid’s financial statement presentation of (i) foreign exchange gains and losses, (ii) investment-related income (loss), (iii) noncontrolling interests and (iv) capitalized software. The reclassifications made in the preparation of the unaudited pro forma condensed combined financial statements are presented in Note 6.

Effective December 31, 2015, Newell Rubbermaid deconsolidated its Venezuelan operations as a result of a loss of control and began accounting for its investment in Venezuela using the cost method. As a result of deconsolidating its Venezuelan operations, Newell Rubbermaid recorded a charge of $173 million, which is included as a separate line item in non-operating expenses in its historical financial statements. See Note 1 of the notes to Newell Rubbermaid’s audited consolidated financial statements contained in the Newell Rubbermaid Form 10-K, which is incorporated by reference into this joint proxy statement/prospectus, for additional information. For the three months ended March 31, 2015, Jarden included the results of its Venezuelan operations in its financial statements using two rates: the SICAD II exchange rate, which was eliminated in February 2015, and then the SIMADI exchange rate which replaced the SICAD II exchange rate. Jarden then deconsolidated its Venezuelan operations effective March 31, 2015. In connection with the two separate events that impacted Jarden’s Venezuelan operations during the three months ended March 31, 2015, Jarden incurred $61 million of total charges during the year ended December 31, 2015 associated with its Venezuelan operations, which are classified in Selling, General & Administrative (“SG&A”) expenses in its historical financial statements. See Note 1 of the notes to Jarden’s audited consolidated financial statements contained in Jarden’s Annual Report on Form 10-K for the year ended December 31, 2015, which incorporated by reference into this joint proxy statement/prospectus, for additional information.

In order to conform Jarden’s presentation of charges incurred in 2015 related to its Venezuelan operations to Newell Rubbermaid’s presentation, the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2015 reflects the reclassification of Jarden’s $13 million charge for the remeasurement of net monetary assets of its Venezuelan operations (i.e., the February 2015 change from SICAD II to SIMADI) and $11 million of Venezuela deconsolidation charges resulting from the loss of control effective March 31, 2015, or $24 million, to other expense, net. The $24 million of charges incurred by Jarden that are reclassified to other expense, net is included in the $37 million of reclassifications from SG&A to other expense, net referenced in Notes 6(B) and 6(D).

Newell Rubbermaid classifies impairments of operating assets as SG&A, restructuring charges, or if material, as a separate line, for purposes of determining operating income. As a result, the $37 million of impairment charges incurred by Jarden during the year ended December 31, 2015 related to its Venezuelan operations and classified as SG&A in Jarden’s historical financial statements were not reclassified for the pro forma presentation and are included in SG&A in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2015.

Upon consummation of the merger transactions, a more comprehensive review of the accounting policies of Jarden will be performed, which may identify other differences among the accounting policies of Newell Rubbermaid and Jarden that, when conformed, could have had a material impact on the unaudited pro forma condensed combined financial statements.

Note 4. Estimated Merger Consideration

Based on the closing price per share of Newell Rubbermaid common stock on the NYSE on March 1, 2016 (the most recent practicable date) of $39.51, and the number of shares of Jarden common stock, including shares of Jarden common stock expected to be outstanding upon the assumed conversion of Jarden’s outstanding convertible notes as described in more detail below and Jarden equity awards expected to be entitled to the merger consideration, the total merger consideration is expected to be approximately $14.3 billion, consisting of $5.5 billion of cash and $8.8 billion related to 223.8 million shares of Newell Rubbermaid common stock. Changes in the share price of Newell Rubbermaid common stock, or the number of shares of Jarden common stock or Jarden equity awards entitled to receive the merger consideration, could result in material differences in the total merger consideration and, thus, the purchase price and related purchase price allocation in the merger transactions.

Assumed Conversion of Outstanding Jarden Convertible Notes

Jarden currently has the following outstanding convertible notes:

•	$690 million principal amount of 1 1⁄8% senior subordinated convertible notes due 2034;

•	$265 million principal amount of 1 1⁄2% senior subordinated convertible notes due 2019; and

•	$500 million principal amount of 1 7⁄8% senior subordinated convertible notes due 2018.

Under the terms of the indentures governing the outstanding Jarden convertible notes, the first merger will constitute a fundamental change, which will entitle holders to convert outstanding Jarden convertible notes into Jarden common stock at a makewhole premium and, thereafter, exchange their Jarden common stock for the merger consideration. In the event any holders elect not to convert, Newell Brands will be required to conduct a fundamental change repurchase offer after the completion of the first merger, which will entitle holders to tender Jarden convertible notes in exchange for a cash purchase price equal to 100% of par, plus accrued and unpaid interest. After the completion of the fundamental change repurchase offer, the conversion price for the Jarden convertible notes will be fixed at the merger consideration. Because the value of the merger consideration which would be received by holders of outstanding Jarden convertible notes following conversion of their respective notes at the makewhole premium exceeds the value such holder would otherwise receive for their convertible notes, Newell Rubbermaid expects that all of such convertible notes will be converted into shares of Jarden common stock entitled to receive the merger consideration. As a result, the total estimated merger consideration includes $0.8 billion of cash expected to be paid and 33.0 million shares of Newell Rubbermaid common stock estimated to be issued, associated with the assumed conversion of outstanding Jarden convertible notes.

Estimated Merger Consideration

The following table summarizes the components of the estimated merger consideration (in millions, except for per share amounts and exchange ratio):

	Conversion Calculation	Estimated Fair Value
Jarden common stock outstanding at February 29, 2016	213.2
Jarden net amount of equity awards outstanding at February 29, 2016	6.7
Jarden stock awards issuable to executives in connection with the merger transactions	1.4
Jarden common stock expected to be issued upon assumed conversion of outstanding Jarden convertible notes(1)	38.3

Total estimated shares of Jarden common stock entitled to the merger consideration	259.6

Exchange ratio	0.862

Estimated number of shares of Newell Rubbermaid common stock to be issued as merger consideration	223.8
Per share price of Newell Rubbermaid common stock as of March 1, 2016	$39.51
Estimated fair value of Newell Rubbermaid common stock to be issued as merger consideration		$8,842
Estimated cash to be paid to Jarden stockholders		5,451

Total estimated merger consideration		$14,293

(1)	Assumes 100% conversion at the makewhole premium described above.

Sensitivity of Common Stock Price

The total estimated merger consideration reflected in these unaudited pro forma condensed combined financial statements does not purport to represent the actual value of the total merger consideration that will be paid by Newell Rubbermaid in the merger transactions. In accordance with ASC 805, the fair value of equity securities to be issued as part of the total merger consideration will be measured on the effective date of the first merger at the then current market price. The price per share of Newell Rubbermaid common stock could fluctuate, possibly materially, between the date of this joint proxy statement/prospectus and the effective date of the first merger. As a result, the actual value of the stock component of the merger consideration to be paid by Newell Rubbermaid to complete the first merger could vary from the estimates contained in these unaudited pro forma condensed combined financial statements, and such variance could be material.

The table below illustrates the potential impact on the estimated total merger consideration resulting from a 10% increase or decrease in Newell Rubbermaid common stock price of $39.51 on March 1, 2016. For the purpose of this calculation, the total number of shares has been assumed to be the same as in the table above.

% change in Newell Rubbermaid common stock price from March 1, 2016	-10%	+10%
Newell Rubbermaid common stock price	$35.56	$43.46
Change in value of total merger consideration (in millions)	$(884)	$884

Note 5. Estimated Purchase Price Allocation

The table below represents a preliminary allocation of the estimated total merger consideration to Jarden’s assets and liabilities in the first merger based on Newell Rubbermaid’s preliminary estimate of their respective fair values (in millions):

Current assets	$5,037
Property, plant and equipment	1,267
Goodwill	10,620
Identifiable intangible assets	7,574
Other noncurrent assets	157

Total assets	$24,655

Current liabilities	$(1,683)
Jarden debt expected to be retained, at fair value(1)	(649)
Jarden debt expected to repaid, at fair value(2)	(4,588)
Deferred income tax liabilities	(2,853)
Other noncurrent liabilities	(563)

Total liabilities	$(10,336)
Total noncontrolling interests	$(26)

Estimated total merger consideration	$14,293

(1)	Represents the market value of Jarden’s 3 ¾% senior notes due 2021 and 5% senior notes due 2023.
(2)	Includes change-in-control premium and accrued interest.

The preliminary unaudited pro forma purchase price allocation has been made solely for the purpose of preparing these unaudited pro forma condensed combined financial statements. Newell Rubbermaid estimated the fair value of Jarden’s assets and liabilities based on discussions with Jarden’s management, due diligence review in connection with the merger transactions, and information available to Newell Rubbermaid in public filings. The analysis was performed at an aggregate level and was based on estimates that are reflective of market participant assumptions.

Until the first merger is completed, both companies are limited in their ability to share information with the other. Upon completion of the first merger, additional valuation work will be performed. Increases or decreases in the fair value of relevant balance sheet amounts and in the value of the total merger consideration will result in adjustments to the balance sheet and/or statement of operations until the purchase price allocation is finalized. The final determination of the purchase price allocation is anticipated to be completed as soon as practicable after completion of the first merger. Newell Rubbermaid anticipates that the valuations of Jarden’s assets and liabilities will include, but not be limited to, inventory; property, plant and equipment; customer relationships and distribution channels; intellectual property; trade names and trademarks; and other potential intangible assets. The valuations will consist of physical appraisals, discounted cash flow analyses, or other appropriate valuation techniques to determine the fair value of Jarden’s assets and liabilities.

The final total merger consideration and amounts allocated to Jarden’s assets and liabilities could differ materially from the preliminary amounts presented in these unaudited pro forma condensed combined financial statements. A decrease in the fair value of Jarden’s assets or an increase in the fair value of Jarden’s liabilities from the preliminary valuations presented would result in a dollar-for-dollar corresponding increase in the amount of goodwill that will result from the first merger. In addition, if the value of the property, plant and equipment and identifiable intangible assets is higher than the amounts included in these unaudited pro forma condensed combined financial statements, it may result in higher depreciation and amortization expense than is presented in the unaudited pro forma condensed combined statement of operations. Any such increases could be material, and could result in Newell Brands’ actual future financial condition and results of operations differing materially from those presented in the unaudited pro forma condensed combined financial statements.

The following is a description of the preliminary adjustments made to Jarden’s assets and liabilities to be assumed in the first merger in connection with the preparation of the unaudited pro forma condensed combined financial statements:

Inventory: At the effective time of the first merger, inventory is required to be measured at fair value. Jarden’s inventory consists of raw materials, work in process and finished goods. For purposes of the unaudited pro forma condensed combined financial statements, the preliminary fair value of Jarden’s inventory has been determined based on currently available information and certain assumptions, and may be different from the final estimate of fair value, and the difference could be material. Raw materials were valued based on Jarden’s current net book values. Work in process and finished goods were valued using Newell Rubbermaid’s and Jarden’s historical experience in adjusting acquired inventory to fair value. The increase in inventory expected to result from adjusting Jarden’s inventory to fair value is preliminarily estimated to be $411 million, and such amount is not reflected in the unaudited pro forma condensed combined statement of operations because the adjustment is not expected to have a continuing effect on the combined company.

Property, plant and equipment: As of the effective time of the first merger, Jarden’s property, plant and equipment are required to be measured at fair value. With respect to property, plant and equipment, Jarden has a number of manufacturing and distribution sites and retail locations and owns land and leases sites that include leasehold improvements, and owns machinery and equipment for use in its manufacturing operations. Newell Rubbermaid considered its and Jarden’s experience in recent acquisitions as well as other acquisitions in the consumer products industry in estimating the fair value of Jarden’s property, plant and equipment. Based on discussions with Jarden management and Jarden and Newell Rubbermaid’s analysis of recent adjustments required to adjust property, plant and equipment to fair value in purchase accounting for transactions in the consumer products industry, the estimated adjustment required to adjust Jarden’s property, plant and equipment to fair value is $242 million. Newell Rubbermaid does not have sufficient information at this time as to the specific types, nature, age, condition or location of property, plant and equipment to perform a complete valuation, so it is possible that the fair value of Jarden’s property, plant and equipment could differ materially from the $1.3 billion included in the unaudited pro forma condensed combined financial statements.

The preliminary estimates of the fair value of Jarden’s property, plant and equipment and the associated depreciation expense included in the pro forma condensed combined financial statements could possibly be different from the final values determined through acquisition accounting, and the difference could be material. For example, if the fair value of Jarden’s property, plant and equipment is 10% greater than the estimated fair value of Jarden’s property, plant and equipment as set forth in the unaudited pro forma condensed combined balance sheet and useful lives remained the same, goodwill would decline by $127 million and the combined company would be required to recognize approximately $8 million of additional annual depreciation expense based on a 15-year weighted-average useful life for Jarden’s property, plant and equipment.

Jarden leases various office, retail and manufacturing and distribution facilities and equipment, and such leases are required to be adjusted to fair value at the effective time of the first merger. Newell Rubbermaid will evaluate the leases and adjust the leases to fair value in connection with the purchase price allocation. As a result, lease assets and liabilities and rent expense associated with facilities and equipment under capital and operating leases could be different from that assumed in the unaudited pro forma condensed combined financial statements, and the difference could have a material impact on the accompanying pro forma condensed combined financial statements.

Goodwill: Goodwill is equal to the difference between the fair value of the total merger consideration and the fair values of Jarden’s identifiable assets and liabilities. Goodwill is not amortized but is subject to annual fair value impairment tests and interim impairment tests if facts and circumstances warrant.

With respect to goodwill expected to be recognized as a result of the first merger, Newell Rubbermaid believes that the predominant portion of the goodwill relates to Jarden as a going concern and the fair value of expected synergies from combining the Newell Rubbermaid and Jarden businesses. The going concern element represents the ability to earn a higher return on the combined assembled collection of Newell Rubbermaid’s and Jarden’s assets and businesses than if those assets and businesses were to be acquired and operated separately. The expected synergies from the combination of Newell Rubbermaid and Jarden are primarily in the form of decreased costs and increased sales. Cost synergies are expected to arise from the reduction of corporate costs, raw material costs and procurement savings, supply chain efficiencies and cost reductions across a larger business and portfolio of products, leveraging overhead costs in emerging markets and income taxes. Increased sales are expected to be generated through cross-selling opportunities. The unaudited pro forma condensed combined statement of operations does not reflect the costs of any integration activities or benefits that may result from realization of future cost savings from operating efficiencies, or any revenue, tax, or other synergies expected to result from the merger transactions.

Identifiable intangible assets: As of the effective time of the first merger, identifiable intangible assets are required to be measured at fair value, and these assets could include assets that are not intended to be used or sold or that are intended to be used in a manner other than their highest and best use. With respect to the intangible assets associated with the first merger, Jarden owns the rights to a number of trade names and trademarks, including Coleman, Jostens, Oster, Sunbeam and Yankee Candle. Certain of these trade names and trademarks are associated with products that Newell Rubbermaid believes have a leading market share in each of their respective categories. In addition to these intangible assets, Jarden has a number of valuable customer relationships and distribution channels in industries such as disposable tableware, household appliances and memorabilia, many of which were developed over a number of years of providing consistent quality products and services. Based on internal assessments as well as discussions with Jarden management, Newell Rubbermaid has identified the following significant intangible assets: trademarks and trade names, customer relationships and distribution channels, intellectual property and non-compete arrangements. For purposes of these unaudited pro forma condensed combined financial statements, the fair value and weighted-average useful lives of these intangible assets have been estimated primarily based on reviews of publicly disclosed allocations for other transactions in the consumer products industry, Newell Rubbermaid’s and Jarden’s historical experience in purchase price allocations for transactions in the industry, other available public information and Newell Rubbermaid’s financial due diligence review of Jarden’s business.

Newell Rubbermaid does not have sufficient information as to the amount, timing and risk of the estimated future cash flows attributable to these assets needed to perform a final valuation of trademarks and trade names, customer relationships and distribution channels, intellectual property, and non-compete arrangements. As a result, the final allocation of the purchase price and determinations of the weighted-average useful lives of these assets could differ from the preliminary estimates of fair value and weighted-average useful lives, and the difference could be material. Once Newell Rubbermaid has full access to the specifics of Jarden’s intangible assets, additional insight will be gained that could impact the estimated total value assigned to these intangible assets and the estimated useful lives of each category of intangible assets. The estimated intangible asset values and their useful lives could be impacted by a variety of factors that may become known to Newell Rubbermaid only upon access to additional information after the completion of the first merger and/or changes in such factors that may occur prior to the effective time of the first merger. For each $100 million change in the fair value of identifiable, amortizable intangible assets, there could be an annual change in amortization expense—increase or decrease—of approximately $6 million, assuming a weighted-average useful life of 16 years.

Long-term borrowings: As of the effective time of the first merger, debt of the combined company is required to be measured at fair value. The fair values of Jarden’s existing 3 3⁄4% senior notes due 2021 in the principal amount of €300 million and 5% senior notes due 2023 in the principal amount of $300 million that are expected to remain outstanding have been estimated using observable market information. No other Jarden indebtedness is expected to remain outstanding following the completion of the first merger.

Deferred income taxes: As of the effective time of the first merger, Newell Rubbermaid will record deferred taxes and other tax adjustments as part of the accounting for the first merger, primarily related to the estimated fair value adjustments for identifiable intangible assets and property, plant and equipment, the expected conversion and settlement of the three series of currently outstanding Jarden convertible notes and goodwill. The $1.2 billion net increase to deferred tax liabilities included in the unaudited pro forma condensed combined balance sheet primarily reflects the net impact of these three adjustments, including a $1.5 billion increase associated with the fair value adjustments for identifiable intangible assets, property, plant and equipment and inventory, a $0.1 billion reduction associated with the conversion and settlement of currently outstanding Jarden convertible notes and a $0.2 billion reduction associated with the elimination of Jarden’s deferred tax liability for goodwill. These estimates are based on a preliminary valuation of Jarden’s intangible assets, property, plant and equipment and inventory and are subject to further review by Newell Rubbermaid, which may result in material adjustments following the closing date of the first merger.

Other assets/liabilities: Adjustments to Jarden’s remaining assets and liabilities may also be necessary; however, at this time Newell Rubbermaid has limited knowledge as to the specific details and nature of those assets and liabilities necessary in order to make adjustments to those values. However, since the majority of the remaining assets and liabilities are current assets and liabilities, Newell Rubbermaid believes that the current Jarden book values for these assets represent reasonable estimates of fair value or net realizable value, as applicable. Newell Rubbermaid does not anticipate that the actual adjustments for these assets and liabilities on the closing date will be materially different, other than as indicated below:

Debt issuance costs: Jarden’s capitalized debt issuance costs as of December 31, 2015 of $53 million are estimated to have no fair value because the two series of Jarden senior notes that are expected to remain outstanding debt obligations of the combined company will be adjusted to fair value and no other Jarden indebtedness is expected to remain outstanding following the completion of the first merger.

Pension liabilities: Jarden’s U.S. pension assets and liabilities were adjusted to fair value as of December 31, 2015.

Note 6. Adjustments in the Unaudited Pro Forma Condensed Combined Financial Statements

Reclassifications

The following items are presented as reclassifications in the unaudited pro forma condensed combined financial statements for purposes of conforming Jarden’s classification of certain assets, liabilities, income and expenses to Newell Rubbermaid’s presentation for the combined presentation:

•	$39 million of foreign exchange losses for the year ended December 31, 2015 have been reclassified from SG&A to other expense, net.

•	$2 million of income for the year ended December 31, 2015 associated with investment-related activities and noncontrolling interests have been reclassified from SG&A to other expense, net.

•	$49 million of capitalized software assets as of December 31, 2015 have been reclassified from property, plant and equipment, net to other intangible assets, net.

•	Noncontrolling interests of $26 million have been reclassified from other noncurrent liabilities to stockholders’ equity attributable to noncontrolling interests in the unaudited pro forma condensed combined balance sheet.

Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations

The adjustments included in the unaudited pro forma condensed combined statement of operations are as follows:

(A) Cost of Products Sold

The unaudited pro forma adjustment to cost of products sold includes amortization expense associated with the estimated fair value of Jarden’s intellectual property of $233 million amortized using an estimated weighted-average useful life of 7 years and incremental depreciation expense associated with the $242 million adjustment to increase property, plant and equipment to its estimated fair value. See Notes 6(J) and 6(L) for the estimated fair values and weighted-average useful lives assumed for Jarden’s property, plant and equipment and identifiable intangible assets, respectively.

The preliminary estimated useful lives and fair value adjustments of the Jarden assets for the merger transactions were estimated in accordance with the procedures described in Note 5. With other assumptions held constant, a 10% increase in the fair value adjustment for property, plant and equipment and intellectual property would increase annual pro forma depreciation and amortization expense by $5 million. With other assumptions held constant, a decrease of one year in the estimated weighted-average useful life of property, plant and equipment and intellectual property assets would increase annual pro forma depreciation and amortization expense by $7 million.

The unaudited pro forma adjustment to cost of products sold is as follows (in millions):

Year Ended December 31, 2015
Acquisition-related amortization	$33
Depreciation expense	12

Pro forma adjustment	$45

(B) Selling, General and Administrative Expense (SG&A)

The unaudited pro forma adjustment to SG&A is calculated as follows (in millions):

Year Ended December 31, 2015
Acquisition-related amortization expense, Jarden historical	$(62)
Acquisition-related amortization expense, pro forma	155
Depreciation expense	6
Reclassifications	(37)

Pro forma adjustment	$62

The pro forma adjustment to depreciation expense represents increased depreciation expense associated with the $242 million pro forma adjustment to increase Jarden’s property, plant and equipment to its estimated fair value. The $242 million pro forma adjustment, weighted average depreciable lives and allocation among cost of products sold and SG&A is set out in the following table (dollars in millions).

	Estimated Adjustment	Estimated Weighted- Average Depreciable Life	Estimated Annual Depreciation Expense
Land	$1	N/A	$—
Buildings and improvements	37	30 years	1
Machinery and equipment	204	12 years	17

Total	$242		$18

Cost of products sold			$12
SG&A			$6

The preliminary estimated weighted-average depreciable lives and fair values of Jarden’s property, plant and equipment were estimated in accordance with the procedures described in Note 5. With other assumptions held constant, a 10% increase in the estimated fair values of Jarden’s property, plant and equipment would increase annual pro forma depreciation expense in SG&A by $1 million. With other assumptions held constant, a decrease of one year in the estimated weighted-average depreciable lives would increase annual pro forma depreciation expense in SG&A by $1 million.

The pro forma acquisition-related amortization expense represents additional amortization expense associated with the estimated fair value of Jarden’s amortizable trade names and trademarks, customer relationships and distribution channels and non-compete agreements using the weighted-average useful lives as outlined in the following table (dollars in millions).

	Estimated Fair Value	Estimated Weighted- Average Useful Life	Estimated Annual Amortization Expense
Indefinite-lived trade names and trademarks	$4,851	N/A	$—
Amortizable trade names and trademarks	49	20 years	2
Customer relationships and distribution channels	2,334	17 years	138
Other intangible assets	58	4 years	15

Total			$155

The preliminary estimated weighted-average useful lives and fair values of Jarden’s identifiable intangible assets were estimated in accordance with the procedures described in Note 5. With other assumptions held constant, a 10% increase in the estimated fair values of Jarden’s amortizable trade names and trademarks, customer relationships and distribution channels and non-compete agreements would increase annual pro forma amortization expense in SG&A by $15 million. With other assumptions held constant, a decrease of one year in the estimated weighted-average useful lives of amortizable trade names and trademarks, customer relationships and distribution channels, and non-compete agreements would increase annual pro forma amortization expense in SG&A by $14 million.

(C) Interest Expense

The unaudited pro forma adjustment to interest expense is calculated as follows (in millions):

Year Ended December 31, 2015
Interest expense associated with debt expected to be repaid upon closing of the first merger	$(211)
Interest expense from expected additional indebtedness	400

Pro forma adjustment	$189

The unaudited pro forma adjustment of $189 million for the year ended December 31, 2015 reflects a decrease in interest expense of $211 million primarily as a result of the expected repayment of $4.6 billion of Jarden’s outstanding debt, which includes all of Jarden’s outstanding debt at December 31, 2015 except for two series of Jarden senior notes with principal amounts outstanding of €300 million and $300 million, and the expected conversion to equity of Jarden’s three series of convertible notes upon closing of the first merger. Additional pro forma interest expense of $400 million for the year ended December 31, 2015 assumes the expected incurrence by Newell Rubbermaid of an additional $9.5 billion of indebtedness in connection with the first merger with a weighted-average interest rate of 4.2%, with such incremental borrowings and available cash on the balance sheet used to finance the repayment of $4.6 billion of Jarden’s outstanding debt, including accrued interest, $0.1 billion of merger-related fees and expenses and the $5.5 billion cash consideration. The $9.5 billion of indebtedness includes $1.5 billion of indebtedness under the term loan facility at an estimated interest rate of 2.0% and $8.0 billion of indebtedness expected from offerings of newly issued debt securities at a weighted-average estimated interest rate of 4.6%. The overall net increase in interest expense is primarily due to incremental borrowings required to finance a portion of the cash component of the total merger consideration.

Newell Rubbermaid has entered into the bridge commitment letter, which provides for the bridge credit facility, and entered into the term loan facility to provide for this financing. These unaudited pro forma condensed combined financial statements have assumed that Newell Rubbermaid will complete an offering of newly issued debt securities based on current market conditions and, as a result, will not borrow any amounts under the bridge facility. Unaudited pro forma interest expense also includes estimates for variable rate debt pursuant to interest rate swaps Newell Rubbermaid expects to enter into upon completing the offering of term note debt securities.

A 0.125% change in the interest rate on expected borrowings would change annual pro forma interest expense by approximately $12 million. In addition, if Newell Rubbermaid does not obtain financing on the terms as anticipated in the unaudited pro forma condensed combined statements of operations and borrows under the bridge credit facility, it would be subject to interest expense and costs at rates higher than those assumed. Specifically, Newell Rubbermaid expects that approximately $8.0 billion of borrowings under the bridge credit facility would be at an annual interest rate of approximately 6.0%, which includes amortization of issuance costs associated with completing the bridge credit facility and fees associated with unused commitments under the bridge credit facility. Any borrowings under the bridge credit facility would be classified as short-term debt in current liabilities.

(D) Other Expense, Net and Other Items

The unaudited pro forma adjustment to other expense, net, represent the reclassifications of net foreign exchange losses and gains associated with investment-related activities and noncontrolling interests from SG&A to other expense, net.

In addition to the foregoing adjustments to the pro forma statement of operations, the following expected estimated costs directly attributable to completion of the merger transactions, which are in addition to those discussed in Note 6(C) above, represent nonrecurring items that are excluded from earnings from continuing operations in the unaudited pro forma condensed combined statement of operations (in millions):

	Estimated Bridge Credit Facility Costs	Estimated Executive Compensation Costs	Estimated Transaction Advisory Costs
Gross expense	$54	$64	$50
Tax benefit	20	24	19

Net amount	$34	$40	$31

(E) Income Tax Expense

To calculate the pro forma adjustment to income tax expense, a combined U.S. federal and state statutory tax rate of 37.5% has been applied to the pro forma adjustments for the year ended December 31, 2015.

(F) Weighted Average Shares Outstanding

The unaudited pro forma adjustment to shares outstanding used in the calculation of basic and diluted earnings per share are calculated as follows (in millions of shares):

	Year Ended December 31, 2015
	Basic	Diluted
Weighted-average shares of Jarden common stock and common stock equivalents, including convertible notes	(195.8)	(204.5)
Issuance of Newell Rubbermaid common stock	223.8	223.8

Pro forma adjustment	28.0	19.3

As all outstanding shares of Jarden common stock will be eliminated in the first merger, the unaudited pro forma weighted average number of basic shares outstanding is calculated by adding Newell Rubbermaid’s weighted average number of basic shares outstanding for the period and the number of shares of Newell Rubbermaid common stock expected to be issued to Jarden stockholders in the first merger. Similarly, the unaudited pro forma weighted average number of diluted shares outstanding is calculated by adding Newell Rubbermaid’s weighted average number of diluted shares outstanding for the period and the number of shares of Newell Rubbermaid common stock expected to be issued in the first merger. As each outstanding option to acquire shares of Jarden common stock issued and outstanding under any of the Jarden equity plans will be converted and substantially all restricted shares will vest at the effective time of the first merger in exchange for the right to receive the merger consideration, such shares were included in these calculations. In addition, holders of Jarden’s convertible notes are expected to convert the convertible notes into shares of Jarden common stock and receive the merger consideration based on the number of Jarden shares into which the convertible notes are convertible, inclusive of the makewhole premium. Shares of Newell Rubbermaid common stock issuable to the holders of Jarden’s convertible notes are also included in these calculations. See Note 1 and Note 4 for more information about the treatment of share-based compensation and the convertible notes, respectively.

Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

The adjustments included in the unaudited pro forma condensed combined balance sheet are as follows:

(G) Cash and Cash Equivalents

The unaudited pro forma adjustment to cash and cash equivalents is calculated as follows (in millions):

Proceeds from additional indebtedness	$9,462
Financing fees	(64)
Transaction advisory costs, executive compensation costs and other	(102)
Cash portion of total merger consideration	(5,451)
Repayment of Jarden debt based on change-in-control provisions, including accrued interest	(4,588)
Cash to settle Jarden’s interest rate hedging contracts	(7)

Total adjustment to cash and cash equivalents	$(750)

Components of the adjustment include an increase in cash resulting from new debt expected to be incurred in connection with the first merger and a decrease in cash resulting from repayment of Jarden debt, the cash component of the total merger consideration and estimated financing fees for the term loan facility, bridge credit facility and the financing that would replace financing available under the bridge credit facility. The pro forma adjustment reflects the use of $750 million of available balance sheet cash and cash equivalents for the cash requirements of the merger transactions.

The $9.5 billion of new debt expected to be incurred in connection with the first merger represents $1.5 billion from the term loan facility and $8.0 billion from an expected offering of newly issued debt securities.

The $64 million to be used for financing fees consists of issuance costs for the term loan facility and expected offering of newly issued debt securities.

The $5.5 billion cash component of the total merger consideration represents $21 per Jarden share multiplied by the 259.6 million shares of Jarden common stock expected to be cancelled and exchanged in the first merger, which includes shares of Jarden common stock expected to be issued to holders of Jarden’s convertible notes.

The $4.6 billion of cash expected to be used for the repayment of Jarden debt includes amounts for the payment of principal, accrued interest and the change-in-control premium for all of Jarden’s outstanding debt at December 31, 2015, except for the two series of Jarden senior notes Newell Rubbermaid expects to continue as outstanding indebtedness of Newell Rubbermaid after completion of the first merger as described in Note 1.

Certain existing interest rate hedging contracts of Jarden are expected to be settled shortly after the completion of the first merger. Net cash used to settle these contracts and the elimination of the derivative liability is $7 million.

(H) Inventories

The unaudited pro forma adjustment of $411 million represents the step-up of Jarden’s inventory balance to the preliminary estimated fair value of approximately $2.2 billion as of December 31, 2015. As raw materials inventory was assumed to be at fair value, the adjustment is related to work-in-process and finished goods inventory. The preliminary fair value of Jarden’s work-in process and finished goods inventory was estimated based on procedures performed during due diligence and Newell Rubbermaid’s and Jarden’s historical experience with fair value adjustments to inventories in similar transactions.

(I) Prepaid Expenses and Other

The unaudited pro forma adjustment to prepaid expenses and other of $9 million reflects current income tax benefits associated with $40 million of estimated transaction advisory costs that Newell Rubbermaid had not incurred as of December 31, 2015 and $64 million of cash and other consideration due to Jarden’s executive officers upon completion of the merger transactions and the write-off, net of tax, of $46 million of capitalized bridge credit facility costs. The tax benefit adjustments of $15 million for advisory costs, $24 million for executive compensation and $17 million for bridge credit facility costs were estimated at a 37.5% tax rate since the costs are expected to be incurred in the U.S. and Newell Rubbermaid anticipates generating sufficient earnings to realize the income tax benefits.

The unaudited pro forma adjustment to prepaid expenses and other is summarized as follows (in millions):

Write-off capitalized bridge credit facility costs	$(46)
Tax benefit of bridge credit facility costs	17
Tax benefit of advisory costs associated with the merger transactions	15
Tax benefit of Jarden executive compensation	24
Other	(1)

$9

(J) Property, Plant and Equipment, Net

The unaudited pro forma adjustment to property, plant and equipment, net represents the reclassification of $49 million of capitalized software from property, plant and equipment, net to other intangibles, net, and the $242 million adjustment to increase Jarden’s property, plant and equipment to its estimated fair value, as follows (dollars in millions):

	As Reported (1)	Estimated Adjustment	Estimated Fair Value	Estimated Weighted- Average Depreciable Life
Land	$56	$1	$57	N/A
Buildings and improvements	304	37	341	30 years
Machinery and equipment	665	204	869	12 years

Total	$1,025	$242	$1,267

(1)	Excludes $49 million of capitalized software that was reclassified to other intangibles, net.

(K) Goodwill

Goodwill reflects the preliminary estimate of the excess of the total merger consideration to be paid by Newell Rubbermaid over the fair value of Jarden’s identifiable assets and liabilities. The estimated total merger consideration to be paid by Newell Rubbermaid to complete the first merger, based on the closing price of Newell Rubbermaid common stock on March 1, 2016 (the most recent practicable date), and the excess of the purchase price over the estimated fair value of the identifiable net assets is calculated as follows (in millions):

Total merger consideration	$14,293
Less fair value of Jarden’s identifiable net assets and liabilities, including repayments of debt	(3,673)

Total new goodwill	10,620
Less Jarden historical goodwill	(4,260)

Pro forma goodwill adjustment	$6,360

See Notes 4 and 5 for details regarding the effects of changes in the price of Newell Rubbermaid common stock and the preliminary estimated fair values of Jarden’s assets and liabilities.

(L) Other Intangible Assets, Net

The unaudited pro forma adjustment reflects the step-up to the preliminary estimated fair value of Jarden’s identifiable intangible assets from the respective carrying values reported by Jarden as of December 31, 2015. The intangible assets primarily consist of trade names and trademarks, customer relationships and distribution channels, and intellectual property, as follows (dollars in millions):

	As Reported	Adjustment	Estimated Fair Value	Estimated Weighted- Average Useful Life
Indefinite-lived trade names and trademarks	$2,426	$2,425	$4,851	N/A
Amortizable trade names and trademarks	12	37	49	20 years
Customer relationships and distribution channels	1,593	741	2,334	17 years
Intellectual property	47	186	233	7 years
Other intangible assets	17	41	58	4 years

Total	$4,095	$3,430	$7,525

A significant amount of the trade names and trademarks are expected to have an indefinite life, and certain trade names and trademarks deemed not to have an indefinite life are expected to be amortized on a straight-line basis over estimated useful lives that will generally range from 10 to 30 years. A substantial majority of the trade names and trademarks are expected to be indefinite-lived intangible assets, as these assets have no legal, contractual, regulatory, economic or other competitive limiting factors and Newell Rubbermaid expects to use them for the foreseeable future. The portion of the estimated fair value of trade names and trademarks allocated to indefinite-lived and amortizable assets was based on Newell Rubbermaid’s and Jarden’s historical experience in allocating value to acquired trade names and trademarks for transactions in the consumer products industry.

The estimated fair value of customer relationship and distribution channel intangible assets is expected to be amortized on a straight-line basis over estimated useful lives that will generally range from 10 to 25 years, and the estimated fair value of intellectual property intangible assets is expected to be amortized on a straight-line basis over estimated useful lives that will generally range from 5 to 10 years, subject to the finalization of the allocation of the total merger consideration. The estimated amortizable life of customer relationships and distribution channels was determined after consideration of Jarden’s historical experience in assigning lives to its acquired intangible assets. Based on due diligence, Newell Rubbermaid currently believes that Jarden’s customers and distribution channels have demonstrated consistent buying patterns for many years and a number of the customer relationships and distribution channels have existed for decades.

See Note 5, Note 6(A) and Note 6(B) for a discussion of the possible effects of changes in the preliminary fair value and estimated remaining weighted-average useful lives of Jarden’s intangible assets compared to those presented in the unaudited pro forma condensed combined financial statements, including the effects on the calculation of pro forma amortization expense.

The pro forma adjustment for other intangible assets, net also includes $49 million of capitalized software reclassified from property, plant and equipment.

(M) Other Assets

The unaudited pro forma adjustment to other assets is calculated as follows (in millions):

Elimination of Jarden’s unamortized debt issuance costs	$(53)
Capitalized financing costs related to additional indebtedness	64

Total pro forma adjustment	$11

The pro forma adjustment reflects the elimination of unamortized debt issuance costs associated with existing Jarden debt expected to be repaid in connection with the first merger; the unamortized debt issuance costs associated with Jarden debt expected to remain outstanding since it will be adjusted to fair value; and unamortized debt issuance costs associated with Jarden’s three series of convertible notes due to the expected conversion of the convertible notes into shares of Jarden common stock. The pro forma adjustment also includes the addition of financing costs expected to be incurred by Newell Rubbermaid relating to the expected additional indebtedness to be incurred in connection with the first merger, including the term loan facility and the completion of an offering of newly issued debt securities.

(N) Other Accrued Liabilities

The unaudited pro forma adjustment to other accrued liabilities is calculated as follows (in millions):

Other Accrued Liabilities
Accrued executive compensation	$22
Settlement of Jarden’s accrued interest on Jarden debt to be repaid	(17)
Settlement of liabilities related to Newell Rubbermaid’s accrued transaction costs	(11)

Total pro forma adjustment	$(6)

The unaudited pro forma adjustment reflects an increase in accrued liabilities associated with compensation arrangements with certain Jarden executives, and such compensation-related liabilities are triggered upon completion of the first merger. The unaudited pro forma adjustment reflects the payment of Jarden’s accrued interest on debt expected to be repaid upon completion of the first merger and the settlement of Newell Rubbermaid’s transaction costs for the merger transactions that were accrued as of December 31, 2015.

(O) Debt

The unaudited pro forma debt adjustments are classified between short-term debt, current portion of long-term debt and long-term debt as follows (in millions):

	Short-term Debt	Current Portion of Long-term Debt	Long-term Debt
Fair value adjustment to Jarden debt expected to be retained	$—	$—	$27
Conversion of Jarden’s convertible notes	—	—	(1,195)
Repayment of certain Jarden debt	(594)	—	(3,971)
Newell Rubbermaid borrowings pursuant to term loan facility	—	75	1,425
Newell Rubbermaid newly issued debt securities	—	—	7,962

Total pro forma adjustment	$(594)	$75	$4,248

Adjustments to Jarden debt include a fair value adjustment in the amount of $23 million and elimination of unamortized debt discount of $4 million associated with the two series of Jarden senior notes outstanding at December 31, 2015 that are expected to continue as outstanding indebtedness of Newell Rubbermaid after completion of the merger transactions. The fair value of this debt is likely to fluctuate until the first merger is completed. See Note 1 for further information on the Jarden debt expected to remain outstanding after completion of the merger transactions.

Due to the expected repayment of certain Jarden debt upon completion of the first merger and the expected conversion of Jarden’s three series of convertible notes, the adjustment reflects the elimination of $5,760 million of outstanding Jarden debt at Jarden’s book value.

The pro forma adjustment also includes an estimated $9,462 million of debt expected to be incurred by Newell Rubbermaid primarily to repay the Jarden debt, fund transaction-related cash requirements and fund the cash portion of the total merger consideration. Newell Rubbermaid has entered into the bridge commitment letter contemplating the bridge credit facility and the term loan facility to provide for this financing. The unaudited pro forma condensed combined financial statements have been prepared assuming that Newell Rubbermaid will complete an offering of newly issued debt securities based on current market conditions and, as a result, will not borrow any amounts under the bridge credit facility. Any borrowings under the bridge credit facility would be classified as short-term debt in current liabilities. The $75 million current portion of long-term debt adjustment reflects the expected provisions of the term loan facility, which require 5% of the expected $1.5 billion of borrowings under the term loan facility to be repaid within one year of borrowing.

(P) Deferred Income Tax Liabilities

The unaudited pro forma adjustment to deferred income tax liabilities is calculated as follows (in millions):

Net impact to deferred tax liabilities associated with Jarden’s inventory, property, plant and equipment and identifiable intangible assets	$1,531
Debt discount on Jarden’s convertible notes	(97)
Jarden deferred tax liability associated with goodwill	(169)
Fair value adjustment to Jarden’s U.S. pension liabilities	(14)
Other, net	(2)

Total pro forma adjustment	$1,249

The unaudited pro forma adjustment reflects the change in net deferred income tax liabilities arising from the fair value adjustments to Jarden’s assets and liabilities. Deferred income tax adjustments arising from fair value adjustments have been estimated at the combined statutory U.S. federal and state tax rate of 37.5%.

Newell Rubbermaid expects the holders of the three series of Jarden convertible notes to convert the Jarden convertible notes into shares of Jarden common stock in connection with the completion of the first merger, and accordingly, the deferred tax liabilities associated with the debt discount on the Jarden convertible notes will be eliminated upon conversion. The unaudited pro forma adjustment also includes a reduction in deferred tax liabilities to eliminate Jarden’s deferred tax liability associated with goodwill and a fair value adjustment to Jarden’s U.S. pension liabilities at a rate of 37.5%.

(Q) Other Noncurrent Liabilities

The unaudited pro forma adjustment to other noncurrent liabilities is calculated as follows (in millions):

Fair value adjustment to Jarden’s U.S. pension liabilities	$38
Fair value adjustment to Jarden’s deferred rent liabilities	(16)
Settlement of liabilities related to Jarden’s interest rate hedging contracts	(7)
Reclassification of noncontrolling interests to Stockholders’ equity attributable to noncontrolling interests	(26)

Total pro forma adjustment	$(11)

The unaudited pro forma adjustment reflects adjustments to Jarden’s U.S. net pension liabilities based on adjusting the plan assets and liabilities to estimated fair value as of December 31, 2015, including the impacts of estimating pension liabilities using mortality tables used by Newell Rubbermaid. The unaudited pro forma adjustment also includes an adjustment to Jarden’s deferred rent liabilities based on the preliminary estimated fair value of Jarden’s lease arrangements. The unaudited pro forma adjustment also includes the settlement of Jarden’s interest rate hedging contracts. See Note 6(G) for additional detail concerning the settlement of Jarden’s interest rate hedging contracts.

(R) Stockholders’ Equity

The pro forma balance sheet reflects the elimination of Jarden’s historical equity balances and the issuance of approximately 223.8 million shares of Newell Rubbermaid common stock expected to be issued in the first merger (based upon the number of shares of Jarden common stock outstanding, the number of shares underlying equity compensation awards outstanding or to be granted pursuant to executive compensation arrangements, and shares underlying the convertible notes). The unaudited pro forma adjustment to common stock, additional paid-in capital and retained earnings is calculated as follows (in millions):

	Common Stock	Additional Paid-in Capital	Retained Earnings
Elimination of Jarden historical balance	$(3)	$(4,094)	$(1,431)
Issuance of Newell Rubbermaid common stock, net of issuance costs	224	8,614	—
Estimated transaction advisory costs	—	—	(40)
Bridge credit facility costs	—	—	(52)
Tax benefit of transaction advisory costs and bridge credit facility costs	—	—	32

Total pro forma adjustment	$221	$4,520	$(1,491)

Retained earnings were reduced for estimated transaction advisory costs and costs related to the bridge credit facility, net of the estimated tax effects related to these one-time costs. The estimated transaction advisory costs and bridge credit facility costs have been excluded from the unaudited condensed combined pro forma statement of operations as they reflect charges directly attributable to the mergers that will not have an ongoing impact on the combined company. Newell Rubbermaid had accrued and expensed $10 million of transaction costs associated with the merger transactions as of December 31, 2015.

(S) Stockholders’ Equity Attributable to Noncontrolling Interests

The adjustment to stockholders’ equity attributable to noncontrolling interests represents a reclassification of Jarden’s noncontrolling interests of $26 million from other noncurrent liabilities.

Note 7. Other Acquisitions and Transactions

Since January 1, 2015, each of Newell Rubbermaid and Jarden have completed a number of acquisitions and related financing transactions, including the incurrence of debt and, in the case of Jarden the issuance of Jarden common stock, which have been included in their respective results of operations since the date of each such transaction. All of the acquisitions are insignificant individually to each of Newell Rubbermaid and Jarden, as applicable, and are collectively insignificant to Newell Rubbermaid and Jarden, as applicable, in 2015. The acquisitions include Newell Rubbermaid’s October 2015 acquisition of Elmer’s Products, Inc. for $600 million and Jarden’s (i) November 2015 acquisition of Visant Holding Corp., the parent company of Jostens, Inc. and other entities comprising the Jostens business, for approximately $1.5 billion and (ii) July 2015 acquisition of Waddington Group, Inc. for $1.35 billion. Although the other acquisitions and related financing transactions are reflected in each of Newell Rubbermaid’s and Jarden’s actual historical financial results since the date of each respective transaction, pro forma effect is not given to any of such acquisitions or any related financing activities in the accompanying unaudited pro forma condensed combined financial statements.

DESCRIPTION OF NEWELL RUBBERMAID CAPITAL STOCK

The following is a summary of the material terms of Newell Rubbermaid’s capital stock. Because it is only a summary, it may not contain all of the information that may be important to you and is qualified in its entirety by reference to the Newell Rubbermaid articles of incorporation and bylaws. Accordingly, you should read the more detailed provisions of the Newell Rubbermaid articles of incorporation and bylaws.

Authorized Shares

Newell Rubbermaid’s authorized capital stock consists of 800,000,000 shares of common stock and 10,000,000 shares of preferred stock. As of March 1, 2016 there were 268,069,317 shares of common stock (net of treasury shares) outstanding and no shares of preferred stock outstanding.

Common Stock

Voting. Holders of Newell Rubbermaid common stock vote as a single class on all matters submitted to a vote of the stockholders, with each share of common stock entitled to one vote.

Dividends. Holders of Newell Rubbermaid common stock are entitled to receive the dividends that may be declared from time to time by the Newell Rubbermaid board out of funds legally available therefor. The rights of holders of Newell Rubbermaid common stock to receive the dividends are subject to the prior rights of holders of any issued and outstanding preferred stock that may be issued in the future.

Other Provisions. Upon liquidation (whether voluntary or involuntary) or a reduction in Newell Rubbermaid’s capital which results in any distribution of assets to stockholders, the holders of Newell Rubbermaid common stock are entitled to receive, pro rata according to the number of shares held by each, all of the assets of Newell Rubbermaid remaining for distribution after payment to creditors and the holders of any issued and outstanding preferred stock of the full preferential amounts to which they are entitled. The common stock has no preemptive or other subscription rights and there are no other conversion rights or redemption provisions with respect to the shares.

Transfer Agent and Registrar. The transfer agent and registrar for Newell Rubbermaid common stock is Computershare Investor Services.

Preferred Stock

Newell Rubbermaid may issue, without further authorization from Newell Rubbermaid’s stockholders, up to 10,000,000 shares of preferred stock in one or more series. The board of directors may determine at the time of creating each series:

•	dividend rights and rates;

•	voting and conversion rights;

•	redemption provisions;

•	liquidation preferences; and

•	other relative, participating, optional or other special rights, qualifications, limitations or restrictions of the series.

The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of Newell Rubbermaid. Any such issuance of additional stock could have the effect of diluting the earnings per share and book value per share of outstanding shares of Newell Rubbermaid common stock, and such additional shares could be used to dilute the stock ownership or voting rights of persons seeking to obtain control of Newell Rubbermaid. The issuance of Newell Rubbermaid preferred stock with voting and conversion rights may adversely affect the voting power of the holders of Newell Rubbermaid common stock, including the loss of voting control to others.

Provisions With Possible Anti-Takeover Effects

Section 203 of the DGCL prohibits a Delaware corporation from engaging in a “business combination” with an “interested stockholder” (i.e., a stockholder owning 15% or more of the corporation’s outstanding voting stock) for three years following the time that the “interested stockholder” becomes such, under certain circumstances and subject to certain exceptions. Newell Rubbermaid has not opted out of Section 203 of the DGCL in its certificate of incorporation or bylaws and is therefore governed by the terms of this provision of the DGCL.

In addition, the Newell Rubbermaid certificate of incorporation and the Newell Rubbermaid bylaws contain provisions that may be viewed as having an anti-takeover effect. The Newell Rubbermaid certificate of incorporation and the Newell Rubbermaid bylaws contain provisions that may reduce surprise and disruptive tactics at stockholders’ meetings. The Newell Rubbermaid certificate of incorporation provides that no action may be taken by stockholders except at an annual meeting or special meeting. A special meeting may not be called directly by stockholders but rather only upon written request to the Newell Rubbermaid board by holders of at least fifteen percent of the outstanding voting stock of Newell Rubbermaid in accordance with certain notification procedures and other specified requirements in the Newell Rubbermaid bylaws. In addition, a stockholder must give written notice to Newell Rubbermaid of an intention to nominate a director for election at an annual meeting 90 days before the anniversary date of the immediately preceding annual meeting. Each of these provisions tends to make a change of control of the board of directors more difficult and time consuming.

Director Nominations and Stockholder Proposals

The Newell Rubbermaid bylaws provide that Newell Rubbermaid stockholders may propose business to be brought before a meeting of stockholders or nominate directors only if they provide notice not less than 90 days prior to the anniversary date of the previous year’s annual meeting of Newell Rubbermaid stockholders. Additionally, beginning in 2017, qualifying stockholders may include their director nominees in Newell Rubbermaid’s proxy materials by complying with the ownership, notice, and other relevant requirements of the proxy access bylaw provision adopted by the Newell Rubbermaid board in February 2016. Written notices regarding the inclusion of stockholder director nominees in Newell Rubbermaid’s proxy materials must be submitted not more than 120 days and not less than 90 days prior to the anniversary date of the immediately preceding annual meeting of stockholders.

Exchange Listing

Newell Rubbermaid common stock is currently listed on NYSE under the symbol “NWL.”

DESCRIPTION OF JARDEN CAPITAL STOCK

The following is a summary of the material terms of Jarden’s capital stock. Because it is only a summary, it may not contain all of the information that may be important to you and is qualified in its entirety by reference to the Jarden certificate of incorporation. Accordingly, you should read the more detailed provisions of the Jarden certificate of incorporation.

Common Stock

Authorized Common Stock. The Jarden certificate of incorporation authorizes 500,000,000 shares of common stock, par value $0.01 per share. As of March 1, 2016, there were approximately 219,388,050 shares of Jarden common stock outstanding (including 582,156 shares of restricted common stock not eligible to vote at the Jarden special meeting).

Voting Rights. The holders of Jarden common stock are entitled to one vote for each share on all matters voted on by Jarden stockholders, including the election of directors. No holders of Jarden common stock have any right to cumulative voting.

Board of Directors. Historically, the Jarden board was divided into three classes of directors having staggered three-year terms of office. At the Jarden 2014 annual meeting of stockholders, Jarden stockholders approved an amendment to the Jarden certificate of incorporation to phase out the classification of the Jarden board as of the Jarden 2017 annual meeting of stockholders. At that time, all directors will be elected annually to one-year terms expiring at the next annual meeting, or until their successors are elected and qualified. Until that time (or until the earlier consummation of the merger transactions), directors in each of the three classes will serve until all of the Jarden directors are up for reelection in 2017.

Dividend Rights. Subject to any preferential rights of any outstanding series of preferred stock created by the Jarden board, the holders of Jarden common stock will be entitled to such dividends as may be declared from time to time by the Jarden board from funds available therefor. Jarden currently does not, and does not intend to, pay cash dividends on Jarden common stock. Furthermore, Jarden’s senior secured credit facility and the indentures governing Jarden’s senior notes and senior subordinated notes contain restrictions that limit Jarden’s ability to pay dividends.

Rights Upon Liquidation. In the event of a liquidation, dissolution or winding up of Jarden, the holders of Jarden common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any outstanding preferred stock.

Preemptive Rights. Holders of Jarden common stock have no preemptive rights or rights to convert their shares of Jarden common stock into any other securities.

Other Rights. There are no redemption or sinking fund provisions applicable to Jarden common stock.

Transfer Agent. Computershare is the transfer agent and registrar for shares of Jarden common stock.

Preferred Stock

Authorized Preferred Stock. As of March 1, 2016, there were no shares of Jarden preferred stock outstanding. The Jarden certificate of incorporation authorizes 5,000,000 shares of preferred stock, par value $0.01 per share, 250,000 of which has been designated as Series A Junior Participating Preferred Stock. Under the Jarden certificate of incorporation, the Jarden board may direct the issuance of shares of preferred stock, in one or more series and with rights, preferences, privileges and restrictions, including dividend rights, voting rights, conversion rights, terms of redemption and liquidation preferences, that may be fixed or designated by the Jarden board without any further vote or action by the Jarden stockholders. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of Jarden. Any such issuance of additional stock could have the effect of diluting the earnings per share and book value per share of outstanding shares of Jarden common stock, and such additional shares could be used to dilute the stock ownership or voting rights of persons seeking to obtain control of Jarden. The issuance of Jarden preferred stock with voting and conversion rights may adversely affect the voting power of the holders of Jarden common stock, including the loss of voting control to others.

Anti-Takeover Effects

Section 203 of the DGCL prohibits a Delaware corporation from engaging in a “business combination” with an “interested stockholder” (i.e., a stockholder owning 15% or more of the corporation’s outstanding voting stock) for three years following the time that the “interested stockholder” becomes such, under certain circumstances and subject to certain exceptions. Jarden has not opted out of Section 203 of the DGCL in its certificate of incorporation or bylaws and is therefore governed by the terms of this provision of the DGCL.

Director Nominations and Stockholder Proposals

The Jarden bylaws provide that Jarden stockholders may propose business to be brought before a meeting of stockholders or nominate directors only if they provide notice not less than 90 days nor more than 120 days prior to the anniversary date of the previous year’s annual meeting of Jarden stockholders. However, in the event that no Jarden annual meeting was held in the previous year or the date of the annual meeting is more than 30 days before or after the anniversary date of the previous year’s annual meeting, notice by the Jarden stockholder must be received not later than the close of business on the 10th day following the date on which the public announcement of the date of such meeting was first made.

Exchange Listing

Jarden common stock is currently listed on NYSE under the symbol “JAH.”

COMPARISON OF STOCKHOLDERS’ RIGHTS

Newell Rubbermaid and Jarden are both Delaware corporations subject to the provisions of the DGCL. At the effective time of the first merger, each share of Jarden common stock (other than dissenters’ shares or treasury shares held by Jarden and any shares of Jarden common stock owned by any Jarden subsidiary, Newell Rubbermaid or Newell Rubbermaid subsidiary) will be converted into the right to receive the merger consideration, consisting of (1) 0.862 of a fully paid and nonassessable share of Newell Rubbermaid common stock plus (2) $21.00 in cash. As a result, Jarden stockholders will become stockholders of Newell Rubbermaid (to be renamed Newell Brands) and will have their rights as stockholders governed by the Newell Brands certificate of incorporation and the Newell Brands bylaws, which are expected to be substantially similar to the Newell Rubbermaid certificate of incorporation and Newell Rubbermaid bylaws other than to reflect the name change to “Newell Brands.” The Newell Brands certificate of incorporation and the Newell Brands bylaws will differ from the Jarden certificate of incorporation and the Jarden bylaws that currently govern the rights of Jarden stockholders.

Set forth below are the material differences between the rights of a holder of Newell Rubbermaid common stock under the Newell Rubbermaid certificate of incorporation and the Newell Rubbermaid bylaws, on the one hand, and a holder of Jarden common stock under the Jarden certificate of incorporation and the Jarden bylaws, on the other hand.

The following summary does not reflect any rules of NYSE or any federal securities laws that may apply to Newell Rubbermaid or Jarden in connection with the matters discussed. In addition, this summary does not purport to be a complete discussion of, and is qualified in its entirety by reference to, the DGCL and the constituent documents of Newell Rubbermaid and Jarden.

Newell Rubbermaid	Jarden
Authorized Capital

•      800,000,000 shares of common stock, par value $1.00 per share.

•      10,000,000 shares of preferred stock, 9,990,000 of which have a par value of $1.00 and 10,000 of which have no par value. No shares of Newell Rubbermaid preferred stock are outstanding as of the date of this joint proxy statement/prospectus.

Under the Newell Rubbermaid certificate of incorporation, the Newell Rubbermaid board has the authority to issue preferred stock in one or more series and to establish the designations, preferences and rights, including voting rights, of each series.

•      500,000,000 shares of common stock, par value $0.01 per share.

•      5,000,000 shares of preferred stock, par value $0.01 per share, of which 250,000 are designated as Series A Junior Participating Preferred Stock. No shares of Jarden preferred stock are outstanding as of the date of this joint proxy statement/prospectus.

Under the Jarden certificate of incorporation, the Jarden board has the authority to issue preferred stock in one or more series and to establish the designations, preferences and rights, including voting rights, of each series.

Voting Rights
Each holder of Newell Rubbermaid common stock is entitled to one vote per share.	Each holder of Jarden common stock is entitled to one vote per share.

Quorum
Holders of shares of Newell Rubbermaid stock entitled to cast a majority of the total votes that all of the outstanding shares of Newell Rubbermaid stock would be entitled to cast at a meeting, represented in person or proxy, constitute a quorum at any meeting of stockholders.	Neither Jarden’s certificate of incorporation or bylaws expressly set quorum requirements for a meeting of stockholders. Under the DGCL, a majority of the shares of Jarden stock entitled to vote constitute a quorum at any meeting of stockholders.

Newell Rubbermaid	Jarden
Number of Directors and Size of Board

•      The Newell Rubbermaid bylaws provide that the size of the Newell Rubbermaid board will be set by the Newell Rubbermaid board, but may not be less than nine nor more than 13 members.

•      Immediately after the effective time of the first merger, the Newell Rubbermaid board is expected to be comprised of the nine members of the Newell Rubbermaid board elected to the board at the Newell Rubbermaid annual meeting and three representatives from the Jarden board. An additional independent director will be appointed subsequent to the completion of the first merger, at which time the size of the Newell Rubbermaid board will be expanded to 13 directors.

•      The Jarden certificate of incorporation provides that the size of the Jarden board may be set by the Jarden bylaws, but may not be less than two nor more than ten members.

•      The size of the Jarden board is set at ten directors. The Jarden board currently has nine directors.

Term of Directors
The members of the Newell Rubbermaid board are elected for one-year terms, to serve until their successors are duly elected and qualified.	The Jarden board is divided into three classes. Jarden amended its certificate of incorporation and bylaws in 2014 to phase-in the declassification of the board of directors. Pursuant thereto, at the 2015 annual meeting of stockholders, the class of directors standing for election was elected for a term expiring at the annual meeting to be held in 2017. If the first merger is not completed and Jarden holds its 2016 annual meeting of stockholders, the class of directors standing for election will be elected for a term expiring at the 2017 annual meeting of stockholders. Commencing with the 2017 annual meeting of stockholders, if held, directors will be elected for one-year terms, to serve until their successors are duly elected and qualified.

Election of Directors
The Newell Rubbermaid bylaws provide that, at any meeting for the election of directors at which a quorum is present, each director is elected by a majority of the votes cast with respect to that director’s election; however, in the case of a contested election (where the number of nominees as of the date that is ten days prior to the date that Newell Rubbermaid first mails its notice of such meeting to the stockholders exceeds the number of directors to be elected), directors are elected by a plurality of the votes cast.	The Jarden certificate of incorporation and the Jarden bylaws do not expressly provide a method by which directors are elected. As a result, under the DGCL, at any meeting for the election of directors at which a quorum is present, Jarden directors are elected by a plurality of votes cast.

Newell Rubbermaid	Jarden
Removal of Directors
The Newell Rubbermaid certificate of incorporation provides that directors may be removed from office at any time, with or without cause, by the affirmative vote of a majority of the shares entitled to vote in the election of directors.

•      The Jarden certificate of incorporation provides that directors of Jarden may only be removed for cause by the affirmative vote of the holders of least three-fourths of the combined voting power of the outstanding shares of Jarden stock entitled to vote generally in the election of directors, voting together as a single class.

•      Under the DGCL, such provision may only be applied to a board that is classified. Therefore, in the event that the first merger is not completed, following the 2017 annual meeting of stockholders, Jarden directors may be removed with or without cause by the affirmative vote of a majority of the shares then entitled to vote at an election of directors.

Stockholder Action by Written Consent
The Newell Rubbermaid certificate of incorporation provides that Newell Rubbermaid stockholders can only take action at a meeting.	Under the DGCL, unless a company’s certificate of incorporation expressly prohibits action by the written consent of stockholders, any action required or permitted to be taken by its stockholders at a duly called annual or special meeting may be taken by written consent executed by stockholders possessing the requisite votes for the action to be taken at a meeting at which all shares entitled to vote thereon were present and voted. Jarden’s certificate of incorporation does not expressly prohibit action by the written consent of stockholders.

Amendment of Certificate of Incorporation
The Newell Rubbermaid certificate of incorporation provides that the certificate of incorporation may be amended in the manner prescribed by statute. Under the DGCL, a company’s certificate of incorporation generally may be amended by the affirmative vote of a majority of the outstanding stock entitled to vote on such amendment.

In addition to the requirements under the DGCL, the Jarden certificate of incorporation requires the affirmative vote of at least three-fourths of the combined voting power of the outstanding stock entitled to vote in the election of directors, voting together as a single class, to amend provisions of the Jarden certificate of incorporation related to:

•      the authority of the Jarden board to issue and determine the rights and preferences of a series of preferred stock;

•      the number, term and qualifications of directors;

•      filling vacancies on the Jarden board of directors;

•      removing directors;

•      the authority of the Jarden board to make, amend or repeal the Jarden bylaws;

•      exculpation from liability of Jarden directors for breaches of fiduciary duty; and

Newell Rubbermaid	Jarden
• the approval of related party business combinations.

Amendment of Bylaws
The Newell Rubbermaid certificate of incorporation and the Newell Rubbermaid bylaws provide that the Newell Rubbermaid bylaws may be amended by the affirmative vote of a majority of the whole board of directors. Under the DGCL, Newell Rubbermaid stockholders may amend the Newell Rubbermaid bylaws by a vote of holders of a majority of shares entitled to vote that are represented at a meeting where a quorum is present and an amendment is voted upon.	The Jarden certificate of incorporation and the Jarden bylaws provide that the Jarden bylaws may be amended by the Jarden board at any regular or special meeting. Under the DGCL, Jarden stockholders may amend the Jarden bylaws by a vote of holders of a majority of shares entitled to vote that are represented at a meeting where a quorum is present and an amendment is voted upon.

Notice Requirements for Stockholder Nominations and Proposals

In order to submit any business at an annual meeting of stockholders (including the nomination of a director), the Newell Rubbermaid bylaws generally require a stockholder to give notice of such business in writing to the Corporate Secretary of Newell Rubbermaid so that such written notice is received at the principal executive offices of Newell Rubbermaid not less than 90 days prior to the anniversary date of the immediately preceding annual meeting of stockholders. The Newell Rubbermaid bylaws further describe the information that a stockholder must provide in such notice, which generally relates to the stockholder submitting the notice (and any beneficial owner on whose behalf the nomination or proposal of business is being made), the Newell Rubbermaid securities held by such stockholder, and the director nominee or other business desired to be brought before the annual meeting.

Additionally, beginning in 2017, qualifying stockholders may include their director nominees in Newell Rubbermaid’s proxy materials by complying with the ownership, notice, and other relevant requirements of the proxy access bylaw provision adopted by the Newell Rubbermaid board in February 2016. Written notices regarding the inclusion of stockholder director nominees in Newell Rubbermaid’s proxy materials must be submitted not more than 120 days and not less than 90 days prior to the anniversary date of the immediately preceding annual meeting of stockholders.

In order to submit any business at an annual meeting of stockholders (including the nomination of a director), the Jarden bylaws generally require a stockholder to give timely notice of such business in writing to the Secretary of Jarden. To be timely, a stockholder’s written notice must be delivered or mailed to the Secretary of Jarden so that it is received not less than 90 and not more than 120 days prior to the anniversary date of the immediately preceding annual meeting, or if the date of the meeting is not within 30 days before or after such anniversary date, then such notice must be received not later than the tenth day after the first public announcement of the date of the meeting. The Jarden bylaws further describe the information that a stockholder must provide in such notice, which generally relates to the stockholder submitting the notice, the Jarden stock held by such stockholder, and the director nominee or the other business desired to be brought before the annual meeting.

Newell Rubbermaid	Jarden
Right to Call a Special Meeting of Stockholders

The Newell Rubbermaid bylaws provide that a special meeting of stockholders may be called:

•      by the Newell Rubbermaid board or the chairman of the board or president of Newell Rubbermaid; and

•      by the Newell Rubbermaid board upon the written request of stockholders representing at least fifteen percent of the outstanding voting stock of Newell Rubbermaid, provided that (1) the shares held by the requesting stockholders meet certain requirements in the Newell Rubbermaid bylaws, including a requirement that such shares were held continuously for at least one year prior to the date of the special meeting request, and (2) the special meeting request includes the information specified in the Newell Rubbermaid bylaws, pertains to a permissible topic under the Newell Rubbermaid bylaws and is delivered to the Corporate Secretary of Newell Rubbermaid in the form and manner prescribed by the Newell Rubbermaid bylaws.

The Jarden bylaws provide that a special meeting of stockholders may be called by the chief executive officer or the Jarden board or as otherwise may be required by law.

Limitation of Personal Liability of Directors

The Newell Rubbermaid certificate of incorporation and bylaws provide that no director will be personally liable to Newell Rubbermaid or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

•      a breach of the director’s duty of loyalty to Newell Rubbermaid or its stockholders;

•      acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•      the payment of a dividend or the approval of a stock repurchase or redemption which is unlawful under the DGCL; or

•      any transaction from which the director derived an improper personal benefit.

If the DGCL is amended to further eliminate or limit, or to authorize further elimination or limitation of, the personal liability of directors for breach of fiduciary duty, then the personal liability of the directors of Newell Rubbermaid will be limited to the full extent permitted by the DGCL, as amended.

The Jarden certificate of incorporation provides that no director will be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

•      a breach of the director’s duty of loyalty to Jarden or its stockholders;

•      acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•      the payment of a dividend or the approval of a stock repurchase or redemption which is unlawful under the DGCL; or

•      any transaction from which the director derived an improper personal benefit.

Newell Rubbermaid	Jarden
Indemnification
The Newell Rubbermaid certificate of incorporation and the Newell Rubbermaid bylaws provide that Newell Rubbermaid will indemnify its directors and officers to the fullest extent permitted by the DGCL, against liability and expenses incurred in an action or proceeding by reason of the fact that such person is or was a director or officer of Newell Rubbermaid if such person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interest of Newell Rubbermaid (and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful), provided that in the event of an action against such director or officer by or in the right of Newell Rubbermaid, no indemnification will be made in respect of an action or proceeding as to which such person was adjudged liable to Newell Rubbermaid unless and only to the extent that a court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses that the court deems proper.

The Jarden bylaws provide that Jarden will indemnify its directors, officers and employees to the fullest extent permitted by the DGCL, against liability and expenses incurred in an action or proceeding by reason of the fact that such person is or was a director, officer or employee of Jarden, if such person acted in good faith and in a manner reasonably believed to be in, or at least not opposed to, the best interest of Jarden (or, with respect to any criminal action or proceeding, had reasonable cause to believe his or her conduct was lawful, or at least had no reasonable cause to believe his or her conduct was unlawful).

However, the Jarden certificate of incorporation provides that Jarden will not indemnify any officer, director or employee (1) for any amount paid or payable to Jarden for or based upon the director, officer or employee having gained a profit or advantage to which he or she was not legally entitled, (2) for any amount paid or payable to Jarden for an accounting of profits made from the purchase or sale of Jarden securities by insiders within a six month period, or (3) where indemnification would be in violation of Delaware or U.S. law.

Additionally, the Jarden bylaws provide that, in the event of a change of control, determination of whether and to what extent indemnification applies shall be made by special independent counsel who was approved by Jarden.

State Antitakeover Statutes and Certain Certificate of Incorporation Provisions

•      Generally, under Delaware law, unless the certificate of incorporation provides for the vote of a larger portion of the outstanding stock, completion of a merger or consolidation or sale of substantially all of a corporation’s assets or dissolution requires the approval of the board of directors and approval by the vote of the holders of a majority of the outstanding stock entitled to vote on that matter. The Newell Rubbermaid certificate of incorporation does not require a vote of a larger portion of the outstanding stock for the events described above.

•      Jarden is subject to Section 203 of the DGCL. Additionally, the Jarden certificate of incorporation requires the affirmative vote of at least three-fourths of the outstanding shares entitled to vote to approve any Related Party Business Combination (as defined in the certificate of incorporation), including any merger or business combination of Jarden or any of its subsidiaries with a related party or other corporation which is, or after the merger or consolidation would be, an affiliate or associate of any related party.

Newell Rubbermaid	Jarden

•      Section 203 of the DGCL protects publicly-traded Delaware companies, such as Newell Rubbermaid, from hostile takeovers, and from actions following the takeover, by prohibiting certain business combinations once an acquirer has gained a significant holding in the corporation.

•      A company may elect not to be governed by Section 203 of the DGCL. Neither the Newell Rubbermaid certificate of incorporation nor the Newell Rubbermaid bylaws contain this election. Therefore, Newell Rubbermaid is governed by Section 203 of the DGCL.

•      The provision in the preceding paragraph is not applicable to any Related Party Business Combination, and such Related Party Business Combination would only require such affirmative vote as is required by law or any other provision of the Jarden certificate of incorporation or the Jarden bylaws, if all of the conditions specified in either of the following subparagraphs 1 or 2 are met:

1. the related party business combination is expressly approved by a majority of the disinterested directors; or

2. all of the following conditions are met:

•      the aggregate amount of cash and in kind consideration received by stockholders in the Related Party Business Combination is at least equal to the highest of several price per share measurements set forth in the Jarden certificate of incorporation;

•      the consideration received by holders of shares is in cash or in the same form as the related party has previously paid for shares of such particular stock;

•      after the related party became a related party and prior to the consummation date of the transaction, there was no reduction in or failure to pay annual dividends and the related party does not acquire more stock;

•      after the related party became a related party, the related party did not receive the benefit, directly or indirectly, of any loans, advances, guaranties, pledges or other financial assistance or any tax credits or other tax advantages provided by Jarden;

•      a proxy or information statement describing the proposed related party business combination is mailed to the public stockholders of Jarden at least 30 calendar days prior to the consummation of the related party business combination; and

•      the related party has not made any major change in Jarden’s business or equity capital structure without the approval of a majority of the disinterested directors.

The terms “disinterested director,” “related party” and “related party business combination” are defined in Jarden’s certificate of incorporation.

APPRAISAL RIGHTS

General

This section summarizes certain material provisions of Delaware law pertaining to appraisal rights. The following discussion, however, is not a full summary of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL that is attached as Annex E to this joint proxy statement/prospectus and incorporated by reference herein. All references in Section 262 of the DGCL to “stockholder” are to the record holder of the shares of Jarden common stock. The following discussion does not constitute any legal or other advice, nor does it constitute a recommendation as to whether or not a Jarden stockholder should exercise its right to seek appraisal under Section 262 of the DGCL.

If you hold one or more shares of Jarden common stock, you are entitled to appraisal rights under Delaware law and have the right to demand appraisal of your shares in connection with the first merger, have your shares appraised by the Delaware Court of Chancery and receive the “fair value” of such shares (as determined by the Delaware Court of Chancery, exclusive of any element of value arising from the accomplishment or expectation of the merger transactions) as of the completion of the first merger in place of the merger consideration, if you comply with the procedures specified in Section 262 of the DGCL. Any such Jarden stockholder awarded “fair value” for the holder’s shares by the court would receive payment of that fair value in cash, together with interest, if any, in lieu of the right to receive the merger consideration. It is possible that any such “fair value” as determined by the Delaware Court of Chancery may be more or less than, or the same as, that which Jarden stockholders will receive pursuant to the merger agreement.

Under Section 262 of the DGCL, because that Jarden stockholders are being asked to adopt the merger agreement, not less than 20 days prior to the Jarden special meeting to adopt such agreement, Jarden must notify each stockholder who was a Jarden stockholder on the Jarden record date for notice of such meeting and who is entitled to exercise appraisal rights, that appraisal rights are available and include in the notice a copy of Section 262 of the DGCL. This joint proxy statement/prospectus constitutes the required notice, and the copy of applicable statutory provisions is attached as Annex E to this joint proxy statement/prospectus.

A HOLDER OF JARDEN COMMON STOCK WHO WISHES TO EXERCISE APPRAISAL RIGHTS OR WHO WISHES TO PRESERVE THE RIGHT TO DO SO SHOULD REVIEW THE FOLLOWING DISCUSSIONS AND ANNEX E CAREFULLY. FAILURE TO COMPLY PRECISELY WITH THE PROCEDURES OF SECTION 262 OF THE DGCL IN A TIMELY AND PROPER MANNER, INCLUDING FAILURE TO VOTE AGAINST THE ADOPTION OF THE MERGER AGREEMENT, WILL RESULT IN THE LOSS OF APPRAISAL RIGHTS. BECAUSE OF THE COMPLEXITY OF THE PROCEDURES FOR EXERCISING THE RIGHT TO SEEK APPRAISAL, IF A HOLDER OF JARDEN COMMON STOCK WISHES TO EXERCISE ITS APPRAISAL RIGHTS, THE HOLDER SHOULD CONSULT WITH ITS OWN LEGAL AND FINANCIAL ADVISORS IN CONNECTION WITH COMPLIANCE UNDER SECTION 262 OF THE DGCL. A JARDEN STOCKHOLDER WHO LOSES HIS, HER OR ITS APPRAISAL RIGHTS WILL BE ENTITLED TO RECEIVE THE PER SHARE MERGER CONSIDERATION.

How to Exercise and Perfect Your Appraisal Rights

If you are a Jarden stockholder and wish to exercise the right to seek an appraisal of your shares of Jarden common stock, you must comply with ALL of the following:

•	you must not vote FOR, or otherwise consent in writing to, the adoption of the merger agreement. Because a proxy that is signed and submitted but does not otherwise contain voting instructions will, unless revoked, be voted in favor of the adoption of the merger agreement, if you vote by proxy and wish to exercise your appraisal rights, you must vote against the adoption of the merger agreement or abstain from voting your shares;

•	you must deliver to Jarden a written demand for appraisal before the vote on the adoption of the merger agreement at the Jarden special meeting, and such demand must reasonably inform Jarden of your identity and your intention to demand appraisal of your shares of Jarden common stock. The written demand for appraisal must be in addition to and separate from any proxy or vote;

•	you must continuously hold your shares of Jarden common stock from the date of making the demand through the effective time of the first merger. You will lose your appraisal rights if you transfer the shares before the effective time of the first merger; and

•	you, another stockholder, an appropriate beneficial owner or the surviving company must file a petition in the Delaware Court of Chancery requesting a determination of the fair value of the shares of Jarden common stock within 120 days after the effective time of the first merger. The surviving company is under no obligation to file any such petition in the Delaware Court of Chancery and has no intention of doing so. Accordingly, it is the obligation of Jarden stockholders to initiate all necessary action to perfect their appraisal rights in respect of shares of Jarden common stock within the time prescribed in Section 262 of the DGCL.

Who May Exercise Appraisal Rights

Only a holder of record of shares of Jarden common stock issued and outstanding immediately prior to the effective time of the first merger may assert appraisal rights for the shares of Jarden common stock registered in that holder’s name. A demand for appraisal must be executed by or on behalf of the stockholder of record. The demand should set forth, fully and correctly, the stockholder’s name as it appears on the stock certificates (or in the stock ledger). The demand must reasonably inform Jarden of the identity of the stockholder and that the stockholder intends to demand appraisal of his, her or its Jarden common stock. Beneficial owners who do not also hold their shares of Jarden common stock of record may not directly make appraisal demands to Jarden. The beneficial owner must, in such cases, have the holder of record, such as a bank, broker or other nominee, submit the required demand in respect of those shares of Jarden common stock of record. A holder of record, such as a bank, broker or other nominee, who holds shares of Jarden common stock as a nominee or intermediary for others, may exercise his, her or its right of appraisal with respect to the shares of Jarden common stock held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares of Jarden common stock as to which appraisal is sought. Where no number of shares of Jarden common stock is expressly mentioned, the demand will be presumed to cover all shares of Jarden common stock held in the name of the holder of record.

IF YOU HOLD YOUR SHARES IN BANK OR BROKERAGE ACCOUNTS OR OTHER NOMINEE FORMS, AND YOU WISH TO EXERCISE APPRAISAL RIGHTS, YOU SHOULD CONSULT WITH YOUR BANK, BROKER OR NOMINEE TO DETERMINE THE APPROPRIATE PROCEDURES FOR THE BANK, BROKERAGE FIRM OR OTHER NOMINEE TO MAKE A DEMAND FOR APPRAISAL OF THOSE SHARES. IF YOU HAVE A BENEFICIAL INTEREST IN SHARES HELD OF RECORD IN THE NAME OF ANOTHER PERSON, SUCH AS A NOMINEE OR INTERMEDIARY, YOU MUST ACT PROMPTLY TO CAUSE THE HOLDER OF RECORD TO FOLLOW PROPERLY AND IN A TIMELY MANNER THE STEPS NECESSARY TO PERFECT YOUR APPRAISAL RIGHTS. IF YOU HOLD YOUR SHARES THROUGH A BANK OR BROKERAGE WHO IN TURN HOLDS THE SHARES THROUGH A CENTRAL SECURITIES DEPOSITORY NOMINEE, SUCH AS THE DEPOSITORY TRUST COMPANY, A DEMAND FOR APPRAISAL OF SUCH SHARES MUST BE MADE BY OR ON BEHALF OF THE DEPOSITORY NOMINEE AND MUST IDENTIFY THE DEPOSITORY NOMINEE AS THE HOLDER OF RECORD.

If you own shares of Jarden common stock jointly with one or more other persons, as in a joint tenancy or tenancy in common, demand for appraisal must be executed by or for you and all other joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the holder or holders of record and expressly disclose the fact that, in exercising the demand, such person is acting as agent for the holder or holders of record. If you hold shares of Jarden common stock through a nominee or intermediary who in turn holds the shares through a central securities depository nominee such as Cede & Co., a demand for appraisal of such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as record holder.

If you elect to exercise appraisal rights under Section 262 of the DGCL, you should mail or deliver a written demand to:

Jarden Corporation

1800 North Military Trail

Boca Raton, Florida 33431

Attention: Executive Vice President—Administration,

General Counsel and Secretary

Newell Rubbermaid’s Actions After Completion of the First Merger

At any time within 60 days after the effective time of the first merger, any Jarden stockholder that made a demand for appraisal but did not commence an appraisal proceeding or join in such a proceeding as a named party will have the right to withdraw the demand and to accept the merger consideration in accordance with the merger agreement for his, her or its shares of Jarden common stock, but after such 60-day period a demand for appraisal may be withdrawn only with the written approval of the surviving corporation. Within 120 days after the effective time of the first merger, but not later, either you, provided you have complied with the requirements of Section 262 of the DGCL and are otherwise entitled to appraisal rights, or the surviving corporation may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery, with a copy served on the surviving corporation in the case of a petition filed by you, demanding an appraisal of the value of the shares of Jarden common stock held by all stockholders who have properly demanded appraisal. The surviving corporation is under no obligation to file an appraisal petition and has no intention of doing so. If you desire to have your shares appraised, you should initiate any petitions necessary for the perfection of your appraisal rights within the time periods and in the manner prescribed in Section 262 of the DGCL.

Within 120 days after the effective time of the first merger, provided you have complied with the provisions of Section 262 of the DGCL, you will be entitled to receive from the surviving corporation, upon written request, a statement setting forth the aggregate number of shares of Jarden common stock not voted in favor of the adoption of the merger agreement and with respect to which Jarden has received demands for appraisal, and the aggregate number of holders of those shares. The surviving corporation must mail this statement to you within the later of (1) 10 days after receipt by the surviving corporation of the request therefor or (2) 10 days after expiration of the period for delivery of demands for appraisal. If you are the beneficial owner of shares of stock of Jarden common stock held in a voting trust or by a nominee or intermediary on your behalf you may, in your own name, file an appraisal petition or request from the surviving corporation the statement described in this paragraph.

If a petition for appraisal is duly filed by you or another holder of record of Jarden common stock who has properly exercised his, her or its appraisal rights in accordance with the provisions of Section 262 of the DGCL, and a copy of the petition is delivered to the surviving corporation, the surviving corporation will then be obligated, within 20 days after receiving service of a copy of the petition, to provide the Delaware Court of Chancery with a duly verified list containing the names and addresses of all holders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached by the surviving corporation. The Delaware Court of Chancery will then determine which Jarden stockholders are entitled to appraisal rights and may require the Jarden stockholders demanding appraisal who hold certificated shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings, and the Delaware Court of Chancery may dismiss the proceedings as to any Jarden stockholder who fails to comply with this direction. The appraisal proceeding will be conducted as to the shares of Jarden common stock owned by such stockholders, in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. The Delaware Court of Chancery will thereafter determine the fair value of the shares of Jarden common stock at the effective time of the first merger held by all Jarden stockholders who have properly perfected appraisal rights, exclusive of any element of value arising from the accomplishment or expectation of the first merger, together with interest, if any. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective time of the first merger through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective time of the first merger and the date of payment of the judgment. When the value is determined, the Delaware Court of Chancery will direct the payment of such value, with interest thereon, if any, to the Jarden stockholders entitled to receive the same, forthwith in the case of uncertificated stockholders or upon surrender by certificated stockholders of their stock certificates.

In determining the fair value, the Delaware Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other factors which were known or which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 of the DGCL provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 of the DGCL to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.” In addition, Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenter’s exclusive remedy. An opinion of an investment banking firm as to the fairness from a financial point of view of the consideration payable in a merger is not an opinion as to, and does not in any manner address, fair value under Section 262 of the DGCL. The fair value of shares of Jarden common stock as determined under Section 262 of the DGCL could be greater than, the same as, or less than the value of the merger consideration. Newell Rubbermaid does not anticipate offering more than the per share merger consideration to any Jarden stockholder exercising appraisal rights and reserves the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the “fair value” of a share of Jarden common stock is less than the per share merger consideration. No representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery.

If no party files a petition for appraisal within 120 days after the effective time of the first merger, then you will lose the right to an appraisal, and will instead receive the merger consideration described in the merger agreement, without interest thereon, less any withholding taxes.

The Delaware Court of Chancery may determine the costs of the appraisal proceeding and may allocate those costs to the parties as the Delaware Court of Chancery determines to be equitable under the circumstances. Each Jarden stockholder party to the appraisal proceeding is responsible for its own attorneys and expert witnesses expenses, although, upon application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares of Jarden common stock entitled to appraisal.

If you have duly demanded an appraisal in compliance with Section 262 of the DGCL you may not, on or after the effective time, vote the shares of Jarden common stock subject to the demand for any purpose or receive any dividends or other distributions on those shares, except dividends or other distributions payable to holders of record of Jarden common stock as of a record date prior to the effective time of the first merger.

If you have not commenced an appraisal proceeding or joined such a proceeding as a named party you may withdraw a demand for appraisal and accept the merger consideration by delivering a written withdrawal of the demand for appraisal and an acceptance of the first merger to the surviving company, except that any attempt to withdraw made more than 60 days after the effective time of the first merger will require written approval of the surviving corporation, and no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery. Such approval may be conditioned on the terms the Delaware Court of Chancery deems just; provided, however, that this provision will not affect the right of any Jarden stockholder that has made an appraisal demand but who has not commenced an appraisal proceeding or joined such proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered in the first merger within 60 days after the effective time of the first merger. If you fail to perfect or successfully withdraw your demand for appraisal, or lose the appraisal right, your shares of Jarden common stock will be converted into the right to receive the merger consideration, without interest thereon, less any withholding taxes.

Failure to follow the steps required by Section 262 of the DGCL for perfecting appraisal rights may result in the loss of your appraisal rights. In that event, you will be entitled to receive the merger consideration for your shares of Jarden common stock in accordance with the merger agreement.

THE PROCESS OF DEMANDING AND EXERCISING APPRAISAL RIGHTS REQUIRES STRICT COMPLIANCE WITH THE TECHNICAL PREREQUISITES OF SECTION 262 OF THE DGCL. IF YOU WISH TO EXERCISE YOUR APPRAISAL RIGHTS, YOU SHOULD CONSULT WITH YOUR OWN LEGAL AND FINANCIAL ADVISORS IN CONNECTION WITH COMPLIANCE UNDER SECTION 262 OF THE DGCL. TO THE EXTENT THERE ARE ANY INCONSISTENCIES BETWEEN THE FOREGOING SUMMARY AND SECTION 262 OF THE DGCL, THE DGCL WILL GOVERN.

LEGAL MATTERS

The validity of the shares of Newell Rubbermaid common stock to be issued pursuant to the merger agreement will be passed upon by Jones Day, Atlanta, Georgia, counsel to Newell Rubbermaid. The material U.S. federal income tax consequences relating to the merger transactions will be passed upon for Newell Rubbermaid by Jones Day and for Jarden by Greenberg Traurig, LLP.

EXPERTS

Newell Rubbermaid

The consolidated financial statements of Newell Rubbermaid Inc. appearing in Newell Rubbermaid Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2015 (including the schedule appearing therein), and the effectiveness of Newell Rubbermaid Inc.’s internal control over financial reporting as of December 31, 2015 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements (including the schedule appearing therein) and Newell Rubbermaid Inc. management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2015 are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

Jarden

The financial statements of Jarden Corporation and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated herein by reference to the Annual Report on Form 10-K of Jarden Corporation for the year ended December 31, 2015, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

FUTURE STOCKHOLDER PROPOSALS

Newell Rubbermaid

To be considered for inclusion in Newell Rubbermaid’s 2017 proxy materials, stockholder proposals to be presented at Newell Rubbermaid’s 2017 annual meeting of stockholders must be in writing and be received by the Newell Rubbermaid no later than November 18, 2016. At the Newell Rubbermaid 2017 annual meeting of stockholders, Newell Rubbermaid’s management will be able to vote proxies in its discretion on any proposal not included in the Newell Rubbermaid’s proxy statement for such meeting if Newell Rubbermaid does not receive notice of the proposal on or before January 15, 2017.

If a stockholder does not submit a proposal for inclusion Newell Rubbermaid’s 2017 proxy statement, but instead wishes to present it directly at the Newell Rubbermaid 2017 annual meeting of stockholders, the Newell Rubbermaid bylaws require that the stockholder notify Newell Rubbermaid of such proposal in writing no later than 90 days prior to the anniversary date of the 2016 Newell Rubbermaid annual meeting of stockholders, or January 15, 2017. The stockholder must also comply with the requirements of Section 2.12 of the Newell Rubbermaid bylaws with respect to stockholder proposals.

Any stockholder wishing to nominate a candidate for election as a director at the Newell Rubbermaid 2017 annual meeting of stockholders must notify Newell Rubbermaid in writing no later than January 15, 2017. Such notice must include appropriate biographical information and otherwise comply with the requirements of the Newell Rubbermaid certificate of incorporation and bylaws relating to stockholder nominations of directors. In addition, the proxy access bylaw provision adopted by the Newell Rubbermaid board in February 2016 allows qualifying stockholders to include their director nominees in the Newell Rubbermaid’s proxy materials by giving notice in writing no later than January 15, 2017. Such notice of proxy access nomination must set forth certain information specified in the proxy access bylaw about each stockholder submitting a nomination and each person being nominated as a candidate for election as a director.

Notices of intention to present proposals and director nominations at the 2017 Newell Rubbermaid annual meeting of stockholders or requests in connection therewith, including requests for copies of the relevant provisions of the Newell Rubbermaid certificate of incorporation or bylaws relating to proposals and director nominations, should be addressed to Newell Rubbermaid Inc., 6655 Peachtree Dunwoody, Atlanta, Georgia 30328, Attention: Corporate Secretary.

Jarden

It is expected that Jarden will hold its 2016 annual meeting of stockholders unless the merger transactions are completed prior to the expected date of the Jarden 2016 annual meeting of stockholders.

Jarden Stockholder Proposals for Inclusion in Proxy Statement for Jarden 2016 Annual Meeting of Stockholders

Under Rule 14a-8 under the Exchange Act, referred to as Rule 14a-8, if a Jarden stockholder wanted Jarden to include a proposal in the proxy statement and form of proxy for the Jarden 2016 annual meeting of stockholders, the proposal must have complied with Rule 14a-8 and have been received by Jarden at its principal executive offices at 1800 North Military Trail, Boca Raton, Florida 33431, Attention: Secretary, by the deadline for submitting stockholder proposals, which was December 22, 2015. If a stockholder proposal received by such date did not comply with Rule 14a-8, Jarden will not be required to include the proposal in its proxy statement and proxy card for the Jarden 2016 annual meeting of stockholders.

Other Jarden Stockholder Proposals for Jarden 2016 Annual Meeting of Stockholders

Jarden stockholders who want to nominate directors or bring other business before the Jarden 2016 annual meeting of stockholders, to the extent it is held, must give written notice of such nomination of directors or other business to Jarden’s Secretary at Jarden’s principal office, which must be received by Jarden no earlier than February 5, 2016 and no later than March 6, 2016; provided, however, that if the Jarden 2016 annual meeting of stockholders is not held between May 5, 2016 and July 4, 2016, then the item of business must be received by the tenth day following the date of public disclosure of the date of the meeting, and no later than the close of business on August 6, 2016.

A Jarden stockholder’s notice to Jarden’s Secretary must comply with the provisions of the Jarden bylaws and must set forth as to each matter the Jarden stockholder proposes to bring before the annual meeting (1) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (2) the name and record address of the Jarden stockholder proposing such business, (3) the class and number of shares of Jarden capital stock beneficially owned by the Jarden stockholder, (4) a description of all arrangements or understandings between the Jarden stockholder and any other person or persons (including their names) in connection with the proposal and (5) a representation that the Jarden stockholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting. With respect to a director nominee, the Jarden stockholder’s notice must describe various matters regarding the nominee, including, but not limited to, the name, address, occupation and the number of shares held by such nominee. Copies of the Jarden bylaws may be obtained free of charge from Jarden’s Secretary.

WHERE YOU CAN FIND MORE INFORMATION

Newell Rubbermaid has filed a registration statement on Form S-4 to register with the SEC the shares of Newell Rubbermaid common stock to be issued to Jarden stockholders as the stock portion of the merger consideration. This joint proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of Newell Rubbermaid in addition to being proxy statements of Newell Rubbermaid and Jarden for their respective stockholder meetings. The registration statement, including the attached annexes and exhibits, contains additional relevant information about Newell Rubbermaid and the Newell Rubbermaid common stock. The rules and regulations of the SEC allow Newell Rubbermaid and Jarden to omit certain information included in the registration statement from this joint proxy statement/prospectus.

Newell Rubbermaid and Jarden each file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy any of this information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC also maintains a website that contains reports, proxy and information statements, and other information regarding issuers, including Newell Rubbermaid and Jarden, who file electronically with the SEC. The address of that website is www.sec.gov. Investors may also consult Newell Rubbermaid’s and Jarden’s website for more information about Newell Rubbermaid or Jarden, respectively. Newell Rubbermaid’s website is www.newellrubbermaid.com. Jarden’s website is www.jarden.com. Information included on these websites is not incorporated by reference into this joint proxy statement/prospectus.

The SEC allows Newell Rubbermaid and Jarden to “incorporate by reference” into this joint proxy statement/prospectus information that Newell Rubbermaid and Jarden file with the SEC, which means that important information can be disclosed to you by referring you to those documents and those documents will be considered part of this joint proxy statement/prospectus. The information incorporated by reference is an important part of this joint proxy statement/prospectus. Certain information that is subsequently filed with the SEC will automatically update and supersede information in this joint proxy statement/prospectus and in earlier filings with the SEC. This joint proxy statement/prospectus also contains summaries of certain provisions contained in some of the Newell Rubbermaid or Jarden documents described in this joint proxy statement/prospectus, but reference is made to the actual documents for complete information. All of these summaries are qualified in their entirety by reference to the actual documents.

The information and documents listed below, which Newell Rubbermaid and Jarden have filed with the SEC, are incorporated by reference into this prospectus:

Newell Rubbermaid SEC Filings (File No. 001-09608)

•	Newell Rubbermaid’s Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC on February 29, 2016 as amended by Amendment No. 1 on Form 10-K/A for the year ended December 31, 2015, filed with the SEC on March 7, 2016;

•	Newell Rubbermaid’s Current Reports on Form 8-K, filed with the SEC on January 27, 2016, January 29, 2016, February 11, 2016, March 11, 2016 (other than the portions of those documents not deemed to be filed) and March 15, 2016; and

•	the description of Newell Rubbermaid’s common stock contained in Newell Rubbermaid’s Registration Statement on Form 8-A filed with the SEC on August 28, 1998, including any amendments or reports filed for the purpose of updating such descriptions.

Jarden SEC Filings (File No. 001-13665)

•	Jarden’s Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC on February 26, 2016.

In addition, all documents filed by Newell Rubbermaid and Jarden with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this joint proxy statement/prospectus and before the respective dates of the Newell Rubbermaid annual meeting and the Jarden special meeting shall be deemed to be incorporated by reference into this joint proxy statement/prospectus and made a part of this joint proxy statement/prospectus from the respective dates of filing; provided, however, that Newell Rubbermaid and Jarden are not incorporating any information furnished under Items 2.02 or 7.01 of any Current Report on Form 8-K unless specifically stated otherwise.

Newell Rubbermaid has supplied all information contained in or incorporated by reference into this joint proxy statement/prospectus relating to Newell Rubbermaid, as well as all pro forma financial information, and Jarden has supplied all such information relating to Jarden.

Documents incorporated by reference are available from Newell Rubbermaid or Jarden, as the case may be, without charge, excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference into this joint proxy statement/prospectus. Stockholders may obtain these documents incorporated by reference by requesting them in writing or by telephone from the appropriate party at the following addresses and telephone numbers:

Newell Rubbermaid Inc.

Three Glenlake Parkway

Atlanta, Georgia 30328

Telephone: (770) 418-7000

Attention: Office of Investor Relations

Jarden Corporation

1800 North Military Trail

Boca Raton, Florida 33431

Telephone: (203) 845-5300

Attention: Investor Relations

You should not rely on information that purports to be made by or on behalf of Newell Rubbermaid or Jarden other than the information contained in or incorporated by reference into this joint proxy statement/prospectus. Neither Newell Rubbermaid nor Jarden has authorized anyone to provide you with information on behalf of Newell Rubbermaid or Jarden, respectively, that is different from what is contained in this joint proxy statement/prospectus.

If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this joint proxy statement/prospectus or solicitations of proxies are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this joint proxy statement/prospectus does not extend to you.

This joint proxy statement/prospectus is dated March 18, 2016. You should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any date other than that date. You should not assume that the information incorporated by reference into this joint proxy statement/prospectus is accurate as of any date other than the date of such information. Neither its mailing to stockholders nor the issuance of Newell Rubbermaid common stock in the first merger will create any implication to the contrary.

Annex A

This merger agreement has been included to provide you with information regarding the terms of the merger transactions. The representations, warranties and covenants made in this merger agreement by Newell Rubbermaid, Jarden, Merger Sub 1 and Merger Sub 2 were qualified and subject to important limitations agreed to by Newell Rubbermaid, Jarden, Merger Sub 1 and Merger Sub 2 in connection with negotiating the terms of this merger agreement. In particular, in your review of the representations and warranties contained in this merger agreement, it is important to bear in mind that the representations and warranties were negotiated with the principal purposes of establishing the circumstances in which a party to this merger agreement may have the right not to close the merger transactions if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to this merger agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to stockholders and reports and documents filed with the SEC and in some cases were qualified by disclosures that were made by each party to the other, which disclosures are not reflected in this merger agreement. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of the joint proxy statement/prospectus, may have changed since the date of this merger agreement and subsequent developments or new information qualifying a representation or warranty may have been included in the joint proxy statement/prospectus.

Execution Version

AGREEMENT AND PLAN OF MERGER

dated as of December 13, 2015,

among

JARDEN CORPORATION,

NEWELL RUBBERMAID INC.,

NCPF ACQUISITION CORP. I

and

NCPF ACQUISITION CORP. II

(continued)

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (hereinafter referred to as this “Agreement”), dated as of December 13, 2015, among Jarden Corporation, a Delaware corporation (the “Company”), Newell Rubbermaid Inc., a Delaware corporation (“Parent”), NCPF Acquisition Corp. I, a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), and NCPF Acquisition Corp. II, a Delaware corporation and a wholly owned Subsidiary of Parent (“Successor Sub”).

RECITALS

A. The parties wish to effect a business combination through (i) the merger of Merger Sub with and into the Company, with the Company being the surviving entity (the “First Merger”), and (ii) immediately following the First Merger, the merger of the Company, as the surviving entity of the First Merger, with and into Successor Sub, with Successor Sub being the surviving entity (the “Second Merger” and, together with the First Merger, the “Mergers”);

B. The board of directors of the Company (the “Company Board”), the board of directors of Parent (the “Parent Board”), the board of directors of Merger Sub and the board of directors of Successor Sub have each unanimously determined that it is in the best interests of their respective companies and stockholders to consummate the Mergers;

C. The parties intend that the Mergers will qualify as a “reorganization” under Section 368(a) of the Code and that this Agreement will constitute a “plan of reorganization” within the meaning of the Code; and

D. The parties desire to make certain representations, warranties, covenants and agreements in connection with the Mergers and also to prescribe certain conditions precedent to consummation of the Mergers.

Accordingly, in consideration of the foregoing recitals, and other good and valuable consideration, the sufficiency of which hereby is acknowledged, Parent, the Company, Merger Sub and Successor Sub, intending to be legally bound, hereby agree as follows:

I. THE MERGERS; CLOSING; EFFECTIVE TIME

1.1. The Mergers. On the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the “DGCL”), (a) at the First Effective Time, Merger Sub will be merged with and into the Company, whereupon the separate corporate existence of Merger Sub will cease, with the Company surviving the First Merger as a wholly owned Subsidiary of Parent (the Company, as the surviving entity in the First Merger, sometimes being referred to herein as the “First Surviving Corporation”), and (b) immediately after the First Effective Time, and as part of the same plan of reorganization, at the Second Effective Time, the First Surviving Corporation will be merged with and into Successor Sub, whereupon the separate existence of the First Surviving Corporation will cease, with Successor Sub surviving the Second Merger as a wholly owned Subsidiary of Parent (Successor Sub, as the surviving entity of the Second Merger, sometimes being referred to herein as the “Ultimate Surviving Corporation”). The Mergers will have the effects provided in this Agreement and as specified in Section 259 of the DGCL.

1.2. Closing. Unless Parent and the Company agree otherwise in writing, the closings of the Mergers (the “Closing”) will take place at the offices of Jones Day, 1420 Peachtree Street NE, Suite 800, Atlanta, GA 30309, at 9:30 a.m. local time on the 12th Business Day following the day on which the last to be satisfied or waived of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) have been satisfied or waived in accordance with this Agreement, provided, that in no event may the Closing take place prior to March 31, 2016. The date on which the Closing actually occurs is referred to herein as the “Closing Date.”

1.3. Effective Times. Prior to the Closing, the parties will have prepared, and on the Closing Date, the parties will cause (a) a certificate of merger with respect to the First Merger (the “First Certificate of Merger”) to be duly executed and filed with the Secretary of State of the State of Delaware as provided under the DGCL and make all other filings, recordings and publications required to be made by the Company or Merger Sub under the DGCL in connection with the First Merger and (b) immediately following the First Effective Time, a certificate of merger with respect to the Second Merger (the “Second Certificate of Merger”) to be duly executed and filed with the Secretary of State of the State of Delaware as provided under the DGCL and make all other filings, recordings and publications required to be made by the First Surviving Corporation or Successor Sub under the DGCL in connection with the Second Merger. The First Merger will become effective at such time as the First Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or on such later date and time as may be agreed upon by the Company and Parent and expressly set forth in the First Certificate of Merger (such date and time being hereinafter referred to as the “First Effective Time”). The Second Merger will become effective at such time as the Second Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or on such later date and time as may be agreed upon by the Company and Parent and expressly set forth in the Second Certificate of Merger (such date and time being hereinafter referred to as the “Second Effective Time”). The First Effective Time will, in all events, precede the Second Effective Time.

1.4. Governing Documents. (a) At the First Effective Time, the certificate of incorporation and bylaws of the Company in effect immediately prior to the First Effective Time will be amended and restated in their entirety to read as the certificate of incorporation and bylaws of Merger Sub (except as to the name of the Company, which will be Jarden Corporation, the name of the incorporator, which will be deleted, the name of the registered agent and the address of the registered office) and, as so amended, will be the certificate of incorporation and bylaws of the First Surviving Corporation until thereafter amended as provided therein or by applicable Law.

(b) At the Second Effective Time, the certificate of incorporation and bylaws of Successor Sub in effect immediately prior to the Second Effective Time will be the certificate of incorporation and bylaws of the Ultimate Surviving Corporation (except as to the name of the Ultimate Surviving Corporation, which will be Jarden Corporation) until thereafter amended as provided therein or by applicable Law.

1.5. Directors and Officers of the Surviving Entities. (a) From and immediately after the First Effective Time, (i) the officers of Merger Sub will be the officers of the First Surviving Corporation and (ii) the directors of Merger Sub will be the initial directors of the First Surviving Corporation, in each case, until their respective successors are duly elected and qualified, or their earlier death, incapacity, resignation or removal.

(b) From and immediately after the Second Effective Time, (i) the officers of the First Surviving Corporation will be the officers of the Ultimate Surviving Corporation and (ii) the directors of the First Surviving Corporation will be the initial directors of the Ultimate Surviving Corporation, in each case, until their respective successors are duly elected and qualified, or their earlier death, incapacity, resignation or removal.

1.6. Plan of Reorganization. The parties intend that, for U.S. federal income Tax purposes, the Mergers, taken together, will constitute integrated steps in a single “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3, which plan of reorganization the parties adopted by executing this Agreement.

II. EFFECT OF THE MERGERS; EXCHANGE

2.1. Effect on Capital Stock. At the First Effective Time, by virtue of the First Merger and without any action on the part of the Company, Merger Sub, Successor Sub, Parent or the holders of any securities of the Company, Parent, Merger Sub or Successor Sub:

(a) Conversion of Company Common Stock. Each share of common stock, par value $0.01 per share, of the Company (the “Common Stock”, and each, a “Share” and collectively, the “Shares”) issued and outstanding immediately prior to the First Effective Time (other than an Excluded Share) will be converted into the right to receive, and become exchangeable for (i) a number of validly issued, fully paid and non-assessable shares of common stock, par value $1.00 per share, of Parent (the “Parent Common Stock”) equal to the Exchange Ratio (the “Stock Consideration”), and (ii) $21.00 in cash, without interest (the “Cash Consideration” and, together with the Stock Consideration, the “Merger Consideration”). At the First Effective Time, all Shares that have been converted into the right to receive the Merger Consideration pursuant to this Section 2.1(a) will cease to be outstanding, will be canceled and will cease to exist, and (i) each certificate that immediately prior to the First Effective Time represented any such Shares (a “Certificate”) and (ii) each uncertificated Share represented by book entry on the stock transfer books of the Company (a “Book-Entry Share”), in each case, will thereafter represent only the right to receive the Merger Consideration, and the right, if any, to receive pursuant to Section 2.3(e) cash in lieu of fractional shares into which such Shares have been converted pursuant to this Section 2.1(a) and any distribution or dividend pursuant to Section 2.3(c).

(b) Treatment of the Company Equity Awards. (i) Each Company Option that is outstanding immediately prior to the First Effective Time will, as of the First Effective Time, automatically and without any action on the part of the holder thereof, fully vest (to the extent unvested) and, in exchange for the cancellation of such Company Option, entitle the holder thereof to receive, for each Net Option Share underlying each such Company Option, the Merger Consideration.

(ii) Each unvested Company Restricted Stock Award (other than a Rollover Restricted Stock Award) that is outstanding immediately prior to the First Effective Time will, as of the First Effective Time, automatically and without any action on the part of the holder thereof become vested and be canceled and converted into the right to receive the Merger Consideration for each Share underlying such Company Restricted Stock Award.

(iii) Each Rollover Restricted Stock Award that is outstanding immediately prior to the First Effective Time will, as of the First Effective Time, automatically and without any action on the part of the holder thereof, be cancelled in exchange for a restricted stock award covering a number of shares of Parent Common Stock, rounded up to the nearest whole share, equal to (A) the total number of Shares subject to such award of Rollover Restricted Stock Award immediately prior to the First Effective Time, multiplied by (B) the sum of (1) the Stock Consideration plus (2)(I) the Cash Consideration divided by (II) the Parent Closing Price (a “Substitute Restricted Stock Award”). From and after the First Effective Time, each Substitute Restricted Stock Award will be subject to similar vesting conditions and payment terms as were applicable to such Rollover Restricted Stock Award immediately prior to the First Effective Time, and the terms set forth in Section 4.1(a)(ii) of the Company Disclosure Letter.

(iv) Prior to the First Effective Time, the Company Board (or a duly authorized committee thereof) will adopt resolutions providing for the treatment of the Company Options and the Company Restricted Stock Awards (collectively, the “Company Equity Awards”) as contemplated by this Section 2.1(b). As soon as practicable (but not later than ten Business Days) after the First Effective Time, Parent will prepare and file with the SEC a Form S-8 (or file such other appropriate form) registering a number of shares of Parent Common Stock necessary to fulfill Parent’s obligations under this Section 2.1(b).

(v) Payment of any cash amounts to be paid in respect of Company Equity Awards may be made through the Ultimate Surviving Corporation’s payroll system.

(c) Treatment of the Company Employee Stock Purchase Plan. Prior to the First Effective Time, the Company Board or the appropriate committee thereof will take all reasonable actions, including adopting any necessary resolutions or amendments with respect to the Company ESPP, to (i) terminate the Company ESPP effective immediately prior to the Closing, (ii) provide that any offering period in progress on the Closing Date will be shortened in accordance with Section 24 of the Company ESPP such that the last day of such offering period will be the tenth Business Day prior to the Closing Date (the “Final Purchase Date”), with purchases made on the Final Purchase Date to be contingent on the Closing and (iii) avoid the commencement of any new offering period under the Company ESPP at or after the Final Purchase Date and prior to the earlier of the termination of this Agreement in accordance with Article VII or the First Effective Time.

(d) Merger Sub Common Stock. Each issued and outstanding share of common stock, par value $0.01 per share, of Merger Sub will be automatically converted into and become one fully paid and non-assessable share of common stock, par value $0.01 per share, of the First Surviving Corporation.

(e) Cancellation of Treasury and Parent Owned Shares of the Company. Each Share held in the treasury of the Company or held by Parent or any of the Company or Parent’s wholly owned Subsidiaries immediately prior to the First Effective Time (the “Canceled Shares”) will automatically be canceled and retired and will cease to exist, and no consideration will be delivered in exchange therefor.

2.2. Effect of Second Merger. At the Second Effective Time, by virtue of the Second Merger and without any action on the part of the First Surviving Corporation, Successor Sub, Parent or the holders of any securities of the First Surviving Corporation, Successor Sub or Parent, (a) each share of capital stock of the First Surviving Corporation issued and outstanding immediately prior to the Second Effective Time will be canceled and retired and will cease to exist, and no consideration will be delivered therefor and (b) each share of common stock of Successor Sub issued and outstanding immediately prior to the Second Effective Time will remain outstanding and will represent shares of common stock of the Ultimate Surviving Corporation.

2.3. Exchange of Shares and Certificates.

(a) Exchange Agent. Not less than five Business Days prior to the Closing Date, Parent will designate a bank, trust company or nationally recognized stockholder services provider reasonably acceptable to the Company to act as exchange agent in respect of the Mergers (the “Exchange Agent”) for the purpose of exchanging, in accordance with this Article II, Certificates and Book-Entry Shares for the Merger Consideration. Parent will deliver to the Exchange Agent, as needed, (i) cash in an amount sufficient to pay the aggregate Cash Consideration pursuant to Section 2.1(a) (together with any cash payable in lieu of fractional shares of Parent Common Stock pursuant to Section 2.3(e), the “Exchange Fund”) and (ii) certificates or book-entry shares representing a sufficient number of shares of Parent Common Stock to be delivered as the Stock Consideration in respect of the Shares. Parent will instruct the Exchange Agent to timely pay the Merger Consideration in accordance with this Agreement. The Exchange Fund will not be used for any purpose other than to fund the payments required pursuant to this Article II.

(b) Exchange Procedures. (i) As promptly as practicable after the First Effective Time, but in any event within two Business Days, Parent will cause the Exchange Agent to mail to each Person who was, as of immediately prior to the First Effective Time, a holder of record of Shares (other than the Depository Trust Company (“DTC”)) entitled to receive the Merger Consideration pursuant to Section 2.1(a): (A) a letter of transmittal in customary form and containing such provisions as mutually agreed upon by Parent and the Company (including a provision confirming that delivery will be effected, and risk of loss and title will pass, only upon proper delivery of the Certificates to the Exchange Agent or, in the case of Book-Entry Shares, upon adherence to the procedures set forth in the letter of transmittal), and (B) instructions for use in effecting the surrender of such holder’s Certificates or Book-Entry Shares in exchange for payment of the Merger Consideration issuable and payable in respect thereof pursuant to such letter of transmittal. Exchange of any Book-Entry Shares will be effected in accordance with the Exchange Agent’s customary procedures with respect to securities represented by book entry.

(ii) Upon surrender of a Certificate or Book-Entry Share to the Exchange Agent for cancelation, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent (or in the case of DTC, the customary surrender procedures of DTC and the Exchange Agent), the holder of such Shares will be entitled to receive in exchange therefor the Merger Consideration, together with any cash in lieu of fractional shares which the holder has the right to receive pursuant to Section 2.3(e), and any distribution or dividend pursuant to Section 2.3(c). In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, payment may be made and shares may be issued to a Person other than the Person in whose name the Certificate so surrendered is registered, if such Certificate is properly endorsed or otherwise is in proper form for transfer and the Person requesting such payment pays any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such Tax has been paid or is not applicable.

(c) Distributions with respect to Unexchanged Shares. No dividends or other distributions with respect to Parent Common Stock with a record date after the First Effective Time will be paid to the holder of any unsurrendered Certificate or uncanceled Book-Entry Share with respect to any shares of Parent Common Stock represented thereby, and no cash payment in lieu of fractional shares will be paid to any such holder pursuant to Section 2.3(e), in each case until the surrender or cancelation of such Certificate or Book-Entry Share in accordance with this Article II. Subject to applicable Law, following surrender or cancelation of any such Certificate or Book-Entry Share in accordance with this Article II, there will be paid to the holder of shares of Parent Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender or cancelation, the amount of any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.3(e) and the amount of dividends or other distributions with a record date after the First Effective Time theretofore paid with respect to such shares of Parent Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the First Effective Time but prior to such surrender or cancelation and a payment date subsequent to such surrender or cancelation payable with respect to such shares of Parent Common Stock.

(d) No Further Ownership Rights in the Common Stock. The Merger Consideration paid upon the surrender for exchange or cancelation of Certificates or Book-Entry Shares in accordance with this Article II (including any cash paid pursuant to Section 2.3(b), Section 2.3(c) or Section 2.3(e)) will be deemed to have been paid in full satisfaction of all rights pertaining to the Shares previously represented by such Certificates or Book-Entry Shares, and there will be no further registration of transfers on the stock transfer books of the Company of the Shares. If, after the First Effective Time, Certificates or Book-Entry Shares are presented to Parent or the Exchange Agent for any reason, they will be canceled and exchanged as provided in this Article II, except as otherwise provided by Law.

(e) Fractional Shares. No certificates, receipts or scrip representing fractional shares of Parent Common Stock will be issued upon the conversion of Shares pursuant to Section 2.1(a). Notwithstanding any other provision of this Agreement, each holder of Shares converted pursuant to the First Merger who would otherwise be entitled to receive a fraction of a share of Parent Common Stock (after aggregating all Shares held as of immediately prior to the First Effective Time by such holder) will receive, in lieu thereof, from the Exchange Agent an amount in cash (without interest) rounded up to the nearest whole cent equal to (i) the fraction of a share of Parent Common Stock to which such holder would otherwise have been entitled to pursuant to Section 2.1(a) multiplied by (ii) the closing sale price of Parent Common Stock as reported on the NYSE on the Trading Day immediately preceding the Closing. As promptly as practicable after the determination of the amount of cash to be paid to holders of Certificates and Book-Entry Shares in lieu of fractional shares of Parent Common Stock, the Exchange Agent will make that amount available to those holders, without interest.

(f) Return of Merger Consideration. Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.3(a) that remains undistributed to the holders of the Certificates or Book-Entry Shares following the one-year anniversary of the First Effective Time will be delivered to Parent, upon demand, and any holders of the Certificates or Book-Entry Shares who have not theretofore complied with this Article II will thereafter be entitled to look only to Parent for payment of their claim for any shares of Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock and any dividends or distributions with respect to Parent Common Stock.

(g) No Liability. None of the parties hereto or the Exchange Agent will be liable to any Person in respect of any portion of the Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate or Book-Entry Share has not been surrendered or canceled prior to seven years after the First Effective Time, or immediately prior to such earlier date on which any cash, any shares of Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock or any dividends or other distributions with respect to Parent Common Stock in respect of such Certificate or Book-Entry Share would otherwise escheat to or become the property of any Governmental Entity, any such shares, cash, dividends or other distributions in respect of such Certificate or Book-Entry Share will, to the extent permitted by Law, become the property of Parent, free and clear of all claims or interests of any Person previously entitled thereto.

(h) Investment of Merger Consideration. The Exchange Agent will invest the aggregate Cash Consideration delivered by Parent pursuant to Section 2.3(a) as directed by Parent in direct short-term obligations of (or direct short-term obligations fully guaranteed as to principal and interest by) the United States of America with maturities of no more than 30 days, in commercial paper rated “P-2” or “A-2” or better by Moody’s or S&P, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital in excess of $5 billion (determined by reference to the most recent financial statements of such bank that are then publicly available), pending payment thereof by the Exchange Agent to the former holders of Shares as required pursuant to this Article II; provided, however, that no investment of such deposited cash funds will relieve Parent or Exchange Agent from promptly making the payments required by this Article II, and that no gain or losses on such investments will affect the cash payable to former holders of Shares pursuant to this Article II and following losses, if any, from any such investment, Parent will provide additional cash funds to the Exchange Agent, for the sole benefit of the former holders of Shares in an amount necessary to ensure that the funds available to the Exchange Agent are at all times maintained at a level sufficient to make such payments to former holders pursuant to this Article II, which additional funds will be held and disbursed in the same manner as the requisite cash funds initially deposited with Exchange Agent. Any interest and other income resulting from such investments will be the property of and will be promptly paid to Parent.

(i) Withholding Rights. Notwithstanding anything to the contrary contained in this Agreement, each of the parties and the Exchange Agent will be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under applicable Tax Law, as determined by the parties in good faith. To the extent that amounts are so deducted and withheld and paid over to or deposited with the proper Governmental Entity, such amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

(j) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Exchange Agent, the posting by such Person of a bond in customary form and amount as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration, any cash in lieu of fractional shares of Parent Common Stock and unpaid dividends and other distributions on shares of Parent Common Stock deliverable in respect thereof, pursuant to this Agreement.

2.4. Dissenters’ Rights. Notwithstanding anything in this Agreement to the contrary, Shares that are issued and outstanding immediately prior to the First Effective Time that are held by any stockholder of the Company that is entitled to demand and properly demands appraisal of such stockholder’s Shares pursuant to, and that complies in all respects with, the provisions of Section 262 of the DGCL (“Section 262”) (the “Dissenting Shares”) will not be converted into the right to receive the Merger Consideration as provided in Section 2.1(a), but, instead, such holder will be entitled to such rights as are granted by Section 262. At the First Effective Time, all Dissenting Shares will no longer be outstanding and automatically will be canceled and will cease to exist, and, except as otherwise provided by Law, each holder of Dissenting Shares will cease to have any rights with respect to the Dissenting Shares, other than such rights as are granted under Section 262. Notwithstanding the foregoing, if any such holder of Dissenting Shares fails to validly perfect or otherwise waives, withdraws or loses the right to appraisal under Section 262, or if a court of competent jurisdiction determines that such holder is not entitled to the relief provided by Section 262, then, in each case, the rights of such holder under Section 262 will cease, and such Dissenting Shares will be deemed to have been converted at the First Effective Time into, and will have become, the right to receive the Merger Consideration as provided in Section 2.1(a). The Company will not, except with the prior written consent of Parent, which consent may be given or withheld by Parent in its sole discretion, voluntarily make (or cause or permit to be made on its behalf) any payment with respect to, or settle or make an offer to settle with, any holder of Dissenting Shares regarding its exercise of dissenter’s rights prior to the First Effective Time. The Company will give Parent notice of any such demands prior to the First Effective Time, and Parent will have the right to participate in all negotiations and Actions with respect to any exercise by any holder of Dissenting Shares of dissenters’ rights.

2.5. Certain Adjustments. If between the date of this Agreement and the First Effective Time, the outstanding Shares or shares of Parent Common Stock are changed into a different number of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares, dividend payable in stock or other securities or other similar transaction, the Exchange Ratio and related provisions will be appropriately adjusted to provide to the holders of Shares and Parent Common Stock or the Company Equity Awards the same economic effect as contemplated by this Agreement prior to such reclassification, recapitalization, split-up, combination, exchange, dividend or other similar transaction, except, that (i) nothing in this Section 2.3 will be construed to permit the Company or Parent to take any action with respect to its securities that is prohibited by the terms of this Agreement and (ii) cash dividends, share repurchases and grants of equity compensation in each case made in the ordinary course of business and in accordance with the terms hereof will not result in any adjustment to the Exchange Ratio.

2.6. Further Assurances. At and after the Second Effective Time, the officers and directors or managers, as applicable, of the Ultimate Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company, Merger Sub or Successor Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf thereof, any other actions and things necessary to vest, perfect or confirm of record or otherwise in Parent or the Ultimate Surviving Corporation, any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by Parent and the Ultimate Surviving Corporation as a result of, or in connection with, the Mergers.

III. REPRESENTATIONS AND WARRANTIES

3.1. Representations and Warranties of the Company. Except as (x) set forth in any Company SEC Document filed with the Securities and Exchange Commission (the “SEC”) since January 1, 2014 and publicly available at least two Business Days prior to the date of this Agreement (as amended to the date of this Agreement, the “Company Filed SEC Documents”) (excluding any disclosures in any risk factors section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimer and other disclosures that are generally cautionary, predictive or forward-looking in nature) (it being agreed that the exclusion in this clause (x) will not apply to the representations and warranties set forth in Section 3.1(c)) or (y) disclosed in the disclosure letter delivered by the Company to Parent concurrently with or prior to the execution of this Agreement (the “Company Disclosure Letter”) and making reference to the particular subsection of this Agreement to which exception is being taken (provided, that such disclosure will be deemed to qualify that particular subsection and such other subsections of this Agreement to the extent that it is reasonably apparent from the face of such disclosure that such disclosure also qualifies or applies to such other subsections), the Company represents and warrants to Parent, Merger Sub and Successor Sub as follows:

(a) Organization, Standing and Corporate Power. The Company and each of its Subsidiaries is a corporation or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the Laws of the jurisdiction in which it is organized and has the requisite corporate or other power, as the case may be, and authority to carry on its business as now being conducted, except, as to Subsidiaries, for those jurisdictions where the failure to be so organized, existing or in good standing, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. The Company and each of its Subsidiaries is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. The Company has delivered to or made available to Parent prior to the execution of this Agreement true and complete copies of any amendments to the Company’s Restated Certificate of Incorporation (the “Company Charter”) and the Company’s Third Amended and Restated Bylaws (the “Company Bylaws”) not filed as of the date of this Agreement with the Company Filed SEC Documents.

(b) Corporate Authority; Non-contravention. (i) The Company has the requisite power and authority to enter into this Agreement and, subject to the Company Stockholder Approval, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Company, subject, in the case of the First Merger, to the Company Stockholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by each of the other parties hereto, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws affecting or relating to the availability and enforcement of creditors’ rights and remedies generally and by general principles of equity (such exception, the “Enforceability Exception”).

(ii) The Company Board, at a meeting duly called and held prior to the execution of this Agreement, has duly adopted resolutions (A) approving this Agreement, the Mergers and the other transactions contemplated hereby, (B) determining that the terms of the Mergers and the other transactions contemplated hereby are fair to and in the best interests of the Company and its stockholders, (C) recommending that the Company’s stockholders vote affirmatively to adopt this Agreement, and (D) declaring this Agreement advisable in accordance with Section 251(a) of the DGCL (the resolutions and determinations referred to in clauses (B), (C) and (D) of this sentence being hereafter referred to as the “Company Board Recommendation”), which resolutions have not, as of the date hereof, been withdrawn or modified.

(iii) The execution and delivery of this Agreement by the Company does not, and the consummation of the transactions contemplated hereby and compliance by the Company with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation or loss of a benefit under, or result in the creation of any pledge, claim, lien, charge, encumbrance or security interest of any kind or nature whatsoever (collectively, “Liens”) upon any of the properties or assets of the Company or any of its Subsidiaries, under (A) (1) the Company Charter or the Company Bylaws or (2) the comparable organizational documents of any of the Company’s Subsidiaries, (B) except as set forth on Section 3.1(b)(iii) of the Company Disclosure Letter, any Contract, permit, concession, franchise, license or similar authorization to which the Company or any of its Subsidiaries is a party or by which the Company, any of its Subsidiaries or their respective properties or assets are bound, or (C) subject to the governmental filings and other matters referred to in Section 3.1(b)(iv) below, any Law or Order applicable to the Company or any of its Subsidiaries or their respective properties or assets, other than, in the case of clauses (B) and (C), any such conflicts, violations, defaults, rights, losses or Liens that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(iv) Except as set forth on Section 3.1(b)(iv) of the Company Disclosure Letter, no consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any federal, state, local, foreign or supranational government, any court, administrative, regulatory or other governmental agency, commission or authority, any non-governmental self-regulatory agency, commission or authority or any arbitral body (a “Governmental Entity”) is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company, the consummation by the Company of the transactions contemplated hereby or the compliance by the Company with the provisions of this Agreement, except for (A) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”), and with any other Laws that are designed to govern foreign investment or competition, or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade (together with the HSR Act, the “Antitrust Laws”), (B) the filing with the SEC of (1) a proxy statement relating to the Company Stockholders Meeting (such proxy statement, together with the proxy statement relating to the Parent Stockholders Meeting, in each case as amended or supplemented from time to time, the “Joint Proxy Statement”), (2) the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of shares of Parent Common Stock in the First Merger, of which the Joint Proxy Statement will form a part (the “Form S-4”), and (3) such reports under Section 13(a) or 15(d) of the Exchange Act, as may be required in connection with this Agreement and the transactions contemplated hereby; (C) the filing of the First Certificate of Merger with the Secretary of State of the State of Delaware, and appropriate documents with the relevant authorities of other jurisdictions in which the Company and Parent or their respective Subsidiaries are qualified to do business, (D) any filings required under the rules and regulations of the NYSE, and (E) such other consents, approvals, orders or authorizations the failure of which to be made or obtained, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(c) Capital Structure. (i) The authorized capital stock of the Company consists of 500,000,000 Shares and 5,000,000 shares of preferred stock, par value $0.01 per share (the “Company Preferred Stock” and, together with the Common Stock, the “Company Capital Stock”), of which 250,000 shares have been classified as Series A Junior Participating Preferred Stock, par value $0.01 per share. At the close of business on December 10, 2015 (the “Measurement Date”), (A) 219,329,929 Shares were issued and outstanding (including the Company Restricted Stock Awards, but excluding shares described in the following clause (B)), (B) 42,397,195 Shares were held by the Company in its treasury or were held by wholly owned Subsidiaries of the Company, (C) no shares of Company Preferred Stock were issued and outstanding, (D) (1) 15,879,558 Shares were reserved and available for issuance upon conversion of the Company’s 1-7/8% senior subordinated convertible notes due 2018, (2) 6,804,536 Shares were reserved and available for issuance upon conversion of the Company’s 1-1/2% senior subordinated convertible notes due 2019 and (3) 13,825,854 Shares were reserved and available for issuance upon conversion of the Company’s 1-1/8% senior subordinated convertible notes due 2034, and (E) 13,000,000 Shares were reserved and available for issuance pursuant to the Company Equity Plans, of which amount (1) 123,538 Shares were underlying outstanding Company Options (which outstanding Company Options have a weighted average exercise price equal to $8.99), and (2) 6,342,340 Shares were underlying outstanding the Company Restricted Stock Awards.

(ii) All outstanding shares of capital stock of the Company are, and all shares of capital stock of the Company that may be issued as permitted by this Agreement or otherwise will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except as set forth above and except for changes since the Measurement Date resulting from the issuance of Shares pursuant to the Company Options and the Company Restricted Stock Awards outstanding on the date hereof or issued after the date hereof in compliance with Section 4.1(a)(ii), (A) there are not issued or outstanding (1) any shares of capital stock or other voting securities of the Company, (2) any securities of the Company or any of its Subsidiaries convertible into or exchangeable or exercisable for, or based upon the value of, shares of capital stock or voting securities of the Company, or (3) any warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, or obligations of the Company or any of its Subsidiaries to issue, any capital stock, voting securities or securities convertible into or exchangeable or exercisable for, or based upon the value of, capital stock or voting securities of the Company, and (B) there are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities.

(iii) Except as set forth on Section 3.1(c)(iii) of the Company Disclosure Letter, there are no voting trusts or other Contracts to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock or other Equity Interest of the Company or its Subsidiaries. Neither the Company nor any of its Subsidiaries has granted any preemptive rights, anti-dilutive rights or rights of first refusal, registration rights or similar rights with respect to its shares of capital stock that are in effect.

(d) Subsidiaries. Except as set forth on Section 3.1(d) of the Company Disclosure Letter, all outstanding shares of capital stock of, or other Equity Interests in, each “Significant Subsidiary” (as defined in Rule 1-02(w) of SEC Regulation S-X) of the Company have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by the Company, free and clear of any Liens and free of any other restriction, including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests.

(e) SEC Documents; Financial Statements; Undisclosed Liabilities. (i) The Company and its Subsidiaries have filed or furnished all required registration statements, prospectuses, reports, schedules, forms, statements, certifications and other documents (including exhibits and all other information incorporated therein) with the SEC since January 1, 2013 (the “Company SEC Documents”). As of their respective dates (or, if amended, as of the date of such amendment), the Company SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to the Company SEC Documents, and none of the Company SEC Documents when filed (or, if amended, as of the date of such amendment) and at their respective effective times, if applicable, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC with respect to any of the Company SEC Documents, and, to the Knowledge of the Company, none of the Company SEC Documents is the subject of any outstanding SEC comment or outstanding SEC investigation.

(ii) The consolidated financial statements (including all related notes and schedules) of the Company and its Subsidiaries included in the Company SEC Documents (the “Company Financial Statements”) were prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments which are not material and to any other adjustments described therein, including the notes thereto).

(iii) Except (A) as reflected or reserved against in the Company’s consolidated balance sheet as of September 30, 2015 (or the notes thereto) as included in the Company Filed SEC Documents, (B) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since September 30, 2015, and (C) for liabilities and obligations incurred in connection with or contemplated by this Agreement, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required by GAAP to be reflected on a consolidated balance sheet of the Company and its Subsidiaries (or in the notes thereto) that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

(iv) Section 3.1(e)(iv) of the Company Disclosure Letter sets forth, as of November 30, 2015, the aggregate consolidated indebtedness for borrowed money or obligations under capital leases of the Company and its Subsidiaries (other than intercompany indebtedness).

(v) Each of the principal executive officer of the Company and the principal financial officer of the Company (and each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act or Sections 302 and 906 of the Sarbanes-Oxley Act and the rules and regulations of the SEC promulgated thereunder with respect to the Company SEC Documents, and prior to the date of this Agreement, neither the Company nor any of its executive officers has received written notice from any Governmental Entity challenging or questioning the accuracy, completeness, form or manner of filing such certifications. For purposes of this Section 3.1(e)(v), “principal executive officer” and “principal financial officer” have the meanings given to such terms in the Sarbanes-Oxley Act. Neither the Company nor any of its Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of the Sarbanes-Oxley Act.

(vi) The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. The Company’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act.

(vii) The internal controls over financial reporting of the Company and its Subsidiaries provide reasonable assurance regarding the reliability of the financial reporting of the Company and its Subsidiaries and the preparation of the financial statements of the Company and its Subsidiaries for external purposes in accordance with GAAP.

(viii) The Company has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s auditors and the audit committee of the Board of Directors of the Company (i) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the internal controls of the Company or the Company Subsidiaries. The Company has made available to Parent all such disclosures made by management to Parent’s auditors and audit committee of its Board of Directors.

(ix) The Company is in compliance, in all material respects, with all rules, regulations and requirements of the Sarbanes-Oxley Act and the SEC.

(x) The Company is in compliance in all material respects, with the applicable criteria for continued listing of Company Common Stock on the NYSE, including all applicable corporate governance rules and regulations thereunder.

(f) Information Supplied. None of the information supplied or to be supplied by the Company specifically for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading or (ii) the Joint Proxy Statement will, at the date it is first mailed to the Company’s stockholders or at the time of the Company Stockholders Meeting or the Parent Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders Meeting or

Parent Stockholders Meeting that has become false or misleading. Notwithstanding the foregoing sentence, no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on or derived from information supplied by Parent specifically for inclusion or incorporation by reference in the Form S-4 or the Joint Proxy Statement. The information supplied by the Company for inclusion in the Form S-4 and the Joint Proxy Statement will comply as to form in all material respects with the requirements of the Securities Act, the Exchange Act and the rules and regulations thereunder.

(g) Absence of Certain Changes or Events. (i) From January 1, 2015 through the date of this Agreement, the businesses of the Company and its Subsidiaries have been conducted in all material respects in the ordinary course of business in a manner consistent with past practice, except in connection with this Agreement and the discussions, negotiations, actions and transactions related thereto.

(ii) Since December 31, 2014, (A) there have been no Effects that, individually or in the aggregate, have had or would reasonably be expected to have a Company Material Adverse Effect and (B) except as set forth on Section 3.1(g)(ii)(B) of the Company Disclosure Letter, there has not been any action taken by the Company or its Affiliates that, if taken during the period from the date of this Agreement through the Closing without Parent’s consent, would constitute a breach of Section 4.1(a).

(h) Compliance with Law; Consumer Product Safety; Outstanding Orders. (i) The Company, its Subsidiaries and their respective employees hold all permits, licenses, variances, exemptions, orders, registrations and approvals of all Governmental Entities that are required for the operation of the businesses of the Company and its Subsidiaries (the “Company Permits”), except where the failure to have any such Company Permits, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. The Company and its Subsidiaries are in compliance with the terms of the Company Permits and all applicable Laws relating to the Company and its Subsidiaries or their respective businesses or properties, except where the failure to be in compliance with such Company Permit or Law, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. No action, demand, requirement or investigation by any Governmental Entity and no Action by any Person, in each case with respect to the Company or any of its Subsidiaries or any of their respective properties, is pending or, to the Knowledge of the Company, threatened, other than, in each case, those the outcome of which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(ii) Except as set forth on Section 3.1(h)(ii) of the Company Disclosure Letter, since January 1, 2013, there has not been, and there is no pending or, to the Knowledge of the Company, threatened recall or, to the Knowledge of the Company, investigation of, or with respect to, any of the Company’s or its Subsidiaries’ product offerings required by the Consumer Product Safety Commission or any other Governmental Entity that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect. Since January 1, 2013, the Company has not received any written notice or, to the Company’s Knowledge, other communication from the Consumer Product Safety Commission or any other Governmental Entity of any actual or alleged violation of any Law governing product recalls, product safety, product defects, or the content of product materials or packaging and labeling of products that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

(iii) Neither the Company nor any of its Subsidiaries, nor any assets used by the Company or its Subsidiaries in their respective businesses, are subject to any outstanding order, injunction or decree that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

(i) Litigation. Except as set forth on Section 3.1(i) of the Company Disclosure Letter, there is no civil, criminal, administrative or arbitral claim, action, suit, proceeding or investigation (each, an “Action”) pending against or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries or any of their respective properties or any of their respective officers or directors before any court or arbitrator or any Governmental Entity except as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(j) Company Benefit Plans and Labor Matters. (i) Section 3.1(j)(i) of the Company Disclosure letter sets forth a list of all material Company Benefit Plans. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each Company Benefit Plan is in compliance with their terms and with all Laws, including the Employee Retirement Income Security Act of 1974 (“ERISA”), the Code, the PPACA and federal securities laws. The Internal Revenue Service has determined that each Company Benefit Plan that is intended to be a qualified plan under Section 401(a) of the Code is so qualified and the Company is not aware of any event occurring after the date of such determination that would adversely affect such determination, except for any such events that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. To the Company’s Knowledge, no condition exists that is reasonably likely to subject the Company or any Company ERISA Affiliate to any direct or indirect liability under Title IV of ERISA (other than required minimum contributions to a Company Benefit Plan including any “multi-employer plan” as described in Section 4001(a)(3) of ERISA (a “Multi-Employer Plan”)) or to a civil penalty under Section 502(i) or 502(l) of ERISA or liability under Section 4069 of ERISA or Section 4975, 4976, or 4980B of the Code or other liability with respect to Company Benefit Plans, in each case that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. To the Company’s Knowledge, no “reportable event” as that term is defined in Section 4043 of ERISA has occurred with respect to any Company Benefit Plan within the last five years. To the Company’s Knowledge, except as set forth on Section 3.1(j)(i) of the Company Disclosure Letter, the Company and its ERISA Affiliates do not now and for the last five years have not been obligated to contribute to a Multi-Employer Plan or to any other plan described in Section 413 of the Code. There are no pending or, to the Knowledge of the Company, threatened, claims (other than routine claims for benefits or immaterial claims), or any Actions by or notice from a Governmental Entity by, on behalf of or against any Company Benefit Plan, any trusts related thereto, the Company or its ERISA Affiliates except where such claims or Actions would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(ii) Except as provided by this Agreement and set forth on Section 3.1(j)(ii) of the Company Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement (either alone or in conjunction with any other event) would reasonably be expected to (A) result in any “excess parachute payment” (within the meaning of Section 280G of the Code or any other material payment (including material severance, unemployment compensation, forgiveness of indebtedness or otherwise) becoming due to any current or former director or any current or former employee of the Company or any of its Subsidiaries, (B) materially increase any benefits otherwise payable under any Company Benefit Plan, (C) result in any material acceleration of funding or vesting of any such benefits, or (D) constitute a “change in control” or similar event for the purposes of any material Company Benefit Plan set forth on Section 3.1(j)(i) of the Company Disclosure letter.

(iii) No Person is entitled to receive any additional payment (including any Tax gross-up or other payment) from the Company or any of its Subsidiaries as a result of the imposition of any excise or additional Taxes, interest or penalties incurred pursuant to Section 409A or Section 4999 of the Code.

(iv) Except for such matters that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, there is no (A) unfair labor practice, labor dispute or labor arbitration proceeding pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries or (B) lockout, strike, slowdown, work stoppage or, to the Knowledge of the Company, threat thereof by or with respect to any employees of the Company or any of its Subsidiaries.

(v) Since January 1, 2013, the Company and each of its Subsidiaries has complied with all Law relating to employment and employment practices, including wages, hours, collective bargaining, unemployment insurance, worker’s compensation, equal employment opportunity, classification of employees and contractors, age and disability discrimination, the payment of withholding Taxes, and the termination of employment, except to the extent that noncompliance would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Except as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, there are no complaints, charges or claims against the Company pending or, to the Knowledge of the Company, threatened to be brought or filed with any Governmental Entity based on, arising out of, in connection with, or otherwise relating to the employment of, or termination of employment by, the Company of any Person including Actions under the Workers Adjustment and Retraining Notification Act.

(vi) The transactions contemplated by this Agreement will not require the consent of, or advance notification to, any works councils, unions or similar labor organizations with respect to employees of the Company or any of its Subsidiaries, other than any such consents the failure of which to obtain or advance notifications the failure of which to provide as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(k) Taxes. (i) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect:

(A) (1) all Tax Returns required to be filed by the Company and its Subsidiaries, have been timely filed (taking into account any extensions), (2) all such Tax Returns were true, complete and correct in all respects, (3) all Taxes shown as due and payable on such Tax Returns, and all Taxes (whether or not reflected on such Tax Returns) required to have been paid by the Company and its Subsidiaries have been paid or adequate reserves have been recorded in the Company Financial Statements, (4) all Taxes of the Company and its Subsidiaries that are not yet due and payable have been adequately reserved for in the Company Financial Statements, and (5) the Company and its Subsidiaries have duly and timely withheld all Taxes required to be withheld in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or any Third Party, and such withheld Taxes have been either duly and timely paid to the proper Taxing Authority or properly set aside in accounts for such purpose;

(B) no written Contract or other written document waiving or extending, or having the effect of waiving or extending, the statute of limitations or the period of assessment or collection of any Taxes relating to the Company or any of its Subsidiaries has been filed or entered into with any Taxing Authority, and no power of attorney with respect to any such Taxes has been granted to any Person, in each case, that remains in effect;

(C) (1) no audits or other administrative proceedings or proceedings before any Taxing Authority are presently pending with regard to any Taxes or Tax Return of the Company or any of its Subsidiaries, as to which any Taxing Authority has asserted in writing any claim, and (2) no Taxing Authority has asserted in writing any deficiency or claim for Taxes or any adjustment to Taxes with respect to which the Company or any of its Subsidiaries may be liable with respect to income or other Taxes that has not been fully paid or finally settled, and Section 3.1(k)(i)(C) of the Company Disclosure Letter lists all material federal, state, local and non-U.S. Tax Returns of the Company or any of its Subsidiaries that are currently the subject of audit by any Governmental Entity or other Tax authority;

(D) neither the Company nor any of its Subsidiaries (1) is a party to or bound by or has any obligation under any Tax indemnification, separation, sharing or similar Contract or arrangement (other than exclusively among the Company and its Subsidiaries), (2) is or has been a member of any consolidated, combined, unitary or similar group for purposes of filing Tax Returns or paying Taxes (other than a group of which the Company is the common parent corporation), (3) has entered into a closing Contract pursuant to Section 7121 of the Code, or any predecessor provision or any similar provision of Law, or (4) has any liability for the payment of Taxes of any Person as a successor or transferee;

(E) none of the assets of the Company or any of its Subsidiaries is subject to any Lien for Taxes (other than Permitted Liens); and

(F) neither the Company nor any of its Subsidiaries has engaged in any listed transaction, or any reportable transaction that has not been properly disclosed on a Tax Return in accordance with Law, within the meaning of Sections 6011, 6111 and 6112 of the Code or any similar provision of Tax Law in any other jurisdiction.

(ii) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (A) within the past two years or (B) that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in connection with the Mergers.

(iii) Apart from any regular and normal dividend, the Company has not paid any dividend since January 31, 2012, in anticipation of, or to facilitate the Mergers, or as bargained-for consideration in the Mergers or any similar transaction involving the combination of the parties.

(iv) Neither the Company nor any of its Subsidiaries has taken any action or knows of any fact, Contract, plan or other circumstance that would reasonably be expected to prevent the Mergers from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code (the “Intended Tax Treatment”).

(l) Voting Requirements. The adoption of this Agreement by the affirmative vote at the Company Stockholders Meeting of the holders of a majority of the outstanding Shares (the “Company Stockholder Approval”) is the only vote of holders of any securities of the Company or its Subsidiaries necessary to adopt or approve this Agreement or the transactions contemplated by this Agreement.

(m) Takeover Statutes and Charter Provisions. (i) Assuming the correctness of Parent’s representation contained in Section 3.2(k)(ii), the Company Board has taken all action necessary to render the restrictions on “business combinations” (as defined in Section 203 of the DGCL) as set forth in Section 203 of the DGCL inapplicable to this Agreement and the transactions contemplated hereby. No “fair price,” “moratorium,” “control share acquisition” or other similar antitakeover statute or similar Law applies with respect to the Company or any of its Subsidiaries in connection with this Agreement, the Mergers or any of the other transactions contemplated hereby. There is no stockholder rights plan, “poison pill” antitakeover plan or similar agreement, plan or arrangement in effect to which the Company or any of its Subsidiaries is subject, party or otherwise bound. The Company has not, as of the date hereof, amended, waived or otherwise modified the terms of any standstill, confidentiality or similar agreement to which it is a party and which is currently in effect with respect to any possible merger, sale, business combination or similar extraordinary corporate transaction involving the Company and its Subsidiaries.

(ii) Neither the Company nor any of its “Affiliates” or “associates” is, or at any time during the last three years has been, an “interested stockholder” of Parent, in each case as defined in Section 203 of the DGCL.

(n) Intellectual Property. (i) The Company and its Subsidiaries own, free and clear of all Liens, or have the right to use pursuant to valid Contracts or permissions, all items of Intellectual Property necessary for their operations, as currently conducted or as contemplated by them to be conducted, except where the failure to own or have such rights, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(ii) The conduct of the Company’s and its Subsidiaries’ businesses, as currently conducted or contemplated by them to be conducted, does not interfere, infringe, misappropriate, dilute or violate any of the Intellectual Property rights of any Third Party, except for interferences, infringements, misappropriations, dilutions or violations which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(iii) No Actions are pending or, to the Company’s Knowledge, threatened or otherwise adversely affecting the Intellectual Property rights of the Company, except for Actions that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(iv) Since January 1, 2013, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has received any (A) written notice, claim or indemnification request asserting that the conduct of the Company’s and its Subsidiaries’ businesses infringes, misappropriates, violates or dilutes any of the Intellectual Property rights of any Third Party or (B) written request that the Company or any of its Subsidiaries take a license under any patents owned by a Third Party which such license would entail material obligations.

(v) To the Knowledge of the Company, no Third Party is interfering with, infringing upon, misappropriating, diluting, violating or otherwise coming into conflict with any Intellectual Property rights of the Company or any of its Subsidiaries, except for interferences, infringements, misappropriations, dilutions or violations that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(o) Company Material Contracts. Section 3.1(o) of the Company Disclosure Letter lists the following Contracts to which, as of the date of this Agreement, the Company or any of its Subsidiaries is a party or is otherwise bound, (i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (ii) any Contract under which the Company or any of its Subsidiaries is licensee or licensor, or sub-licensee or sub-licensor of, or otherwise grants or is granted a right to use, register or acquire, any material Intellectual Property used or held for use in the business of the Company or its Subsidiaries, other than licenses to any shrink wrap, click wrap or other software that is generally commercially available and not customized, (iii) any Contracts relating to indebtedness for borrowed money in excess of $100,000,000 or any guarantee thereof (other than intercompany indebtedness), (iv) any non-competition Contract or Contract or obligation which purports to limit in any material respect the manner in which, or the localities in which, the businesses of the Company and its Subsidiaries, taken as a whole (or, for purposes of this Section 3.1(o), Parent and its Subsidiaries, taken as a whole, assuming the Mergers have taken place), is or would be conducted, other than in the ordinary course of business consistent with past practice, (v) any material joint venture or partnership Contract or Contract that provides for the sharing of revenues or expenses (other than an intercompany Contracts), (vi) other than such Contracts entered into in the ordinary course of business consistent with past practice, any purchase, sale or supply Contract that (A) contains volume requirements or commitments or exclusive or preferred purchasing arrangements, in each case, that are material to the Company and its Subsidiaries, taken as a whole, and (B) has more than one year remaining in the term of the Contract and is not terminable on notice of six months or less without material penalty or obligation to the Company or any of its Subsidiaries, (vii) any Contract entered into since January 1, 2010 and pursuant to which the Company or any of its Subsidiaries disposed of or acquired, or agreed to dispose of or acquire, a material business or, any amount of material assets by the Company or any of its Subsidiaries, with material obligations remaining to be performed or material liabilities continuing after the date of this Agreement, including any “earn out” or other contingent payment obligations, (viii) any material hedge, collar, option, forward purchasing, swap, derivative or similar Contract, (ix) any Contract for capital expenditures or the acquisition or construction of fixed assets which requires future payments in excess of $5 million, or (x) any amendment, supplement or modification of a Contract described in clauses (i) through (ix) or any binding commitment or binding agreement to enter into any of such Contract (all Contracts of the types described in clauses (i) through (x), collectively, the “Company Material Contracts”). The Company has delivered or made available to Parent, prior to the execution of this Agreement, true and complete copies of all the Company Material Contracts in effect as of the date of this Agreement. Each Company Material Contract is valid and binding on the Company (or, to the extent a Subsidiary of the Company is a party, such Subsidiary) and is in full force and effect, and the Company and each Subsidiary of the Company has in all material respects performed all obligations required to be performed by it to date under each Company Material Contract, except where such noncompliance, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. To the Company’s Knowledge, neither the Company nor any of its Subsidiaries has received written notice of, any violation or default under (nor, to the Knowledge of the Company, does there exist any condition that with the passage of time or the giving of notice or both would result in such a violation or default under) any Company Material Contract. To the Knowledge of the Company, no Third Party to any Company Material Contract is in breach of or default under the terms of any

Company Material Contract where such default has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(p) Environmental Protection. Except as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, (i) the Company and each of its Subsidiaries are and have been since January 1, 2013 in compliance with all Environmental Laws, including possession of and compliance with all permits, licenses, authorizations and approvals required under Environmental Laws for their respective operations and properties as currently conducted (“Company Environmental Permits”), and neither the Company nor any of its Subsidiaries has received any (A) communication alleging that the Company or any of its Subsidiaries has not complied with, or has any liability or obligation under, any Environmental Law or the Company Environmental Permits or (B) currently outstanding written request by any Governmental Entity for information pursuant to any Environmental Law, (ii) there are no Environmental Claims pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries and there is no basis for any such claim, (iii) there has been no Release of or exposure to any Hazardous Material that could reasonably be expected to form the basis of a liability of or any Environmental Claim against the Company or any of its Subsidiaries, (iv) neither the Company nor any of its Subsidiaries has retained or assumed, either contractually or by operation of Law, any liabilities or obligations that could reasonably be expected to form the basis of any Environmental Claim against the Company or any of its Subsidiaries, (v) neither the Company nor any of its Subsidiaries has been named, identified or alleged in any written notice or claim received by the Company to be a responsible party or a potentially responsible party under CERCLA or any state Law based on, or analogous to, CERCLA, and (vi) neither the Company nor any of its Subsidiaries has pending, and, to the Company’s Knowledge, there are no facts or circumstances that could reasonably be expected to result in, any Environmental Claim, in each such case, for the disposal or Release of Hazardous Materials at any site that is not owned or leased by the Company or any of its Subsidiaries.

(q) Anti-Corruption and Trade Sanctions. Except for such matters as have not, since January 1, 2013, resulted in, and would not reasonably be expected to result in, a material liability to or obligation of the Company and its Subsidiaries, taken as a whole:

(i) The Company and its Subsidiaries have developed and implemented a compliance program that includes corporate policies and procedures designed to ensure compliance with the U.S. Foreign Corrupt Practices Act of 1977 (15 U.S.C. §§ 78dd-1, et seq.) (the “Foreign Corrupt Practices Act”), the U.K. Bribery Act 2010 and other applicable foreign or domestic anti-Corruption or anti-Bribery Laws of similar import (collectively, “Anti-Corruption and Anti-Bribery Laws”), and any regulations promulgated by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”). The Company and its Subsidiaries, directors, officers and employees, and, to the Knowledge of the Company, its agents and other Representatives acting on behalf of the Company or its Subsidiaries, have complied with the Foreign Corrupt Practices Act, applicable foreign or domestic Anti-Corruption and Anti-Bribery Laws, as well as OFAC regulations.

(ii) In connection with the Company’s and its Subsidiaries’ compliance with the Foreign Corrupt Practices Act, there have been no voluntary disclosures under the Foreign Corrupt Practices Act.

(iii) The Company and its Subsidiaries, directors, officers and employees, and, to the Knowledge of the Company, its agents and other Representatives acting on behalf of the Company or its Subsidiaries, are not “specially designated nationals” or “blocked persons,” nor are they otherwise acting in any material violation of Law regarding trade sanctions, including OFAC regulations.

(iv) No Governmental Entity has notified the Company or any of its Subsidiaries of any actual or alleged violation or breach of any applicable foreign or domestic Anti-Corruption and Anti-Bribery Laws.

(v) Neither the Company nor any of its Subsidiaries has undergone or is undergoing any audit, review, inspection, investigation, survey or examination of records, in each case conducted by a Governmental

Entity and relating to the Company’s or its Subsidiaries’ compliance with the Foreign Corrupt Practices Act, and to the Company’s Knowledge, there is no basis for any such audit, inspection, investigation, survey or examination of records by a Governmental Entity.

(vi) Neither the Company nor any of its Subsidiaries has been or is now under any administrative, civil or criminal charge or indictment or, to the Company’s Knowledge, investigation, alleging noncompliance with the Foreign Corrupt Practices Act, nor, to the Company’s Knowledge, is there any basis for any such charge, indictment or investigation.

(vii) Neither the Company nor any of its Subsidiaries has been or is now a party to any administrative or civil litigation alleging noncompliance with the Foreign Corrupt Practices Act, nor to the Company’s Knowledge, is there any basis for any such proceeding.

(viii) Neither the Company nor any of its Subsidiaries nor their respective Affiliates, directors, officers or employees or, to the Knowledge of the Company, any agents or other Representatives acting on behalf of any of the foregoing have directly or indirectly:

(A) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity;

(B) offered, promised, paid or delivered any fee, commission or other sum of money or anything of value, however characterized, to any finder, agent or other party acting on behalf of a governmental or political employee or official or governmental or political entity, political agency, department, enterprise or instrumentality, in the United States or any other country, that was illegal under any Anti-Corruption and Anti-Bribery Laws; or

(C) taken any action or made any omission in material violation of the United States, 18 USC 1956 and 1957 and the Bank Secrecy Act, the USA PATRIOT Act, and its implementing regulations, 31 USC 5311, et seq. and 31 CFR Chapter X.

(ix) The Company and each of its Subsidiaries have at all times since January 1, 2013 conducted transactions in accordance with applicable United States export and re-export controls, including the United States Export Administration Act and Regulations and Foreign Assets Control Regulations and all other applicable import/export controls of similar import in other countries in which the Company conducts business, including the International Traffic in Arms Regulations, the Trading With The Enemy Act, and International Emergency Economic Powers Act.

(r) Real Property. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (A) the Company and each of its Subsidiaries has good and marketable fee title (or the equivalent in any applicable foreign jurisdiction) to all of its owned real property, and good and valid leasehold title to all of its leased property pursuant to leases with Third Parties which are enforceable in accordance with their terms, in each case subject only to Permitted Liens, (B) there are no existing (or to the Knowledge of the Company, threatened) condemnation proceedings with respect to any such real property and (C) with respect to all such leased real property, the Company and each of its Subsidiaries is in compliance with all material terms and conditions of each lease therefor, and neither the Company nor any of its Subsidiaries has received any notice of default thereunder which is outstanding and remains uncured beyond any applicable period of cure.

(s) Opinion of Financial Advisor. The Company has received the oral opinion of Barclays Capital Inc. (the “Company Financial Advisor”), subsequently confirmed in writing and dated the date of this Agreement, to the effect that, as of such date and subject to the assumptions, limitations, qualifications and other matters set forth in such opinion, the Merger Consideration to be offered to the holders of the Common Stock pursuant to this Agreement is fair, from a financial point of view, to such holders. Promptly after the execution of this Agreement, the Company will furnish to Parent, solely for its informational purposes, a true and complete copy of the written opinion of the Company Financial Advisor.

(t) Brokers. Except for fees payable to the Company Financial Advisor and UBS Securities LLC, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has furnished to Parent a true and complete copy of any Contract between the Company and the Company Financial Advisor pursuant to which the Company Financial Advisor could be entitled to any payment from the Company or any of its Subsidiaries relating to the transactions contemplated hereby.

(u) Insurance. The Company and its Subsidiaries have insurance policies in full force and effect with financially responsible insurance companies with respect to their respective assets, properties and business in such amounts, with such deductibles and against such risks and losses, as is reasonably prudent given the Company’s circumstances. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, (i) all material insurance policies and programs maintained by the Company or any of its Subsidiaries are in full force and effect and (ii) such policies provide coverage in such amounts and against such risks as is sufficient to comply with applicable Law. The Company and its Subsidiaries are in material compliance with the material terms of all material insurance policies and programs and have not failed to give any material notice or present any material claim under any insurance policy or programs within the time periods required. To the Knowledge of the Company, there are no pending notices of cancellation or non-renewal of any such insurance policy or programs nor has the termination of any such insurance policy and program been threatened in writing by the provider of such insurance.

(v) Affiliate Transactions. Except as set forth on Section 3.1(v) of the Company Disclosure Letter, there are no transactions or Contracts, between the Company or any of its Subsidiaries, on the one hand, and any of the Company’s Affiliates (other than wholly owned Subsidiaries of the Company), on the other hand, that would be required to be disclosed by the Company under Item 404 of Regulation S-K under the Securities Act.

(w) No Additional Representations. The Company acknowledges that (i) neither Parent nor any other Person has made any representation or warranty, express or implied, as to Parent or any of Parent’s Subsidiaries or the accuracy or completeness of any information regarding Parent and Parent Subsidiaries furnished or made available to the Company and its Representatives, except as expressly set forth in this Agreement, (ii) the Company has not relied on any representation or warranty from Parent, any of Parent’s Subsidiaries or any other Person in determining to enter into this Agreement, except those representations and warranties expressly set forth in this Agreement, and (iii) no Person shall have or be subject to any liability to the Company or any other Person resulting from the distribution to the Company, or the Company’s use, of any information, documents or material made available to the Company in any physical or electronic “data rooms,” management presentations or in any other form in expectation of the Mergers. Without limiting the generality of the foregoing, the Company acknowledges that none of Parent, Parent Subsidiaries nor any other Person has made any representation or warranty, express or implied, as to the accuracy, completeness or achievement of any financial projections, forecasts, cost estimates and capital budgets relating to Parent and its Subsidiaries and made available to the Company.

3.2. Representations and Warranties of Parent. Except as (x) set forth in any Parent SEC Document filed with the SEC since January 1, 2014 and publicly available at least two Business Days prior to the date of this Agreement (as amended to the date of this Agreement, the “Parent Filed SEC Documents”) (excluding any disclosures of risk in any risk factors section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimer and other disclosures that are generally cautionary, predictive or forward-looking in nature) (it being agreed that the exclusion in this clause (x) will not apply to the representations and warranties set forth in Section 3.2(c) or (y) disclosed in the disclosure letter delivered by Parent to the Company concurrently with or prior to the execution of this Agreement (the “Parent Disclosure Letter”) and making reference to the particular subsection of this Agreement to which exception is being taken (provided, that such disclosure will be deemed to qualify that particular subsection and such other subsections of this Agreement to the extent that it is reasonably apparent from the face of such disclosure that such disclosure also qualifies or applies to such other subsections), Parent, Merger Sub and Successor Sub represent and warrant to the Company as follows:

(a) Organization, Standing and Corporate Power. Parent and each of its Subsidiaries is a corporation or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the Laws of the jurisdiction in which it is organized and has the requisite corporate or other power, as the case may be, and authority to carry on its business as now being conducted, except, as to Subsidiaries, for those jurisdictions where the failure to be so organized, existing or in good standing, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect. Parent and each of its Subsidiaries is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect. Parent has delivered to or made available to the Company prior to the execution of this Agreement true and complete copies of any amendments to Parent’s Restated Certificate of Incorporation (the “Parent Charter”) and Parent’s By-Laws (the “Parent Bylaws”) not filed as of the date of this Agreement with the Parent Filed SEC Documents.

(b) Corporate Authority; Non-contravention. (i) Parent has the requisite power and authority to enter into this Agreement and, subject to the Parent Stockholder Approval, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and the consummation by Parent of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Parent, subject, in the case of the issuance of shares of Parent Common Stock in the First Merger, to the Parent Stockholder Approval. This Agreement has been duly executed and delivered by Parent and, assuming the due authorization, execution and delivery of this Agreement by each of the other parties hereto, constitutes the legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, subject to the Enforceability Exception.

(ii) The Parent Board, at a meeting duly called and held prior to the execution of this Agreement, has duly adopted resolutions (A) approving this Agreement, the Mergers and the other transactions contemplated hereby, (B) determining that the terms of the Mergers and the other transactions contemplated hereby are fair to and in the best interests of Parent and its stockholders, (C) recommending that Parent’s stockholders vote affirmatively to approve the issuance of Parent Common Stock in the First Merger, and (D) declaring this Agreement advisable in accordance with Section 251(a) of the DGCL (the resolutions and determinations referred to in clauses (B), (C) and (D) of this sentence being hereafter referred to as the “Parent Board Recommendation”), which resolutions have not, as of the date hereof, been withdrawn or modified.

(iii) The execution and delivery of this Agreement by each of Parent, Merger Sub and Successor Sub does not, and the consummation of the transactions contemplated hereby and compliance by each of Parent, Merger Sub and Successor Sub with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation or loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent or any of its Subsidiaries, under (A) (1) the Parent Charter or the Parent Bylaws or (2) the comparable organizational documents of any of Parent’s Subsidiaries, (B) except as set forth on Section 3.2(b)(iii) of the Parent Disclosure Letter, any Contract, permit, concession, franchise, license or similar authorization to which Parent or any of its Subsidiaries is a party or by which Parent, any of its Subsidiaries or their respective properties or assets are bound, or (C) subject to the governmental filings and other matters referred to in Section 3.2(b)(iv) below, any Law or Order applicable to Parent or any of its Subsidiaries or their respective properties or assets, other than, in the case of clauses (A)(1), (B) and (C), any such conflicts, violations, defaults, rights, losses or Liens that, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

(iv) No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Parent or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Parent, Merger Sub and Successor Sub, the consummation by Parent, Merger Sub and Successor Sub of the transactions contemplated hereby or the compliance by Parent, Merger Sub and Successor Sub with the provisions of this Agreement, except for (A) compliance with any applicable requirements of the Antitrust Laws, (B) the filing with the SEC of (1) the Joint Proxy Statement, (2) the Form S-4, and (3) such reports under Section 13(a) or 15(d) of the Exchange Act, as may be required in connection with this Agreement and the transactions contemplated hereby, (C) the filing of the First Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other jurisdictions in which the Company and Parent or their respective Subsidiaries are qualified to do business, (D) any filings required under the rules and regulations of the NYSE and such approvals of NYSE as may be required to permit the shares of Parent Common Stock that are to be issued in the First Merger to be listed on NYSE, and (E) such other consents, approvals, orders or authorizations the failure of which to be made or obtained, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

(c) Capital Structure. (i) The authorized capital stock of Parent consists of 800,000,000 shares of Parent Common Stock and 10,000,000 shares of preferred stock (the “Parent Preferred Stock” and, together with the Parent Common Stock, the “Parent Capital Stock”), consisting of 10,000 shares without par value, and 9,990,000 shares, par value $1.00 per share. At the close of business on the Measurement Date, (A) 267,202,413 shares of Parent Common Stock were issued and outstanding (excluding shares described in the following clause (B)), (B) 21,709,026 shares of Parent Common Stock were held by Parent in its treasury or were held by wholly owned Subsidiaries of Parent, (C) no shares of Parent Preferred Stock were issued and outstanding, and (D) 53,225,240 shares of Parent Common Stock were reserved and available for issuance pursuant to Parent Equity Plans, of which amount (1) 1,193,375 shares of Parent Common Stock were underlying outstanding Parent Options (which outstanding Parent Options have a weighted average exercise price equal to $20.38) and (2) 4,493,323 shares of Parent Common Stock were underlying outstanding Parent RSU Awards.

(ii) All outstanding shares of capital stock of Parent are, and all shares of capital stock of Parent that may be issued as permitted by this Agreement or otherwise will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except as set forth above and except for changes since the Measurement Date resulting from the issuance of shares of Parent Common Stock pursuant to Parent Options and Parent RSU Awards outstanding on the date hereof or issued after the date hereof in compliance with Section 4.1(b)(ii), (A) there are not issued or outstanding (1) any shares of capital stock or other voting securities of Parent, (2) any securities of Parent or any of its Subsidiaries convertible into or exchangeable or exercisable for, or based upon the value of, shares of capital stock or voting securities of Parent or (3) any warrants, calls, options or other rights to acquire from Parent or any of its Subsidiaries, or obligations of Parent or any of its Subsidiaries to issue, any capital stock, voting securities or securities convertible into or exchangeable or exercisable for, or based upon the value of, capital stock or voting securities of Parent and (B) there are no outstanding obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities.

(iii) There are no voting trusts or other Contracts to which Parent or any of its Subsidiaries is a party with respect to the voting of the capital stock or other Equity Interest of Parent or its Subsidiaries. Neither Parent nor any of its Subsidiaries has granted any preemptive rights, anti-dilutive rights or rights of first refusal, registration rights or similar rights with respect to its shares of capital stock that are in effect.

(d) Subsidiaries. All outstanding shares of capital stock of, or other Equity Interests in, each “Significant Subsidiary” (as defined in Rule 1-02(w) of SEC Regulation S-X) of Parent have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by Parent, free and clear of any Liens and free of any other restriction, including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests.

(e) SEC Documents; Financial Statements; Undisclosed Liabilities. (i) Parent and its Subsidiaries have filed or furnished all required registration statements, prospectuses, reports, schedules, forms, statements, certifications and other documents (including exhibits and all other information incorporated therein) with the SEC since January 1, 2013 (the “Parent SEC Documents”). As of their respective dates (or, if amended, as of the date of such amendment), the Parent SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to the Parent SEC Documents, and none of the Parent SEC Documents when filed (or, if amended, as of the date of such amendment) and at their respective effective times, if applicable, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC with respect to any of the Parent SEC Documents, and, to the Knowledge of Parent, none of the Parent SEC Documents is the subject of any outstanding SEC comment or outstanding SEC investigation.

(ii) The consolidated financial statements (including all related notes and schedules) of Parent and its Subsidiaries included in the Parent SEC Documents (the “Parent Financial Statements”) were prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments which are not material and to any other adjustments described therein, including the notes thereto).

(iii) Except (A) as reflected or reserved against in Parent’s consolidated balance sheet as of September 30, 2015 (or the notes thereto) as included in the Parent Filed SEC Documents, (B) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since September 30, 2015, and (C) for liabilities and obligations incurred in connection with or contemplated by this Agreement, neither Parent nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required by GAAP to be reflected on a consolidated balance sheet of Parent and its Subsidiaries (or in the notes thereto) that, individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect.

(iv) Each of the principal executive officer of Parent and the principal financial officer of Parent (and each former principal executive officer of Parent and each former principal financial officer of Parent, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act or Sections 302 and 906 of the Sarbanes-Oxley Act and the rules and regulations of the SEC promulgated thereunder with respect to the Parent SEC Documents, and prior to the date of this Agreement, neither the Company nor any of its executive officers has received written notice from any Governmental Entity challenging or questioning the accuracy, completeness, form or manner of filing such certifications. For purposes of this Section 3.2(e)(iv), “principal executive officer” and “principal financial officer” have the meanings given to such terms in the Sarbanes-Oxley Act. Neither the Company nor any of its Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of the Sarbanes-Oxley Act.

(v) Parent has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. Parent’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Parent in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act.

(vi) The internal controls over financial reporting of Parent and its Subsidiaries provide reasonable assurance regarding the reliability of the financial reporting of Parent and its Subsidiaries and the preparation of the financial statements of Parent and its Subsidiaries for external purposes in accordance with GAAP.

(vii) Parent has disclosed, based on its most recent evaluation prior to the date hereof, to Parent’s auditors and the audit committee of the Board of Directors of Parent (i) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the internal controls of Parent or Parent Subsidiaries. Parent has made available to the Company all such disclosures made by management to Parent’s auditors and audit committee of its Board of Directors.

(viii) Parent is in compliance, in all material respects, with all rules, regulations and requirements of the Sarbanes-Oxley Act and the SEC.

(ix) Parent is in compliance, in all material respects, with the applicable criteria for continued listing of Parent Common Stock on the NYSE, including all applicable corporate governance rules and regulations thereunder.

(f) Information Supplied. None of the information supplied or to be supplied by Parent specifically for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading or (ii) the Joint Proxy Statement will, at the date it is first mailed to Parent’s stockholders or at the time of the Company Stockholders Meeting or Parent Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders Meeting or Parent Stockholders Meeting that has become false or misleading. Notwithstanding the foregoing sentence, no representation or warranty is made by Parent with respect to statements made or incorporated by reference therein based on or derived from information supplied by the Company specifically for inclusion or incorporation by reference in the Form S-4 or the Joint Proxy Statement. The information supplied by Parent for inclusion in the Form S-4 and the Joint Proxy Statement will comply as to form in all material respects with the requirements of the Securities Act, the Exchange Act and the rules and regulations thereunder.

(g) Absence of Certain Changes or Events. (i) From January 1, 2015 through the date of this Agreement, the businesses of Parent and its Subsidiaries have been conducted in all material respects in the ordinary course of business in a manner consistent with past practice, except in connection with this Agreement and the discussions, negotiations, actions and transactions related thereto.

(ii) Since December 31, 2014, there have been no Effects that, individually or in the aggregate, have had or would reasonably be expected to have a Parent Material Adverse Effect.

(h) Compliance with Law; Consumer Product Safety; Outstanding Orders. (i) Parent, its Subsidiaries and their respective employees hold all permits, licenses, variances, exemptions, orders, registrations and approvals of all Governmental Entities that are required for the operation of the businesses of Parent and its Subsidiaries (the “Parent Permits”), except where the failure to have any such Parent Permits, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect. Parent and its Subsidiaries are in compliance with the terms of the Parent Permits and all applicable Laws relating to Parent and its Subsidiaries or their respective businesses or properties, except where the failure to be in compliance with such Parent Permit or Law, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect. No action, demand, requirement or investigation by any Governmental Entity and no Action by any Person, in each case with respect to Parent or any of its Subsidiaries or any of their respective properties, is pending or, to the Knowledge of Parent, threatened, other than, in each case, those the outcome of which, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

(ii) Since January 1, 2013, there has not been, and there is no pending or, to the Knowledge of Parent, threatened recall or, to the Knowledge of Parent, investigation of, or with respect to, any of Parent or its Subsidiaries’ product offerings required by the Consumer Product Safety Commission or any other Governmental Entity that, individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect. Since January 1, 2013, Parent has not received any written notice or, to Parent’s Knowledge, other communication from the Consumer Product Safety Commission or any other Governmental Entity of any actual or alleged violation of any Law governing product recalls, product safety, product defects, or the content of product materials or packaging and labeling of products that, individually or in the aggregate, would reasonably expected to have a Parent Material Adverse Effect.

(iii) Neither Parent nor any of its Subsidiaries, nor any assets used by Parent or its Subsidiaries in their respective businesses, are subject to any outstanding order, injunction or decree that, individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect.

(i) Litigation. There is no Action pending against or, to the Knowledge of Parent, threatened against or affecting Parent or any of its Subsidiaries or any of their respective properties or any of their respective officers or directors before any court or arbitrator or any Governmental Entity except as, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

(j) Voting Requirements. The affirmative vote of a majority of the votes cast at the Parent Stockholders Meeting for the issuance of shares of Parent Common Stock in the First Merger (the “Parent Stockholder Approval”) is the only vote of holders of any securities of Parent or its Subsidiaries necessary to approve the issuance of such shares and the transactions contemplated by this Agreement.

(k) Takeover Statutes and Charter Provisions. (i) Assuming the correctness of the Company’s representation contained in Section 3.1(m)(ii), the Parent Board has taken all action necessary to render the restrictions on “business combinations” (as defined in Section 203 of the DGCL) as set forth in Section 203 of the DGCL inapplicable to this Agreement and the transactions contemplated hereby. No “fair price,” “moratorium,” “control share acquisition” or other similar antitakeover statute or similar Law applies with respect to Parent or any of its Subsidiaries in connection with this Agreement, the Mergers or any of the other transactions contemplated hereby. There is no stockholder rights plan, “poison pill” antitakeover plan or similar agreement, plan or arrangement in effect to which Parent or any of its Subsidiaries is subject, party or otherwise bound. Parent has not, as of the date hereof, amended, waived or otherwise modified the terms of any standstill, confidentiality or similar agreement to which it is a party and which is currently in effect with respect to any possible merger, sale, business combination or similar extraordinary corporate transaction involving Parent and its Subsidiaries.

(ii) None of Parent, Merger Sub, Successor Sub nor any of their respective “Affiliates” or “associates” is, or at any time during the last three years has been, an “interested stockholder” of Parent, in each case as defined in Section 203 of the DGCL.

(l) Intellectual Property. (i) Parent and its Subsidiaries own, free and clear of all Liens, or have the right to use pursuant to valid Contracts or permissions, all items of Intellectual Property necessary for their operations, as currently conducted or as contemplated by them to be conducted, except where the failure to own or have such rights, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

(ii) The conduct of Parent’s and its Subsidiaries’ businesses, as currently conducted or contemplated by them to be conducted, does not interfere, infringe, misappropriate, dilute or violate any of the Intellectual Property rights of any Third Party, except for interferences, infringements, misappropriations, dilutions or violations which, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

(iii) No Actions are pending or, to Parent’s Knowledge, threatened or otherwise adversely affecting the Intellectual Property rights of Parent, except for Actions that, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

(iv) Since January 1, 2013, except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, neither Parent nor any of its Subsidiaries has received any (A) written notice, claim or indemnification request asserting that the conduct of Parent’s and its Subsidiaries’ businesses infringes, misappropriates, violates or dilutes any of the Intellectual Property rights of any Third Party or (B) written request that Parent or any of its Subsidiaries take a license under any patents owned by a Third Party which such license would entail material obligations.

(v) To the Knowledge of Parent, no Third Party is interfering with, infringing upon, misappropriating, diluting, violating or otherwise coming into conflict with any Intellectual Property rights of Parent or any of its Subsidiaries, except for interferences, infringements, misappropriations, dilutions or violations that, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

(m) Environmental Protection. Except as, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect, (i) Parent and each of its Subsidiaries are and have been since January 1, 2013 in compliance with all Environmental Laws, including possession of and compliance with all permits, licenses, authorizations and approvals required under Environmental Laws for their respective operations and properties as currently conducted (“Parent Environmental Permits”), and neither Parent nor any of its Subsidiaries has received any (A) communication alleging that Parent or any of its Subsidiaries has not complied with, or has any liability or obligation under, any Environmental Law or Parent Environmental Permits or (B) currently outstanding written request by any Governmental Entity for information pursuant to any Environmental Law, (ii) there are no Environmental Claims pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries and there is no basis for any such claim, (iii) there has been no Release of or exposure to any Hazardous Material that could reasonably be expected to form the basis of a liability of or any Environmental Claim against Parent or any of its Subsidiaries, (iv) neither Parent nor any of its Subsidiaries has retained or assumed, either contractually or by operation of Law, any liabilities or obligations that could reasonably be expected to form the basis of any Environmental Claim against Parent or any of its Subsidiaries, (v) neither Parent nor any of its Subsidiaries has been named, identified or alleged in any written notice or claim received by Parent to be a responsible party or a potentially responsible party under CERCLA or any state Law based on, or analogous to, CERCLA, and (vi) neither Parent nor any of its Subsidiaries has pending, and, to Parent’s Knowledge, there are no facts or circumstances that could reasonably be expected to result in, any Environmental Claims, in each such case, for the disposal or Release of Hazardous Materials at any site that is not owned or leased by Parent or any of its Subsidiaries.

(n) Anti-Corruption and Trade Sanctions. Except for such matters as have not, since January 1, 2013, resulted in, and would not reasonably be expected to result in, a material liability to or obligation of Parent and its Subsidiaries, taken as a whole:

(i) Parent its Subsidiaries have developed and implemented a compliance program that includes corporate policies and procedures designed to ensure compliance with the Anti-Corruption and Anti-Bribery Laws, and any regulations promulgated by OFAC. Parent and its Subsidiaries, directors, officers and employees, and, to the Knowledge of the Company, its agents and other Representatives acting on behalf of the Company or its Subsidiaries, have complied with the Foreign Corrupt Practices Act, applicable foreign or domestic Anti-Corruption and Anti-Bribery Laws, as well as OFAC regulations.

(ii) In connection with Parent and its Subsidiaries’ compliance with the Foreign Corrupt Practices Act, there have been no voluntary disclosures under the Foreign Corrupt Practices Act.

(iii) Parent and its Subsidiaries, directors, officers and employees, and, to the Knowledge of Parent, its agents and other Representatives acting on behalf of Parent or its Subsidiaries, are not “specially designated nationals” or “blocked persons,” nor are they otherwise acting in any material violation of Law regarding trade sanctions, including OFAC regulations.

(iv) No Governmental Entity has notified Parent or any of its Subsidiaries of any actual or alleged violation or breach of the Anti-Corruption and Anti-Bribery Laws.

(v) Neither Parent nor any of its Subsidiaries has undergone or is undergoing any audit, review, inspection, investigation, survey or examination of records, in each case conducted by a Governmental Entity and relating to Parent’s or its Subsidiaries’ compliance with the Foreign Corrupt Practices Act, and to Parent’s Knowledge, there is no basis for any such audit, inspection, investigation, survey or examination of records by a Governmental Entity.

(vi) Neither Parent nor any of its Subsidiaries has been or is now under any administrative, civil or criminal charge or indictment or, to Parent’s Knowledge, investigation, alleging noncompliance with the Foreign Corrupt Practices Act, nor, to Parent’s Knowledge, is there any basis for any such charge, indictment or investigation

(vii) Neither Parent nor any of its Subsidiaries has been or is now a party to any administrative or civil litigation alleging noncompliance with the Foreign Corrupt Practices Act, nor to Parent’s Knowledge, is there any basis for any such proceeding.

(viii) Neither Parent nor any of its Subsidiaries nor their respective Affiliates, directors, officers or employees or, to the Knowledge of Parent, any agents or other Representatives acting on behalf of any of the foregoing have directly or indirectly:

(A) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity;

(B) offered, promised, paid or delivered any fee, commission or other sum of money or anything of value, however characterized, to any finder, agent or other party acting on behalf of a governmental or political employee or official or governmental or political entity, political agency, department, enterprise or instrumentality, in the United States or any other country, that was illegal under any Anti-Corruption and Anti-Bribery Laws;

(C) taken any action or made any omission in material violation of the United States, 18 USC 1956 and 1957 and the Bank Secrecy Act, the USA PATRIOT Act, and its implementing regulations, 31 USC 5311, et seq. and 31 CFR Chapter X.

(ix) Parent and each of its Subsidiaries have at all times since January 1, 2013 conducted transactions in accordance with all applicable United States export and re-export controls, including the United States Export Administration Act and Regulations and Foreign Assets Control Regulations and all other applicable import/export controls of similar import in other countries in which Parent conducts business, including the International Traffic in Arms Regulations, the Trading With The Enemy Act and International Emergency Economic Powers Act.

(o) Opinion of Financial Advisor. Parent has received an oral opinion from each of Goldman, Sachs & Co. and Centerview Partners, LLC (each, a “Parent Financial Advisor”), subsequently confirmed in writing and dated the date of this Agreement, to the effect that as of such date, subject to the assumptions, limitations, qualifications and other matters set forth in each such opinion thereof, the Merger Consideration to be paid by Parent in the First Merger is fair, from a financial point of view, to Parent.

(p) Affiliate Transactions. There are no transactions or Contracts, between Parent or any of its Subsidiaries, on the one hand, and any of Parent’s Affiliates (other than wholly owned Subsidiaries of Parent), on the other hand, that would be required to be disclosed by Parent under Item 404 of Regulation S-K under the Securities Act.

(q) Merger Sub and Successor Sub. (i) Each of Merger Sub and Successor Sub is a corporation duly organized, validly existing and in good standing under the Laws of Delaware and has the requisite corporate power and authority to carry on its business as now being conducted. Prior to the date of this Agreement, Parent has delivered to or made available to the Company true and correct copies of the organizational documents of Merger Sub and Successor Sub.

(ii) Each of Merger Sub and Successor Sub (A) was formed solely for the purpose of entering into the transactions contemplated by this Agreement and (B) since the date of its formation, has not carried on any business, conducted any operations or incurred any liabilities or obligations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto.

(iii) Each of Merger Sub and Successor Sub has the requisite corporate or other power and authority, as applicable, to enter into this Agreement and to consummate the transactions contemplated hereby, and the execution and delivery of this Agreement by such Person and the consummation by such Person of the transactions contemplated hereby have been duly authorized by all necessary corporate or other action, as applicable, on the part thereof. This Agreement has been duly executed and delivered by each of Merger Sub and Successor Sub and, assuming the due authorization, execution and delivery of this Agreement by each of the other parties hereto, constitutes the legal, valid and binding obligation of each of Merger Sub and Successor Sub, enforceable against such Person in accordance with its terms, subject to the Enforceability Exception.

(iv) All outstanding shares of capital stock or other Equity Interests of Merger Sub and Successor Sub are, and all shares of capital stock or other Equity Interests of Merger Sub and Successor Sub that may be issued as permitted by this Agreement or otherwise will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights, and all outstanding shares of capital stock or other Equity Interests of Merger Sub and Successor Sub are owned directly by Parent, free and clear of any Lien.

(v) Each of Merger Sub and Successor Sub has taken, and Parent has caused each of Merger Sub and Successor Sub to take, all action necessary to cause this Agreement and the transactions contemplated by this Agreement, including the Mergers, to be approved and adopted, as applicable, by each of Merger Sub and its sole stockholder and Successor Sub and its sole stockholder for all required purposes under Law.

(r) Financing. Parent has, or will have prior to the Closing, readily available funds, whether cash on hand, immediate borrowing availability under its existing bank credit or loan agreements or other existing credit facilities (collectively, the “Existing Credit Facilities”) and the proceeds from the Financing, sufficient in the aggregate to pay, or cause Merger Sub to pay, the aggregate Cash Consideration due and payable to the holders of Common Stock in the First Merger under Section 2.1 and to the holders of Company Equity Awards under Section 2.1(b), to repay outstanding indebtedness of the Company required to be repaid in connection with or upon occurrence of the transactions contemplated by this Agreement and to pay any and all fees and expenses due and to become due and payable by Parent in respect of the Financing. Parent has delivered to the Company true, correct and complete copies of executed Debt Commitment Letters (with only the fees payable, market flex provisions, alternate transaction fee provisions and successful syndication amounts thereunder, which do not adversely affect conditions precedent to the initial funding of the Financing, redacted) from each Financing Source. As of the date of this Agreement, (i) the Debt Commitment Letters are in full force and effect and constitute the legal, valid and binding obligation of Parent and, to Parent’s Knowledge, the other parties thereto, enforceable in accordance with their terms, subject to the Enforceability Exception, (ii) there are no conditions precedent (including pursuant to “any “market flex” provisions in the related fee letters or otherwise) related to the funding (except for reductions expressly contemplated in the Debt Commitment Letters) of the Financing, other than the conditions precedent expressly set forth in the Debt Commitment Letters (such conditions precedent, the “Financing Conditions”), (iii) as of the date hereof, the Debt Commitment Letters have not been amended, restated or otherwise modified or waived in any manner, and no such amendment, restatement or other modification or waiver is contemplated or pending, and (iv) as of the date hereof, the respective commitments contained in the Debt Commitment Letters have not been withdrawn, terminated, reduced or rescinded in any respect and no such termination, reduction, withdrawal or recession is contemplated (except for reductions expressly contemplated in the Debt Commitment Letters). Assuming the accuracy of the representations and warranties of the Company made to Parent and the Company’s compliance with its obligations under this Agreement, as of the date hereof, Parent has no reason to believe that (A) any of the Financing Conditions will not be satisfied on or prior to the Closing Date or (B) the full amount (except for reductions expressly contemplated in the Debt Commitment Letters) of the Financing will not be made available to Parent on the Closing Date. There are no side letters, understandings or other agreements or arrangements relating to the Financing to which Parent or any of its Affiliates is a party as of the date hereof other than as expressly set forth in the Debt Commitment Letters furnished to the Company pursuant to this Section 3.2(r) (other than terms that have been redacted as provided above). All commitments and other fees required to be paid under the Debt Commitment Letters prior to the date of this Agreement have been paid in full. The aggregate net proceeds contemplated by the Debt Commitment Letters, together with cash on hand or borrowings under Existing Credit Facilities, will provide Parent and Merger Sub with cash proceeds on the Closing Date sufficient for the satisfaction of all of Parent’s and Merger Sub’s cash payment obligations under this Agreement and under the Debt Commitment Letters (including the payment of the aggregate Cash Consideration and any fees and expenses of or payable by Parent, Merger Sub, Successor Sub, the First Surviving Corporation or the Ultimate Surviving Corporation in connection with the Mergers and the Financing, and payments required in respect of any required refinancings or repayments of existing indebted of the Company or any of its Subsidiaries). Parent acknowledges and agrees that its obligations hereunder, including its, Merger Sub’s and Successor Sub’s obligations to consummate the Mergers, are not subject to, or conditioned on, the funding of the Financing or the receipt of any financing.

(s) Parent Benefit Plans and Labor Matters. (i) Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, each Parent Benefit Plan is in compliance with its terms and with all Laws, including ERISA, the Code, the PPACA and federal securities laws. The Internal Revenue Service has determined that each Parent Benefit Plan that is intended to be a qualified plan under Section 401(a) of the Code is so qualified and Parent is not aware of any event occurring after the date of such determination that would adversely affect such determination, except for any such events that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. To Parent’s Knowledge, no condition exists that is reasonably likely to subject Parent or any Parent ERISA Affiliate to any direct or indirect liability under Title IV of ERISA (other than required minimum contributions to a Parent Benefit Plan, including any Multi-Employer Plan) or to a civil penalty under Section 502(i) or 502(l) of ERISA or liability under Section 4069 of ERISA or Section 4975, 4976, or 4980B of the Code or other liability with respect to Parent Benefit Plans, in each case that would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. To Parent’s Knowledge, no “reportable event” as that term is defined in Section 4043 of ERISA has occurred with respect to any Parent Benefit Plan within the last five years. To Parent’s Knowledge, except as set forth on Section 3.2(s)(i) of the Parent Disclosure Letter, Parent and its ERISA Affiliates do not now and for the last five years have not been obligated to contribute to a Multi-Employer Plan or to any other plan described in Section 413 of the Code. There are no pending or, to the Knowledge of Parent, threatened, claims (other than routine claims for benefits or immaterial claims), or any Actions by or notice from a Governmental Entity by, on behalf of or against any Parent Benefit Plan, any trusts related thereto, Parent or its ERISA Affiliates except where such claims or Actions would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(ii) Except as provided by this Agreement, and set forth on Section 3.2(s)(ii) of the Parent Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement (either alone or in conjunction with any other event) would reasonably be expected to (A) result in any “excess parachute payment” (within the meaning of Section 280G of the Code or any other material payment (including material severance, unemployment compensation, forgiveness of indebtedness or otherwise) becoming due to any current or former director or any current or former employee of Parent or any of its Subsidiaries, (B) materially increase any benefits otherwise payable under any Parent Benefit Plan, (C) result in any material acceleration of the funding or vesting of any such benefits, or (D) constitute a “change in control” or similar event for the purposes of any material Parent Benefit Plan.

(iii) No Person is entitled to receive any additional payment (including any Tax gross-up or other payment) from Parent or any of its Subsidiaries as a result of the imposition of any excise or additional Taxes, interest or penalties incurred pursuant to Section 409A or Section 4999 of the Code.

(iv) Except for such matters that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, there is no (A) unfair labor practice, labor dispute or labor arbitration proceeding pending or, to the Knowledge of Parent, threatened against or affecting Parent or any of its Subsidiaries or (B) lockout, strike, slowdown, work stoppage or, to the Knowledge of Parent, threat thereof by or with respect to any employees of Parent or any of its Subsidiaries.

(v) Since January 1, 2013, Parent and each of its Subsidiaries has complied with all Law relating to employment and employment practices, including wages, hours, collective bargaining, unemployment insurance, worker’s compensation, equal employment opportunity, classification of employees and contractors, age and disability discrimination, the payment of withholding Taxes, and the termination of employment, except to the extent that noncompliance would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Except as, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect, there are no complaints, charges or claims against Parent pending or, to the Knowledge of Parent, threatened to be brought or filed with any Governmental Entity based on, arising out of, in connection with, or otherwise relating to the employment of, or termination of employment by, Parent of any Person including Actions under the Workers Adjustment and Retraining Notification Act.

(vi) The transactions contemplated by this Agreement will not require the consent of, or advance notification to, any works councils, unions or similar labor organizations with respect to employees of Parent or any of its Subsidiaries, other than any such consents the failure of which to obtain or advance notifications the failure of which to provide as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(t) Taxes. (i) Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect:

(A) (1) all Tax Returns required to be filed by Parent and its Subsidiaries, have been timely filed (taking into account any extensions), (2) all such Tax Returns were true, complete and correct in all respects, (3) all Taxes shown as due and payable on such Tax Returns, and all Taxes (whether or not reflected on such Tax Returns) required to have been paid by Parent and its Subsidiaries have been paid or adequate reserves have been recorded in the Parent Financial Statements, (4) all Taxes of Parent and its Subsidiaries that are not yet due and payable have been adequately reserved for in the Parent Financial Statements, and (5) Parent and its Subsidiaries have duly and timely withheld all Taxes required to be withheld in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or any Third Party, and such withheld Taxes have been either duly and timely paid to the proper Taxing Authority or properly set aside in accounts for such purpose;

(B) no written Contract or other written document waiving or extending, or having the effect of waiving or extending, the statute of limitations or the period of assessment or collection of any Taxes relating to Parent or any of its Subsidiaries has been filed or entered into with any Taxing Authority, and no power of attorney with respect to any such Taxes has been granted to any Person, in each case, that remains in effect;

(C) (1) no audits or other administrative proceedings or proceedings before any Taxing Authority are presently pending with regard to any Taxes or Tax Return of Parent or any of its Subsidiaries, as to which any Taxing Authority has asserted in writing any claim, and (2) no Taxing Authority has asserted in writing any deficiency or claim for Taxes or any adjustment to Taxes with respect to which Parent or any of its Subsidiaries may be liable with respect to income or other Taxes that has not been fully paid or finally settled, and Section 3.2(t)(i)(C) of the Parent Disclosure Letter lists all federal, state, local and non-U.S. material Tax Returns of Parent or any of its Subsidiaries that are currently the subject of audit by any Governmental Entity or other Tax authority;

(D) neither Parent nor any of its Subsidiaries (1) is a party to or bound by or has any obligation under any Tax indemnification, separation, sharing or similar Contract or arrangement (other than exclusively among Parent and its Subsidiaries), (2) is or has been a member of any consolidated, combined, unitary or similar group for purposes of filing Tax Returns or paying Taxes (other than a group of which Parent is the common parent corporation), (3) has entered into a closing Contract pursuant to Section 7121 of the Code, or any predecessor provision or any similar provision of Law, or (4) has any liability for the payment of Taxes of any Person as a successor or transferee;

(E) none of the assets of Parent or any of its Subsidiaries is subject to any Lien for Taxes (other than Permitted Liens); and

(F) neither Parent nor any of its Subsidiaries has engaged in any listed transaction, or any reportable transaction that has not been properly disclosed on a Tax Return in accordance with Law, within the meaning of Sections 6011, 6111 and 6112 of the Code or any similar provision of Tax Law in any other jurisdiction.

(ii) Neither Parent nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (A) within the past two years or (B) that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in connection with the Mergers.

(iii) Neither Parent nor any of its Subsidiaries has taken any action or knows of any fact, Contract, plan or other circumstance that would reasonably be expected to prevent the Mergers from qualifying for the Intended Tax Treatment.

(u) Real Property. Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, (A) Parent and each of its Subsidiaries has good and marketable fee title (or the equivalent in any applicable foreign jurisdiction) to all of its owned real property, and good and valid leasehold title to all of its leased property pursuant to leases with Third Parties which are enforceable in accordance with their terms, in each case subject only to Permitted Liens, (B) there are no existing (or to the Knowledge of Parent, threatened) condemnation proceedings with respect to any such real property and (C) with respect to all such leased real property, Parent and each of its Subsidiaries is in compliance with all material terms and conditions of each lease therefor, and neither Parent nor any of its Subsidiaries has received any notice of default thereunder which is outstanding and remains uncured beyond any applicable period of cure.

(v) Parent Material Contracts. Parent has filed with the SEC each “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) in effect as of the date of this Agreement and pursuant to which Parent or one of its Subsidiaries has any continuing obligations (all such Contracts, the “Parent Material Contracts”). Each Parent Material Contract is valid and binding on Parent (or, to the extent a Subsidiary of Parent is a party, such Subsidiary) and is in full force and effect, and Parent and each Subsidiary of Parent has in all material respects performed all obligations required to be performed by it to date under each Parent Material Contract, except where such noncompliance, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect. Neither Parent nor any of its Subsidiaries has Knowledge of, or has received written notice of, any violation or default under (nor, to the Knowledge of Parent, does there exist any condition that with the passage of time or the giving of notice or both would result in such a violation or default under) any Parent Material Contract. To the Knowledge of Parent, no Third Party to any Parent Material Contract is in breach of or default under the terms of any Parent Material Contract where such default has had, or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(w) Brokers. Except for fees payable to the Parent Financial Advisors, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent.

(x) Insurance. Parent and its Subsidiaries have insurance policies in full force and effect with financially responsible insurance companies with respect to their respective assets, properties and business in such amounts, with such deductibles and against such risks and losses, as is reasonably prudent given Parent’s circumstances. Except as would not, individually or in the aggregate, have a Parent Material Adverse Effect, (i) all material insurance policies and programs maintained by Parent or any of its Subsidiaries are in full force and effect and (ii) such policies provide coverage in such amounts and against such risks as is sufficient to comply with applicable Law. Parent and its Subsidiaries are in compliance with the material terms of all material insurance policies and programs and have not failed to give any material notice or present any material claim under any insurance policy or programs within the time periods required. To the Knowledge of Parent, there are no pending notices of cancellation or non-renewal of any such insurance policy or programs nor has the termination of any such insurance policy and program been threatened in writing by the provider of such insurance.

(y) No Additional Representations. Parent acknowledges that (i) neither the Company, the Company’s Subsidiaries or any other Person has made any representation or warranty, express or implied, as to the Company or any of the Company’s Subsidiaries or the accuracy or completeness of any information regarding the Company and the Company’s Subsidiaries furnished or made available to Parent and its Representatives, except as expressly set forth in this Agreement, (ii) Parent has not relied on any representation or warranty from the Company, any of the Company’s Subsidiaries or any other Person in determining to enter into this Agreement, except those representations and warranties expressly set forth in this Agreement, and (iii) no Person shall have or be subject to any liability to Parent or any other Person resulting from the distribution to Parent, or Parent’s use, of any information, documents or material made available to Parent in any physical or electronic “data rooms,” management presentations or in any other form in expectation of the Mergers. Without limiting the generality of the foregoing, Parent acknowledges that none of the Company, the Company’s Subsidiaries nor any other Person has made any representation or warranty, express or implied, as to accuracy, completeness or achievement of any financial projections, forecasts, cost estimates and capital budgets relating to the Company and its Subsidiaries made available to Parent.

IV. COVENANTS RELATING TO CONDUCT OF BUSINESS

4.1. Conduct of Business.

(a) Conduct of Business by the Company. Except as set forth in Section 4.1(a) of the Company Disclosure Letter, as otherwise expressly contemplated by this Agreement, as required by Law or as consented to by Parent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement to the First Effective Time, the Company will, and will cause its Subsidiaries to, carry on their respective businesses in the ordinary course consistent with past practice and, to the extent consistent therewith, use commercially reasonable efforts to preserve intact their current business organizations, preserve their assets and properties in good repair and condition, use commercially reasonable efforts to keep available the services of their current officers and other key employees and preserve their relationships with those Persons having business dealings with them; provided, however, that no action by the Company or any of its Subsidiaries with respect to matters specifically addressed by the following sentence will be deemed to be a breach of this sentence unless such action would constitute a breach of the following sentence. Except as set forth in Section 4.1(a) of the Company Disclosure Letter, as otherwise expressly contemplated by this Agreement, as required by Law or as consented to by Parent in writing (such consent not to be unreasonably withheld, conditioned or delayed with respect to matters specifically addressed in Section 4.1(a)(iii), (iv), (v), (vi), (vii), (ix), (x), (xii), (xiii) (xvi), and, to the extent related to the foregoing, (xvii)), during the period from the date of this Agreement to the First Effective Time, the Company will not, and will not permit any of its Subsidiaries to:

(i) (A) other than dividends and distributions by a direct or indirect wholly owned Subsidiary of the Company to its direct or indirect parent, declare, set aside or pay any dividends on, make any other distributions in respect of, or enter into any Contract with respect to the voting of, any of its capital stock, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (C) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries or any other securities thereof or any rights, warrants, options or stock appreciation rights to acquire any such shares or other securities (other than the acquisition of shares from a holder of a Company Equity Award in satisfaction of withholding obligations or in payment of the exercise or reference price in accordance with the terms thereof as in effect on the date hereof or in connection with the forfeiture of any rights, options or stock appreciation rights granted under a Company Equity Plan);

(ii) issue, deliver, sell, pledge or otherwise encumber or subject to any Lien any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities (other than (A) the Company Equity Awards granted in the ordinary course of business consistent with past practice, not to exceed those amounts set forth on Section 4.1(a)(ii) of the Company Disclosure Letter, (B) in connection with the settlement of equity compensation granted prior to the date of this Agreement under Company Benefit Plans as in effect on the date hereof, (C) as required by any Company Benefit Plan as in effect on the date hereof, (D) upon conversion or exchange of debt or registered securities outstanding prior to the Measurement Date and disclosed in any Company Filed SEC Document, or (E) the Company Equity Awards to be granted as set forth on Section 4.1(a)(ii) of the Company Disclosure Letter;

(iii) license, grant any rights to or transfer any of the material Intellectual Property owned or, used or held for use by the Company or its Subsidiaries, other than grants of non-exclusive licenses in the ordinary course of business consistent with past practice;

(iv) abandon, cancel, fail to renew, fail to continue to prosecute, protect or defend or otherwise dispose of any of the material Intellectual Property owned or, used or held for use by the Company or its Subsidiaries;

(v) other than in the ordinary course of business consistent with past practice (A) amend, renew, terminate or waive in any material respect any Company Material Contract, except for amendments or renewals without material adverse changes, material additions or material deletions of terms, or (B) enter into any new Contract that would be required to be listed in Section 3.1(o) of the Company Disclosure Letter had such Contract been in effect on the date of this Agreement;

(vi) (A) acquire an interest in any real property, whether through purchase, lease or otherwise, (B) enter into any joint venture or analogous transaction, (C) merge with or enter into a consolidation with or otherwise acquire any interest in any Person, or acquire a substantial portion of the assets or business of any Person (or any division or line of business thereof), (D) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization or any other reorganization, or (E) enter into any new line of business, except (1) in the case of clauses (A), (B), and (C) (but specifically excluding any merger or consolidation of the Company with any other Person under clause (C)) (x) transactions involving only direct or indirect wholly owned Subsidiaries of the Company and (y) guarantees permitted under Section 4.1(a)(vi) and (2) in the case of clause (A), leases in the ordinary course of business;

(vii) (A) transfer, sell, lease, sublease, license, sublicense or otherwise dispose of any material assets or material properties of the Company or any of its Subsidiaries or (B) mortgage or pledge any material assets or material properties of the Company or any of its respective Subsidiaries, or subject any such assets or properties to any other Lien (except Permitted Liens), other than, in the case of both clause (A) and clause (B), (1) in the ordinary course of business consistent with past practice, (2) assets and properties associated with discontinued operations, (3) consummating a transaction previously disclosed in any Company Filed SEC Document, or (4) sales or other dispositions in one or more transactions with respect to which the greater of the aggregate consideration or fair market value does not exceed $7.5 million;

(viii) create, incur or assume any indebtedness for borrowed money, or issue any debt securities or any right to acquire debt securities, assume, guarantee, endorse or otherwise become liable or responsible (whether, directly, contingently or otherwise) for the indebtedness of another Person, enter into any Contract to maintain any financial statement condition of another Person, enter into any capital lease or other arrangement having the economic effect of any of the foregoing, or enter into any other guarantees or assurances against future performance or loss, except (A) indebtedness incurred in the ordinary course of business and consistent with past practice under the Company’s current borrowing Contracts or any refinancing thereof, (B) any inter-company indebtedness solely involving the Company or its direct or indirect wholly owned Subsidiaries, (C) as required by Contracts in effect on the date hereof or entered into in the ordinary course of business, or (D) guarantees by the Company of indebtedness of its Subsidiaries or guarantees by its Subsidiaries of the Company and its other Subsidiaries, which indebtedness is incurred in compliance with this Section 4.1(a)(viii);

(ix) waive, release, assign, settle or compromise any pending or threatened Action which (A) is material to the business of the Company and its Subsidiaries, taken as a whole, (B) otherwise involves the payment by the Company of an amount in excess of $5,000,000 (excluding any amounts that may be paid under insurance policies), other than settlements or compromises of any pending or threatened Action reflected or reserved against in the balance sheet (or the notes thereto) of the Company as of September 30, 2015 included in the Company Filed SEC Documents, or (C) involves any admission of criminal wrongdoing;

(x) except as required by any Company Benefit Plan in effect on the date of this Agreement or as required by Law, (A) increase any compensation or benefit to, or enter into or amend any employment, change-in-control or severance Contract with, any director, officer or other employee, other than, with respect to employees who are not directors, officers or employees at the level of Senior Vice President or above, increases in compensation or benefits in the ordinary course of business consistent with past practice, (B) grant any material bonuses, other than performance-based bonuses in the ordinary course of business consistent with past practice, to any director, officer or other employee, (C) enter into or adopt any new material Company Benefit Plan (including any stock option, stock benefit or stock purchase plan) or amend or modify, in a manner that would materially increase costs to the Company, any existing Company Benefit Plan or accelerate the vesting of any compensation (including options, restricted stock, restricted stock units, warrants, other shares of capital stock or rights of any kind to acquire any shares of capital stock or equity-based awards) for the benefit of any director, officer or other employee, (D) grant to any director, officer or other employee any right to receive, or pay to any director, officer or other employee, any severance, change-in-control, retention, termination or similar compensation or benefits or increases therein (other than the payment of cash severance or the provision of continued welfare benefits in the ordinary course of business consistent with past practice), or (E) take any action to accelerate any payment or benefit, or the funding of any payment or benefit, payable or to be provided to any director, officer or other employee; provided, however, that each of the Company and Parent will designate one or more Persons to serve as point people for purposes of efficiently and expeditiously discussing and considering requests for consent or waivers under this Section and any such additional requests therefor made by the Company;

(xi) change any of its financial or Tax accounting policies or procedures currently in effect, except (A) as required by GAAP, SEC Regulation S-X, or a Governmental Entity or quasi-Governmental Entity (including the Financial Accounting Standards Board or any similar organization) or (B) as required by Law;

(xii) make (except for elections made in the ordinary course of business) or change any material Tax election, change any Tax accounting period for purposes of a material Tax or material method of Tax accounting, file any material amended Tax Return, settle or compromise any audit or proceeding relating to a material amount of Taxes, except in the ordinary course of business, agree to an extension or waiver of the statute of limitations with respect to a material amount of Taxes, enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law) with respect to any material Tax, surrender any right to claim a material Tax refund or take any action that would require filing of a “gain recognition agreement” (within the meaning of the Treasury Regulations promulgated under Section 367 of the Code) to avoid current recognition of a material amount of income or gain for U.S. federal income Tax purposes;

(xiii) other than as reasonably determined by the Company to likely be necessary to maintain value and functionality of the Company’s facilities (whether as a result of a casualty or otherwise and whether or not covered by insurance), make aggregate capital expenditures that are greater than the aggregate amount of the Company’s budgeted capital expenditures set forth in Section 4.1(a)(xiv) of the Company Disclosure Letter;

(xiv) amend the Company Charter or the Company Bylaws or adopt any stockholder rights plan, “poison pill” antitakeover plan or similar device that would apply to the Mergers;

(xv) enter into any transaction or Contract between the Company or any of its Subsidiaries, on the one hand, and any of the Company’s Affiliates (other than wholly owned Subsidiaries of the Company), on the other hand, that would be required to be disclosed by the Company under Item 404 of Regulation S-K under the Securities Act;

(xvi) enter into, or amend or modify in any material respect, any collective bargaining Contract, card check neutrality/labor peace Contract or accretion provisions with any labor union; or

(xvii) authorize, or commit or agree to take, any of the foregoing actions.

(b) Conduct of Business by Parent. Except as set forth in Section 4.1(b) of the Parent Disclosure Letter, as otherwise expressly contemplated by this Agreement, as required by Law or as consented to by the Company in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement to the First Effective Time, Parent will, and will cause its Subsidiaries to, carry on their respective businesses in the ordinary course consistent with past practice and, to the extent consistent therewith, use commercially reasonable efforts to preserve intact their current business organizations, preserve their assets and properties in good repair and condition, use commercially reasonable efforts to keep available the services of their current officers and other key employees and preserve their relationships with those Persons having business dealings with them; provided however, that no action by Parent or any of its Subsidiaries with respect to matters specifically addressed by the following sentence or contemplated by the Financing Agreements will be deemed to be a breach of this sentence unless such action would constitute a breach of the following sentence. Except as set forth in Section 4.1(b) of the Parent Disclosure Letter, as otherwise expressly contemplated by this Agreement, as required by Law or as consented to by the Company in writing (such consent not to be unreasonably withheld, conditioned or delayed with respect to matters specifically addressed in Sections 4.1(b)(i)(B), (i)(C), (ii), (iii), (iv), (v), (vi), (vii) and, to the extent related the foregoing Section 4.1(b)(ix)), during the period from the date of this Agreement to the First Effective Time, Parent will not, and will not permit any of its Subsidiaries to:

(i) (A) other than (1) any regular quarterly cash dividend made by Parent in accordance with its existing dividend policy in an amount up to $0.19 per share of Parent Common Stock for any such quarterly dividend, subject to periodic increases in such amount as determined by the Parent Board consistent with past practice, and (2) dividends and distributions by a direct or indirect wholly owned Subsidiary of Parent to Parent or another direct or indirect wholly owned Subsidiary of Parent, declare, set aside or pay any dividends on, make any other distributions in respect of, or enter into any Contract with respect to the voting of, any of its capital stock, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (C) purchase, redeem or otherwise acquire any shares of Parent Common Stock or any other securities thereof or any rights, warrants, options or stock appreciation rights to acquire any such shares or other securities (other than (1) the acquisition of shares from a holder of a Parent equity award in satisfaction of withholding obligations or in payment of the exercise or reference price in accordance with the terms thereof as in effect on the date hereof or in connection with the forfeiture of any rights, options or stock appreciation rights granted under a Parent Equity Plan and (2) repurchases of shares of capital stock of Parent as determined by the Parent Board consistent with past practice or in connection with a structured Accelerated Share Repurchase program announced prior to the date of this Agreement);

(ii) issue, deliver, sell, pledge or otherwise encumber or subject to any Lien any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, in each case other than (A) Parent equity awards granted in the ordinary course of business consistent with past practice, (B) in connection with the settlement of equity compensation granted prior to the date of this Agreement under the Parent Benefit Plans as in effect on the date hereof, (C) as required by any Parent Benefit Plan as in effect on the date hereof, (D) upon conversion or exchange of debt or registered securities outstanding prior to the Measurement Date and disclosed in any Parent Filed SEC Document, or (E) issuances, deliveries, sales, pledges or encumbrances to, or Liens in favor of, Parent or any wholly owned Subsidiary of Parent or otherwise in connection with an internal reorganization pursuant to a Contract entered into prior to the date hereof;

(iii) create, incur or assume any indebtedness for borrowed money, or issue any debt securities or any right to acquire debt securities, assume, guarantee, endorse or otherwise become liable or responsible (whether, directly, contingently or otherwise) for the indebtedness of another Person, enter into any Contract to maintain any financial statement condition of another Person, enter into any arrangement having the economic effect of any of the foregoing, or enter into any other guarantees or assurances against future performance, in each case, which would be reasonably likely to result in a Debt Rating Failure;

(iv) change in any material respect any of its material financial or Tax accounting policies or procedures currently in effect, except (A) as required by GAAP, SEC Regulation S-X, or a Governmental Entity or quasi-Governmental Entity (including the Financial Accounting Standards Board or any similar organization) or (B) as required by Law;

(v) (A) merge with or enter into a consolidation with or otherwise acquire any interest in any Person, or acquire a substantial portion of the assets or business of any Person, or any division or line of business thereof, in each case, other than a transaction pursuant to a Contract entered into prior to the date hereof or any other transaction in which the aggregate consideration paid does not exceed $5 million, or (B) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization or any other reorganization, except in the case of clauses (A) and (B) (but specifically excluding any merger on consolidation of Parent with any other Person under clause (B)) (x) transactions involving only direct or indirect wholly owned Subsidiaries of Parent and (y) guarantees permitted under Section 4.1(b)(iii);

(vi) (A) transfer, sell, lease, sublease, license, sublicense or otherwise dispose of any material assets or material properties of Parent or any of its Subsidiaries or (B) mortgage or pledge any material assets or material properties of Parent or any of its respective Subsidiaries, or subject any such assets or properties to any other Lien (except Permitted Liens), other than, in the case of both clause (A) and clause (B), (1) in the ordinary course of business consistent with past practice, (2) assets and properties associated with discontinued operations, (3) consummating a transaction previously disclosed in any Parent Filed SEC Document, or (4) sales or other dispositions in one or more transactions with respect to which the greater of the aggregate consideration or fair market value does not exceed $5 million;

(vii) amend the Parent Charter or the Parent Bylaws or the organizational documents of Merger Sub or Successor Sub (other than amendments to the organizational documents of Merger Sub or Successor Sub as may be necessary effect the transactions contemplated by this Agreement) or adopt any stockholder rights plan, “poison pill” antitakeover plan or similar device that would apply to the Mergers;

(viii) take any actions, or cause to be taken any actions, that would reasonably be expected to prevent or materially delay or impede Parent’s compliance with the covenants, agreements or obligations set forth in Section 5.13; or

(ix) authorize, or commit or agree to take, any of the foregoing actions.

(c) Control of Other Party’s Business. Nothing contained in this Agreement will give Parent, directly or indirectly, the right to control the Company or any of its Subsidiaries or direct the business or operations of the Company or any of its Subsidiaries prior to the First Effective Time. Nothing contained in this Agreement will give the Company, directly or indirectly, the right to control Parent or any of its Subsidiaries or direct the business or operations of Parent or any of its Subsidiaries prior to the First Effective Time. Prior to the First Effective Time, each of Parent and the Company will exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations and the operations of its respective Subsidiaries. Nothing in this Agreement, including any of the actions, rights or restrictions set forth herein, will be interpreted in such a way as to place Parent or the Company in violation of any rule, regulation or policy of any Governmental Entity or Law.

4.2. No Solicitation by the Company.

(a) Termination of Existing Discussions. The Company, each of its Subsidiaries, and the respective directors, officers, employees and controlled Affiliates of the Company and of each of its Subsidiaries will, and the Company will cause each of its and its controlled Affiliates’ Representatives to, immediately cease and cause to be terminated all discussions and negotiations and access to nonpublic information (including procuring the destruction or return of such information) with, to or by any Person (other than Parent and its Subsidiaries) regarding any Company Alternative Proposal if any such discussions or negotiations have occurred or are currently pending, and to the extent any such access heretofore has been granted.

(b) Prohibition on Soliciting Activities. Except as expressly permitted by this Section 4.2, until the earlier of the First Effective Time and the termination of this Agreement, the Company will not, nor will it authorize or permit any of its Representatives or permit any of its controlled Affiliates or any of their Representatives to, and the Company will instruct and use commercially reasonable efforts to cause each of its Representatives not to, directly or indirectly, (i) solicit, initiate or knowingly encourage or facilitate (including by means of furnishing any information regarding the Company or its Subsidiaries) any inquiries regarding, or the making, announcement or submission of, any expression of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, a Company Alternative Proposal, (ii) enter into any Contract (whether binding, non-binding, conditional or otherwise) with respect to any Company Alternative Proposal, (iii) other than with respect to Parent and its Subsidiaries and the Confidentiality Agreement, fail to enforce, release any Person from or waive or render inapplicable, the provisions of any confidentiality, standstill or other similar Contract currently in effect to which the Company or any of its Subsidiaries is a party with respect to a Company Alternative Proposal, (iv) “opt out” of or waive, or take any action to render inapplicable to any Person (other than Parent and its Subsidiaries) or any Company Alternative Proposal, the provisions of any Anti-Takeover Laws, or (v) engage in, continue or participate in any discussions or negotiations with any Person (except solely to notify such Person of the existence of the provisions of this Section 4.2 and, to the extent necessary, to obtain clarification of the terms of any such expression of interest, proposal or offer), with respect to any such expression of interest, proposal or offer, or (vi) provide any nonpublic information or access to the business, properties, assets, liabilities, books or records of the Company or any of its Subsidiaries to any Person (or any Representative of any Person) who has made, has informed the Company of any intention to make, or has publicly announced an intention to make, any proposal or offer that constitutes, or could reasonably be expected to lead to, any Company Alternative Proposal. The Company will be responsible for any action or inaction taken by its or its controlled Affiliates’ Representatives relating to any matters contemplated by this Section 4.2(b).

(c) Discussions Permitted in Certain Circumstances. Notwithstanding anything to the contrary contained in this Agreement, including Section 4.2(b), if at any time prior to obtaining the Company Stockholder Approval, the Company receives from any Person a written expression of interest, proposal or offer that the Company Board determines in good faith, After Consultation, constitutes or is reasonably expected to lead to, a Company Superior Proposal that did not result from a breach of Sections 4.2(a) or 4.2(b), then, subject to compliance with this Section 4.2, the Company and its Representatives will be permitted to (i) furnish, pursuant to an Acceptable Confidentiality Agreement (a copy of which is promptly provided to Parent), information with respect to the Company and its Subsidiaries to the Person making such expression of interest, proposal or offer and to such Person’s Representatives and (ii) participate in discussions and negotiations with such Person and its Representatives regarding any such expression of interest, proposal or offer. The Company will make available to Parent copies of all material nonpublic information (to the extent that such nonpublic information has not previously been made available to Parent) that is made available to any such Person in accordance with the preceding sentence prior to or substantially concurrently with the time it is first made available to such Person.

(d) Company Board Recommendation. Except as expressly permitted by Section 4.2(e), neither the Company Board nor any committee thereof will: (i) fail to include in the Joint Proxy Statement the Company Board Recommendation or otherwise fail to make the Company Board Recommendation; (ii) withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, in a manner adverse to Parent, the Company Board Recommendation; (iii) take any formal action or make any recommendation or public announcement or filing in response to a tender or exchange offer commenced by any Person(s), other than an express recommendation (made pursuant to Rule 14e-2(a)(1) under the Exchange Act) that the holders of the Common Stock reject such tender or exchange offer, or a temporary “stop-look-listen” communication by the Company Board (made pursuant to Rule 14d-9(f) under the Exchange Act); (iv) fail to publicly recommend against a Company Alternative Proposal, or fail to publicly reaffirm the Company Board Recommendation, in each case, within 10 Business Days after any written request of Parent to do so subsequent to any public announcement by any Person of a Company Alternative Proposal that has not been withdrawn prior to Parent’s request; or (v) enter into, approve, adopt or recommend, or resolve or propose publicly to enter into, approve, adopt or recommend any Company Alternative Proposal or any letter of intent, agreement-in-principle, expression of interest, term sheet, heads of agreement, merger agreement, acquisition or business combination agreement, asset sale or transfer agreement, restructuring, reorganization or recapitalization agreement, option agreement, joint venture agreement, partnership agreement, or other Contract providing for or relating to a Company Alternative Proposal (other than an Acceptable Confidentiality Agreement) (any action in clause (i) through (v) being hereafter referred to as, a “Company Adverse Recommendation Change”).

(e) Change in Recommendation Permitted in Certain Circumstances. Prior to obtaining the Company Stockholder Approval, the Company Board may make a Company Adverse Recommendation Change solely in the manner and to the extent hereafter expressly set forth in this Section 4.2(e) in response to (x) a Company Superior Proposal that did not result from a violation of this Section 4.2 or (y) a Company Intervening Event, in each case only if the Company Board determines in good faith, After Consultation, that a failure to do so would be inconsistent with the fiduciary duties of the Company Board under applicable Law. Notwithstanding any other provision of this Agreement, at no time may the Company make a Company Adverse Recommendation Change, unless: (i) the Company notifies Parent in writing of its intention to duly convene a meeting of the Company Board to consider making a Company Adverse Recommendation Change, which notice to Parent must be delivered by the Company within 24 hours after the Company determines to convene such meeting, but in any case, not less than five Business Days before such meeting is convened, and which notice will include, (x) if the meeting of the Company Board at which a Company Adverse Recommendation Change is to be considered is in response to a Company Superior Proposal, the identity of the Person making the Company Superior Proposal and a true and complete copy of all documentation comprising the most current version of such Company Superior Proposal (including all proposed transaction agreements, including exhibits and schedules) or (y) if the meeting of the Company Board at which a proposed Company Adverse Recommendation Change is to be considered is in response to a Company Intervening Event, a detailed description of all underlying facts, conditions and circumstances giving rise to the occurrence and continued existence of the Company Intervening Event, (ii) for five Business Days following receipt by Parent of such notice, the Company and its Representatives negotiate in good faith with Parent and its Representatives with respect to any proposal from Parent to amend or modify the terms of this Agreement (to the extent Parent has notified the Company that it so desires to negotiate such amendment or modification), and (iii) if the meeting of the Company Board at which a proposed Company Adverse Recommendation Change is to be considered is in response to (x) a Company Superior Proposal, Parent does not make, within such five-Business Day period, a binding offer in the form of a proposed definitive amendment to this Agreement (which, if accepted by the Company, will become a binding agreement among Parent, Merger Sub, Successor Sub and the Company) that, as determined by the Company Board in good faith, After Consultation, has caused such Company Alternative Proposal to no longer be a Company Superior Proposal (provided that any proposed amendment or modification to the material terms of a Company Superior Proposal by any Person who previously submitted the same to the Company will require a new written notice to Parent from the Company and a three-Business Day period notice and negotiation period thereupon will commence under this Section 4.2(e)), or (y) a Company Intervening Event, Parent does not make, within such five-Business Day period, a binding offer in the form of a proposed definitive amendment to this Agreement (which, if accepted by the Company, will become a binding agreement among Parent, Merger Sub, Successor Sub and the Company) that, as determined by the Company Board in good faith, After Consultation, obviates the need for the Company Board to make the Company Adverse Recommendation Change. For purposes of clarification and certainty, under no circumstances will the Company be permitted to terminate this Agreement in respect of a Company Superior Proposal unless it concurrently complies in all respects with the requirements of this Section 4.2(e) and Section 7.1(h), and under no circumstances will the Company be permitted to terminate this Agreement solely in respect of, or following any Company Adverse Recommendation Change made by the Company Board solely in response to, a Company Intervening Event. The Company, Parent, Merger Sub and Successor Sub each hereby expressly confirm and agree that the immediately preceding sentence of this Section 4.2(e), to the extent that it relates to the Company Adverse Recommendation Change solely in response to or in respect of a Company Intervening Event, has been agreed to for all purposes of Section 146 of the DGCL.

(f) Required Notices. The Company will notify Parent or its Representatives, in writing, promptly (and in any event not later than one Business Day) after it receives or otherwise becomes aware of any Company Alternative Proposal or any written inquiry that could reasonably be expected to lead to a Company Alternative Proposal, which notice must include a description of the material terms of such proposal and the identity of the

Person making such proposal, and the Company will keep Parent reasonably informed of the status of any such proposal (including any material changes, modifications or amendments thereto). The Company will promptly provide to Parent (and in any event not later than one Business Day after receipt or delivery thereof) all drafts of Contracts relating to any Company Alternative Proposal and any written proposals containing any material terms of a Company Alternative Proposal. The terms and existence of any such Company Alternative Proposal, and the identity of such Person, will be subject to the terms of the Confidentiality Agreement.

(g) Disclosures Under the Law. Nothing contained in this Section 4.2 or elsewhere in this Agreement will prohibit the Company Board from (i) taking and disclosing to the holders of Common Stock a position contemplated by Rule 14d-9 or Rule 14e-2(a), or Item 1012(a) of Regulation M-A, under the Exchange Act, or (ii) making any disclosure to the holders of Common Stock under applicable Law if the Company Board determines in good faith, After Consultation, that the failure to do so would violate applicable Law (including the fiduciary duties of the Company’s directors under applicable Law), provided, however, that nothing in this Section 4.2(g) permits the Company to make a Company Adverse Recommendation Change except in the manner and to the extent expressly permitted by Section 4.2(e), and it is hereby acknowledged and agreed that a factually accurate public statement by the Company that describes only the Company’s receipt of a Company Alternative Proposal and the operation of the provisions of Section 4.2 and 7.1(h) of this Agreement, will not be deemed to be a Company Adverse Recommendation Change (if, and only if, such public statement expressly reaffirms the Company Board Recommendation as of the date of such public statement).

4.3. No Solicitation by Parent.

(a) Termination of Existing Discussions. Parent, each of its Subsidiaries, and the respective directors, officers, employees and controlled Affiliates of Parent and of each of its Subsidiaries will, and Parent will cause each of its and its controlled Affiliates’ Representatives to, immediately cease and cause to be terminated all discussions and negotiations and access to nonpublic information (including procuring the destruction or return of such information) with, to or by any Person (other than the Company and its Subsidiaries) regarding any Parent Alternative Proposal if any such discussions or negotiations have occurred or are currently pending, and to the extent any such access heretofore has been granted.

(b) Prohibition on Soliciting Activities. Except as expressly permitted by this Section 4.3, until the earlier of the First Effective Time and the termination of this Agreement, Parent will not, nor will it authorize or permit any of its Representatives or permit any of its controlled Affiliates or any of their Representatives to, and Parent will instruct and use commercially reasonable efforts to cause each of its Representatives not to, directly or indirectly, (i) solicit, initiate or knowingly encourage or facilitate (including by means of furnishing any information regarding Parent or its Subsidiaries) any inquiries regarding, or the making, announcement or submission of, any expression of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, a Parent Alternative Proposal, (ii) enter into any Contract (whether binding, non-binding, conditional or otherwise) with respect to any Parent Alternative Proposal, (iii) other than with respect to the Company and its Subsidiaries and the Confidentiality Agreement, fail to enforce, release any Person from or waive or render inapplicable, the provisions of any confidentiality, standstill or other similar Contract currently in effect to which Parent or any of its Subsidiaries is a party with respect to a Parent Alternative Proposal, (iv) “opt out” of or waive, or take any action to render inapplicable to any Person (other than the Company and its Subsidiaries) or any Parent Alternative Proposal, the provisions of any Anti-Takeover Laws, or (v) engage in, continue or participate in any discussions or negotiations with any Person (except solely to notify such Person of the existence of the provisions of this Section 4.3 and, to the extent necessary, to obtain clarification of the terms of any such expression of interest, proposal or offer), with respect to any such expression of interest, proposal or offer, or (vi) provide any nonpublic information or access to the business, properties, assets, liabilities, books or records of Parent or any of its Subsidiaries to any Person (or any Representative of any Person) who has made, has informed Parent of any intention to make, or has publicly announced an intention to make, any proposal or offer that constitutes, or could reasonably be expected to lead to, any Parent Alternative Proposal. Parent will be responsible for any action or inaction taken by its or its controlled Affiliates’ Representatives relating to any matters contemplated by this Section 4.3(b).

(c) Discussions Permitted in Certain Circumstances. Notwithstanding anything to the contrary contained in this Agreement, including Section 4.3(b), if at any time prior to obtaining the Parent Stockholder Approval, Parent receives from any Person a written expression of interest, proposal or offer that the Parent Board determines in good faith, After Consultation, constitutes or is reasonably expected to lead to, a Parent Superior Proposal that did not result from a breach of Sections 4.3(a) or 4.3(b), then, subject to compliance with this Section 4.3, Parent and its Representatives will be permitted to (i) furnish, pursuant to an Acceptable Confidentiality Agreement (a copy of which is promptly provided to the Company), information with respect to Parent and its Subsidiaries to the Person making such expression of interest, proposal or offer and to such Person’s Representatives and (ii) participate in discussions and negotiations with such Person and its Representatives regarding any such expression of interest, proposal or offer. Parent will make available to the Company copies of all material nonpublic information (to the extent that such nonpublic information has not previously been made available to the Company) that is made available to any such Person in accordance with the preceding sentence prior to or substantially concurrently with the time it is first made available to such Person.

(d) Parent Board Recommendation. Except as expressly permitted by Section 4.3(e), neither the Parent Board nor any committee thereof will: (i) fail to include in the Joint Proxy Statement the Parent Board Recommendation or otherwise fail to make the Parent Board Recommendation; (ii) withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, in a manner adverse to the Company, the Parent Board Recommendation; (iii) take any formal action or make any recommendation or public announcement or filing in response to a tender or exchange offer commenced by any Person(s), other than an express recommendation (made pursuant to Rule 14e-2(a)(1) under the Exchange Act) that the holders of Parent Common Stock reject such tender or exchange offer, or a temporary “stop-look-listen” communication by the Parent Board (made pursuant to Rule 14d-9(f) under the Exchange Act); (iv) fail to publicly recommend against a Parent Alternative Proposal, or fail to publicly reaffirm the Parent Board Recommendation, in each case, within 10 Business Days after any written request of the Company to do so subsequent to any public announcement by any Person of a Parent Alternative Proposal that has not been withdrawn prior to the Company’s request; or (v) enter into, approve, adopt or recommend, or resolve or propose publicly to enter into, approve, adopt or recommend any Parent Alternative Proposal or any letter of intent, agreement-in-principle, expression of interest, term sheet, heads of agreement, merger agreement, acquisition or business combination agreement, asset sale or transfer agreement, restructuring, reorganization or recapitalization agreement, option agreement, joint venture agreement, partnership agreement, or other Contract providing for or relating to a Parent Alternative Proposal (other than an Acceptable Confidentiality Agreement ) (any action in clause (i), through (v) being hereinafter referred to as, a “Parent Adverse Recommendation Change”).

(e) Change in Recommendation Permitted in Certain Circumstances. Prior to obtaining Parent Stockholder Approval, the Parent Board may make a Parent Adverse Recommendation Change solely in the manner and to the extent hereafter expressly set forth in this Section 4.3(e) in response to (x) a Parent Superior Proposal that did not result from a violation of this Section 4.3 or (y) a Parent Intervening Event, in each case only if the Parent Board determines in good faith, After Consultation, that a failure to do so would be inconsistent with the fiduciary duties of the Parent Board under applicable Law. Notwithstanding any other provision of this Agreement, at no time may Parent make a Parent Adverse Recommendation Change, unless: (i) Parent notifies the Company in writing of its intention to duly convene a meeting of the Parent Board to consider making a Parent Adverse Recommendation Change, which notice to the Company must be delivered by Parent within 24 hours after Parent determines to convene such meeting, but in any case, not less than five Business Days before such meeting is convened, and which notice will include, (x) if the meeting of the Parent Board at which a Parent Adverse Recommendation Change is to be considered is in response to a Parent Superior Proposal, the identity of the Person making the Parent Superior Proposal and a true and complete copy of all documentation comprising the most current version of such Parent Superior Proposal (including all proposed transaction agreements, including exhibits and schedules) or (y) if the meeting of the Parent Board at which a proposed Parent Adverse Recommendation Change is to be considered is in response to a Parent Intervening Event, a detailed description of all underlying facts, conditions and circumstances giving rise to the occurrence and continued existence of the Parent Intervening Event, (ii) for five Business Days following receipt by the Company of such notice, Parent and its Representatives negotiate in good faith with the Company and its Representatives with respect to any proposal from the Company to amend or modify the terms of this Agreement (to the extent the Company has notified Parent that it so desires to negotiate such amendment or modification), and (iii) if the meeting of the Parent Board at which a proposed Parent Adverse Recommendation Change is to be considered is in response to (x) a Parent Superior Proposal, the Company does not make, within such five-Business Day period, a binding offer in the form of a proposed definitive amendment to this Agreement (which, if accepted by Parent, will become a binding agreement among the Company and Parent, Merger Sub and Successor Sub) that, as determined by the Parent Board in good faith, After Consultation, has caused such Parent Alternative Proposal to no longer be a Parent Superior Proposal (provided that any proposed amendment or modification to the material terms of a Parent Superior Proposal by any Person who previously submitted the same to Parent will require a new written notice to the Company from Parent and a three-Business Day period notice and negotiation period thereupon will commence under this Section 4.3(e)), or (y) a Parent Intervening Event, the Company does not make, within such five-Business Day period, a binding offer in the form of a proposed definitive amendment to this Agreement (which, if accepted by Parent, will become a binding agreement among the Company and Parent, Merger Sub and Successor Sub) that, as determined by the Parent Board in good faith, After Consultation, obviates the need for the Parent Board to make Parent Adverse Recommendation Change. For purposes of clarification and certainty, under no circumstances will Parent be permitted to terminate this Agreement in respect of a Parent Superior Proposal unless it concurrently complies in all respects with the requirements of this Section 4.3(e) and Section 7.1(g), and under no circumstances will Parent be permitted to terminate this Agreement solely in respect of, or following any Parent Adverse Recommendation Change made by the Parent Board solely in response to, a Parent Intervening Event. The Company, Parent, Merger Sub and Successor Sub each hereby expressly confirm and agree that the immediately preceding sentence of this Section 4.3(e), to the extent that it relates to Parent Adverse Recommendation Change solely in response to or in respect of a Parent Intervening Event, has been agreed to for all purposes of Section 146 of the DGCL.

(f) Required Notices. Parent will notify the Company or its Representatives, in writing, promptly (and in any event not later than one Business Day) after it receive or otherwise becomes aware of any Parent Alternative Proposal or any written inquiry that could reasonably be expected to lead to a Parent Alternative Proposal, which notice must include a description of the material terms of such proposal and the identity of the Person making such proposal, and Parent will keep the Company reasonably informed of the status of any such proposal (including any material changes, modifications or amendments thereto). Parent will promptly provide to the Company (and in any event not later than one Business Day after receipt or delivery thereof) all drafts of Contracts relating to any Parent Alternative Proposal and any written proposals containing any material terms of a Parent Superior Proposal. The terms and existence of any such Parent Alternative Proposal, and the identity of such Person, will be subject to the terms of the Confidentiality Agreement.

(g) Disclosures Under the Law. Nothing contained in this Section 4.3 or elsewhere in this Agreement will prohibit the Parent Board from (i) taking and disclosing to the holders of Parent Common Stock a position contemplated by Rule 14d-9 or Rule 14e-2(a), or Item 1012(a) of Regulation M-A, under the Exchange Act, or (ii) making any disclosure to the holders of Parent Common Stock under applicable Law if the Parent Board determines in good faith, After Consultation, that the failure to do so would violate applicable Law (including the fiduciary duties of Parent’s directors under applicable Law), provided, however, that nothing in this Section 4.3(g) permits Parent to make a Parent Adverse Recommendation Change except in the manner and to the extent expressly permitted by Section 4.3(e), and it is hereby acknowledged and agreed that a factually accurate public statement by Parent that describes only Parent’s receipt of a Parent Alternative Proposal and the operation of the provisions of Section 4.3 and 7.1(g) of this Agreement, will not be deemed to be a Parent Adverse Recommendation Change (if, and only if, such public statement expressly reaffirms the Parent Board Recommendation as of the date of such public statement).

V. ADDITIONAL AGREEMENTS

5.1. Preparation of the Form S-4 and the Joint Proxy Statement; Stockholders Meetings. (a) As soon as reasonably practicable following the date of this Agreement, the Company and Parent will jointly prepare, and Parent will file with the SEC, the Form S-4, in which the Joint Proxy Statement will be included as a prospectus. Each of the Company and Parent will use its commercially reasonable efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing, ensure that the Form S-4 complies in all material respects with the applicable provisions of the Exchange Act and keep the Form S-4 effective for so long as necessary to complete the Mergers. Each of the Company and Parent will furnish to the other party all information concerning itself, its Affiliates and the holders of Shares and Parent Common Stock and provide such other assistance as may reasonably be required by such other party in connection with the preparation, filing and distribution of the Form S-4 and Joint Proxy Statement. The Company and Parent will, as promptly as practicable after receipt thereof, provide the other party copies of any written comments and advise the other party of any oral comments, with respect to the Form S-4 or the Joint Proxy Statement received from the SEC. Each of the Company and Parent will use its commercially reasonable efforts to respond as promptly as practicable to any comments received from the SEC with respect to the Joint Proxy Statement, and Parent will use its commercially reasonable efforts to respond as promptly as practicable with respect to any comments received from the SEC with respect to the Form S-4. Notwithstanding any other provision herein to the contrary, no amendment or supplement (including by incorporation by reference) to the Joint Proxy Statement or the Form S-4 will be made without the approval of both the Company and Parent, which approval will not be unreasonably withheld, conditioned or delayed; provided, however, that with respect to documents filed by a party that are incorporated by reference in the Form S-4 or Joint Proxy Statement, this right of approval will apply only with respect to information relating to the other party or its business, financial condition or results of operations, or the combined entity, and provided further, that this approval right will not apply with respect to information relating to a Company Adverse Recommendation Change or Parent Adverse Recommendation Change. Notwithstanding the foregoing, prior to filing the Form S-4 (or any amendment or supplement thereto) or mailing in definitive form the Joint Proxy Statement (or any amendment or supplement thereto), or responding to any comments received from the SEC with respect thereto, each of the Company and Parent will cooperate and provide the other a reasonable opportunity to review and comment on such document or response (including the proposed final version of such document or response). The Company will use its commercially reasonable efforts to cause the Joint Proxy Statement to be mailed to the Company’s stockholders entitled to notice of and to vote at the Company Stockholders Meeting, and Parent will use its commercially reasonable efforts to cause the Joint Proxy Statement to be mailed to Parent’s stockholders entitled to notice of and to vote at the Parent Stockholders Meeting, in each case as promptly as practicable after the Form S-4 is declared effective under the Securities Act. Parent will advise the Company promptly after it receives notice thereof, of the time when the Form S-4 has become effective or any supplement or amendment has been filed, the issuance of any stop order relating thereto, the suspension of the qualification of the Parent Common Stock issuable in the First Merger for offering and sale in any jurisdiction, or any request by the SEC for amendment of the Joint Proxy Statement or the Form S-4 or comments thereon and responses thereto or requests by the SEC for additional information. Parent will use its commercially reasonable efforts to have any such stop-order or suspension lifted, reversed, vacated and terminated. Parent also will use commercially reasonable efforts to take all such other action reasonably required to be taken under the Securities Act, the Exchange Act, any applicable foreign or state securities or “blue sky” Law and the rules and regulations thereunder in connection with the issuance of the Parent Common Stock in the First Merger, and the Company will furnish all information concerning the Company and the holders of Shares as may be reasonably requested in connection with such actions. If at any time prior to the First Effective Time any information relating to the Company, Parent or any of their respective Affiliates, officers or directors, should be discovered by the Company or Parent that should be set forth in an amendment or supplement to any of the Form S-4 or the Joint Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not false or misleading, the party which discovers such information will promptly notify the other parties hereto, and the Company and Parent will cooperate, in good faith, in the prompt filing with the SEC of any necessary amendment or supplement describing such information and, to the extent required by Law, prompt dissemination of such information contained in such amendment or supplement to the stockholders of the Company and Parent, as applicable.

(b) The Company will, as promptly as practicable after the Form S-4 is declared effective under the Securities Act, in accordance with applicable Law and the Company Charter and Company Bylaws, establish a record date for, duly call, give notice of, convene and hold a meeting of its stockholders (the “Company Stockholders Meeting”) solely for the purpose of obtaining the Company Stockholder Approval and, if applicable, any approvals related thereto including the advisory vote required by Rule 14a-21(c) under the Exchange Act in connection therewith and will, subject to the provisions of Section 4.2(e), through the Company Board, recommend to its stockholders the adoption of this Agreement in the Joint Proxy Statement, and will solicit and use its commercially reasonable efforts to obtain the Company Stockholder Approval. The Company may only postpone or adjourn the Company Stockholders Meeting (i) to solicit (and re-solicit) additional proxies for the purpose of obtaining the Company Stockholder Approval, (ii) for the absence of a quorum, and (iii) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that the Company has determined, After Consultation, is reasonably likely to be required under Law and for such supplemental or amended disclosure to be disseminated and reviewed by stockholders of the Company prior to the Company Stockholders Meeting. The Company will permit Representatives of Parent to attend the Company Stockholders Meeting.

(c) Parent will, as promptly as practicable after the Form S-4 is declared effective under the Securities Act, in accordance with applicable Law and the Parent Charter and Parent Bylaws, establish a record date for, duly call, give notice of, convene and hold a meeting of its stockholders (the “Parent Stockholders Meeting”) for the purpose of obtaining the Parent Stockholder Approval and will, subject to the provisions of Section 4.3(e), through the Parent Board, recommend to its stockholders in the Joint Proxy Statement the approval of the issuance of shares of Parent Common Stock in the First Merger and will solicit and use its commercially reasonable efforts to obtain Parent Stockholder Approval. Parent may only postpone or adjourn the Parent Stockholders Meeting (i) to solicit additional proxies for the purpose of obtaining the Parent Stockholder Approval, (ii) for the absence of a quorum, and (iii) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that Parent has determined, After Consultation, is reasonably likely to be required under Law and for such supplemental or amended disclosure to be disseminated and reviewed by stockholders of Parent prior to the Parent Stockholders Meeting. Parent will permit Representatives of the Company to attend the Parent Stockholders Meeting.

(d) The Company and Parent will use their respective commercially reasonable efforts to hold the Company Stockholders Meeting and the Parent Stockholders Meeting at 10:00 a.m., Eastern Time, on the same date, which date will be as soon as reasonably practicable after the Form S-4 is declared effective under the Securities Act.

5.2. Access to Information; Confidentiality. Subject to the Confidentiality Agreement and subject to Law, upon reasonable notice, each of the Company and Parent will, and will cause each of its respective Subsidiaries to, afford to the other party and to the officers and Representatives of such other party, reasonable access, during normal business hours during the period from the date of this Agreement to the First Effective Time, to all their respective properties, books, Contracts, commitments, employees, and records (provided, however, that such access will not unreasonably interfere with the business or operations of such party), and during such period, each of the Company and Parent will, and will cause each of its respective Subsidiaries to, furnish promptly to the other party all information concerning its business, properties and personnel as such other party may reasonably request. Neither party nor any of its Subsidiaries will be required to provide access to or to disclose information where such access or disclosure would result in (i) the breach of any Contract with any Third Party (provided that such party will use commercially reasonable efforts to obtain the consent of the Third Party to such disclosure), (ii) a waiver of or a risk of loss of the attorney-client or other privilege held by such party or its Subsidiaries with respect to such information, (iii) a Governmental Entity alleging that providing such information violates any Antitrust Law, or (iv) the violation of any Law. No review pursuant to this Section 5.2 will affect any representation or warranty given by any party hereto. Each of the Company and Parent will hold, and will cause its respective Affiliates, officers, employees and Representatives to hold, any information provided or nonpublic information in accordance with the terms of the Confidentiality Agreement.

5.3. Commercially Reasonable Efforts. (a) Except where a different standard of efforts to be undertaken by the Company or Parent, as applicable, is expressly set forth in another Section or provision of this Agreement, on the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Mergers and the other transactions contemplated by this Agreement, including using commercially reasonable efforts for (i) the obtaining of all necessary actions or non-actions, waivers, consents and approvals from Governmental Entities, including any required action or non-action under the Antitrust Laws (the “Required Consents”) prior to the First Effective Time, and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain a Required Consent from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from any other Third Parties, (iii) the defending of any Action challenging this Agreement or the consummation of the transactions contemplated by this Agreement, including any Action seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In furtherance and not in limitation of the foregoing, each party hereto agrees to make (i) an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable after the date of this Agreement, (ii) appropriate filings, if any are required, pursuant to foreign Antitrust Laws as promptly as practicable, and (iii) all other necessary filings with other Governmental Entities relating to the Mergers, and, in each case, to supply as promptly as practicable any additional information and documentary material that may be formally or informally requested pursuant to the Antitrust Laws or by such authorities and to use commercially reasonable efforts to cause the expiration or termination of any applicable waiting periods under the Antitrust Laws and the receipt of the Required Consents as soon as practicable. Subject to Section 5.3(b), Parent and its Affiliates will take any and all action reasonably necessary, including (i) selling or otherwise disposing of, or holding separate and agreeing to sell or otherwise dispose of, assets, categories of assets or businesses of the Company or Parent or their respective Subsidiaries, (ii) terminating existing relationships, contractual rights or obligations of the Company or Parent or their respective Subsidiaries, (iii) terminating any venture or other arrangement, (iv) creating any relationship, contractual rights or obligations of the Company or Parent or their respective Subsidiaries, or (v) effectuating any other change or restructuring of the Company or Parent or their respective Subsidiaries (and, in each case, entering into agreements or stipulating to the entry of an Order or filing appropriate applications with any Governmental Entity in connection with any of the foregoing and in the case of actions by or with respect to the Company or its Subsidiaries or its or their businesses or assets, by consenting to such action by the Company (provided that any such action may, at the discretion of the Company, be conditioned upon consummation of the Mergers)) (each a “Divestiture Action”), in each case to the extent necessary to prevent the issuance of an Order or the establishment of any Law preliminarily or permanently restraining, enjoining or prohibiting the consummation of the Mergers or to obtain the Requisite Regulatory Approvals or expiration of the waiting period under the HSR act by the Outside Date. In the event that any permanent or preliminary Order is entered or becomes reasonably foreseeable to be entered in any Action that would make consummation of the Mergers unlawful or that would restrain, enjoin or otherwise prevent the Mergers, Parent will use its commercially reasonable efforts to take promptly any and all steps reasonably available to it to vacate, modify or suspend such Order so as to permit such consummation prior to the Outside Date. The Company will cooperate with Parent and will use its commercially reasonable efforts to assist Parent in resisting and reducing any Divestiture Action and, without the prior written consent of Parent (which consent may be given or withheld by Parent in its sole discretion), neither the Company nor any of its Affiliates or Representatives will propose or agree to any Divestiture Action.

(b) Notwithstanding anything herein to the contrary, in no event will Parent or any of its Affiliates be required to propose or agree to (or to consent to the Company or any of its Subsidiaries proposing or agreeing to) any Divestiture Action that the Parent Board determines in good faith, After Consultation, would, if such Divestiture Action were taken, have a materially adverse effect on the aggregate net benefits (including synergies) expected to be received by Parent arising from the Mergers.

(c) Each of Parent and the Company will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party, hereto in connection with proceedings under or relating to any Antitrust Law. Each of Parent and the Company will (i) promptly notify the other of any communication received by that party from, or given by it to, any Governmental Entity and, subject to Law, permit the other to review in advance any proposed communication to any such Governmental Entity and incorporate the other’s reasonable comments, (ii) not agree to participate in any meeting or substantive discussion with any such Governmental Entity in respect of any filing, investigation or inquiry concerning this Agreement or the Mergers unless, to the extent reasonably practicable, it consults with the other party in advance and, to the extent permitted by such Governmental Entity, gives the other party the opportunity to attend, and (iii) furnish the other with copies of all correspondence, filings and written communications between them and their Affiliates and their respective officers, directors, employees and Representatives, on one hand, and any such Governmental Entity or its respective staff on the other hand, with respect to this Agreement and the Mergers, except that materials furnished pursuant to this Section 5.3(c) may be redacted as necessary to address reasonable attorney-client or other privilege or confidentiality concerns. Notwithstanding anything herein to the contrary, Parent will control and direct the antitrust defense of the transactions contemplated by this Agreement in any claim or Action by, or negotiations with, any Governmental Entity or other Person.

5.4. Indemnification, Exculpation and Insurance. (a) From and for a period of six years after the First Effective Time, Parent will indemnify and hold harmless each individual who is as of the date of this Agreement, or who becomes prior to the First Effective Time, a director or officer of the Company or any of its Subsidiaries or who is as of the date of this Agreement, or who thereafter commences prior to the First Effective Time, serving at the request of the Company, as applicable, or any of its Subsidiaries as a director or officer of another Person (the “Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, inquiries, fines and fees, costs and expenses, including reasonable attorneys’ fees and disbursements, incurred in connection with any claim or Action, whether civil, criminal, administrative or investigative (including with respect to matters existing or occurring at or prior to the First Effective Time (including this Agreement and the transactions and actions contemplated hereby)), arising out of or pertaining to the fact that the Indemnified Party is or was an officer or director of the Company or any of its Subsidiaries or is or was serving at the request of the Company or any of its Subsidiaries as a director or officer of another Person or in respect of any acts or omissions in their capacities as such directors or officers occurring prior to the First Effective Time, whether asserted or claimed prior to, at or after the First Effective Time to the fullest extent permissible under applicable Law and to the fullest extent as such Indemnified Parties are indemnified as of the date of this Agreement by the Company pursuant to the Company Charter, the Company Bylaws or the governing organizational documents of any Subsidiary of the Company, as applicable, and any indemnification Contracts with directors and officers of the Company in existence as of the date of this Agreement and listed in Section 5.4(a) of the Company Disclosure Letter. In the event of any such claim or Action, (i) each Indemnified Party will be entitled to advancement of expenses (including attorney’s fees) incurred in the defense of any such claim or Action from Parent to the fullest extent permissible under applicable Law and to the fullest extent as such Indemnified Parties are entitled to advance of such expenses as of the date of this Agreement by the Company pursuant to the Company Charter, the Company Bylaws or the governing or organizational documents of any Subsidiary of the Company, as applicable, and any indemnification Contracts with directors and officers of the Company in existence as of the date of this Agreement and listed in Section 5.4(a) of the Company Disclosure Letter, provided that any Person to whom expenses are advanced provides an undertaking, if and to the extent required by Law, the Company Charter or the Company Bylaws or the governing or organizational documents of any the Company Subsidiary, as applicable, and any indemnification Contracts with directors and officers of the Company in existence as of the date of this Agreement and listed in Section 5.4(a) of the Company Disclosure Letter, to repay such advances if it is ultimately determined that such Person is not entitled to indemnification, and (ii) Parent will, and will cause its Subsidiaries to, cooperate in the defense of any such matter. Notwithstanding anything to the contrary in this Section 5.4(a) or elsewhere in this Agreement, Parent and Ultimate Surviving Corporation will not settle or compromise or consent to the entry of any judgment or otherwise seek termination with respect to any claim or Action for which indemnification has been sought under this Section 5.4(a) unless such settlement, compromise, consent or termination includes an unconditional release of such Indemnified Party from all liability arising out of such claim or Action and does not include any admission of liability with respect to such Indemnified Party. In the event that Parent, the First Surviving Corporation, the Ultimate Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, Parent, the First Surviving Corporation or Ultimate Surviving Corporation, as applicable, will provide that the successors and assigns of Parent, the First Surviving Corporation or Ultimate Surviving Corporation, as applicable, assume the obligations set forth in this Section 5.4.

(b) For a period of six years from and after the Closing Date, Parent will either, at its election (i) cause to be maintained in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries or (ii) provide substitute polices for not less than the existing coverage provided by the directors’ and officers’ liability insurance and fiduciary liability insurance maintained by Parent in favor of the directors and officers of Parent with respect to claims arising from, relating to, or otherwise in respect of facts or events that occurred on or before the First Effective Time, except, in each case, that in no event will Parent be required to pay with respect to such insurance policies (or substitute insurance policies) more than 275% of the annual premium payable by the Company for such insurance for the year ending December 31, 2015 (the “Annual D&O Cap”), and if Parent is unable to obtain the insurance required by this Section 5.4(b) for any year within such six-year period, it will obtain the most advantageous insurance obtainable for such year for an annual premium not to exceed the Annual D&O Cap; provided, however, that in lieu of the foregoing, the Company may obtain at or prior to the First Effective Time a six-year “tail” prepaid policy under the Company’s existing directors and officers liability insurance policy providing substantially equivalent coverage to that described in the preceding sentence. If such “tail” prepaid policy has been obtained by the Company prior to the First Effective Time, Parent will cause such policy to be maintained in full force and effect, for its full term, and cause the Ultimate Surviving Corporation to honor all obligations thereunder.

(c) Any Indemnified Party wishing to claim indemnification under Section 5.4(a), upon learning of any such claim or Action, will promptly notify Parent thereof, but the failure to so notify will not relieve Parent or the Ultimate Surviving Corporation of any liability it may have to such Indemnified Party except to the extent such failure prejudices the indemnifying party. In the event of any such claim or Action (whether arising before, at or after the First Effective Time): (i) Parent or the Ultimate Surviving Corporation will have the right to assume the defense thereof and Parent and the Ultimate Surviving Corporation will not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Parent or the Ultimate Surviving Corporation elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between Parent or the Ultimate Surviving Corporation and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Parent or the Ultimate Surviving Corporation will pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, however, that Parent and the Ultimate Surviving Corporation will be obligated pursuant to this Section 5.4(c) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest; provided, that the fewest number of counsels necessary to avoid conflicts of interest will be used; (ii) the Indemnified Parties will cooperate in the defense of any such matter; and (iii) Parent and the Ultimate Surviving Corporation will not be liable for any settlement effected without their prior written consent; provided, further, that Parent and the Ultimate Surviving Corporation will not have any obligation hereunder to any Indemnified Party if and when a court of competent jurisdiction ultimately determines, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

(d) The provisions of this Section 5.4 (i) will survive consummation of the Mergers, (ii) are intended to be for the benefit of, and will be enforceable by, each indemnified or insured party (including the Indemnified Parties), his or her heirs and his or her Representatives, and (iii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by Contract or otherwise.

5.5. Fees and Expenses. (a) Except as provided below and as set forth in Section 5.13(f), all fees and expenses incurred in connection with the Mergers, this Agreement and the transactions contemplated hereby will be paid by the party incurring such fees or expenses, whether or not the Mergers are consummated, except that (i) Parent and the Company will each bear and pay 50% of all fees and expenses incurred in connection with (A) the filing, printing and mailing of the Form S-4 and the Joint Proxy Statement and (B) the filings of the pre-merger notification and report forms under the HSR Act and other Antitrust Laws (including filing fees) and (ii) if any Action is brought based upon any party’s breach of this Agreement, the prevailing party, as determined by a court of competent jurisdiction from which no appeal may be taken, will be entitled to recover fees and expenses in connection with such breach, including attorney’s fees and costs from the other party to the Action.

(b) The Company will pay or cause to be paid to Parent a nonrefundable cash fee equal to $385 million if: (i) the Company terminates this Agreement pursuant to Section 7.1(h) (Company Enters into Definitive Agreement Providing for a Company Superior Proposal); (ii) (A) Parent terminates this Agreement pursuant to Section 7.1(e) (Company Board Adverse Recommendation Change) or (B) this Agreement is terminated pursuant to Section 7.1(b)(i) (Lapse of Outside Date) or Section 7.1(b)(ii) (Failure of Company to Obtain Stockholder Approval) at a time when this Agreement could have been terminated pursuant to Section 7.1(e); or (iii) (A) a Company Alternative Proposal is made and publicly disclosed or announced (substituting, for purposes of this Section 5.5(b), “50%” for each reference to “20%” in the definition of “Company Alternative Proposal”) (a “Company Qualifying Transaction”) and not subsequently publicly withdrawn, and thereafter this Agreement is terminated pursuant to Section 7.1(b)(i) (Lapse of Outside Date), Section 7.1(b)(ii) (Failure of Company to Obtain Stockholder Approval) or Section 7.1(c) (Company Breach), and (B) within 12 months of such termination, the Company enters into a definitive agreement to consummate, or consummates, a Company Qualifying Transaction. Any fee due under this Section 5.5(b) will be paid to Parent by wire transfer to an account specified in Section 5.5(b) of the Parent Disclosure Letter of same-day funds on the date of termination of this Agreement pursuant to clause (i) of the preceding sentence, within two Business Days after termination of this Agreement by Parent pursuant to clause (ii) of the preceding sentence (in the case of a Company Adverse Recommendation Change in respect of a Company Intervening Event in accordance with Section 4.2(e)), or on the earlier of the date of execution of such definitive agreement or consummation of a Company Qualifying Transaction in the case of termination of this Agreement pursuant to clause (iii) of the preceding sentence. In no event will the Company be required to pay the fee set forth in this Section 5.5(b) on more than one occasion.

(c) Parent will pay or cause to be paid to the Company a nonrefundable cash fee equal to $385 million if: (i) Parent terminates this Agreement pursuant to Section 7.1(g) (Parent Enters into Definitive Agreement Providing for a Parent Superior Proposal); (ii) (A) the Company terminates this Agreement pursuant to Section 7.1(f) (Parent Board Adverse Recommendation Change) or (B) this Agreement is terminated pursuant to Section 7.1(b)(i) (Lapse of Outside Date) or Section 7.1(b)(iii) (Failure of Parent to Obtain Stockholder Approval) at a time when this Agreement could have been terminated pursuant to Section 7.1(f); or (iii) (A) a Parent Alternative Proposal is made and publicly disclosed or announced (substituting, for purposes of this Section 5.5(b), “50%” for each reference to “20%” in the definition of “Parent Alternative Proposal”) (a “Parent Qualifying Transaction”) and not subsequently publicly withdrawn, and thereafter this Agreement is terminated pursuant to Section 7.1(b)(i) (Lapse of Outside Date), Section 7.1(b)(iii) (Failure of Parent to Obtain Stockholder Approval) or Section 7.1(d) (Parent Breach), and (B) within 12 months of such termination, Parent enters into a definitive agreement to consummate, or consummates, a Parent Qualifying Transaction. Any fee due under this Section 5.5(c) will be paid to the Company by wire transfer to an account specified in Section 5.5(c) of the Company Disclosure Letter of same-day funds on the date of termination of this Agreement pursuant to clause (i) of the preceding sentence, within two Business Days after termination of this Agreement by the Company pursuant to clause (ii) of the preceding sentence (in the case of a Parent Adverse Recommendation Change in respect of a Parent Intervening Event in accordance with Section 4.3(e)), or on the earlier of the date of execution of such definitive agreement or consummation of a Parent Qualifying Transaction in the case of termination of this Agreement pursuant to clause (iii) of the preceding sentence. In no event will Parent be required to pay the fee set forth in this Section 5.5(c) on more than one occasion.

(d) If, in any circumstance not subject to Section 5.5(f), either the Company or Parent terminates this Agreement pursuant to Section 7.1(b)(ii) (Failure of Company to Obtain Stockholder Approval) and the Parent Stockholder Approval has been obtained, then within one Business Day after such termination, the Company will pay or cause to be paid to Parent (by wire transfer to the account specified in Section 5.5(b) above) an amount equal to the aggregate amount of all customary and documented fees, costs, and expenses incurred, paid or payable by or on behalf of Parent or any of its Subsidiaries to any Third Party in connection with the authorization, preparation, negotiation, execution, performance, termination or abandonment of this Agreement and the transactions contemplated hereby, including such customary and documented fees, costs and expenses of Third Parties (including financial advisors, outside legal counsel, vendors, accountants, experts, consultants and other service providers and Representatives) (the “Parent Expenses”), in an aggregate amount not to exceed $100 million in cash. Parent Expenses paid by the Company pursuant to this Section 5.5(d) will not reduce any fee that otherwise may become due and payable by the Company pursuant to Section 5.5(b).

(e) If, in any circumstance not subject to Section 5.5(f), either the Company or Parent terminates this Agreement pursuant to Section 7.1(b)(iii) (Failure of Parent to Obtain Stockholder Approval) and the Company Stockholder Approval has been obtained, then within one Business Day after such termination, Parent will pay or cause to be paid to the Company (by wire transfer to the account specified in Section 5.5(b) above) an amount equal to the aggregate amount of all customary and documented fees, costs and expenses incurred, paid or payable by or on behalf of the Company or any of its Subsidiaries to any Third Party in connection with the authorization, preparation, negotiation, execution, performance, termination or abandonment of this Agreement and the transactions contemplated hereby, including such customary and documented fees, costs and expenses of Third Parties (including fees and expenses of financial advisors, outside legal counsel, vendors, accountants, experts, consultants and other service providers and Representatives) (the “Company Expenses”), in an aggregate amount not to exceed $100 million in cash. Company Expenses paid by Parent pursuant to this Section 5.5(e) will not reduce any fee that otherwise may become due and payable by Parent pursuant to Section 5.5(c) or Section 5.5(f).

(f) If this Agreement is terminated (i) by Parent or the Company pursuant to Section 7.1(i) (Termination Related to a Debt Rating Failure) or (ii) by the Company or Parent pursuant to Section 7.1(b)(i) (Lapse of Outside Date) and (A) at such time as this Agreement could have been terminated by the Company or Parent pursuant to Section 7.1(i) and (B) all conditions set forth in Section 6.1 and Section 6.2 have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing, but which are capable of being satisfied), then within one Business Day after any such termination, Parent will pay or cause to be paid to the Company (by wire transfer to the account specified in Section 5.5(b) above) a non-refundable cash fee equal to $900 million, provided, however, that (1) in no event will Parent be required to pay the fee set forth in this Section 5.5(f) on more than one occasion, (2) no fee will be due hereunder if this Agreement shall have been terminated under any provision other than Section 7.1(i) (Termination Related to a Debt Rating Failure) or, in the circumstances described in this Section 5.5(f), Section 7.1(b)(i) (Lapse of Outside Date), and (3) any fee paid by Parent pursuant to Section 5.5(c) will be credited against, and will thereby reduce, any fee that otherwise may become due and payable by Parent pursuant to this Section 5.5(f).

(g) Notwithstanding anything to the contrary contained in this Agreement, but subject to the proviso to this sentence, if this Agreement is terminated by Parent and Parent has been paid in full a fee under

Section 5.5(b) or reimbursed Parent Expenses under Section 5.5(d), the payment to Parent of such fee or Parent Expenses will be the sole and exclusive remedy of Parent and its Related Persons against the Company or any of its Related Persons, and upon full payment of such fee and Parent Expenses to Parent, Parent (on its own behalf and on behalf of its Related Persons) hereby agrees that, upon such payment and Parent’s acceptance thereof, Parent thereby shall have waived all other remedies (including equitable remedies) against the Company or any of its Related Persons with respect to (i) any failure of the Mergers and the other transactions contemplated hereby and (ii) any breach, violation or non-compliance by the Company of any of its obligations to consummate the Mergers and the other transactions contemplated hereby or of any representation, warranty, covenant or agreement of the Company set forth herein; provided, however, that the foregoing waiver and election of remedies limitation will not apply in the case of fraud (including fraud-in-the-inducement) or willful breach on the part of the Company or any of its controlled Affiliates. Except as set forth in the proviso to the preceding sentence, upon payment in full by the Company of such fee and Parent Expenses, none of the Company or its Related Persons will have any further liability or obligation (under this Agreement or otherwise) relating to or arising out of this Agreement or any of the other transactions contemplated hereby, and in no event will Parent (and Parent will ensure that its Related Persons do not) seek to recover any money damages or losses, or seek to pursue any other recovery, judgment, damages or remedy of any kind in connection with this Agreement (including any equitable remedy under Section 8.9 (Specific Enforcement) or any remedy sounding in contract). The parties hereto agree that the agreements contained in this Section 5.5 are an integral part of this Agreement and constitute a material inducement for the parties hereto to enter into this Agreement and that the fee or Parent Expenses payable pursuant to Section 5.5(b) or Section 5.5(d), as applicable, constitutes liquidated damages and not a penalty.

(h) Notwithstanding anything to the contrary contained in this Agreement, but subject to the proviso to this sentence, if this Agreement is terminated by the Company and the Company has been paid in full a fee under Section 5.5(c) or Section 5.5(f) or reimbursed Company Expenses under Section 5.5(e), the payment to the Company of such fee or Company Expenses will be the sole and exclusive remedy of the Company and its Related Persons against Parent, its Financing Sources or any of its or their Related Persons, and upon full payment of such fee and Company Expenses to the Company, the Company (on its own behalf and on behalf of its Related Persons) hereby agrees that, upon such payment and the Company’s acceptance thereof, the Company thereby shall have waived all other remedies (including equitable remedies) against Parent, its Financing Sources or any of its or their Related Persons with respect to (i) any failure of the Mergers and the other transactions contemplated hereby and (ii) any breach, violation or non-compliance by Parent of any of its obligations to consummate the Mergers and the other transactions contemplated hereby or of any representation, warranty, covenant or agreement of Parent set forth herein; provided, however, that the foregoing waiver and election of remedies limitation will not apply in the case of fraud (including fraud-in-the-inducement) or willful breach on the part of Parent or any of its controlled Affiliates. Except as set forth in the proviso to the preceding sentence, upon payment in full by Parent of such fee and Company Expenses, none of Parent or its Related Persons will have any further liability or obligation (under this Agreement or otherwise) relating to or arising out of this Agreement or any of the other transactions contemplated hereby, and in no event will the Company (and the Company will ensure that its Related Persons do not) seek to recover any money damages or losses, or seek to pursue any other recovery, judgment, damages or remedy of any kind in connection with this Agreement (including any equitable remedy under Section 8.9 (Specific Enforcement) or any remedy sounding in contract). The parties hereto agree that the agreements contained in this Section 5.5 are an integral part of this Agreement and constitute a material inducement for the parties hereto to enter into this Agreement and that the fee or Company Expenses payable pursuant to Section 5.5(c), Section 5.5(e) or Section 5.5(f), as applicable, constitutes liquidated damages and not a penalty.

5.6. Public Announcements. The initial press release (the “Transaction Announcement”) with respect to the execution of this Agreement will be a joint press release in substantially the form previously agreed to by Parent and the Company. Except with respect to any Company Adverse Recommendation Change made in accordance with Section 4.2(e) or Parent Adverse Recommendation Change made in accordance with Section 4.3(e), Parent, Merger Sub and Successor Sub, on the one hand, and the Company, on the other hand, will consult with each other before publishing, and provide each other the opportunity to review and comment upon, any press release or similar public statements with respect to the Mergers and the other transactions contemplated hereby and will not publish any such press release before such consultation, except to the extent required by Law, court process or by obligations pursuant to any listing Contract with any national securities exchange, as determined by a party in good faith, After Consultation. Subject to the immediately preceding sentence, from the date hereof through the First Effective Time, neither Parent nor the Company will, and neither will permit any of its Affiliates or Representatives to, publish any press releases or make other public statements (including to securities analysts) that contradicts the Transaction Announcement with respect to this Agreement and the transactions contemplated hereby, except as such party determines in good faith, After Consultation, is required by Law or by obligations pursuant to any listing Contract with any national securities exchange.

5.7. NYSE Listing. Parent will use commercially reasonable efforts to cause the Parent Common Stock issuable under Article II to be approved for listing on NYSE, subject to official notice of issuance, as promptly as practicable after the date of this Agreement, and in any event prior to the Closing Date.

5.8. Certain Tax and Structure Matters. (a) Each of the parties hereto will use its commercially reasonable efforts to cause the Mergers to qualify for the Intended Tax Treatment, including considering and negotiating in good faith such amendments to this Agreement as may reasonably be required in order to obtain such qualification (it being understood that no party will be required to agree to any such amendment). The parties will report the Mergers and the other transactions contemplated by this Agreement, including for U.S. federal income Tax purposes, in a manner consistent with such qualification. No party will take any action or fail to take any action, or allow any Affiliate to take any action or fail to take any action, that would reasonably be expected to prevent any of the foregoing.

(b) Each of Parent and the Company will use its commercially reasonable efforts to obtain the Tax opinions described in Section 6.2(e) and Section 6.3(e), respectively (collectively the “Tax Opinions”). The appropriate officers of Parent, Merger Sub, Successor Sub and the Company will execute and deliver to Jones Day, counsel to Parent, and Greenberg Traurig, LLP, counsel to the Company, certificates substantially in the forms set forth in Section 5.8(b) of the Parent Disclosure Letter and Section 5.8(b) of the Company Disclosure Letter (the “Representation Letters”). Each Representation Letter will be dated on the or before the date of such Tax Opinion and shall not have been withdrawn or modified in any material respect.

(c) Notwithstanding anything to the contrary contained in this Agreement, before the First Effective Time, if and to the extent that Parent deems such a change to be desirable, at Parent’s election (which may be made by delivery of written notice to the Company at any time prior to filing any preliminary Form S-4), the parties hereto will cooperate in good faith and use their commercially reasonable efforts to amend this Agreement and, to the extent necessary, modify the Representation Letters, in each case to change the method of effecting the transactions contemplated hereby to reflect the alternative structure set forth in Section 5.8(c) of the Parent Disclosure Letter so that the transactions contemplated hereby will qualify under Section 351 of the Code; provided, that (i) any such change will not adversely affect the U.S. federal income Tax consequences of the transactions contemplated hereby to holders of Shares and (ii) no such change will (A) alter or change the amount or kind of the consideration to be issued to holders of Shares as consideration in the Mergers or (B) materially impede or delay consummation of the transactions contemplated hereby. In furtherance of the previous sentence, the parties agree to execute appropriate documents, and make appropriate amendments to existing documents, to reflect any change in the structure of the transactions contemplated by this Agreement.

5.9. Takeover Statutes. Parent and Company will take all action necessary to ensure that the restrictions on business combinations contained in Section 203 of the DGCL nor any other “business combination,” “interested stockholder,” “freeze out,” “control share acquisition,” “fair price,” “moratorium,” or other anti-takeover Laws (collectively with Section 203 of the DGCL, “Anti-Takeover Laws”) are or become applicable to this Agreement or the Mergers. If any Anti-Takeover Law is or may become applicable to the Mergers or any other transactions contemplated hereby, each of the parties hereto and their respective board of directors will (a) grant such approvals and take all such actions as are legally permissible so that the Mergers and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and (b) otherwise act to eliminate or minimize the effects of any such Anti-Takeover Law on the Mergers and the other transactions contemplated hereby.

5.10. Employee Benefits. (a) For the period commencing as of the First Effective Time and ending December 31, 2016, Parent will provide, or cause to be provided, to each Company Employee who is employed by Parent and its Subsidiaries, compensation and benefits (except those provided by any equity based Company Benefit Plans or arrangements of Company) that are substantially comparable in the aggregate to the compensation and benefits provided to each such Company Employee prior to the First Effective Time, or, at Parent’s option, Parent will provide, or cause to be provided, to each such Company Employee compensation and benefits substantially similar to the level of compensation and benefits provided to employees of Parent and its subsidiaries working in a substantially similar positions. This Section 5.10(a) will not apply to collectively bargained employees whether or not they are Company Employees, the terms and conditions of whose employment will be determined by the applicable collective bargaining Contract assumed by or required to be assumed by Parent or one of its Subsidiaries as in effect from time-to-time.

(b) From and after the First Effective Time, Parent will cause to be honored all Company Benefit Plans (except those provided by any equity based Company Benefit Plans or arrangements) in accordance with the terms thereof. For all purposes under each employee benefit plan of Parent and its Subsidiaries providing benefits to any Company Employee after the First Effective Time (the “New Plans”), and subject to Law and obligations under applicable collective bargaining or similar Contracts, each Company Employee will be credited with his or her years of service with the Company or any of their respective Affiliates, as the case may be, before the First Effective Time, to the same extent as such Company Employee was entitled, before the First Effective Time, to credit for such service under any Company Benefit Plan of the same type, as applicable, except to the extent such credit would result in a duplication of benefits, except that Company Employees will not be entitled to the benefit of any grandfathered benefit formula or to participation in any benefit plan or arrangement provided by Parent, its Subsidiaries or Affiliates that would not be provided to any employee first hired by Parent or one of its Subsidiaries or Affiliates on or after the First Effective Time. In addition, and without limiting the generality of the foregoing, and subject to Law and obligations under applicable collective bargaining or similar Contracts: (i) each Company Employee will be immediately eligible to participate, without any waiting time, in any and all New Plans which are welfare benefit plans, but only to the extent coverage under such New Plan replaces coverage under a Company Benefit Plan of the same type, as applicable, in which such employee participated immediately before the First Effective Time (such plans, collectively, the “Old Plans”) and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical or vision benefits to any Company Employee, Parent will cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such Company Employee and his or her covered dependents, and Parent will cause any eligible expenses incurred by such Company Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such Company Employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Company Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(c) Nothing contained in this Section 5.10 will (i) be construed to establish, amend or modify any Company Benefit Plan or any benefit or compensation plan, program, Contract, policy or arrangement of Parent or its Subsidiaries, (ii) limit the ability of Parent or the Company or any of their Subsidiaries or Affiliates to amend, modify or terminate any benefit or compensation plan, program, Contract, policy or arrangement at any time assumed, established, sponsored or maintained by any of them, (iii) create any third-party beneficiary rights or obligations in any Person (including but not limited to any Company Employee or former employee of Company or its Subsidiaries or Affiliates) other than the parties to this Agreement or any right to employment or continued employment or to a particular term or condition of employment with Parent or the Company or any of their Subsidiaries, or any of their respective Affiliates, or (iv) limit the right of Parent or the Company (or any of their Subsidiaries or Affiliates) to terminate the employment or service of any employee or other service provider thereof following the First Effective Time at any time and for any or no reason.

5.11. Board of Directors of Parent. Parent will use its commercially reasonable efforts, and take all necessary actions, to cause the individuals identified in Section 5.11 of the Company Disclosure Letter to become members of the Parent Board effective as of immediately after the First Effective Time, each to serve on the Parent Board until his or her successor is duly elected and qualified in accordance with the Parent Charter and Parent Bylaws.

5.12. Section 16(b). Parent and the Company will each take all such steps as may be reasonably necessary to cause the transactions contemplated by this Agreement and any other dispositions of equity securities of the Company (including derivative securities) or acquisitions of equity securities of Parent (including derivative securities) in connection herewith by any individual who (a) is a director or officer of the Company or (b) at the First Effective Time, will become a director or officer of Parent, in each case to be exempt under Rule 16b-3 promulgated under the Exchange Act.

5.13. Financing. (a) Parent will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done all things necessary, proper or advisable to arrange and obtain the Financing, on the terms and conditions described in the Debt Commitment Letters, on or prior to the Closing Date which, together with cash on hand, will be sufficient for Parent to pay the aggregate Cash Consideration and any other cash amounts payable pursuant to, or in connection with, the Mergers, including using reasonable best efforts to (i) negotiate and enter into, on or prior to the Closing Date, the Financing Agreements (and, unless such Financing Agreements are otherwise publicly available, notify the Company, in writing, promptly (and in any event not later than one Business Day) of the execution of any such Financing Agreement and provide execution copies thereof to the Company upon the reasonable request of the Company), (ii) terminate or amend its Existing Credit Facilities and any other existing debt or financing arrangements to the extent required to satisfy the conditions described in the Debt Commitment Letters, (iii) maintain in full force and effect the Debt Commitment Letters and comply with its obligations and conditions thereunder, (iv) satisfy (or, if deemed advisable by Parent, seek a waiver of) on a timely basis all conditions in the Financing Agreements within the control of Parent and required to be satisfied by it, and (v) consummate the Financing at or prior to the Closing. Upon the reasonable request of the Company, Parent will keep the Company informed of the status of its efforts to arrange the Financing and to satisfy the conditions thereof, including advising and updating the Company, in a reasonable level of detail, with respect to any material developments concerning the status of the Financing and the proposed funding date thereunder. Notwithstanding anything contained in this Section 5.13 or in any other provision of this Agreement, in no event will Parent, Merger Sub or Successor Sub be required to amend or waive any of the terms or conditions hereof. Parent will segregate any and all funds obtained which reduce the aggregate commitments under the Debt Commitment Letters in a special account separated from the Parent’ other funds, and will use those segregated funds solely to pay the aggregate Cash Consideration and any other cash amounts payable pursuant to, or in connection with, the Mergers.

(b) Parent will use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to obtain and maintain a credit rating for the Financing of BBB- or higher by Standard & Poor’s Corporation (“S&P”), BBB- or higher by Fitch Ratings Inc. (“Fitch”) and Baa3 or higher by Moody’s Investor Service Inc. (“Moody’s”), including making all necessary filings and taking all steps as may be necessary to obtain such ratings as promptly as practicable, supplying as promptly as practicable any additional information and documentary material that may be formally or informally requested by either S&P, Fitch or Moody’s, seeking to amend and/or restructure, as necessary, any and all of its existing debt or the terms of the Financing, or any Alternative Financing (subject, in each case, to provisions of Section 5.13(c) below regarding the Company’s prior written consent), and to use good faith efforts to cause the commencement and completion of any necessary Debt Offers. Parent will promptly deliver a copy to the Company of any notice from S&P, Fitch or Moody’s no later than one Business Day after such notice is received by the Parent or any of its Affiliates.

(c) Parent will not agree to, permit or consent to any termination, amendment, replacement, supplement or other modification of, or waive any of its rights under, the Debt Commitment Letters or the definitive agreements relating to the Financing without the Company’s prior written consent (which consent may not be unreasonably withheld, conditioned or delayed); provided that Parent may, without the Company’s prior written consent, (i) enter into any amendment, replacement, supplement or other modification to or waiver of any provision of the Debt Commitment Letters or the definitive agreements relating to the Financing, if such amendment, replacement, supplement or other modification or waiver (A) does not reduce the aggregate cash amount of proceeds of the Financing, (B) does not change the timing of the funding of the Financing thereunder and would not reasonably be expected to prevent or impede the consummation of all or a portion of the Financing or the Closing, (C) does not adversely change or impose new or additional conditions or otherwise expand or adversely amend any of the Financing Conditions from those set forth in the Debt Commitment Letters on the date of this Agreement, (D) does not otherwise make the timely funding of the Financing or the satisfaction of the conditions to obtaining the Financing less likely to occur, and (E) materially and adversely impact the ability of Parent to enforce its rights against any other party to any Debt Commitment Letters (clauses (A), (B), (C), (D) and (E), collectively, the “Prohibited Commitment Letter Amendments”) and (ii) amend, replace supplement or otherwise modify the Debt Commitment Letters to add lenders, lead arrangers, book runners, syndication agents or similar entities who had not executed the Debt Commitment Letters as of the date of this Agreement, but only if the addition of such additional parties, individually or in the aggregate, would not result in the occurrence of a Prohibited Commitment Letter Amendment. Parent will not permit or consent to any waiver of any remedy under the Debt Commitment Letters or to any early termination of the Debt Commitment Letters. Upon any such amendment, replacement, supplement or modification, the term “Debt Commitment Letters” means the Debt Commitment Letters as so amended, replaced, supplemented or modified. Parent will promptly deliver to the Company copies of any such amendment, replacement, supplement or other modification or waiver of the Debt Commitment Letters.

(d) Parent will promptly (and, in any event, within three Business Days) notify the Company in writing (i) of its Knowledge of any breach or default by any party to the Debt Commitment Letters or any definitive financing agreement entered into in connection with the Financing, if such breach or default would reasonably be expected to adversely affect the timely availability of, or the amount of, the Financing, (ii) if and when Parent becomes aware that any portion of the Financing contemplated by any Debt Commitment Letter will not be available to consummate the Closing, (iii) if for any reason Parent or any of its Affiliates believes in good faith that it will not be able to obtain any portion of the Financing (x) subject to the conditions contemplated in the Debt Commitment Letters, (y) in an amount that is sufficient to consummate the Closing or (z) within the timing contemplated hereby or by the Debt Commitment letters, and (iv) of the receipt by any of Parent or any of their respective Affiliates or Representatives of any written notice from any Financing Source, lender or any other Person with respect to any (A) actual, threatened or alleged breach, default, termination or repudiation by any party to the Debt Commitment Letters or any definitive financing agreement entered into in connection with the Financing or any provision of the Financing contemplated pursuant to the Debt Commitment Letters or any definitive financing agreement entered into in connection with the Financing (including any proposal by any Financing Source, lender or other Person to withdraw, terminate or make a material change in the terms of (including the amount of Financing contemplated by) the Debt Commitment Letters that would reasonably be expected to affect the timely availability of, or the amount of, such Financing) or (B) material dispute or disagreement between or among any parties to the Debt Commitment Letters or any definitive financing agreement entered into in connection with the Financing, if such dispute or disagreement would reasonably be expected to affect the timely availability of, or amount of, the Financing. In the event that all conditions contained in the Debt Commitment Letters or the Financing Agreements have been satisfied, Parent will use reasonable best efforts to cause the Financing Source to comply with its funding obligations thereunder. As soon as reasonably practicable, but in any event within two Business Days after the Company delivers to Parent a written request, Parent will provide any information reasonably requested by the Company relating to any of the circumstances referred to in this 5.13(c).

(e) The Company will use reasonable best efforts to provide to Parent, at Parent’s sole cost and expense as provided in this Section 5.13(e), and will use reasonable efforts to cause its Representatives to provide, (i) all cooperation reasonably requested by Parent that is customary or necessary in connection with arranging, obtaining and syndicating the Financing and any other financing or refinancing transactions undertaken by Parent or any Subsidiary thereof to the extent that the participation by members of management of, the Company is reasonably necessary in connection therewith and causing the conditions in the Financing Agreements to be satisfied and (ii) provide all assistance that is customarily provided in financings comparable to the proposed Financing or such other financing or refinancing transaction, as the case may be, including using commercially reasonable efforts in (A) assisting with, and designating one or more members of senior management of the Company to participate in, the preparation of customary offering and syndication documents and materials, including registration statements, prospectuses, private placement or offering memoranda, bank information memoranda, bank syndication material and packages, lender and investor presentations, rating agency materials and presentations, and similar documents and materials, in connection with the Financing, and providing reasonable and customary authorization letters to the Financing Sources authorizing the distribution of information to prospective lenders and containing customary information (all such documents and materials, collectively, the “Offering Documents”), (B) furnishing to Parent all Required Information (including execution of customary authorization and management representation letters) as may be reasonably requested by Parent to assist in the preparation of the Offering Documents, (C) providing information that is reasonably available or readily obtainable regarding the Company and its Subsidiaries reasonably necessary to assist Parent in preparing pro forma financial statements required by SEC Regulation S-X for registered offerings of securities on Form S-3 (unless Parent is no longer eligible to use Form S-3, in which case Form S-1, or any successor forms thereto) in connection with the Financing, and designating, upon request, whether any such information is suitable to be made available to lenders and other investors who do not wish to receive material non-public information, (D) designating one or more members of senior management of the Company to participate, at reasonable times and upon reasonable notice, in due diligence sessions, drafting sessions, management presentations, rating agency presentations, lender meetings and one or more road shows, (D) assisting Parent in obtaining any corporate credit and family ratings and, if applicable, facility ratings from any ratings agency contemplated by the Debt Commitment Letters, (E) requesting the Company’s independent auditors to cooperate with Parent’s independent auditors, participate in accounting due diligence sessions and use reasonable efforts to obtain accountant’s comfort letters and consents from the Company’s independent auditors, (F) assisting in the preparation of, and executing and delivering, Financing Agreements and related definitive documents, including guarantees (if required) and other certificates and documents as may be requested by Parent, (G) cooperating with Parent in seeking from the Company’s existing lenders such waivers, consents or payoff letters which may be necessary in connection with the Financing, (H) providing at least three Business Days prior to the anticipated Closing all documentation and other information about the Company or any of the Company Subsidiaries or Affiliates required by applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, to the extent reasonably requested at least ten Business Days prior to the anticipated Closing, (I) assisting Parent, as reasonably requested in writing, in (1) commencing offers to purchase or redeem, and conducting consent solicitations with respect to, any or all of the outstanding series of notes of the Company (the “Company Notes”), on such terms and conditions, including pricing terms and amendments to the terms and provisions of the applicable indenture, that are specified, from time to time, by Parent (each, a “Debt Offer” and collectively, the “Debt Offers”) and which are permitted by the terms of such Company Notes, the applicable indentures and applicable law, (2) causing the applicable trustee to agree to proceed with the redemption of, or amendment to, each series of Company Notes specified by Parent, and conducted pursuant to their terms, (3) waiving any conditions to the Debt Offers as may be reasonably requested by Parent that may be legally waived and may be waived under the terms of the applicable indenture (and not, without the written consent of Parent, waiving any condition to the Debt Offers or making any changes to the Debt Offers unless required by the applicable indenture of by law), (4) promptly following the consent solicitation expiration date, assuming the requisite consents are received, executing (and using commercially reasonable efforts to cause the applicable trustee to execute) supplemental indentures to the applicable indenture, provided that such supplemental indentures will not amend the obligations of the Company under the applicable indenture in the event the transactions contemplated by this Agreement are not consummated, (5) upon the request of Parent, extending the offer period and/or consent period applicable to a Debt Offer to a date selected by Parent in accordance with the terms of the applicable indenture and Debt Offer; provided that in no event will the Company be required to commence or settle any Debt Offer or make any consent payment prior to the First Effective Time, unless Parent has agreed to fund the settlement of the Debt Offer and make any consent payment therewith, including pursuant to the Financing, to satisfy any obligations of the Company to the Company’s debt holders that may arise as a result of such Debt Offer; provided further that the dealer manager, solicitation agent, information agent, depositary or other agent retained in connection with the Debt Offers will be selected by Parent after consultation with the Company, and (J) taking all corporate actions, subject to the occurrence of the First Effective Time (other than with respect to clauses (I)(1) through (I)(5)), reasonably requested by Parent to permit the consummation of the Financing and to permit the proceeds thereof to be made available to the First Surviving Corporation immediately upon the First Effective Time. Notwithstanding anything to the contrary in this Section 5.13(e) and Section 5.13(f), (1) nothing will require cooperation to the extent it would interfere unreasonably with the business or operations of the Company or its Subsidiaries or otherwise be in conflict with the terms of an indenture subject to a Debt Offer or applicable law, (2) no obligation of the Company or any of its Subsidiaries under any certificate, document, Contract (other than with respect to clauses (I)(1) through (I)(5) and the authorization and representation letters referred to above) will be effective until the First Effective Time and, none of the Company or any of its Subsidiaries will be required to pay any commitment or other similar fee or incur any other liability (other than in connection with the authorization and representation letters referred to above) in connection with the Financing, including any Debt Offer, prior to the First Effective Time; (3) none of the Company Board or board of directors (or equivalent bodies) of any Subsidiary thereof will be required to adopt or enter into any resolutions or take similar action approving the Financing (except that concurrently with the Closing (or prior to the Closing with respect to clauses (I)(1) through (I)(5)) the boards (or their equivalent bodies) of Subsidiaries of the Company may adopt resolutions or take similar actions that do not become effective until the First Effective Time); and (4) none of the Company or any of its Subsidiaries will be required to provide, and Parent will be solely responsible for, (A) any description of all or any component of the Financing, including any such description to be included in any liquidity or capital resources disclosure or any “description of notes”, (B) projections, risk factors or other forward-looking statements relating to any component of the Financing, and (C) subsidiary financial statements or any other information of the type required by Rule 3-09, Rule 3-10 or Rule 3-16 of Regulation S-K, (E) Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K or (F) for pro forma financial information relating to the proposed debt and equity capitalization in respect of the consummation of the Closing or for the preparation of pro forma financial statements, including pro forma cost savings, synergies, capitalization or other pro forma adjustments desired to be incorporated into any pro forma financial statements. The Company hereby consents to the use of the Company’s and its Subsidiaries’ logos in connection with the Financing in a form and manner agreed with the Company.

(f) Prior to Closing, the Company will comply in all material respects with its obligations under the terms of the Convertible Notes Indentures governing the Convertible Notes, including the delivery of any notices required by the consummation of Mergers, and upon the direction of Parent in writing, will make elections required by the Convertible Notes Indentures regarding the settlement of the Convertible Notes in accordance therewith. The Company will, and will cause its Subsidiaries to, reasonably cooperate with Parent in the preparation, execution, delivery and filing of the necessary and appropriate documentation in connection with any actions reasonably requested by Parent, Merger Sub and Successor Sub in connection with the preceding sentence pursuant to this Section 5.13(f); provided that, for the avoidance of doubt, with respect to any cooperation or assistance under this Section 5.13(f), the Company will not be required to incur any out-of-pocket, Third Party costs (it being understood that any such costs would be paid or advanced by or on behalf of Parent). The Company will provide Parent with a reasonable opportunity to review and comment on any required notice filings or other documents or instruments required under the Convertible Notes Indentures.

(g) Parent will (i) promptly, upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Company or any of the Company Subsidiaries in connection with this Section 5.13 and (ii) indemnify and hold harmless the Company and its Subsidiaries and its and their respective directors, officers, personnel and advisors from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred in connection with the Financing, including any Debt Offer, or any assistance or activities in connection therewith, except to the extent arising from the willful misconduct, gross negligence, fraud or intentional misrepresentation of the Company or its Subsidiaries.

(h) If any portion of the Financing that is necessary to consummate the Mergers becomes, or would reasonably be expected to become, unavailable on the terms and conditions contemplated in any applicable Debt Commitment Letter (after taking into account flex terms), Parent will use its reasonable best efforts to arrange to obtain Alternative Financing, including from alternative sources, in an amount sufficient to replace any unavailable portion of its Financing as promptly as practicable following the occurrence of such event, and the provisions of this Section will be applicable to the Alternative Financing, and, for the purposes of this Agreement, all references to the Financing will include such Alternative Financing, all references to Financing Agreements will include the applicable documents for the Alternative Financing and all references to the Financing Sources will include the Persons providing or arranging the Alternative Financing.

(i) Subject to Section 5.5(h), Parent acknowledges and agrees that the obtaining of the Financing, or any Alternative Financing, is not a condition to Closing and reaffirms its obligation to consummate the transactions contemplated by this Agreement irrespective and independently of the availability of the Financing or any Alternative Financing.

5.14. Transaction Litigation. The Company will give Parent prompt notice of any Action commenced or, to the Knowledge of the Company, threatened, against the Company or its directors, officers, managers, partners or Affiliates relating to this Agreement or the Mergers (collectively, “Transaction Litigation”). The Company will consult with Parent regarding the defense or settlement of any Transaction Litigation and will not compromise, settle, reach an arrangement regarding or agree to compromise, settle or reach an arrangement regarding any Transaction Litigation or consent to the same, without the prior written consent of Parent. In connection with any Transaction Litigation and the parties’ performance of their obligations under this Section 5.14, the parties will enter into a customary common interest or joint defense agreement or implement such other arrangement as reasonably required to preserve any attorney-client privilege or other applicable legal privilege; except that the Company will not be required to provide information if the Company Board determines in good faith, After Consultation, that doing so would cause the loss of any attorney-client privilege or other applicable legal privilege.

5.15. Delisting. Each of the parties will cooperate with the other parties in taking, or causing to be taken, all actions necessary to delist the Common Stock from NYSE and terminate its registration under the Exchange Act, except that such delisting and termination will not be effective until after the First Effective Time.

5.16. Director Resignations. The Company will use its commercially reasonable efforts to cause to be delivered to Parent resignations executed by each director of the Company in office as of immediately prior to the First Effective Time and effective upon the First Effective Time. Simultaneously with the execution and delivery of this Agreement, the Company has entered into with those certain Persons identified in Section 5.16 of the Company Disclosure Letter, separation agreements that include (for up to the five-year period ending on the fifth anniversary of the Closing Date) certain noncompetition and confidentiality covenants of such Persons for the protection of the businesses and goodwill of the Ultimate Surviving Corporation and its Subsidiaries.

VI. CONDITIONS PRECEDENT

6.1. Conditions to Each Party’s Obligation to Effect the Mergers. The respective obligation of each party to effect the Mergers is subject to the satisfaction or, to the extent permitted by applicable Law, waiver, on or prior to the Closing Date, of each of the following conditions:

(a) Stockholder Approvals. The Company Stockholder Approval shall have been obtained at the Company Stockholders Meeting and the Parent Stockholder Approval shall have been obtained at the Parent Stockholders Meeting.

(b) HSR Act. The waiting period (and any extension thereof) applicable to the Mergers under the HSR Act shall have been terminated or shall have expired.

(c) Other Approvals. The authorizations, consents, orders or approvals of, or declarations or filings with, and the expiration of all applicable waiting periods (including any extension thereof) required from, any Governmental Entity pursuant to the Antitrust Laws identified in Section 6.1(c) of the Company Disclosure Letter (all such permits, approvals, filings and consents and the expiration of all such waiting periods, together with the matters contemplated by Section 6.1(b), being hereafter referred to as, the “Requisite Regulatory Approvals”) shall have been obtained and shall remain in full force and effect.

(d) No Injunctions or Restraints. No Law or Order enacted, promulgated, enforced or issued by any Governmental Entity of competent jurisdiction or other legal restraint or prohibition (collectively, “Restraints”) shall be in effect preventing the consummation of the Mergers.

(e) Form S-4. The Form S-4 shall have been declared effective by the SEC under the Securities Act, and no stop order or proceedings suspending the effectiveness of the Form S-4 shall have been issued by the SEC, and no proceedings for that purpose shall have been initiated or threatened by the SEC.

(f) NYSE Listing. The shares of Parent Common Stock to be issued to the holders of Shares and the holders of Company Equity Awards in the First Merger as contemplated by Article II shall have been approved for listing on NYSE (or any successor national securities exchange thereto), subject to official notice of issuance.

6.2. Conditions to Obligations of Parent. The obligation of Parent to effect the Mergers is further subject to satisfaction or waiver of each of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Company contained in Section 3.1(c) and Section 3.1(g)(ii)(A) shall be true and correct in all respects (except, in the case of Section 3.1(c), for de minimis inaccuracies) as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to a specific date, in which case such representations and warranties shall be true and correct as of such date), (ii) the representations and warranties of the Company contained in Section 3.1(a), Section 3.1(b)(i) and Section 3.1(m) shall be true and correct in all material respects as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to a specific date, in which case such representations and warranties shall be true and correct in all material respects as of such date), and (iii) each of the representations and warranties of the Company contained in this Agreement (other than those contained in the sections set forth in the preceding clauses (i) and (ii)) (without giving effect to any limitation as to materiality or “Company Material Adverse Effect” or any provisions contained therein relating to preventing or materially delaying the consummation of any of the transactions contemplated hereby set forth therein) shall be true and correct as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to a specific date, in which case such representations and warranties shall be true and correct as of such date), except where the failure to be so true and correct does has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all covenants and obligations required to be performed by it under this Agreement, in each case, at or before the Closing Date.

(c) Officer’ s Certificate. Parent shall have received an officer’s certificate duly executed on behalf of the Company by an authorized officer of the Company to the effect that the conditions set forth in Sections 6.2(a) and 6.2(b) have been satisfied.

(d) No Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any events that, individually or in the aggregate, have had or would reasonably be expected to have a Company Material Adverse Effect.

(e) Tax Opinion. Parent shall have received (i) a copy of the opinion of Greenberg Traurig, LLP, dated as of the First Effective Time, to the effect that the Mergers will qualify as a “reorganization” within the meaning of Section 368(a) of the Code as described in Section 6.3(e)(ii) and (ii) an opinion of Jones Day, dated as of the First Effective Time, to the effect that the Mergers will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, Jones Day shall be entitled to rely on the Representation Letters.

6.3. Conditions to Obligations of the Company. The obligation of the Company to effect the Mergers is further subject to satisfaction or waiver of each of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of Parent contained in contained in Section 3.2(c) and Section 3.2(g)(ii) shall be true and correct in all respects (except, in the case of Section 3.2(c), for de minimis inaccuracies) shall be true and correct in all respects as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to a specific date, in which case such representations and warranties shall be true and correct as of such date), (ii) the representations and warranties of Parent contained in Section 3.2(a), Section 3.2(b)(i) and Section 3.2(k) shall be true and correct in all material respects as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to a specific date, in which case such representations and warranties shall be true and correct in all material respects as of such date), and (iii) each of the representations and warranties of Parent contained in this Agreement (other than those contained in the sections set forth in the preceding clauses (i) and (ii)) (without giving effect to any limitation as to materiality or “Parent Material Adverse Effect” or any provisions contained therein relating to preventing or materially delaying the consummation of any of the transactions contemplated hereby set forth therein) shall be true and correct as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to a specific date, in which case such representations and warranties shall be true and correct as of such date), except where the failure to be so true and correct has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Performance of Obligations of Parent. Parent, Merger Sub and Successor Sub shall have each performed in all material respects with all covenants and obligations required to be performed by it under this Agreement, in each case, at or before the Closing Date.

(c) Officer’s Certificate. The Company shall have received an officer’s certificate duly executed on behalf of Parent by an authorized officer of Parent to the effect that the conditions set forth in Sections 6.3(a) and 6.3(b) have been satisfied.

(d) No Parent Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any events that, individually or in the aggregate, have had or would reasonably be expected to have a Parent Material Adverse Effect.

(e) Tax Opinion. The Company shall have received (i) a copy of the opinion of Jones Day, dated as of the First Effective Time, to the effect that the Mergers will qualify as a “reorganization” within the meaning of Section 368(a) of the Code as described in Section 6.2(e)(ii) and (ii) an opinion of Greenberg Traurig LLP, dated as of the First Effective Time, to the effect that the Mergers will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, Greenberg Traurig LLP shall be entitled to rely on the Representation Letters.

6.4. Frustration of Closing Conditions. Notwithstanding anything in this Agreement to the contrary, neither the Company nor Parent may rely, either as a basis for not consummating the Mergers or for terminating this Agreement and abandoning the Mergers, on the failure of any condition set forth in this Article VI to be satisfied if in any such case such party has materially breached any of its representations, warranties, covenants or agreements set forth in this Agreement or has otherwise failed to perform fully its obligations under this

Agreement in any manner that shall have proximately caused a failure of any such condition or otherwise have given rise to a right of termination of this Agreement.

VII. TERMINATION, AMENDMENT AND WAIVER

7.1. Termination. This Agreement may be terminated at any time prior to the First Effective Time, and (except as otherwise expressly provided in this Section 7.1) whether before or after the Company Stockholder Approval or the Parent Stockholder Approval have been obtained:

(a) by mutual written consent of the Company and Parent;

(b) by either the Company or Parent:

(i) if the Mergers shall not have been consummated on or before July 31, 2016 (the “Outside Date”); provided, however, that if on such date all conditions set forth in Article VI have been satisfied (other than the conditions in Section 6.1(b) or Section 6.1(c) or such other conditions that by their nature are to be satisfied at the Closing) then the Company or Parent may, in its sole discretion, extend the Outside Date for up to an additional 45 days by delivery of written notice of such extension to the other party not less than five Business Days prior to the previously scheduled Outside Date; provided, further, that if on such extended Outside Date all conditions set forth in Article VI have been satisfied (other than the conditions in Section 6.1(b) or Section 6.1(c) or such other conditions that by their nature are to be satisfied at the Closing) then the Company or Parent may, in its sole discretion, again extend the Outside Date for up to an additional 45 days by delivery of written notice of such extension to the other party not less than five Business Days prior to the previously scheduled Outside Date; and provided, further, that the right to terminate this Agreement or extend the Outside Date pursuant to this Section 7.1(b)(i) will not be available to any party who has materially breached any of its representations, warranties, covenants or agreements set forth in this Agreement or has otherwise failed to perform fully its obligations under this Agreement in any manner that shall have proximately caused the failure of the Mergers to be consummated by such time;

(ii) if the Company Stockholder Approval is not obtained at the Company Stockholders Meeting duly convened therefor (or at any adjournment or postponement thereof) at which a vote on the adoption of this Agreement was taken;

(iii) if the Parent Stockholder Approval is not obtained at the Parent Stockholders Meeting duly convened therefor (or at any adjournment or postponement thereof) at which a vote on the issuance of shares of Parent Common Stock in connection with the First Merger was taken;

(iv) if any Restraint having any of the effects set forth in Section 6.1(d) shall be in effect and shall have become final and nonappealable, or if any Requisite Regulatory Approval has been denied and such denial has become final and nonappealable, provided, however, that the party seeking to terminate this Agreement pursuant to this Section 7.1(b)(iv) shall have complied with its obligations under Section 5.3 and, with respect to other matters not covered by Section 5.3, shall have used commercially reasonable efforts to prevent the entry of and to remove such Restraint or to obtain such Requisite Regulatory Approval, as the case may be;

(c) by Parent (provided that Parent is not then in material breach of any representation, warranty, covenant or other agreement contained in this Agreement), if the Company shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 6.2(a) or 6.2(b) and (ii) is either incapable of being cured or is not cured within 30 days of written notice thereof;

(d) by the Company (provided that the Company is not then in material breach of any representation, warranty, covenant or other agreement contained in this Agreement), if Parent, Merger Sub or Successor Sub shall have breached or failed to perform in any material respect any of their respective representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 6.3(a) or 6.3(b) and (ii) is either incapable of being cured or is not cured within 30 days of written notice thereof;

(e) by Parent, at any time prior to obtaining the Company Stockholder Approval, if (i) the Company Board (or any duly authorized committee thereof) shall have made a Company Adverse Recommendation Change, whether or not in compliance with Section 4.2, or (ii) the Company shall have breached in any material respect, any of the provisions of Section 4.2(b);

(f) by the Company, at any time prior to obtaining the Parent Stockholder Approval, if (i) the Parent Board (or any duly authorized committee thereof) shall have made a Parent Adverse Recommendation Change, whether or not in compliance with Section 4.3, or (ii) Parent shall have breached in any material respect, any of the provisions of Section 4.3(b);

(g) by Parent, at any time prior to obtaining the Parent Stockholder Approval, if (i) a Parent Superior Proposal has been made and received by Parent not in breach of Section 4.3(b), (ii) Parent has complied with the first sentence of Section 4.3(c) and with the provisions of Section 4.3(e) expressly applicable to a Parent Superior Proposal, (iii) Parent is and has been in compliance with the other provisions of Section 4.3 (other than such de minimis non-compliance that does not prejudice the Company’s substantive rights and benefits under Section 4.3), (iv) Parent concurrently pays (or causes to be paid) to the Company the fee due under Section 5.5(c), and (v) the Parent Board concurrently approves, and Parent concurrently enters into, a definitive agreement providing for such Parent Superior Proposal. Acceptance by the Company of the fee due under Section 5.5(c) will constitute acceptance by the Company of the validity of any termination by Parent of this Agreement under this Section 7.1(g), subject to the proviso to the first sentence of Section 5.5(h);

(h) by the Company, at any time prior to obtaining the Company Stockholder Approval, if (i) a Company Superior Proposal has been made and received by Company not in breach of Section 4.2(b), (ii) the Company has complied with the first sentence of Section 4.2(c) and with the provisions of Section 4.2(e) expressly applicable to a Company Superior Proposal, (iii) the Company is and has been in compliance with the other provisions of Section 4.2 (other than such de minimis non-compliance that does not prejudice Parent’s substantive rights and benefits under Section 4.2), (iv) the Company concurrently pays (or causes to be paid) to Parent the fee due under Section 5.5(b), and (v) the Company Board concurrently approves, and the Company concurrently enters into, a definitive agreement providing for such Company Superior Proposal. Acceptance by Parent of the fee due under Section 5.5(b) will constitute acceptance by Parent of the validity of any termination by the Company of this Agreement under this Section 7.1(h), subject to the proviso to the first sentence of Section 5.5(g); or

(i) by Parent or the Company, at any time prior to the First Effective Time, if (i) all of the conditions set forth in Section 6.1 and Section 6.2 have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing, but which are capable of being satisfied by the date on which the Closing is scheduled to occur pursuant to the terms of this Agreement) or, to the extent permitted by Law, waived by Parent or the Company, as applicable, (ii) (A) the proceeds to be provided to Parent pursuant to the Bridge Credit Facility sufficient to consummate the Closing of the First Merger (taking into account Parent’s other readily available funds, including cash on hand and immediate borrowing ability under the Existing Credit Facilities) are not available to Parent whether as a result of a breach of the Bridge Credit Facility by the Financing Source or otherwise, and (B) the only Alternative Financing (assuming for all purposes of this Section 7.1(i) that Alternative Financing means any alternative financing irrespective of whether such alternative financing is on terms and conditions materially less favorable, taken as a whole, to Parent, Merger Sub, Successor Sub, the Ultimate Surviving Corporation and the First Surviving Corporation than the terms and conditions set forth in the applicable Financing Agreements) Parent is able to obtain is Alternative Financing that has not been, or as to which Parent has been notified in writing will not be, assigned by any two of the Three Rating Agencies a credit rating of (x) BBB- or higher in the case of S&P, (y) BBB- or higher in the case of Fitch or (z) Baa3 or higher in the case of Moody’s (subclauses (A) and (B), being hereafter referred to collectively as, a “Debt Rating Failure”), and (iii) in the case of a termination by the Company pursuant to this Section 7.1(i), the Company has delivered to Parent an irrevocable written notice (a “Section 7.1(i) Company Termination Notice”) certifying that (A) all conditions set forth in Section 6.1 and Section 6.3 have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing, but which are capable of being satisfied by the date by which the Closing is scheduled to occur pursuant to the terms of this Agreement, or any conditions in Section 6.3 that have not theretofore been satisfied but as to which the Company, to the extent permissible under applicable Law, elects to waive), and (B) the Company is ready, willing and able to consummate the Closing of the First Merger, and, in each case, the Closing shall not have occurred by the later of (1) the Outside Date (but without regard, for purposes of this Section 7.1(i), to any 45-day extension periods set forth in Section 7.1(b)(i)) and (2) 30 days after the date the Section 7.1(i) Company Termination Notice is delivered to Parent; provided, however, if Parent shall have commenced, prior to or within five Business Days after the delivery to Parent of the Section 7.1(i) Company Termination Notice, an Action against the Financing Sources for breach of the Bridge Credit Facility, and such Action is pending on the date the Section 7.1(i) Company Termination Notice is delivered to Parent or within five Business Days thereafter and in respect of which Parent is in compliance with Section 8.10(b), such 30-day period will be extended until the earlier to occur of (x) the funding, in full, by the Financing Sources of the proceeds of the Bridge Credit Facility or (y) August 31, 2016. For the avoidance of doubt, the parties hereby acknowledge and agree that the Section 7.1(i) Company Termination Notice, in itself, delivered by the Company to Parent will not be deemed to be, or used as a basis for the assertion by Parent, First Merger Sub, Successor Merger Sub or any of their respective Affiliates or Representatives, of any claim or allegation (whether sounding in tort, contract or otherwise) against the Company or any of its affiliates or Representatives of or for anticipatory breach of this Agreement. Notwithstanding anything to the contrary set forth in Section 7.1(d), the Company will not be entitled to terminate this Agreement pursuant to Section 7.1(d) in the event the First Merger has not been consummated on the date the Closing should have occurred pursuant to Section 1.02 solely due to a Debt Rating Failure.

7.2. Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.1, this Agreement will forthwith become void and have no effect, without any liability or obligation on the part of Parent, Merger Sub, Successor Sub or the Company, other than Section 5.5 (Fees and Expenses), this Section 7.2 and Article VIII (General Provisions), which provisions will survive such termination; provided, however, that, except as provided in Section 5.5(g) and Section 5.5(h), no termination of this Agreement will relieve any party from liability for any damages based on fraud (including fraud-in-the-inducement) or willful breach.

7.3. Amendment. Subject to compliance with Law, this Agreement may be amended by the parties hereto at any time before or after the Company Stockholder Approval or the Parent Stockholder Approval; provided, however, that (a) after any such approval, there may not be, without further approval of the stockholders of the Company (in the case of the Company Stockholder Approval) and the stockholders of Parent (in the case of the Parent Stockholder Approval), any amendment of this Agreement that changes the amount or the form of the consideration to be delivered to the holders of Common Stock hereunder or that by Law otherwise expressly requires the further approval of the stockholders of the Company or the stockholders of Parent, as the case may be, (b) except as provided above, no amendment of this Agreement will be submitted to be approved by the stockholders of the Company or the stockholders of Parent unless required by Law, and (c) this Section 7.3, Section 8.6(a), Section 8.9, Section 8.10(b) and Section 8.13 may not be amended, supplemented, waived or otherwise modified in a manner adverse to the Financing Sources without the prior written consent of the Financing Sources. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto and duly approved by the parties’ respective Boards of Directors or a duly authorized committee thereof.

7.4. Extension; Waiver. At any time prior to the First Effective Time, a party hereto may, subject to the proviso of Section 7.3 (and for this purpose treating any waiver referred to below as an amendment), (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement, (c) waive compliance by the other parties with any of the agreements or conditions contained in this Agreement, or (d) waive the satisfaction of any of the conditions contained in this Agreement. No extension or waiver by the Company or Parent will require the approval of the stockholders of the Company or the stockholders of Parent, respectively, unless such approval is required by Law. Any agreement on the part of a party hereto to any such extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of such party. Any extension or waiver given in compliance with this Section 7.4 or failure to insist on strict compliance with an obligation, covenant, agreement or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

VIII. GENERAL PROVISIONS

8.1. Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement will survive the First Effective Time. This Section 8.1 will not limit Section 7.2 or any covenant or agreement of the parties that, by its terms, contemplates performance after the First Effective Time.

8.2. Notices. All notices, requests, claims, demands and other communications under this Agreement will be in writing and will be deemed given if delivered personally, e-mailed (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as will be specified by like notice); provided however that any notice received by email transmission or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (addressee’s local time) will be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day:

(a) if to Parent, Merger Sub or Successor Sub, to:

Newell Rubbermaid Inc.

Three Glenlake Parkway

Atlanta, GA 30328

Email: brad.turner@newellco.com

Attention: Bradford R. Turner

with a copy (which will not constitute notice pursuant to this Section 8.2) to:

Jones Day

1420 Peachtree St. NE

Atlanta, Georgia 30309

Email: raprofusek@jonesday.com; lthomas@jonesday.com;

            ebelenky@jonesday.com

Attention:  Robert A. Profusek, Esq.

          Lizanne Thomas, Esq.

          Erik Belenky, Esq.

and:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

Email: mponce@stblaw.com

Attention:     Mario A. Ponce, Esq.

(b) if to the Company, to:

Jarden Corporation

2381 Executive Center Drive

Boca Raton, FL 33431

Email: jcapps@jarden.com

Attention: John E. Capps

with a copy (which will not constitute notice pursuant to this Section 8.2) to:

Greenberg Traurig, LLP

MetLife Building

200 Park Avenue

New York, NY 10166

Email: neimethc@gtlaw.com; annexa@gtlaw.com; silvermang@gtlaw.com

Attention:     Clifford E. Neimeth, Esq.

             Alan I. Annex, Esq.

             Gary A. Silverman, Esq.

8.3. Definitions. For purposes of this Agreement:

(a) “Acceptable Confidentiality Agreement” means a confidentiality agreement that (i) contains provisions that are no less favorable, in the aggregate, to the Company or Parent, as applicable, as determined in good faith by the Company Board or the Parent Board, After Consultation, as applicable, than those contained in the Confidentiality Agreement, (ii) expressly permits the Company to comply with the provisions of Section 4.2, or Parent to comply with the provisions of Section 4.3, as applicable, and (iii) does not include any provision providing for an exclusive right to negotiate with the Company or Parent, as the case may be, prior to the termination of this Agreement;

(b) “Affiliate” means, with respect to any Person, another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person, where “control” has the meaning specified under Rule 12b-2 under of the Exchange Act;(c) “After Consultation” means, with respect to any determination of the Company Board or the Parent Board, as applicable, under this Agreement, after the Company Board’s or the Parent Board’s consultation with such party’s outside legal counsel and a financial advisor of nationally recognized reputation; provided, however, that if such consultation relates exclusively to matters of applicable Law (including, determinations with respect to the fiduciary duties of the Company’s directors or of Parent’s directors under applicable Law), then “After Consultation” means, with respect to such legal determinations, after the Company Board’s or the Parent Board’s consultation exclusively with such party’s outside legal counsel;

(d) “Alternative Financing” means any financing from alternative sources in an amount, when taken together with other sources and all other Debt Commitment Letters, sufficient to consummate the Mergers with terms and conditions not materially less favorable, taken as a whole, to Parent, Merger Sub, Successor Sub, the Ultimate Surviving Corporation and the First Surviving Corporation than the terms and conditions set forth in the applicable Financing Agreements

(e) “Bridge Credit Facility” means the senior unsecured bridge term loan credit facility, the principal terms and conditions of which are summarized in that certain Debt Commitment Letter dated December 13, 2015;

(f) “Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in the City of New York;

(g) “CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980;

(h) “Code” means the Internal Revenue Code of 1986;

(i) “Company Alternative Proposal” means any offer or proposal made by any Person (other than the Company, any Subsidiary of the Company, Parent, Merger Sub or Successor Sub) or “group” (within the meaning of Section 13(d) of the Exchange Act), relating to or providing for, in any single transaction or series of related transactions (other than the Mergers and the other transactions contemplated hereby), directly or indirectly, any (i) purchase, sale, lease, license, assignment, transfer, exchange or other disposition of assets of the Company or any Subsidiary of the Company representing 20% or more of the consolidated assets of the Company or to which 20% or more of the Company’s revenues are attributable, (ii) acquisition of 20% or more of the aggregate voting power of the then-outstanding shares of Company Capital Stock, (iii) tender or exchange offer that, if consummated, would result in any Person or group owning 20% or more of the aggregate voting power of the then-outstanding shares of Company Capital Stock, (iv) issuance by the Company or any Subsidiary of the Company of Equity Interests representing 20% or more of the aggregate voting power of the then-outstanding Company Capital Stock, (v) merger, business combination, consolidation, share exchange, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any Subsidiary of the Company, or (vi) any combination of the foregoing types of transactions if the total percentage of the Company’s consolidated assets and/or revenues involved is 20% or more, or if such Person or group (or the stockholders of such Person or group) would acquire beneficial ownership or the right to acquire beneficial ownership of Equity Interests representing 20% or more of the aggregate voting power of the then-outstanding Company Capital Stock;

(j) “Company Benefit Plan” means each employee or director benefit plan or Contract, whether or not written, including any “employee welfare benefit plan” within the meaning of Section 3(1) of ERISA (whether or not such plan is subject to ERISA), any “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA), offer letter and any bonus, incentive, deferred compensation, vacation, stock purchase, stock or stock-based, severance, retention, employment, change of control or fringe benefit plan, program or Contract that is or has been sponsored, maintained or contributed to by the Company or any of its Subsidiaries or which the Company or any of its Subsidiaries is obligated to sponsor, maintain or contribute to;

(k) “Company Employee” means each employee of the Company or its Subsidiaries immediately before the First Effective Time;

(l) “Company ESPP” means the Company’s 2013 Employee Stock Purchase Plan;

(m) “Company Equity Plans” means the Company’s 2013 Stock Incentive Plan and Amended and Restated 2003 Stock Incentive Plan;

(n) “Company Intervening Event” means an event, state of facts, change, discovery, development or circumstance relating specifically to the Company (and not of a general economic, industry or market nature, except to the extent the Company is affected in a beneficially disproportionate manner compared to other companies that operate in the Company’s industry sector and which other companies conduct substantially the same businesses as the Company and its Subsidiaries currently operate) that arises entirely after the date of this Agreement and is continuing on any date of determination of the occurrence thereof, that was not known or reasonably foreseeable by the Company Board or any member thereof as of or prior to the date of this Agreement, and which event, state of facts, change, discovery, development or circumstance is materially beneficial, measured on a long-term basis, to the financial condition or results of operation of the Company and its Subsidiaries, taken as a whole; provided, however, that in no event will any of the following constitute a Company Intervening Event: (i) any Company Superior Proposal, or any inquiry, offer or proposal that constitutes or that reasonably can be expected to lead to a Company Superior Proposal; (ii) any action taken by any party pursuant to and in compliance with Section 5.3; or (iii) a change in the price or trading volume of the Shares or the Company’s credit rating (except that this clause (iii) will not prevent or otherwise affect a determination that any change, effect, event, circumstance, development or occurrence underlying such change has resulted in or contributed to a Company Intervening Event);

(o) “Company Material Adverse Effect” means any occurrence, state of facts, circumstance, effect, change, event or development (each, an “Effect”) that, individually or in the aggregate, (i) is materially adverse to the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, or (ii) prevents or materially impairs the Company’s ability to consummate timely the Mergers and the other transactions contemplated hereby; provided, however, that none of the following will be taken into account in determining whether a Company Material Adverse Effect has occurred or would be reasonably likely to occur: (A) changes in general economic or political conditions, changes in securities, credit, currency, financial or other capital markets conditions in the United States or any foreign jurisdiction, changes in prevailing interest rates or exchange rates, changes in the industry in which the Company or any of its Subsidiaries operates, or changes in commodity prices (in each case, except to the extent such Effect affects the Company and its Subsidiaries in a disproportionate manner as compared to other companies that operate in the same industry sector as the Company and conduct substantially the same businesses that the Company and its Subsidiaries operate), (B) any failure, in and of itself, by the Company to meet any internal or published projections, forecasts, estimates, capital budgets or predictions in respect of revenues, cash flows, EBITDA, earnings or other financial or operating metrics for any fiscal period(s) (it being understood that the underlying facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or would be reasonably likely to occur, a Company Material Adverse Effect, unless such Effects are otherwise excluded pursuant to the other clauses of this definition), (C) the negotiation, execution and delivery of this Agreement or the public announcement, consummation or pendency of the Mergers or any of the other transactions contemplated by this Agreement, including the impact thereof on the relationships, contractual or otherwise, of the Company or any of its Subsidiaries with any Governmental Entity or with the Company’s stockholders or with the Company’s and its Subsidiaries’ employees, customers, suppliers, vendors, insurers, competitors or partners; provided, that the Company complies in all material respects with its covenants and agreements in the first sentence of Section 4.1(a), (D) any change, in and of itself, in the market price (including any decline) or trading volume of Common Stock (provided that the underlying facts or occurrences giving rise to or contributing to such change may be taken into account in determining whether there has been or will be, a Company Material Adverse Effect unless such Effects are otherwise excluded pursuant to the other clauses of this definition), (E) any change in Law or in any interpretation of any Law, or changes in regulatory conditions in the jurisdictions in which the Company or any of its Subsidiaries operates, or any change in GAAP or authoritative interpretation thereof, after the date hereof (in each case, except to the extent such Effect affects the Company and its Subsidiaries in a disproportionate manner as compared to other companies that participate in the businesses that the Company and its Subsidiaries operate), (F) geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage, civil insurrection or terrorism, or any escalation or worsening of any such acts of war, sabotage, civil insurrection or terrorism threatened or pending as of the date of this Agreement (in each case, except to the extent such Effect affects the Company and its Subsidiaries in a disproportionate manner as compared to other companies that participate in the businesses that the Company and its Subsidiaries operate), (G) any hurricane, tornado, flood, tsunami, earthquake or other natural disaster or act of God (in each case, except to the extent such Effect affects the Company and its Subsidiaries in a disproportionate manner as compared to other companies that operate in the same industry sector as the Company and conduct substantially the same businesses that the Company and its Subsidiaries operate), (H) any litigation brought by any Person (whether derivatively in the name and in the right of the Company directly by any holder of Common Stock or otherwise) alleging breach of fiduciary duty on the part of the Company Board or any violation of Law in respect of this Agreement, the Mergers and the transactions contemplated hereby, (I) any action taken or omission to act by the Company or its controlled Affiliates that is expressly required by this Agreement or otherwise requested in writing by Parent, or (K) any breach, violation or non-performance of the Agreement by Parent, Merger Sub or Successor Sub of their obligations under this Agreement;

(p) “Company Option” means an option to purchase shares of the Common Stock granted under a Company Equity Plan;

(q) “Company Restricted Stock Award” means an award of Shares subject to forfeiture conditions granted under a Company Equity Plan;

(r) “Company Superior Proposal” means a bona fide, written Company Alternative Proposal (except that references in the definition of “Company Alternative Proposal” to “20% or more” shall be replaced by “100%” for purposes of this definition of “Company Superior Proposal”) made by any Person or “group” (within the meaning of Section 13(d) of the Exchange Act) that the Company Board determines in good faith, After Consultation, and after (i) taking into account all legal, regulatory and other aspects of such proposal and the reputation and transaction consummation history of the Person(s) or group making such proposal (including any break-up and expense reimbursement fees, conditions to consummation, and whether the transactions contemplated by the proposal are capable of being consummated on a reasonably timely basis in accordance with their terms), (ii) giving effect to any binding proposal made by Parent and considered and negotiated in good faith by the Company as required by Section 4.2(e), and (iii) taking into account the long-term value creation and financial benefits to the holders of Common Stock expected to be derived from combining the businesses of the Company and Parent in the Mergers and the transactions contemplated by this Agreement, is more favorable from a financial point of view to the holders of Common Stock than the Mergers and the transactions contemplated by this Agreement, and is reasonably likely to receive all approvals required by any Governmental Entity, and for which, in the case of a proposal involving cash consideration, all requisite funds either are immediately available or will be fully committed upon the signing of a definitive agreement pursuant to written financing commitments from reputable commercial banks, lenders and other financing sources (and in respect of any such external financing, consummation of the transactions contemplated by such Company Superior Proposal is not subject to any financing contingency, condition or “out”);

(s) “Confidentiality Agreement” means the confidentiality agreement, dated October 15, 2015, entered into between the Company and Parent;

(t) “Contract” means any legally binding agreement, contract, subcontract, lease, understanding, instrument, note, bond, mortgage, indenture, warranty, license, sublicense, insurance policy, benefit plan, commitment, arrangement or undertaking of any nature, whether express or implied, written or oral;

(u) “Convertible Notes Indentures” mean, collectively, (i) the Indenture, dated as of September 18, 2012, by and among the Company, the guarantors party thereto, and Wells Fargo Bank, National Association, (ii) the Indenture, dated as of March 17, 2014, by and among the Company, the guarantors party thereto, and Wells Fargo Bank, National Association, and (iii) the Indenture, dated as of June 12, 2013, by and among the Company, the guarantors party thereto, and Wells Fargo Bank, National Association, in each case, as the same may have been amended, supplemented or modified from time to time;

(v) “Convertible Notes” mean, collectively, the (i) 1 7/8% Senior Subordinated Convertible Notes due 2018, (ii) the 1 1/2% Senior Subordinated Convertible Notes due 2019, and (iii) 1 1/8% Senior Subordinated Notes Convertible Notes due 2034;

(w) “Compliant” means, with respect to the Required Information, that (i) such Required Information when taken as a whole does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make such Required Information, in light of the circumstances under which they were made, not misleading, and (ii) the Company’s auditors have not withdrawn any audit opinion with respect to any financial statements contained in the Required Information;

(x) “Debt Commitment Letters” means the commitment letters delivered by the Financing Sources with respect to certain debt facilities, including the Debt Commitment Letters dated December 13, 2015, the proceeds of which, among other uses, will be used by Parent to fund the payment of a portion of the Cash Consideration, including any commitment letters with respect to an Alternative Financing;

(y) “Environmental Claims” means any and all administrative, regulatory or judicial Actions, judgments, demands, directives, claims, liens, or written or oral notices of noncompliance or violation, in each case made by or from any Person that allege liability of any kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resource damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from (i) the presence or Release of, or exposure to, any Hazardous Material at any location, or (ii) the failure to comply with any Environmental Law;

(z) “Environmental Law” means any Law as in effect as of the date hereof, Contract or permit issued, promulgated or entered into by or with any Governmental Entity, in each case relating to pollution, protection of the environment (including ambient air, surface water, groundwater, land surface or subsurface strata), Hazardous Materials, human health and safety or natural resources, including the protection of endangered or threatened species and habitat;

(aa) “Equity Interest” means any share, capital stock, partnership, limited liability company, membership, member or similar interest in any Person, and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable thereto or therefor;

(bb) “ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same” controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA;

(cc) “Exchange Act” means the United States Securities Exchange Act of 1934;

(dd) “Exchange Ratio” means 0.862;

(ee) “Excluded Share” means a Canceled Share or a Dissenting Share;

(ff) “Financing” means the debt financing contemplated by the Debt Commitment Letters, as such Debt Commitment Letters may be amended or replaced (including pursuant to any Alternative Financing);

(gg) “Financing Agreements” means the definitive agreements with respect to the Financing or Alternative Financing on terms and conditions contained in the Debt Commitment Letters or consistent in all material respects with the Debt Commitment Letters;

(hh) “Financing Source” means the Persons (including lenders, agents and arrangers) that have committed to provide or otherwise entered into agreements in connection with the Financing in connection with the Mergers, and any joinder agreements, indentures or credit agreements entered into pursuant thereto or relating thereto, together with their Affiliates and Representatives involved in the Financing and their respective successors and assigns;

(ii) “GAAP” means United States generally accepted accounting principles, as in effect from time to time;

(jj) “Hazardous Materials” means any petroleum or petroleum products, radioactive materials or wastes, asbestos in any form, polychlorinated biphenyls, lead, urea formaldehyde foam, hazardous or toxic chemicals, materials, or substances, including materials or wastes containing hazardous or toxic substances, compounds or chemicals, and any other chemical, material, substance or waste that is regulated, or that could form the basis for liability, under any Environmental Law;

(kk) “Intellectual Property” means all intellectual property and other similar proprietary rights in any jurisdiction worldwide, whether registered or unregistered, including such rights in and to: (i) patents (including all reissues, divisions, provisionals, continuations and continuations-in-part, re-examinations, renewals and extensions thereof), patent applications, patent disclosures or other indicia of ownership of an invention, discovery or improvement issued by an Governmental Entity; (ii) copyrights, whether in published or unpublished works of authorship, design, design registration, and all registrations, applications for registration, and renewals for any of the foregoing, and any “moral” rights or other similar rights recognized in a work of authorship by a Governmental Entity; (iii) trademarks, service marks, trade names, business names, logos, trade dress, certification marks and other indicia of commercial source or origin together with all goodwill associated with the foregoing, and all registrations, applications and renewals for any of the foregoing; (iv) trade secrets and business, technical and know-how information, databases, data collections and other confidential and proprietary information and all rights therein; (v) software, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases and other software-related specifications and documentation; (vi) internet domain name registrations and social media addresses and accounts; and (vii) any and all other intellectual or industrial property rights recognized by any Governmental Entity under the Laws of any country throughout the world;

(ll) “Knowledge” of any Person means, with respect to any matter in question, in the case of Parent, the actual knowledge, following reasonable inquiry, of any of the Persons set forth on Section 8.3(ll) of the Parent Disclosure Letter and, in the case of the Company, the actual knowledge, following reasonable inquiry, of any of the Persons set forth on Section 8.3(ll) of the Company Disclosure Letter;

(mm) “Law” means any federal, state, local, municipal, foreign or international, multinational other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity;

(nn) “Net Option Shares” means, with respect to each Company Option, a positive number of Shares equal to (i) the total number of Shares subject to such Company Option immediately prior to the First Effective Time minus (ii) a number of Shares with the aggregate fair market value equal to the aggregate exercise price of such Company Option determined by assuming that each such Share has a fair market value equal to the Merger Consideration. For such purpose, the Stock Consideration will be deemed to be equal to an amount in cash determined by multiplying (i) the Exchange Ratio by (ii) the Parent Closing Price;

(oo) “NYSE” means the New York Stock Exchange, Inc.;

(pp) “Order” means any decree, order, judgment, decision, writ, injunction, temporary restraining order or other order in any Action by or with any Governmental Entity;

(qq) “Parent Alternative Proposal” means any offer or proposal made by any Person (other than the Company, any Subsidiary of the Company, Parent, Merger Sub or Successor Sub) or “group” (within the meaning of Section 13(d) of the Exchange Act), relating to or providing for, in any single transaction or series of related transactions (other than the Mergers and the other transactions contemplated hereby), directly or indirectly, any (i) purchase, sale, lease, license, assignment, transfer, exchange or other disposition of assets of Parent or any Subsidiary of Parent representing 20% or more of the consolidated assets of Parent or to which 20% or more of Parent’s revenues are attributable, (ii) acquisition of 20% or more of the aggregate voting power of the then-outstanding shares of Parent Capital Stock, (iii) tender or exchange offer that, if consummated, would result in any Person or group owning 20% or more of the aggregate voting power of the then-outstanding shares of Parent Capital Stock, (iv) issuance by Parent or any Subsidiary of Parent of Equity Interests representing 20%

or more of the aggregate voting power of the then-outstanding Parent Capital Stock, (v) merger, business combination, consolidation, share exchange, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving Parent or any Subsidiary of Parent, or (vi) any combination of the foregoing types of transactions if the total percentage of Parent’s consolidated assets and/or revenues involved is 20% or more, or if such Person or group (or the stockholders of such Person or group) would acquire beneficial ownership or the right to acquire beneficial ownership of Equity Interests representing 20% or more of the aggregate voting power of the then-outstanding Parent Capital Stock;

(rr) “Parent Benefit Plan” means each employee or director benefit plan or Contract, whether or not written, including any employee welfare benefit plan within the meaning of Section 3(1) of ERISA (whether or not such plan is subject to ERISA), any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA), offer letter and any bonus, incentive, deferred compensation, vacation, stock purchase, stock or stock-based, severance, retention, employment, change of control or fringe benefit plan, program or Contract that is or has been sponsored, maintained or contributed to by Parent or any of its Subsidiaries or which Parent or any of its Subsidiaries is obligated to sponsor, maintain or contribute to;

(ss) “Parent Closing Price” means the volume weighted average price per share (rounded down to the nearest one-hundredth of one cent) of Parent Common Stock on the NYSE, for the consecutive period of five Trading Days beginning on the eighth Trading Day immediately preceding the Closing Date, as calculated by Bloomberg Financial LP under the function “VWAP”.

(tt) “Parent Equity Plans” means the 2013 Incentive Plan, the 2010 Stock Plan and the 2003 Stock Plan;

(uu) “Parent Intervening Event” means an event, state of facts, change, discovery, development or circumstance relating specifically to Parent (and not of a general economic, industry or market nature, except to the extent Parent is affected in a beneficially disproportionate manner compared to other companies that operate in Parent’s industry sector and which other companies conduct substantially the same businesses as Parent and its Subsidiaries currently operate, that arises entirely after the date of this Agreement and is continuing on any date of determination of the occurrence thereof, that was not known or reasonably foreseeable by the Parent Board or any member thereof as of or prior to the date of this Agreement, and which event, state of facts, change, discovery, development or circumstance is materially beneficial, measured on a long-term basis, to the financial condition or results of operation of Parent and its Subsidiaries, taken as a whole; provided, however, that in no event will any of the following constitute a Parent Intervening Event: (i) any Parent Superior Proposal, or any inquiry, offer or proposal that constitutes or that reasonably can be expected to lead to a Parent Superior Proposal; (ii) any action taken by any party pursuant to and in compliance with Section 5.3; or (iii) a change in the price or trading volume of the Shares or Parent’s credit rating (except that this clause (iii) will not prevent or otherwise affect a determination that any change, effect, event, circumstance, development or occurrence underlying such change has resulted in or contributed to a Parent Intervening Event);

(vv) “Parent Material Adverse Effect” means any Effect that, individually or in the aggregate, (i) is materially adverse to the business, financial condition or results of operations of Parent and its Subsidiaries, taken as a whole, or (ii) prevents or materially impairs Parent’s ability to consummate timely the Mergers and the other transactions contemplated hereby; provided, however, that none of the following will be taken into account in determining whether a Parent Material Adverse Effect has occurred or would be reasonably likely to occur: (A) changes in general economic or political conditions, changes in securities, credit, currency, financial or other capital markets conditions in the United States or any foreign jurisdiction, changes in prevailing interest rates or exchange rates, changes in the industry in which Parent or any of its Subsidiaries operates, or changes in commodity prices (in each case, except to the extent such Effect affects Parent and its Subsidiaries in a disproportionate manner as compared to other companies that operate in the same industry sector as Parent and conduct substantially the same businesses that Parent and its Subsidiaries operate), (B) any failure, in and of itself, by Parent to meet any internal or published projections, forecasts, estimates, capital budgets or predictions in respect of revenues, cash flows, EBITDA, earnings or other financial or operating metrics for any fiscal period(s) (it being understood that the underlying facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or would be reasonably likely to occur, a Parent Material Adverse Effect, unless such Effects are otherwise excluded pursuant to the other clauses of this definition), (C) the negotiation, execution and delivery of this Agreement or the public announcement, consummation or pendency of the Mergers or any of the other transactions contemplated by this Agreement, including the impact thereof on the relationships, contractual or otherwise, of Parent or any of its Subsidiaries with any Governmental Entity or with Parent’s stockholders or with Parent’s and its Subsidiaries’ employees, customers, suppliers, vendors, insurers, competitors or partners; provided, that Parent complies in all material respects with its covenants and agreements in the first sentence of Section 4.1(b), (D) any change, in and of itself, in the market price (including any decline) or trading volume of Parent Common Stock (provided that the underlying facts or occurrences giving rise to or contributing to such change may be taken into account in determining whether there has been or will be, a Parent Material Adverse Effect unless such Effects are otherwise excluded pursuant to the other clauses of this definition), (E) any change in Law or in any interpretation of any Law, or changes in regulatory conditions in the jurisdictions in which Parent or any of its Subsidiaries operates, or any change in GAAP or authoritative interpretation thereof, after the date hereof (in each case, except to the extent such Effect affects Parent and its Subsidiaries in a disproportionate manner as compared to other companies that participate in the businesses that Parent and its Subsidiaries operate), (F) geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage, civil insurrection or terrorism, or any escalation or worsening of any such acts of war, sabotage, civil insurrection or terrorism threatened or pending as of the date of this Agreement (in each case, except to the extent such Effect affects Parent and its Subsidiaries in a disproportionate manner as compared to other companies that participate in the businesses that Parent and its Subsidiaries operate), (G) any hurricane, tornado, flood, tsunami, earthquake or other natural disaster or act of God (in each case, except to the extent such Effect affects Parent and its Subsidiaries in a disproportionate manner as compared to other companies that operate in the same industry sector as Parent and conduct substantially the same businesses that Parent and its Subsidiaries operate), (H) any litigation brought by any Person (whether derivatively in the name and in the right of Parent directly by any holder of Parent Common Stock or otherwise) alleging breach of fiduciary duty on the part of the Parent Board or any violation of Law in respect of this Agreement, the Mergers and the transactions contemplated hereby, (I) any action taken or omission to act by Parent or its controlled Affiliates that is expressly required by this Agreement or otherwise requested in writing by the Company, or (K) any breach, violation or non-performance of the Agreement by the Company of its obligations under this Agreement;

(ww) “Parent Option” means an option to purchase shares of Parent Common Stock granted under a Parent Equity Plan;

(xx) “Parent RSU Award” means an award of restricted stock units corresponding to shares of Parent Common Stock granted under a Parent Equity Plan;

(yy) “Parent Superior Proposal” means a bona fide, written Parent Alternative Proposal (except that references in the definition of “Parent Alternative Proposal” to “20% or more” shall be replaced by “100%” for purposes of this definition of “Parent Superior Proposal”) made by any Person or “group” (within the meaning of Section 13(d) of the Exchange Act) that the Parent Board determines in good faith, After Consultation, and after (i) taking into account all legal, regulatory and other aspects of such proposal and the reputation and transaction consummation history of the Person(s) or group making such proposal (including any break-up and expense reimbursement fees, conditions to consummation, and whether the transactions contemplated by the proposal are capable of being consummated on a reasonably timely basis in accordance with their terms), (ii) giving effect to any binding proposal made by the Company and considered and negotiated in good faith by Parent as required by Section 4.3(e), and (iii) taking into account the long-term value creation and financial benefits to the holders of Parent Common Stock expected to be derived from combining the businesses of the Company and Parent in the Mergers and the transactions contemplated by this Agreement, is more favorable from a financial point of view to Parent’s stockholders than the Mergers and the transactions contemplated by this Agreement, and is reasonably likely to receive all approvals required by any Governmental Entity, and for which, in the case of a proposal involving cash consideration, all requisite funds either are immediately available or will be fully committed upon the signing of a definitive agreement pursuant to written financing commitments from reputable commercial banks, lenders and other financing sources (and in respect of any such external financing, consummation of the transactions contemplated by such Parent Superior Proposal is not subject to any financing contingency, condition or “out”);

(zz) “Permitted Liens” means all liens, charges, encumbrances, mortgages, deeds of trust and security Contracts disclosed in the Company Filed SEC Documents or Parent Filed SEC Documents, as the case may be, together with the following (without duplication): (i) Liens imposed by Law, such as and mechanics and materialmen Liens, in each case for sums not yet overdue for a period of more than 30 days or being contested in good faith by appropriate proceedings or such other Liens arising out of judgments or awards against the Company or Parent or one of their respective Subsidiaries, as the case may be, with respect to which the Company or Parent, respectively, will then be proceeding with an appeal or other Action for review if adequate reserves with respect thereto are maintained on the books of the Company or Parent, as the case may be, in accordance with GAAP, (ii) Liens for Taxes, assessments or other governmental charges not yet overdue for a period of more than 30 days or payable or subject to penalties for nonpayment or which are being contested in good faith by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the Company or Parent, as the case may be, in accordance with GAAP, (iii) minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes (including operating Contracts), matters disclosed by a current survey, or zoning or other restrictions as to the use of the affected real property, which do not in the aggregate materially adversely affect the value of the leased property or materially impair their use in the operation of the business of the tenant, and (iv) leases, subleases, licenses and occupancy agreements by the Company or Parent, as the case may be, as landlord, sublandlord or licensor;

(aaa) “Person” means a natural person, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, Governmental Entity or other entity;

(bbb) “PPACA” means the Patient Protection and Affordable Care Act;

(ccc) “Related Person” means, with respect to any Person, (i) the former, current and future stockholders, Representatives, Affiliates and assignees of such Person and (ii) any former, current or future stockholder, Representative, Affiliate or assignee of any Person described in clause (i);

(ddd) “Release” means any release, spill, emission, leaking, pumping, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration of any Hazardous Material into or through the indoor or outdoor environment;

(eee) “Representative” means with respect to any Person, any direct or indirect Subsidiary of such Person, or any officer, director, employee, controlled Affiliate, investment banker, attorney, accountant or other agent, consultant, advisor or representative of such Person or any direct or indirect Subsidiary of such Person;

(fff) “Required Information” means: (i)(A) audited consolidated balance sheets and related statements of income, comprehensive income and cash flows of the Company for the three most recently completed fiscal years ended at least 60 days prior to the Closing Date prepared in accordance with GAAP, (B) unaudited interim consolidated balance sheets and related statements of income, comprehensive income and cash flows of the Company for each subsequent fiscal quarter ended at least 40 days prior to the Closing Date (but excluding any fourth quarter of any fiscal year) prepared in accordance with GAAP, in each case of the type and form required by SEC Regulation S-X for registered offerings of securities on Form S-3 (unless Parent is no longer eligible to use Form S-3, in which case Form S-1, or any successor forms thereto) under the Securities Act; and (ii) all audit reports, draft comfort letters (including “negative assurance comfort”), which the auditors are prepared to deliver solely upon completion of customary procedures, and other information of the Company that is reasonably available or readily obtainable, including any information reasonably necessary for the preparation of the pro forma financial statements by Parent, but only to the extent such pro forma financial information is required by SEC Regulation S-X for registered offerings of securities on Form S-3 (unless Parent is no longer eligible to use Form S-3, in which case Form S-1, or any successor forms thereto), provided that such other information is reasonably requested in writing by Parent and is of the type and only to the extent required by Regulation S-X and Regulation S-K of the SEC and other accounting rules and regulations of the SEC for registered offerings of securities on Form S-3 (unless Parent is no longer eligible to use Form S-3, in which case Form S-1, or any successor forms thereto), or that is customarily included in an offering memorandum for the private placement of high yield securities pursuant to Rule 144A promulgated under the Securities Act, all of the above which will be Compliant. (Required Information is understood not to include (A) pro forma financial statements or adjustments (including synergies, cost savings, ownership or other post closing adjustments) or projections, (B) any description of all or any portion of the Financing, including any “description of notes” or other information customarily provided by debt financing sources or its counsel, (C) risk factors relating to all or any component of the Financing, or (D) separate financial statements in respect of Subsidiaries, or (v) other information required by Rule 3-09, Rule 3-10 or Rule 3-16 of SEC Regulation S-X, any Compensation Discussion and Analysis required by Item 402(b) of SEC Regulation S-K, any information required by Items 10 through 14 of Form 10-K);

(ggg) “Rollover Restricted Stock Award” means any Company Restricted Stock Award granted pursuant to and in accordance with the terms set forth on Section 4.1(a)(ii) of the Company Disclosure Letter.

(hhh) “Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002;

(iii) “Securities Act” means the United States Securities Act of 1933;

(jjj) “Subsidiary” means, with respect to any Person, another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or others performing similar functions or, if there are no such voting interests, 50% or more of the equity interests of which is owned directly or indirectly by such first Person;

(kkk) “Tax” means all taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other similar charges imposed by any Governmental Entity, including any interest, additions to tax or penalties applicable thereto;

(lll) “Tax Return” means any returns, declarations, statements, claim for refund, election, estimate, reports, forms and information returns filed or required or permitted to be filed with any Taxing Authority, including any schedules or attachments thereto or any amendments thereof;

(mmm) “Taxing Authority” means any Governmental Entity responsible for the administration of any Taxes;

(nnn) “Three Rating Agencies” means, collectively, S&P, Moody’s and Fitch.

(ooo) “Trading Day” means a day on which shares of Parent Common Stock are traded on the NYSE;

(ppp) “Third Party” means any Person (or group of Persons) other than Parent or the Company or any of their respective Subsidiaries;

(qqq) “willful breach” means a material breach of this Agreement that is the consequence of an act or omission by a party with the actual knowledge that the taking of such act or failure to take such action would be a material breach of this Agreement.

(rrr) the following terms have the meanings defined elsewhere in this Agreement, as indicated below:

TERM	SECTION
Action	3.1(i)
Agreement	Preamble
Annual D&O Cap	5.4(b)
Antitrust Laws	3.1(b)(iv)
Anti-Corruption and Anti-Bribery Laws	3.2(q)(i)
Anti-Takeover Laws	5.9
Book-Entry Share	2.1(a)
Bridge Credit Facility	7.1(i)
Canceled Shares	2.1(e)
Cash Consideration	2.1(a)
Certificate	2.1(a)
Closing	1.2
Closing Date	1.2
Common Stock	2.1(a)
Company	Preamble
Company Adverse Recommendation Change	4.2(d)
Company Board	Recitals
Company Board Recommendation	3.1(b)(ii)
Company Bylaws	3.1(a)
Company Capital Stock	3.1(c)
Company Charter	3.1(a)
Company Disclosure Letter	3.1
Company Environmental Permits	3.1(p)
Company Equity Awards	2.1(b)(iv)
Company Expenses	5.5(e)
Company Filed SEC Documents	3.1
Company Financial Advisor	3.1(s)
Company Financial Statements	3.1(e)(ii)
Company Material Contracts	3.1(o)
Company Notes	5.13(e)
Company Permits	3.1(h)
Company Preferred Stock	3.1(c)
Company Qualifying Transaction	5.5(b)
Company SEC Documents	3.1(e)
Company Stockholder Approval	3.1(l)
Company Stockholders Meeting	5.1(b)
Debt Offer	5.13(e)
Debt Rating Failure	7.1(i)
DGCL	1.1
DTC	2.3(b)
Dissenting Shares	2.4
Divestiture Action	5.3(a)
Effect	8.3(o)
Enforceability Exception	3.1(b)
ERISA	3.1(j)
Exchange Agent	2.3(a)
Exchange Fund	2.3(a)
Existing Credit Facilities	3.2(r)
Final Purchase Date	2.1(c)

TERM	SECTION
Financing Conditions	3.2(r)
First Certificate of Merger	1.3
First Effective Time	1.3
First Merger	Recitals
First Surviving Corporation	1.1
Fitch	5.13(b)
Foreign Corrupt Practices Act	3.2(q)(i)
Form S-4	3.1(b)(iv)
Governmental Entity	3.1(b)(iv)
HSR Act	3.1(b)(iv)
Indemnified Parties	5.4(a)
Intended Tax Treatment	3.1(k)(iv)
Joint Proxy Statement	3.1(b)(iv)
Liens	3.1(b)(iii)
Measurement Date	3.1(c)
Merger Consideration	2.1(a)
Merger Sub	Preamble
Mergers	Recitals
Moody’s	5.13(b)
Multi- Employer Plan	3.1(j)(i)
New Plans	5.10(b)
OFAC	3.2(q)(i)
Offering Documents	5.13(e)
Old Plans	5.10(b)
Outside Date	7.1(b)(i)
Parent	Preamble
Parent Adverse Recommendation Change	4.3(d)
Parent Board	Recitals
Parent Board Recommendation	3.2(b)(ii)
Parent Bylaws	3.2(a)
Parent Capital Stock	3.2(c)
Parent Charter	3.2(a)
Parent Common Stock	2.1(a)
Parent Disclosure Letter	3.2
Parent Environmental Permits	3.2(m)
Parent Expenses	5.5(d)
Parent Filed SEC Documents	3.2
Parent Financial Advisors	3.2(o)
Parent Financial Statements	3.2(e)(ii)
Parent Material Contracts	3.2(v)
Parent Permits	3.2(h)(i)
Parent Preferred Stock	3.2(c)
Parent Qualifying Transaction	5.5(c)
Parent SEC Documents	3.2(e)
Parent Stockholder Approval	3.2(j)
Parent Stockholders Meeting	5.1(c)
Prohibited Commitment Letter Ammendments	5.13(c)
Representation Letters	5.8(b)
Required Consents	5.3(a)
Requisite Regulatory Approvals	6.1(c)
Restraints	6.1(d)

TERM	SECTION
S&P	5.13(b)
SEC	3.1
Second Certificate of Merger	1.3
Second Effective Time	1.3
Second Merger	Recitals
Section 262	2.4
Section 7.1(i) Company Termination Notice	7.1(i)
Share	2.1(a)
Stock Consideration	2.1(a)
Substitute Restricted Stock Award	2.1(b)(iii)
Successor Sub	Preamble
Tax Opinions	5.8(b)
Transaction Announcment	5.6
Transaction Litigation	5.14
Ultimate Surviving Corporation	1.1

8.4. Interpretation. When a reference is made in this Agreement to an Article, Section or Exhibit, such reference will be to an Article or Section of, or an Exhibit to, this Agreement, unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” The words “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase will not mean simply “if.” All terms defined in this Agreement will have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any Contract defined or referred to herein or in any Contract that is referred to herein means such Contract as from time to time amended, modified or supplemented, including by waiver or consent, unless otherwise specifically indicated. References to statutes will include all regulations promulgated thereunder and references to statutes or regulations will be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statue or regulation, including by succession of comparable successor statutes. References to a Person are also to its permitted successors and assigns. Unless otherwise specifically indicated, all references to “dollars” and “$” will be deemed references to the lawful money of the United States of America. Whenever a consent or approval of the Company or Parent is required under this Agreement, such consent or approval may be executed and delivered only by an executive officer of such party. All representations and warranties set forth in this Agreement are contractual in nature only and subject to the sole and exclusive remedies set forth herein. Any document, list or other item shall be deemed to have been “made available” to Parent or the Company, as applicable, for all purposes of this Agreement if such document, list or other item was posted in the electronic data room established by the Company or Parent, as applicable, in connection with the transactions contemplated hereby, or was set forth in a Company Filed SEC Document or Parent Filed SEC Document, as applicable, or a physical or electronic copy thereof was delivered or otherwise made available to the Company or Parent, as applicable, or their respective Representatives. Wherever in this Agreement reference is made to any determination of the Company Board or the Parent Board, as applicable, or reference is made to any action required to be made or taken by the Company or Parent pursuant to this Agreement through the Company Board or the Parent Board, as applicable, such references shall be deemed to further state and require (if not already expressly contained in such references) that such determination and/or action required to be made or taken by the Company Board or the Parent Board, as applicable, pursuant to this Agreement will be made and taken in good faith, After Consultation.

8.5. Counterparts; .pdf Signature. This Agreement may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties. This Agreement may be executed by.pdf signature and a .pdf signature will constitute an original for all purposes.

8.6. Entire Agreement; No Third-Party Beneficiaries; No Additional Representations. (a) This Agreement (including the documents, Exhibits and instruments referred to herein), taken together with the Confidentiality Agreement, the Company Disclosure Letter and the Parent Disclosure Letter, constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties hereto with respect to the Mergers and the other transactions contemplated by this Agreement. This Agreement, including the documents, Exhibits and other instruments referred to herein, are not intended to confer upon any Person other than the parties rights or remedies, except for (i) Section 5.4, which will inure to the benefit of the Indemnified Parties and the other Persons benefiting therefrom who are expressly intended to be third-party beneficiaries thereof and who may enforce the covenants contained therein, and (ii) Section 7.3, this Section 8.6(a), Section 8.9, Section 8.10(b) and Section 8.13, which will inure to the benefit of the Financing Sources and their respective successors, legal representatives and permitted assigns, all of whom are expressly intended to be third-party beneficiaries thereof and with respect to their rights thereunder.

(b) The parties hereto have voluntarily agreed to define their rights, liabilities and obligations respecting the Mergers exclusively in Contract pursuant to the express terms and provisions of this Agreement and the parties hereto expressly disclaim that they are owed any duties or are entitled to any remedies not expressly set forth in this Agreement. Furthermore, the parties each hereby acknowledge that this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s-length negotiations. All parties to this Agreement specifically acknowledge that no party has any special relationship with another party that would justify any expectation beyond that of an ordinary buyer and an ordinary seller in an arm’s-length transaction. The sole and exclusive remedies for any breach of the terms and provisions of this Agreement (including any representations and warranties set forth herein, made in connection herewith or as an inducement to enter into this Agreement) or any claim or cause of action otherwise arising out of or related to the acquisition of the Company or the other transactions contemplated by this Agreement or this Agreement will be those remedies available at law or in equity for breach of contract only (as such contractual remedies have been further expanded, limited or excluded pursuant to the express terms of this Agreement). The parties hereby agree that no party hereto will have any remedy or cause of action (whether in contract or in tort) for any statements, communications, disclosures, failures to disclose, representations or warranties not set forth in this Agreement. The parties acknowledge and agree that, except as expressly set forth in this Agreement, none of the Company, Parent or any other Person has made any representation or warranty, expressed or implied, as to the respective businesses of the Company and Parent, or the accuracy or completeness of any information regarding such businesses furnished or made available to the parties.

8.7. GOVERNING LAW; THIS AGREEMENT, AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT, TORT OR OTHERWISE) THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE TO THIS AGREEMENT, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT (INCLUDING ANY CLAIM OR CAUSE OF ACTION BASED UPON, ARISING OUT OF OR RELATED TO ANY REPRESENTATION OR WARRANTY MADE IN OR IN CONNECTION WITH THIS AGREEMENT OR AS AN INDUCEMENT OR CONDITION TO ENTER INTO THIS AGREEMENT), WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL SUBSTANTIVE AND PROCEDURAL LAWS OF THE STATE OF DELAWARE APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, BUT WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES OF SUCH STATE.

8.8. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement will be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the Company and Parent. Any purported assignment in violation of the preceding sentence will be void. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

8.9. Specific Enforcement. Notwithstanding anything to contrary in this Agreement, express or implied, the parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that the parties to this Agreement will be entitled to an injunction or injunctions and other equitable relief to prevent breaches of this Agreement and to enforce specifically the performance of terms and provisions of this Agreement in any court referred to in Section 8.10, without proof of actual damages (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach. Notwithstanding anything in this Agreement to the contrary (including this Section 8.9), the parties acknowledge and agree that, in the event of a Debt Rating Failure, the Company will not have the right to specific performance or other equitable remedies to enforce Parent’s, Merger Sub’s or Successor Sub’s obligation to proceed to the Closing (but only if Parent, Merger Sub and Successor Sub shall have complied in all material respects with its covenants, agreements and obligations set forth in Section 5.13). For the avoidance of doubt, in the event the Parent shall fail to obtain Financing (other than as a result of a Debt Rating Failure), the Company shall have the right to specific performance or other equitable remedies to enforce Parent’s, Merger Sub’s or Successor Sub’s obligation to proceed to the Closing. To the extent any party hereto brings any Action to enforce specifically the performance of the terms and provisions of this Agreement when available to such party pursuant to the terms of this Agreement, the Outside Date will automatically be extended by the amount of time during which such action is pending, plus 20 Business Days, or (such other time period established by the court presiding over such Action.)

8.10. Venue; Waiver of Trial by Jury. (a) Each of the parties hereto (i) irrevocably submits itself to the personal jurisdiction of all state and federal courts in the State of Delaware, including to the jurisdiction of all courts to which an appeal may be taken from such courts, in any dispute arising out of or relating to this Agreement, the Mergers, or any of the transactions contemplated by this Agreement or any facts and circumstances leading to its execution or performance, (ii) agrees that all claims in respect of any such proceeding must be brought, heard and determined exclusively in the Court of Chancery of the State of Delaware (provided that, in the event subject matter jurisdiction is declined by or unavailable in the Court of Chancery of the State of Delaware, then such dispute will be heard and determined exclusively in any other state or federal court sitting in the State of Delaware), (iii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iv) agrees that it will not bring any action relating to this Agreement, the Mergers or any of the other transactions contemplated by this Agreement in any other court and (v) waives any defense of inconvenient forum to the maintenance of any proceeding so brought. The parties agree that a final judgment in any such dispute will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. Each of the parties agrees to waive any bond, surety or other security that might be required of any other party with respect to any such dispute, including any appeal thereof.

(b) Notwithstanding the provisions of Section 8.10(a) and without limiting the provisions of Section 8.13, the Company (i) agrees that it will not, and will not permit its Affiliates to, bring or support any Action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity and whether in contract or in tort or otherwise, against the Financing Sources in any way related to this Agreement or any of the transactions contemplated by this Agreement (including any dispute arising out of or relating to the Financing or the performance thereof) in any forum other than the United States District Court for the Southern District of New York or the Supreme Court of the State of New York, New York County, located in the Borough of Manhattan or, in either case, any appellate court thereof, (ii) agrees that any such Action will be governed by the laws of the State of New York, (iii) agrees to waive and hereby waives, irrevocably and unconditionally, any right to a trial by jury in any such Action and (iv) agrees to waive and hereby waives, to the fullest extent permitted by law, any objection which such party may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such Action in any such court.

(c) Each of the parties agrees that service of any process, summons, notice or document in accordance with Section 8.2 (Notices) will be effective service of process for any proceeding brought against it by the other party in connection with Section 8.10(a); provided, however, that nothing contained herein will affect the right of any party to serve legal process in any other manner permitted by applicable Law. Notwithstanding the foregoing, the consents to jurisdiction set forth in this Section 8.10(c) will not constitute general consents to service of process in the State of Delaware and will have no effect for any purpose except as provided in this Section 8.10(c) and will not be deemed to confer rights on any Person other than the parties.

(d) EACH OF THE PARTIES HERETO HEREBY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ALL RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS OR THE FACTS OR CIRCUMSTANCES LEADING TO ITS EXECUTION OR PERFORMANCE. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO PARTY OR REPRESENTATIVE OR AFFILIATE THEREOF HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (III) IT MAKES SUCH WAIVER KNOWINGLY AND VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS PARAGRAPH.

8.11. Headings, etc. The headings and table of contents contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

8.12. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as either the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party or such party waives its rights under this Section 8.12 with respect thereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

8.13. Liability of Financing Sources. Notwithstanding anything to the contrary contained herein, the Company agrees that it will not have any rights or claims against any Financing Source (in their capacity as such) in connection with this Agreement, the Financing or the transactions contemplated hereby or thereby, and no Financing Source will have any rights or claims against the Company or any of its Affiliates or Representatives in connection with this Agreement, the Financing or the transactions contemplated hereby or thereby, whether at law or in equity, in Contract, tort or otherwise.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

JARDEN CORPORATION

By:	/s/ Ian G. H. Ashken
Name: Ian G. H. Ashken
Title: Vice Chairman and President

NEWELL RUBBERMAID INC.

By:	/s/ Michael B. Polk
Name: Michael B. Polk
Title: President and Chief Executive Officer

NCPF ACQUISITION CORP. I

By:	/s/ Bradford R. Turner
Name: Bradford R. Turner
Title: President

NCPF ACQUISITION CORP. II

By:	/s/ Bradford R. Turner
Name: Bradford R. Turner
Title: President

[Signature Page to the Agreement and Plan of Merger]

Annex B

PERSONAL AND CONFIDENTIAL

December 13, 2015

Board of Directors

Newell Rubbermaid Inc.

3 Glenlake Parkway

Atlanta, GA 30328

Ladies and Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to Newell Rubbermaid Inc. (the “Company”) of the Consideration (as defined below) to be paid by the Company for each share of common stock, par value $0.01 per share (the “Jarden Common Stock”), of Jarden Corporation (“Jarden”) pursuant to the Agreement and Plan of Merger, dated as of December 13, 2015 (the “Agreement”), by and among NCPF Acquisition Corp. I (“Merger Sub”), NCPF Acquisition Corp. II, each a wholly owned subsidiary of the Company, the Company and Jarden. Pursuant to the Agreement, Merger Sub will be merged with and into Jarden and each outstanding share of Jarden Common Stock will be converted into $21.00 in cash (the “Cash Consideration”) and 0.862 shares of common stock, par value $1.00 per share (the “Company Common Stock”), of the Company (the “Stock Consideration”; taken in the aggregate with the Cash Consideration, the “Consideration”).

Goldman, Sachs & Co. and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman, Sachs & Co. and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, Jarden and any of their respective affiliates and third parties, or any currency or commodity that may be involved in the transactions contemplated by the Agreement (the “Transaction”). We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Transaction, all of which are contingent upon consummation of the Transaction, and the Company has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. At your request, an affiliate of Goldman, Sachs & Co. has entered into financing commitments and agreements to provide the Company with debt financing and liability management services in connection with the consummation of the Transaction, in each case subject to the terms of such commitments and agreements and pursuant to which such affiliate expects to receive compensation. We have provided certain financial advisory and/or underwriting services to the Company and/or its affiliates from time to time for which our Investment Banking Division has received, and may receive, compensation, including having acted as co-manager with respect to the Company’s issuance of 2.875% Notes due 2019 (aggregate principal amount $350,000,000) and 4.000% Notes due 2024 (aggregate principal amount $500,000,000) in November 2014. We may also in the future provide financial advisory and/or underwriting services to the Company, Jarden and their respective affiliates for which our Investment Banking Division may receive compensation.

In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company and Jarden for the five fiscal years ended December 31, 2014; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company and Jarden; certain other communications from the Company and Jarden to their respective stockholders; certain publicly available research analyst reports for the Company and Jarden; certain internal financial analyses and forecasts for Jarden prepared by its management; and certain internal financial analyses and forecasts for the Company and certain financial analyses and forecasts for Jarden, in each case, as prepared by the management of the Company and approved for our use by the Company (the “Forecasts”), including certain operating synergies projected by the management of the Company to result from the Transaction, as approved for our use by the Company (the “Synergies”). We have also held discussions with members of the senior managements of the Company and Jarden regarding their assessment of the past and current business operations, financial condition and future prospects of Jarden and with the members of senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company and the strategic rationale for, and the potential benefits of, the Transaction; reviewed the reported price and trading activity for the shares of Company Common Stock and the shares of Jarden Common Stock; compared certain financial and stock market information for the Company and Jarden with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the consumer packaged goods industry and in other industries; and performed such other studies and analyses, and considered such other factors, as we deemed appropriate.

For purposes of rendering this opinion, we have, with your consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, us, without assuming any responsibility for independent verification thereof. In that regard, we have assumed with your consent that the Forecasts and the Synergies, have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. We have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or Jarden or any of their respective subsidiaries and we have not been furnished with any such evaluation or appraisal. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or Jarden or on the expected benefits of the Transaction in any way meaningful to our analysis. We also have assumed that the Transaction will be consummated on the terms set forth in the Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis.

Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. This opinion addresses only the fairness from a financial point of view to the Company, as of the date hereof, of the Consideration to be paid by the Company for each outstanding share of Jarden Common Stock pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transaction or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into or amended in connection with the Transaction, including, the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company or Jarden, or any class of such persons in connection with the Transaction, whether relative to the Consideration to be paid by the Company for each outstanding share of Jarden Common Stock pursuant to the Agreement or otherwise. We are not expressing any opinion as to the prices at which shares of Company Common Stock will trade at any time or as to the impact of the Transaction on the solvency or viability of the Company or Jarden or the ability of the Company or Jarden to pay their respective obligations when they come due. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of shares of Company Common Stock should vote with respect to such Transaction or any other matter. This opinion has been approved by a fairness committee of Goldman, Sachs & Co.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be paid by the Company for each outstanding share of Jarden Common Stock pursuant to the Agreement is fair from a financial point of view to the Company.

Very truly yours,

/s/ GOLDMAN, SACHS & CO.
(GOLDMAN, SACHS & CO.)

Annex C

Centerview Partners LLC

31 West 52nd Street

New York, NY 10019

December 13, 2015

The Board of Directors

Newell Rubbermaid Inc.

3 Glenlake Parkway

Atlanta, GA 30328

The Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to Newell Rubbermaid Inc., a Delaware corporation (“Newell Rubbermaid”), of the Consideration (as defined below) to be paid by Newell Rubbermaid in the Merger (as defined below) pursuant to the Agreement and Plan of Merger (the “Agreement”), proposed to be entered into by and among NCPF Acquisition Corp. I (“Merger Sub”), NCPF Acquisition Corp. II (“Successor Sub”), each a Delaware corporation and a wholly owned subsidiary of Newell Rubbermaid, Newell Rubbermaid and Jarden Corporation, a Delaware corporation (“Jarden”). The Agreement provides that Merger Sub will be merged with and into Jarden and each issued and outstanding share of common stock, par value $0.01 per share, of Jarden (the “Jarden Common Stock”) immediately prior to the effective time of the merger (other than Dissenting Shares and Canceled Shares (each as defined in the Agreement) will be converted into the right to receive a unit consisting of (i) $21.00 in cash (the “Cash Consideration”) and (ii) 0.862 shares of common stock, par value $1.00 per share (the “Newell Rubbermaid Common Stock”), of Newell Rubbermaid (the “Stock Consideration”, and taken together (and not separately) with the Cash Consideration, the “Consideration”) and, immediately thereafter, Jarden will be merged with and into Successor Sub (collectively, the “Merger” and, collectively with the transactions contemplated by the Agreement, the “Transaction”).

We have acted as financial advisor to the Board of Directors of Newell Rubbermaid for purposes of undertaking a fairness evaluation with respect to the Transaction. We will receive a fee for our services in connection with the Transaction, a portion of which is payable upon the rendering of this opinion, a portion of which is payable on or prior to June 30, 2016 and a substantial portion of which is contingent upon the consummation of the Transaction. In addition, Newell Rubbermaid has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement.

We are a securities firm engaged directly and through affiliates and related persons in a number of investment banking, financial advisory and merchant banking activities. In the past two years, we have not provided investment banking or other services to Newell Rubbermaid or Jarden for which we have received any compensation. We may provide investment banking and other services to or with respect to Newell Rubbermaid

31 WEST 52ND STREET, 22ND FLOOR, NEW YORK, NY 10019

PHONE: (212) 380-2650    FAX: (212) 380-2651    WWW.CENTERVIEWPARTNERS.COM

NEW YORK        •        LONDON        •        SAN FRANCISCO        •        LOS ANGELES

The Board of Directors

Newell Rubbermaid Inc.

December 13, 2015

or Jarden or their respective affiliates in the future, for which we may receive compensation. Certain (i) of our and our affiliates’ directors, officers, members and employees, or family members of such persons, (ii) of our affiliates or related investment funds and (iii) investment funds or other persons in which any of the foregoing may have financial interests or with which they may co-invest, may at any time acquire, hold, sell or trade, in debt, equity and other securities or financial instruments (including derivatives, bank loans or other obligations) of, or investments in, Newell Rubbermaid, Jarden or any of their respective affiliates, or any other party that may be involved in the Transaction.

In connection with this opinion, we have reviewed, among other things: (i) an execution version of the Agreement; (ii) Annual Reports on Form 10-K of each of Newell Rubbermaid and Jarden for the years ended December 31, 2014, December 31, 2013 and December 31, 2012; (iii) certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Newell Rubbermaid and Jarden; (iv) certain publicly available research analyst reports for Newell Rubbermaid and Jarden; (v) certain other communications from Newell Rubbermaid and Jarden to their respective stockholders; (vi) certain internal information relating to the business, operations, earnings, cash flow, assets, liabilities and prospects of Newell Rubbermaid, including certain financial forecasts, analyses and projections relating to Newell Rubbermaid prepared by management of Newell Rubbermaid and furnished to us by Newell Rubbermaid for purposes of our analysis (the “Newell Rubbermaid Forecasts”) (collectively, the “Newell Rubbermaid Internal Data”); (vii) certain internal information relating to the business, operations, earnings, cash flow, assets, liabilities and prospects of Jarden, including certain financial forecasts, analyses and projections relating to Jarden prepared by management of Jarden and Newell Rubbermaid and furnished to us by Newell Rubbermaid for purposes of our analysis (the “Jarden Forecasts”) (collectively, the “Jarden Internal Data”); and (viii) and certain cost savings and operating synergies projected by the management of Newell Rubbermaid to result from the Transaction furnished to us by Newell Rubbermaid for purposes of our analysis (the “Synergies”)). We have conducted discussions with members of the senior management and representatives of Newell Rubbermaid and Jarden regarding their assessment of the Newell Rubbermaid Internal Data (including, without limitation, the Newell Rubbermaid Forecasts), the Jarden Internal Data (including, without limitation, the Jarden Forecasts) and the Synergies, as appropriate, and the strategic rationale for the Transaction. In addition, we reviewed publicly available financial and stock market data, including valuation multiples, for Newell Rubbermaid and Jarden and compared that data with similar data for certain other companies, the securities of which are publicly traded, in lines of business that we deemed relevant. We also compared certain of the proposed financial terms of the Transaction with the financial terms, to the extent publicly available, of certain other transactions that we deemed relevant and conducted such other financial studies and analyses and took into account such other information as we deemed appropriate.

We have assumed, without independent verification or any responsibility therefor, the accuracy and completeness of the financial, legal, regulatory, tax, accounting and other information supplied to, discussed with, or reviewed by us for purposes of this opinion and have, with your consent, relied upon such information as being complete and accurate. In that regard, we have assumed, at your direction, that the Newell Rubbermaid Internal Data (including, without limitation, the Newell Rubbermaid Forecasts), the Jarden Forecasts and the Synergies have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Newell Rubbermaid as to the matters covered thereby and that the Jarden Internal Data (including, without limitation, the Jarden Forecasts) have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Jarden as to the matters covered thereby, and we have relied, at your direction, on the Newell Rubbermaid Internal Data (including, without limitation, the Newell Rubbermaid Forecasts), the Jarden Internal Data (including, without limitation, the Jarden Forecasts) and the Synergies for purposes of our analysis and this opinion. We express no view or opinion as to the Newell Rubbermaid Internal Data (including, without limitation, the Newell Rubbermaid Forecasts), the Jarden Internal

The Board of Directors

Newell Rubbermaid Inc.

December 13, 2015

Data (including, without limitation, the Jarden Forecasts) or the assumptions on which they are based. In addition, at your direction, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet or otherwise) of Newell Rubbermaid or Jarden, nor have we been furnished with any such evaluation or appraisal, and we have not been asked to conduct, and did not conduct, a physical inspection of the properties or assets of Newell Rubbermaid or Jarden. We have assumed, at your direction, that the final executed Agreement will not differ in any respect material to our analysis or this opinion from the execution version reviewed by us. We have also assumed, at your direction, that the Transaction will be consummated on the terms set forth in the Agreement and in accordance with all applicable laws and other relevant documents or requirements, without delay or the waiver, modification or amendment of any term, condition or agreement, the effect of which would be material to our analysis or this opinion and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Transaction, no delay, limitation, restriction, condition or other change, including any divestiture requirements or amendments or modifications, will be imposed, the effect of which would be material to our analysis or this opinion. We have not evaluated and do not express any opinion as to the solvency or fair value of Newell Rubbermaid or Jarden, or the ability of Newell Rubbermaid or Jarden to pay their respective obligations when they come due, or as to the impact of the Transaction on such matters, under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. We are not legal, regulatory, tax or accounting advisors, and we express no opinion as to any legal, regulatory, tax or accounting matters.

We express no view as to, and our opinion does not address, Newell Rubbermaid’s underlying business decision to proceed with or effect the Transaction, or the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available to Newell Rubbermaid or in which Newell Rubbermaid might engage. This opinion is limited to and addresses only the fairness, from a financial point of view, as of the date hereof, to Newell Rubbermaid of the Consideration to be paid by Newell Rubbermaid in the Merger pursuant to the Agreement. We have not been asked to, nor do we express any view on, and our opinion does not address, any other term or aspect of the Agreement or the Transaction, including, without limitation, the structure or form of the Transaction, or any other agreements or arrangements contemplated by the Agreement or entered into in connection with or otherwise contemplated by the Transaction, including, without limitation, the fairness of the Transaction or any other term or aspect of the Transaction to, or any consideration to be received in connection therewith by, or the impact of the Transaction on, the holders of any class of securities, creditors or other constituencies of Newell Rubbermaid or any other party. In addition, we express no view or opinion as to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to be paid or payable to any of the officers, directors or employees of Newell Rubbermaid or any party, or class of such persons in connection with the Transaction, whether relative to the Consideration to be paid in the Merger pursuant to the Agreement or otherwise. Our opinion is necessarily based on financial, economic, monetary, currency, market and other conditions and circumstances as in effect on, and the information made available to us as of, the date hereof, and we do not have any obligation or responsibility to update, revise or reaffirm this opinion based on circumstances, developments or events occurring after the date hereof. We express no view or opinion as to what the value of Newell Rubbermaid Common Stock actually will be when issued pursuant to the Transaction or the prices at which the Jarden Common Stock or Newell Rubbermaid Common Stock will trade or otherwise be transferable at any time, including following the announcement or consummation of the Transaction. Our opinion does not constitute a recommendation to any stockholder of Newell Rubbermaid or any other person as to how such stockholder or other person should vote with respect to the Merger or otherwise act with respect to the Transaction or any other matter.

Our financial advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of Newell Rubbermaid (in their capacity as directors and not in any other

The Board of Directors

Newell Rubbermaid Inc.

December 13, 2015

capacity) in connection with and for purposes of its consideration of the Transaction. The issuance of this opinion was approved by the Centerview Partners LLC Fairness Opinion Committee.

Based upon and subject to the foregoing, including the various assumptions made, procedures followed, matters considered, and qualifications and limitations set forth herein, we are of the opinion, as of the date hereof, that the Consideration to be paid by Newell Rubbermaid in the Merger pursuant to the Agreement is fair, from a financial point of view, to Newell Rubbermaid.

Very truly yours,

/s/ CENTERVIEW PARTNERS LLC
CENTERVIEW PARTNERS LLC

Annex D

745 Seventh Avenue New York, NY 10019 United States

December 14, 2015

Board of Directors

Jarden Corporation

1800 North Military Trail

Boca Raton, FL 33431

Members of the Board of Directors:

We understand that Jarden Corporation (the “Company”) intends to enter into a transaction (the “Proposed Transaction”) with Newell Rubbermaid Inc. (“Newell”) pursuant to which (i) NCPF Acquisition Corp. I, a wholly owned subsidiary of Newell (“Merger Sub”), will merge with and into the Company, with the Company being the surviving corporation; (ii) immediately thereafter, the Company will merge with and into NCPF Acquisition Corp. II, a wholly owned subsidiary of Newell (“Successor Sub”), with Successor Sub being the ultimate surviving corporation; and (iii) each of the shares of common stock of the Company, par value $0.01 per share, issued and outstanding (other than the Dissenting Shares (as defined in the Agreement referred to below)) will be converted into the right to receive (a) $21.00 in cash per share (the “Cash Consideration”) and (b)0.862 shares of common stock of Newell, par value $0.01 per share (the “Stock Consideration” and, together with the Cash Consideration, the “Merger Consideration”). The terms and conditions of the Proposed Transaction are set forth in more detail in the Agreement and Plan of Merger, dated as of December 13, 2015 (the “Agreement”), by and among the Company, Newell, Merger Sub and Successor Sub. The summary of the Proposed Transaction set forth above is qualified in its entirety by the terms of the Agreement.

We have been requested by the Board of Directors of the Company to render our opinion with respect to the fairness, from a financial point of view, to the Company’s stockholders of the Merger Consideration to be offered to such stockholders in the Proposed Transaction. We have not been requested to opine as to, and our opinion does not in any manner address, the Company’s underlying business decision to proceed with or effect the Proposed Transaction or the likelihood of consummation of the Proposed Transaction. Our opinion does not address the relative merits of the Proposed Transaction as compared to any other transaction or business strategy in which the Company might engage. In addition, we express no opinion on, and our opinion does not in any manner address, the fairness of the amount or the nature of any compensation to any officers, directors or employees of any parties to the Proposed Transaction, or any class of such persons, relative to the Merger Consideration to be offered to the stockholders of the Company in the Proposed Transaction.

In arriving at our opinion, we reviewed and analyzed: (1) the Agreement, dated as of December 13, 2015, and the specific terms of the Proposed Transaction; (2) publicly available information concerning the Company that we believe to be relevant to our analysis, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2014, Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, June 30 and September 30, 2015, proxy statement dated April 20, 2015 and recent investor presentations dated November 19, 2015 and October 14, 2015; (3) publicly available information concerning Newell that we believe to be relevant to our analysis, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2014, Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, June 30 and September 30, 2015 and recent investor presentations dated November 17, 2015, September 8, 2015 and June 9, 2015; (4) financial and operating information with respect to the business, operations and prospects of the Company furnished to us by the Company, including financial projections of the Company prepared by management of the Company (the “Company Projections”); (5) financial and operating information with respect to the business, operations and prospects of Newell furnished to us by Newell, including financial projections of Newell prepared by the management of Newell (the “Newell Projections”) and reviewed and adjusted by management of the Company (as so adjusted, the “Newell Adjusted Projections”); (6) a trading history of the Company’s common stock and Newell’s common stock from December 10, 2014 to December 9, 2015; (7) a comparison of the historical financial results and present financial condition of the Company and Newell with each other and with those of other companies that we deemed relevant; (8) a comparison of the financial terms of the Proposed Transaction with the financial terms of certain other recent transactions that we deemed relevant; (9) the pro forma impact of the Proposed Transaction on the future financial performance of the combined company, including cost savings, operating synergies and other strategic benefits expected by the management of Newell to result from a combination of the businesses as adjusted, extrapolated, and approved for use, in each case, by the Company (the “Expected Synergies”); (10) published estimates of independent research analysts with respect to the future financial performance and price targets of the Company; (11) published estimates of independent research analysts with respect to the future financial performance and price targets of Newell; and (12) the relative contributions of the Company and Newell to the historical and future financial performance of the combined company on a pro forma basis based on the Company Projections and the Newell Adjusted Projections with respect to future performance. In addition, we have had discussions with the management of the Company concerning its business, operations, assets, liabilities, financial condition and prospects and have undertaken such other studies, analyses and investigations as we deemed appropriate.

In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without any independent verification of such information (and have not assumed responsibility or liability for any independent verification of such information) and have further relied upon the assurances of the management of the Company that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the Company Projections, upon the advice of the Company, we have assumed that such Company Projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company and that the Company will perform substantially in accordance with such Company Projections. With respect to the Newell Projections and the Newell Adjusted Projections, upon the advice of the Company, we have assumed that the Newell Projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Newell as to the future financial performance of Newell, that the adjustments by management of the Company in the Newell Adjusted Projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of management of the Company as to the future financial performance of Newell and that Newell will perform substantially in accordance with such Newell Adjusted Projections. Furthermore, upon the advice of the Company, we have assumed that the amounts and timing of the Expected Synergies from the combination of the businesses are reasonable and that the Expected Synergies will be realized in accordance with such estimates.

We assume no responsibility for and we express no view as to any such projections or estimates or the assumptions on which they are based. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of the Company or the properties and facilities of Newell and have not made or obtained any evaluations or appraisals of the assets or liabilities of the Company or Newell. In addition, we have been informed by the Company that it has not solicited, and you have not authorized us to solicit and we have not solicited, any indications of interest from any third party with respect to the purchase of all or a part of the Company’s business or capital stock. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter. We assume no responsibility for updating or revising our opinion based on events or circumstances that may occur after the date of this letter. We express no opinion as to (i) the prices at which shares of common stock of the Company would trade following the announcement of the Proposed Transaction or at which shares of common stock of Newell would trade following the announcement or consummation of the Proposed Transaction or (ii) the credit ratings of the combined company on a pro forma basis at any time following the announcement or consummation of the Proposed Transaction. Our opinion should not be viewed as providing any assurance that the market value of the shares of common stock of Newell to be held by the stockholders of the Company after the consummation of the Proposed Transaction will be in excess of the market value of common stock of the Company owned by such stockholders at any time prior to the announcement or consummation of the Proposed Transaction.

We have assumed the accuracy of the representations and warranties contained in the Agreement and all agreements related thereto. We have also assumed, upon the advice of the Company, that all material governmental, regulatory and third party approvals, consents and releases for the Proposed Transaction will be obtained within the constraints contemplated by the Agreement and that the Proposed Transaction will be consummated in accordance with the terms of the Agreement without waiver, modification or amendment of any material term, condition or agreement thereof. We do not express any opinion as to any tax or other consequences that might result from the Proposed Transaction, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand that the Company has obtained such advice as it deemed necessary from qualified professionals.

Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the Merger Consideration to be offered to the stockholders of the Company in the Proposed Transaction is fair to such stockholders.

We have acted as financial advisor to the Company in connection with the Proposed Transaction and will receive fees for our services, a portion of which is payable upon rendering this opinion and a substantial portion of which is contingent upon the consummation of the Proposed Transaction. In addition, the Company has agreed to reimburse our expenses and indemnify us for certain liabilities that may arise out of our engagement. We have performed various investment banking and financial services for the Company and Newell in the past, and expect to perform such services in the future, and have received, and expect to receive, customary fees for such services. Specifically, since January 1, 2012, we have performed the following investment banking and financial services: (A) for the Company, (i) lead left bookrunner on a follow-on equity offering in October 2015; (ii) lead left bookrunner on a senior notes offering and joint lead arranger and joint lead bookrunner on a senior secured term loan in October 2015 and (iii) lead left arranger and administrative agent on term loan facilities in July 2015; (iv) lead left bookrunner on a follow-on equity offering in July 2015; (v) lead left bookrunner on a senior notes offering in June 2014; (vi) lead left bookrunner on a senior subordinated convertible notes offering in March 2014; (vii) sole lead arranger and administrative agent for a senior secured term loan in October 2013; (viii) lead left bookrunner on a follow-on equity offering in September 2013; (ix) lead left bookrunner on a senior subordinated convertible notes offering in June 2013; (x) dealer manager for a senior notes tender offer in March 2013; (xi) lead arranger for a credit facilities refinancing in March 2013; (xii) lead counterparty and structuring agent for an accelerated share repurchase in February 2013; (xiii) lead left bookrunner for a senior subordinated convertible notes offering in September 2012; (xiv) sole dealer manager for a modified Dutch auction tender offer in March 2012; (xv) sole lead arranger and joint bookrunner for senior secured credit facilities in February 2012 and (xvi) various hedging and other risk management services; and (B) for Newell, (i) lead left bookrunner on a senior notes offering and joint dealer manager on a tender offer in November 2014, (ii) active bookrunner and billing and delivery agent on a senior notes offering in December 2012, (iii) various hedging and other risk management services.

Barclays Capital Inc. and its affiliates engage in a wide range of businesses from investment and commercial banking, lending, asset management and other financial and non-financial services. In the ordinary course of our business, we and our affiliates may actively trade and effect transactions in the equity, debt and/or other securities (and any derivatives thereof) and financial instruments (including loans and other obligations) of the Company and Newell for our own account and for the accounts of our customers and, accordingly, may at any time hold long or short positions and investments in such securities and financial instruments.

This opinion, the issuance of which has been approved by our Fairness Opinion Committee, is for the use and benefit of the Board of Directors of the Company and is rendered to the Board of Directors in connection with its consideration of the Proposed Transaction. This opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Proposed Transaction.

Very truly yours,

/S/ BARCLAYS CAPITAL INC.

BARCLAYS CAPITAL INC.

Annex E

SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title and, subject to paragraph (b)(3) of this section, § 251(h) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 251(h), § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) In the event of an amendment to a corporation’s certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation,” and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation.”

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the tender or exchange offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the tender or exchange offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext
Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on April 14, 2016.
Vote by Internet
• Go to www.envisionreports.com/JAH • Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	• Follow the instructions provided by the recorded message

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE  ▼

BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A	Proposals —	The Board of Directors recommends a vote FOR Proposals 1, 2 and 3.

		For	Against	Abstain			For	Against	Abstain

1.	To adopt the Agreement and Plan of Merger, dated as of December 13, 2015 by and among Newell Rubbermaid Inc., a Delaware corporation, and Jarden Corporation, a Delaware corporation (as it may be amended from time to time)	☐	☐	☐	2.	To approve, on a non-binding, advisory basis the merger-related compensation proposal	☐	☐	☐

3.	To consider and vote on the proposal to approve one or more adjournments of the special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the merger agreement at the time of the special meeting	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance
		Mark the box to the right if you plan to attend the Jarden Special Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. If a corporation or partnership, please sign in corporate or partnership name by an authorized person.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

YOUR VOTE IS IMPORTANT

Regardless of whether you plan to attend the Special Meeting of Stockholders,

you can be sure your shares are represented at the meeting by promptly voting your shares via Internet or telephone, or by returning your proxy in the enclosed envelope.

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE  ▼ BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — Jarden Corporation

Special Meeting of Stockholders — April 15, 2016

This Proxy Solicited on Behalf of the Board of Directors

I (we) hereby authorize Martin E. Franklin, Ian G.H. Ashken and John E. Capps, or any one of them, with full power of substitution, as attorneys and proxies, to appear and vote as designated on the reverse side, all shares of Common Stock of Jarden Corporation held of record by me (us) on March 1, 2016 at the Special Meeting of Stockholders to be held on April 15, 2016 at the offices of Greenberg Traurig, P.A., 401 East Las Olas Boulevard, Suite 2000, Fort Lauderdale, Florida 33301 and any adjournments or postponements thereof, and upon any and all matters which may properly be brought before the meeting or any adjournments or postponements thereof, thereby revoking all former proxies.

Shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the proxies will have authority to vote FOR Proposals 1, 2 and 3. This proxy confers discretionary authority in respect to matters not known or determined at the time of the mailing of the Notice of the Special Meeting of Stockholders to the above stockholder.

(Items to be voted appear on reverse side.)